FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-227446-11

PROSPECTUS

$592,494,000 (Approximate)

Morgan Stanley Capital I Trust 2020-HR8
(Central Index Key Number 0001816861)

as Issuing Entity

Morgan Stanley Capital I Inc.
(Central Index Key Number 0001547361)

as Depositor

Morgan Stanley Mortgage Capital Holdings LLC
(Central Index Key Number 0001541557)

Argentic Real Estate Finance LLC
(Central Index Key Number 0001624053)

Starwood Mortgage Capital LLC
(Central Index Key Number 0001548405)

Barclays Capital Real Estate Inc.
(Central Index Key Number 0001549574)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2020-HR8

Morgan Stanley Capital I Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2020-HR8 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered certificates listed under “Summary of Certificates”) represent the ownership interests in the issuing entity, which will be a New York common law trust named Morgan Stanley Capital I Trust 2020-HR8. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in August 2020. The rated final distribution date for the certificates is the distribution date in July 2053.

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass- Through Rate	Pass- Through Rate Description	Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description
Class A-1	$11,100,000	0.9320%	Fixed(5)	Class A-4-X2(6)	$0(6)	1.0000%	Fixed IO(6)
Class A-SB	$16,500,000	1.9250%	Fixed(5)	Class X-A	$483,668,000(7)	1.9733%	Variable(8)
Class A-3(6)	$145,000,000(6)	1.7900%	Fixed(5)(6)	Class X-B	$108,826,000(7)	1.0043%	Variable(8)
Class A-3-1(6)	$0(6)	1.2900%	Fixed(6)	Class A-S(6)	$36,275,000(6)	2.2980%	Fixed(5)(6)
Class A-3-2(6)	$0(6)	0.7900%	Fixed(6)	Class A-S-1(6)	$0(6)	1.7980%	Fixed(6)
Class A-3-X1(6)	$0(6)	0.5000%	Fixed IO(6)	Class A-S-2(6)	$0(6)	1.2980%	Fixed(6)
Class A-3-X2(6)	$0(6)	1.0000%	Fixed IO(6)	Class A-S-X1(6)	$0(6)	0.5000%	Fixed IO(6)
Class A-4(6)	$311,068,000(6)	2.0410%	Fixed(5)(6)	Class A-S-X2(6)	$0(6)	1.0000%	Fixed IO(6)
Class A-4-1(6)	$0(6)	1.5410%	Fixed(6)	Class B	$36,276,000	2.7040%	Fixed(5)
Class A-4-2(6)	$0(6)	1.0410%	Fixed(6)	Class C	$36,275,000	3.7140%	Fixed/WAC Cap(5)
Class A-4-X1(6)	$0(6)	0.5000%	Fixed IO(6)

(Explanatory notes to this table begin on page 3)

You should carefully consider the risk factors beginning on page 43 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Morgan Stanley Capital I Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act (as defined in this prospectus) contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Morgan Stanley & Co. LLC, Barclays Capital Inc. and Mischler Financial Group, Inc. will purchase the offered certificates from Morgan Stanley Capital I Inc. and will offer them in one or more negotiated transactions, or otherwise, at varying prices determined at the time of sale. Morgan Stanley & Co. LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Morgan Stanley & Co. LLC is acting as sole bookrunning manager with respect to approximately 82.0% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 18.0% of each class of offered certificates. Mischler Financial Group, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about July 31, 2020. Morgan Stanley Capital I Inc. expects to receive from this offering approximately 116.0% of the aggregate certificate balance of the offered certificates plus accrued interest from July 1, 2020, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass-Through Certificates	$592,494,000	100%	$592,494,000	$76,905.73

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-20-000964).

Morgan Stanley		Barclays
Mischler Financial Group, Inc.

July 24, 2020

MSC 2020-HR8

Commercial Mortgage Pass-Through Certificates, Series 2020-HR8
Geographic Overview of Mortgage Pool

Washington
1 property
$6,300,000
0.9% of total
Missouri
2 properties
$4,180,000
0.6% of total
Iowa
1 property
$6,552,462
0.9% of total
Minnesota
1 property
$26,600,000
3.8% of total
Illinois
7 properties
$7,260,000
1.1% of total
Indiana
1 property
$3,450,000
0.5% of total
Pennsylvania
1 property
$4,200,000
0.6% of total
New York
21 properties
$177,925,000
25.8% of total
Oregon
1 property
$3,200,000
0.5% of total
Connecticut
6 properties
$17,500,000
2.5% of total
Nevada
2 properties
$42,000,000
6.1% of total
New Jersey
3 properties
$30,415,000
4.4% of total
Delaware
1 property
$7,850,000
1.1% of total
California
5 properties
$104,325,000
15.1% of total
District of Columbia
1 property
$60,000,000
8.7% of total
Virginia
1 property
$3,375,000
0.5% of total
North Carolina
2 properties
$7,800,000
1.1% of total
Texas
8 properties
$98,279,911
14.2% of total
Tennessee
3 properties
$9,500,000
1.4% of total
Kentucky
4 properties
$3,118,000
0.5% of total
Florida
4 properties
$67,125,000
9.7% of total
% of Cut-Off Date Balance
0.5% – 4.9%
5.0% – 10.0%
> 10.0%

Mortgaged Properties by Property Type

Industrial 0.6%
Self Storage 2.7%
Manufactured Housing 0.5%
Hospitality 5.6%
Multifamily 34.7%
Retail 7.8%
Mixed Use 19.6%
Office 28.4%

Summary of Certificates

Class	Approximate Initial Certificate Balance or Notional Amount(1)	Approximate Initial Credit Support(2)	Approximate Initial Pass- Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window (Months)(4)
Offered Certificates
Class A-1	$11,100,000	30.000%	0.9320%	Fixed(5)	July 2025	3.03	1 – 60
Class A-SB	$16,500,000	30.000%	1.9250%	Fixed(5)	December 2029	7.26	60 – 113
Class A-3(6)	$145,000,000(6)	30.000%	1.7900%	Fixed(5)(6)	March 2030	9.51	113 – 116
Class A-4(6)	$311,068,000(6)	30.000%	2.0410%	Fixed(5)(6)	July 2030	9.71	116 – 120
Class X-A	$483,668,000(7)	N/A	1.9733%	Variable(8)	July 2030	N/A	N/A
Class X-B	$108,826,000(7)	N/A	1.0043%	Variable(8)	August 2030	N/A	N/A
Class A-S(6)	$36,275,000(6)	24.750%	2.2980%	Fixed(5)(6)	July 2030	9.96	120 – 120
Class B	$36,276,000	19.500%	2.7040%	Fixed(5)	August 2030	10.04	120 – 121
Class C	$36,275,000	14.250%	3.7140%	Fixed/WAC Cap(5)	August 2030	10.04	121 – 121
Non-Offered Certificates(9)
Class X-D	$6,999,000(7)	N/A	1.4096%	Variable(8)	August 2030	N/A	N/A
Class D	$6,999,000	13.237%	2.5000%	Fixed(5)	August 2030	10.04	121 – 121
Class E-RR	$8,547,000	12.000%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class F-RR	$9,501,000	10.625%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class G-RR	$18,137,000	8.000%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class H-RR	$10,365,000	6.500%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class J-RR	$9,500,000	5.125%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class K-RR	$7,774,000	4.000%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class L-RR	$11,228,000	2.375%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class M-RR	$16,410,372	0.000%	3.9096%	WAC(5)	August 2030	10.04	121 – 121
Class V(10)	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Class R(11)	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-SB, Class A-3 and Class A-4 certificates, are presented in the aggregate, taking into account the initial certificate balances of the Class A-3 and Class A-4 trust components. The approximate initial credit support percentage set forth for the Class A-S certificates represents the approximate credit support for the underlying Class A-S trust component.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rate for each class of the Class A-1, Class A-SB, Class A-3, Class A-4, Class A-S, Class B and Class D certificates will at all times be a rate per annum that is fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class C certificates will be a variable rate per annum equal to the lesser of (a) the initial pass-through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for each class of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(6)	The Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates are also offered certificates. Such classes of certificates, together with the Class A-3, Class A-4 and Class A-S certificates, constitute the “Exchangeable Certificates”. Each class of Exchangeable Certificates evidences an interest in one or more “trust components”. The Class A-1, Class A-SB, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates, together with the Exchangeable Certificates with certificate balances, are referred to as the “principal balance certificates.” The maximum certificate balances of the Class A-3, Class A-4 and Class A-S certificates will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities, certificate balances or notional amounts and pass-through rates of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distributions—Exchangeable Certificates.”

(7)	The Class X-A, Class X-B and Class X-D certificates (collectively referred to as the “Class X certificates”) are notional amount certificates and will not be entitled to distributions of principal. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S trust component and the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates. If the certificate balance of a class of principal balance certificates or a trust component constitutes all or part of the notional amount of a class of Class X certificates, then such class of principal balance certificates or such trust component constitutes an “underlying class of principal balance certificates” or an “underlying trust component” for such class of Class X certificates.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1 and Class A-SB certificates and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 trust components for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1 and Class A-S-X2 trust components and the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class D certificates for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	Not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

(10)	The Class V certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class V certificates will only be entitled to distributions of excess interest collected on any mortgage loans with an anticipated repayment date solely to the extent received from the related borrower. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus. Because there are no mortgage loans with anticipated repayment dates in the mortgage pool, there will be no excess interest distributable to the Class V certificates.

(11)	The Class R certificates will not have a certificate balance, notional amount, credit support level, pass-through rate, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	9
Important Notice About Information Presented in this Prospectus	9
Summary of Terms	16
Risk Factors	43
The Certificates May Not Be a Suitable Investment for You	43
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	43
Risks Related to Market Conditions and Other External Factors	43
Risks Relating to the Mortgage Loans	46
Risks Related to Conflicts of Interest	90
Other Risks Relating to the Certificates	98
Description of the Mortgage Pool	116
General	116
Certain Calculations and Definitions	117
Mortgage Pool Characteristics	129
Redevelopment, Renovation and Expansion	137
COVID-19 Considerations	138
Environmental Considerations	143
Assessment of Property Value and Condition	145
Litigation and Other Considerations	145
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	145
Tenant Issues	147
Use Restrictions	156
Appraised Value	156
Non-Recourse Carveout Limitations	156
Real Estate and Other Tax Considerations	158
Delinquency Information	161
Certain Terms of the Mortgage Loans	161
Exceptions to Underwriting Guidelines	170
Additional Indebtedness	170
The Whole Loans	173
Additional Information	193
Transaction Parties	194
The Sponsors and Mortgage Loan Sellers	194
The Originators	220
The Depositor	221
The Issuing Entity	221
The Trustee	222
The Certificate Administrator	223
The Master Servicer	224
The Special Servicer	228
The Outside Special Servicer	230
The Operating Advisor and Asset Representations Reviewer	233
Credit Risk Retention	234
General	234
Qualifying CRE Loans; Required Credit Risk Retention Percentage	234
Material Terms of the RR Certificates	236
The Third Party Purchaser	236
Hedging, Transfer and Financing Restrictions	236
Operating Advisor	237
Representations and Warranties	237
Description of the Certificates	239
General	239
Distributions	241

Allocation of Yield Maintenance Charges and Prepayment Premiums	256
Assumed Final Distribution Date; Rated Final Distribution Date	258
Prepayment Interest Shortfalls	259
Subordination; Allocation of Realized Losses	260
Reports to Certificateholders; Certain Available Information	262
Voting Rights	270
Delivery, Form, Transfer and Denomination	271
Certificateholder Communication	273
List of Certificateholders	274
Description of the Mortgage Loan Purchase Agreements	274
General	274
Dispute Resolution Provisions	280
Asset Review Obligations	280
Pooling and Servicing Agreement	280
General	280
Assignment of the Mortgage Loans	280
Servicing Standard	281
Subservicing	282
Advances	282
Accounts	286
Withdrawals from the Collection Account	287
Servicing and Other Compensation and Payment of Expenses	289
Maintenance of Insurance	306
Processing and Consent	308
Modifications, Waivers and Amendments	309
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	311
Inspections	312
Collection of Operating Information	312
Special Servicing Transfer Event	313
Asset Status Report	314
Realization Upon Mortgage Loans	316
Sale of Defaulted Loans and REO Properties	318
The Directing Certificateholder	320
The Operating Advisor	328
The Asset Representations Reviewer	334
Replacement of Special Servicer Without Cause	341
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	342
Termination of Master Servicer and Special Servicer for Cause	343
Resignation of the Master Servicer and Special Servicer	346
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	346
Limitation on Liability; Indemnification	347
Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA	349
Dispute Resolution Provisions	350
Servicing of the Non-Serviced Mortgage Loans	353
Evidence as to Compliance	360
Limitation on Rights of Certificateholders to Institute a Proceeding	361
Termination; Retirement of Certificates	361
Amendment	362
Resignation and Removal of the Trustee and the Certificate Administrator	364
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	365
Certain Legal Aspects of Mortgage Loans	365
General	366
Types of Mortgage Instruments	366
Leases and Rents	367

Personalty	367
Foreclosure	367
Bankruptcy Laws	371
Environmental Considerations	376
Due-on-Sale and Due-on-Encumbrance Provisions	377
Subordinate Financing	377
Default Interest and Limitations on Prepayments	377
Applicability of Usury Laws	378
Americans with Disabilities Act	378
Servicemembers Civil Relief Act	378
Anti-Money Laundering, Economic Sanctions and Bribery	378
Potential Forfeiture of Assets	379
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	379
Pending Legal Proceedings Involving Transaction Parties	380
Use of Proceeds	380
Yield and Maturity Considerations	381
Yield Considerations	381
Yield on the Certificates with Notional Amounts	383
Weighted Average Life	384
Pre-Tax Yield to Maturity Tables	388
Material Federal Income Tax Considerations	395
General	395
Qualification as a REMIC	396
Exchangeable Certificates	398
Taxation of Regular Interests Underlying an Exchangeable Certificate	398
Status of Offered Certificates	398
Taxation of Regular Interests	399
Taxes That May Be Imposed on a REMIC	403
Taxation of Certain Foreign Investors	404
FATCA	405
Backup Withholding	405
Information Reporting	406
3.8% Medicare Tax on “Net Investment Income”	406
Reporting Requirements	406
Certain State and Local Tax Considerations	406
Plan of Distribution (Conflicts of Interest)	407
Incorporation of Certain Information by Reference	409
Where You Can Find More Information	409
Financial Information	410
Certain ERISA Considerations	410
General	410
Plan Asset Regulations	411
Administrative Exemptions	411
Insurance Company General Accounts	412
Legal Investment	413
Legal Matters	413
Ratings	414
Index of Defined Terms	416

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1
Annex A-2:	Mortgage Pool Information (Tables)	A-2-1
Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans	A-3-1
Annex B:	Form of Distribution Date Statement	B-1
Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1
Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1
Annex E:	Class A-SB Planned Principal Balance Schedule	E-1
Annex F:	Definition of “Mortgage File”	F-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS; HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SECURITIES AND EXCHANGE COMMISSION’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS INFORMATION REGARDING THE CERTIFICATES DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” in this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Morgan Stanley Capital I Inc.;

●	references to any specified mortgaged property (or portfolio of mortgaged properties) refer to the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1;

●	references to any specified mortgage loan should be construed to refer to the mortgage loan secured by the mortgaged property (or portfolio of mortgaged properties) with the same name identified on Annex A-1, representing the approximate percentage of the initial pool balance set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgage loan name or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of such mortgage loan (or the aggregate outstanding principal balance of such group of mortgage loans) represents, as set forth on Annex A-1;

●	any parenthetical with a percentage next to a mortgaged property (or portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) of the initial pool balance that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount or aggregate allocated loan amount with respect to such mortgaged property or mortgaged properties) represents, as set forth on Annex A-1;

●	references to a “pooling and servicing agreement” (other than the MSC 2020-HR8 pooling and servicing agreement) governing the servicing of any mortgage loan should be construed to refer to any relevant pooling and servicing agreement, trust and servicing agreement or other primary transaction agreement governing the servicing of such mortgage loan; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

NON-GAAP FINANCIAL MEASURES

This prospectus presents a number of non-GAAP financial measures, including Underwritten Net Cash Flow as well as other terms used to measure and present information relating to operation and performance of the Mortgaged Properties that are commonly used in the commercial real estate and real estate finance industries. In addition, the presentation of Net Operating Income includes adjustments that reflect various non-GAAP measures.

As presented in this prospectus, these terms are measures that are not presented in accordance with generally accepted accounting principles (“GAAP”). They are not measurements of financial performance under GAAP and should not be considered as alternatives to performance measures derived in accordance with GAAP or as alternatives to net income or cash flows from operating activities or as illustrative measures of liquidity. While some of these terms are widely-used within the commercial real estate and real estate finance industries, these terms have limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of results as if reported under GAAP.

The non-GAAP financial measures presented are not intended as alternatives to any measures of performance in conformity with GAAP. Investors should therefore not place undue reliance on non-GAAP financial measures or ratios calculated using those measures.

The SEC has adopted rules to regulate the use in filings with the SEC and public disclosures and press releases of non-GAAP financial measures that are derived on the basis of methodologies other than in accordance with GAAP. The non-GAAP financial measures presented in this prospectus may not comply with these rules.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT HERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA OR THE UNITED KINGDOM

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) IS NOT A PROSPECTUS FOR THE PURPOSES OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “PROSPECTUS REGULATION”).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS REGULATION.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA OR IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA OR IN THE UK MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

FURTHERMORE, THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS REGULATION (“QUALIFIED INVESTOR”). ACCORDINGLY, ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OR IN THE UK OF THE OFFERED CERTIFICATES MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OR THE UK OTHER THAN TO QUALIFIED INVESTORS.

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY,

THE DEPOSITOR OR ANY OF THE UNDERWRITERS MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN RISK RETENTION AND DUE DILIGENCE REQUIREMENTS

NONE OF THE SPONSORS OR ANY OTHER PARTY TO THE TRANSACTION, INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES IN A MANNER PRESCRIBED BY ARTICLE 6 OF EUROPEAN UNION REGULATION (EU) 2017/2402. IN ADDITION, NO SUCH PERSON UNDERTAKES TO TAKE ANY OTHER ACTION WHICH MAY BE REQUIRED BY ANY INVESTOR FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY APPLICABLE REQUIREMENT UNDER SUCH REGULATION. FURTHERMORE, THE ARRANGEMENTS DESCRIBED UNDER “CREDIT RISK RETENTION” IN THIS PROSPECTUS HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENSURING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENTS OF SUCH REGULATION. CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR INVESTORS WHICH ARE SUBJECT TO ANY SUCH REQUIREMENTS.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (AS AMENDED, “FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER, OR (IV) ARE PERSONS TO WHICH THIS PROSPECTUS (AND ANY SUCH SUPPLEMENT) MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS“ AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS (AND ANY SUPPLEMENT HERETO) RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA) (“INSTITUTIONAL INVESTOR”) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER INFORMATION STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER, DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME, OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE, WAS ISSUED IN CONNECTION WITH AN OFFER, OR THE LISTING FOR QUOTATION, OF THOSE OFFERED CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS, AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME, AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

THE REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION

REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RISK RETENTION REQUIREMENTS

NO REPRESENTATION IS MADE AS TO WHETHER THE TRANSACTION DESCRIBED HEREIN WOULD COMPLY WITH THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) RISK RETENTION RULE (AS MORE FULLY DESCRIBED UNDER “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—RECENT DEVELOPMENTS CONCERNING THE PROPOSED JAPANESE RETENTION REQUIREMENTS” BELOW) AND NO PARTY TO THE TRANSACTION DESCRIBED HEREIN HAS COMMITTED TO RETAIN A NET ECONOMIC INTEREST IN THE SECURITIZATION CALCULATED FOR THE PURPOSE OF COMPLYING WITH SUCH REQUIREMENTS.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Morgan Stanley Capital I Trust 2020-HR8, Commercial Mortgage Pass-Through Certificates, Series 2020-HR8.

Depositor	Morgan Stanley Capital I Inc., a Delaware corporation. The principal executive offices of Morgan Stanley Capital I Inc. are located at 1585 Broadway, New York, New York 10036, and its telephone number is (212) 761-4000. See “Transaction Parties—The Depositor”.

Issuing Entity	Morgan Stanley Capital I Trust 2020-HR8, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are (1) Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, (2) Argentic Real Estate Finance LLC, a Delaware limited liability company, (3) Starwood Mortgage Capital LLC, a Delaware limited liability company, and (4) Barclays Capital Real Estate Inc., a Delaware corporation.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”. The sponsors will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Morgan Stanley Mortgage Capital Holdings LLC	18	$261,260,000	37.8%
Argentic Real Estate Finance LLC	6	$154,227,462	22.3%
Starwood Mortgage Capital LLC	13	$151,294,911	21.9%
Barclays Capital Real Estate Inc.	6	$124,173,000	18.0%
Total	43	$690,955,373	100.0%

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Originators	Each mortgage loan seller or its affiliate originated the mortgage loans as to which it is acting as mortgage loan seller, except for the following:

●	The 51 Columbia mortgage loan (1.2%) was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by Starwood Mortgage Capital LLC. Starwood Mortgage Capital LLC is acting as the mortgage loan seller for such mortgage loan.

In addition:

●	The Liz mortgage loan (8.7%) is part of a whole loan that was co-originated by Argentic Real Estate Finance LLC and Goldman Sachs Bank USA. Argentic Real Estate Finance LLC is acting as the mortgage loan seller for such mortgage loan.

●	The 525 Market Street mortgage loan (5.8%) is part of a whole loan that was co-originated by Barclays Capital Real Estate Inc., Wells Fargo Bank, National Association, and Goldman Sachs Bank USA. Barclays Capital Real Estate Inc. is acting as the mortgage loan seller for such mortgage loan.

●	The Bellagio Hotel and Casino mortgage loan (5.6%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association. Morgan Stanley Mortgage Capital Holdings LLC is acting as the mortgage loan seller for such mortgage loan.

See “Transaction Parties—The Originators”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer. The master servicer will be primarily responsible for the servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan (a “non-serviced mortgage loan”) or companion loan (a “non-serviced companion loan”) that is part of a whole loan (a “non-serviced whole loan”) that is serviced under a separate pooling and servicing agreement (see “—The Mortgage Pool—Whole Loans” below)). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Each non-serviced mortgage loan will be serviced by the servicer under a separate pooling and servicing agreement, which servicer is identified in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association is expected to be the special servicer with respect to the mortgage loans (other than any excluded special servicer loan and any non-serviced mortgage loan (except as set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”)) and the related companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and all special servicer non-major decisions relating to such mortgage loans and any related companion loans for which a special servicing transfer event has not occurred. Midland Loan Services, a Division of PNC Bank, National Association was selected to be the special servicer by KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210. See “Transaction Parties— The Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association, assisted KKR Real Estate Credit Opportunity Partners II L.P. (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

The special servicer with respect to each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

If the special servicer obtains knowledge that it has become a borrower party (as described under “—Directing Certificateholder” below) with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be entitled to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded DCH loan (as described under “—Directing Certificateholder” below). After the occurrence and during the continuance of a control termination event, if at any time the applicable excluded special servicer loan is also an excluded DCH loan or if the directing certificateholder is entitled to appoint the excluded special servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned while the related mortgage loan is an excluded special servicer loan.

Outside Special Servicer	Situs Holdings, LLC, a Delaware limited liability company, will be the special servicer of certain of the non-serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreements identified in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. The principal servicing office of Situs Holdings, LLC is 101 Montgomery Street, Suite 2250, San Francisco, California 94104. See “Transaction Parties—The Outside Special Servicer” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as the trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans, except as described below, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each servicing shift mortgage loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the securitization of the related lead servicing note (in which case the trustee under the pooling and servicing agreement for that securitization will become the mortgagee of record), (ii) the date such mortgage loan becomes a specially serviced loan, and (iii) the expiration of 180 days following the closing date.

With respect to each non-serviced mortgage loan, the applicable trustee under the lead securitization servicing agreement set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will be the mortgagee of record for such mortgage loan (and the related companion loan(s)).

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will act as certificate administrator, as well as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust office of Wells Fargo Bank, National Association is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attn: Corporate Trust Services MSC 2020-HR8, and the office designated for purposes of certificate transfers and exchanges is located at Wells Fargo Center, 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479, Attn: MSC 2020-HR8. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the applicable custodian set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below will, with limited exception, hold the mortgage file for such mortgage loan (and the related companion loan(s)); provided, that such mortgage file will not include originals of any promissory notes not included in the related lead securitization trust. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will have no obligations or rights with respect to non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations
Reviewer	Park Bridge Lender Services LLC, a New York limited liability company, will be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been met and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	Subject to the rights of the holders of any serviced subordinate companion loans and any controlling serviced pari passu companion loans, the directing certificateholder will have certain consent and consultation rights (other than with respect to any non-serviced mortgage loan or excluded DCH loan). The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by a specified percentage of the controlling class certificateholders (by certificate balance). However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

An “excluded DCH loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance) is a borrower related party. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates then outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class in the manner described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts” in this prospectus, at least equal to 25% of the initial certificate balance of that class; provided, that if at any time the certificate balances of the certificates other than the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates have been reduced to zero as a result of principal payments on the mortgage loans, then the controlling class will be the most subordinate of such classes of certificates that has a certificate balance greater than zero without regard to any appraisal reduction amounts or collateral deficiency amounts. No other class of certificates will be eligible to act as the controlling class or appoint a directing certificateholder. As of the closing date, the controlling class will be the Class M-RR certificates.

It is anticipated that KKR CMBS II Aggregator Type 2 L.P. or its affiliate will purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class M-RR and Class V certificates and, on the closing date, will appoint KKR Real Estate Credit Opportunity Partners II L.P., its affiliate, as the initial directing certificateholder.

With respect to each non-serviced mortgage loan, the applicable entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below was (or was an affiliate of) the initial directing certificateholder for the indicated transaction as of the closing date thereof and will have certain consent and consultation rights with respect to the servicing of such non-serviced mortgage loan, which rights are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization (subject to similar appraisal mechanics). In addition, each servicing shift mortgage loan will be serviced pursuant to the pooling and servicing agreement for this transaction until the securitization of the related lead servicing note (which is not included in this transaction); however, the holder of the related control note will have consent and consultation rights substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

As of the closing date, there will be no servicing shift whole loans or serviced A/B whole loans. Accordingly, all references in this prospectus to any servicing shift whole loan, servicing shift mortgage loan, serviced A/B whole loan and any related terms should be disregarded.

Third Party Purchaser	This transaction is being structured with a “third party purchaser” that will acquire an “eligible horizontal residual interest”, which will be comprised of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates. KKR

CMBS II Aggregator Type 2 L.P. or an affiliate will acquire and be contractually obligated to retain these classes of certificates for a minimum of five years after the closing date, subject to certain permitted exceptions provided for under the risk retention rules. During the time that it holds the eligible horizontal residual interest, KKR CMBS II Aggregator Type 2 L.P. (or its affiliate, as applicable) will agree to comply with hedging, transfer and financing restrictions that are applicable to third party purchasers under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Subordinate Companion
Loan Holders	With respect to any mortgage loan with a serviced subordinate companion loan, the holder of such subordinate companion loan will have certain rights with respect to the related mortgage loan, including (i) the right to cure certain defaults with respect to such mortgage loan, (ii) the right to purchase (without payment of any yield maintenance charge or prepayment premium) such mortgage loan under certain limited default circumstances, (iii) prior to a control appraisal event under the related intercreditor agreement, the right to approve certain modifications and consent to certain material servicing decisions actions with respect to such mortgage loan, and (iv) prior to a control appraisal event under the related intercreditor agreement, the right to replace the special servicer with respect to the related whole loan. As of the closing date, there will be no serviced A/B whole loan or serviced subordinate companion loans. Accordingly, all references in this prospectus to any serviced A/B whole loan, serviced subordinate companion loan, control appraisal event and any related terms should be disregarded.

Underwriters	Morgan Stanley & Co. LLC, Barclays Capital Inc. and Mischler Financial Group, Inc. are the underwriters. The underwriters are required to purchase the certificates offered in this prospectus from the depositor (in the amounts to be set forth under the heading “Plan of Distribution (Conflicts of Interest)” in this prospectus, subject to certain conditions.

Certain Affiliations
and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Significant Obligors	There are no significant obligors related to the issuing entity.

Relevant Dates and Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in July 2020 (or, in the case of any mortgage loan that has its first due date after July 2020, the date that would have been its due date in July 2020 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about July 31, 2020.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in August 2020.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the immediately succeeding business day. The first determination date will be in August 2020.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any of the jurisdictions in which any of the respective primary servicing or corporate offices of either master servicer or special servicer, corporate trust offices of either the certificate administrator or the trustee or primary corporate office of any financial institution holding the collection account or other trust administration accounts are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan and any distribution date, the collection period will be the period beginning with the day after the determination date in the month preceding the month in which such distribution date occurs (or, in the case of the first distribution date, commencing immediately following the cut-off date) and ending with the determination date occurring in the month in which such distribution date occurs.

Assumed Final Distribution Date; Rated Final
Distribution Date	The assumed final distribution date set forth below for each class of certificates offered by this prospectus has been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	July 2025
Class A-SB	December 2029
Class A-3	March 2030(1)
Class A-4	July 2030(1)
Class X-A	July 2030
Class X-B	August 2030
Class A-S	July 2030(1)
Class B	August 2030
Class C	August 2030

(1)	Each class of Class A-3 Exchangeable Certificates, Class A-4 Exchangeable Certificates and Class A-S Exchangeable Certificates that are principal balance certificates will have the same assumed final distribution date as the Class A-3, Class A-4 or Class A-S certificates, respectively, shown in the table.

The rated final distribution date will be the distribution date in July 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date pursuant to the pooling and servicing agreement. The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2020-HR8: Class A-1, Class A-SB, Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1, Class A-4-X2, Class X-A, Class X-B, Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1, Class A-S-X2, Class B and Class C.

The certificates of this series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class M-RR, Class V and Class R.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Aggregate Certificate Balance or Notional Amount	Approximate % of Initial Pool Balance	Approximate Initial Credit Support(1)
Class A-1	$11,100,000	1.61%	30.000%
Class A-SB	$16,500,000	2.39%	30.000%
Class A-3	$145,000,000(2)	20.99%(2)	30.000%
Class A-4	$311,068,000(2)	45.02%(2)	30.000%
Class X-A	$483,668,000(3)	N/A	N/A
Class X-B	$108,826,000(3)	N/A	N/A
Class A-S	$36,275,000(2)	5.25%(2)	24.750%
Class B	$36,276,000	5.25%	19.500%
Class C	$36,275,000	5.25%	14.250%

(1)	The approximate initial credit support with respect to each class of the Class A-1, Class A-SB, Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-SB, Class A-3 and Class A-4 certificates in the aggregate, taking into account the initial certificate balances of the Class A-3 and Class A-4 trust components. The approximate initial credit support with respect to the Class A-S certificates represents the approximate credit support for the underlying Class A-S trust component.

(2)	Each class of Exchangeable Certificates will have the certificate balance or notional amount described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

(3)	Notional Amount.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of offered certificates:

Class	Approx. Initial Pass-Through Rate
Class A-1	0.9320%(1)
Class A-SB	1.9250%(1)
Class A-3(2)	1.7900%(1)
Class A-4(2)	2.0410%(1)
Class X-A	1.9733%(3)
Class X-B	1.0043%(3)
Class A-S(2)	2.2980%(1)
Class B	2.7040%(1)
Class C	3.7140%(1)

(1)	The pass-through rate for each class of the Class A-1, Class A-SB, Class A-3, Class A-4, Class A-S and Class B certificates will at all times be a rate per annum that is fixed at the initial pass-through rate for such class set forth in the table above. The pass-through rate for the Class C certificates will be a variable rate per annum equal to the lesser of (a) the initial pass-through rate for such class set forth in the table above and (b) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(2)	Each class of Exchangeable Certificates will have the pass-through rate described under “Description of the Certificates—Distributions—Exchangeable Certificates.”

(3)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1 and Class A-SB certificates and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 trust components for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S, Class A-S-X1 and Class A-S-X2 trust components and the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances or notional amounts outstanding immediately prior to that distribution date (but excluding trust components with a notional amount in the denominator of such weighted average calculation). For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the net mortgage interest rates will be adjusted as necessary to a 30/360 basis.

See “—Interest Rate Calculation Convention” below.

B. Interest Rate
Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on any class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate, the mortgage loan interest rates will not reflect any default interest rate, excess interest accrued after any related anticipated repayment date, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the net interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and
Administration Fees	For each distribution date, the master servicer is entitled to a servicing fee with respect to each mortgage loan, serviced companion loan and any related REO loan, in each case payable from interest payments thereon. The servicing fee will include any primary servicing fee payable to a primary servicer or subservicer engaged by the master servicer and is calculated based on the related outstanding principal balance at a servicing fee rate equal to (1) with respect to each mortgage loan, the sum of 0.00250% per annum and the primary servicing fee rate set forth on Annex A-1, and (2) with respect to each serviced companion loan, the primary servicing fee rate set forth on Annex A-1 next to the related mortgage loan.

For each distribution date, the special servicer is entitled to a special servicing fee (calculated on a loan-by-loan basis at a rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month) on each serviced mortgage loan as to which a special servicing transfer event has occurred and that has not become a corrected mortgage loan, as well as on any related serviced companion loan and any related REO loan, in each case payable from interest payments thereon. If the related interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then the special servicer will be entitled to collect such fees from general collections on all mortgage loans.

The special servicer will also be entitled to (i) liquidation fees generally equal to 1.0% of liquidation proceeds in respect of a specially serviced loan (and any related serviced companion loan or related REO loan) and, in certain cases, mortgage loans repurchased by the related mortgage loan seller and (ii) workout fees generally equal to 1.0% of interest and principal payments made in respect of a rehabilitated mortgage loan (and any related serviced companion loan), subject in each case of clauses (i) and (ii) to a minimum fee of $25,000 and a maximum fee equal to $1,000,000 and subject to certain adjustments and exceptions as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicer Compensation”.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and any successor REO loan at a per annum rate equal to 0.01078%. The trustee fee for each distribution date is payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to an upfront fee of $5,000 on the closing date. The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan (including each non-serviced mortgage loan, but not any companion loan) and any successor REO loan, at a rate equal to 0.00202% per annum. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00036%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any successor REO loan will be payable to CRE Finance Council® as a license fee for use of its names and trademarks, including its investor reporting package.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances related to the performance of their duties under the pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to such other pooling and servicing agreement will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above, including with respect to such outside special servicer, a liquidation fee or workout fee, as applicable, under certain circumstances when such non-serviced mortgage loan becomes a specially serviced loan. In certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this transaction to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loan	Primary Servicing Fee Rate	Special Servicing Fee Rate
525 Market Street	0.00125%	0.12500%
Bellagio Hotel and Casino	0.00125%	0.25000%(1)
Bushwick Multifamily Portfolio	0.00250%	0.25000%(2)
Ralph Lauren HQ New Jersey	0.00250%	0.25000%(2)

(1)	Subject to a maximum amount of $250,000 payable in respect of the whole loan.

(2)	Subject to a monthly minimum of $3,500.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

Distributions

A. Amount and Order
of Distributions
on Certificates	On each distribution date, funds available for distribution from the mortgage loans (which are net of specified expenses of the issuing entity, including fees payable to, and advances, costs and expenses reimbursable to, the master servicer, any primary servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®) other than (i) any yield maintenance charges and prepayment premiums and (ii) any excess interest distributed to the Class V certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-SB, Class X-A, Class X-B and Class X-D certificates and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 trust components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes of certificates and trust components;

Second, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components as follows, to the extent of funds allocated to principal and available for distribution: either (i)(a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificates balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-3 trust component, until the certificate balance of the Class A-3 trust component has been reduced to zero, (d) fourth, to principal on the Class A-4 trust component, until the certificate balance of the Class A-4 trust component has been reduced to zero, and (e) fifth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of the Class A-S trust component and each class of the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates has been reduced to zero as a result of the allocation of losses on the mortgage loans to those certificates or trust component, to principal on the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components: first, up to an amount equal to, and pro rata based on, any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by each such class or trust component, and second, up to an amount equal to, and pro rata based on, interest on such unreimbursed losses previously allocated to each such class or trust component at the pass-through rate for such class or trust component from the date the related loss was allocated to such class or trust component;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 trust components, as follows: (a) to each such trust component in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those trust components; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S trust component until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S trust component, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated thereto, and second, for interest on such unreimbursed losses at the pass-through rate for such trust component from the date the related loss was allocated to such trust component;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal and available for distribution that remain after distributions in respect of principal to each class of certificates or trust component with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates, first, for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, and second, for interest on such unreimbursed losses at the pass-through rate for such class from the date the related loss was allocated to such class;

Seventh, to the Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

Principal and interest payable to the trust components will be distributed pro rata to the corresponding classes of exchangeable certificates representing interests therein in accordance with their class percentage interests therein as described under “Description of the Certificates—Distributions—Exchangeable Certificates”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the offered certificates as and to the extent described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart also shows the entitlement to receive principal and/or interest on certain classes of certificates (other than excess interest collected on each mortgage loan that has an anticipated repayment date to the extent received from the related borrower) on any distribution date in descending order. It also shows the manner in which losses on the mortgage loans are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class V and Class R certificates) to reduce the certificate balance of each such class to zero; provided that no principal payments or losses on the mortgage loans will be allocated to the Class X certificates, any class of Exchangeable Certificates with an “X” suffix or the Class V or Class R certificates, although principal payments and losses on the mortgage loans may reduce the notional amounts of the Class X certificates and any class of Exchangeable Certificates with an “X” suffix and, therefore, the amount of interest they accrue.

(1)	The maximum certificate balances of the Class A-3, Class A-4 and Class A-S certificates will be issued on the closing date, and the certificate balance or notional amount of each other class of Exchangeable Certificates will be equal to zero on the closing date. The relative priorities of the Exchangeable Certificates are described more fully under “Description of the Certificates—Distribution.”

(2)	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates.

(3)	The Class X-D certificates are non-offered certificates.

(4)	Other than the Class X-D, Class V and Class R certificates.

With respect to each whole loan, subject to the terms of the related intercreditor agreement, losses thereon will first be allocated to any related subordinate companion loan, and remaining losses will be allocable pro rata to the related mortgage loan and any related pari passu companion loans.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of principal balance certificates will reduce the certificate balance of that class of certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-S trust component and the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class D certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available
Funds	The following types of shortfalls in available funds will reduce the available funds and will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among all of the classes of certificates (other than the Exchangeable Certificates and the Class V and Class R certificates) and all trust components to reduce the interest entitlement on each such class of certificates and trust component, on a pro rata basis, based on their respective amounts of accrued interest for the related distribution date. For any distribution date, prepayment interest shortfalls allocated to a trust component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective class percentage interests for that distribution date. See “Description of the Certificates—Prepayment Interest Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest resulting from an increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected from the related borrower and applied as interest during the related collection period will be distributed to the holders of the Class V certificates on such distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement. Because there are no mortgage loans with anticipated repayment dates in the mortgage pool, there will be no excess interest distributable to the Class V certificates.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan and any successor REO loan unless, in each case, the master servicer or the special servicer determines that the advance would be non-recoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or, with respect to mortgage loans with an anticipated repayment date, interest in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will be required to advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection
Advances	The master servicer will be required to make advances with respect to mortgage loans and related companion loans that it is required to service to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance in its sole discretion). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make such advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar property protection advances as those described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above-described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 43 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by, generally, first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 76 commercial and/or multifamily properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $690,955,373.

Whole Loans	Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 43 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger “whole loan”, each of which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”), and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”).

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(3)
The Liz	$60,000,000	8.7%	$33,000,000	N/A	63.9%	63.9%	1.57x	1.57x
525 Market Street	$40,000,000	5.8%	$430,000,000	$212,000,000	37.0%	53.7%	4.29x	2.96x
Bellagio Hotel and Casino	$39,000,000	5.6%	$1,637,200,000	$1,333,800,000	39.3%	70.7%	8.42x	4.06x
Bushwick Multifamily Portfolio	$22,075,000	3.2%	$30,000,000	N/A	67.5%	67.5%	1.82x	1.82x
HPE Campus	$20,000,000	2.9%	$46,770,000	N/A	64.8%	64.8%	2.71x	2.71x
Ralph Lauren HQ New Jersey	$13,000,000	1.9%	$44,000,000	N/A	59.4%	59.4%	3.00x	3.00x

(1)	Calculated including the related pari passu companion loans but excluding any related subordinate companion loan.

(2)	With respect to certain of the whole loans above, the mortgage loan and whole loan cut-off date loan-to-value ratios may have been calculated using “as-complete,” “as-stabilized” or similar hypothetical values or calculated inclusive of an “as-portfolio” appraised value premium. Such whole loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

(3)	Calculated including the related pari passu companion loans and any related subordinate companion loan but excluding any mezzanine debt.

Each of The Liz and HPE Campus whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”).

Each “servicing shift whole loan” (with the mortgage loan related to such whole loan being referred to herein as a “servicing shift mortgage loan”) will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and, for so long as it is so serviced, will constitute a “serviced whole loan” (and each related companion loan will constitute a “serviced companion loan”). However, with respect to such whole loan, after the securitization of the related controlling pari passu companion loan, such whole loan will be serviced under the pooling and servicing agreement entered into in connection with such securitization and will thereafter constitute a “non-serviced whole loan” (and each related companion loan will constitute a “non-serviced companion loan”). As of the Closing Date, there will be no servicing shift whole loans.

The whole loans identified in the table below (each, a “non-serviced whole loan”) will not be serviced under the pooling and servicing agreement and instead will be serviced under a separate pooling and servicing agreement. The related mortgage loans are each referred to as a “non-serviced mortgage loan,” and the related companion loans are each referred to as a “non-serviced companion loan.” See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name (Mortgage Loan Seller)	Lead Servicing Agreement as of the Closing Date(1)	% of Initial Pool Balance	Master Servicer	Special Servicer	Custodian	Controlling Noteholder	Directing Certificateholder(2)
525 Market Street	MKT 2020-525M	5.8%	Wells Fargo Bank, National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	MKT 2020-525M	PGIM, Inc.
Bellagio Hotel and Casino	BX 2019-OC11	5.6%	KeyBank National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	BX 2019-OC11	CPPIB Credit Structured North America III, Inc.
Bushwick Multifamily Portfolio	WFCM 2020-C56	3.2%	Wells Fargo Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	WFCM 2020-C56	KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate
Ralph Lauren HQ New Jersey	BANK 2020-BNK27	1.9%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wells Fargo Bank, National Association	BANK 2020-BNK27	LD II Holdco XI LLC

(1)	Servicing agreement expected to be the lead servicing agreement on the closing date of this securitization.

(2)	Information presented in this table relating to the lead securitization directing certificateholder is current as of the closing date of such lead securitization.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics	The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related pari passu companion loan, but excluding the principal balance and debt service payment of any related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. In particular, such appraisals generally do not reflect the effects of the COVID-19 pandemic on the mortgaged properties. Similarly, net operating income and occupancy information used in underwriting the mortgage loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the mortgaged properties.

In the case of cross-collateralized and cross-defaulted mortgage loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated on an aggregate basis, as described in this prospectus. On an individual basis, without regard to cross-collateralization, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property (other than by reason of cross-collateralization with another mortgage loan) is based on allocated loan amounts as stated in Annex A-1.

With respect to any mortgage loan with an anticipated repayment date, unless otherwise indicated, references in the following tables to the related maturity date refer to the applicable anticipated repayment date with respect to such mortgage loan.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Initial Pool Balance(1)	$690,955,373
Number of mortgage loans	43
Number of mortgaged properties	76
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,025,000 to $60,000,000
Average Cut-off Date Balance	$16,068,730
Range of Mortgage Rates	2.9495% to 4.5000%
Weighted average Mortgage Rate	3.8037%
Range of original terms to maturity or ARD(2)	120 months to 121 months
Weighted average original term to maturity or ARD(2)	120 months
Range of remaining terms to maturity or ARD(2)	113 months to 121 months
Weighted average remaining term to maturity or ARD(2)	118 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	356 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of Cut-off Date LTV Ratios(4)(5)	25.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.9%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)	21.5% to 67.5%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)	56.2%
Range of UW NCF DSCRs(5)(6)(7)	1.41x to 8.42x
Weighted average UW NCF DSCR(5)(6)(7)	2.58x
Range of UW NOI Debt Yields(5)(7)(8)	7.2% to 28.3%
Weighted average UW NOI Debt Yield(5)(7)(8)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only	73.6%
Partial Interest-Only	18.3%
Amortizing	8.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of any ARD loan, calculated to or as of the related anticipated repayment date.

(3)	Excludes 31 mortgage loans (73.6%) that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	Loan-to-value ratios (such as cut-off date loan-to-value ratios and loan-to-value ratios at maturity or anticipated repayment date) with respect to the mortgage loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain mortgage loans, the related loan-to-value ratios have been calculated based on principal balance net of a holdback or earnout reserve, or using “as-complete,” “as-stabilized” or similar hypothetical values, or with respect to certain mortgage loans secured by multiple mortgaged properties, the related loan-to-value ratios have been calculated based on an “as-portfolio” appraised value that assigns a premium to the value of the mortgaged properties as a whole, which value exceeds the sum of their individual appraised values. Such mortgage loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.” See the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity or ARD” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” and “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property.”

(5)	In the case of each mortgage loan that is part of a whole loan, loan-to-value ratios, debt service coverage ratios and debt yields have been calculated including the related pari passu companion loan(s), but, unless otherwise expressly stated, excluding any related subordinate companion loan(s). With respect to the 525 Market Street mortgage loan (5.8%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 53.7%, 53.7%, 2.96x and 9.0%, respectively. With respect to the Bellagio Hotel and Casino mortgage loan (5.6%), the related cut-off date loan-to-value ratio, loan-to-value ratio at maturity or anticipated repayment date, underwritten net cash flow debt service coverage ratio and underwritten net operating income debt yield calculated including the related subordinate companion loans are 70.7%, 70.7%, 4.06x and 15.7%, respectively. See footnote (7) below for more information regarding the Bellagio Hotel and Casino mortgage loan.

(6)	Debt service coverage ratios are calculated based on Annual Debt Service, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

(7)	With respect to the Bellagio Hotel and Casino mortgage loan (5.6%), the related mortgaged property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the mortgaged property. Debt service coverage ratios and debt yields for such mortgage loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the mortgaged property before payment of the master lease rent. The debt service coverage ratio and debt yield of the related whole loan, based only on the master lease rent, are 2.19x and 8.1%, respectively.

(8)	For certain mortgage loans, debt yields have been calculated based on a cut-off date balance net of a holdback or earnout reserve. See the definitions of “Underwritten NCF Debt Yield” and “Underwritten NOI Debt Yield” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, except as set forth below, none of the mortgage loans were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

●	With respect to the Independence Plaza Mortgage Loan (1.1%), the subject mortgage loan refinanced an existing CMBS loan that had a May 2020 maturity and was in maturity default, but was granted an extension by the servicer.

Loans Underwritten Based on
Projections of Future Income	10 mortgage loans (17.0%) (i) are secured by mortgaged properties that were constructed or the subject of a major renovation that was completed within 12 months prior to the cut-off date and, therefore, the related mortgaged property has less than 12 months or no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property, (iii) are secured by mortgaged properties that are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) are single tenant properties that were vacant in the past but now are 100% leased to a single tenant.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool

Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to-value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. Certain of the mortgage loans may vary from the related mortgage loan seller’s underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances and the exchangeable certificates with notional amounts that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts (other than any exchangeable certificates) will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	Regulation RR implementing the risk retention requirements of Section 15G of the Securities Exchange Act of 1934, as amended, will apply to this securitization. An economic interest in the credit risk of the mortgage loans in this securitization is expected to be retained as an “eligible horizontal residual interest” consisting of all of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates (collectively referred to herein as the “RR Certificates”).

For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied, see “Credit Risk Retention”.

None of the sponsors or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in a manner prescribed by Article 6 of European Union Regulation (EU) 2017/2402. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under such regulation. Furthermore, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any person with any requirements of such regulation. Consequently, the offered certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—European Risk Retention and Due Diligence Requirements”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record (initially expected to be Cede & Co., in the case of the offered certificates) a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates will be available to certificateholders through the certificate administrator’s website initially located at www.ctslink.com and may be available to certificateholders through the master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the then-aggregate principal balance of the pool of mortgage loans is less than 1.0% of the initial pool balance, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus, which generally will include the outstanding principal balance of each such mortgage loan, together with accrued and unpaid interest thereon.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-SB, Class X-A, Class X-B, Class X-D, Class B, Class C and Class D certificates and the Class A-3, Class A-4 and Class A-S trust components are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and (iii) such holder (or holders) pays an amount to the master servicer as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property and the interests of the trustee or any certificateholder in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or defaulted serviced whole loans) that are specially serviced loans and/or related REO properties. In the absence of a cash offer at least equal to such serviced mortgage loan’s outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the pooling and servicing agreement, the special servicer may purchase such defaulted mortgage loan (or defaulted whole loan) or accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price. The special servicer will not be required to accept the highest cash offer if it determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and the related companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

The sale of defaulted mortgage loans (other than any non-serviced mortgage loan) is generally subject to (i) with respect to any mortgage loan that is part of a whole loan or any mortgage loan with existing mezzanine debt, to the extent set forth in the related intercreditor agreement, the right of the holder of the related debt held outside the issuing entity to purchase the related mortgage loan, and (ii) any consent or consultation rights of the directing certificateholder or, with respect to any mortgage loan that is part of a whole loan, the related controlling companion loan holder (if any), to the extent set forth in the related intercreditor agreement, as further described in this prospectus under “Description of the Mortgage Pool—The Whole Loans”.

With respect to each non-serviced mortgage loan, if the related lead servicing pari passu companion loan becomes a defaulted mortgage loan under the pooling and servicing agreement governing the servicing of the related whole loan, and the special servicer under such pooling and servicing agreement determines to sell such pari passu companion loan, then such special servicer will be required to sell such non-serviced mortgage loan together with any related pari passu companion loan (and, in some cases, any related subordinate companion loan) as a single whole loan in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portions of the issuing entity consisting of entitlement to any excess interest collected on any mortgage loans with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates, will be a trust for federal income tax purposes (a “grantor trust”). The upper-tier REMIC will issue several classes of uncertificated REMIC regular interests, some of which will be held by the grantor trust. The grantor trust will issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the REMIC “regular interests” issued by the upper-tier REMIC.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will represent a direct or an indirect beneficial ownership of one or more REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will represent regular interests issued with original issue discount and that the Class A-1, Class A-SB, Class B and Class C certificates will represent regular interests issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act, or Rule 3a-7 under the Investment Company Act of 1940, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates was due, in part, to their initial subordination levels for the various classes of the certificates and may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

If you are considering an investment in a class of exchangeable certificates, you should carefully consider the risks that are specifically applicable to the related class(es) of certificates exchangeable therefor, since they would generally apply to your certificates if you make an exchange.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States has made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. There can be no assurance as to when states will permit full resumption of economic activity, whether or when people will feel comfortable in resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to disruptions in global financial markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has begun to contract, and it is unclear how large the contraction will be, how long it will last, and when economic expansion will resume.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the near future (if they have not already made such requests). See “Description of the Mortgage Pool—COVID-19 Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use. You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States, such as New York City, have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in lengthier stay-at-home orders than in other less-impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;

●	retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent, and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●	multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●	office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases; and

●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in Oregon imposes a temporary moratorium on foreclosures and other lender remedies. Any such measures may lead to shortfalls and losses on the certificates.

Investors should understand that the underwriting of the mortgage loans and the appraisals and property condition reports for each mortgaged property were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

We cannot assure you that declining economic conditions precipitated by the COVID-19 pandemic and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1 hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a surge in COVID-19 cases could have on economic conditions.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties. See “Description of the Mortgage Pool—COVID-19 Considerations” and see also Annex A-3 for additional information at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their July 2020 debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn, including any economic downturn related to the COVID-19 outbreak, may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected. See “—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” above.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties, including perceptions as to crime, risk of terrorism or other factors;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Sale-Leaseback Transactions Have Special Risks

The Bellagio Hotel and Casino Mortgaged Property (5.6%) was the subject of a sale-leaseback transaction in connection with the acquisition of such property by the related borrower. In addition, each of the UHG Optum Health Campus (3.8%) and HPE Campus (2.9%) Mortgaged Properties was the subject of a sale-leaseback transaction in connection with the acquisition of such Mortgaged Property by the related tenant, prior to the subsequent acquisition of such Mortgaged Property by the related borrower. Each such mortgaged property is leased to the former owner of such mortgaged property. A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagee; however, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case. There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. The bankruptcy or receivership of a single tenant, particularly a large tenant, could have a greater impact on the related borrower and mortgage loan than would the bankruptcy of a tenant in a mortgaged property leased to several unaffiliated tenants. In addition, a tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction of rental payments or failure to make rental payments when due. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark, terminate their leases or otherwise cease to occupy their space, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the coronavirus pandemic;

●	that certain multifamily properties may be considered to be “flexible apartment properties”, which properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates;

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

Certain of the multifamily properties may be residential cooperative buildings where the land under any such building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to mortgaged properties consisting of condominium units will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon collateral consisting of condominium units described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

In addition, vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Split Interests”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the tenant mix, such as the tenants being concentrated in a particular industry or business;

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are generally rented by customers on a short term basis and for less square feet. Short term, smaller space users may be more impacted by economic fluctuations compared to traditional long term, larger office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss. In addition, the business model for co-working tenants is evolving, and in markets where co-working tenants represent significant market share, deteriorating performance at any one location may create disruption across other co-working locations and affect the broader office market as well.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, and “—Multifamily Properties Have Special Risks”, as applicable. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements

(each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement or other business objective under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and other tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or other tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or other tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and other tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. In addition, certain retail properties may have tenants that are part of national chains that have announced wide-spread store closures. We cannot assure you that any such store closings will not have a material adverse effect on the mortgaged properties that have any such stores as tenant.

Certain retail properties may receive a significant portion of income from billboard revenue. Such revenue is typically shorter term than tenant leases, and may be subject to reduction if there is increased competition for such revenue.

Certain retail properties may have one or more tenants that sell hemp derived cannabidiol-based products. The legality of certain cannabidiol-based products under federal, state and local laws is uncertain and, as to state and local laws, may vary based on jurisdiction. Retail leases typically require the tenant to comply with applicable law, and in such cases, any governmental action or definitive legal guidance restricting the possession or distribution of some or all cannabidiol-based products would require the affected tenants to cease possessing and/or distributing such products or otherwise be in breach of their respective leases.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor or licensor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to the Bellagio Hotel and Casino Mortgage Loan

With respect to the Bellagio Hotel and Casino mortgage loan (5.6%), the mortgaged property is master leased pursuant to a lease expiring November 30, 2049 (the “Bellagio Lease”) by the borrower to a single tenant, Bellagio, LLC (the “Bellagio Tenant”), a subsidiary of MGM Resorts International (“MGM”), and the former owner of the mortgaged property, pursuant to a sale-leaseback transaction. MGM (in such capacity, the “Bellagio Lease Guarantor”) guarantees the payment and performance of all monetary obligations and certain other obligations of Bellagio Tenant under the Bellagio Lease. The Bellagio Tenant operates casino, hotel and other resort improvements located on the mortgaged property. As of the trailing twelve months ending September 30, 2019, total revenues at the mortgaged property were derived approximately 29.6% from gaming, 28.4% from hotel, 24.7% from food and beverage, 9.0% from entertainment and 8.3% from other sources. The ability of the Bellagio Tenant to make the rent payments under the Bellagio Lease will depend on the ability of the mortgaged property to produce cash flow through the collection of room, food and beverage, casino, nightclub, entertainment, spa and fitness, retail and other related resort revenues. However, net operating income can be volatile and may be insufficient to make rental payments under the Bellagio Lease, which may result in the borrower’s failure to make debt service payments on the Bellagio Hotel and Casino mortgage loan at any given time. The liquidation value of the mortgaged property is also determined, in substantial part, by the capitalization of the mortgaged property’s cash flow.

For so long as the Bellagio Lease is in effect, the borrower will be entitled to receive only rents under the Bellagio Lease, and not the underlying rents and receipts from the mortgaged property. However, financial information set forth in this prospectus, except as otherwise expressly indicated, is presented on a “look through” basis, based on the underlying rents and receipts of the mortgaged property, before rent due under the Bellagio Lease.

Risks Relating to COVID-19 Pandemic.

Operations at the Bellagio Hotel and Casino, along with other properties operated by MGM in Las Vegas, were suspended as of March 17, 2020 and the Bellagio Hotel and Casino was closed from such date and reopened on June 4, 2020. A media report indicates that the hotel may be limited to 30% of capacity and the casino floor to 50% of capacity in connection with the coronavirus pandemic. It is anticipated that the coronavirus pandemic, measures to combat the pandemic, and related economic disruption will continue to have a negative effect on the hospitality industry. See “—Current Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” above.

Risks Relating to Casino Business.

The Bellagio Tenant operates a casino business at the mortgaged property, which is subject to a number of risks. The casino business is highly competitive among a large number of participants, including riverboat casinos, dockside casinos, land-based casinos, video lottery, sweepstakes and poker machines not located in casinos, Native American gaming, internet lotteries and other internet wagering gaming services. In particular the mortgaged property competes with other high-quality Las Vegas resorts, especially those located on the Las Vegas Strip, which have themes and attractions which directly compete with the operations of the mortgaged property, and may have greater name recognition and financial and marketing resources than the mortgaged property, some of which may be operated by affiliates of the Bellagio Tenant. In addition, the casino business is subject to the following risks: (i) the casino business is subject to changes in discretionary consumer spending, which may decline during economic downturns or for other reasons, (ii) the gaming industry is characterized by an element of chance, which may result in the actual win rates of the casino being less than anticipated, leading to losses, (iii) customers or employees may attempt or commit fraud or theft or cheat in order to increase winnings, (iv) credit extended to customers (which is unsecured) may be uncollectable, and (v) the gaming industry is subject to significant regulation, and loss of its gaming license could materially adversely affect the ability of the Bellagio Tenant to pay its rent. Due to the borrower’s dependence on rental payments from the Bellagio Tenant as a primary source of revenues, the borrower may be limited in its ability to enforce any rights under the Bellagio Lease or to terminate the Bellagio Lease. Failure by the tenant to comply with the terms of the Bellagio Lease or to comply with the gaming regulations to which the mortgaged property is subject could require the borrower to find another lessee for the property and there could be a decrease or cessation of rental payments by the tenant. In such event, the borrower may be unable to locate a suitable lessee at similar rental rates or at all. In addition, the Nevada gaming laws relating to casino operations prohibit the transfer of gaming licenses and, in the case of a transfer of the equity of the entity holding the gaming license, require the prior approval from the Nevada gaming authorities. Accordingly, in the event of a foreclosure and termination of the Bellagio Lease, the lender or its agent, or a purchaser of the property, would not have the right to operate the casino without first obtaining a license, which may be granted after a delay, which could be significant, or may not be granted at all.

Risks Relating to Food & Beverage and Entertainment Revenues.

In addition to its hotel operations, the mortgaged property operates as an entertainment complex, including restaurants, lounges, nightclubs and entertainment venues. The mortgaged property has 29 food and beverage outlets. The mortgaged property also includes the approximately 1,809-seat O Theatre entertainment venue, which is home to O by Cirque du Soleil. The successful operation of the entertainment complex at the mortgaged property is important to the successful operation of the hotel and casino facilities at the mortgaged property. We cannot assure you that the revenues of any of the mortgaged property’s food and beverage venues or entertainment venues will be maintained. Consumer demand for full service resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. In addition, a restaurant’s, lounge’s, nightclub’s and entertainment venue’s revenue is dependent on its popularity and perception. In particular, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue is an important measure of success. How artists, agents and promoters view the mortgaged property’s entertainment venue may have a significant impact on the ability of the Bellagio Tenant or property manager to book the best talent and sell out shows. The restaurant, lounge, club and bar operations at the mortgaged property are also subject to extensive regulation by the Clark County Liquor and Gaming Licensing Board. Although the mortgaged property currently has the necessary liquor licenses to operate its entertainment venues, in the event any violation were to occur at any of the operations of the mortgaged property, the authorities in Nevada may, among other things, revoke the mortgaged property’s liquor license or registration. In addition, aspects of building suite design and adaptability affect the value of a theater. Because of the unique construction requirements of theaters, the space at those facilities would not easily be converted to other uses.

Risks Relating to Master Lease Structure.

The Bellagio Lease was entered into pursuant to a sale-leaseback transaction. Sale-leaseback transactions have certain risks, including the risk that in a bankruptcy of the tenant they may be recharacterized as a financing, which would cause the borrower to lose certain rights as the owner or landlord in the bankruptcy proceeding. See “Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Sale-Leaseback Transactions Have Special Risks.” The Bellagio Tenant is not a bankruptcy remote entity. A bankruptcy of the Bellagio Tenant, its lease guarantor or their affiliates could result in a loss of a substantial portion of the borrower’s rental revenue and materially and adversely affect the borrower. See “Performance of the Mortgage

Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease”.

The lender’s ability to exercise remedies under the mortgage loan if there is a Bellagio Lease event of default could be restricted by the Bellagio Lease. The Bellagio Tenant is permitted to encumber its leasehold interest pursuant to one or more mortgages and/or pledges of the direct or indirect equity interests in Bellagio Tenant, to secure the indebtedness of Bellagio Tenant and/or its direct or indirect parent entities or affiliates (each, a “Bellagio Tenant Loan”) and any lender under such indebtedness (a “Bellagio Tenant Loan Lender”) will have additional cure periods to cure certain defaults triggered by the Bellagio Tenant under the Bellagio Lease, including a default triggered by a bankruptcy proceeding of the Bellagio Tenant or the Bellagio Lease Guarantor, and to obtain a new lease. There could be a possible deterioration of the mortgaged property or its business or operations during this extended cure period. The ability of the borrower and the lender to terminate the Bellagio Lease as a result of a default by the Bellagio Tenant could be limited after a foreclosure initiated by a Bellagio Tenant Loan Lender since such Bellagio Tenant Loan Lender will not be required to cure defaults that are not susceptible to cure by such Bellagio Tenant Loan Lender upon its foreclosure and assumption of the Bellagio Lease. Furthermore, in the event of a foreclosure of the mortgage loan, the lender will be required to grant the Bellagio Tenant (or any Bellagio Tenant Loan Lender that succeeds to its interest) non-disturbance in the event that certain conditions are met, including that there is no uncured Bellagio Lease event of default.

The Bellagio Lease includes a cross default to defaults by the Bellagio Lease Guarantor under the Bellagio Lease Guaranty. However, if there has been a foreclosure of a Bellagio Tenant Loan and MGM remains as guarantor of the Bellagio Tenant’s monetary obligations under the Bellagio Lease, the borrower (and the lender after a foreclosure) would be required to permit the related Bellagio Tenant Loan Lender or the transferee of the Bellagio Tenant’s leasehold interest to remain as the tenant under the Bellagio Lease, even though the Bellagio Lease Guarantor was in default, including if the Bellagio Lease Guarantor was bankrupt.

In addition, the Bellagio Lease requires that the Bellagio Tenant maintain insurance for the mortgaged property. In the event of a casualty, notwithstanding that there is an event of default under the Bellagio Hotel and Casino mortgage loan, the lender would not be able to use the amounts to pay down the mortgage loan and would be required to make disbursements for restoration of the mortgaged property to the Bellagio Tenant so long as the Bellagio Tenant otherwise satisfies the conditions in the Bellagio Lease.

Notwithstanding that there is an event of default under the Bellagio Hotel and Casino mortgage loan, so long as there is no uncured Bellagio Lease event of default, the Bellagio Tenant will continue to have certain rights, including the rights to receive disbursements from alteration deposits, contest taxes or other charges or make permitted transfers. We cannot assure you that such rights of the Bellagio Tenant will not adversely affect your investment in the Certificates.

Any Failure to Protect the Trademarks and Other Intellectual Property Could Reduce the Value of the Property and Harm the Operation of the Mortgaged Property.

The collateral includes the collateral assignment of the rights of the borrower in (i) the security interest granted by the Bellagio Tenant to the borrower under the Bellagio Lease with respect to certain intellectual property exclusively related to the mortgaged property and owned by the Bellagio Tenant and (ii) the “Bellagio” brand and trademarks, including “BELLAGIO” and the stylized “B”, and associated copyrights pursuant to license agreement from Mirage Resorts, LLC (“Mirage”). The success of the operation of the mortgaged property depends in part on the borrower’s and the Bellagio Tenant’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand.

The borrower, Bellagio Tenant and Mirage rely on registration and enforcement of a combination of service marks, copyrights, trademarks, domain names and other intellectual property rights to protect the “Bellagio” brand and other brands used in connection with the mortgaged property. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of the mortgaged property have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s, the Bellagio Tenant’s and Mirage’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower, the Bellagio Tenant and /or Mirage regard as proprietary, and their rights may be invalidated or rendered unenforceable.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and
“—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as: other manufactured housing community properties, apartment buildings and site built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended to accommodate short term occupancy by recreational vehicles, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Certain jurisdictions may give the related homeowner’s association or even individual homeowners a right of first refusal with respect to a proposed sale of the manufactured housing community property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Parking Garages and Parking Lots Have Special Risks

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of

●	people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator, the sole source of income will be the lease to such operator. Accordingly, such properties will be subject to business risks associated with such operator. If the lease with the sole operator is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Startup companies generally have a low success rate. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease and may default on its lease.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Remaining Terms to Maturity” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are multifamily, office, mixed use, retail and hospitality properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, California, Texas, Florida, The District of Columbia and Nevada. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Environmental Laws Entail Risks that May Adversely Affect Payments on Your Certificates

Under various United States federal, state, local and municipal environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of asbestos-containing materials. In some states, contamination of a property may give rise to a lien on the property to assure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage. Additionally, third parties may seek recovery from owners or operators of real properties for cleanup costs, property damage or personal injury associated with releases of, or other exposure to hazardous substances related to the properties.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken.

Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers——Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Third Party Reports—Environmental Report”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes—Assessment of Property Condition—Environmental Site Assessments”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes—Environmental Assessment”, “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may, at its option and cost but subject to certain conditions, be permitted under the related mortgage loan documents to implement future construction, renovation or alterations at the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or, in the future, are expected to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or, in the future, are expected to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers or guests, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans or groups of cross-collateralized mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans (such as an office property used substantially as a data center) may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of such theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, schools, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage or loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of damage or loss to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California or other areas of high seismic activity) do not require earthquake insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program (the “NFIP”) is scheduled to expire on September 30, 2020.  We cannot assure you if or when NFIP will be reauthorized. Expiration of the NFIP could have an adverse effect on the value of properties in flood zones or their ability to be repaired or rebuilt after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 16 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the immediately preceding calendar year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans or groups of cross-collateralized mortgage loans. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, rent steps, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and/or underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior 3 calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases or a lease amendment expanding the leased space but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten cash flows for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes” and “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes”;. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Morgan Stanley Mortgage Capital Holdings LLC—Review of MSMCH Mortgage Loans”, “—Argentic Real Estate Finance LLC—Review of Mortgage Loans for Which Argentic is the Sponsor”, “—Starwood Mortgage Capital LLC—Review of SMC Mortgage Loans” and “—Barclays Capital Real Estate Inc.—Review of Barclays Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time.

The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy and/or begun paying rent or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-stabilized”, “as-complete” or “as-portfolio” value as well as the “as-is” value. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”. As described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, for certain mortgage loans, appraised values may reflect the “as-stabilized”, “as-complete” or other hypothetical valuations.

In addition, investors should be aware that the appraisals for the mortgaged properties were prepared prior to origination and have not been updated. In particular, such appraisals generally do not reflect the effects of the COVID-19 pandemic on the mortgaged properties. As a result, appraised values and related metrics, such as loan-to-value ratios, may not accurately reflect the current conditions at the mortgaged properties.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” and “as-stabilized” (or other similar term) values, we cannot assure you that those assumptions are or will be accurate or that the “as-stabilized” (or other similar term) value will be the value of the related mortgaged property at the indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers— Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards”, “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes” and “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the properties will be sufficient to fully fund such reserves. See Annex A-1 for additional information with respect to the reserves established for the mortgage loans.

Borrowers That Are Not Special Purpose Entities May Be More Likely to File Bankruptcy Petitions and This May Adversely Affect Payments on Your Certificates

While many of the borrowers have agreed to certain special purpose covenants to limit the bankruptcy risk arising from activities unrelated to the operation of the property, some borrowers may not be special purpose entities. The loan documents and organizational documents of these borrowers that are not special purpose entities generally do not limit the purpose of the borrowers to owning the mortgaged properties and do not contain the representations, warranties and covenants customarily employed to ensure that a borrower is a special purpose entity (such as limitations on indebtedness, affiliate transactions and the conduct of other businesses, restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge or sell all of its assets and restrictions upon amending its organizational documents). Consequently, these borrowers may have other monetary obligations, and certain of the loan documents provide that a default under any such other obligations constitutes a default under the related mortgage loan.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the Bankruptcy Code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty no. 13 in Annex D-1 and the identified exceptions to that representation in Annex D-2. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee or manager for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related mortgage loan documents. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Delaware Statutory Trusts”.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

The borrowers under certain of the mortgage loans secured by multiple mortgaged properties may be permitted, subject to the satisfaction of certain conditions, to obtain the release of one or more mortgaged properties from the lien of the mortgage and substitute other properties as collateral. A substitute property generally is required to meet certain criteria under the related loan documents. However, notwithstanding the substitution criteria, a substitute mortgaged property may have different characteristics from those of the replaced mortgaged property. We cannot assure you that a substitute mortgaged property will perform in the same manner as the replaced mortgaged property and that a substitution will not adversely affect the performance of the mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are subject to master leases, operating leases or a similar structure, state law may provide that the lender will not have a perfected security interest in the underlying property rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s, operating lessee’s or similar party’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

In addition, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans may provide that if by a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan rate for such mortgage loan. Generally, from and after the anticipated repayment date for each such mortgage loan, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of the additional interest accrued by reason of the marginal increase in the interest rate (“excess interest”) will be deferred until, and such deferred excess interest will be required to be paid (if and to the extent permitted under applicable law and the related loan documents, with compound interest thereon) only after, the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or pay the outstanding principal balance at any anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the Bankruptcy Code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may have a material adverse effect on the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the Bankruptcy Code, such a result would be consistent with the purpose of the 1994 Amendments to the Bankruptcy Code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the Bankruptcy Code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the Bankruptcy Code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the Bankruptcy Code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 34 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

In the case of a mortgage loan secured by both a fee and a leasehold interest in the related mortgaged property, in certain circumstances, including where the related fee is owned by an affiliate or other accommodation mortgagee that is not itself a borrower under the mortgage loan, or is not a special purpose bankruptcy remote entity, or has not received consideration for mortgaging its fee interest, the bankruptcy and other risks noted above may still be present.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties and Net Leased Properties Have Specific Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Certain of the mortgaged properties securing the mortgage loans may be net leased to a ground tenant, which operates such mortgaged property as a hotel or other commercial property. Such net leased properties have risks similar to those of a leased fee property, including but not limited to the borrower’s receipt of only the related net lease income, and not the income of the underlying hotel or other property, lack of control over the operations of the mortgaged property, and reduced liquidity for such properties.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe, and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. However, in the case of certain Shari’ah compliant mortgage loans, including the Shari’ah compliant mortgage loans included in the mortgage pool, the related master lease payments do not match, and therefore may not fully cover, the debt service payments, or do not cover reserve payments.

By its terms, the master lease is subordinate to the related mortgage loan. However, in some cases, including in the case of the Shari’ah compliant mortgage loans included in the mortgage pool, the master lease may not provide that the lender is a beneficiary of the subordination provisions or may provide that the master tenant has no responsibility under the loan documents or to the lender. In such circumstances the master tenant may be able to assert defenses in the event that the lender seeks to terminate the master lease upon a foreclosure, which, if successful, could allow the master lease to remain in place and the master tenant to remain in control of the related property.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property.

Shari’ah compliant loans may in some instances provide for an assignment of leases and rents from the related master tenant to the borrower, as landlord under the master lease, and a collateral assignment of such assignment of leases and rents from the borrower to the lender. However, under applicable state law, including the laws of states where the mortgaged properties securing the Shari’ah compliant mortgage loans included in the mortgage pool are located, an assignment of leases and rents without a mortgage may not be enforceable. Accordingly, the lender does not have a perfected security interest in the leases and rents of the underlying tenants.

The foregoing arrangements may adversely affect the ability of the lender to enforce the related mortgage loan or the amount received upon enforcement, particularly in the event of a bankruptcy of the borrower or master tenant.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Each of the following relationships should be considered carefully by you before you invest in any certificates.

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Morgan Stanley Mortgage Capital Holdings LLC, one of the sponsors, of Morgan Stanley Bank, N.A., one of the originators, and of Morgan Stanley & Co. LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the certificates to investors and/or in exchange for certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not the interests of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, ”—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where a financial institution buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, Morgan Stanley Mortgage Capital Holdings LLC, a mortgage loan seller and a sponsor, and Morgan Stanley Bank, N.A., an originator. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Capital Real Estate Inc., a mortgage loan seller and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the mortgage loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers.”

The Servicing of Certain Mortgage Loans Will Shift to Other Servicers

The servicing of any servicing shift whole loan is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until such time as the related controlling pari passu companion loan is securitized in a separate securitization. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Servicing Shift Mortgage Loans.” Upon securitization of such promissory note, the servicing and administration of such whole loan will shift to the master servicer and special servicer under the applicable other securitization and will be governed exclusively by the pooling and servicing agreement entered into in connection with that securitization and the related intercreditor agreement. Neither the closing date of any such future securitization nor the identity of any such other master servicer or special servicer has been determined (or such information may have been preliminarily determined but remains subject to change). In addition, the provisions of the pooling and servicing agreement that will govern any such future securitization have not yet been determined (or may have been preliminarily determined but remains subject to change), although they will be required to satisfy certain requirements set forth in the related intercreditor agreement. Prospective investors should be aware that they will not have any control over the identity of the master servicer or special servicer under the pooling and servicing agreement that will govern any such future securitization, nor will they have any assurance as to the particular terms of any such other pooling and servicing agreement except to the extent of compliance with the requirements set forth in the related intercreditor agreement. Moreover, with respect to such whole loan, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of such whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan (or the controlling party in a related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement) will have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction with respect to the other loans in this mortgage pool that are serviced under the pooling and servicing agreement for this securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans.” As of the closing date, there will be no servicing shift mortgage loans.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of such non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer is a borrower party with respect to a mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan (and will be replaced according to the procedures described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”). The replacement special servicer (referred to herein as an “excluded special servicer”) will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and that it will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

In addition, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, delayed action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. Such enforcement may also be influenced by any affiliation between the master servicer or special servicer, as applicable, and the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is (or is affiliated with) a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may currently or in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, the mortgaged property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower, a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may currently or in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

Absent a control termination event, the directing certificateholder will be entitled to direct the servicing actions of the special servicer in respect of serviced mortgage loans (other than any excluded DCH loan, any servicing shift mortgage loan or any serviced A/B whole loan as to which the related B note holder has control rights) and, subject to certain limitations, will be entitled to replace the special servicer with or without cause. In addition, if a control termination event has occurred and is continuing, but absent a consultation termination event, the directing certificateholder will retain certain consultation rights with respect to the special servicer’s servicing actions related to such mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder.”

The directing certificateholder and its affiliates may have interests that are in conflict with those of certain certificateholders, and the special servicer may, at the direction of, or in consultation with, the directing certificateholder, take actions with respect to a mortgage loan that could adversely affect the holders of some or all of the classes of certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. See “Pooling and Servicing Agreement—The Directing Certificateholder.” Each certificateholder, by its acceptance of its certificates, will be deemed to acknowledge and agree that the directing certificateholder will be controlled by the controlling class, will have no duty to any certificateholders and may have certain conflicts of interest, as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder.”

It is anticipated that on the closing date, KKR CMBS II Aggregator Type 2 L.P. will purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class M-RR and Class V certificates and will appoint KKR Real Estate Credit Opportunity Partners II L.P. as the initial directing certificateholder.

Such conflicts of interest may be particularly significant if the directing certificateholder or any affiliate thereof has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as the directing certificateholder or the holder of the majority of the controlling class is a borrower party (the related mortgage loan being referred to herein as an “excluded DCH loan”), the directing certificateholder will not have consent or consultation rights solely with respect to such excluded DCH loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded DCH loan as described in the pooling and servicing agreement). In addition, for so long as the directing certificateholder or a controlling class certificateholder is a borrower party, it will not be given access to certain “excluded information” solely relating to the related excluded DCH loan and/or the related mortgaged properties. Notwithstanding those restrictions, there can be no assurance that a borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded DCH loan or that a borrower-related certificateholder will not otherwise seek to exert its influence over the special servicer in the event an excluded DCH loan becomes subject to a workout or liquidation.

With respect to each of the non-serviced mortgage loans, the servicing shift mortgage loans and, if and for so long as the related B note holder has control rights, the serviced A/B whole loans, the holder of the related controlling companion loan or its designee will have rights to direct the servicing of the related whole loan similar to the rights of the directing certificateholder with respect to the other mortgage loans in this transaction. See “Description of the Mortgage Pool—The Whole Loans”. In addition, with respect to any serviced A/B whole loan, the related B note holder will also have certain cure and purchase rights in respect of the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”. Any such controlling companion loan holder may have interests in conflict with those of the MSC 2020-HR8 certificateholders, and to the extent the controlling companion loan has been securitized, the controlling class certificateholders (or a directing certificateholder on their behalf) under such securitization may have similar conflicting interests. As a result, it is possible that such entities may direct the applicable special servicer to take actions that conflict with the interests of holders of certain classes of the MSC 2020-HR8 certificates. Each certificateholder, by its acceptance of its certificates, will be deemed to make acknowledgements and agreements with respect to conflicts of interest of the controlling companion loan holder similar to those made with respect to the directing certificateholder (see “Pooling and Servicing Agreement—The Directing Certificateholder—Limitation on Liability of Directing Certificateholder”). No holder of a controlling companion loan with respect to a whole loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

With respect to each of the non-serviced whole loans, the servicing shift whole loans and the serviced A/B whole loans, the holder of the related controlling note (and, to the extent such related controlling note has been securitized (and to the extent known), the initial directing certificateholder (or equivalent entity) as of the closing date for the related securitization transaction) is set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General.”

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the control eligible certificates, which is referred to in this prospectus as the “third party purchaser” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. See “Credit Risk Retention—General”. In addition, the third party purchaser was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the third party purchaser received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the third party purchaser or that the final pool as influenced by the third party purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of the third party purchaser’s certificates. Because of the differing subordination levels, the third party purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the third party purchaser but that does not benefit other investors. In addition, while the third party purchaser is prohibited under the credit risk retention rules to enter into hedging arrangements and certain other transactions, it may nonetheless otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The third party purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The third party purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the third party purchaser’s acceptance of a mortgage loan. The third party purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The third party purchaser will have no liability to any certificateholder for any actions taken by it as described in the preceding paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The third party purchaser is expected to appoint KKR Real Estate Credit Opportunity Partners II L.P. or an affiliate thereof as the initial directing certificateholder. For a description of certain conflicts of interest related to the directing certificateholder, see “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and for a description of any affiliations between the third party purchaser and other parties related to this transaction, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland Loan Services, a Division of PNC Bank, National Association, which is expected to act as the special servicer, was engaged as an independent contractor to conduct due diligence with respect to certain mortgage loans prior to the closing date by KKR Real Estate Credit Opportunity Partners II L.P. (or its affiliate).

Because the incentives and actions of the third party purchaser may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Other Potential Conflicts of Interest May Affect Your Investment

The property managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	the property managers, borrowers and affiliates thereof may also own other properties, including competing properties.

None of the borrowers, property managers or their affiliates (or any employee thereof) has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Subject to certain exceptions, banking entities were required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act of 1940, as amended, as a basis for not registering under the Investment Company Act of 1940, as amended. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

In addition, this transaction is structured to comply with the Credit Risk Retention Rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining sponsor or the retaining third party purchaser will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of the retaining sponsor or the retaining third party purchaser to be in compliance with the Credit Risk Retention Rules at any time will have on the certificateholders or the market value or liquidity of the certificates. Furthermore, notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the retaining sponsor, the third party purchaser or other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the retaining sponsor, the retaining third party purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

On March 25, 2020, the Coronavirus Aid Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act is extensive and significant legislation, and the majority of implementing regulations have not yet been issued. The potential impact of the CARES Act on the borrowers is not yet known. It is possible that compliance with the implementing regulations under the CARES Act may impose costs on, or create operational constraints for, the borrowers and may have an adverse impact on the ability of the master servicer to effectively service the mortgage loans. Further, certain governmental authorities, including federal, state or local governments, could enact, and in some cases already have enacted, laws, regulations, executive orders or other guidance that allow mortgagors to forgo making scheduled payments for some period of time, require modifications to mortgage loans (e.g. waiving accrued interest), preclude creditors from exercising certain rights or taking certain actions with respect to collateral, including foreclosure actions or temporary closures of the master servicer or the special servicer as “non-essential businesses” or otherwise.

European Risk Retention and Due Diligence Requirements

Investors should be aware, and in some cases are required to be aware, of the risk retention and due diligence requirements (the “European Risk Retention and Due Diligence Requirements”), as set out in Regulation (EU) 2017/2402 (the “European Securitization Regulation”) as supplemented by certain related regulatory technical standards, implementing technical standards and official guidance. The European Securitization Regulation has direct effect in member states of the European Union (“EU”), and is expected also to be implemented in non-EU member states of the European Economic Area (“EEA”). In addition, notwithstanding that the United Kingdom (“UK”) is no longer a member of the EU, the European Securitization Regulation continues to apply in the UK, pursuant to the withdrawal agreement between the EU and the UK, for the duration of the transition period (“Transition Period”) provided for by such agreement (i.e. until December 31, 2020).

The European Risk Retention and Due Diligence Requirements apply in respect of institutional investors (as defined in the European Securitization Regulation) and, in certain cases, their consolidated subsidiaries (together, “European Institutional Investors”), including: institutions for occupational retirement provision; credit institutions (and certain consolidated subsidiaries thereof); alternative investment fund managers which manage or market alternative investment funds in the EU or in the UK; investment firms (and certain consolidated subsidiaries thereof); insurance and reinsurance undertakings; and management companies of UCITS funds (or internally managed UCITS). The European Risk Retention and Due Diligence Requirements restrict European Institutional Investors from investing in securitizations unless, amongst other things, such European Institutional Investors have verified that: (i) if established in a country other than (a) a member state of the EU or the EEA or (b) the UK, the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest of not less than five per cent in the securitization determined in accordance with Article 6 of the European Securitization Regulation and the risk retention is disclosed to European Institutional Investors; (ii) the originator, sponsor or securitization special purpose entity (i.e., the issuer special purpose vehicle) has, where applicable, made available the information required by Article 7 of the European Securitization Regulation in accordance with the frequency and modalities provided for in that Article; and (iii) where the originator or original lender is established in a country other than (a) a member state of the EU or the EEA or (b) the UK, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

Failure to comply with one or more of the European Risk Retention and Due Diligence Requirements may result in various penalties including, in the case of those European Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the securitization position acquired by the relevant European Institutional Investor.

Aspects of the European Risk Retention and Due Diligence Requirements and what is or will be required to demonstrate compliance to relevant national regulators remain unclear. None of the sponsors, the depositor or the underwriters, or their respective affiliates, or any other person, intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action in respect of such securitization, in a manner prescribed or contemplated by the European Risk Retention and Due Diligence Requirements. In particular, no such person undertakes to take any action which may be required by any European Institutional Investor for the purposes of its compliance with any applicable European Risk Retention and Due Diligence Requirement or any similar requirements. None of the sponsors, the depositor or the underwriters, or any of their respective affiliates, or any other person, provides any assurances regarding, or assumes any responsibility for, compliance by any investor or any other person with any European Risk Retention and Due Diligence Requirements.

In addition, the arrangements described under “Credit Risk Retention” in this prospectus have not been structured with the objective of ensuring compliance by any European Institutional Investor with any European Risk Retention and Due Diligence Requirements.

Consequently, the certificates may not be a suitable investment for any European Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the certificates, and otherwise affect the secondary market for the certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the certificates for investment, and, in particular, the scope and applicability of the European Risk Retention and Due Diligence Requirements and their compliance with any applicable European Risk Retention and Due Diligence Requirements.

It is currently expected that, with effect from the end of the Transition Period, (i) the European Securitization Regulation will cease to be applicable in the UK, and (ii) certain UK legislation (the “UK Securitization Rules”) will take effect. The UK Securitization Rules, in broad terms (and amongst other things), will impose upon relevant UK-established or UK-regulated persons certain restrictions and obligations that will be similar in nature to those imposed by the European Securitization Regulation as at the end of the Transition Period. However, the restrictions and obligations to be imposed by the UK Securitization Rules will, in certain respects, be in different terms to the corresponding restrictions and obligations currently imposed by the European Securitization Regulation, and such differences may, in certain cases, be material for investors, originators and other parties. In addition, the UK Securitization Rules do not include any general transitional (or “grandfathering”) provision, by which a person who is in compliance with the European Securitization Regulation in respect of any securitization immediately before the end of the Transition Period would be deemed to be in compliance with the UK Securitization Rules in respect of such securitization with effect from the end of the Transition Period. It is possible that the UK Securitization Rules may not be brought into force, and may be amended before or after they take effect. If, at any time, any Certificateholder requires any action to be taken for purposes of its compliance with the UK Securitization Rules, no party to the transaction described in this prospectus shall be obliged to take any such action, except to the extent that it is otherwise obliged to do so, as described in this prospectus. No such party gives any assurance as to any person’s ability to comply, at any time, with any requirement of the UK Securitization Rules, or shall have any liability to any person in respect of any non-compliance, or inability to comply, with any requirement of the UK Securitization Rules. Prospective investors are responsible for analyzing their own legal and regulatory position and are encouraged, where relevant, to consult with their own advisors regarding the UK Securitization Rules, and any changes that may be made thereto.

Recent Developments Concerning the Proposed Japanese Retention Requirements

The Japanese Financial Services Agency the (“JFSA”) recently published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk weighting to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the certificates equal to at least 5% of the exposure of the total underlying assets in the transaction (the “Japanese Retention Requirement”) or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination with respect to the mortgage loans by such investors, the Japanese Retention Requirement as set out in the JRR

Rule will apply to an investment by such investors in the certificates. The Japanese investors to which the JRR Rule applies include banks, bank holding companies, credit unions (shinyo kinko), credit cooperatives (shinyo kumiai), labor credit unions (rodo kinko), agricultural credit cooperatives (nogyo kyodo kumiai), ultimate parent companies of large securities companies and certain other financial institutions regulated in Japan (such investors, “Japanese Affected Investors"). Such Japanese Affected Investors may be subject to punitive capital requirements and/or other regulatory penalties with respect to investments in securitizations that fail to comply with the Japanese Retention Requirement.

The JRR Rule became effective on March 31, 2019. At this time, you should understand that there are a number of unresolved questions and no established line of authority, precedent or market practice that provides definitive guidance with respect to the JRR Rule, and no assurances can be made as to the content, impact or interpretation of the JRR Rule. In particular, the basis for the determination of whether an asset is “inappropriately originated” remains unclear, and therefore unless the JFSA provides further specific clarification, it is possible that this transaction may contain assets deemed to be “inappropriately originated” and as a result may not be exempt from the Japanese Retention Requirement. The JRR Rule or other similar requirements may deter Japanese Affected Investors from purchasing the certificates, which may limit the liquidity of the certificates and adversely affect the price of the certificates in the secondary market. Whether and to what extent the JFSA may provide further clarification or interpretation as to the JRR Rule is unknown.

Each purchaser or prospective purchaser of certificates is itself responsible for monitoring and assessing any changes to Japanese risk retention laws and regulations, including any delegated or implementing legislation made pursuant to the JRR Rule, and for analyzing its own regulatory position. Each purchaser or prospective purchaser of certificates is advised to consult with its own advisers regarding the suitability of the certificates for investment and the applicability of the JRR Rule and the Japanese Retention Requirement to this transaction. None of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates makes any representation or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person, including any Japanese Affected Investor, and none of the depositor, the issuing entity, the retaining sponsor, the certificate administrator, the trustee, the master servicer, the special servicer, any borrowers, the underwriters, any other party to the transactions contemplated by this prospectus, or their respective affiliates intends to take any steps to comply (or facilitate compliance by any person, including any Japanese Affected Investor) with the JRR Rule or makes any representation, warranty or agreement regarding compliance with the JRR Rule or the consequences of the JRR Rule for any person.

Changes to Accounting Standards Could Have an Adverse Impact on the Offered Certificates

We make no representation or warranty regarding any accounting implications related to the offered certificates. The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products that are effective as of the start of the first fiscal year that began after December 15, 2009 for each investor in the offered certificates. These changes, or any other future changes, may impact the accounting for entities such as the issuing entity and could require the issuing entity to be consolidated in an investor’s financial statements. Each investor in the offered certificates should consult its accounting advisor to determine the impact these accounting changes might have as a result of an investment in the offered certificates.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 5 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due, in part, to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings of such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate the other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-on-Sale” and “Due-on-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of the weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the imposition of applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for a borrower to repay the mortgage loan by any anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or not be repaid by any anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

Furthermore, yield maintenance charges and prepayment premiums will only be allocated to certain classes of certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”, and each class may receive a different allocation of such amounts than other classes. In particular, the formulas for calculating the entitlements of the classes of Exchangeable IO Certificates to such amounts are different than the formulas for calculating the entitlements of the Class X-A and Class X-B certificates to such amounts.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) or the holder of a subordinate companion loan may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates or Exchangeable IO Certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of each class of certificates indicated in the table below is based upon the outstanding certificate balance(s) of the related class(es) of principal balance certificates or trust components whose certificate balances comprise such notional amount, the yield to maturity on the indicated classes of certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the underlying class(es) of principal balance certificates or underlying trust component(s).

Interest-Only Class of Certificates	Underlying Classes of Certificates or Underlying Trust Components
Class X-A	Class A-1 and Class A-SB certificates and Class A-3 and Class A-4 trust components
Class X-B	Class A-S trust component and Class B and Class C certificates
Class A-3-X1	Class A-3-1 certificates
Class A-3-X2	Class A-3-2 certificates
Class A-4-X1	Class A-4-1 certificates
Class A-4-X2	Class A-4-2 certificates
Class A-S-X1	Class A-S-1 certificates
Class A-S-X2	Class A-S-2 certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of certificates with notional amounts. Investors in any such certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1 certificates and the Class A-3 and Class A-4 trust components remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1 certificates and the Class A-3 and Class A-4 trust components were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer may not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the offered certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first, the Class M-RR, Class L-RR, Class K-RR, Class J-RR, Class H-RR, Class G-RR, Class F-RR, Class E-RR, Class D, Class C and Class B certificates and the Class A-S trust component, in that order, and then, the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 trust components, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class or trust component. Any portion of such amount applied to the Class A-3, Class A-4 or Class A-S trust component will reduce the certificate balance or notional amount of each class of certificates in the related group of Exchangeable Certificates by an amount equal to the product of (x) its certificate balance or notional amount, divided by the certificate balance of such trust component prior to the applicable reduction, and (y) the amount applied to such trust component. A reduction in the certificate balance of the Class A-1, Class A-SB, Class B, Class C or Class D certificates or the Class A-3, Class A-4 or Class A-S trust components, will result in a corresponding reduction in the notional amount of the corresponding class of certificates with a notional amount. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Release of Collateral May Reduce the Yield on Your Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described in Annex A-1. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. Any such prepayment may adversely affect the yield to maturity of your certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances. Any such release or substitution may impact the value of the collateral upon which the lender may realize, which may adversely affect the yield to maturity of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases, Substitutions and Additions” for further details regarding the various release provisions.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S Exchangeable Certificates (collectively) and the Class B and Class C certificates to receive payments of principal and interest otherwise payable on such classes of certificates will be subordinated to such rights of the holders of the Class A-1, Class A-SB, Class X-A, Class X-B and Class X-D certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates (solely in the case of the Class B and Class C certificates) and the Class B certificates (solely in the case of the Class C certificates). See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans serviced under the pooling and servicing agreement, those decisions are generally made by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to such non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan(s), subject to the rights of the directing certificateholder (or equivalent entity) appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to a non-serviced whole loan.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded DCH loan and except that, with respect to the non-serviced mortgage loans, any servicing shift mortgage loans, any serviced A/B whole loan as to which the related B note holder has control rights and any controlling serviced pari passu companion loans, it will only have limited consultation rights) and the right to replace the special servicer under the pooling and servicing agreement with or without cause, except that if a control termination event occurs and is continuing, the directing certificateholder will lose the related consent rights and the right to replace the special servicer, and if a consultation termination event occurs, then the directing certificateholder will lose the related consultation rights. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans and whole loans serviced under the pooling and servicing agreement, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates. With respect to any serviced A/B whole loan as to which the related B note holder has control rights and servicing shift mortgage loans, the directing certificateholder does not have consent rights, and the holder of the related controlling companion loan will have consent and consultation rights similar in nature to those otherwise exercisable by the directing certificateholder, and the special servicer may take actions that could have a similar adverse effect. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders.”

Similarly, with respect to a non-serviced mortgage loan, the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note), take actions with respect to such non-serviced mortgage loan and related companion loan(s) that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited (or no) consultation rights with respect to major decisions relating to the related non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders,” “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

In addition, if (i) the aggregate of the certificate balances of the RR Certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the aggregate of the initial certificate balances of such classes or (ii) a control termination event has occurred and is continuing (either such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as such operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of a special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of and for the benefit of the certificateholders (as a collective whole as if such certificateholders constituted a single lender). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to each non-serviced mortgage loan, the operating advisor appointed under the related pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement (although when they may be exercised may differ). Further, the operating advisor will generally have no obligations or consultation or other rights under the pooling and servicing agreement for this transaction with respect to any of the non-serviced mortgage loans or any related REO Property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer under the pooling and servicing agreement for this securitization with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any non-serviced loan, any excluded DCH loan, any servicing shift mortgage loan or any serviced A/B whole loan as to which the related B note has control rights as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders entitled to not less than 25% of the voting rights (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the respective certificate balances of the certificates) and (y) upon receipt of approval by certificateholders entitled to at least 75% of the voting rights that constitute a minimum quorum of the certificateholders (which is the holders of certificates evidencing at least 75% of the voting rights (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the respective certificate balances of the certificates)). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. In addition, under certain circumstances, the operating advisor may recommend the replacement of the special servicer in the manner described in “Pooling and Servicing Agreement—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the special servicer (so long as a control termination event has occurred and is continuing or the vote is based on recommendation of the operating advisor), the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will require the trustee to replace the master servicer, the special servicer, the operating advisor or the asset representations reviewer, as applicable, for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each of the non-serviced whole loans, the servicing shift whole loans and any serviced A/B whole loan as to which the related B note holder has control rights, in circumstances similar to those described above, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to replace the special servicer responsible for servicing such whole loan with or without cause, and without the consent of the issuing entity. The certificateholders will generally have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holder of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan (other than the holder of the related controlling companion loan for any servicing shift whole loan, which will have certain control rights as described below) will have certain non-binding consultation rights with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Each such companion loan holder and any representative thereof may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with the companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

The holder of the related controlling companion loan for any servicing shift whole loan will have certain consent and consultation rights with respect to certain matters relating to the related mortgage loan and the right to replace the special servicer with or without cause, solely with respect to the subject whole loan. These actions and decisions include, among others, the right, in certain circumstances, to modify or waive any of the terms of the related mortgage loan documents, call or waive any event of default under the related mortgage loan documents and consent to any action or failure to act by any party to the related mortgage loan documents. The exercise of these rights may cause the special servicer to take actions with respect to the related whole loan that could adversely affect the interests of investors in one or more classes of offered certificates.

With respect to any whole loan that includes a subordinate companion loan, the holders of the subordinate companion loan will have the right under certain limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of an AB control appraisal period with respect to the subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of the applicable fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the holder of the controlling note (or, if such note has been securitized, the directing certificateholder (or equivalent entity) of the related securitization trust holding the related controlling note) will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the controlling noteholder (or designated party with respect to any securitization trust holding the controlling note) may conflict with those of the holders of some or all of the classes of certificates, and accordingly such party may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans (or portion thereof) sold by such sponsor to us. Neither we nor any of our affiliates (other than Morgan Stanley Mortgage Capital Holdings LLC in respect of the mortgage loans it will contribute to this securitization) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so (except that Barclays Capital Holdings Inc. will be liable for the cure, repurchase and substitution obligations in respect of the Barclays Mortgage Loans to the same extent as Barclays Capital Real Estate Inc.). We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, absent a Material Breach of a representation or warranty, the applicable mortgage loan seller will have no obligation to repurchase a mortgage loan if the related borrower is or has been adversely affected by the COVID-19 pandemic. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced mortgage loan that is serviced under the related non-serviced pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected non-serviced mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal, compounded annually. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace a Servicer

The master servicer or the special servicer may be eligible to become a debtor under the Bankruptcy Code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the Bankruptcy Code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the Bankruptcy Code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity’s claim to collections in that master servicer’s or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may be eligible for relief under the federal bankruptcy laws, if it is characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the Bankruptcy Code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the PSA or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Accordingly, this may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

See “Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose of or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property.

When foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Property under construction can qualify as foreclosure property under the REMIC provisions but the REMIC cannot continue the construction unless more than 10% of the construction was complete at the time default on the real estate mortgage loan became “imminent.”

Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

When foreclosing on a real estate mortgage a REMIC is generally limited to taking only the collateral that will qualify as “foreclosure property” within the meaning of the REMIC provisions. Foreclosure property includes only the real property (ordinarily the land and structures) securing the real estate mortgage and personal property incident to such real property.

Loan Modifications Related to COVID-19

On April 13, 2020, the IRS issued REMIC guidance under Revenue Procedure 2020-26 regarding forbearance granted to mortgage loan borrowers experiencing financial hardship due to the COVID-19 emergency. Under Revenue Procedure 2020-26, REMICs can grant forbearance relief to COVID-19-affected borrowers of mortgage loans without suffering certain adverse tax consequences. In particular, a COVID-19 related modification of a mortgage loan held by a REMIC, by itself, will not jeopardize the treatment of such mortgage loan as a “qualified mortgage” for REMIC tax purposes and will not jeopardize the tax status of the REMIC that holds such loan as a “REMIC” for income tax purposes. In addition, if a mortgage loan satisfied the “principally secured” test (see the paragraph immediately above) at the time of origination, such loan will not be re-tested for such purpose solely because there was a COVID-19 related modification after origination. The relief generally applies to mortgage loans where forbearance (i) is put in place between March 27, 2020 and December 31, 2020, and (ii) lasts for a period of six months or less.

The master servicer or the special servicer, as applicable, will be allowed to grant a forbearance on a mortgage loan related to the global COVID-19 emergency if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such mortgage loan (whether or not such prior grants of forbearance were covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC tax consequence.

This could impact the timing and ultimate recovery on the mortgage loans, and likewise on one or more classes of offered certificates.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the Code. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Code Section 166.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse certificateholders for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 43 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $690,955,373 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in July 2020 (or, in the case of any Mortgage Loan that has its first due date after July 2020, the date that would have been its due date in July 2020 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

6 Mortgage Loans (28.1%) are each part of a larger whole loan, which whole loan is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each such Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of any Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the PSA (as defined in “Description of the Certificates—General” in this prospectus) for this transaction.

The mortgage loan sellers set forth in the chart under “Summary of Terms—Relevant Parties—Sponsors” will sell their respective Mortgage Loans to the depositor, which will in turn transfer the Mortgage Loans to the issuing entity in exchange for the certificates.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily and/or manufactured housing community real properties (each, a “Mortgaged Property”). See, however, “—Real Estate and Other Tax Considerations” below.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on July 31, 2020 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the Allocated Loan Amount allocated to such Mortgaged Properties as of the Cut-off Date.

Except as specifically provided in this prospectus, information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) is calculated including the principal balance and debt service payment of any related Pari Passu Companion Loan, but excluding the principal balance and debt service payment of any related Subordinate Companion Loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

References to any specified Mortgage Loan should be construed to refer to the Mortgage Loan secured by the Mortgaged Property (or portfolio of Mortgaged Properties) with the same name identified on Annex A-1, representing the approximate percentage of the Initial Pool Balance set forth on Annex A-1.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings set forth below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination and have not been updated. In particular, such appraisals generally do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Allocated Loan Amount” means, in the case of Mortgage Loans secured by a portfolio of Mortgaged Properties, a portion of the Cut-off Date Balance allocated to each Mortgaged Property based upon one or more of the related appraised values, the related underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. With respect to any Mortgage Loan that is secured by a single Mortgaged Property, “Allocated Loan Amount” means the Cut-off Date Balance of such Mortgage Loan.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the monthly payment in effect as of the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for monthly payments in accordance with a specified payment schedule, ”Annual Debt Service” means 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date;

●	in the case of a Mortgage Loan that provides for interest-only payments through its maturity, or its Anticipated Repayment Date, as applicable, “Annual Debt Service” means the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, “Annual Debt Service” means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the monthly payment in effect as of the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value” on Annex A-1. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical” or “as-renovated” value (or any equivalent term) as well as an “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A-1 to this prospectus is not the “as-is” appraised value (or, in the case of a portfolio of Mortgaged Properties, is not the sum of the “as-is” appraised values of the individual Mortgaged Properties), but is instead calculated based on the condition(s) set forth in the table below:

Mortgage Loan or Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Cut-off Date LTV Ratio (Other Than “As-Is”)	LTV Ratio at Maturity or ARD (Other Than “As-Is”)	Other Than “As-Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	LTV Ratio at Maturity or ARD (“As-Is”)	“As-Is” Appraised Value
Texas Multifamily Portfolio(1)	7.7%	64.4%	51.7%	$82,250,000	66.4%	53.3%	$79,800,000

(1)	The Other Than “As-Is” Appraised Value of $82,250,000 represents the “as-is portfolio” value as of February 14, 2020. The sum of the values of the individual Mortgaged Properties on a stand-alone basis is $79,800,000. In addition, the Other Than “As-Is” Appraised Value assumes that the borrowers will win their appeals of the tax assessment with respect to The Presidio Apartments Mortgaged Property (2.7%) and the Ravenwood Apartments Mortgaged Property (2.2%).With respect to The Presidio Apartments Mortgaged Property, the “As-Is” Appraised Value is $28,400,000, and the value of the Mortgaged Property without such assumption is approximately $25,000,000. With respect to the Ravenwood Apartments Mortgaged Property, the “As-Is” Appraised Value is $23,100,000, and the value of the Mortgaged Property without such assumption is approximately $22,870,000.

In addition:

With respect to the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%), the Appraised Value for each of the 3031 & 3041 Holland Avenue Mortgaged Property, 610 Trinity Avenue Mortgaged Property, 2770-2780 Kingsbridge Terrace Mortgaged Property, 1787-1791 Walton Avenue Mortgaged Property and 75 West 190th Street Mortgaged Property is predicated in part on the assumption that the borrowers will be entitled to a J-51 Exemption and/or a J-51 Abatement (as such terms are defined under “—Real Estate and Other Tax Considerations”) with respect to such Mortgaged Property and each such Appraised Value includes a specified amount attributable to the net present value of such a J-51 Exemption and/or J-51 Abatement. As of the origination date, the borrowers have informed the lender that they applied for two J-51 Exemptions for the 3031 & 3041 Holland Avenue (for which the attributed portion of the appraised value is $1,050,000), which were denied, and which denial is currently being litigated. As of the origination date, the borrowers have informed the lender that they had applied for (but had not yet received) one J-51 Abatement and intend to apply for an additional J-51 Abatement for the 610 Trinity Avenue Mortgaged Property (for which the collective attributed portion of the appraised value is $100,000), intend to apply for a J-51 Abatement for the 2770-2780 Kingsbridge Terrace Mortgaged Property (for which the attributed portion of the appraised value is $10,000), applied for two additional J-51 Abatements for the 75 West 190th Street Mortgaged Property (for which the collective attributed portion of the appraised value is $50,000), and applied for an additional J-51 Abatement for the 1787-1791 Walton Avenue Mortgaged Property (for which the attributed portion of the appraised value is $20,000). In each case, the exemption or abatement assumed in the appraisal may differ from the exemption or abatement applied for or intended to be applied for as of the origination date. All of such applied for or intended to be applied for J-51 Exemptions and J-51 Abatements were underwritten. See “—Real Estate and Other Tax Considerations” below. In addition, the Appraised Value for each of the 610 Trinity Avenue Mortgaged Property, 1787-1791 Walton Avenue Mortgaged Property and 75 West 190th Street Mortgaged Property is predicated in part on the assumption that the borrowers will have the benefit of a rent increase under New York State’s major capital improvements program (“MCI Program”). As of the origination date, the borrowers have informed the lender that they intend to apply for an MCI Program rent increase for the 610 Trinity Avenue Mortgaged Property (for which the attributed portion of the appraised value is $800,000), have applied for but had not yet received an MCI Program rent increase for the 75 West 190th Street Mortgaged Property (for which the attributed portion of the appraised value is $600,000), and have applied for but not yet received an MCI Program Rent increase for the 1787-1791 Walton Avenue Mortgaged Property (for which the attributed portion of the appraised value is $200,000). In each case, the MCI Program rent increase assumed in the appraisal may differ from the increase applied for or intended to be applied for as of the origination date. In relevant part, New York State’s MCI Program allows owners of rent-stabilized units in multifamily buildings to increase rents (subject to certain limits) to recoup, over a period of time, a portion of the “eligible construction costs” incurred in making improvements in or to residential units and common areas. Approximately $78,877 of in place, applied for and intended to be applied for MCI rent increases were underwritten. There is no assurance that any intended to be applied for J-51 Exemption, J-51 Abatement or MCI Program rent increase will be applied for, that any such applied for benefit will be obtained, or that the related borrowers will be successful in their litigation disputing the denial of the J-51 Exemptions for the 3031 & 3041 Holland Avenue Mortgaged Property.

The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for an upfront reserve of $1,450,000 (the “J-51 Exemption Funds”) with respect to the J-51 Exemptions, J-51 Abatements, and MCI Program rent increases that have been applied for or are intended to be applied for, as applicable, for the related Mortgaged Properties. The J-51 Exemption Funds are required to be released to the related borrowers upon satisfaction of each of the following conditions: (a) the lender's receipt of not more than two written requests from the related borrowers, to be received on or before August 25, 2021, to release all or a portion of the J-51 Exemption Funds, and (b) satisfaction of the J-51 Exemption Funds Release Conditions (as defined below), provided however, that: (i) the first request is required to be in the minimum amount of $500,000, and (ii) the second request will have no minimum draw requirement. Any J-51 Exemption Funds not disbursed to the borrowers on or prior to August 25, 2021 may at the lender’s discretion be retained and applied by the lender to the prepayment of the FTERE Bronx Portfolio 5 Mortgage Loan. Such prepayment is subject to payment of a prepayment premium equal to 3% of the amount prepaid. In the event any funds have not been released on or before August 25, 2021, the borrowers will be entitled to have one 6-month extension to satisfy the J-51 Exemption Funds Release Conditions, so long as, prior to August 25, 2021, the borrowers provide the lender with credit enhancement in the form of cash or a letter of credit in an amount equal to the remaining undisbursed amount of the J-51 Exemption Funds.

J-51 Exemption Funds Release Conditions” means, with respect to the release of all or a portion of the J-51 Exemption Funds, (a)(i) the New York City Department of Finance has approved the borrowers’ J-51 Exemption and/or J-51 Abatement application and/or (ii) the lender is in receipt of reasonably satisfactory evidence that the State of New York Division of Housing and Community Renewal has approved the borrowers’ application for an MCI Program rent increase; and (b) with respect to a release of all or a portion of the J-51 Exemption Funds under either or both of (i) and (ii) above, the lender has determined in its sole reasonable discretion that the underwritten net operating income (as calculated pursuant to the loan documents) divided by the outstanding principal balance of the FTERE Bronx Portfolio 5 Mortgage Loan, after giving effect to the disbursement (and treating non-disbursed funds as not outstanding), is equal to or greater than 7.7%.

With respect to the Texas Multifamily Portfolio Mortgage Loan (7.7%), the Appraised Value includes the assumption that the borrowers will win their appeals of the tax assessment with respect to The Presidio Apartments Mortgaged Property and the Ravenwood Apartments Mortgaged Property. With respect to The Presidio Apartments Mortgaged Property, the “As-Is” Appraised Value is $28,400,000, and the value of the Mortgaged Property without such assumption is approximately $25,000,000. With respect to the Ravenwood Apartments Mortgaged Property, the “As-Is” Appraised Value is $23,100,000, and the value of the Mortgaged Property without such assumption is approximately $22,870,000.

With respect to the Bronx Multifamily Portfolio V Mortgage Loan (2.2%), the appraised value of the 667 East 232nd Street Mortgaged Property includes $1,000,000 attributable to an MCI Program Rent Increase and $200,000 attributable to an MCI Abatement (as described under “--Real Estate and Other Tax Considerations”) that have been or are intended to be applied for but have not yet been approved.

With respect to the 555 Grand Street Mortgage Loan (0.9%), the Appraised Value of $9,800,000 includes the assumption that an expected tax abatement will be granted. The unabated taxes for the Mortgaged Property are $67,425 for the 2019/2020 tax year, compared to the underwritten abated taxes of $2,713. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of an ARD Loan, that will be outstanding at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Operating Income” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net operating income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “effective gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “total operating expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

“Cut-off Date LTV Ratio”, “Cut-off Date Loan-to-Value Ratio”, “Cut-off Date LTV”, or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided (b) by the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

●	In the case of a Mortgage Loan that is part of a Whole Loan unless otherwise indicated, the Cut-off Date Loan-to-Value Ratios were calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group divided by the aggregate Appraised Value of the related Mortgaged Properties securing such group.

●	With respect to Mortgage Loans which have an Appraised Value other than an “as is” appraised value, as set forth in the definition of “Appraised Value” above, the Cut-off Date LTV is, unless otherwise indicated, based on such non-“as is” Appraised Value.

●	With respect to The Liz Mortgage Loan (8.7%), the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance net of a $3,000,000 holdback reserve. The Cut-off Date LTV Ratio without netting the holdback reserve is 66.1%.

See the definition of “Appraised Value” above and Annex A-1 and the related footnotes.

“EGI” means “Effective Gross Income”, as defined under “Cash Flow Analysis” above.

“GLA” means gross leasable area.

“Grace Period” is the number of days before a payment default is an event of default under the related Mortgage Loan and/or before the imposition of late payment charges and/or default interest.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender; provided that hotel properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are continuing) generally on a daily basis.

“IO” means interest-only.

“IO Period UW NCF DSCR” means the UW NCF DSCR with respect to any related mortgage loan that has an interest-only period that has not expired as of the Cut-off Date but will expire prior to maturity.

With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt service coverage ratio of the related Whole Loan, based only on the master lease rent, is 2.19x.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet. Similarly, “2nd Largest Tenant”, “3rd Largest Tenant”, “4th Largest Tenant” and “5th Largest Tenant” mean, with respect to any Mortgaged Property, the tenant occupying the second, third, fourth or fifth (as applicable) largest amount of net rentable square feet.

“Lease Expiration of Largest Tenant” means the date at which the applicable Largest Tenant’s lease is scheduled to expire. Similarly, “Lease Expiration of 2nd Largest Tenant”, “Lease Expiration of 3rd Largest Tenant”, “Lease Expiration of 4th Largest Tenant” and “Lease Expiration of 5th Largest Tenant” mean, with respect to any Mortgaged Property, the date at which the applicable 2nd Largest Tenant’s, 3rd Largest Tenant’s, 4th Largest Tenant’s or 5th Largest Tenant’s, as applicable, lease is scheduled to expire.

“Loan Per Unit” means the applicable principal balance per unit of measure as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan). With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “Loan-to-Value Ratio at Maturity or ARD”, “Balloon LTV”, “Maturity Date LTV Ratio” or “Maturity Date LTV” means, with respect to any Mortgage Loan, (a) the Balloon Balance for such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided, that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	In the case of an ARD Loan, the LTV Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, such terms mean the ratio, expressed as a percentage, of the aggregate Balloon Balance of the related Mortgage Loans comprising such group divided by the aggregate Appraised Value of the related Mortgaged Properties securing such group.

●	With respect to Mortgage Loans which have an Appraised Value other than an “as is” appraised value, as set forth in the definition of “Appraised Value” above, the LTV Ratio at Maturity or ARD is, unless otherwise indicated, based on such non-“as is” Appraised Value.

●	With respect to The Liz Mortgage Loan (8.7%), the LTV Ratio at Maturity or ARD was calculated based on the related Cut-off Date Balance net of a $3,000,000 holdback reserve. The LTV Ratio at Maturity or ARD without netting the holdback reserve is 66.1%.

See the definition of “Appraised Value” above and Annex A-1 and the footnotes thereto.

“Mortgage Rate” means, with respect to each Mortgage Loan or Whole Loan and any interest accrual period, the annual rate at which interest accrues on such Mortgage Loan or Whole Loan (without regard to any increase in such rate after the Anticipated Repayment Date in the case of an ARD Loan) during such period (in the absence of a default), as set forth in the related Mortgage Note from time to time (the initial Mortgage Rate with respect to each Mortgage Loan is set forth on Annex A-1); provided, that for purposes of calculating Pass-Through Rates equal to, based on and limited by the weighted average Net Mortgage Rate, the Mortgage Rate for any mortgage loan will be determined without regard to any default interest and without taking into account any reduction in the interest rate by a bankruptcy court pursuant to a plan of reorganization or pursuant to any of its equitable powers or a reduction of interest or principal due to a modification, waiver or amendment of the terms of that Mortgage Loan pursuant to the PSA.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI” means historical net operating income for a Mortgaged Property for the annual or other period specified (or ending on the “NOI Date” specified), and generally consists of revenue derived from the use and operation of the Mortgaged Property, consisting primarily of rental income (and in the case of cooperative mortgage loans, assuming that the property was operated as a rental property), less the sum of (a) operating expenses (such as utilities, administrative expenses, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes (except in the case of certain Mortgage Loans included in the issuing entity, where the related borrowers are exempted from real estate taxes and assessments) and, if applicable, ground lease payments. Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy Rate” means the percentage of Square Feet, Units, Rooms or Pads, as the case may be, of a Mortgaged Property that was occupied or leased as of or, in the case of certain properties, average Units or Rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Rate As-of Date”), as specified by the borrower or as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property. Such percentage may include tenants which have executed a lease to occupy such Mortgaged Property even though the applicable tenant has not taken physical occupancy. The Occupancy Rate presented in this prospectus may include space subject to build-out or other renovation and may exclude space currently under renovation. Generally, for purposes of the presentation in this prospectus, we consider a “master lease” to be a lease by an affiliate of the borrower, or by an entity (or an affiliate of an entity) from which the borrower acquired the Mortgaged Property, that (in either case) is obligated to pay rent under a lease with the borrower but does not conduct business operations at the leased premises. We do not consider the following to be a “master lease” for purposes of the presentation in this prospectus: (i) a lease executed in connection with a sale-leaseback arrangement under which an unaffiliated seller of a property (or an affiliate thereof) conducts business operations at the Mortgaged Property and executes a long-term lease at the Mortgaged Property simultaneously with its acquisition by the borrower; (ii) a lease executed by the borrower, property seller or other person that (a) relates to space, whether or not occupied, that is leased by an unaffiliated tenant and (b) has the effect of making that borrower, seller or other person liable, in whole or in part, for the payment of rent that is not more than the rent payable by the unaffiliated tenant under its lease; or (iii) a master lease that was not taken into account in the underwriting. “Master leases” are typically used in connection with the origination of a loan to bring occupancy to a “stabilized” level but may not provide additional economic support for the Mortgage Loan. A master lease may relate to all or a portion of a Mortgaged Property.

In some cases, the “Debt Service Coverage Ratio” information and the “Occupancy Rate” with respect to a Mortgaged Property reflects the existence of a “master lease.”

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“DEF(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“DEF/YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“LO(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM@(#)”means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account (rather than tenants, or in the case of hotel properties, credit card companies, depositing such rents directly).

“Soft Springing Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account until the occurrence of an event of default under the loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office building, industrial/warehouse facility, any combination of the foregoing, or any other property type for which such term is used, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” or “Term to Maturity or ARD” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates each Mortgage Loan that is an ARD Loan.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgaged Property, the annual operating expenses estimated for that Mortgaged Property, generally derived from the historical annual expenses reflected in the operating statements and other information furnished by the related borrower, except that those expenses were often modified as follows:

●	operating expenses were generally adjusted by various factors such as inflation, appraisers’ estimates and historical trends;

●	if there was no management fee or a management fee which varies from the market, it was assumed that a management fee is payable with respect to the Mortgaged Property in an amount that is the greater of the market rate as determined by an appraiser or the lender’s minimum management fee underwriting criteria for the applicable property type; and

●	those expenses were adjusted so as to eliminate any capital expenditures, loan closing costs, tenant improvements or leasing commissions and similar nonrecurring expenses.

Underwritten Expenses generally include:

●	salaries, wages and benefits;

●	the costs of utilities;

●	repairs and maintenance;

●	marketing;

●	insurance;

●	management;

●	landscaping;

●	security, if provided at the Mortgaged Property;

●	real estate taxes;

●	general and administrative expenses; and

●	ground lease payments, and other costs,

but without any deductions for debt service, depreciation and amortization or capital expenditures, tenant improvements or leasing commissions.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	With respect to any Mortgage Loan that is part of a cross-collateralized and cross-defaulted group of Mortgage Loans, unless otherwise indicated, the Underwritten NCF Debt Yield means the ratio of the aggregate Underwritten Net Cash Flow derived from the Mortgaged Properties securing all Mortgage Loans comprising such group divided by the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group.

●	With respect to The Liz Mortgage Loan (8.7%), the Underwritten NCF Debt Yield was calculated based on the related Cut-off Date Balance net of a $3,000,000 holdback reserve. The Underwritten NCF Debt Yield without netting the holdback reserve is 7.1%.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF,” with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by the estimated capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

“Underwritten Net Cash Flow DSCR”, “Underwritten NCF DSCR”, or “UW NCF DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that unless otherwise indicated, the Underwritten Net Cash Flow DSCR with respect to (x) any Mortgage Loan that is part of a Whole Loan, reflects the Annual Debt Service payable under such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan), and (y) any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, is calculated on the basis of the Underwritten Net Cash Flow generated by all the Mortgaged Properties securing such group and the aggregate Annual Debt Service payable under all Mortgage Loans comprising such group, in each case unless otherwise indicated.

With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt service coverage ratio of the related Whole Loan, based only on the master lease rent, is 2.19x.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten NCF DSCRs are presented herein for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a mortgaged property to generate sufficient cash flow to repay the related mortgage loan.

In some cases, the “UW NCF DSCR” information and the “Occupancy Rate” with respect to a mortgaged property reflects the existence of a “master lease.”

“Underwritten Net Operating Income” or “UW NOI” with respect to any Mortgaged Property, means an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller. In general, it is the estimated revenue derived from the use and operation of such Mortgaged Property (in certain cases, however, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant), consisting primarily of rental income, less the sum of (a) estimated operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees, franchise fees and advertising), and (b) estimated fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth herein. Certain of such assumptions and subjective judgments of each related mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer has control. In some cases, the Underwritten Net Operating Income set forth herein for any mortgaged property is higher, and may be materially higher, than the annual net operating income for such mortgaged property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases, near term market rent steps, expirations of “free rent” periods, market rents, and market vacancy data), contractual rent increases and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income.

The Underwritten Net Operating Income for cooperative mortgaged properties is based on projected net operating income at the Mortgaged Property, as determined by the appraisal obtained in connection with the origination of the related Mortgage Loan, assuming that the related Mortgaged Property was operated as a rental property with rents set at prevailing market rates taking into account the presence, if any, of existing rent-controlled or rent-stabilized occupants, if any, reduced by underwritten capital expenditures, property operating expenses, a market-rate vacancy assumption and projected reserves. In addition, notwithstanding the foregoing, the vacancy assumption used in determining the revenue component of Underwritten Net Operating Income may have used vacancy information for the subject Mortgaged Property and the related markets that pre-dates the impact of the COVID-19 pandemic.

Historical operating results may not be available or were deemed not relevant for some of the Mortgage Loans which are secured by Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Operating Income were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants or from other borrower-supplied information such as estimates or budgets.

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property divided by the Cut-off Date Balance for such Mortgage Loan; provided, that:

●	With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated with regard to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan); and

●	With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, the Underwritten NOI Debt Yield is calculated on the basis of the aggregate Cut-off Date Balance of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income derived for the Mortgaged Properties securing all Mortgage Loans comprising such group.

●	With respect to The Liz Mortgage Loan (8.7%), the Underwritten NOI Debt Yield was calculated based on the Cut-off Date Balance net of a $3,000,000 holdback reserve. The Underwritten NOI Debt Yield without netting the holdback reserve is 7.2%.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt yield of the related Whole Loan, based only on the master lease rent, is 8.1%.

“Underwritten EGI” or “UW EGI” or “UW Effective Gross Income” ” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark-to-market, vacancy and collection loss.

“Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided, that:

●	With respect to any Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service payable with respect to such Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

●	With respect to any Mortgage Loan in any group of cross-collateralized Mortgage Loans, unless otherwise indicated, UW NOI DSCR is calculated on the basis of the aggregate Annual Debt Service of all Mortgage Loans comprising such group and the aggregate Underwritten Net Operating Income for the Mortgaged Properties securing all Mortgage Loans comprising such group.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt service coverage ratio, based only on the master lease rent, is 2.19x.

“Underwritten Revenue” or “UW Revenue” means, with respect to any Mortgage Loan, the gross potential rent, less vacancies and collection loss.

“Units”, “Rooms”, or “Pads” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, or (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented including such Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any Subordinate Companion Loan or any other indebtedness, whether or not secured by the related Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans, unless otherwise indicated.

If we present a debt rating for some tenants and not others in the tables or elsewhere in this prospectus, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$690,955,373
Number of mortgage loans	43
Number of mortgaged properties	76
Number of crossed loans	0
Crossed loans as a percentage	0.0%
Range of Cut-off Date Balances	$2,025,000 to $60,000,000
Average Cut-off Date Balance	$16,068,730
Range of Mortgage Rates	2.9495% to 4.5000%
Weighted average Mortgage Rate	3.8037%
Range of original terms to maturity or ARD(2)	120 months to 121 months
Weighted average original term to maturity or ARD(2)	120 months
Range of remaining terms to maturity or ARD(2)	113 months to 121 months
Weighted average remaining term to maturity or ARD(2)	118 months
Range of original amortization terms(3)	360 months to 360 months
Weighted average original amortization term(3)	360 months
Range of remaining amortization terms(3)	356 months to 360 months
Weighted average remaining amortization term(3)	359 months
Range of Cut-off Date LTV Ratios(4)(5)	25.0% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	58.9%
Range of LTV Ratios at Maturity or ARD(2)(4)(5)	21.5% to 67.5%
Weighted average LTV Ratio at Maturity or ARD(2)(4)(5)	56.2%
Range of UW NCF DSCRs(5)(6)(7)	1.41x to 8.42x
Weighted average UW NCF DSCR(5)(6)(7)	2.58x
Range of UW NOI Debt Yields(5)(7)(8)	7.2% to 28.3%
Weighted average UW NOI Debt Yield(5)(7)(8)	10.6%
Percentage of Initial Pool Balance consisting of:
Interest-Only	73.6%
Partial Interest-Only	18.3%
Amortizing	8.1%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of any ARD Loan calculated to or as of the related Anticipated Repayment Date.

(3)	Excludes 31 Mortgage Loans (73.6%) that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	Loan-to-value ratios (such as Cut-off Date LTV Ratios and LTV Ratios at Maturity or ARD) with respect to the Mortgage Loans were generally calculated using “as-is” values (or any equivalent term) as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”; provided, that with respect to certain Mortgage Loans, the related loan-to-value ratios have been calculated based on principal balance net of a holdback or earnout reserve, or using “as-complete,” “as-stabilized” or similar hypothetical values, or with respect to certain Mortgage Loans secured by multiple Mortgaged Properties, the related loan-to-value ratios have been calculated based on an “as-portfolio” appraised value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.” See the definitions of “Cut-off Date LTV Ratio” and “LTV Ratio at Maturity or ARD” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” and “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property.”

(5)	In the case of each Mortgage Loan that is part of a Whole Loan, the UW NCF DSCR, Cut-off Date LTV Ratio, the LTV Ratio at Maturity or ARD and the UW NOI Debt Yield have been calculated including the related Pari Passu Companion Loan(s), but, unless otherwise expressly stated, excluding any related Subordinate Companion Loan(s). With respect to the 525 Market Street Mortgage Loan (5.8%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 53.7%, 53.7%, 2.96x and 9.0%, respectively. With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, UW NCF DSCR and UW NOI Debt Yield calculated including the related Subordinate Companion Loans are 70.7%, 70.7%, 4.06x and 15.7%, respectively. See footnote (7) below for more information regarding the Bellagio Hotel and Casino Mortgage Loan.

(6)	Debt service coverage ratios (such as UW NCF DSCR or UW NOI DSCR) are calculated based on Annual Debt Service, as defined under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

(7)	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the related Mortgaged Property is master leased and for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the Mortgaged Property. Debt service coverage ratios and debt yields for such Mortgage Loan set forth in this prospectus are calculated on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property before payment of the master lease rent. The debt service coverage ratio and debt yield calculated based only on the master lease rent, are 2.19x and 8.1%, respectively.

(8)	For certain Mortgage Loans, debt yields have been calculated based on a Cut-off Date Balance net of a holdback or earnout reserve. See the definitions of “Underwritten NCF Debt Yield” and “Underwritten NOI Debt Yield” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, debt yields and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Multifamily	37	$239,762,206	34.7%
Mid Rise	16	$111,347,295	16.1%
Garden	7	$82,254,911	11.9%
Low Rise	13	$27,660,000	4.0%
High Rise	1	$18,500,000	2.7%
Office	10	$196,575,000	28.4%
Suburban	6	$134,275,000	19.4%
CBD	1	$40,000,000	5.8%
Single Tenant	1	$13,000,000	1.9%
Medical	2	$9,300,000	1.3%
Mixed Use	7	$135,580,167	19.6%
Office/Multifamily/Retail	1	$60,000,000	8.7%
Office/Retail	3	$50,850,000	7.4%
Multifamily/Retail	3	$24,730,167	3.6%
Retail	13	$53,908,000	7.8%
Single Tenant	9	$17,173,000	2.5%
Shadow Anchored	2	$17,100,000	2.5%
Anchored	1	$12,960,000	1.9%
Unanchored	1	$6,675,000	1.0%
Hospitality	1	$39,000,000	5.6%
Full Service	1	$39,000,000	5.6%
Self Storage	6	$18,730,000	2.7%
Self Storage	6	$18,730,000	2.7%
Industrial	1	$4,200,000	0.6%
Warehouse	1	$4,200,000	0.6%
Manufactured Housing	1	$3,200,000	0.5%
Manufactured Housing	1	$3,200,000	0.5%
Total	76	$690,955,373	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

With respect to all the property types listed above, the borrowers with respect to Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers of Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Additional information with respect to certain specific property types is set forth below.

Multifamily Properties

With respect to the multifamily properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to multifamily properties include:

●	With respect to the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%), all residential units at the related Mortgaged Properties are rent stabilized and are expected to remain so (notwithstanding any past or future expiration of benefits under the J-51, 421-a or MCI programs) with no units that are subject to rent control. Accordingly, rent increases will be subject to limitations set by the New York City Rent Guidelines Board, and the Mortgaged Properties are subject to the HSTP Act. In addition, an aggregate of 39 units at the related Mortgaged Properties are leased to tenants who pay a portion of their rent using Section 8 vouchers. See “—Real Estate and Other Tax Considerations” below.

●	With respect to the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (4.7%), all of the residential units at the 3210 Riverdale Avenue Mortgaged Property are subject to rent stabilization in connection with the related 421-a tax abatement. In addition, 38 of the 54 residential units at the 1616 Amsterdam Avenue Mortgaged Property are subject to rent stabilization, and 1 of the 54 residential units is rent controlled. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

●	With respect to the New Haven Multifamily Portfolio Mortgage Loan (2.5%), 22 of the 240 units are leased to tenants that pay a portion of their rents using Section 8 vouchers, in the form of either Housing Assistance Payments or government subsidies. In addition, based on information provided by the borrower, approximately 15% of the units are leased to graduate, undergraduate and law students at Yale University. Due to the ongoing COVID-19 pandemic, all classes at Yale college, and a number of classes at Yale’s professional and graduate schools will be taught remotely. Such changes could have a negative effect on the leasing of the Mortgaged Properties to students.

Office Properties

With respect to the office properties and mixed use properties with office components set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed-use properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to mixed use properties include:

●	With respect to The Liz Mortgage Loan (8.7%), 10 units at the Mortgaged Property are operated pursuant to a lease agreement between the related borrower, as lessor, and Zeus Living, Inc., as lessee. The lease agreement is scheduled to expire on January 30, 2025 and is subordinate to the Mortgage Loan. Zeus Living, Inc. has 1 option to extend the term for five additional years.

Retail Properties

With respect to the retail properties and the mixed use properties with retail components set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Hospitality Properties

With respect to the hospitality properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company”, “—Hospitality Properties Have Special Risks”, “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, additional disclosures related to hospitality properties include:

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the Mortgaged Property consists of a resort and casino that includes 3,933 hotel rooms and suites, 154,000 square feet of casino space, approximately 200,000 square feet of event space, 29 food and beverage outlets, an approximately 55,000 square foot spa, and approximately 85,000 square feet of retail space. As of the trailing twelve months ended September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources. In addition, the Mortgaged Property was acquired by the borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, and master leased back to the Bellagio Tenant pursuant to the Bellagio Lease. The Bellagio Tenant owns a 5% interest in the related borrower. For so long as the master lease is in effect, the related borrower will be entitled to receive only rents under the Bellagio Lease, and not the underlying rents and receipts from the Mortgaged Property. However, financial information set forth in this prospectus, except as otherwise expressly indicated, is presented on a “look through” basis, based on the underlying rents and receipts of the Mortgaged Property, before rent due under the Bellagio Lease. The Bellagio Hotel and Casino Mortgaged Property is not subject to a franchise agreement or brand management agreement. The borrower was granted the right to use the Bellagio brand and trademarks pursuant to a license agreement from Mirage Resorts, LLC, and sublicensed such rights to the Bellagio Tenant. The borrower granted a collateral assignment of its rights under the license agreement and sublicense agreement to the lender. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to the Bellagio Hotel and Casino Mortgage Loan.”

Hospitality properties may be particularly affected by seasonality, as a result of which, in certain months, the debt service coverage ratio for such hotels is less, and can be significantly less, than 1.00x, on a monthly basis. With respect to Mortgage Loans that are secured by hospitality properties, and are subject to seasonality, seasonality reserves may not have been taken.

Self Storage Properties

With respect to the self storage properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Self Storage Properties Have Special Risks”.

Industrial Properties

With respect to the industrial properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Manufactured Housing Community Properties

With respect to the manufactured housing community properties set forth in the above chart titled “Property Type Distribution”, see “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus.

Specialty Use Concentrations

Certain Mortgaged Properties have, among their 5 largest tenants, a tenant that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant. Specialty uses among the top 5 tenants identified on Annex A-1 at each Mortgaged Property include:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance(1)
Medical Office	9	21.2%
Restaurant(2)	6	8.1%
Bank Branch	2	4.6%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

(2)	Excludes any hotel properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Significant Obligors

There are no significant obligors related to the issuing entity.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans or Groups of Cross-Collateralized Mortgage Loans

The following table shows certain information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit/Room/ SF(1)	UW NCF DSCR(1)(2)	Cut-off Date LTV Ratio(1)(2)(3)	Property Type
The Liz	$60,000,000	8.7%	$663	1.57x	63.9%	Mixed Use
Bayview Corporate Tower	$58,450,000	8.5%	$141	1.50x	64.3%	Office
FTERE Bronx Portfolio 5	$53,900,000	7.8%	$141,099	2.13x	67.3%	Multifamily
Texas Multifamily Portfolio	$53,004,911	7.7%	$51,262	1.46x	64.4%	Multifamily
525 Market Street	$40,000,000	5.8%	$454	4.29x	37.0%	Office
Bellagio Hotel and Casino	$39,000,000	5.6%	$426,189	8.42x	39.3%	Hospitality
3210 Riverdale Avenue & 1616 Amsterdam Avenue	$32,500,000	4.7%	$306,604	1.88x	65.0%	Various
UHG Optum Health Campus	$26,600,000	3.8%	$56	3.34x	50.6%	Office
235 Canal Street	$24,000,000	3.5%	$621	3.06x	39.2%	Mixed Use
Bushwick Multifamily Portfolio	$22,075,000	3.2%	$445,085	1.82x	67.5%	Various
Palms at Cinco Ranch	$21,500,000	3.1%	$107,500	2.14x	63.8%	Multifamily
HPE Campus	$20,000,000	2.9%	$149	2.71x	64.8%	Office
Broadway & Thomas	$19,000,000	2.7%	$367	2.43x	60.3%	Mixed Use
New Haven Multifamily Portfolio	$17,500,000	2.5%	$72,917	1.42x	57.8%	Multifamily
Katella Corporate Center	$16,900,000	2.4%	$208	2.73x	62.6%	Office
Top 3 Total/Weighted Average	$172,350,000	24.9%		1.72x	65.1%
Top 5 Total/Weighted Average	$265,354,911	38.4%		2.06x	60.7%
Top 10 Total/Weighted Average	$409,529,911	59.3%		2.78x	57.5%
Top 15 Total/Weighted Average	$504,429,911	73.0%		2.69x	58.3%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit/Room/SF, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance and debt service payment for the Mortgage Loan and any related Companion Loan (other than a Subordinate Companion Loan).

(2)	The UW NCF DSCR and Cut-off Date LTV Ratio with respect to the 525 Market Street Mortgage Loan based on the related Whole Loan (including the Subordinate Companion Loans) are 2.96x and 53.7%, respectively. The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Bellagio Hotel and Casino Mortgage Loan based on the entire Whole Loan (including the Subordinate Companion Loans) are 4.06x and 70.7%, respectively, and the debt service coverage ratio of the Bellagio Hotel and Casino Whole Loan based solely on the related master lease is 2.19x.

(3)	With respect to certain of the Mortgage Loans above, the Cut-off Date LTV Ratio has been calculated based on principal balance net of an earnout, or using “as complete,” “as stabilized” or similar hypothetical values or calculated inclusive of an “as-portfolio” appraised value premium. Such Mortgage Loans are identified under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

For more information regarding the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.2% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

As set forth in the table below, the Mortgage Pool will include 9 Mortgage Loans (31.7%) that are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of properties securing a multi-property Mortgage Loan or group of cross-collateralized Mortgage Loans may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of Mortgage Loans.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Multi-Property Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance(1)
FTERE Bronx Portfolio 5	Multi-Property Loan	$53,900,000	7.8%
Texas Multifamily Portfolio	Multi-Property Loan	53,004,911	7.7
3210 Riverdale Avenue & 1616 Amsterdam Avenue	Multi-Property Loan	32,500,000	4.7
Bushwick Multifamily Portfolio	Multi-Property Loan	22,075,000	3.2
New Haven Multifamily Portfolio	Multi-Property Loan	17,500,000	2.5
Bronx Multifamily Portfolio V	Multi-Property Loan	15,500,000	2.2
Walgreens & Dollar General Portfolio	Multi-Property Loan	10,673,000	1.5
BC Storage Portfolio	Multi-Property Loan	9,500,000	1.4
Pangea 24	Multi-Property Loan	4,260,000	0.6
Total		$218,912,911	31.7%

(1)	Total may not equal the sum of such amounts listed due to rounding.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

One group of Mortgage Loans, set forth in the table below, is comprised of Mortgage Loans that are not cross-collateralized but have borrower sponsors that are related by virtue of having at least one controlling project sponsor or principal in common. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” and Annex A-1.

Mortgage Loan/Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Group 1:
555 Grand Street	1	$6,250,000	0.9%
96 Bedford Avenue	1	5,900,000	0.9
Total for Group 1:	2	$12,150,000	1.8%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

Geographic Concentrations

The table below shows the states or jurisdictions that have concentrations of Mortgaged Properties that represent 5.0% or more of the Initial Pool Balance by Allocated Loan Amount:

Geographic Distribution(1)

State/Jurisdiction	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
New York	21	$177,925,000	25.8%
California	5	$104,325,000	15.1%
Texas	8	$98,279,911	14.2%
Florida	4	$67,125,000	9.7%
District of Columbia	1	$60,000,000	8.7%
Nevada	2	$42,000,000	6.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 15 other states, with no more than 4.4% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	7 Mortgaged Properties (16.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

●	Certain of the Mortgaged Properties are located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida or North Carolina, which areas are more susceptible to hurricanes.

●	With respect to the Hannah Del Estate MHC Mortgage Loan (0.5%), the related Mortgaged Property is located in an area that is considered a high earthquake risk. No seismic report was prepared with respect to such Mortgaged Property because there are no permanent structures at such Mortgaged Property.

Mortgaged Properties With Limited Prior Operating History

10 of the Mortgage Loans (17.0%) (i) are secured by Mortgaged Properties that were constructed or the subject of a major renovation that was completed within 12 months prior to the Cut-off Date and, therefore, the related Mortgaged Property has less than 12 months or no prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property, (iii) are secured by Mortgaged Properties that are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or (iv) are single tenant properties that were vacant in the past but now are 100% leased to a single tenant.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

With respect to the Bayview Corporate Tower Mortgage Loan and the Walgreens Charlotte, NC Mortgage Loan (collectively, 9.0%), each such Mortgage Loan has two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Shari’ah Compliant Loans

With respect to the HPE Campus Mortgage Loan (2.9%), such Mortgage Loan is structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit a transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with, in certain cases, including in the case of the HPE Campus Mortgage Loan (2.9%), the Shari’ah compliant party having an option to purchase the Mortgaged Property).

Delaware Statutory Trusts

With respect to 2 Mortgage Loans (2.8%), the related borrower is a Delaware statutory trust (“DST”). A DST borrower is restricted in its ability to actively operate a property. In order to accommodate this structure (and address the DST restrictions), a DST borrower will enter into a master lease with a master tenant (which entity is controlled by the borrower sponsor or an affiliate). The master tenant will enter into leases with the tenants at the Mortgaged Property. In the case of a Mortgaged Property that is owned by a DST, there is also a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, and “—Risks Relating to Delaware Statutory Trusts”.

Condominium and Other Split Interests

Certain Mortgage Loans are secured in whole or part by condominium or other split interests. With respect to condominiums in certain cases, the related borrower may not control the condominium board or association.

With respect to The Liz Mortgage Loan (8.7%), the Mortgaged Property is subject to a vertical subdivision regime comprised of separate parcels and tax lots, which is governed by a reciprocal easement agreement (“The Liz REA”) among (i) WW Retail Owner, LLC, as owner of the retail parcel, (ii) WW Residential Owner, LLC, as owner of the residential parcel, and (iii) WW Office Owner, LLC, as owner of the office parcel.  The retail parcel is comprised of the parcel occupied by Amazon Retail (the “Amazon Parcel”) and the office parcel is comprised of the parcel occupied by Goethe-Institut (the “Goethe-Institut Parcel”) and the second floor office space. The terms of The Liz REA will apply in the event of a sale and release of the Amazon Parcel or the Goethe-Institut Parcel from the lien of The Liz Mortgage Loan.

With respect to the HPE Campus Mortgage Loan (2.9%), the Mortgaged Property is subject to a condominium regime, which includes (i) 1 commercial condominium unit that is the entirety of the collateral for the Mortgage Loan and (ii) additional land parcel and building condominium units that are not part of the collateral. The related borrower holds a controlling voting interest in the related condominium association and exercises control over the related condominium board. The condominium documents permit additional buildings to be built in the condominium project. The borrower's voting interest in the related condominium association could be decreased in the event that such additional buildings are constructed. Under the Mortgage Loan documents, the borrower agreed that it will not take any of the following actions without the lender’s prior consent: (i) any action to abandon or terminate the condominium, withdraw the Mortgaged Property from the condominium and the rules and regulations pertaining thereto, or subdivide or cause a partition of the Mortgaged Property; (ii) exercise any voting rights in favor of (a) the expenditure of proceeds or an award for the restoration of the Mortgaged Property, (b) any material alterations to the common elements of the condominium or (c) any borrowing on behalf of the condominium board or the condominium association; (iii) vote to amend, modify, supplement or terminate, or consent to any amendment, modification, supplement or termination of, the condominium documents, except to correct errors that are clearly clerical in nature or (iv) exercise any voting rights in its capacity as a unit owner of a condominium unit that is subject to the condominium declaration or any vote of its designees on the condominium board, to (a) any engagement of or change of managing agent, (b) any amendment to the management agreement for the operation of the condominium, or (c) any material revisions to the annual operating and/or capital budget. In addition, the Mortgage Loan documents provide recourse to the guarantor and the borrower for losses related to (i) the borrower’s failure to pay condominium common charges, (ii) the breach of covenants or representations and warranties related to the condominium or (iii) the amendment, modification or termination of the condominium declaration or bylaws without lender’s prior written consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	75	$651,955,373	94.4%
Fee/Leasehold	1	39,000,000	5.6
Total	76	$690,955,373	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty no. 34 in Annex D-1 indicated on Annex D-2, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

With regard to ground leases, see representation and warranty no. 34 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, material renovation or expansion. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to the Texas Multifamily Portfolio Mortgage Loan (7.7%), there are 16 unavailable units at the Laguna Azul Mortgaged Property as a result of fire and water damage. The engineering consultant estimates the cost to repair the unavailable units to be approximately $150,000. The borrower sponsor reported that repairs are being conducted to bring the unavailable units back online.

See “Mortgage Pool Characteristics—Property Types—Hospitality Properties” above for information regarding property improvement plans with respect to certain of the hotel Mortgaged Properties.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

COVID-19 Considerations

The following table contains information regarding the status of the Mortgage Loans and Mortgaged Properties provided by the respective borrowers as of the date set forth in the “Information as of Date” column. The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Loan No.	Mortgage Loan Seller	Information as of Date	Origination Date	Property Name	Approx. % of Initial Pool Balance	Property Type	Debt Service Current as of July Payment (Y/N)	Forbearance, Loan Modification or other Debt Service Relief Requested (Y/N)	Lease Modification or Rent Relief Requested (Y/N)	Tenants Making Full June Rent Payment (% NRA)(1)		Tenants Making Full June Rent Payment (% of UW rent)(1)		Tenants Making Full July Rent Payment (% NRA)(1)		Tenants Making Full July Rent Payment (% of UW rent)(1)
1	AREF	6/30/2020	7/10/2020	The Liz	8.7%	Mixed Use	N/A(2)	N	Y(3)	91.2	%(3)	87.4	%(3)	94.5%		92.1%
2	Barclays	7/9/2020	7/6/2020	Bayview Corporate Tower	8.5%	Office	N/A(4)	N	Y(5)	(5)			(5)		(5)		(5)
3	MSMCH	7/7/2020	2/25/2020	FTERE Bronx Portfolio 5	7.8%	Multifamily	Y	Y(6)	N	77.2	%(7)	77.2	%(7)	N/A	(8)	N/A	(8)
4	SMC	7/15/2020	2/28/2020	Texas Multifamily Portfolio	7.7%	Multifamily	Y	N	N	98.5	%(7)	98.5	%(7)	92.7	%(7)	92.7	%(7)
5	Barclays	7/9/2020	1/29/2020	525 Market Street	5.8%	Office	Y	N	Y(9)	99.5	%(9)	99.4	%(9)	99.5	%(9)	99.4	%(9)
6	MSMCH	7/9/2020	11/15/2019	Bellagio Hotel and Casino	5.6%	Hospitality	Y	N	N	(10)		(10)		(10)		(10)
7	SMC	7/17/2020	2/7/2020	3210 Riverdale Avenue & 1616 Amsterdam Avenue	4.7%	Various	Y	N	Y(11)	90.7	%(7)(12)	90.7	%(7)(11)(12)	57.9	%(7)(12)	57.9	%(7)(12)
8	AREF	7/7/2020	7/10/2020	UHG Optum Health Campus	3.8%	Office	N/A(2)	N	N	100.0%		100.0%		100.0%		100.0%
9	MSMCH	7/17/2020	6/30/2020	235 Canal Street	3.5%	Mixed Use	N/A(4)	N	N	82.4	%(13)	93.5%		82.4	%(13)	93.5%
10	AREF	7/13/2020	2/26/2020	Bushwick Multifamily Portfolio	3.2%	Various	Y	N	N	98.3%		98.5	%(14)	76.9%		86.5%
11	MSMCH	7/8/2020	7/8/2020	Palms at Cinco Ranch	3.1%	Multifamily	N/A(2)	N	N	98.2	%(7)	98.2	%(7)	89.8	%(7)	89.8	%(7)
12	AREF	7/9/2020	2/21/2020	HPE Campus	2.9%	Office	Y	N	N	100.0%		100.0%		100.0%		100.0%
13	AREF	7/7/2020	2/5/2020	Broadway & Thomas	2.7%	Mixed Use	Y	N	N	87.2	%(15)	89.3	%(15)	87.2	%(15)	89.3	%(15)
14	MSMCH	7/9/2020	7/9/2020	New Haven Multifamily Portfolio	2.5%	Multifamily	N/A(2)	N	N	91.9	%(7)	91.9	%(7)	91.5	%(7)	91.5	%(7)
15	SMC	7/15/2020	2/28/2020	Katella Corporate Center	2.4%	Office	Y	N	Y(16)	96.2	%(16)	95.8	%(16)	96.2	%(16)(17)	95.4	%(16)(17)
16	MSMCH	7/7/2020	3/6/2020	Bronx Multifamily Portfolio V	2.2%	Multifamily	Y	Y(18)	N	96.2	%(7)	96.2	%(7)	N/A	(8)	N/A	(8)
17	MSMCH	7/9/2020	2/7/2020	Ralph Lauren HQ New Jersey	1.9%	Office	Y	N	N	100.0	%(19)	100.0	%(19)	100.0	%(19)	100.0	%(19)
18	MSMCH	7/16/2020	2/26/2020	The Court at Hamilton	1.9%	Retail	Y	Y(20)	Y(21)	88.5%		67.7%		97.5%		89.3%
19	MSMCH	7/9/2020	3/11/2020	Gleneagles Shopping Center	1.7%	Retail	Y	N	Y(22)	86.5%		80.5%		89.6%		87.5%
20	Barclays	7/9/2020	7/8/2020	Walgreens & Dollar General Portfolio	1.5%	Retail	N/A(2)	N	N	100.0%		100.0%		100.0%		100.0%
21	MSMCH	7/17/2020	7/1/2020	BC Storage Portfolio	1.4%	Self Storage	N/A(4)	N	N	96.7%		96.7%		78.0%		78.0%
22	MSMCH	7/10/2020	7/8/2020	514 West 211th Street	1.4%	Multifamily	N/A(2)	N	Y(23)	89.8	%(7)	89.8	%(7)	59.9	%(7)	59.9	%(7)
23	SMC	7/6/2020	7/7/2020	51 Columbia	1.2%	Office	N/A(2)	N	N	100.0	%(24)	100.0	%(24)	100.0	%(24)	100.0	%(24)
24	MSMCH	7/14/2020	7/7/2020	89-16 175 Street	1.2%	Multifamily	N/A(2)	N	N(25)	90.0	%(7)	90.0	%(7)	76.0	%(7)	76.0	%(7)
25	Barclays	7/7/2020	7/8/2020	Independence Plaza	1.1%	Mixed Use	N/A(4)	N	Y(26)	92.4	%(26)	90.6	%(26)	94.8%		93.8%
26	MSMCH	7/15/2020	1/28/2020	14741 Memorial Drive	1.0%	Retail	Y	N(27)	Y(28)	85.7%		87.1%		84.9%		85.6%
27	AREF	7/8/2020	3/3/2020	Carbon 550	0.9%	Multifamily	Y	N	N	100.0	%(7)	100.0	%(7)	100.0	%(7)(29)	100.0	%(7)(29)
28	SMC	7/11/2020	3/2/2020	9177 Ridgetop	0.9%	Office	Y	N	N	100.0%		100.0%		100.0%		100.0%
29	SMC	7/1/2020	2/4/2020	555 Grand Street	0.9%	Multifamily	Y	N	N	100.0	%(7)	100.0	%(7)	100.0	%(7)	100.0	%(7)
30	SMC	7/1/2020	2/14/2020	96 Bedford Avenue	0.9%	Multifamily	Y	N	N	89.0	%(7)(30)	89.0	%(7)(30)	100.0	%(7)	100.0	%(7)
31	MSMCH	7/10/2020	3/6/2020	Shops at Oak Forest	0.7%	Retail	Y	N	Y(31)	87.3%		87.9%		87.3%		87.9%
32	SMC	7/17/2020	7/7/2020	Sparta Self Storage	0.6%	Self Storage	N/A(2)	N	N	95.3	%(7)	95.3	%(7)	86.5	%(7)	86.5	%(7)
33	MSMCH	7/10/2020	6/30/2020	Walden Court Apartments	0.6%	Multifamily	N/A(4)	N	N	97.0	%(7)	97.0	%(7)	89.5	%(7)	89.5	%(7)
34	SMC	7/9/2020	3/11/2020	Pangea 24	0.6%	Multifamily	Y	N	N	98.0	%(7)	98.0	%(7)	95.0	%(7)	95.0	%(7)
35	Barclays	7/9/2020	7/2/2020	Fed Ex Mt. Pleasant	0.6%	Industrial	N/A(4)	N	N	100.0%		100.0%		100.0%		100.0%
36	SMC	7/7/2020	3/12/2020	600 University Office	0.6%	Office	Y	N	Y(32)	99.3%		98.5%		94.1	%(33)	94.0	%(33)
37	MSMCH	7/7/2020	7/2/2020	Walgreens Charlotte, NC	0.5%	Retail	N/A(2)	N	N	100.0%		100.0%		100.0%		100.0%
38	SMC	7/15/2020	1/22/2020	Hunter Ridge	0.5%	Multifamily	Y	N	N	99.1	%(7)	99.1	%(7)	93.7	%(7)	93.7	%(7)
39	SMC	7/15/2020	6/26/2020	Hannah Del Estate MHC	0.5%	Manufactured Housing	N/A(4)	N	N	97.0%		97.3%		83.3%		83.9%
40	MSMCH	7/7/2020	7/2/2020	Fresenius Las Vegas	0.4%	Office	N/A(2)	N	N	100.0%		100.0%		100.0%		100.0%
41	Barclays	7/9/2020	6/23/2020	Walgreens Sycamore	0.4%	Retail	N/A(4)	N	N	100.0%		100.0%		100.0%		100.0%
42	SMC	7/15/2020	6/18/2020	A1A Stow-A-Way Self Storage	0.4%	Self Storage	N/A(4)	N	N	92.4%		94.4%		92.1%		94.5%
43	MSMCH	7/6/2020	7/7/2020	Sentry Self Storage	0.3%	Self Storage	N/A(2)	N	N	96.3%		91.6%		N/A	(8)	N/A	(8)

(1)	Tenants Making Full June Rent Payment (% NRA), Tenants Making Full July Rent Payment (% NRA), Tenants Making Full June Rent Payment (% of UW rent) and Tenants Making Full July Rent Payment (% of UW rent) is based on occupied space.

(2)	The first debt service due date for the Mortgage Loan is in September 2020. On the Closing Date, the lender will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 2020 payment.

(3)	With respect to The Liz Mortgaged Property, the borrower sponsor reported total delinquent collections, consisting of both base rent and expense reimbursements, of $88,785 for the month of June 2020 (the "June 2020 Delinquency Amount"). The June 2020 Delinquency Amount consists of $81,522 from four commercial tenants representing 8.8% of the occupied NRA and $7,263 in aggregate from various residential tenants. As of July 17, 2020, comprehensive July collections data is not yet available, however, the borrower sponsors reported full July 2020 rent remained outstanding from one residential unit and four commercial tenants (Parachute, Paper Source, Bluestone Lane and Scout). The borrower sponsor also reported that five commercial tenants representing 15.7% of NRA have requested rent relief, and as a result, either have executed or are currently negotiating lease amendments. These tenants include Sephora, Parachute, Paper Source, Bluestone Lane and Scout. Sephora executed a lease amendment to abate base rent by 50%, however, remained obligated to pay 100% of expense reimbursements for the month of April, May and June 2020 (the “Sephora Rent Abatement”). The Sephora Rent Abatement is not required to be repaid under the lease amendment. Parachute executed a lease amendment to defer rent between April 1, 2020 to July 7, 2020 as Parachute was opened for business on July 8, 2020. Parachute is required to repay the deferred rent in 12 months between January 2021 and December 2021. Bluestone Lane has an executed lease amendment to defer rent through August 31, 2020. In addition, under the lease amendment, Bluestone Lane is required to pay 50% abated rents for the months of September to December 2020. Bluestone Lane is required to repay all deferred rent in the period between January and June 2022. In addition, lease amendments are under negotiation for Paper Source and Scout. At origination of The Liz Whole Loan, $117,459 was escrowed into a rent reserve related to the Bluestone Lane rent abatements and expected rent abatements for the Scout and Paper Source tenants.

(4)	The first debt service due date for the Mortgage Loan is in August 2020.

(5)	With respect to the Bayview Corporate Tower Mortgaged Property, the property was acquired by the borrowers on July 6, 2020 using the proceeds of the $58.45 million loan and approximately $36.1 million of cash equity. In May 2020, the largest tenant, CHG Companies (38.2% of Occupied SF / 37.6% In-Place UW gross rent), negotiated a two-year lease extension through January 2028 in exchange for (a) two months of abated rent (June and July 2020) and (b) 50.0% rent deferral for two months (May and August 2020), which is required to be paid back over a 12-month period commencing in January 2021 (the non-deferred portion of the May 2020 rent was paid). All outstanding rent abatement/deferral amounts related to the CHG Companies' lease extension were deposited by the borrowers into escrow on the origination date. Additionally, the borrowers deposited $1.4 million into escrow for a debt service reserve (to be replenished upon use), which will be transferred to the replacement reserve for future capital expenditures upon CHG Companies paying full unabated rent for six consecutive calendar months. CHG Companies has been at the Bayview Corporate Tower property since 2002 and originally leased 51,498 square feet. Since 2002, CHG Companies has expanded six times (most recently in September 2019 for 18,538 square feet) and, as of the Cut-off Date, leases 136,313 square feet at the Bayview Corporate Tower property. Two smaller tenants (4.0% of Occupied SF / 3.5% In-Place UW gross rent) requested short-term temporary rent relief prior to the origination date, however, both have since resumed operations at the Bayview Corporate Tower property and are current on rent as of the Cut-off Date. One other tenant (0.4% of Occupied SF / 0.4% In-Place UW gross rent) has reportedly been unable to pay rent since April 2020, and has requested that outstanding tenant improvement allowance amounts due from the borrowers pursuant to the related lease be instead applied towards the payment of outstanding rent until such time that the tenant is able to resume operations at the Bayview Corporate Tower property. Although CHG Companies is current on their modified rent obligations, if lender considers CHG Companies as a non-current tenant due to the facts described above, the result would be tenants comprising 61.4% of Occupied SF and 62.0% of In-Place UW gross rent made their full June and July 2020 rent payments. The aforementioned rental income figures are calculated based on In-Place UW gross rent rather than In-Place UW base rent figures because certain tenant leases at the Bayview Corporate Tower Mortgaged Property are structured as modified gross while others are triple-net

(6)	With respect to the FTERE Bronx Portfolio 5 Mortgaged Property, the borrowers submitted a forbearance/loan modification request to the lender on or about April 2, 2020, which request included (i) forbearance of all debt service payments through July 31, 2020, with the deferred interest payments due on the maturity date; (ii) reduction of interest payments from August 1, 2020 through December 31, 2020, with 50% of such interest payments to be paid when due and the remainder due on a payment in kind basis payable on the maturity date, provided any excess cash flow would be utilized to reduce any interest accrual under the Mortgage Loan; (iii) waiver of all escrow deposits through December 31, 2020; (iv) release of funds in the replacement reserve and other escrow balances to the borrowers to be utilized for operation of the Mortgaged Properties; and (v) suspension of financial covenants and cash management or other consequences which might arise from the failure to satisfy such covenants. However, such request was formally withdrawn by the borrowers on or about May 27, 2020.

(7)	Based on the percentage of total billed residential rent collected.

(8)	Given the timing of collection and reporting, an accurate estimate of the percentage of tenants paying rent in July is not available.

(9)	With respect to the 525 Market Street Mortgaged Property, three ground floor fast casual eateries (0.5% of Occupied SF and 0.6% of In-Place UW base rent) requested and received rent relief for April through June 2020 in exchange for lease extensions, and, as of the Cut-off Date, each of the three tenants is reportedly in discussions with the borrower regarding additional rent relief. Another ground floor fast casual eatery (0.4% of Occupied SF and 0.2% of In-Place UW base rent) had paid operating expenses/taxes for May 2020 but not base rent and had requested a rent deferral, however, the tenant has since repaid all previously delinquent rent amounts and is current as of the Cut-off Date. In addition, the parking operator (0.4% of UW EGI) requested and received rent relief for April through July 2020, and, as of the Cut-off Date, is reportedly in discussions with the borrower regarding additional rent relief. In the aggregate, retail tenants account for only 1.5% of total Occupied SF and 1.3% of total In-Place UW base rent at the 525 Market Street Property.

(10)	With respect to the Bellagio Hotel and Casino Mortgaged Property, the property is master leased to Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts

International, which is current on its rent under its 30-year lease.

(11)	With respect to the 3210 Riverdale Avenue Mortgaged Property, the Learning Experience (“TLE”), a commercial tenant, is operating as an emergency childcare center (“ECC”) for a limited number of children of essential workers. TLE received disaster relief assistance from the federal government and ECC compensation from the City of New York, and paid rent due for April, May, and June at the end of June. TLE’s lease is now current and no rent was forgiven. 1616 Coffee LLC previously occupied a 435 SF commercial suite at the 1616 Amsterdam Avenue property, but was forced to temporarily close in March because of COVID-related restrictions, was unable to reopen and did not pay its June rent. The borrower sponsor reports that it is in negotiations with a replacement tenant for a five-year NNN lease at approximately $4,200/month. We cannot assure you a replacement lease will be signed.

(12)	With respect to the 3210 Riverdale Avenue Mortgaged Property, for June 2020, 83.3% of tenants paid their full rent while 9.2% of tenants paid partial rent; in total, 90.7% of the occupied base rent was collected in June, and 94.1% of billed rent was collected in June from residential tenants. As of July 17, 2020, 50.2% of tenants paid their full rent for July, while 12.8% of tenants paid partial rent; 57.9% of the total occupied base rent has been collected so far in July, and 72.0% of billed rents have been collected. According to the borrower sponsor, these collections are in-line with the June collections at the same time during that month.

(13)	With respect to the 235 Canal Street Mortgaged Property, as of January 3, 2020, it is 53.2% occupied. Mount Sinai signed a new lease in May. According to Mount Sinai’s estoppel, its accounting system has not been updated for the new lease (and accordingly, Mount Sinai has not paid its May, June and July rent payments), but is anticipated to do so in the next month. The lender escrowed 4 months’ rent for Mount Sinai at origination. Mount Sinai’s situation is not expressly related to COVID-19, beyond operations being slower due to work from home requirements and the additional demand from COVID-19 on operational systems.

(14)	With respect to the Bushwick Multifamily Portfolio Mortgaged Property, as of June 29, 2020, the borrower sponsor reported that tenants representing 98.3% of the occupied units (by unit count) and 98.3% of the underwritten rent paid full June 2020 rent. Two commercial tenants (representing 1.7% of the unit count and contributing to 1.7% of the underwritten base rent) did not pay June 2020 rent. As of July 13, 2020, the borrower sponsor reported that rents for tenants representing 76.9% of the occupied units (by unit count) and approximately 86.5% of the underwritten rent was collected. The borrower sponsor further indicated that some rent relief requests were received, but in lieu of granting any rent relief, late fees were waived and will be continued to be waived on rents collected prior to the 25th day of each month from April to September 2020.

(15)	With respect to the Broadway & Thomas Mortgaged Property, the second and third largest tenants have executed leases but are not in occupancy or paying rent for the month of June and July. The delivery and rent commencement date of the Western Dental space and lease has been delayed due to COVID-19 and is now expected to occur between September and November 2020. The borrower sponsor reported that they are currently working with the BurgerIM tenant to either utilize its space for another restaurant or, at the borrower sponsor’s option, to terminate the lease. The % of UW rent calculations include the underwritten CAM Reimbursement in addition to underwritten base rent.

(16)	With respect to the Katella Corporate Center Mortgaged Property, the borrower sponsor reports that three tenants have contacted the borrower sponsor for rental assistance. Telein Group is paying approximately 40% of its base rent through August 2020, with the remainder to be deferred and paid over the remainder of its lease. Jeffrey McCollough DMD had paid 28% of base rent for April, May and June, but brought its lease current at the end of June, and its lease remains in good standing. Advanced Sleep Medicine Services, Inc. missed its May and June rent payments, but paid its full July rent and is negotiating paying May and June rent owed in connection with a potential lease renewal.

(17)	With respect to the Katella Corporate Center Mortgaged Property, the only tenant that has not made its full July payment was The Telein Group, Inc., which is paying approximately 40% of its base rent through August 2020, with the remainder to be deferred and paid over the remainder of its lease.

(18)	With respect to the Bronx Multifamily Portfolio V Mortgaged Property, the borrowers submitted a forbearance/loan modification request to the lender on or about March 30, 2020, which request included (i) forbearance of all debt service payments through July 31, 2020, with the deferred interest payments due on the maturity date; (ii) reduction of interest payments from August 1, 2020 through December 31, 2020, with 50% of such interest payments to be paid when due and the remainder due on a payment in kind basis payable on the maturity date, provided any excess cash flow would be utilized to reduce any interest accrual under the loan; (iii) waiver of all escrow deposits through December 31, 2020; (iv) release of funds in the replacement reserve and other escrow balances to the borrowers to be utilized for operation of the Mortgaged Properties; and (v) suspension of financial covenants and cash management or other consequences which might arise from the failure to satisfy such covenants. However, such request was formally withdrawn by the borrowers on or about May 28, 2020.

(19)	With respect to The Ralph Lauren HQ New Jersey Mortgaged Property, the property is a single tenant property. Ralph Lauren is currently in a 12 month free rent period and the Ralph Lauren HQ New Jersey loan is structured with a free rent reserve. Ralph Lauren has paid reimbursements in full and on time.

(20)	With respect to The Court at Hamilton Mortgaged property, the borrower submitted a forbearance/loan modification request to lender on or about March 27, 2020, which requested that the Mortgage Loan be modified to provide for forbearance on payments of debt from April 1, 2020 through December 31, 2020. In a follow-up request on or about April 1, 2020, the borrower requested debt service forbearance until such date as the related state-mandated shutdown for coronavirus has been lifted and the business of the tenants at the Mortgaged Property has returned to normal (which the borrower anticipated taking a number of months after the end of the shutdown). Such request was denied on or about April 28, 2020.

(21)	With respect to The Court at Hamilton Mortgaged Property, five tenants (10.5% of NRA and 27.3% of underwritten rent) have been granted rent relief by the borrower. Rent relief was granted for periods ranging from April to September 2020. Tenants that were granted rent relief are required to repay deferred rent between October 2020 and

January 2021, depending on the tenant.

(22)	With respect to the Gleneagles Shopping Center Mortgaged Property, three tenants (19.1% of NRA and 25.8% of underwritten rent) have been granted rent relief by the borrower. Atelier Tailor & Shoe Repair is required to repay deferred rent, totaling $2,197, by the end of 2020 and has paid 50% of July rent. Vitamin Shoppe is required to repay total deferred rent, totaling $11,144 (50.0% rent deferment for April, May and June) by March 31, 2020 and has paid its full July rent. Sno Tea is required to repay total deferred rent, totaling $4,983 (partial rent deferment for April and 50.0% for May) by the end of 2020 and has paid its full July rent. Tenants Making Full June Rent Payment (% NRA) and Tenants Making Full June Rent Payment (% of UW rent) are 91.8% and 91.7%, respectively, when including the tenant, Vitamin Shoppe, that paid agreed upon reduced rent.

(23)	With respect to the 514 West 211th Street Mortgaged Property, five tenants (6.3% of NRA and 6.5% of underwritten rent) have been granted rent relief by the borrower.

(24)	With respect to the 51 Columbia Mortgaged Property, the sole tenant, NeoGenomics Laboratories, Inc., is in a partial free rent period through January 2020. At closing, the 51 Columbia borrower reserved $242,195, which represents the remaining free rent.

(25)	With respect to the 89-16 175 Street Mortgaged Property, none of the residential tenants have requested rent relief. One commercial tenant, Fazlul Hoque, has an agreement to pay $2,000 per month from June 2020 through December 2020. From January 2021 through the end of its lease in March 2024, the tenant will resume paying $3,100 per month.

(26)	With respect to the Independence Plaza Mortgaged Property, two retail tenants (7.6% of occupied SF and 9.4% of In-Place UW base rent) requested and received 50.0% rent abatements for May and June 2020 in exchange for lease extensions, and, as of the Cut-off Date both tenants are current on rent.

(27)	With respect to the 14741 Memorial Drive Mortgaged Property, the borrower of the 14741 Memorial Drive Mortgage Loan and the lender entered into a Pre-Negotiation Agreement dated April 21, 2020, and have had discussions regarding potential modification or forbearance of the Mortgage Loan. However, no modification or forbearance agreement has been entered into.

(28)	With respect to the 14741 Memorial Drive Mortgaged Property, three tenants (13.6% of NRA and 14.9% of underwritten rent) have requested rent relief.

(29)	With respect to the Carbon 550 Mortgaged Property, the borrower sponsor reported that one tenant has a $106 balance which is expected to be received by mid-July.

(30)	With respect to the 96 Bedford Avenue Mortgaged Property, one previous tenant was paying $4,550 per month, with a lease expiration of June 30, 2020, and vacated in June without paying its June rent. However, this space was backfilled by a new tenant, which has made its July payment and is paying $4,700 per month.

(31)	With respect to the Shops at Oak Forest Mortgaged Property, the borrower offered tenants to pay common area maintenance, taxes, insurance and 25% of base rent for April and May 2020, with the deferred amount due 2021. Eight tenants (55.4% of NRA and 52.3% of underwritten rent) accepted and paid reduced rent in April and May of 2020.

(32)	With respect to the 600 University Office Mortgaged Property, South Key Inc. (representing 3.0% of NRA) requested relief which was not granted by the borrower sponsor. The tenant is now current.

(33)	With respect to the 600 University Office Mortgaged Property, State of Florida Department of Education, State of Florida Department of Financial Services and State of Florida Department of Health, representing 51.3% of underwritten base rent and 50.5% of NRA, each pay rent at the end of the month. For presentation purposes, these tenants are considered as having made full rental payments.

See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 11 months prior to the Cut-off Date. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 40 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to The Liz Mortgaged Property (8.7%), the Phase I ESA identified a CREC in connection with the historic operations of, and former underground storage tanks (“USTs”) located at, the Mortgaged Property. The Mortgaged Property was historically occupied by automobile dealerships and repair shops from the 1920s to the 1940s, various small residential, commercial, office, retail and industrial tenants from the 1940s through the 1980s, a church and offices from the 1980s through the 1990s and, thereafter, a medical office until the early 2010s. The environmental consultant reported that while a May 2016 Phase II ESA indicated total petroleum hydrocarbons-diesel range organics above regulatory guidelines in soils in the northern part of the Mortgaged Property and groundwater impacted by benzene and 1,2- Dichloroethane at concentrations above allowable levels, no exceedances of vapor intrusion guidelines were identified. These areas were excavated during the redevelopment of the Mortgaged Property. Four previously unknown USTs were removed from the Mortgaged Property in January and February 2018 and post excavation soil sampling identified only trace impacts, none above regulatory levels. As a precaution, however, a sub slab depressurization system (“SSDS”) was installed and is operated at the Mortgaged Property pursuant to an operations and maintenance plan. A permanent tank closure letter was issued by the Department of Energy and Environment in March 2020 and the Department confirmed by email that the SSDS was not required by the regulator. The environmental consultant reports that the residual soil and groundwater contamination do not represent a vapor intrusion concern at the Mortgaged Property and no further action is recommended at this time.

●	With respect to the New Haven Multifamily Portfolio Mortgage Loan (2.5%), the related environmental consultant was not permitted to set radon canisters at 3 of the related Mortgaged Properties due to the ongoing COVID-19 pandemic, and accordingly the radon levels at such Mortgaged Properties are unknown. At origination, the borrower deposited $67,500 into a radon reserve in order to mitigate any radon issues located on the related Mortgaged Properties. The radon reserve is required to be released to the borrower upon presentation to the lender, satisfactory to the lender, of radon testing results demonstrating that no radon exceedance above 4.0 picocuries per liter of radon gas exists at all of the Mortgaged Properties whether via Environmental Protection Agency certified testing methods and/or the installation of an effectively operating radon mitigation system(s) and, if required by the lender, clean Phase I reports for each Mortgaged Property, delivered to the lender.

●	With respect to the Ralph Lauren HQ New Jersey Mortgaged Property (1.9%), the Mortgaged Property is part of a larger site which was previously used as a research and development facility by a pharmaceutical company from approximately 1929 through 2013. After ceasing site operations in 2013, the pharmaceutical company implemented, with New Jersey Department of Environmental Protection (“NJDEP”) and Licensed Site Remediation Professional (“LSRP”) oversight, an environmental investigation and remedial activity which included a removal action. Virtually all soil contaminants on the site present at concentrations above New Jersey’s standards and screening levels were excavated and removed; minimal residual contamination was allowed to remain with NJDEP approval pursuant to an engineered cap over a former industrial fill area in the northwestern corner of the site. Closure was achieved for the Mortgaged Property via a soils only response action outcome issued with NJDEP approval for one area of the Mortgaged Property on August 18, 2016, and for a second area of the Mortgaged Property on March 28, 2017. In addition, a deed notice was recorded for the overall facility in September 2016, which prohibits the use of the site as a child care facility or public, private, or charter school, and requires obtaining a soil remedial action permit, which contains monitoring, maintenance and biennial certification requirements of implemented engineering controls. The ESA concluded that, based on the current regulatory status and implementation of institutional and engineering controls, the environmental condition(s) at the Mortgaged Property is considered a controlled recognized environmental condition (“CREC”). In addition, groundwater was investigated and addressed separately from soil. The ESA determined, based on review of a groundwater remedial action work plan dated February 15, 2019 (the “RAWP”), that groundwater plumes are being addressed by interim remedial measures (“IRMs”) - in-well air stripping/ozone with persulfate oxidation, and Enhanced In Situ Bioremediation - and post-IRM groundwater monitoring, with NJDEP and LSRP oversight. The RAWP anticipates that a classification exception area, remedial action permit, and long-term monitoring will be implemented for the plumes by 2021, once monitored natural attenuation demonstration is complete. The ESA concluded that since ongoing response actions are being completed by the responsible party with NJDEP and LSRP oversight, additional investigation was not warranted at the time the ESA was performed.

In addition, with respect to the Ralph Lauren HQ New Jersey Mortgage Loan (1.9%), at origination the borrower purchased an Enviro Covered Location Insurance Policy (Site Environmental) (ECLIPSE) from Beazley (Lloyd’s of London Syndicates 623-2623) (rated “A+” by S&P and “AXV” by A.M. Best Company), with respect to the Ralph Lauren Property in the name of the borrower, with the lender named as an additional named insured (with successors, assigns and/or affiliates as their interests may appear). The policy is for an initial policy period which extends through the maturity date with an optional extended reporting period of 36 months and has limits of liability in the amount of $15,000,000 per incident and in the aggregate, with a deductible of $50,000. In addition, an approximately $51,025 reserve was taken for the cost of purchasing an additional 36 months of coverage.

●	With respect to the Walgreens & Dollar General Portfolio Mortgage Loan (1.5%), the related Phase I ESA identified a CREC at the Walgreens, Excelsior Springs, MO Mortgaged Property in connection with the former operation of a gas station at the Mortgaged Property. The Missouri Department of Natural Resources issued a “No Further Action Letter – Non Residential” for the Mortgaged Property (the “No Further Action Letter”). The No Further Action Letter determination is contingent upon (i) the current and continued non-residential use of the Mortgaged Property and (ii) no current or future domestic consumption of groundwater at the Mortgaged Property. Based on the conditional regulatory closure with continuing obligations, this condition is considered a CREC. The borrower represented in the Mortgage Loan documents that, to the best of the borrower’s knowledge after due inquiry, the Mortgaged Property is, and has at all times since its issuance been, in full compliance with all obligations, covenants and conditions of the No Further Action Letter. The borrower further represented that it will (a) fulfill and perform each and every obligation, covenant and condition to be fulfilled or performed by the borrower, and shall comply with all restrictions imposed upon the borrower or the Mortgaged Property, pursuant to the No Further Action Letter; and (b) in the manner provided for in the Mortgage Loan documents, promptly deliver to the lender any notice or other written communication received by the borrower in connection with the No Further Action Letter.

●	With respect to the Carbon 550 Mortgaged Property (0.9%), the Phase I ESA identified a CREC in connection with the historic operation of a dry cleaning facility at the Mortgaged Property from approximately 1946 until 2003. The environmental consultant reported that a 2016 subsurface investigation indicated groundwater contamination above actionable levels. In connection with the related CREC, the Mortgaged Property is subject to an environmental covenant in favor of the Iowa Department of Natural Resources. The environmental covenant generally requires that the borrower maintain the enclosed first-floor garage located at the Mortgaged Property in accordance with the specifications set forth within the agreement. The environmental covenant is perpetual. The environmental consultant reported that the residual contamination associated with the former dry-cleaning operations is not expected to constitute a human health risk or vapor intrusion concern at the Mortgaged Property and no further action is required.

●	With respect to the Walgreens Charlotte, NC Mortgage Loan (0.5%), a CREC was identified at the related Mortgaged Property relating to the historic operations of a dry cleaning facility. The former dry cleaning facility was enrolled and accepted into the North Carolina Dry-Cleaning Solvent Cleanup Act (“DSCA”) Program, subject to which the condition is being remediated. Ground water impacts were identified. According to the ESA, as part of the DSCA assessment, a vapor intrusion assessment was conducted on the Walgreens building and did not find conditions that would be cause for further action to address any potential for vapor intrusion. The ESA concluded that as the Mortgaged Property is part of the DSCA program, the groundwater is not used for potable purposes, and vapor is not a concern, the former drycleaner can be characterized as a CREC and no further assessment is required.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale. See “Appraised Value” above.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 12 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or to remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors, the guarantors and managers of the Mortgaged Properties and their respective affiliates, and/or ongoing litigation to which certain Mortgaged Properties are subject. For example:

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (3.2%), the related guarantor, Jacob Kohn is a named defendant in pending civil litigation involving allegations of breach of contract, fraud and breach of fiduciary duty arising out of the guarantor’s ownership interest in a company unrelated to the Mortgaged Property. The guarantor’s potential monetary liability in connection with this matter is expected to be no more than $800,000.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), Arman Gabay, a beneficial owner of the holder of a 49.5% limited partner interest in the borrower and the brother of the related borrower sponsor, is a defendant to a criminal complaint alleging, among other things, three felony counts of wire fraud and two felony counts of federal program bribery relating to Arman’s allegedly having conspired with and bribed a senior Los Angeles County official who had responsibility for Los Angeles County’s process for leasing office space for various of its agencies for the purpose of securing leases in properties in which Arman owned an interest. Arman reportedly pled not guilty in June 2018 and a trial was originally scheduled for April 2020. None of the leases or properties associated with the criminal proceeding are related to the Mortgaged Property. The borrower sponsor is not a named defendant in the related criminal complaint and the Mortgage Loan documents prohibit the transfer of a controlling interest in the borrower, the general partner of the borrower, or the Mortgaged Property to Arman Gabay.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below. See also representation and warranty no. 13 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

26 Mortgage Loans (61.7%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

15 Mortgage Loans (31.9%) were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

2 Mortgage Loans (6.4%) were originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

As of the Cut-off Date, with respect to the following Mortgage Loans: (i) the Mortgage Loan refinanced a prior mortgage loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property which prior mortgage loan or mezzanine loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (ii) the related Mortgaged Property at the time of acquisition secured a prior loan of the type described in clause (i), or (iii) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership:

●	With respect to the Independence Plaza Mortgage Loan (1.1%), the subject mortgage loan refinanced an existing CMBS loan that had a May 2020 maturity and was in maturity default, but was granted an extension by the servicer.

With respect to the Bayview Corporate Tower, FTERE Bronx Portfolio 5, Broadway & Thomas, Walgreens & Dollar General Portfolio, 514 West 211th Street, 51 Columbia, 555 Grand Street and 96 Bedford Avenue Mortgaged Properties or portfolios of Mortgaged Properties (collectively, 24.9%) (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, or (b) the related Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy, or (c) or was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

With respect to the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to the Bayview Corporate Tower Mortgage Loan (8.5%), one of the borrower sponsors, Somerset Properties, disclosed three foreclosures. The foreclosed mortgage loans were all originated prior to the Great Recession.

●	With respect to the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%), one of the principals of the borrower sponsor was an investor in a $73,000,000 securitized loan as to which the borrowing entity for such securitized loan and the special servicer entered into a modification to extend the interest-only period. The borrower sponsor principal was not the general partner of the borrowing entity for the modified loan, but did nonetheless provide a limited payment guaranty in connection with the modification.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), one of the borrower sponsors previously owned a certain property secured by a loan which was subject to foreclosure in April 2010.

In addition, with respect to large loan borrower sponsors that oversee many real estate projects, there are often prior defaults, foreclosure proceedings and deed-in-lieu of foreclosure transactions associated with such borrower sponsors’ real estate portfolios.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and
“—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

16 Mortgaged Properties (14.3%) are each leased entirely (or substantially in its entirety) to a single tenant. See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations

With respect to many of the Mortgaged Properties, all or substantially all of the tenant leases expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans secured by retail, office, industrial and mixed use Mortgaged Properties, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the 5 largest commercial tenants (based on net rentable area leased) at each retail, office, industrial and mixed use Mortgaged Property. There may be significant leases or a significant concentration of leases at a particular Mortgaged Property (including Mortgaged Properties occupied entirely (or substantially in their entirety) by a single tenant) that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property.

With respect to the Mortgage Loans secured in whole or part by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied entirely (or substantially in its entirety) by a single tenant under a lease which expires prior to, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date
UHG Optum Health Campus	3.8%	No	12/12/2023	8/6/2030
HPE Campus	2.9%	No	4/30/2030	3/6/2030
Fed Ex Mt. Pleasant	0.6%	No	5/6/2030	7/6/2030
Walgreens Charlotte, NC	0.5%	No	12/31/2030	8/1/2030
Fresenius Las Vegas	0.4%	No	2/28/2029	8/1/2030

The Mortgage Loans shown in the table below represent Mortgage Loans among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans as to which one or more leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property or Mortgaged Properties (excluding any Mortgage Loan that is secured by a single Mortgaged Property leased entirely (or substantially in its entirety) to a single tenant) expires in a single calendar year prior to, in the same calendar year as, or within 12 months after, the maturity of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRA Expiring	Calendar Year of Expiration	Maturity Date
The Liz	8.7%	25.7%	2029	8/6/2030
Bayview Corporate Tower	8.5%	32.9%	2028	7/6/2030
235 Canal Street	3.5%	25.4%	2028	7/1/2030
Katella Corporate Center	2.4%	38.3%	2021	3/6/2030
276 Nostrand Avenue	1.2%	39.0%	2029	3/6/2030

There may be other Mortgaged Properties as to which leases representing 25% or greater of the net rentable square footage of the related Mortgaged Property expire in a single calendar year prior to, or the same year as, or within the 12-month period following, maturity of the related Mortgage Loan.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 25%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, coinciding with or shortly after, the calendar year in which the maturity of the related Mortgage Loan occurs.

Expiration dates for the five largest tenants by net rentable square footage at each Mortgaged Property are shown on Annex A-1.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease without satisfaction of any condition precedent other than notice and/or payment of a termination fee. As among (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that occupy 50% or more of the net rentable area of the related Mortgaged Properties, examples include:

●	With respect to The Liz Mortgage Loan (8.7%), the second largest tenant, Goethe-Institut, has a one-time right to terminate its lease subject to three full calendar months’ prior written notice given at the end of a calendar month. The tenant is required to pay a termination fee equal to (i) during the first five lease years of the term, the full amount of a letter of credit provided by the tenant in the amount of $2,594,975 plus 10% of the brokerage commissions paid by the related borrower in connection with such lease, plus interest thereon at an interest rate of 8% per annum from the date of the lease until the termination date, or (ii) on and after the first day of the sixth lease year of the term, the remaining amount of the letter of credit in the amount of $609,255 plus interest thereon at an interest rate of 8% per annum from the date of the lease until the termination date.

●	With respect to The Liz Mortgage Loan (8.7%), the third largest tenant, Amazon Retail, has a one-time right to terminate its lease effective on November 30, 2024 subject to 180 days’ prior written notice. The tenant is required to pay a termination fee equal to (i) the unamortized balance of the tenant improvement allowance and the leasing commissions paid by the related borrower in connection with such lease, amortized on a straight-line basis over the term using an imputed interest rate of 8% per annum, plus (ii) $50,000.

●	With respect to the Bayview Corporate Tower Mortgage Loan (8.5%), Whole Foods Inc., the second largest tenant, can terminate its lease effective August 31, 2021, upon 12 months’ notice and payment of all unamortized commissions, tenant improvements paid for by the landlord, plus the unamortized amount of rental savings realized by tenant for the first lease year at an interest rate of 8% per annum and applicable sales and use tax.

●	With respect to the Bayview Corporate Tower Mortgage Loan (8.5%), Envision Pharm Services, LLC, the fourth largest tenant, can terminate its lease effective October 31, 2022, upon 12 months’ notice and payment of the costs of any unamortized free rent, tenant improvements, and commissions paid or incurred by the landlord, amortized over the initial term of the lease using an 8% per annum interest rate.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), Amazon.com Services Inc., (“Amazon”) the largest tenant, can terminate suites 200, 210, 1900, 2000, 2100, 2500, 2600 and 2700 (17.3% NRA) on January 31, 2025, provided Amazon provides notice no later than January 31, 2024 and pays a termination fee.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), Amazon, the largest tenant, can terminate suites 3300, 3500, 3600, 3700 and 3800 (13.8% NRA) on February 28, 2027, provided Amazon provides notice no later than February 28, 2026 and pays a termination fee.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), Amazon, the largest tenant, can terminate suites 2200, 2300 and 2400 (8.3% NRA) on January 31, 2029, provided Amazon provides notice no later than January 31, 2028 and pays a termination fee.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), the largest tenant at the Mortgaged Property, LA County Dept. of Health Offices, has the right to terminate its lease on every lease anniversary date after October 2029, subject to 180 days’ prior written notice. The tenant is not required to pay a termination fee.

For more information related to tenant termination options, see the charts entitled “Tenant Summary” for the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans presented on Annex A-3 to this prospectus.

Set forth below are Mortgaged Properties securing Mortgage Loans among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans or individual tenants or groups of affiliated tenants representing 50% or more of the net rentable area at a Mortgaged Property as to which certain government leases (or leases with tenants which receive government funding) individually represent more than 5% of the underwritten base rent at the related Mortgaged Property and are subject to the risk of early termination due to lack of appropriations or similar events.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount(1)	Tenants	% of Net Rentable Area	% of Base Rent
Broadway & Thomas	2.7%	LA County Dept. of Health Offices	83.7%	90.8%
9177 Ridgetop	0.9%	General Services Administration Veteran Affairs	89.5%	92.1%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts as set forth in Annex A-2.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have taken possession or begun paying rent or may be in negotiation. Certain of such leases may be underwritten based on average or straight-lined rents or other similar assumptions or certain tenant leases may include free rent or rent abatement periods. Furthermore, certain of the tenants may have subleased all or substantially all of the related spaces to other parties. As among (i) single tenant properties, (ii) the largest 5 tenants with respect to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans and (iii) tenants that individually or together with their affiliates occupy 50% or more of the net rentable area of related Mortgaged Properties, examples include:

●	With respect to The Liz Mortgage Loan (8.7%), the rents due from the second largest tenant, Goethe-Institut, and the third largest tenant, Amazon Retail, were underwritten on a straight-lined basis.

●	With respect to The Liz Mortgage Loan (8.7%), Sephora, the fourth largest tenant, has taken possession of its space and was entitled to a rent abatement in the approximate amount of $22,321.50 per month for April, May and June 2020. Such rent abatement does not affect the tenant’s tax payment, operating payment, insurance payment obligations or percentage rent. Pursuant to the related lease amendment, promptly after the end of the calendar year 2020, the borrower and the tenant are required to perform a reconciliation of the amounts due and payable thereunder. Provided that the tenant pays rents in accordance with the lease amendment, the borrower is required to waive and forbear from exercising all of its rights and remedies under the lease and/or applicable law (including, without limitation, any right to assess late fees, charges, interest and/or penalties) with respect to the defaults described in the notices of default previously delivered by the borrower to the tenant and the tenant’s non-payment of any rent due and payable from March 1, 2020 to June 15, 2020.

●	With respect to The Liz Mortgage Loan (8.7%), Bluestone Lane, the fifth largest tenant, has taken possession of its space and is entitled to a rent abatement. For the period commencing on June 1, 2020 and ending on August 31, 2020 (the “Deferral Period”), the tenant can defer its obligation to pay base rent. For the period commencing on September 1, 2020 and continuing through December 31, 2020 (the “Alternate Rent Period”), the tenant is required to pay, in lieu of monthly base rent, the greater of (a) 50% of monthly base rent and (b) 10% of gross sales (such greater amount being “Alternate Rent”). For the period commencing on January 1, 2021 and continuing through June 1, 2022, the tenant is required to pay the deferral amount, which is equal to (a) the aggregate amount of base rent that would otherwise be due during the Deferral Period ($41,143.74), plus (b) the aggregate amount of monthly base rent that would otherwise be due during the Alternate Rent Period ($54,858.32) less the aggregate amount of Alternate Rent paid by tenant during the Alternate Rent Period, to the related borrower in equal monthly installments, in advance, on the first day of each month, with no interest accruing thereon unless resulting from a late payment or nonpayment of such amount. The rent deferred during the Deferral Period and the Alternate Rent Period was reserved at the origination of the Mortgage Loan. This rent abatement does not affect tenant’s tax payment, operating payment, insurance payment, or water and sewer payment obligations.

●	With respect to the Bayview Corporate Tower Mortgage Loan (8.5%), CHG Companies, the largest tenant, is entitled to rent abatement: (A) in the amount of $265,921 for 26 days of July 2020 rent to be distributed in August 2020; and (B) in the amount of $154,072 for August 2020, resulting in a total amount of approximately $419,993, which was reserved at origination of the Mortgage Loan. Additionally, the third largest tenant, Central Reach, is entitled to rent abatement: (A) in the amount of $73,000 for August 2020; (B) in the amount of $39,063 per month for September 2020 through November 2020; (C) in the amount of $1,406 per month for December 2020 through April 2021; and (D) in the amount of $1,449 per month for May 2021 through April 2022, resulting in a total of approximately $214,603, all of which was reserved at origination of the Mortgage Loan. Further, the fifth largest tenant, Kovack Securities, Inc., is entitled to rent abatement in the amount of $30,044 per month for January 2022 through March 2022, resulting in a total amount of approximately $90,132, which was reserved at origination of the Mortgage Loan.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), the largest tenant, Amazon, has taken possession of its space and is entitled to rent abatement: (A) for 114,434 square feet (suites 3500, 3600, 3700 and 3800) in the amount of approximately $753,357 per month from June 2020 through August 2020, resulting in a total amount of approximately $2,260,072; and (B) for 3,487 square feet (suite 210) in the amount of approximately $21,271 for June 2020. All free rent was reserved at the origination of the Mortgage Loan. Additionally, Amazon is not currently in occupancy but has an executed lease with a lease commencement date of February 1, 2021 for 86,115 square feet (suites 2200, 2300 and 2400). Gap rent has been reserved in the amount of approximately $645,863 per month from June 2020 through January 2021, resulting in a total amount of approximately $5,166,900. Further, the third largest tenant, Wells Fargo Bank, N.A., is entitled to rent abatement for 28,109 square feet (suite 1600) in the amount of approximately $223,978 per month from February 2021 through May 2021, resulting in a total amount of approximately $895,913, all of which was reserved at origination of the Mortgage Loan.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), the fourth largest tenant, Cloudera, Inc., leases 57,272 square feet and subleases 11,724 square feet to the Athletic Media Company through June 30, 2021 at a rental rate of $90.18 and also subleases 16,912 square feet of its space to Lightstep, Inc. at the same rent per square foot as the prime lease. Underwriting is based on Cloudera, Inc.’s prime lease, which expires May 31, 2025.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), the Mortgage Loan was underwritten based on straight-lined rent for: (A) Amazon, the largest tenant, resulting in an underwritten straight-lined rent increase of $3,108,573; (B) Wells Fargo, the third largest tenant, resulting in an underwritten straight-lined rent increase of $2,409,963; and (C) Zurich American Insurance Company, the fifth largest tenant, resulting in an underwritten straight-lined rent increase of $68,145.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), the fifth largest tenant, Zurich American Insurance Company, leases 39,923 square feet and subleases 11,829 square feet to Suffolk Construction through October 31, 2022 at a current annual rental rate of $61.19 per square foot. The underwriting is based on Zurich American Insurance Company’s prime lease, which expires November 30, 2022. The lender underwrote to the prime lease.

●	With respect to the UHG Optum Health Campus Mortgage Loan (3.8%), the rent due from the sole tenant, United HealthCare Services, Inc., d/b/a Optum, was underwritten on a straight-lined basis.

●	With respect to the 235 Canal Street Mortgage Loan (3.5%), the third largest tenant, Mount Sinai, has not paid its rent for May, June or July 2020. According to Mount Sinai’s estoppel, its accounting system has not been updated for its new lease executed in May 2020, but is anticipated to do so in the next month. The lender escrowed 4 months’ rent for Mount Sinai at origination. The Mount Sinai reserve is required to be released to the borrower upon the borrower delivering to the lender an estoppel certificate or other reasonably acceptable evidence that certifies or verifies (i) that the Mount Sinai lease is in full force and effect and there are no defaults thereunder, (ii) Mount Sinai is in full occupancy of its premises in accordance with the terms of its lease and (iii) Mount Sinai has paid all past due rent and recommenced paying full monthly unabated rent in accordance with its lease.

●	With respect to the HPE Campus Mortgage Loan (2.9%), the rent due from the sole tenant, Hewlett Packard Enterprise, was underwritten on a straight-lined basis, resulting in $1,084,513 of straight-lined rent steps.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), the second and third largest tenant at the Mortgaged Property, Western Dental and BurgerIM, have executed their lease agreements, but have not taken occupancy due to COVID-19 delays. The Mortgage Loan is structured with an upfront gap rent reserve of $94,722 to supplement cash flow until Western Dental commences paying rent, which is expected to occur in September 2020. The Mortgage Loan is structured with an upfront reserve of

$158,875 for tenant improvements related to Western Dental. The borrower sponsor reported that it has initiated discussions with BurgerIM to either utilize its leased premises for another restaurant or, at the borrower sponsor’s option, to terminate the lease.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), the rent due from the largest tenant, LA County Dept. of Health Offices, was underwritten on a straight-lined basis.

●	With respect to the Ralph Lauren HQ New Jersey Mortgage Loan (1.9%), the sole tenant, Ralph Lauren, is entitled to free rent through December 31, 2020. At origination, $6,129,368 was reserved in respect of such free rent. In addition, Ralph Lauren has the right to apply a $2,500,000 liquidated payment (the “Liquidated Payment”) that is due to it under its lease as an offset against its rent. Such application is expected to occur following the free rent period, and such Liquidated Payment has also been reserved for. The Ralph Lauren HQ New Jersey Mortgage Loan was underwritten based on straight-lined rent for Ralph Lauren, resulting in an underwritten straight-lined rent increase of $422,086.

●	With respect to the Fed Ex Mt. Pleasant Mortgage Loan (0.6%), the Mortgage Loan was underwritten based on straight-lined for the sole tenant, FedEx Freight, Inc., resulting in an underwritten straight-lined rent increase of $16,169.

●	With respect to the Fresenius Las Vegas Mortgage Loan (0.4%) the Mortgage Loan was underwritten based on straight-lined rent for the sole tenant.

●	With respect to the Walgreens Sycamore Mortgage Loan (0.4%), the Mortgage Loan was underwritten based on straight-lined rent for the sole tenant, Walgreens, resulting in an underwritten straight-lined rent increase of $7,745.

Furthermore, there may be retail properties with anchors (which may or may not be tenants) that are permitted to cease operating at any time because their leases or other operative agreements do not impose an obligation to remain open for business, or because such obligations have expired.

In addition, other Mortgaged Properties have various levels of vacancy. See Annex A-1 for the Underwritten Occupancy at each Mortgaged Property.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Risks Related to Market Conditions and Other External Factors— The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain tenants at the related Mortgaged Properties or other third parties hold purchase options, rights of first refusal or rights of first offer to purchase the related Mortgaged Property or a portion thereof. See “Yield and Maturity Considerations” in this prospectus. See also representation and warranty no. 5 and representation and warranty no. 6 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans and, as to such rights held by tenants, the 5 largest tenants at each related Mortgaged Property, examples include:

●	With respect to the 525 Market Street Mortgage Loan (5.8%), Amazon, the largest tenant, has a right of first refusal to purchase the Mortgaged Property if and when the borrower elects to sell, transfer, assign, ground lease or exchange (other than in a financing transaction) the Mortgaged Property to Apple, Hewlett Packard, Google, Microsoft, Sony or Facebook, including each of their respective successors and assigns (each, a “Tenant Competitor”); provided that Amazon has the right to update the list of Tenant Competitors once annually and the list may never consist of more than six companies. Such right of first refusal will apply only to Amazon and may not be exercised by any other assignee, sublessee or other transferee. Amazon will not have any right of first refusal with respect to a sale to any party other than a Tenant Competitor.

●	With respect to the UHG Optum Health Campus Mortgage Loan (3.8%), the sole tenant, United HealthCare Services, Inc., d/b/a Optum (“United HealthCare”), has a right of first offer to purchase the Mortgaged Property. Pursuant to the related lease agreement, at any time the borrower desires or is willing to sell the Mortgaged Property, the borrower is required to provide written notice to United HealthCare of the purchase price and terms and conditions of such sale. Upon receipt, United HealthCare will have 15 days to provide the borrower written notice of its intent to purchase the Mortgaged Property on the same terms and conditions set forth in such notice. United Healthcare’s lease and right of first offer are subordinate to the Mortgage Loan.

●	With respect to the HPE Campus Mortgage Loan (2.9%), in connection with the Shari’ah compliant loan structure, the master lessee, DC Roseville Operator LLC, an affiliate of the borrower sponsor, has the right to purchase the Mortgaged Property pursuant to a call option letter. The related borrower has the right to require DC Roseville Operator LLC to purchase the Mortgaged Property pursuant to a put option letter.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), pursuant to the related lease agreement, the County of Los Angeles holds a right of first refusal to purchase the Mortgaged Property on the same terms and conditions in the event that the related borrower receives a bona fide third-party offer to purchase the Mortgaged Property. The related borrower is required to provide the County of Los Angeles with notice of any such third-party offer. Upon receipt of such notice, the County of Los Angeles will have 30 days to provide the related borrower written notice of its intent to exercise the right of first refusal.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties as to which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to The Liz Mortgage Loan (8.7%), a commercial tenant at the Mortgaged Property, Whitman-Walker, is an affiliate of the related borrower sponsor. Pursuant to an office lease and a retail lease, the tenant occupies approximately 43.6% of the commercial NRA of the Mortgaged Property and represents approximately 36.4% of the total underwritten rent at the Mortgaged Property. The tenant’s office lease is scheduled to expire in August 2034 and the retail lease is scheduled to expire in September 2029. In addition, Fivesquares Development is an affiliate of the related borrower sponsor. Such tenant occupies approximately 2.5% of the commercial NRA of the Mortgaged Property and represents approximately 1.9% of the total underwritten rent at the Mortgaged Property. The lease is scheduled to expire in November 2034.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (3.2%), a commercial tenant at the 276 Nostrand Avenue Mortgaged Property, The Jay Group Inc., is an affiliate of the related borrower sponsor. Such tenant occupies approximately 29.2% of the commercial NRA of the portfolio and represents approximately 15.1% of the total underwritten rent at the 276 Nostrand Avenue Mortgaged Property. The lease is scheduled to expire in December 2029 and is fully guaranteed by the related guarantors of the Mortgage Loan.

●	With respect to the HPE Campus Mortgage Loan (2.9%), the Mortgaged Property is operated pursuant to a master lease financing facility agreement between the related borrower, as master lessor, and DC Roseville Operator LLC, an affiliate of the borrower sponsor, as master lessee, in connection with the Shari’ah compliant loan structure. The master lease financing facility agreement is scheduled to expire in March 2030 and is subordinate to the Mortgage Loan. The guaranty that was entered into at origination of the Mortgage Loan runs in favor of the borrower and includes, among other things, a guarantee of the master lessee’s recourse liabilities under the master lease. At origination, the sole member of the borrower pledged all of its equity interests in the borrower (the “Member Interests”) to the lender and agreed that in the event that (i) the lender determines that any event described in the Mortgage Loan documents as a borrower recourse liability has occurred and (ii) the lender has not received payment from the borrower or the guarantor for any amounts claimed by the lender in connection with such event, the lender will have the right to register the Member Interests in the name of the lender or its nominee. Because such Member Interests may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the REMIC regulations may restrict the issuing entity from taking title to such Member Interests. Therefore, upon the occurrence of an event of default under the Mortgage Loan documents and an ensuing foreclosure with respect to the Mortgage Loan, the PSA may not permit the issuing entity to take title to such Member Interests, but rather the special servicer may, on behalf of the Trust but not on behalf of any Trust REMIC, obtain title to such Member Interests; provided that, in such case such Member Interests will be deemed not to be an asset of any Trust REMIC and all amounts received with respect to such Member Interests will be treated as payable to the Trust REMICs as credit enhancement amounts within the meaning of the REMIC provisions and the PSA will require the issuing entity to either (i) pursue its remedies under the mortgage or otherwise exercise the legal remedies available to it under applicable law, or (ii) sell such Member Interests and apply the proceeds toward the repayment of the Mortgage Loan.

See “Risk Factors—Risks Related to the Mortgaged Properties—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 7 of the Mortgaged Properties (16.5%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington and Oregon. Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

With respect to many of the Mortgaged Properties, including Mortgaged Properties securing certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans in the mortgage pool, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the Mortgaged Properties).

Further, with respect to Mortgaged Properties that are part of condominium regimes, or are leased to a single tenant, or are ground leased, the insurance may be maintained by the tenant, condominium association or ground lessor rather than the related borrower, and the related condominium documents, leases or ground leases may require restoration, regardless of whether the conditions in the Mortgage Loan documents to restoration have been satisfied.

With respect to certain Mortgaged Properties, the related Mortgage Loan may permit the borrower to satisfy its insurance obligations by causing a sole or significant tenant to maintain the insurance required under its lease (which in some cases, may not satisfy the requirements of the loan documents) or to self-insure or having the condominium board maintain the required insurance. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, and as among single tenant Mortgaged Properties, examples include:

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the master tenant at the Mortgaged Property. Such insurance is generally required to meet the requirements of the loan documents, except that the tenant’s policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which must be no less than $700,000,000 per occurrence (which is less than full replacement cost) and (y) any property or terrorism deductible, which may be up to $2,500,000.

●	With respect to the UHG Optum Health Campus Mortgage Loan (3.8%), the borrower’s insurance requirements under the Mortgage Loan documents may be satisfied by the self-insurance of the sole tenant, provided that, in the reasonable opinion of the lender, the sole tenant has sufficient liquid net worth or claim resolution capability to make such self-insurance reasonable, subject to the satisfaction of the following conditions: (i) the sole tenant’s lease in effect at origination remains in full force and effect with no default beyond any applicable notice and cure period; (ii) the sole tenant remains fully liable for the obligations and liabilities under its lease and the sole tenant or its parent company maintains a credit rating of at least BBB+ by S&P (or the equivalent from any other rating agency); and (iii) following a casualty, pursuant to the terms of the sole tenant’s lease, the sole tenant (a) is unconditionally obligated to rebuild and/or repair the Mortgaged Property at its sole cost and expense and (B) is not entitled to any period of rent abatement.

●	With respect to the Walgreens & Dollar General Portfolio Mortgage Loan (1.5%), the Mortgage Loan documents provide that the borrower’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended with respect to any individual Mortgaged Property to the extent that (a) the Walgreens lease or Dollar General lease (as applicable) is in full force and effect; (b) no default beyond any applicable notice and cure period has occurred and is continuing under each applicable Walgreens lease or Dollar General lease; (c) Walgreens or Dollar General (as applicable), or the guarantor under the Walgreens lease or Dollar General lease (as applicable), remains fully liable for the obligations and liabilities under the Walgreens lease or Dollar General lease and, solely for the purposes of self-insurance, maintains a credit rating from S&P of at least “BBB-”; (d) Walgreens or Dollar General (as applicable) is permitted per the terms of the applicable Walgreens lease or Dollar General lease to rebuild and/or repair such Individual Property and is entitled to no period of rent abatement; and (e) Walgreens or Dollar General (as applicable) maintains, either through a program of self-insurance if allowable under such Walgreens lease or Dollar General lease or otherwise, the insurance required to be maintained by it under the Walgreens lease or Dollar General lease as of the date of the Mortgage Loan documents and meets the insurance requirements as part of any secondary market transaction. Notwithstanding anything to the contrary contained in the Mortgage Loan documents: (A) if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies, or self-insurance (as applicable), maintained by Walgreens or Dollar General as of the date of the Mortgage Loan documents are modified to decrease the type or amount of coverage below that required under the Mortgage Loan documents or no longer meets the insurance requirements as part of any secondary market transaction, or if, at any time and from time to time during the term of the Mortgage Loan, Walgreens or Dollar General does not self-insure and the insurance policies maintained by Walgreens or Dollar General under the applicable Walgreens lease or Dollar General lease are obtained and maintained from an insurance company that is rated below an acceptable rating as part of any secondary market transaction, then in either such case, the borrower is required, upon obtaining knowledge thereof, to promptly procure and maintain at its sole cost and expense, insurance coverage meeting the requirements set forth in the Mortgage Loan documents either (x) “primary” insurance coverage in the event that Walgreens or Dollar General does not provide the applicable insurance coverage required under the Mortgage Loan documents or as otherwise required as part of any secondary market transaction, or (y) “excess and contingent” insurance coverage as required in the Mortgage Loan documents, in each case, in “concurrent form” with the policies obtained pursuant to the applicable Walgreens lease or Dollar General lease, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable Mortgaged Property to at least the types and amount of coverage required under the Mortgage Loan documents. If a tenant leases all or substantially all of a building located on an individual Mortgaged Property, and the improvements thereon suffer a casualty or condemnation, then provided: (i) such tenant is not in monetary or material non-monetary default under its lease; (ii) such tenant has not given notice of its intention to terminate such lease as a result of such casualty or condemnation; (iii) such tenant remains liable for the obligations under such lease (without reduction or abatement unless covered by business interruption/rent loss insurance) notwithstanding such casualty or condemnation; and (iv) such lease requires restoration of the improvements or entitles such tenant to use or possession of any net proceeds or awards, such lease will govern and control in the event of a conflict between the relevant provisions of the Mortgage Loan documents regarding disbursement of net proceeds or awards and such lease. For the avoidance of doubt, if the terms and conditions of the relevant provisions of the Mortgage Loan documents contain conditions to the disbursement or use of net proceeds or awards which are not conditions in the applicable lease, such additional conditions will be deemed to be in “conflict” with such lease.

●	With respect to the Fed Ex Mt. Pleasant Mortgage Loan (0.6%), the Mortgage Loan documents provide that the borrower’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended to the extent that (a) the sole tenant’s lease is in full force and effect and the terms of such lease remain unchanged throughout the term of the Mortgage Loan without prior written consent, (b) no default beyond any applicable notice and cure period has occurred and is continuing under the sole tenant’s lease, (c) the sole tenant under the lease or guarantor remains fully liable for the obligations and liabilities under the sole tenant’s lease, (d) the sole tenant maintains the insurance required to be maintained under the Mortgage Loan documents and (e) the borrower delivers evidence to the lender’s satisfaction that the sole tenant maintains in full force and effect the insurance coverage maintained by the sole tenant (the foregoing clauses (a) through (e) are referred to collectively herein as the “Tenant Insurance Requirements”). To the extent any of the Tenant Insurance Requirements are not satisfied, the borrower will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that the sole tenant does not provide the applicable insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.

●	With respect to the Walgreens Charlotte, NC Mortgage Loan (0.5%), the Mortgage Loan documents permit the borrower to rely on the insurance obtained by the sole tenant, Walgreen Co. (“Walgreens”) in accordance with its lease. The Walgreens lease permits self insurance, and also permits third party insurance that does not comply with the requirements otherwise set forth in the Mortgage Loan documents. For example, the Walgreens lease does not require Walgreens to maintain insurance with insurers that meet a specified rating requirement and does not require Walgreens to maintain business interruption insurance.

●	With respect to the Walgreens Sycamore Mortgage Loan (0.4%), the Mortgage Loan documents provide that the borrower’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended (with the exception of terrorism coverage) to the extent that (a) the related sole tenant’s lease affecting the Mortgaged Property is in full force and effect, (b) no default beyond any applicable notice and cure period has occurred and is continuing under the sole tenant’s lease, (c) the sole tenant remains fully liable for the obligations and liabilities under the lease and maintains a rating from S&P of at least “BBB”, (d) the sole tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under its lease, (e) the sole tenant is required under its lease to name the lender and the borrower as additional insureds under the commercial general liability insurance policies or self-insurance required under its lease (inclusive of any required umbrella/excess liability) and (f) the borrower delivers evidence acceptable to the lender of such coverage maintained by the sole tenant (the foregoing clauses (a) through (f) are referred to collectively herein as the “Self-Insurance Requirements”). To the extent any of the Self-Insurance Requirements are not satisfied, the borrower will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that the sole tenant does not provide the applicable insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents. Notwithstanding the foregoing, in the event all or any portion of the Mortgaged Property is currently or at any time in the future located in a federally designated special flood hazard area, the borrower will be responsible for maintaining flood insurance as required pursuant to the Mortgage Loan documents.

Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. For example, certain Mortgage Loans being sold by MSMCH provide, and Mortgage Loans sold by other sellers may provide, that terrorism insurance may be provided by insurers having a lower rating than is generally required for other insurance under the related Mortgage Loan documents, so long as such insurers providing terrorism insurance meet a specified minimum rating, generally “BBB-” or “BBB”, from at least one credit rating agency (which is generally not required to be a rating agency rating the certificates). In addition, certain Mortgage Loans may cap the insurance premium that the related borrower is required to spend on terrorism insurance, generally at an amount equal to two times the insurance premium payable at such time in respect of the Mortgaged Property and business interruption/rental loss insurance required under the loan documents on a stand-alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance). Further, certain Mortgage Loans may waive terrorism insurance coverage with respect to certain policies for so long as certain requirements are satisfied by a sole or significant tenant. See representation and warranty no. 29 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property. As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to The Liz Mortgage Loan (8.7%), the Mortgaged Property is subject to an inclusionary development covenant in favor of the Department of Housing and Community Development. The covenant generally requires that at least (i) 11 units be reserved for low-to-moderate income persons earning no more than 60.0% of the area median income and (ii) 1 unit be reserved for low-to-moderate income persons earning no more than 50.0% of the area median income. The covenant is perpetual.

●	With respect to the UHG Optum Health Campus Mortgage Loan (3.8%), the Mortgaged Property is subject to a declaration of restrictions and covenants in favor of the United States Army Corp of Engineers, the Riley Purgatory Creek Watershed District and the City of Eden Prairie (collectively, the “UHG Wetlands Parties”) in connection with the wetlands located on the Mortgaged Property. The declaration generally requires that the borrower (i) maintain the existing wetlands, replacement wetlands and designated buffer area for conservation purposes in accordance with state law and (ii) comply with the related easements granting reasonable access to the wetland areas for inspection, monitoring and enforcement purposes by the UHG Wetlands Parties. The declaration is perpetual.

●	With respect to the HPE Campus Mortgage Loan (2.9%), the Mortgaged Property is subject to a development agreement with the City of Roseville. The development agreement provides that the Mortgaged Property will be used principally for light industrial purposes.

●	With respect to the Broadway & Thomas Mortgage Loan (2.7%), the Mortgaged Property is subject to an agreement of restrictive covenants in favor of the Community Redevelopment Agency of the City of Los Angeles. The agreement generally requires that the related borrower provide at least 43 full-time equivalent jobs at the Mortgaged Property, of which at least 22 full-time-equivalent jobs be reserved for low-to-moderate income persons earning no more than 50.0% of the area median income.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In addition, certain Mortgaged Properties may be subject to use restrictions related to environmental conditions. See “Description of the Mortgage Pool—Environmental Considerations”.

Appraised Value

In certain cases, appraisals may reflect “as-stabilized”, “as-complete” or similar hypothetical values in addition to “as-is” values. However, the Appraised Value reflected in this prospectus, including on Annex A-1 to this prospectus, with respect to each Mortgaged Property reflects the “as-is” value, except as described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions.”

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). As among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, examples include:

●	With respect to the 525 Market Street Mortgage Loan (5.8%), there is no separate non-recourse carveout guarantor, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

●	With respect to the Bellagio Hotel and Casino Mortgage Loan (5.6%), the non-recourse carveout guarantor’s liability for bankruptcy-related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the borrower fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. At origination of the Mortgage Loan, the related borrower obtained an environmental insurance policy issued by Evanston Insurance Company for an initial term of five years, expiring November 15, 2024, which is prior to the related maturity date. Such environmental policy has a limit of $25,000,000 per pollution condition and in the aggregate, and a self-insured retention of $50,000. However, the loan agreement permits a lower limit of $5,000,000 per pollution condition and $10,000,000 in the aggregate. We cannot assure you that the borrower will obtain a new environmental insurance policy upon expiration. Further, the non-recourse carveout guarantor’s liability for transfers in violation of the Mortgage Loan documents is not full recourse, but is limited to losses only.

A substantial portion of the Mortgage Loans, including certain of the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, provide that, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property) if certain conditions more fully set forth in the related Mortgage Loan documents are satisfied, such as that the holder of the Mortgage Loan must have received an environmental inspection report for the related Mortgaged Property meeting criteria set forth in such Mortgage Loan documents, or that the holder must have received comprehensive record searches evidencing that there are no “Recognized Environmental Conditions” at the Mortgaged Property.

With respect to certain of the Mortgage Loans the related guaranty and/or environmental indemnity contains provisions to the effect that, provided certain conditions are satisfied, the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed in lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, pursuant to such Mortgage Loan and/or after the foreclosure, acceptance of a transfer in lieu of foreclosure or appointment of a receiver by a mezzanine lender under any related mezzanine loan.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%), and the Bronx Multifamily Portfolio V Mortgage Loan, (2.2%), each Mortgaged Property has received either a tax exemption and/or a tax abatement under New York State’s J-51 program (the “J-51 Program”). In relevant part, the J-51 Program affords to a multifamily building owner who makes capital improvements to a rental building (i) a tax exemption (a “J-51 Exemption”), for a period of time, from the increase in the assessed tax value that would otherwise result from capital improvements and (ii) a tax abatement (a “J-51 Abatement”), for a period of time, from the existing real estate taxes that otherwise apply to the building. In addition, one of the FTERE Bronx Portfolio 5 Mortgaged Properties benefits from a 421-a tax abatement as described below. Set forth below with respect to each applicable Mortgaged Property securing the FTERE Bronx Portfolio 5 Mortgage Loan is information regarding existing, applied for, or intended to be applied for benefits under the J-51 Program:

o	3031 & 3041 Holland Avenue Mortgaged Property (1.8%): The appraised value includes $50,000 attributable to the net present value of two in place J-51 tax abatements and $1,050,000 attributable to the net present value of two applied for J-51 exemptions. As of the origination date, the 3031 Holland Avenue & 3041 Holland Avenue Mortgaged Property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2022 and 2023. The borrowers applied for two J-51 exemptions, which were denied and which denial is currently being litigated. Real estate taxes were underwritten based on the applied for J-51 tax exemptions at the 3031 Holland Avenue & 3041 Holland Avenue Mortgaged Property. The abated taxes are $287,131 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $338,949. There can be no assurance that the related borrowers’ will be successful in their litigation disputing the denial of the exemptions.

o	610 Trinity Avenue Mortgaged Property (1.7%): The appraised value includes $100,000 attributable to the net present value of four in place J-51 tax abatements, $1,800,000 attributable to the net present value of one in place J-51 exemption and $100,000 attributable to the net present value of two J-51 tax abatements, one of which has been applied for and one of which the borrowers have informed the lender that they intend to apply for. As of the origination date, the 610 Trinity Avenue Mortgaged Property benefits from four, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2021, 2024 and 2028, and a 34-year J-51 tax exemption expiring in 2045. The borrowers applied for an additional J-51 abatement and intend to apply for an additional J-51 abatement and two MCI program rent increases. The applications had not been approved as of the origination date. Real estate taxes were underwritten based on the in place J-51 tax exemption, one in place J-51 tax abatement and the applied for and intended to be applied for J-51 tax abatements at the 610 Trinity Avenue Mortgaged Property. The abated taxes are $167,708 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $291,475.

o	2770-2780 Kingsbridge Terrace Mortgaged Property (1.5%): The appraised value includes $290,000 attributable to the net present value of two in place J-51 tax abatements, $10,000 attributable to the net present value of one J-51 tax abatement that the borrowers have informed the lender they intend to apply for and $1,250,000 attributable to the net present value of an in place MCI program rent increase. As of the origination date, the 2770-2780 Kingsbridge Terrace Mortgaged Property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement programs expiring in 2030. As of the origination date, the 2770-2780 Kingsbridge Terrace Mortgaged Property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement program, expiring in 2030 and a 34-year J-51 tax exemption expiring in 2052. The borrowers intend to apply for one additional J-51 tax abatement. The application had not been filed as of the origination date. Real estate taxes were underwritten based on the in place J-51 tax exemption, the in place J-51 tax abatements and the one intended to be applied for J-51 tax abatement at 2770-2780 Kingsbridge Terrace Mortgaged Property. The abated taxes are $104,584 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $198,347.

o	1787-1791 Walton Avenue Mortgaged Property (1.4%): The appraised value includes $1,100,000 attributable to the net present value of one in place 421-a tax abatement and $20,000 attributable to the net present value of one applied for J-51 tax abatement. As of the origination date, the 1787-1791 Walton Avenue Mortgaged Property benefits from one, 25-year 421-a tax abatement under New York State’s 421-a tax abatement program. The 421-a exemption allows the Mortgaged Property’s increase in assessed value to be 100% exempt for 21 years, with an increase in the assessment to be phased in with 20% increments every year beginning in the 22nd year of the abatement. The 421-a tax abatement applicable to the Mortgaged Property expires in 2030, with the 20% increases in the assessment beginning in the 2026/2027 tax year. The borrowers also applied for a J-51 abatement and two MCI program rent increases. The application had not been approved as of the origination date. Real estate taxes were underwritten based on the in place 421-a tax abatement and the applied for J-51 tax abatement at the 1787-1791 Walton Avenue Mortgaged Property. The abated taxes are $49,152 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $217,363.

o	75 West 190th Street Mortgaged Property (1.4%): The appraised value includes $200,000 attributable to the net present value of two in place J-51 tax abatements, $50,000 attributable to the net present value of two pending J-51 tax abatements, $1,950,000 attributable to the net present value of one in place J-51 exemption and $600,000 attributable to applied for MCI program rent increases. As of the origination date, the 75 West 190th Street Mortgaged Property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2027 and 2028 and a 34-year J-51 tax exemption expiring in 2051. The borrower applied for two additional J-51 abatements. The applications had not been approved as of the origination date. Real estate taxes were underwritten based on the in place J-51 tax exemption, the in place J-51 tax abatements and the applied for J-51 tax abatements at the 75 West 190th Street Mortgaged Property. The abated taxes are $10,944 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $182,485.

●	With respect to the 525 Market Street Mortgage Loan (5.8%), the largest tenant, Amazon, is required to reimburse the borrower for real estate taxes. However, if one or more “Change of Ownership” (as defined in Section 60 et. seq. of the California Revenue and Taxation Code (the “R&T Code”)) occur between January 1, 2019 and December 31, 2020, then Amazon will not be responsible for paying any Tax Increase resulting from such Change of Ownership for the remainder of the period commencing on January 1, 2019 and expiring on December 31, 2020 (such period, the “Protection Period” and such amount, the “Prop 13 Protection Amount”). The Prop 13 Protection Amount is equal to: (i) from January 1, 2019 to December 31, 2019: 2/3 of Amazon’s share of the aggregate Tax Increase (as defined below) and (ii) from January 1, 2020 to December 31, 2020: 1/3 of Amazon’s share of the aggregate Tax Increase. Following the Protection Period, Amazon will be responsible for the full Tax Increase resulting from any Changes of Ownership. “Tax Increase” means that portion of taxes, as calculated immediately following the Change of Ownership, which is attributable solely to the Change of Ownership, and will not include any portion of the taxes, as calculated immediately following the reassessment, which is attributable to either: (i) assessments that are unrelatable to a Change of Ownership of the Mortgaged Property or any portion of the Mortgaged Property, or (ii) the annual inflationary increase of real estate taxes permitted under the R&T Code (limited to 2% per annum), excluding the annual inflationary increase on the Tax Increase immediately following the Change of Ownership.

●	With respect to the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (4.7%), the 3210 Riverdale Avenue Mortgaged Property benefits from a 25-year tax abatement under the New York City Department of Housing Preservation and Development 421-a tax abatement program. The 25-year tax abatement program allows the residential portion of the Mortgaged Property to be 100% tax-exempt through 2030. Beginning in the 2030/2031 tax year, the tax abatement will be reduced by 20.0% every year until the exemption expires in the 2035/2036 tax year. In addition, the 3210 Riverdale Avenue Mortgaged Property benefits from a 15-year tax abatement under the Industrial and Commercial Abatement Program. The 15-year tax abatement program allows the commercial portion of the Mortgaged Property to be 100% tax-exempt through 2020/2021. Beginning in the 2021/2022 tax year, the tax abatement will be reduced by 20.0% every year until the exemption expires in the 2025/2026 tax year. The unabated taxes for the entirety of the 3210 Riverdale Avenue Mortgaged Property are $386,275 for the 2019/2020 tax year, compared to the underwritten abated taxes of $141,425. See “—Mortgage Pool Characteristics—Property Types—Multifamily Properties” above.

●	With respect to the Bushwick Multifamily Portfolio Mortgage Loan (3.2%), the 70 Bushwick Avenue, 894 Bushwick Avenue and 679 Grand Street Mortgaged Properties each benefit from a 25-year 421-a tax abatement. The 276 Nostrand Avenue Mortgaged Property benefits from a 15-year 421-a tax abatement. The 25-year 421-a tax abatements require that at least 20% of the units at each of the 679 Grand Street, 70 Bushwick Avenue and 894 Bushwick Avenue Mortgaged Properties be reserved for tenants earning no more than 60% of the area median income. In addition, the 735 & 737 Bushwick Avenue Mortgaged Property benefits from a 6%/20% tax program, which restricts the City of New York from increasing the assessed value of such Mortgaged Property by 6% in any given year and by 20% over any 5-year period. The 934 Lafayette Avenue and 17 Troutman Street Mortgaged Properties benefit from an 8%/30% tax program, which restricts the City of New York from increasing the assessed value of such Mortgaged Properties by 8% in any given year and by 30% over any 5-year period. Real estate taxes were underwritten using the 15-year average abated taxes for the Mortgaged Properties benefiting from 421-a tax abatements and in place taxes for the remaining Mortgaged Properties.

●	Set forth below with respect to each applicable Mortgaged Property securing the Bronx Multifamily Portfolio V Mortgage Loan is information regarding benefits under the J-51 Program:

o	1901 Grand Concourse Mortgaged Property (1.1%): The appraised value includes $1,500,000 attributable to the net present value of two in place J-51 tax abatements and one in place J-51 exemption. As of the origination date, the 1901 Grand Concourse Mortgaged Property benefits from two 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2025 and a 34-year J-51 tax exemption expiring in 2049. Real estate taxes were underwritten based on the in place J-51 tax exemption. The abated taxes for the 2020/2021 fiscal year are $90,286 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $185,510.

o	667 East 232nd Street Mortgaged Property (1.1%): The appraised value includes $300,000 attributable to the net present value of one in place J-51 tax abatement, $3,500,000 attributable to one in place J-51 exemption, $200,000 attributable to an applied for or intended to be applied for Major Capital Improvements Program tax abatement (an “MCI Abatement”), $700,000 attributable to one in place MCI program rent increase and $1,000,000 attributable to a pending MCI program rent increase. As of the origination date, the 667 East 232nd Street Mortgaged Property benefits from one 20-year tax abatement under New York State’s J-51 tax abatement program expiring in 2031 and a 34-year J-51 tax exemption expiring in 2052. An MCI Abatement is a tax credit provided due to changes to the related MCI amortization schedule resulting from the HSTP Act, whereby the amortization period was increased from seven to nine years, thereby reducing each individual related monthly rent increase permitted under the MCI program. The MCI Abatement provides a tax credit in an amount equal to 50% of the economic loss brought about by changes in the MCI amortization schedule. The MCI Abatement may not be renewed, extended, or carried over to another tax year. The application for the MCI Abatement had not been approved as of the origination date. Real estate taxes were underwritten based on the in place J-51 tax exemption, the in place J-51 tax abatements and the applied for MCI Abatement at the 667 East 232nd Street Mortgaged Property. The abated taxes for the 2020/2021 tax year are $260,878 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $78,302.

●	With respect to the Ralph Lauren HQ New Jersey Mortgage Loan (1.9%), the Mortgaged Property benefits from a 30-Year Payment In Lieu of Taxes (“PILOT”) program, which commenced concurrently with the commencement of the lease for the sole tenant, Ralph Lauren. Pursuant to such program the borrower is required to pay, in lieu of taxes on the improvements, an annual service charge equal to (i) for years 1 through 15, the greater of the Minimum Annual PILOT Payment or 11.92% of annual gross revenue, (ii) for years 16 through 21, the greater of the Minimum Annual PILOT Payment, 11.92% of annual gross revenue or 20% of the amount of taxes otherwise due on the land and improvements, and (iii) thereafter, as described in clause (ii), except that the 20% in the formula increases to 40% for years 22 through 27, 60% for years 28 through 29, and 80% for year 30. In addition, the borrower is required to pay land tax based on no increase in the assessment; however, the borrower is entitled to a credit of the land tax paid in the last four preceding quarterly installments against the annual service charge. In addition, there is a 2.0% administrative fee on the annual service charge. According to the appraisal, total PILOT and land tax payments for 2020 are estimated at $1,033,538, are estimated to decrease to $950,039 in 2021 (when the land tax credit commences) and are estimated to increase each year thereafter, and to equal $1,135,863 in 2030 (the year of the loan maturity) and to equal $2,009,632 in 2049 (year 30). The “Minimum Annual PILOT Payment” means $927,241 in year 1, with 2% annual increases thereafter. The PILOT program may be terminated if a certificate of completion for certain work at the Mortgaged Property is not obtained by December 31, 2022.

●	With respect to the 89-16 175 Street Mortgage Loan (1.2%), the residential and parking component of the Mortgaged Property are in year 12 of a 15 year 421-a tax exemption, which partially exempts such Mortgaged Property from real estate taxes. In year 12, the exemption is for 80% of the assessed value, decreasing by 20% each year thereafter and expiring at the end of year 15. According to the appraisal, the tax savings in year 12 is $322,922 for the residential portion and $17,457 for the parking portion, and the total remaining exemptions have net present values of $754,739 and $40,793, respectively. The commercial component of the Mortgaged Property is in year 12 of a 25 year Industrial & Commercial Abatement Program tax abatement. Commencing in year 17, the exemption declines by 10% each year, and expires at the end of year 25. According to the appraisal, the tax savings in year 12 of the exemption is $95,761, and the total remaining abatement has a net present value of $796,598. The Mortgage Loan was underwritten based on the average taxes during the term of the Mortgage Loan, taking into account the abatements.

●	With respect to the Carbon 550 Mortgage Loan (0.9%), the Mortgaged Property benefits from a tax abatement granted by the City of Des Moines in connection with the urban revitalization tax abatement program. The tax abatement is scheduled to expire (i) in 2027 on parcels 1, 2 and 3 and (ii) in 2028 on parcel 4. Real Estate taxes were underwritten based on the average annual taxes during the term of the Mortgage Loan, taking into account the abatements.

●	With respect to the 555 Grand Street Mortgage Loan (0.9%), the Mortgaged Property is expected to benefit from a 35-year tax abatement under the New York City Department of Housing Preservation and Development 421-a tax abatement program. The 35-year tax abatement program allows the Mortgaged Property to be 100% tax-exempt for the first 25 years and 30% tax-exempt for years 26 through 35. The unabated taxes for the Mortgaged Property are $67,425 for the 2019/2020 tax year, compared to the underwritten abated taxes of $2,713.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans will be 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

31 Mortgage Loans (73.6%) provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to the stated maturity date and therefore have an expected Balloon Balance at the stated maturity date (or in the case of an ARD Loan, the related anticipated repayment date).

10 Mortgage Loans (18.3%) provide for payments of interest-only for the first 1 to 61 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the Mortgage Loan and therefore have an expected Balloon Balance at the related maturity date.

2 Mortgage Loans (8.1%) provide for payments of interest and principal for their entire terms and then have an expected Balloon Balance at the related maturity date (or in the case of an ARD Loan, the related anticipated repayment date).

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
First	18	$230,685,000	33.4%
Fifth	1	39,000,000	5.6
Sixth	24	421,270,373	61.0
Total	43	$690,955,373	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods (Default Days)

Grace Period (Default Days)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
0	26	$468,695,373	67.8%
5	17	222,260,000	32.2
Total	43	$690,955,373	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

An “ARD Loan” (“ARD Loan”) is a Mortgage Loan that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan, although the Initial Rate remains the current payment rate as described in the paragraph below. There are no ARD Loans related to the Trust.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents, and all escrows and operating expenses required under such Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest will be deferred until, and such deferred Excess Interest will be required to be paid (if and to the extent permitted under applicable law and the related Mortgage Loan documents, with compound interest thereon) only after, the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single Purpose Entity Covenants

With respect to the 235 Canal Street Mortgage Loan (3.5%) and New Haven Multifamily Portfolio Mortgage Loan (2.5%), the borrower entities do not have an independent director or manager, and no non-consolidation opinion was delivered in connection with the origination of such Mortgage Loans.

For information regarding single purpose entity covenants, see “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”, representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date (or, in the case of an ARD Loan, the related Anticipated Repayment Date). See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases, Substitutions and Additions” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	33 of the Mortgage Loans (65.7%) each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable on those dates (or, in the case of an Anticipated Repayment Date or an open prepayment date, that would be outstanding on such date) under the terms of the subject

Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	8 of the Mortgage Loans (22.8%) each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	1 of the Mortgage Loans (5.8%) prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and then, for a specified period of time, permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium or permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date and thereafter such Mortgage Loan is freely prepayable.

●	1 of the Mortgage Loans (5.6%) permits the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, and following such specified period of time, permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or a Prepayment Premium for a specified period of time, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date (or, in the case of an ARD Loan, the related Anticipated Repayment Date), as follows:

Prepayment Open Periods

Open Period (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	2	$24,825,000	3.6%
4	22	309,395,373	44.8
5	11	179,925,000	26.0
6	3	16,410,000	2.4
7	5	160,400,000	23.2
Total	43	$690,955,373	100.0%

In addition, with respect to certain Whole Loans, the related Intercreditor Agreement may provide for an allocation of Yield Maintenance Charges and/or Prepayment Premiums among senior promissory notes (including the related Mortgage Loan) and junior promissory notes in connection with a prepayment that is only applied to principal on the related senior promissory notes. See, for example, the description of the Intercreditor Agreement related to the Bellagio Hotel and Casino Mortgage Loan (5.6%) under “Description of the Mortgage Pool—The Whole Loans—The Non Serviced Pari Passu-A/B Whole Loans—The Bellagio Hotel and Casino Whole Loan.” See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-on-Sale” and “Due-on-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of equity interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the 525 Market Street Mortgage Loan (5.8%), the Mortgage Loan documents permit certain transfers without the lender’s consent, including (a) any pledge of an indirect equity interest in the borrower by a Multi-Asset Person (as defined below) to secure an upper tier corporate or similar loan facility that is secured by all or substantially all of such Multi-Asset Person’s assets, (b) a transfer of 49% of the shares of stock in the borrower to RAR2-Market Street, LLC (a wholly owned subsidiary of RREEF America REIT II, Inc. (“RREEF”)) and (c) the issuance of preferred shares of stock in the borrower to 105 or more individuals as preferred shareholders solely for purposes of the borrowers election of real estate investment trust status under the Internal Revenue Code; provided, that after any such transfer, New York State Teachers’ Retirement System or RREEF will continue to control the borrower. “Multi-Asset Person” means a person in respect of which the net operating income from the Mortgaged Property (or such portion thereof allocable to such person) is less than 25% of such person’s aggregate net worth.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

35 Mortgage Loans (the “Defeasance Loans”) (77.2%) permit the respective borrowers (subject to the satisfaction of various conditions, including that no event of default exists) to defease the subject Mortgage Loan in whole or, in some cases, in part, during a period that voluntary prepayments are prohibited, by pledging to the holder of the Mortgage Loan the requisite amount of “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) (“Government Securities”), and to thereby obtain a release of the related Mortgaged Property or, if applicable, one or more of the related Mortgaged Properties. As to any such Mortgage Loan, such option (a “Defeasance Option”) may not be exercised prior to the expiration of a specified period (the “Defeasance Lock-Out Period”), which Defeasance Lock-Out Period, in each case, does not end prior to the second anniversary of the Closing Date. The Mortgage Loans referred to in this paragraph do not include any Mortgage Loan that grants the related borrower the option to either defease or prepay the Mortgage Loan with a Prepayment Premium or Yield Maintenance Charge but does not provide for a period that is solely a defeasance period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase Government

Securities, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts at least equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including, or together with, as applicable, a balloon payment due at maturity or the principal amount outstanding as of an anticipated repayment date or open prepayment date, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities (or in certain cases, the borrower may deliver the defeasance securities in lieu of delivering the Defeasance Deposit), and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, defeasance collateral purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Certain of the loans that permit defeasance are secured by multiple properties as to which the borrower may effect a partial defeasance in connection with the release of one or more individual properties, and certain other loans that permit defeasance are secured by single properties but permit a partial defeasance in connection with the release of designated release parcels. In addition, certain cross-collateralized Mortgage Loans permit defeasance of any one of such cross-collateralized Mortgage Loans and release of the cross-collateralization. Each multi-property mortgage loan or mortgage loan with separate release properties or parcels or group of cross-collateralized Mortgage Loans that allows for partial defeasance of the aggregate debt, and that we intend to include in the issuing entity, including The Liz Mortgage Loan (8.7%), the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%), the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (4.7%), the Bushwick Multifamily Portfolio Mortgage Loan (3.2%), the Bronx Multifamily Portfolio V Mortgage Loan (2.2%), the Walgreens & Dollar General Portfolio Mortgage Loan (1.5%) and the 14741 Memorial Drive Mortgage Loan (1.0%), provides that in the event of a defeasance of less than the entire aggregate debt, one or more of the related Mortgaged Properties or parcels would be released upon, among other things, delivery of defeasance collateral in an amount equal to, or sufficient to defease a principal amount equal to, a specified percentage (generally 100% to 125%) of the allocated loan amount allocable to such properties or parcels.

With respect to The Liz Mortgage Loan (8.7%), at any time after the release date, the borrowers have a one-time right to obtain the release of the portion of the Mortgaged Property comprised of either the Goethe-Institut Parcel or the Amazon Parcel (but not both) from the lien of the Mortgage Loan upon a bona fide third-party sale, subject to the satisfaction of certain conditions, including, but not limited to: (i) the related borrower defeases an amount of principal equal to the greater of (x) 120% of the allocated loan amount and (y) 90% of the net sales proceeds; (ii) the debt yield for the remaining portion of the Mortgaged Property is no greater than (x) the debt yield immediately preceding such release and (y) 7.3%; and (iii) the loan-to-value ratio for the remaining portion of the Mortgaged Property is no more than 125%. The terms of The Liz REA will apply in the event of a sale and release of either such parcel. The Amazon Parcel and the Goethe-Institut Parcel have allocated loan amounts of $10,500,000 and $18,375,000, respectively.

With respect to the FTERE Bronx Portfolio 5 Mortgage Loan (7.8%) and the Bronx Multifamily Portfolio V Mortgage Loan (2.2%), the borrowers have the right to obtain the release of an individual Mortgaged Property through, among other conditions, partial defeasance in a principal amount equal to 110% of the allocated loan amount for such individual Mortgaged Property, provided, that upon the written request of the borrowers and subject to the lender’s receipt of an updated appraisal, the applicable release amount may be 100% of such allocated loan amount so long as (x) the loan-to-value ratio with respect to all remaining Mortgaged Properties is not greater than 55.0% and (y) the debt yield with respect to all remaining Mortgaged Properties is not less than 8.5%.

With respect to the Bushwick Multifamily Portfolio Mortgage Loan (3.2%), on any payment date after the release date, the borrowers may obtain the release of any individual Mortgaged Property from the lien of the Mortgage Loan upon a bona fide third-party sale, subject to the satisfaction of certain conditions, including, but not limited to: (i) the borrowers defease an amount of principal equal to the greater of (A) 115.0% of the allocated loan amount for such Mortgaged Property and (B) the amount necessary to cause each of the following to be true: (1) after giving effect to the release of such Mortgaged Property and defeasance, the loan-to-value ratio for the remaining Mortgaged Properties is not greater than the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 67.5%; (2) after giving effect to the release of such Mortgaged Property and defeasance, the debt yield for the remaining Mortgaged Properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) 6.9%; and (3) after giving effect to the release of such Mortgaged Property and defeasance, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.75x; (ii) if after taking into account the partial defeasance, the loan-to-value ratio of the remaining Mortgaged Properties is greater than 125%, the principal balance of the Mortgage Loan will be further defeased by an amount such that the related loan-to-value ratio is no more than 125% and (iii) the borrowers obtain a REMIC opinion. In addition, the borrowers may transfer (i) all of the Mortgaged Properties in not more than 3 separate bona fide third-party sales, provided the first 2 of such sales are for not more than 4

Mortgaged Properties unless all of the Mortgaged Properties are included in such sale and (ii) up to 4 Mortgaged Properties in not more than 2 separate bona fide third-party sales.

With respect to the 14741 Memorial Drive Mortgage Loan (1.0%), after the expiration of the defeasance lockout period the borrower has the right to obtain a release of a portion of the related Mortgaged Property comprised of the parcels currently occupied by Napoli’s and Viet Urban Kitchen, upon defeasance of a principal amount of the 14741 Memorial Drive Mortgage Loan in an amount equal to 110% of the related allocated loan amount (which allocated loan amount is $1,115,000) so long as (1) the debt yield after such release is greater than the greater of (a) 8.86% and (b) the debt yield prior to such release, and (2) certain REMIC-related conditions are satisfied.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the mortgage loan seller (or, in certain cases, the master servicer) or established by the borrower and required to be a single purpose bankruptcy remote entity, will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. In general, if a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, the related promissory note will be split and only the defeased portion of the borrower’s obligations will be assumed by the successor borrower. Certificateholders will not be entitled to any defeasance fees or any additional amounts payable to the lender in respect of successor borrowers established for defeasance purposes.

Partial Releases, Substitutions and Additions

The Mortgage Loans described below (which do not include the Mortgage Loans that permit partial release solely upon a defeasance of individual Mortgaged Properties or parcels, as identified above) permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property, subject to the satisfaction of certain specified conditions, including the REMIC requirements or permit additions to the Mortgaged Property. For example:

●	With respect to The Liz Mortgage Loan (8.7%), the borrowers have a one-time right in connection with an arms’ length sale of either the Amazon Parcel or the Goethe-Institut Parcel (but not both) to a party which is not affiliated with the borrowers or the guarantors to sever the Mortgage Loan and effect a partial assumption of the severed loan by the purchaser of such parcel. Such partial transfer and assumption may occur at the lender’s sole discretion upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, but not limited to: (i) the transfer will not cause the remainder of the Mortgaged Property or the release parcel to violate the terms of any document or instrument relating to the Mortgaged Property, including The Liz REA; (ii) the lender receives an updated zoning report or other satisfactory evidence that the remainder of the Mortgaged Property and the release parcel constitute separate and distinct tax lots; (iii) the borrowers pay an assumption fee equal to 0.50% of the unpaid principal balance of the Mortgage Loan; (iv) the loan-to-value ratio of each severed loan is no more than the lesser of (x) the loan-to-value ratio immediately prior to the partial transfer and (y) 65%; (v) the debt yield for each severed loan is no less than the greater of (x) the debt yield immediately prior to the partial transfer and (y) 7.5%; (vi) the debt service coverage ratio for each severed loan is no less than 1.60x; and (vii) delivery of a rating agency confirmation.

●	With respect to the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (4.7%), at any time following the second anniversary of the Closing Date, the borrower is permitted to obtain the release of either Mortgaged Property (the “Release Property”), provided that, among other things: (i) the borrower delivers 60 days’ prior written notice to the lender; (ii) the borrower prepays the Mortgage Loan in an amount equal to the greatest of (a) 125% of the allocated loan amount for the related Release Property, (b) an amount that would result in the debt service coverage ratio for the remaining Mortgaged Property being not less than 1.75x, (c) an amount that would result in the debt yield for the remaining Mortgaged Property being not less than 7.5% and (d) an amount that would result in the loan-to-value ratio of the remaining Mortgaged Property being not greater than 67.0%; (iii) the borrower delivers a rating agency confirmation from each Rating Agency; and (iv) the borrower delivers an opinion of counsel that the release will not cause an related securitization trust to fail to comply with REMIC regulations.

●	With respect to The Court at Hamilton Mortgage Loan (1.9%), the Mortgage Loan documents permit the borrower to expand the inline portion of the improvements at the Mortgaged Property into a specified area of the land, provided that certain conditions are satisfied, including but not limited to (i) no event of default is ongoing, (ii) lender has approved the final plans and specifications, (iii) consent by all tenants to the expansion is obtained, (iv) rating agency confirmation is obtained, (v) provision of a completion guaranty by the non-recourse carveout guarantor or another borrower affiliate meeting specified net worth requirements, (vi) 25% of the estimated costs are reserved with the lender and (vii) compliance with REMIC regulations.

Furthermore, some of the other Mortgage Loans may permit the release or substitution of specified parcels of real estate or improvements, or unspecified immaterial parcels, that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to the REMIC requirements, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if certain conditions are satisfied.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

40 of the Mortgage Loans (87.0%) provide for monthly or upfront escrows to cover ongoing replacements or capital repairs.

37 of the Mortgage Loans (80.8%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

13 of the Mortgage Loans (55.8%) secured in whole or in part by office, retail, industrial or mixed use properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

30 of the Mortgage Loans (63.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

17 of the Mortgage Loans (48.8%) provide for monthly or upfront escrows to cover deferred maintenance.

Certain of the Mortgage Loans described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

●	With respect to the Hunter Ridge Mortgage Loan (0.5%), the borrower deposited $350,000 into an economic holdback reserve on the closing date of the Mortgage Loan. Pursuant to the loan documents, in the lender’s sole discretion, the amount in such reserve may be applied to a partial prepayment of the Mortgage Loan, and the borrower will be required to pay a prepayment premium computed in accordance with the loan documents if, by January 22, 2024, the Mortgaged Property has not achieved, (i) a debt yield that is equal to or greater than 9.3% and (ii) a net cash flow that is equal to or greater than $327,000, in each case for two consecutive quarters and based on the trailing 12 calendar months.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Springing/Springing Cash Management	28	$375,297,373	54.3%
Hard/Springing Cash Management	10	286,348,000	41.4
Hard/In Place Cash Management	3	22,300,000	3.2
None	2	7,010,000	1.0
Total	43	$690,955,373	100.0%

For purposes of the foregoing chart, the following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/In Place Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity; or, with respect to hotel properties, credit card receivables are required to be deposited directly into the lockbox account, but cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/In Place Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing/Springing Cash Management. A lockbox account is established at origination (or in certain cases, related documentation is signed, but the lockbox account is not opened) or upon the occurrence of certain “trigger” events. However, even if a lockbox is established, revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to open a lockbox account (if not previously established) or instruct tenants to pay directly into such lockbox account (if previously established) or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox, cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. With respect to certain hotel Mortgage Loans, rents deposited into the lockbox account may be net of management fees, hotel operating expenses, and reserves, and with respect to certain other Mortgage Loans, rents may be net of certain other de minimis receipts or expenses. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

None of the Mortgage Loans were originated with material exceptions to the related mortgage loan seller’s underwriting guidelines. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers— Morgan Stanley Mortgage Capital Holdings LLC—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”, “—Argentic Real Estate Finance LLC— Argentic’s Underwriting Standards and Processes—Exceptions”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes—Exceptions to Underwriting Standards” and “—Barclays Capital Real Estate Inc.—Barclays’ Underwriting Guidelines and Processes—Exceptions”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●	certain Mortgage Loans do not restrict the related ground tenant from financing the related improvements as long as such financing does not constitute a lien on the borrower’s right, title and interest in the fee collateral.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership interests) in a borrower. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related loan documents.

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)	Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
The Liz	$60,000,000	N/A	67.5%	1.50x	7.2%	Yes	Yes
525 Market Street	$40,000,000	N/A	53.7%	2.84x	8.48%	Yes	Yes
Bellagio Hotel and Casino	$39,000,000	N/A	72.0%	4.24x	N/A	Yes	No
UHG Optum Health Campus	$26,600,000	N/A	51.0%	3.35x	13.6%	Yes	Yes
Palms at Cinco Ranch(4)	$21,500,000	N/A	63.8%	1.47x	8.2%	Yes	Yes
Pangea 24	$4,260,000	N/A	70.0%	1.50x	9.5%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	A future mezzanine loan is permitted in connection with a sale of the related Mortgaged Property.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement, which rights may include that (a) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan and (b) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower that has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Broadway & Thomas Mortgage Loan (2.7%), the Mortgaged Property also secures a subordinate loan with an outstanding balance of $2,085,000 in favor of the City of Los Angeles, Community Development Department. Pursuant to the Mortgage Loan documents, the borrower is not expected to make any payments of principal or interest on the subordinate loan. The subordinate loan is a conditional grant, which requires the use and operation of the Mortgaged Property to provide at least 43 full-time-equivalent jobs at the Mortgaged Property, of which at least 22 full-time-equivalent jobs be reserved for low-to-moderate income persons. The grant balance will be forgiven at the rate of $208,500 per annum, for a total of ten years. The borrower sponsor reported that the Los Angeles County Department of Health Offices, the largest tenant at the Mortgaged Property, reportedly has over 219 employees at the Mortgaged Property, significantly in excess of the grant jobs requirement.

Other Unsecured Indebtedness

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender’s consent. See “—Certain Terms of the Mortgage Loans—”Due-on-Sale” and “Due-on-Encumbrance” Provisions” above.

In addition, some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may, in certain cases: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

In addition, the borrowers under some of the Mortgage Loans or group of cross-collateralized Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of The Liz Mortgage Loan, the 525 Market Street Mortgage Loan, the Bellagio Hotel and Casino Mortgage Loan, the Bushwick Multifamily Portfolio Mortgage Loan, the HPE Campus Mortgage Loan and the Ralph Lauren HQ New Jersey Mortgage Loan is part of a related Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder(s)”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

In this prospectus, references to any specified whole loan should be construed to refer to the whole loan comprised of the related Mortgage Loan with the same name and any related Companion Loan(s).

The following terms are used in reference to the Whole Loans:

“BANK 2020-BNK27 PSA” means the pooling and servicing agreement, dated as of June 1, 2019, between Banc of America Merrill Lynch Commercial Mortgage Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, CWCapital Asset Management LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer. The BANK 2020-BNK27 PSA governs the servicing of the Ralph Lauren HQ New Jersey Whole Loan.

“BX 2019-OC11 TSA” means the trust and servicing agreement, dated as of December 1, 2019, between Morgan Stanley Capital I Inc., as depositor, KeyBank National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, custodian and trustee, and Park Bridge Lender Services LLC, as operating advisor. The BX 2019-OC11 TSA governs the servicing of the Bellagio Hotel and Casino Whole Loan.

“Control Appraisal Event” means, with respect to any Serviced A/B Whole Loan, a “control appraisal event” (or analogous term) under the related Intercreditor Agreement.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“MKT 2020-525M TSA” means the trust and servicing agreement, dated as of February 26, 2020, between Barclays Commercial Mortgage Securities LLC, as depositor, Wells Fargo Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and custodian, and Wilmington Trust, National Association, as trustee. The MKT 2020-525M TSA governs the servicing of the 525 Market Street Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table below entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Custodian” means the custodian under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the 525 Market Street Mortgage Loan, (ii) the Bellagio Hotel and Casino Mortgage Loan, (iii) the Bushwick Multifamily Portfolio Mortgage Loan, (iv) the Ralph Lauren HQ New Jersey Mortgage Loan and (v) each Servicing Shift Mortgage Loan (on and after the related Servicing Shift Securitization Date).

“Non-Serviced Pari Passu-A/B Whole Loan” means each of (i) the 525 Market Street Whole Loan and (ii) the Bellagio Hotel and Casino Whole Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the Bushwick Multifamily Portfolio Whole Loan and (ii) the Ralph Lauren HQ New Jersey Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which (i) with respect to the 525 Market Street Whole Loan, will be the MKT 2020-525M TSA, (ii) with respect to the Bellagio Hotel and Casino Whole Loan, will be the BX 2019-OC11 TSA, (iii) with respect to the Bushwick Multifamily Portfolio Whole Loan, will be the WFCM 2020-C56 PSA, (iv) with respect to the Ralph Lauren HQ New Jersey Whole Loan, will be the BANK 2020-BNK27 PSA, and (vi) with respect to each Servicing Shift Whole Loan on and after the related Servicing Shift Securitization Date, will be the pooling and servicing agreement that creates the trust whose assets include the related Control Note.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Non-Serviced Pari Passu-A/B Whole Loans, (ii) the Non-Serviced Pari Passu Whole Loans and (iii) each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date).

“Other Master Servicer” means, with respect to each Serviced Whole Loan, the master servicer that will be appointed under an Other PSA.

“Other PSA” means, with respect to each Serviced Whole Loan, the pooling and servicing agreement that creates the trust whose assets include any of the related Serviced Pari Passu Companion Loans.

“Pari Passu Companion Loan” means any of the Serviced Pari Passu Companion Loans or the Non-Serviced Pari Passu Companion Loans.

“Serviced A/B Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, one or more Subordinate Companion Loans and, in certain cases, one or more Serviced Pari Passu Companion Loans. As of the Closing Date, there will be no Serviced A/B Whole Loans related to the Trust.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan or any Subordinate Companion Loan that is part of a Serviced A/B Whole Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) The Liz Mortgage Loan and (ii) the HPE Campus Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or any Serviced A/B Whole Loan.

“Serviced Pari Passu Whole Loan” means each of (i) The Liz Whole Loan and (ii) the HPE Campus Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the Mortgage Pool. As of the Closing Date, there will be no Servicing Shift Mortgage Loans related to the Trust.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Control Note is included in a securitization trust.

“Servicing Shift Whole Loan” means a Whole Loan that is a Serviced Whole Loan on the Closing Date (the servicing of which is initially governed by the PSA) and on and after the related Servicing Shift Securitization Date, will be a Non-Serviced Whole Loan (the servicing of which will be governed by the related Non-Serviced PSA). As of the Closing Date, there will be no Servicing Shift Whole Loans related to the Trust.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“WFCM 2020-C56 PSA” means the pooling and servicing agreement, dated as of June 1, 2020, between Wells Fargo Commercial Mortgage Securities, Inc., as depositor, Wells Fargo Bank, National Association, as master servicer, Midland Loan Services, a Division of PNC Bank, National Association, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association, as trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer. The WFCM 2020-C56 PSA governs the servicing of the Bushwick Multifamily Portfolio Whole Loan.

As of the Closing Date, there will be no Servicing Shift Whole Loans or Serviced A/B Whole Loans. Accordingly, all references in this prospectus to any Servicing Shift Whole Loan, Servicing Shift Mortgage Loan, Serviced A/B Whole Loan and any related terms should be disregarded.

The table entitled “Whole Loan Summary” under “Summary of Terms—Description of the Mortgage Pool” provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan. With respect to each Whole Loan, the related Control Note and Non-Control Note(s) and the respective holders thereof as of the date hereof are set forth in the table below. In addition, with respect to each Non-Serviced Whole Loan, the lead securitization servicing agreement and master servicer, special servicer and custodian under the related Non-Serviced PSA are set forth in the table titled “Non-Serviced Whole Loans” under “Summary of Terms—Description of the Mortgage Pool.”

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note Name	Control Note / Non-Control Note	Cut-off Date Note Balance	Note Holder
The Liz	Note A-1	Control	$50,000,000	MSC 2020-HR8
	Note A-2	Non-Control	$10,000,000	MSC 2020-HR8
	Note A-3	Non-Control	$33,000,000	Goldman Sachs Mortgage Company
525 Market Street	Note A-1	Non-Control	$50,000,000	BBCMS 2020-C7
	Note A-2-A	Non-Control	$40,000,000	MSC 2020-HR8
	Note A-2-B	Non-Control	$10,000,000	BBCMS 2020-C7
	Note A-3	Non-Control	$30,000,000	MKT 2020-525M
	Note A-4-A	Non-Control	$40,000,000	Benchmark 2020-IG2
	Note A-4-B	Non-Control	$10,000,000	GSMS 2020-GC47
	Note A-5	Non-Control	$15,000,000	MKT 2020-525M
	Note A-6	Non-Control	$50,000,000	BANK 2020-BNK27
	Note A-7	Non-Control	$15,000,000	MKT 2020-525M
	Note A-8	Non-Control	$105,000,000	MKT 2020-525M
	Note A-9	Non-Control	$52,500,000	MKT 2020-525M
	Note A-10	Non-Control	$52,500,000	MKT 2020-525M
	Note B-1	Control	$106,000,000	MKT 2020-525M
	Note B-2	Non-Control	$53,000,000	MKT 2020-525M
	Note B-3	Non-Control	$53,000,000	MKT 2020-525M
Bellagio Hotel and Casino	Note A-1-S1	Control	$258,000,000	BX 2019-OC11
	Note A-1-S2	Non-Control	$100,000,000	BX 2019-OC11
	Note A-2-S1	Non-Control	$129,000,000	BX 2019-OC11
	Note A-2-S2	Non-Control	$50,000,000	BX 2019-OC11
	Note A-3-S1	Non-Control	$129,000,000	BX 2019-OC11
	Note A-3-S2	Non-Control	$50,000,000	BX 2019-OC11

	Note A-1-RL	Non-Control	$180,100,000	Third Party
	Note A-2-RL	Non-Control	$90,050,000	Third Party
	Note A-3-RL	Non-Control	$90,050,000	Third Party
	Note A-1-C1	Non-Control	$100,000,000	BANK 2020-BNK25
	Note A-1-C2	Non-Control	$61,000,000	BANK 2020-BNK27
	Note A-1-C3	Non-Control	$65,000,000	MSC 2020-L4
	Note A-1-C4	Non-Control	$35,000,000	MSC 2020-HR8
	Note A-1-C5	Non-Control	$35,000,000	BANK 2020-BNK26
	Note A-1-C6	Non-Control	$4,000,000	MSC 2020-HR8
	Note A-2-C1	Non-Control	$60,000,000	GSMS 2020-GC45
	Note A-2-C2	Non-Control	$30,000,000	Benchmark 2020-B16
	Note A-2-C3	Non-Control	$40,000,000	Benchmark 2020-IG1
	Note A-2-C4	Non-Control	$20,000,000	CGCMT 2020-GC46
	Note A-3-C1	Non-Control	$50,000,000	JPMorgan Chase Bank, National Association
	Note A-3-C2	Non-Control	$30,000,000	Benchmark 2020-B16
	Note A-3-C3	Non-Control	$25,000,000	BBCMS 2020-C6
	Note A-3-C4	Non-Control	$18,750,000	BBCMS 2020-C6
	Note A-3-C5	Non-Control	$15,000,000	Benchmark 2020-IG1
	Note A-3-C6	Non-Control	$11,250,000	JPMorgan Chase Bank, National Association
	Note B-1-S	Non-Control	$255,350,000	BX 2019-OC11
	Note B-2-S	Non-Control	$127,675,000	BX 2019-OC11
	Note B-3-S	Non-Control	$127,675,000	BX 2019-OC11
	Note B-1-RL	Non-Control	$69,900,000	Third Party
	Note B-2-RL	Non-Control	$34,950,000	Third Party
	Note B-3-RL	Non-Control	$34,950,000	Third Party
	Note C-1-S	Non-Control	$341,650,000	BX 2019-OC11
	Note C-2-S	Non-Control	$170,825,000	BX 2019-OC11
	Note C-3-S	Non-Control	$170,825,000	BX 2019-OC11
Bushwick Multifamily Portfolio	Note A-1	Control	$25,000,000	WFCM 2020-C56
	Note A-2-1	Non-Control	$5,000,000	WFCM 2020-C56
	Note A-2-2	Non-Control	$10,000,000	MSC 2020-HR8
	Note A-3	Non-Control	$12,075,000	MSC 2020-HR8
HPE Campus	Note A-1	Control	$20,000,000	MSC 2020-HR8
	Note A-2	Non-Control	$20,000,000	WFCM 2020-C56
	Note A-3	Non-Control	$16,770,000	An affiliate of Argentic Real Estate Finance LLC
	Note A-4	Non-Control	$10,000,000	An affiliate of Argentic Real Estate Finance LLC
Ralph Lauren HQ New Jersey	Note A-1	Control	$44,000,000	BANK 2020-BNK27
	Note A-2	Non-Control	$13,000,000	MSC 2020-HR8

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Whole Loan) prior to the related Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Servicing Shift Whole Loans. With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder.”

Control Rights with respect to Servicing Shift Whole Loans. With respect to each Servicing Shift Whole Loan prior to the related Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or a designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder. With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights of a Non-Controlling Holder described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by the special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative). In addition, if the special servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable Asset Status Report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such special servicer may have as a Certificateholder, entitlements to amounts payable to the special servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Sale of Defaulted Mortgage Loan. If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, the special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Pari Passu Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Pari Passu Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Non-Serviced Pari Passu Whole Loans” section only applies to the period on or after the related Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Non-Serviced Pari Passu Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Pari Passu Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights. With respect to each Non-Serviced Pari Passu Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General.” The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder” and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement (or, in certain cases, the holder of a Non-Control Note will be the “Controlling Note” under the related Intercreditor Agreement as long as such holder is not the related borrower and the subject Non-Control Note (or a specified portion thereof) is not held by the borrower or an affiliate thereof).

Certain Rights of each Non-Controlling Holder. With respect to any Non-Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder and/or there will be deemed to be no “Non-Controlling Holder” under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to each Non-Serviced Pari Passu Whole Loan (including each Servicing Shift Whole Loan after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the Trust, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights of a Non-Controlling Holder described below.

With respect to any Non-Serviced Pari Passu Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable, pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire between 5 and 10 business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such time period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such time period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition, if the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Pari Passu Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned consultation period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Pari Passu Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Pari Passu Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File. The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Pari Passu Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan. If any Non-Serviced Pari Passu Whole Loan becomes a defaulted mortgage loan under the related Non-Serviced PSA, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Pari Passu Whole Loan without the consent of each Non-

Controlling Holder unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the related Non-Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced Pari Passu-A/B Whole Loans

The 525 Market Street Whole Loan

General

The 525 Market Street Whole Loan consists of (a) the 525 Market Street Mortgage Loan evidenced by note A-2-A, with an original principal balance of $40,000,0000, which is being contributed to the issuing entity, (b) eleven senior promissory notes designated as notes A-3, A-5, A-7, A-8, A-9 and A-10 (the “525 Market Street Standalone Pari Passu Companion Loans”), notes A-1, A-2-B, A-4-A, A-4-B and A-6 (the “525 Market Street Non-Standalone Pari Passu Companion Loans” and, together with the 525 Market Street Standalone Pari Passu Companion Loans, the “525 Market Street Pari Passu Companion Loans”), which have an aggregate initial principal balance of $430,000,000 and (c) 3 subordinate promissory notes designated notes B-1, B-2 and B-3 (the “525 Market Street Subordinate Companion Loans” and, together with the 525 Market Street Standalone Pari Passu Companion Loans, the “525 Market Street Standalone Companion Loans”), which have an aggregate initial principal balance of $212,000,000.

The 525 Market Street Mortgage Loan, the 525 Market Street Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loans are referred to collectively as the “525 Market Street Whole Loan”, and the 525 Market Street Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loans are referred to as the “525 Market Street Companion Loans”. The 525 Market Street Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the 525 Market Street Mortgage Loan. The 525 Market Street Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans.

Only the 525 Market Street Mortgage Loan is included in the issuing entity. The 525 Market Street Standalone Companion Loans were contributed to a securitization trust governed by the MKT 2020-525M TSA. The 525 Market Street Non-Standalone Pari Passu Companion Loans have been contributed to other securitizations.

The rights of the holders of the promissory notes evidencing the 525 Market Street Whole Loan are subject to a Co-Lender Agreement (the “525 Market Street Co-Lender Agreement”). The following summaries describe certain provisions of the 525 Market Street Co-Lender Agreement.

Servicing

The 525 Market Street Whole Loan (including the 525 Market Street Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the MKT 2020-525M TSA by Wells Fargo Bank, National Association as master servicer (the “525 Market Street Master Servicer”), and, if necessary, CWCapital Asset Management LLC as special servicer (the “525 Market Street Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—”, but subject to the terms of the 525 Market Street Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the 525 Market Street Mortgage Loan (but not on the 525 Market Street Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 525 Market Street Mortgage Loan.

Servicing advances and administrative advances in respect of the 525 Market Street Whole Loan will be made by the 525 Market Street Master Servicer or the trustee under the MKT 2020-525M TSA, as applicable, unless a determination of nonrecoverability is made under the MKT 2020-525M TSA.

Application of Payments

The 525 Market Street Co-Lender Agreement sets forth the respective rights of the holder of the 525 Market Street Mortgage Loan, the holders of the 525 Market Street Pari Passu Companion Loans and the holders of the 525 Market Street Subordinate Companion Loans with respect to distributions of funds received in respect of the 525 Market Street Whole Loan, and provides, in general, that:

●	the 525 Market Street Mortgage Loan and the 525 Market Street Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●	the 525 Market Street Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the 525 Market Street Mortgage Loan and the 525 Market Street Pari Passu Companion Loans, and the rights of the holders of the 525 Market Street Subordinate Companion Loans to receive payments with respect to the 525 Market Street Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the 525 Market Street Mortgage Loan and the 525 Market Street Pari Passu Companion Loans to receive payments with respect to the 525 Market Street Whole Loan;

●	all expenses and losses relating to the 525 Market Street Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of 525 Market Street Subordinate Companion Loans and second to the issuing entity, as holder of the 525 Market Street Mortgage Loan, and the holders of the 525 Market Street Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrower or otherwise available for payment on the 525 Market Street Whole Loan (excluding amounts for required reserves and escrows) will be applied in the following order of priority:

First, on a pro rata basis (based on their respective entitlements to interest), to pay accrued and unpaid interest on the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans to the holders of the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

Second, on a pro rata basis (based on their respective entitlements to interest), to pay accrued and unpaid interest on the 525 Market Street Subordinate Companion Loans to the holders of the 525 Market Street Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the 525 Market Street Subordinate Companion Loans at a per annum rate equal the applicable net note rate;

Third, on a pro rata basis (based on the principal balances of such notes), to the holders of the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans in an amount equal to its percentage interest of all principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

Fourth, on a pro rata basis (based on the principal balances of such notes), to the holders of the 525 Market Street Mortgage Loan and 525 Market Street Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the 525 Market Street Mortgage Loan and each 525 Market Street Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the 525 Market Street Whole Loan pursuant to the 525 Market Street Co-Lender Agreement or the MKT 2020-525M TSA;

Fifth, on a pro rata basis (based on the principal balances of such notes), to the holders of the 525 Market Street Subordinate Companion Loans, in an amount equal to all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the 525 Market Street Subordinate Companion Loans have been reduced to zero;

Sixth, on a pro rata basis (based on their respective entitlements to reimbursement for cure payments), to the extent any of the holders of the 525 Market Street Subordinate Companion Loans has made any payments or advances to cure defaults pursuant to the 525 Market Street Co-Lender Agreement, to the holders of a 525 Market Street Subordinate Companion Loans to reimburse such holders of the 525 Market Street Subordinate Companion Loans for all such cure payments;

Seventh, if the proceeds of any foreclosure sale or any liquidation of the 525 Market Street Whole Loan or the 525 Market Street Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the 525 Market Street Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the 525 Market Street Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the 525 Market Street Subordinate Companion Loans as a result of such workout, plus unpaid interest on the 525 Market Street Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

Eighth, on a pro rata basis (based on their respective entitlements), any prepayment premium, to the extent paid by the borrower, to the issuing entity, as the holder of the 525 Market Street Mortgage Loan, and each holder of a 525 Market Street Pari Passu Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread (as set forth in the 525 Market Street Co-Lender Agreement;

Ninth, on a pro rata basis (based on their respective entitlements), any prepayment premium, to the extent paid by the borrower, to each holder of a 525 Market Street Subordinate Companion Loan in an amount up to its pro rata interest therein, based on the product of the percentage interest of each such note multiplied by the applicable relative spread;

Tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the MKT 2020-525M TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the 525 Market Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the holders of the 525 Market Street Mortgage Loan and the 525 Market Street Companion Loans, pro rata, based on their respective percentage interests; and

Eleventh, if any excess amount is available to be distributed in respect of the 525 Market Street Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the 525 Market Street Mortgage Loan, the 525 Market Street Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

Pursuant to the 525 Market Street Co-Lender Agreement, the controlling holder with respect to the 525 Market Street Whole Loan (the “525 Market Street Controlling Noteholder”), as of any date of determination, will be (i) the holder or holders of a majority of the 525 Market Street Subordinate Companion Loans (by principal balance) (the “525 Market Street Majority B Note Holder”), unless a 525 Market Street Control Appraisal Period has occurred and is continuing, or (ii) if a 525 Market Street Control Appraisal Period has occurred and is continuing, the holder of note A-3; provided that, if the 525 Market Street Majority B Note Holder would be the 525 Market Street Controlling Noteholder pursuant to the terms of the 525 Market Street Co-Lender Agreement, but any interest in any 525 Market Street Subordinate Companion Loan is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 525 Market Street Controlling Noteholder, a 525 Market Street Control Appraisal Period will be deemed to have occurred. Further, if the holder of note A-3 would be the 525 Market Street Controlling Noteholder, but any interest in note A-3 is held by a borrower, borrower affiliate or other borrower restricted party, or a borrower, borrower affiliate or other borrower restricted party would otherwise be entitled to exercise the rights of the 525 Market Street Controlling Noteholder with respect to note A-3, there will be no 525 Market Street Controlling Noteholder.

Pursuant to the 525 Market Street Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 525 Market Street Whole Loan (whether or not a servicing transfer event under the MKT 2020-525M TSA has occurred and is continuing) that would constitute a 525 Market Street Major Decision, the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, will be required to provide the 525 Market Street Controlling Noteholder (or its representative) with at least 10 business days prior notice requesting consent to the requested 525 Market Street Major Decision. The related Non-Serviced Master Servicer or

Non-Serviced Special Servicer, as applicable, is not permitted to take any action with respect to such 525 Market Street Major Decision (or make a determination not to take action with respect to such 525 Market Street Major Decision), unless and until the related Non-Serviced Special Servicer receives the written consent of the 525 Market Street Controlling Noteholder (or its representative) before implementing a decision with respect to such 525 Market Street Major Decision; provided that the provisions of the MKT 2020-525M TSA will govern the consent and consultation rights under the 525 Market Street Co-Lender Agreement. Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MKT 2020-525M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 525 Market Street Mortgaged Property before obtaining the consent of the 525 Market Street Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MKT 2020-525M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the holders of the 525 Market Street Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 525 Market Street Controlling Noteholder.

Notwithstanding the foregoing, following the occurrence of an extraordinary event with respect to the 525 Market Street Mortgaged Property, or if a failure to take any such action at such time would be inconsistent with the servicing standard under the MKT 2020-525M TSA, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, may take actions with respect to the 525 Market Street Mortgaged Property before obtaining the consent of the 525 Market Street Controlling Noteholder if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, reasonably determines in accordance with the servicing standard under the MKT 2020-525M TSA that failure to take such actions prior to such consent would materially and adversely affect the interest of the 525 Market Street Whole Loan as a collective whole, and the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, has made a reasonable effort to contact the 525 Market Street Controlling Noteholder. The foregoing will not relieve the Non-Serviced Master Servicer of its duties to comply with the servicing standard under the MKT 2020-525M TSA.

Notwithstanding the foregoing, the related Non-Serviced Master Servicer and the Non-Serviced Special Servicer will not be permitted to follow any advice or consultation provided by the 525 Market Street Controlling Noteholder (or its representative) that would require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the servicing standard under the MKT 2020-525M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate provisions of the 525 Market Street Co-Lender Agreement or the MKT 2020-525M TSA, require or cause the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, to violate the terms of the 525 Market Street Whole Loan, or materially expand the scope of the related Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, responsibilities under the 525 Market Street Co-Lender Agreement or the MKT 2020-525M TSA.

The related Non-Serviced Special Servicer will be required to provide copies to the issuing entity and each holder of a 525 Market Street Companion Loan (at any time such holder is not the 525 Market Street Controlling Noteholder) (each, a “525 Market Street Non-Controlling Noteholder”) of any notice, information and report that is required to be provided to the 525 Market Street Controlling Noteholder pursuant to the MKT 2020-525M TSA with respect to any 525 Market Street Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame that such notice, information and report is required to be provided to the 525 Market Street Controlling Noteholder and, at any time the 525 Market Street Controlling Noteholder is the 525 Market Street Majority B Note Holder, the related Non-Serviced Special Servicer will be required to consult with each 525 Market Street Non-Controlling Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any 525 Market Street Non-Controlling Noteholder requests consultation with respect to any such 525 Market Street Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 525 Market Street Non-Controlling Noteholder; provided that after the expiration of a period of 10 business days from the delivery to any 525 Market Street Non-Controlling Noteholder by the related Non-Serviced Special Servicer of written notice of a proposed action, together with copies of the above referenced notice, information and reports, the related Non-Serviced Special Servicer will no longer be obligated to consult with such 525 Market Street Non-Controlling Noteholder, whether or not such 525 Market Street Non-Controlling Noteholder has responded within such 10 business day period.

A “525 Market Street Control Appraisal Period” will exist with respect to the 525 Market Street Subordinate Companion Loans, if and for so long as (a)(1) the initial principal balance of the 525 Market Street Subordinate Companion Loans minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 525 Market Street Subordinate Companion Loans, (y) any appraisal reduction amount for the 525 Market

Street Whole Loan that is allocated to such 525 Market Street Subordinate Companion Loans and (z) any losses realized with respect to the 525 Market Street Mortgaged Property or the 525 Market Street Whole Loan that are allocated to the 525 Market Street Subordinate Companion Loans, is less than (b) 25% of the remainder of (i) the aggregate initial principal balance of the 525 Market Street Subordinate Companion Loans less (ii) any payments of principal allocated to, and received, by the holders of the 525 Market Street Subordinate Companion Loans.

“525 Market Street Major Decision” means a “major decision” under the MKT 2020-525M TSA.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 525 Market Street Co-Lender Agreement, if the 525 Market Street Whole Loan becomes a defaulted mortgage loan, and if the 525 Market Street Special Servicer determines to sell the 525 Market Street Whole Loan in accordance with the MKT 2020-525M TSA, then the 525 Market Street Special Servicer will be required to sell the 525 Market Street Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loans, together with the 525 Market Street Mortgage Loan, as one whole loan. In connection with any such sale, the 525 Market Street Special Servicer will be required to follow the procedures contained in the MKT 2020-525M TSA.

Notwithstanding the foregoing, the 525 Market Street Special Servicer will not be permitted to sell the 525 Market Street Whole Loan if it becomes a defaulted mortgage loan under the MKT 2020-525M TSA without the written consent of the issuing entity (or its representative), as holder of the 525 Market Street Mortgage Loan, or the holders of the 525 Market Street Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the 525 Market Street Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the 525 Market Street Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the 525 Market Street Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 525 Market Street Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the 525 Market Street Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the controlling class representative under the MKT 2020-525M TSA) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the 525 Market Street Special Servicer in connection with the proposed sale; provided, that the issuing entity (or its representative), as holder of the 525 Market Street Mortgage Loan, or any holder of a 525 Market Street Non-Standalone Pari Passu Companion Loan may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the 525 Market Street Mortgage Loan, or the holders of the 525 Market Street Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the 525 Market Street Whole Loan.

Special Servicer Appointment Rights

Pursuant to the 525 Market Street Co-Lender Agreement and the MKT 2020-525M TSA, the 525 Market Street Controlling Noteholder (or its representative) will have the right, with or without cause, to replace the 525 Market Street Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the 525 Market Street Mortgage Loan, or any holder of a 525 Market Street Non-Standalone Pari Passu Companion Loan.

The Bellagio Hotel and Casino Whole Loan

General

The Bellagio Hotel and Casino Mortgage Loan (5.6%), is part of a Whole Loan (the “Bellagio Hotel and Casino Whole Loan”) comprised of the notes listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”: 25 senior A promissory notes (the “Bellagio Hotel and Casino Senior A Notes”), 6 junior A promissory notes (the “Bellagio Hotel and Casino Junior A Notes”) and 3 junior B promissory notes (the “Bellagio Hotel and Casino Junior B Notes” and, together with the Bellagio Hotel and Casino Junior A Notes, the “Bellagio Hotel and Casino Subordinate Companion Loans”). Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $3,010,000,000.

Each of the Bellagio Hotel and Casino Senior A Notes, the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes has been (or is expected be) transferred to a securitization trust or sold to a third party. Notes A-1-C4 and A-1-C6, with an aggregate initial principal balance of $39,000,000 will be deposited into this securitization and will constitute a “Mortgage Loan” under the PSA (and collectively will be referred to herein as the “Bellagio Hotel and Casino Mortgage Loan”). Each remaining Bellagio Hotel and Casino Senior A Note will constitute a “Pari Passu Companion Loan” under the PSA (and will be collectively referred to herein as the “Bellagio Hotel and Casino Pari Passu Companion Loans”).

The Bellagio Hotel and Casino Pari Passu Companion Loans and the Bellagio Hotel and Casino Subordinate Companion Loans are collectively referred to herein as the “Bellagio Hotel and Casino Companion Loans”. The Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Companion Loans are collectively referred to herein as the “Bellagio Hotel and Casino Whole Loan,” and the promissory notes evidencing the Bellagio Hotel and Casino Whole Loan are referred to herein as the “Bellagio Hotel and Casino Notes”.

The Bellagio Hotel and Casino Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the Bellagio Hotel and Casino Mortgage Loan. The Bellagio Hotel and Casino Subordinate Companion Loans are generally subordinate in right of payment to the Bellagio Hotel and Casino Mortgage Loan and Bellagio Hotel and Casino Pari Passu Companion Loans.

Only the Bellagio Hotel and Casino Mortgage Loan is included in the issuing entity. The Control Note with respect to the Bellagio Hotel and Casino Whole Loan has been contributed to a securitization trust governed by the BX 2019-OC11 TSA (the “BX 2019-OC11 Securitization”). The remaining Bellagio Hotel and Casino Pari Passu Companion Loans have been contributed to the BX 2019-OC11 Securitization or other securitizations, have been sold to third parties or are expected to be contributed to other securitizations from time to time in the future (however, the holders of the related unsecuritized promissory notes are under no obligation to do so).

The rights of the holders of the promissory notes evidencing the Bellagio Hotel and Casino Whole Loan (the “Bellagio Hotel and Casino Noteholders”) are subject to an Intercreditor Agreement (the “Bellagio Hotel and Casino Intercreditor Agreement”). The following summaries describe certain provisions of the Bellagio Hotel and Casino Intercreditor Agreement.

Servicing

The Bellagio Hotel and Casino Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the BX 2019-OC11 TSA by KeyBank National Association as servicer, and, if necessary, Situs Holdings, LLC, as special servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Bellagio Hotel and Casino Mortgage Loan”, but subject to the terms of the Bellagio Hotel and Casino Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Bellagio Hotel and Casino Mortgage Loan (but not on the Bellagio Hotel and Casino Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Bellagio Hotel and Casino Mortgage Loan. Principal and interest advances in respect of the Bellagio Hotel and Casino Companion Loans and property protection advances in respect of the Bellagio Hotel and Casino Whole Loan will be made as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Bellagio Hotel and Casino Mortgage Loan”.

Application of Payments Prior to a Bellagio Hotel and Casino Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the Bellagio Hotel and Casino Whole Loan borrower to pay money due under the Bellagio Hotel and Casino Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the Bellagio Hotel and Casino Whole Loan becomes a specially serviced mortgage loan under the BX 2019-OC11 TSA (a “Bellagio Hotel and Casino Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the Bellagio Hotel and Casino Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the related Non-Serviced Trustee, the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, and (iii) certain amounts payable or reimbursable to the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer (but not any amounts due, payable or reimbursable in respect of principal and interest advances or administrative advances made by the applicable master servicer or trustee under any pooling and servicing agreement related to the securitization of a Bellagio Hotel and Casino Note (other than the BX 2019-OC11 TSA)), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Bellagio Hotel and Casino Intercreditor Agreement, as follows:

●	first, to the holders of Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	second, to the holders of the Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	third, to the holders of the Bellagio Hotel and Casino Junior A Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	fourth, to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, pro rata, to the holders of the Bellagio Hotel and Casino Senior A Notes, in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the Bellagio Hotel and Casino Senior A Notes;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the principal balances of Bellagio Hotel and Casino Senior A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Bellagio Hotel and Casino Junior A Notes and Bellagio Hotel and Casino Junior B Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	seventh, to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of such notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	eighth, to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the Bellagio Hotel and Casino Junior A Notes;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balances of the Bellagio Hotel and Casino Junior A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Bellagio Hotel and Casino Junior B Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Bellagio Hotel and Casino Junior A Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	tenth, to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	eleventh, to the holders of the Bellagio Hotel and Casino Junior B Notes on a pro rata and pari passu basis in an amount equal to their respective principal entitlements allocated pursuant to the related loan documents with respect to the applicable payment date, which amount will be applied in reduction of the principal balances of the Bellagio Hotel and Casino Junior B Notes;

●	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eleventh and, as a result of a workout the principal balances of the Bellagio Hotel and Casino Junior B Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Bellagio Hotel and Casino Junior B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	thirteenth, to the Bellagio Hotel and Casino Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by the Bellagio Hotel and Casino Whole Loan borrower;

●	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the Bellagio Hotel and Casino Whole Loan borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the Bellagio Hotel and Casino borrower, will be paid to the Bellagio Hotel and Casino Noteholders, pro rata; and

●	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clause first through fourteenth, any remaining amounts will be paid pro rata to the Bellagio Hotel and Casino Noteholders;

provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balances of the Bellagio Hotel and Casino Notes in the manner permitted or required by such REMIC provisions (to be applied first to the Bellagio Hotel and Casino Senior A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and

Casino Junior A Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino Junior B Notes (on a pro rata and pari passu basis).

Under the terms of the related loan agreement, prior to an event of default, principal payments on the Bellagio Hotel and Casino Whole Loan are required to be applied to the promissory notes comprising the Bellagio Hotel and Casino Whole Loan as follows: (a) first, to the reduction of the outstanding principal balances of each of the Bellagio Hotel and Casino Senior A Notes, pro rata and pari passu, until the outstanding balances of such promissory notes are reduced to zero; (b) second, to the reduction of the outstanding principal balances of each of the Bellagio Hotel and Casino Junior A Notes, pro rata and pari passu, until the outstanding balances of such promissory notes are reduced to zero; and (c) third, to the reduction of the outstanding principal balance of each of the Bellagio Hotel and Casino Junior B Notes, pro rata and pari passu, until the outstanding balances of such promissory notes are reduced to zero.

Application of Payments After a Bellagio Hotel and Casino Triggering Event of Default

Generally, for so long as a Bellagio Hotel and Casino Triggering Event of Default has occurred and is continuing, all amounts available for payment on the Bellagio Hotel and Casino Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows, (ii) all amounts received as reimbursements on account of recoveries in respect of property protection expenses or property protection advances then due and payable or reimbursable to the related Non-Serviced Trustee, the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, and (iii) certain amounts payable or reimbursable to the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer (but not any amounts due, payable or reimbursable in respect of principal and interest advances or administrative advances made by the applicable master servicer or trustee under any pooling and servicing agreement related to the securitization of a Bellagio Hotel and Casino Note (other than the BX 2019-OC11 TSA)), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the Bellagio Hotel and Casino Intercreditor Agreement, as follows:

●	first, to the holders of Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	second, to the holders of the Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	third, to the holders of the Bellagio Hotel and Casino Junior A Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	fourth, to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective note (calculated at a rate net of the primary servicing fee rate); provided, that any amounts reimbursed to the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable, in respect of advances of such accrued and unpaid interest (which will be reimbursable prior to any distributions on the Bellagio Hotel and Casino Notes) will be deemed to satisfy the obligation under this clause to pay the related note holder such accrued and unpaid interest (to the extent of such reimbursement);

●	fifth, to the holders of the Bellagio Hotel and Casino Senior A Notes on a pro rata and pari passu basis, until the principal balances thereof have been reduced to zero;

●	sixth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a workout the principal balances of Bellagio Hotel and Casino Senior A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Bellagio Hotel and Casino Junior A Notes and Bellagio Hotel and Casino Junior B Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino Senior A Notes, on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the related notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	seventh, to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by the holders of such notes (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	eighth, to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis, until the principal balances thereof have been reduced to zero;

●	ninth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout the principal balances of the Bellagio Hotel and Casino Junior A Notes have been reduced (to the extent such reductions were made in accordance with the terms of the BX 2019-OC11 TSA notwithstanding the discussion and allocations set forth under “—Workout” below by reason of the insufficiency of the Bellagio Hotel and Casino Junior B Notes to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Bellagio Hotel and Casino Junior A Notes on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Bellagio Hotel and Casino Junior A Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	tenth, to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by such holders (or paid or advanced by the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer or the related Non-Serviced Trustee, as applicable) with respect to the Bellagio Hotel and Casino Whole Loan pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement or the BX 2019-OC11 TSA;

●	eleventh, to the holders of the Bellagio Hotel and Casino Junior B Notes on a pro rata and pari passu basis, until the principal balances thereof have been reduced to zero;

●	twelfth, if the proceeds of any foreclosure sale or any liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eleventh and, as a result of a workout the principal balances of the Bellagio Hotel and Casino Junior B Notes have been reduced, such excess amount will be paid to the holders of the Bellagio Hotel and Casino Junior B Notes, on a pro rata and pari passu basis, (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Bellagio Hotel and Casino Junior B Notes as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate applicable to the Bellagio Hotel and Casino Whole Loan;

●	thirteenth, to the Bellagio Hotel and Casino Noteholders, pro rata, any prepayment or yield maintenance premium, to the extent paid by the Bellagio Hotel and Casino Whole Loan borrower;

●	fourteenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the Bellagio Hotel and Casino Whole Loan borrower are not required to be otherwise applied under the BX 2019-OC11 TSA, including, without limitation, to provide reimbursement for any interest on any advance (calculated at the related advance rate), to pay any additional servicing expenses or to compensate the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Bellagio Hotel and Casino Whole Loan), any such fees or expenses, to the extent actually paid by the Bellagio Hotel and Casino borrower, will be paid to the Bellagio Hotel and Casino Noteholders, pro rata; and

●	fifteenth, if any excess amount is available to be distributed in respect of the Bellagio Hotel and Casino Whole Loan, and not otherwise applied in accordance with the foregoing clause first through fourteenth, any remaining amounts will be paid pro rata to the Bellagio Hotel and Casino Noteholders;

provided, that to the extent required under the REMIC provisions of the Code, payments or proceeds received with respect to any partial release of the Mortgaged Property (or portion thereof) (including pursuant to a condemnation) at a time when the loan-to-value ratio of the Bellagio Hotel and Casino Whole Loan (as determined in accordance with applicable REMIC requirements) exceeds 125% (based solely upon the value of the remaining real property and excluding any personal property or going concern value) must be allocated to reduce the principal balances of the Bellagio Hotel and Casino Notes in the manner permitted or required by such REMIC provisions (to be applied first to the Bellagio Hotel and Casino Senior A Notes (on a pro rata and pari passu basis), then to the Bellagio Hotel and Casino Junior A Notes (on a pro rata and pari passu basis), and then to the Bellagio Hotel and Casino Junior B Notes (on a pro rata and pari passu basis).

The issuing entity is required to pay its pro rata share of any unanticipated trust fund expenses relating to the servicing of the Bellagio Hotel and Casino Whole Loan in accordance with the BX 2019-OC11 TSA and the Bellagio Hotel and Casino Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the related borrower for payment of such amounts and any principal and interest collections allocable to the Bellagio Hotel and Casino Subordinate Companion Loans have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Bellagio Hotel and Casino Whole Loan in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (after allocating such fees and expenses first to the Bellagio Hotel and Casino Subordinate Companion Loans) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Workout

Notwithstanding anything to the contrary, if the related Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, under the related Non-Serviced PSA, in connection with a workout of the Bellagio Hotel and Casino Whole Loan, modifies the terms thereof such that (i) the unpaid principal balance of such Whole Loan is decreased, (ii) the Whole Loan interest rate or scheduled amortization payments on such Whole Loan are reduced, (iii) payments of interest or principal on the Whole Loan are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the Whole Loan interest rate or increase in scheduled amortization payments) is made to any of the terms of the Whole Loan, all payments to the holders of the Bellagio Hotel and Casino Senior A Notes as described above under “—Application of Payments Prior to a Bellagio Hotel and Casino Triggering Event of Default” and “—Application of Payments After a Bellagio Hotel and Casino Triggering Event of Default” are required to be made as though such workout did not occur, with the payment terms of the Bellagio Hotel and Casino Senior A Notes remaining the same as they are on the date of the related Intercreditor Agreement, and the Bellagio Hotel and Casino Junior B Notes (and then the Bellagio Hotel and Casino Junior A Notes) will bear the full economic effect of all waivers, reductions or deferrals of amounts due on the Whole Loan attributable to such workout (such economic effect to be borne by each such promissory note up to the amount otherwise due on such promissory note including in connection with the final liquidation or repayment of the Whole Loan). In connection with any workout, the related Non-Serviced Special Servicer will not be permitted to (x) increase the interest rate of the Bellagio Hotel and Casino Junior A Notes unless the interest rate of the Bellagio Hotel and Casino Senior Notes is correspondingly increased or (y) increase the interest rate of the Bellagio Hotel and Casino Junior B Notes unless the interest rate of the Bellagio Hotel and Casino Senior Notes and the interest rate of the Bellagio Hotel and Casino Junior A Notes are correspondingly increased.

Consultation and Control

The controlling noteholder under the Bellagio Hotel and Casino Intercreditor Agreement will be the securitization trust created pursuant to the terms of the BX 2019-OC11 TSA. Pursuant to the terms of the BX 2019-OC11 TSA, the related controlling class representative (the “Bellagio Hotel and Casino Directing Certificateholder”) will have consent and/or consultation rights with respect to the Bellagio Hotel and Casino Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing

Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Bellagio Hotel and Casino Mortgage Loan”.

In addition, pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement, the issuing entity, as a non-controlling note holder will have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the Bellagio Hotel and Casino Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Bellagio Hotel and Casino Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Bellagio Hotel and Casino Noteholders. Neither the related Non-Serviced Master Servicer nor the related Non-Serviced Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Bellagio Hotel and Casino Mortgage Loan (or its representative).

Sale of Defaulted Bellagio Hotel and Casino Whole Loan

Pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement, if the Bellagio Hotel and Casino Whole Loan becomes a defaulted loan pursuant to the terms of the BX 2019-OC11 TSA, and if the related Non-Serviced Special Servicer determines to sell the promissory notes included in the BX 2019-OC11 securitization trust, then the related Non-Serviced Special Servicer will be required to sell all of the promissory notes evidencing the Bellagio Hotel and Casino Whole Loan as one whole loan. In connection with any such sale, the related Non-Serviced Special Servicer will be required to follow the procedures set forth under the BX 2019-OC11 TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Bellagio Hotel and Casino Mortgage Loan”. Proceeds of the sale of the Bellagio Hotel and Casino Whole Loan will be distributed in accordance with the priority of payments described in “—Application of Payments After a Bellagio Hotel and Casino Triggering Event of Default” above.

Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell the Bellagio Hotel and Casino Mortgage Loan if the Bellagio Hotel and Casino Whole Loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Bellagio Hotel and Casino Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower or an affiliate of a borrower) unless the related Non-Serviced Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the related Non-Serviced Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Bellagio Hotel and Casino Whole Loan, and any documents in the servicing file requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer in connection with the proposed sale. Subject to the terms of the BX 2019-OC11 TSA, the holder of the Bellagio Hotel and Casino Mortgage Loan (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan.

Special Servicer Appointment Rights

Pursuant to the terms of the Bellagio Hotel and Casino Intercreditor Agreement and the BX 2019-OC11 TSA, the securitization trust created pursuant to the BX 2019-OC11 TSA, as the controlling noteholder, will have the right, with or without cause, to replace the related Non-Serviced Special Servicer then acting with respect to the Bellagio Hotel and Casino Whole Loan and appoint a replacement special servicer in accordance with the BX 2019-OC11 TSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Bellagio Hotel and Casino Mortgage Loan”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 CFR 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after a hypothetical Determination Date in June 2020 and ending on a hypothetical Determination Date in July 2020. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

The depositor will acquire the Mortgage Loans from Morgan Stanley Mortgage Capital Holdings LLC, Argentic Real Estate Finance LLC, Starwood Mortgage Capital LLC and Barclays Capital Real Estate Inc. on the Closing Date. Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Morgan Stanley Mortgage Capital Holdings LLC

Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company formed in March 2007 (“MSMCH”), is a sponsor of this transaction and a seller of certain Mortgage Loans or portions thereof (collectively, the “MSMCH Mortgage Loans”) (37.8%). MSMCH is a successor to Morgan Stanley Mortgage Capital Inc., a New York corporation formed in 1984, which was merged into MSMCH on June 15, 2007. Since the merger, MSMCH has continued the business of Morgan Stanley Mortgage Capital Inc. MSMCH is a direct wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its executive offices are located at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4000. MSMCH also has offices in Los Angeles, California, Dallas, Texas and Sterling, Virginia.

Morgan Stanley Bank, N.A., a national banking association (“Morgan Stanley Bank” and, together with MSMCH, the “Morgan Stanley Group”), is the originator of all of the MSMCH Mortgage Loans, which Mortgage Loans MSMCH will acquire on or prior to the Closing Date and contribute to this securitization; provided, that the Bellagio Hotel and Casino Mortgage Loan is part of a Whole Loan that was co-originated by Morgan Stanley Bank and one or more other parties as described under “Transaction Parties—The Originators”. Morgan Stanley Bank is also the holder of certain of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”. Morgan Stanley Bank is an indirect wholly owned subsidiary of Morgan Stanley (NYSE: MS) and its headquarters are located at One Utah Center, 201 Main Street, Salt Lake City, Utah 84111, telephone number (801) 236-3600. Morgan Stanley Bank also has offices in New York, New York.

MSMCH and Morgan Stanley Bank are each an affiliate of each other and of Morgan Stanley Capital I Inc., the depositor, and Morgan Stanley & Co. LLC, an underwriter.

Morgan Stanley Group’s Commercial Mortgage Securitization Program

The Morgan Stanley Group originates and purchases multifamily, commercial and manufactured housing community mortgage loans primarily for securitization or resale.

MSMCH. MSMCH has been involved with warehouse and repurchase financing to residential mortgage lenders, has in the past purchased residential mortgage loans for securitization or resale, or for its own investment, and has previously acted as a sponsor of residential mortgage loan securitizations. MSMCH (or its predecessor) has been active as a sponsor of securitizations of commercial mortgage loans since its formation.

As a sponsor, MSMCH originates or acquires mortgage loans and, either by itself or together with other sponsors or mortgage loan sellers, initiates the securitization of the mortgage loans by transferring the mortgage loans to a securitization depositor, including Morgan Stanley Capital I Inc., or another entity that acts in a similar capacity. In coordination with its affiliate, Morgan Stanley & Co. LLC, and other underwriters, MSMCH works with rating agencies, investors, mortgage loan sellers and servicers in structuring securitization transactions. MSMCH has acted as sponsor and mortgage loan seller both in transactions in which it is the sole sponsor or mortgage loan seller and in transactions in which other entities act as sponsor or mortgage loan seller. MSMCH’s previous securitization programs, identified as “IQ,” “HQ” and “TOP,” typically involved multiple mortgage loan sellers.

Substantially all mortgage loans originated or acquired by MSMCH are either sold to securitizations as to which MSMCH acts as either sponsor or mortgage loan seller (or both) or otherwise sold or syndicated. Mortgage loans originated (or acquired) and securitized by MSMCH include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans (including those shown in the table below), and such mortgage loans may be included in both public and private securitizations. MSMCH also acquires or originates subordinate and mezzanine debt which is generally not securitized.

MSMCH’s large mortgage loan program typically originates mortgage loans larger than $50 million, although MSMCH’s conduit mortgage loan program also sometimes originates such large mortgage loans. MSMCH originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties. The largest property concentrations of MSMCH securitized loans have been in retail and office properties, and the largest geographic concentrations have been in California and New York.

The following table sets forth information with respect to acquisitions or originations and securitizations of multifamily, commercial and manufactured housing community mortgage loans by the Morgan Stanley Group for the five years ending on December 31, 2019.

Period	Total Mortgage Loans(1)(2)	Total Mortgage Loans Securitized with Affiliated Depositor(2)	Total Mortgage Loans Securitized with Non-Affiliated Depositor(2)	Total Mortgage Loans Securitized(2)
Year ending December 31, 2019	18.4	6.3	3.4	9.8
Year ending December 31, 2018	11.6	3.5	2.4	5.8
Year ending December 31, 2017	15.6	5.6	3.0	8.6
Year ending December 31, 2016	9.2	2.4	1.6	4.0
Year ending December 31, 2015	10.8	5.6	2.8	8.4

(1)	Includes all mortgage loans originated or purchased by MSMCH (or its predecessor) in the relevant year. Mortgage loans originated or purchased in a given year that were not securitized in that year generally were held for securitization in the following year or sold to third parties.

(2)	Approximate amounts shown in billions of dollars.

Morgan Stanley Bank. Morgan Stanley Bank has been originating financial assets, including multifamily, commercial and manufactured housing community mortgage loans, both for purposes of holding those assets for investment and for resale, including through securitization, since at least 2011. For the period from January 1, 2011 to June 30, 2020, Morgan Stanley Bank originated or acquired multifamily, commercial and manufactured housing community mortgage loans in the aggregate original principal amount of approximately $77,244,028,197.

Morgan Stanley Bank originates commercial mortgage loans secured by multifamily, office, retail, industrial, hotel, manufactured housing community and self storage properties, which it either holds for investment or sells or otherwise syndicates. The largest property concentrations of commercial mortgage loans originated by Morgan Stanley Bank are in retail and office properties, and the largest geographic concentrations are in California and New York. Commercial mortgage loans originated by Morgan Stanley Bank include both fixed rate and floating rate mortgage loans and both large mortgage loans and conduit mortgage loans, and such mortgage loans are expected to be included in both public and private securitizations. Morgan Stanley Bank also originates subordinate and mezzanine debt, which generally is not expected to be securitized. Morgan Stanley Bank’s large mortgage loan program originates mortgage loans larger than $50 million, although Morgan Stanley Bank’s conduit mortgage loan program also sometimes originates such large mortgage loans.

The Morgan Stanley Group’s Underwriting Standards

Overview. Commercial mortgage loans originated or co-originated by the Morgan Stanley Group are primarily originated in accordance with the procedures and underwriting standards described below. However, given the unique nature of income-producing real properties, variations from these procedures and standards may be implemented as a result of various conditions, including a mortgage loan’s specific terms, the quality or location of the underlying real estate, the mortgaged property’s tenancy profile, the background or financial strength of the borrower or loan sponsor and any other pertinent information deemed material by the member of the Morgan Stanley Group that is the originator of the related mortgage loan (the related “Morgan Stanley Origination Entity”). Therefore, this general description of the Morgan Stanley Group’s origination procedures and underwriting standards is not intended as a representation that every commercial mortgage loan originated by the Morgan Stanley Group (or on its behalf) complies entirely with all standards set forth below. For important information about any circumstances that have affected the underwriting of the MSMCH Mortgage Loans, see “—Exceptions to Underwriting Standards” below.

Process. The credit underwriting process for each commercial mortgage loan is performed by a deal team comprised of real estate professionals that typically includes a commercial loan originator, underwriter and closer subject to the oversight and ultimate review and approval of the related Morgan Stanley Origination Entity. This team conducts a review of the related mortgaged property, which typically includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules and third party reports pertaining to appraisal, valuation, zoning, environmental status, physical condition and seismic and other engineering characteristics (see “—Escrow Requirements,” “—Zoning and Land Use,” “—Title Insurance Policy,” “—Property Insurance” and “—Third Party Reports” below). In some cases, certain of these documents may not be reviewed due to the nature of the related mortgaged property. For instance, historical operating statements may not be available with respect to a mortgaged property with a limited operating history or that has been recently acquired by its current owner. In addition, rent rolls would not be examined for certain property types (e.g., hospitality properties), and executed tenant leases would not be examined for certain property types (e.g., hospitality, self storage, multifamily and manufactured housing community properties), although forms of leases would typically be reviewed.

A member of the deal team or one of its agents performs an inspection of the mortgaged property as well as a review of the surrounding market environment (including demand generators, competing properties (if any) and proximity to major thoroughfares and transportation centers) in order to confirm tenancy information, assess the physical quality and attributes (e.g., age, renovations, condition, parking, amenities, class, etc.) of the collateral, determine visibility and access characteristics and evaluate the mortgaged property’s competitiveness within its market.

The deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, criminal and background investigations and searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the mortgaged property’s cash flow in accordance with property-specific, cash flow underwriting guidelines.

Determinations are also made regarding the implementation of appropriate loan terms to address certain risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes, cash management agreements and guarantees. A complete credit committee package is prepared to summarize all of the above referenced information and circulated to credit committee for review.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals, among others. After a review of the credit committee package and a discussion of a mortgage loan, the committee may approve the mortgage loan as recommended, request additional due diligence, modify the terms or reject the mortgage loan entirely.

Debt Service Coverage and Loan to Value Requirements. The Morgan Stanley Group’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and permit a maximum loan-to-value ratio of 80%; however, these thresholds are guidelines, and exceptions may be made based on the merits of each individual mortgage loan, such as the types of tenants, reserves, letters of credit, guarantees and the related Morgan Stanley Origination Entity’s assessment of the mortgaged property’s future performance. The debt service coverage ratio guidelines set forth above are calculated based on underwritten net cash flow at origination. The debt service coverage ratio for each mortgage loan as reported in this prospectus and Annex A-1 hereto may differ from the amount calculated at the time of origination because updates to the information used to calculate such amounts may have become available during the period between origination and the date of this prospectus.

Certain mortgaged properties may also be encumbered by subordinate debt (or the direct or indirect ownership interests in the related borrower may be encumbered by mezzanine debt). It is possible that the related Morgan

Stanley Origination Entity or an affiliate thereof will be a lender on such additional debt and may either sell such debt to an unaffiliated third party or hold it in inventory. When such subordinate or mezzanine debt is taken into account, the aggregate debt with respect to the related mortgaged property may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. The Morgan Stanley Group’s underwriting guidelines generally permit a maximum amortization period of 30 years. Certain mortgage loans may provide for interest-only payments through maturity or for a portion of the commercial mortgage loan term. If a mortgage loan has a partial interest-only period, the monthly debt service and the UW NCF DSCR set forth in this prospectus and Annex A-1 reflect a calculation of both the interest-only payments and the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. A Morgan Stanley Origination Entity may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, a Morgan Stanley Origination Entity may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover, among other things, tenant improvements and leasing commissions, deferred maintenance, environmental remediation and unfunded obligations. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, in lieu of maintaining a cash reserve, the borrower may be allowed to post a letter of credit or guaranty or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans.

Generally, the Morgan Stanley Group requires escrows as follows:

●	Taxes. An initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate; however, if the actual tax amount owing in the upcoming year is not available, the required annual reserve amount will generally be between 100% and 105% of the preceding year’s tax amount) are typically required to satisfy taxes and assessments, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual or (ii) the related mortgaged property is a single tenant property with respect to which the related tenant is required to pay taxes directly.

●	Insurance. An initial deposit at origination (which may be equal to one or more months of the required monthly amount) and subsequent monthly escrow deposits equal to 1/12 of an amount generally between 100% and 105% of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the loan sponsor is an institutional sponsor or a high net worth individual, (ii) the related borrower maintains a blanket insurance policy or (iii) the related mortgaged property is a single tenant property with respect to which the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where the related mortgaged property is a single tenant property with respect to which the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvements and Leasing Commissions. A reserve for tenant improvements and leasing commissions may be required to be funded at loan origination and/or during the term of the mortgage loan to cover anticipated tenant improvements or leasing commissions costs that might be associated with re-leasing certain space, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the related mortgaged property is a single tenant property and the tenant’s lease extends beyond the loan term or (ii) the rent at the related mortgaged property is considered below market.

●	Deferred Maintenance. A reserve for deferred maintenance may be required to be funded at loan origination in an amount generally between 100% and 125% of the estimated cost of material immediate repairs or replacements identified in the physical condition report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or is de minimis in relation to the loan amount or (iii) the related mortgaged property is a single tenant property and the tenant is responsible for the repairs.

●	Furniture, Fixtures and Equipment. A reserve for furniture, fixtures and equipment expenses may be required to be funded during the term of the mortgage loan based on the suggested reserve amount from an independent, third-party property condition or engineering report, or based on certain minimum requirements depending on the property type.

●	Environmental Remediation. A reserve for environmental remediation may be required to be funded at loan origination in an amount generally between 100% and 150% of the estimated remediation cost identified in the environmental report, except that such escrows may not be required in certain circumstances, including, but not limited to, situations where (i) the sponsor of the borrower delivers a guarantee whereby it agrees to take responsibility and pay for identified environmental issues or (ii) environmental insurance has been obtained or is already in place.

For a description of the escrows collected with respect to the MSMCH Mortgage Loans, please see Annex A-1.

Zoning and Land Use. With respect to each mortgage loan, the related Morgan Stanley Origination Entity and its origination counsel will generally examine whether the use and occupancy of the related mortgaged property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that mortgaged property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the related Morgan Stanley Origination Entity may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the mortgaged property would be acceptable, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Title Insurance Policy. Each borrower is required to provide, and the related Morgan Stanley Origination Entity or its origination counsel typically will review, a title insurance policy for the related mortgaged property. Such title insurance policies typically must (i) be written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) be in an amount at least equal to the original principal balance of the mortgage loan, (iii) have protection and benefits run to the mortgagee and its successors and assigns, (iv) be written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, have a legal description of the mortgaged property in the title policy that conforms to that shown on the survey.

Property Insurance. The Morgan Stanley Group requires each borrower to provide evidence of a hazard insurance policy with a customary deductible and coverage in an amount at least equal to the greater of (i) the outstanding principal balance of the mortgage loan or (ii) the amount necessary to prevent the borrower from becoming a co-insurer. Such policies do not permit reduction in insurance proceeds for depreciation, except that a policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the applicable mortgage loans, the related Morgan Stanley Origination Entity generally considers the results of third party reports as described below. New reports are generally ordered, although existing reports dated no more than twelve (12) months prior to closing may be used (subject, in certain cases, to updates). In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant mortgage loan or mortgaged property.

●	Appraisal. The related Morgan Stanley Origination Entity generally obtains an appraisal for each mortgaged property prepared by an appraisal firm approved by it to assess the value of the property. Each report is reviewed by the related Morgan Stanley Origination Entity or its designated agent. The report may utilize one or more approaches to value: (i) cost approach; (ii) sale comparison approach and/or (iii) income approach (including both the direct cap and discount cash flow methods). Each appraisal also includes a statement by the appraiser that the Uniform Standards of Professional Appraisal Practice (USPAP) and the guidelines of Title XI of the Financial Institutions Reform, Recovery and Enforcement

Act of 1989 (FIRREA), as amended, were followed in preparing the appraisal. There can be no assurance that another person would not have arrived at a different valuation, even if such person used the same general approach to, and same method of, valuing the property. Moreover, such appraisals sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a mortgaged property under a distress or liquidation sale. Information regarding the values of the mortgaged properties as of the date of the related appraisal is presented in this prospectus for illustrative purposes only.

●	Environmental Report. The related Morgan Stanley Origination Entity generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property generally within the twelve-month period preceding the origination of the related mortgage loan and in each case prepared by an environmental firm approved by such Morgan Stanley Origination Entity. Such Morgan Stanley Origination Entity or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. An environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the related Morgan Stanley Origination Entity or the environmental consultant believes that such an analysis is warranted under the circumstances. Upon the recommendation of the environmental consultant conducting the Phase I assessment with respect to a mortgaged property, a Phase II assessment will be ordered and/or an operations and maintenance plan with respect to asbestos, mold or lead based paint will be implemented. In certain cases, environmental insurance may be acquired in lieu of further testing. In certain cases, the Phase I or Phase II assessment may have disclosed the existence of or potential for adverse environmental conditions, generally the result of the activities of identified tenants, adjacent property owners or previous owners of the mortgaged property. In certain of such cases, the related borrowers were required to establish operations and maintenance plans, monitor the mortgaged property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or stand-alone secured creditor impaired property policies.

●	Physical Condition Report. The related Morgan Stanley Origination Entity generally obtains a current physical condition report for each mortgaged property prepared by an engineering firm approved by it to assess the overall physical condition and engineering integrity of the improvements at the mortgaged property, including an inspection of representative property components, systems and elements, an evaluation of their general apparent physical condition and an identification of physical deficiencies associated with structural, fixture, equipment or mechanical building components. Such Morgan Stanley Origination Entity or an agent thereof typically reviews the report to determine the physical condition of the mortgaged property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the report identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the related Morgan Stanley Origination Entity often requires an escrow at the time of origination in an amount sufficient to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. Such Morgan Stanley Origination Entity also often requires the collection of ongoing escrows for the continued maintenance of the property based on the conclusions of the report. See “—Escrow Requirements” above.

●	Seismic Report. The related Morgan Stanley Origination Entity generally obtains a seismic report for all mortgaged properties located in seismic zones 3 or 4 to assess the estimated damage that may result from a seismic event that has a 10% chance of exceedance in a 50-year exposure period or a 475-year return period. Such reports utilize the ASTM Standard E2026-07 and E2557-07 definitions for Scenario Expected Loss. Generally, any of the mortgage loans as to which the property was estimated to have a scenario expected limit in excess of 20% would be conditioned on satisfactory earthquake insurance.

Servicing. The Morgan Stanley Origination Entities currently contract with third party servicers for servicing the mortgage loans that they originate or acquire. Such interim servicers are assessed based upon the credit quality of the servicing institution and may be reviewed for their systems and reporting capabilities, collection procedures and ability to provide loan-level data. In addition, a Morgan Stanley Origination Entity may meet with senior management to determine whether the servicer complies with industry standards or otherwise monitor the servicer on an ongoing basis. No Morgan Stanley Origination Entity or any of its affiliates currently acts as servicer of the mortgage loans in its commercial or residential mortgage loan securitizations.

Exceptions to Underwriting Standards. One or more of the MSMCH Mortgage Loans may vary from the specific Morgan Stanley Group underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the MSMCH Mortgage Loans, the related Morgan Stanley Origination Entity or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the MSMCH Mortgage Loans were originated with any material exceptions from the Morgan Stanley Group underwriting guidelines and procedures.

Review of MSMCH Mortgage Loans

General. In connection with the preparation of this prospectus, MSMCH conducted a review of the mortgage loans that it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the MSMCH Mortgage Loans is accurate in all material respects. MSMCH determined the nature, extent and timing of the review and the level of assistance provided by any third party. The review was conducted by a deal team comprised of real estate and securitization professionals and third parties. MSMCH has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review and the findings and conclusions of the review of the mortgage loans that it is selling to the depositor. The review procedures described below were employed with respect to all of the MSMCH Mortgage Loans, except that certain review procedures were only relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. MSMCH created a database (the “MSMCH Securitization Database”) of information obtained in connection with the origination or acquisition of the MSMCH Mortgage Loans, including:

●	certain information from the mortgage loan documents;

●	certain borrower-provided information, including certain rent rolls, certain operating statements and certain leases relating to certain mortgaged properties;

●	insurance information for the related mortgaged properties;

●	information from third party reports such as the appraisals, environmental and property condition reports;

●	credit and background searches with respect to the related borrowers; and

●	certain other information and other search results obtained by MSMCH for each of the MSMCH Mortgage Loans during the underwriting process.

MSMCH may have included in the MSMCH Securitization Database certain updates to such information received by MSMCH after origination, such as information from the interim servicer regarding loan payment status, current escrows, updated operating statements and rent rolls and certain other information otherwise brought to the attention of the MSMCH securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any mortgage loan.

MSMCH created a data file (the “MSMCH Data File”) using the information in the MSMCH Securitization Database and provided that file to the depositor for use in compiling the numerical information regarding the MSMCH Mortgage Loans in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus).

Data Comparisons and Recalculation. The depositor engaged a third party accounting firm to perform certain data comparison and recalculation procedures which were designed by MSMCH relating to MSMCH Mortgage Loan information in this prospectus. These procedures included:

●	comparing the information in the MSMCH Data File against various source documents provided by MSMCH;

●	comparing numerical information regarding the MSMCH Mortgage Loans and the related mortgaged properties disclosed in this prospectus against the information contained in the MSMCH Data File; and

●	recalculating certain percentages, ratios and other formulas relating to the MSMCH Mortgage Loans disclosed in this prospectus.

Legal Review. For each MSMCH Mortgage Loan originated or co-originated by MSMCH or one of its affiliates (as applicable), MSMCH reviewed a legal loan and property information summary prepared by origination counsel, which summary includes important loan terms and certain property-level information obtained during the origination process. MSMCH also provided to each origination counsel the representations and warranties attached as

Annex D-1 to this prospectus and requested that origination counsel draft exceptions to such representations and warranties. MSMCH compiled and reviewed draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

For MSMCH Mortgage Loans purchased by MSMCH or one of its affiliates from a third party originator, if any, MSMCH reviewed the related purchase agreement, the representations and warranties made by the originator contained therein (together with the exceptions thereto) and certain provisions of the related loan documents and third party reports concerning the related mortgaged property that were provided by the originator of such mortgage loan. With respect to each such MSMCH Mortgage Loan, (i) MSMCH generally re-underwrote such mortgage loan to confirm whether it was originated in accordance with the Morgan Stanley Group’s underwriting guidelines and procedures, and (ii) MSMCH and its counsel prepared exceptions to the representations and warranties attached as Annex D-1 to this prospectus and provided them to the depositor for inclusion in Annex D-2 to this prospectus.

In addition, with respect to each MSMCH Mortgage Loan, MSMCH reviewed, and in certain cases, requested that its counsel review, certain loan document provisions in connection with the disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. MSMCH requested that each borrower under a MSMCH Mortgage Loan (or such borrower’s origination or litigation counsel, as applicable) provide updates on any material pending litigation that existed at origination. In addition, if MSMCH became aware of a significant natural disaster in the vicinity of a mortgaged property securing a MSMCH Mortgage Loan, MSMCH requested information on the property status from the related borrower in order to confirm whether any material damage to the mortgaged property had occurred.

Large Loan Summaries. MSMCH prepared, and reviewed with origination counsel and securitization counsel, the loan summaries for those of the MSMCH Mortgage Loans included in the ten (10) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool and the abbreviated loan summaries for those of the MSMCH Mortgage Loans included in the next five (5) largest mortgage loans or groups of cross-collateralized mortgage loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3 to this prospectus.

Underwriting Standards. MSMCH also consulted with origination counsel to confirm that the MSMCH Mortgage Loans were originated (or, with respect to the Bellagio Hotel and Casino Mortgage Loan, originated in conjunction with the other originators of the related Whole Loan listed under “Transaction Parties—The Originators”) in compliance with the origination and underwriting standards described above under “—The Morgan Stanley Group’s Underwriting Standards” as well as to identify any material deviations from those origination and underwriting standards. See “—The Morgan Stanley Group’s Underwriting Standards” above.

Findings and Conclusions. MSMCH found and concluded with reasonable assurance that the disclosure regarding the MSMCH Mortgage Loans in this prospectus is accurate in all material respects. MSMCH also found and concluded with reasonable assurance that the MSMCH Mortgage Loans were originated (or, with respect to the Bellagio Hotel and Casino Mortgage Loan, originated in conjunction with the other originators of the related Whole Loan listed under “Transaction Parties—The Originators”) in accordance with the Morgan Stanley Group’s origination procedures and underwriting standards, except to the extent described above under “—The Morgan Stanley Group’s Underwriting Standards—Exceptions to Underwriting Standards”.

Review Procedures in the Event of a Mortgage Loan Substitution. MSMCH will perform a review of any mortgage loan that it elects to substitute for an MSMCH Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. MSMCH, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “MSMCH Qualification Criteria”). MSMCH may engage a third party accounting firm to compare the MSMCH Qualification Criteria against the underlying source documentation to verify the accuracy of the review by MSMCH and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by MSMCH to render any tax opinion required in connection with the substitution.

Repurchases and Replacements

The transaction documents for certain prior transactions in which MSMCH securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table sets forth, for the period commencing April 1, 2017 and ending March 31, 2020, the information required by Rule 15Ga-1 under the Exchange Act concerning all assets securitized by MSMCH that were the subject of a demand to repurchase or replace for breach of the representations and warranties concerning the pool assets for all asset-backed securities held by non-affiliates of MSMCH where the underlying transaction agreements included a covenant to repurchase or replace an underlying asset of the CRE Loan asset class. The information for MSMCH as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the reporting period from April 1, 2020 through March 31, 2020 was set forth in a Form ABS-15G filed by MSMCH on May 15, 2020. The Central Index Key Number of MSMCH is 0001541557.

Repurchases and Replacements[1] Asset Class: CMBS
Name of Issuing Entity	Check if Registered	Name of Originator[2]	Total Assets in ABS by Originator at time of securitization			Assets That Were Subject of Demand[3]			Assets That Were Repurchased or Replaced[4]			Assets Pending Repurchase or Replacement (within cure period)[5]			Demand in Dispute[6]			Demand Withdrawn[7]			Demand Rejected[8]
			#	$	%	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]	#	$[9]	%[10]
Morgan Stanley Capital I Series 2006-IQ11 (0001362475)	X	Morgan Stanley Mortgage Capital Inc.	67	772,319,208	47.8%	1	11,164,462	1.68%	0	-	0.00%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	11,164,462	1.68%
Morgan Stanley Capital I Series 2007-IQ14(11) (0001398854)	X	Morgan Stanley Mortgage Capital Inc.	34	1,345,579,291	27.4%	1	77,221,468	3.22%	0	-	0.00%	0	-	0.00%	0	-	0.00%	1	77,221,468	3.22%	0	-	0.00%
Aggregate Total			101	2,117,898,499		2	88,385,930		0	-		0	-		0	-		1	77,221,468		1	11,164,462

(1)	In connection with the preparation of this prospectus, MSMCH undertook the following steps to gather the information required by Rule 15Ga-1 under the Exchange Act: (i) identifying all asset-backed securities transactions in which MSMCH acted as a securitizer that were not the subject of a filing on Form ABS-15G by an affiliated securitizer, (ii) performing a diligent search of MSMCH’s records and the records of affiliates of MSMCH that acted as securitizers in its transactions for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties to the transaction who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for a breach of a representation or warranty with respect to any relevant transaction that was not previously provided to MSMCH. MSMCH followed up written requests made of Demand Entities as it deemed appropriate. In addition, MSMCH requested information from trustees and other Demand Entities as to investor demands that occurred prior to July 22, 2010. It is possible that this disclosure does not contain information about all investor demands upon those parties made prior to July 22, 2010.

(2)	MSMCH identified the “originator” on the same basis that it would identify the originator for purposes of Regulation AB (Subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125) for registered transactions.

(3)	Reflects aggregate numbers for all demand activity shown in this table.

(4)	Includes loans for which the repurchase price or replacement asset was received during the reporting period from April 1, 2017 to March 31, 2020. The demand related to loans reported in this column may have been received prior to such reporting period.

(5)	Includes loans for which the securitizer is aware that the responsible party has agreed to repurchase or replace the loan but has not yet repurchased or replaced such loans. The demand related to loans reported in this column may have been received prior to the reporting period from April 1, 2017 to March 31, 2020.

(6)	Includes demands received during and prior to the reporting period from April 1, 2017 to March 31, 2020 unless the loan falls into one of the other categories reflected on this chart or the demand was received prior to such reporting period and was finally resolved prior to such reporting period. If the securitizer is not the party responsible for repurchasing a loan subject to a demand, the loan is reflected in this column until the securitizer has been informed by the related trustee that the loan has been repurchased or replaced.

(7)	Includes loans for which the buyback demand was withdrawn by the party submitting the demand during the reporting period from April 1, 2017 to March 31, 2020. The demand related to loans reported in this column may have been received prior to such reporting period.

(8)	Includes loans (i) for which a demand was received, a rebuttal was made and there was no response within 90 days of the rebuttal and (ii) for which the related obligor has repaid the loan in full, in each case during the reporting period from April 1, 2017 to March 31, 2020. The demand related to loans reported in this column may have been received prior to such reporting period.

(9)	Principal balance was determined as of the earlier of (i) the principal balance reported in the March 2020 distribution date report and (ii) the principal balance on the distribution date immediately preceding the period for which the distribution date report reflected that the loan was removed from the pool. Liquidated loans reflect amounts received as borrower payments, insurance proceeds and all other liquidation proceeds. All of the balances and loan counts set forth in the table above are based on MSMCH’s records and, in certain instances, may differ from balance and loan count information publicly available.

(10)	Percentage of principal balance was calculated by using the principal balance as described in footnote 9 divided by the aggregate principal balance of the pool assets reported in the March 2020 distribution date report. Because the aggregate principal balance of the remaining pool assets may be less than the principal balance of the repurchase demands calculated as described in footnote 9, the percentage shown in this column may exceed 100%.

(11)	With respect to the Morgan Stanley Capital I Series 2007-IQ14 securitization, the demand made with respect to one of the underlying mortgage loans was subsequently withdrawn following a settlement payment by MSMCH (or an affiliate thereof) to the related trust in the amount of $62,500,000.

Retained Interests in This Securitization

None of MSMCH, Morgan Stanley Bank or any of their affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. MSMCH, Morgan Stanley Bank and their affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain Mortgage Loans (collectively, the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 31 West 27th Street, 12th Floor, New York, New York 10001.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 463 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $6,960,000,000.00

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see

“—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12 of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. Argentic engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of the asset summary report, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage

Pool—Exceptions to Underwriting Guidelines”. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on February 3, 2020. Argentic’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including March 31, 2020, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”) is a sponsor of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

SMC is a sponsor, an originator and a mortgage loan seller.

Morgan Stanley Bank, an originator and an affiliate of the depositor, an underwriter and a sponsor and mortgage loan seller, provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility. As of the date of this prospectus, 6 of the SMC Mortgage Loans (5.5%) are subject to such master repurchase facility. SMC and its affiliates are using the proceeds from its sale of the SMC Mortgage Loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Morgan Stanley Bank, free and clear of any liens.

An affiliate of Barclays Capital Inc., an underwriter and an affiliate of an originator, a sponsor and a mortgage loan seller, provides short-term warehousing of mortgage loans originated by SMC through a master repurchase facility. As of the date of this prospectus, 6 of the SMC Mortgage Loans (15.2%) are subject to such master repurchase facility. SMC and its affiliates are using the proceeds from its sale of the SMC Mortgage Loans to the depositor to, among other things, simultaneously reacquire such mortgage loans from Barclays Capital Inc. or its affiliate, free and clear of any liens.

Starwood’s Securitization Program

This is the 88th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $12.89 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. SMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;

●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Procedures” below.

Findings and Conclusions. Based on the foregoing review procedures, SMC determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. SMC also determined that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwriting criteria. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by SMC for securitization (which guidelines are also applicable to mortgage loans acquired by SMC and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of SMC’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors, Mortgage Loan Sellers and Originators” section and “Exceptions to Mortgage Loan Representations and Warranties” of Annex D-2 to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by SMC require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.

●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.

●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.

●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.

●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.

●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the SMC Mortgage Loans, please see Annex A-1.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Underwriting Guidelines

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

None of the Starwood Mortgage Loans was originated with any material exceptions from the SMC underwriting guidelines and procedures. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Exceptions to Underwriting Guidelines.”

Servicing

Interim servicing for all loans originated (or acquired) by Starwood prior to securitization is typically performed by Wells Fargo Bank, National Association. Generally, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust at the closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on February 4, 2020. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

As of the date hereof, neither Starwood nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. In addition, Starwood or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

Barclays Capital Real Estate Inc.

General

Barclays Capital Real Estate Inc., a Delaware corporation (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of the depositor, Barclays Capital Inc., one of the underwriters. Barclays is an indirect subsidiary of Barclays Capital Holdings Inc., a Delaware corporation (“Barclays Holdings”). The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays was engaged in commercial mortgage loan securitization in the United States from 2004 through 2008 and reengaged in commercial mortgage loan securitization in the United States in 2018. Certain affiliates of Barclays have been engaged in commercial mortgage loan securitization in the United States since 2011. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hotel, multifamily, manufactured housing, healthcare, self-storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on June 30, 2020, Barclays or its affiliates were the loan sellers in approximately 140 commercial mortgage-backed securitization transactions. Approximately $39.2 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays or its affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and through June 30, 2020.

Fixed and Floating Rate Commercial Loans
Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays or its Affiliates (as loan seller) (approximate)
2020	$ 1,422,978,750
2019	$ 4,983,162,802
2018	$ 3,937,789,900
2017	$ 4,971,606,254
2016	$ 3,031,242,500
2015	$ 5,276,099,519
2014	$ 3,351,106,750
2013	$ 2,723,393,594
2012	$ 2,056,096,250
2011	$ 0
2010	$ 0
2009	$ 0
2008	$ 196,399,012
2007	$ 2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (in certain cases remotely) (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, underwriting cash flow file, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire (collateral worksheet) relating to the Barclays Mortgage Loans, and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays may use table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at any table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including any originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit (in certain cases by a third party) and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property),(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated,(v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions. Notwithstanding the discussion under “—Barclays’ Underwriting Guidelines and Process” above, one or more of the Barclays Mortgage Loans may vary from, or do not comply with, Barclays underwriting guidelines described above. In addition, in the case of one or more of the Barclays Mortgage Loans, Barclays may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Barclays’ underwriting guidelines described above in respect of the Barclays Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. In some cases, tenants who are not paying rent due to the impact of COVID-19 and/or COVID-19 rent forbearances were included in underwritten revenues. See “Description of the Mortgage Pool—COVID-19 Considerations”.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS-15G on May 7, 2020 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0001549574. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Barclays nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Barclays or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”. Barclays Holdings will agree to repurchase or substitute Barclays Mortgage Loans with material document defects or material breaches of representations and warranties to the same extent as Barclays. Notwithstanding the existence of any such agreement, no assurance can be provided that Barclays or Barclays Holdings will have the financial ability to effect or cause any such repurchase or substitution and no other entity will be responsible for doing so if Barclays and Barclays Holdings fail with respect to such obligations.

From time to time, Barclays is engaged in various legal and/or regulatory matters, which may include legal proceedings by or against Barclays, enquiries and examinations, requests for information, audits, investigations and legal and other proceedings by regulators, governmental and other public bodies in connection with areas of banking and business activities in which Barclays is or has been engaged.

The information set forth under “—Barclays Capital Real Estate Inc.” has been provided by Barclays.

The Originators

Morgan Stanley Bank, Argentic, SMC and Barclays are referred to in this prospectus as “originators”.

Morgan Stanley Bank, an affiliate of MSMCH, originated all of the Mortgage Loans with respect to which MSMCH is acting as the mortgage loan seller (37.8%). In addition, the Bellagio Hotel and Casino Mortgage Loan is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association.

Argentic originated all of the Mortgage Loans with respect to which it is acting as the mortgage loan seller (22.3%). In addition, The Liz Mortgage Loan (8.7%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA.

Other than with respect to the 51 Columbia Mortgage Loan (1.2%), SMC originated all of the Mortgage Loans with respect to which it is acting as the mortgage loan seller (20.7%). The 51 Columbia Mortgage Loan (1.2%) was originated by Cantor Commercial Real Estate Lending, L.P. and acquired by SMC.

Barclays originated all of the Mortgage Loans with respect to which it is acting as the mortgage loan seller (18.0%). In addition, the 525 Market Street Mortgage Loan (5.8%) is part of a Whole Loan that was co-originated by Barclays, Wells Fargo Bank, National Association, and Goldman Sachs Bank USA.

The Depositor

Morgan Stanley Capital I Inc., the depositor, is a direct wholly owned subsidiary of Morgan Stanley and was incorporated in the State of Delaware on January 28, 1985. Our principal executive offices are located at 1585 Broadway, New York, New York 10036. Our telephone number is (212) 761-4000. The depositor does not have, nor is it expected in the future that it will have, any significant assets and it is not engaged in any activities except those related to the securitization of assets.

The depositor was formed for the purpose of acting as a depositor in asset backed securities transactions. During the period commencing January 1, 2000 and terminating June 30, 2020, the depositor acted as depositor with respect to multifamily, commercial and manufactured housing community mortgage loan securitization transactions, in an aggregate amount of approximately $175,249,194,000. Generally, MSMCH (or its predecessor) has acted as a sponsor or co-sponsor of such transactions and contributed a substantial portion of the mortgage loans in such transactions, with the remainder having been contributed by numerous other mortgage loan sellers. The depositor has also acted as depositor with respect to numerous securitizations of residential mortgage loans.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated thereto. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. These duties will include, without limitation, (i) appointing a successor trustee or custodian in the event of the resignation or removal of the trustee or custodian, as applicable, (ii) providing information in its possession with respect to the certificates to the certificate administrator to the extent necessary to perform REMIC tax administration and preparing disclosure required under the Exchange Act, (iii) indemnifying the trustee, the custodian, the certificate administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee, the custodian and the certificate administrator against certain securities laws liabilities and (v) signing, or contracting with the master servicer to sign, any distribution report on Form 10-D, current report on Form 8-K or annual report on Form 10-K, including the required certification therein under the Sarbanes-Oxley Act, required to be filed by the issuing entity and reviewing filings pursuant to the Exchange Act prepared by the certificate administrator on behalf of the issuing entity. The depositor is also required under the Underwriting Agreement to indemnify the underwriters for, or to contribute to losses in respect of, certain securities law liabilities.

The Issuing Entity

The issuing entity, Morgan Stanley Capital I Trust 2020-HR8 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—the Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the underwriters. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is also the trustee under (i) the MKT 2020-525M TSA, pursuant to which the 525 Market Street Whole Loan is currently serviced, (ii) the WFCM 2020-C56 PSA, pursuant to which the Bushwick Multifamily Portfolio is currently serviced, and (iii) the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is currently serviced. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2020, WTNA served as trustee on over 1,867 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $454 billion, of which approximately 600 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $400 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Description of the Certificates” and “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, the trustee and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus. The rights and obligations of the trustee with respect to indemnification, and certain limitations on the trustee’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo”) will act as certificate administrator and custodian under the PSA. Wells Fargo, is also (i) the master servicer, certificate administrator and custodian under the MKT 2020-525M TSA, pursuant to which the 525 Market Street Whole Loan is currently serviced (ii) the certificate administrator, trustee and custodian under the BX 2019-OC11 TSA, pursuant to which the Bellagio Hotel and Casino Whole Loan is currently serviced, (iii) the master servicer, certificate administrator and custodian under the WFCM 2020-C56 PSA, pursuant to which the Bushwick Multifamily Portfolio Whole Loan is currently serviced, and (iv) the master servicer, certificate administrator and custodian under the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is currently serviced.

Wells Fargo is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 260,000 employees as of December 31, 2019, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The other transaction parties may maintain banking and other commercial relationships with Wells Fargo and its affiliates. Wells Fargo maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor MAC N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the trust REMICs and the Grantor Trust and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2019, Wells Fargo was acting as securities administrator with respect to more than $530 billion of outstanding commercial mortgage-backed securities.

Wells Fargo is acting as custodian of the Mortgage Files pursuant to the PSA. In that capacity, Wells Fargo is responsible to hold and safeguard the mortgage notes and other contents of the Mortgage Files on behalf of the trustee and the Certificateholders. Wells Fargo maintains each Mortgage File in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2019, Wells Fargo was acting as custodian of more than 282,000 commercial mortgage loan files.

Wells Fargo serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the issuing entity. The terms of any custodial agreement under which those services are provided by Wells Fargo are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For four CMBS transactions, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2019 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For two CMBS transactions, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. For two CMBS transactions, a technical issue caused a wire processing delay that resulted in a portion of the distribution for each transaction to occur one business day late. Wells Fargo has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

Beginning on June 18, 2014, a group of institutional investors filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. In November 2018, Wells Fargo reached an agreement, in which it denied any wrongdoing, to resolve such claims on a classwide basis for the 271 RMBS trusts at issue. On May 6, 2019, the court entered an order approving the settlement agreement. Separate lawsuits against Wells Fargo making similar allegations filed by certain other institutional investors concerning several RMBS trusts in New York federal and state court are not covered by the agreement.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo notice of their representation and warranty breaches.

With respect to each of the foregoing litigations, Wells Fargo believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo or the related RMBS trusts.

As of the Closing Date, neither Wells Fargo nor any of its affiliates will retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo and its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates issued by the issuing entity pursuant to secondary market transactions, and in each such case will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading has been provided by Wells Fargo.

The responsibilities of the certificate administrator are set forth in the PSA. A discussion of the role of the certificate administrator and its continuing duties, including: (1) any actions required by the trustee or the certificate administrator, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant, (2) limitations on the certificate administrator’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the certificate administrator to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the certificate administrator’s removal, replacement or resignation, as well as how the expenses associated with changing from one certificate administrator to another certificate administrator will be paid, is set forth in this prospectus under “Description of the Certificates” and “Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”. The rights and obligations of the certificate administrator with respect to indemnification, and certain limitations on the certificate administrator’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and as the primary servicer for certain of the Mortgage Loans (other than any Non-Serviced Mortgage Loans) and the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the servicer, certificate administrator and custodian under the MKT 2020-525M TSA, pursuant to which the 525 Market Street Whole Loan is currently serviced (ii) the certificate administrator, trustee and custodian under the BX 2019-OC11 TSA, pursuant to which the Bellagio Hotel and Casino Whole Loan is currently serviced, (iii) the master servicer, certificate administrator and custodian under the WFCM 2020-C56 PSA, pursuant to which the Bushwick Multifamily Portfolio Whole Loan is currently serviced, and (iv) the master servicer, certificate administrator and custodian under the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is currently serviced.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0293-080, 2001 Clayton Rd, Concord, California 94520. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2017	As of 12/31/2018	As of 12/31/2019	As of 6/30/2020
By Approximate Number:	30,017	30,491	30,931	30,794
By Approximate Aggregate Unpaid Principal Balance (in billions):	$527.63	$569.88	$598.73	$598.73

Within this portfolio, as of June 30, 2020, are approximately 23,281 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $471.9 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of June 30, 2020, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2017	$395,462,169,170	$647,840,559	0.16%
Calendar Year 2018	$426,656,784,434	$509,889,962	0.12%
Calendar Year 2019	$448,683,861,638	$390,136,051	0.09%
YTD Q2 2020	$449,647,153,289	$476,506,358	0.11%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1
Special Servicer:	CSS2	Above Average	MOR CS2

The long-term issuer ratings of Wells Fargo are rated “A+” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation. In light of COVID-19 and related social distancing, shelter-in-place and similar guidance and requirements, Wells Fargo instituted a requirement that its personnel, including those in the commercial mortgage servicing group, but subject to certain exceptions, work remotely, beginning on March 16, 2020 or as soon as possible thereafter, and continuing through September 7, 2020, or such later date as management decides based on circumstances at that time. This remote-working capability is part of Wells Fargo’s business continuity plan. Based on management’s review of its remote-working capability and resources and its daily review of actual results since instituting the remote-working requirement, Wells Fargo does not expect the remote-working to adversely affect its servicing operations in any material respect.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	audit services;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation and underwriting of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	insurance tracking and compliance;

●	onboarding-new loan setup;

●	lien release-filing and tracking;

●	credit investigations and background checks; and

●	defeasance calculations.

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The Master Servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and MSMCH or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the MSMCH Mortgage Loans.

Wells Fargo is the purchaser under a repurchase agreement with Argentic or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Argentic or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo and Argentic or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Argentic or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the Argentic Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and SMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMC or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the SMC Mortgage Loans.

Pursuant to certain interim servicing arrangements between Wells Fargo and Barclays or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by Barclays or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Barclays Mortgage Loans.

As of the Closing Date, neither Wells Fargo nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates issued by the issuing entity pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo has been provided by Wells Fargo.

For a description of any material affiliations, relationships and related transactions between Wells Fargo, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo will have various duties under the PSA. Certain duties and obligations of Wells Fargo are described under “Pooling and Servicing Agreement—General” and “—Enforcement of “Due on Sale” and “Due on Encumbrance” Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to initially be appointed to act as the special servicer under the PSA. In such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans and any associated REO Properties, and generally will process review, evaluate and provide or withhold consent as to certain Major Decisions and all Special Servicer Non-Major Decisions and, in certain circumstances, will process Major Decisions and Special Servicer Non-Major Decisions, and will perform certain enforcement actions relating to non-Specially Serviced Loans pursuant to the PSA. Certain servicing and administrative functions will also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller. Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”), DBRS, Inc. (“DBRS Morningstar”) Morningstar Credit Ratings, LLC, a credit rating affiliate of DBRS Morningstar (“Morningstar”) and KBRA. Midland has received rankings as a master, special and primary servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and Morningstar. For each category, S&P ranks Midland as “Above Average” and Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Pari Passu Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Pari Passu Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default or servicer termination event as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2020, Midland was master and/or primary servicing approximately 28,334 commercial and multifamily mortgage loans with a principal balance of approximately $473 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 11,887 of such loans, with a total principal balance of approximately $234 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland has been servicing commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2017 to 2019.

Portfolio Size – Master/Primary	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
CMBS	$162	$181	$219
Other	$323	$352	$387
Total	$486	$533	$606

As of June 30, 2020, Midland was named the special servicer in approximately 393 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $170 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 319 assets with an outstanding principal balance of approximately $6.4 billion.

Midland has acted as a special servicer for commercial and multifamily loans and leases in CMBS and other servicing transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS and other servicing transactions from 2017 to 2019.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2017	2018	2019
Total	$145	$158	$171

Midland may enter into one or more arrangements with the directing certificateholder, holders of controlling class certificates or any person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA or any related co-lender agreement and the limitations on such person’s right to remove the special servicer.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than the Midland division.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering, in the secondary market.

Midland assisted KKR Real Estate Credit Opportunity Partners II L.P. (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the mortgage pool.

Pursuant to certain interim servicing agreements between Morgan Stanley Mortgage Capital Holdings LLC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

The report on assessment of compliance with applicable servicing criteria for the twelve months ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and expects to move to an automated solution for this process.

Midland is also the special servicer under the WFCM 2020-C56 PSA, which governs the servicing of the Bushwick Multifamily Portfolio Whole Loan.

The foregoing information regarding Midland Loan Services, a Division of PNC Bank, National Association under this heading “Transaction Parties—The Master Servicer and the Special Servicer— Midland Loan Services, a Division of PNC Bank, National Association” has been provided by Midland Loan Services, a Division of PNC Bank, National Association.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Resignation of the Master Servicer and Special Servicer” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Special Servicer

Situs Holdings, LLC, a Delaware limited liability company, (“Situs Holdings”), is (i) the Non-Serviced Special Servicer of the 525 Market Street Whole Loan under the MKT 2020-525M TSA and (ii) the Bellagio Hotel and Casino Whole Loan under the BX 2019-OC11 TSA. Situs Holdings’ controlling ownership interest is collectively held by the Trident VI and Trident VII Funds (the “Trident VI Funds” include Trident VI, LP, Trident VI Parallel Fund, LP, Trident VI DE Parallel Fund, LP, and Trident VI Professionals Fund, LP and the “Trident VII” Funds include Trident VII, LP, Trident VII Parallel Fund, LP, Trident VII DE Parallel Fund, LP, and Trident VII Professionals Fund, LP.) which are managed by Stone Point Capital LLC (“Stone Point”), an investment adviser registered with the US. Securities and Exchange Commission. Stone Point is a financial services-focused private equity firm that has raised and managed eight private equity funds over 25 years, with aggregate committed capital of more than $25 billion. Stone Point has invested in over 100 companies and targets investments in the global financial services industries, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies. A minority interest in Situs Holdings is held by Port-aux-Choix Private Investments Inc., a Canadian pension fund managed by The Public Sector Pension Investment Board (“PSP”). PSP is one of Canada’s largest pension investment managers investing in funds for the pension plans of the Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 101 Montgomery Street, Suite 2250, San Francisco, California 94104.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of June 30, 2020, Situs Holdings is also the named operating advisor for 21 CMBS transactions with an aggregate outstanding principal balance of approximately $17.8 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the commercial real estate advisory business and engages principally in:

●	Real estate consulting
●	Primary servicing
●	CMBS special servicing
●	Asset management
●	Commercial real estate valuation
●	Due diligence and underwriting

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. including San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions investors and servicers as well as to agencies of the United States government.

The table below sets forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing	12/31/2017	12/31/2018	12/31/2019	06/30/2020
CMBS Pools (excluding SFR)	19	22	60	81
By Approximate Number	1,159	1,220	1,912	1,953
Named Specially Serviced Portfolio By Approximate UPB(1)	$9,390,884,743	$11,988,515,043	$29,654,019,596	$37,494,498,508
Actively Specially Serviced Portfolio By Number of Loans(2)	14	12	3	71
Actively Specially Serviced Portfolio By Approximate UPB(2)	$181,792,953	$138,318,128	$12,523,226	$3,705,165,801
SFR Pools	6	3	6	8
By Approximate Number	153	249	512	720
Named Specially Serviced Portfolio By Approximate UPB(1)	$2,423,291,984	$547,140,715	$1,410,421,511	$1,947,306,928
Actively Specially Serviced Portfolio By Number of Loans(2)	5	7	17	35
Actively Specially Serviced Portfolio By Approximate UPB(2)	$9,314,191	$11,115,151	$26,206,600	$67,716,025

(1)	Includes all securitized loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those securitized loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of June 30, 2020, Situs had 57 personnel involved in the asset management and special servicing of commercial real estate assets, of which 17 were dedicated to the special servicing business unit. As of June 30, 2020, Situs specially serviced a portfolio that included approximately 106 loans throughout the United States with a then current face value in excess of $3.77 billion, all of which are commercial or multifamily real estate assets. As of June 30, 2020, Situs had 49 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets included mortgage loans secured by the same types of income producing properties as those securing the Bellagio Hotel and Casino Whole Loan and the 525 Market Street Whole Loan. Additionally certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties securing the Bellagio Hotel and Casino Whole Loan and the 525 Market Street Whole Loan. Accordingly, the assets that Situs services or its affiliates own or finance, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the Bellagio Hotel and Casino Whole Loan and the 525 Market Street Whole Loan for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the BX 2019-OC11 TSA and the MKT 2020-525M TSA nor any material impact on the loan performance or the performance of the certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the Bellagio Hotel and Casino Whole Loan and the 525 Market Street Whole Loan. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving the Bellagio Hotel and Casino Whole Loan and the 525 Market Street Whole Loan or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the servicing standards set forth in the PSA. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the certificates.

No securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

Situs Holdings is not an affiliate of the depositor, the issuing entity, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, the asset representation reviewer or any sponsor.

From time to time, Situs and/or its affiliates may purchase or sell securities, including CMBS certificates. As of the Closing Date neither Situs nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization other than its rights to special servicer compensation as described in this prospectus. However, Situs or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

Situs may enter into one or more arrangements with any party entitled to appoint or remove and replace a special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs Holdings’ appointment as special servicer and limitations on such person’s right to replace Situs Holdings as a special servicer.

The foregoing information set forth under this heading “The Outside Special Servicer” has been provided by Situs. None of the depositor, the underwriters, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer or any of their affiliates nor any other person or entity other than Situs takes any responsibility for this information or makes any representation or warranty as to the accuracy or completeness of such information. Situs is providing such information at the depositor’s request to assist it with the preparation of this prospectus and Situs assumes no responsibility or liability for the contents of this prospectus.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and asset representations reviewer with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016, and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor” in the prospectus.

Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P, DBRS Morningstar and/or Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and will make the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder or a depositor, trustee, certificate administrator, master servicer or special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor; provided that Park Bridge Lender Services, in its capacity as asset representations reviewer, is entitled to receive related fees as set forth in the PSA.

As of June 30, 2020, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $245.7 billion issued in 287 transactions.

As of June 30, 2020, Park Bridge Lender Services was acting as asset representations reviewer for commercial mortgaged-backed securities transactions with an approximate aggregate initial principal balance of $115.6 billion issued in 129 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations under the PSA. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer of obligations are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer”. The operating advisor’s and the asset representations reviewer’s rights and obligations with respect to indemnification, and certain limitations on its liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (the “Credit Risk Retention Rules”). Morgan Stanley Mortgage Capital Holdings LLC, a New York limited liability company, will act as the “retaining sponsor” (as defined in Regulation RR, the “Retaining Sponsor”), and is expected to satisfy its risk retention requirement in accordance with Regulation RR promulgated under Section 15G of the Exchange Act (“Regulation RR”), which implements the Credit Risk Retention Rules, through the purchase and holding for its own account by a “third party purchaser” (as defined in Regulation RR), KKR CMBS II Aggregator Type 2 L.P., a Delaware limited partnership (the “Third Party Purchaser”), as further described under “—The Third Party Purchaser”, of an “eligible horizontal residual interest” (as defined in Regulation RR), consisting of all of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates (collectively, the “RR Certificates”) with the respective initial Certificate Balances set forth below under “—Material Terms of the RR Certificates”, which are collectively expected to represent approximately 5.00% of the fair value of all certificates (other than the Class R certificates) issued by the Trust as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). The Third Party Purchaser is also expected to be the holder of the Class V certificates on the Closing Date.

None of the sponsors or any other party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the Certificates in a manner prescribed by Article 6 of the European Securitization Regulation. In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement under the European Risk Retention and Due Diligence Requirements. Furthermore, the arrangements described under this “Credit Risk Retention” section have not been structured with the objective of ensuring compliance by any person with any requirement of the European Risk Retention and Due Diligence Requirements. Consequently, the Certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—European Risk Retention and Due Diligence Requirements”.

Notwithstanding any references in this prospectus or the PSA to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor determined that for purposes of this transaction, 0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in Rule 17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The Third Party Purchaser is expected to purchase the RR Certificates for cash on the Closing Date at the prices set forth in the table below:

Class of Certificates	Initial Certificate Balance	Fair Value (in % and $)(1)	Purchase Price(2)
Class E-RR	$8,547,000	0.47%/$3,414,223	39.94645%
Class F-RR	$9,501,000	0.52%/$3,795,312	39.94645%
Class G-RR	$18,137,000	0.99%/$7,245,088	39.94645%
Class H-RR	$10,365,000	0.57%/$4,140,450	39.94645%
Class J-RR	$9,500,000	0.52%/$3,794,913	39.94645%
Class K-RR	$7,774,000	0.43%/$3,105,437	39.94645%
Class L-RR	$11,228,000	0.61%/$4,485,187	39.94645%
Class M-RR	$16,410,372	0.90%/$6,555,361	39.94645%

(1)	The fair value of each Class of the RR Certificates (in each case expressed as a percentage of the fair value of all of the certificates (other than the Class R certificates) issued by the Trust and as a dollar amount).

(2)	Expressed as a percentage of the initial Certificate Balance of the applicable class of the RR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the RR Certificates to be acquired by the Third Party Purchaser is approximately $36,535,971, excluding accrued interest.

The aggregate fair value of the RR Certificates identified in the above table is equal to approximately $36,535,971, representing approximately 5.00% of the aggregate fair value of all certificates (other than the Class R certificates) issued by the Trust. The aggregate fair value of all certificates (other than the Class R certificates) issued by the Trust is approximately $730,632,448. The fair values referenced in the preceding two sentences are based on actual prices and final tranche sizes as of the Closing Date for all certificates (other than the Class R certificates) issued by the Trust.

The Retaining Sponsor is required to retain an eligible horizontal residual interest with a fair value as of the Closing Date of at least $36,531,622 (representing 5.0% of the aggregate fair value of all certificates (other than the Class R certificates) issued by the Trust, excluding accrued interest).

The approximate fair value of each class of certificates (other than the Class R certificates) based on actual sales prices and final tranche sizes is set forth below:

Class of Certificates	Fair Value (in % and $)(1)
Class A-1	1.52%/$11,099,952
Class A-SB	2.33%/$16,994,361
Class A-3	20.04%/$146,448,594
Class A-4	43.85%/$320,379,914
Class X-A	9.84%/$71,887,962
Class X-B	1.17%/$8,537,062
Class A-S	5.11%/$37,360,145
Class B	5.11%/$37,361,668
Class C	5.11%/$37,360,359
Class X-D	0.10%/$744,900
Class D	0.81%/$5,921,560
Class E-RR	0.47%/$3,414,223
Class F-RR	0.52%/$3,795,312
Class G-RR	0.99%/$7,245,088
Class H-RR	0.57%/$4,140,450
Class J-RR	0.52%/$3,794,913
Class K-RR	0.43%/$3,105,437
Class L-RR	0.61%/$4,485,187
Class M-RR	0.90%/$6,555,361
Class V	0.00%/$0

(1)	The fair value of the indicated class of certificates expressed as a percentage of the fair value of all certificates (other than the Class R certificates) issued by the Trust and as a dollar amount.

As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section, except that the fair value of each class of RR Certificates set forth above was based on a targeted discount yield of 16.2686% rather than 16.2500% as disclosed in the preliminary prospectus.

Material Terms of the RR Certificates

For a description of payment and other material terms of the RR Certificates see “Description of the Certificates” in this prospectus.

The Third Party Purchaser

KKR CMBS II Aggregator Type 2 L.P. (“KKR Aggregator”), a Delaware limited partnership, is expected, on the Closing Date, to act as the Third Party Purchaser, to purchase the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates for cash, and to also receive the Class V Certificates.

KKR Aggregator was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). As of June 30, 2020, KKR Aggregator has purchased two offerings of CMBS B-Piece Securities subsequent to the implementation of the Credit Risk Retention Rules. KKR Aggregator is advised by Kohlberg Kravis Roberts & Co. L.P. (“KKR”). KKR is an experienced commercial real estate debt investor. Certain senior members of KKR’s real estate credit team have over 24 years of CMBS experience as of March 31, 2020. Funds advised by KKR have made investments in floating-rate whole loans on transitional properties, subordinate debt, preferred equity and CMBS B-Piece Securities. As of March 31, 2020, funds advised by KKR own 75 separate real estate credit investments. As of March 31, 2020, KKR is responsible for approximately $218 billion in client or limited partner assets under management. KKR is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

If the Retaining Sponsor determines that the Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders of such noncompliance.

Hedging, Transfer and Financing Restrictions

The RR Certificates will be subject to certain hedging, transfer and financing restrictions. The RR Certificates are expected to be held at all times in definitive form by the certificate administrator on behalf of the registered holders thereof, as and to the extent provided in the PSA.

The Third Party Purchaser will agree that it and its affiliates are subject to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor” and any respective “affiliate” (each as defined in the Regulation RR) thereof when compliance with the Credit Risk Retention Rules (as then in effect) is required.

These restrictions will include an agreement by the Third Party Purchaser not to transfer the RR Certificates until the date that is 5 years after the Closing Date (other than to a majority-owned affiliate of the Third Party Purchaser as permitted under the Credit Risk Retention Rules). On and after that date, the Third Party Purchaser will be permitted to transfer the eligible horizontal residual interest to a qualifying successor third party purchaser (a “Successor Third Party Purchaser”) as long as the Third Party Purchaser satisfies, among other conditions, all applicable provisions of the Credit Risk Retention Rules, including providing complete identifying information for the Successor Third Party Purchaser and the Successor Third Party Purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third party purchasers (and their affiliates) under the Credit Risk Retention Rules.

The Third Party Purchaser has agreed that the restrictions described under this heading “Hedging, Transfer and Financing Restrictions” will expire on the date that is the earlier of (a) the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance; (ii) the date on which the total outstanding Certificate Balance of the certificates has been reduced to 33% of the sum of the total outstanding Certificate Balance of the certificates as of the Closing Date; and (iii) two years after the Closing Date; and (b) subject to the consent of the Retaining Sponsor, such date on which the Credit Risk Retention Rules cease to require the retention of risk with respect to the securitization of the Mortgage Loans contemplated by the PSA, resulting from the repeal, amendment or modification of all or any applicable portion of the Credit Risk Retention Rules. Notwithstanding any of the foregoing to the contrary, such restrictions will expire, if earlier, on the date on which all of the Mortgage Loans have been defeased in accordance with paragraph (b)(8)(i) of Rule 7 under Regulation RR.

Operating Advisor

The operating advisor for the transaction is Park Bridge Lender Services LLC, a New York limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the special servicer with respect to Specially Serviced Loans and, for so long as an Operating Advisor Consultation Event exists, with respect to Major Decisions relating to Serviced Mortgage Loans that are not Specially Serviced Loans;

●	review reports provided by the special servicer to the extent set forth in the PSA;

●	review for accuracy certain calculations made by the special servicer; and

●	issue an annual report generally setting forth, among other things, its assessment of the special servicer’s performance of its duties under the PSA with respect to Specially Serviced Loans and whether the special servicer is operating in compliance with the Servicing Standard.

In addition, if the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer with respect to the Serviced Mortgage Loans. See “The Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” and “—Operating Advisor—Recommendation of the Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the operating advisor will be required to consult with the master servicer and special servicer with respect to Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Mortgage Loan or any related REO Property; provided, that the operating advisor may have limited consultation rights with a Non-Serviced Special Servicer pursuant to the PSA. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the operating advisor, a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the PSA with respect to the operating advisor, the operating advisor’s compensation, and any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—The Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

Representations and Warranties

MSMCH will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the MSMCH Mortgage Loans. At the time of its decision to include each of the MSMCH Mortgage Loans in this transaction, MSMCH determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents to) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by MSMCH that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by MSMCH that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which MSMCH based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Argentic will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the Argentic Mortgage Loans. At the time of its decision to include each of the Argentic Mortgage Loans in this transaction, Argentic determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Argentic that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Argentic that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Argentic based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

SMC will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the SMC Mortgage Loans. At the time of its decision to include each of the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Barclays will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2, with respect to the Barclays Mortgage Loans. At the time of its decision to include each of the Barclays Mortgage Loans in this transaction, Barclays determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this prospectus with respect to each of its Mortgage Loans were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Barclays that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Barclays that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Barclays based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Commercial Mortgage Pass-Through Certificates, Series 2020-HR8 will be issued pursuant to a pooling and servicing agreement, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”). The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property and revenues received in respect thereof but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan and revenues; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in any such funds or assets relating to such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The certificates will consist of the following classes: the Class A-1 and Class A-SB certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates (collectively, with the Class A-S Exchangeable Certificates, the “Class A Certificates”), the Class X-A, Class X-B and Class X-D certificates (collectively, the “Class X Certificates”), and the Class A-S Exchangeable Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR, Class M-RR, Class V and Class R certificates. The Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates are collectively referred to herein as the “RR Certificates” and are expected to be purchased and retained by KKR CMBS II Aggregator Type 2 L.P., as described under “Credit Risk Retention”.

The Class A Certificates (other than the Class A-S Exchangeable Certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S Exchangeable Certificates and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates (excluding the Exchangeable Certificates) are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates and the Subordinate Certificates (in each case, other than the Class X Certificates and the Exchangeable IO Certificates) are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A, Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

The “Exchangeable Certificates” are comprised of (i) the Class A-3, Class A-3-1, Class A-3-2, Class A-3-X1 and Class A-3-X2 certificates (collectively, the “Class A-3 Exchangeable Certificates”), (ii) the Class A-4, Class A-4-1, Class A-4-2, Class A-4-X1 and Class A-4-X2 certificates (collectively, the “Class A-4 Exchangeable Certificates”) and (iii) the Class A-S, Class A-S-1, Class A-S-2, Class A-S-X1 and Class A-S-X2 certificates (collectively, the “Class A-S Exchangeable Certificates”). The Class A-3-X1, Class A-3-X2, Class A-4-X1, Class A-4-X2, Class A-S-X1 and Class A-S-X2 certificates are collectively referred to herein as the “Exchangeable IO Certificates.”

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates and the Exchangeable IO Certificates will have the respective Notional Amounts, described under “Summary of Certificates.”

The “Certificate Balance” of any class of Principal Balance Certificates or Exchangeable P&I Trust Component outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and each Exchangeable P&I Trust Component will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates or Exchangeable P&I Trust Component on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates or Exchangeable P&I Trust Component in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or Exchangeable P&I Trust Component may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Class X Certificates, the Exchangeable IO Certificates and the Exchangeable IO Trust Components will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of each class of Class X Certificates and Exchangeable IO Certificates and of each Exchangeable IO Trust Component will equal the Certificate Balance (or the aggregate of the Certificate Balances, as applicable) of the class(es) of Principal Balance Certificates or Exchangeable P&I Trust Component(s) (each such class of Principal Balance Certificates or Exchangeable P&I Trust Component, with respect to the related class of Class X Certificates, related class of Exchangeable IO Certificates or Exchangeable IO Trust Component, as applicable, an “Underlying Class” or “Underlying Trust Component”), as follows:

(1)   The Notional Amount of the Class X-A Certificates will equal the aggregate of the Certificate Balances of the Class A-1 and Class A-SB Certificates and the Class A-3 and Class A-4 Trust Components outstanding from time to time;

(2)   The Notional Amount of the Class X-B Certificates will equal the aggregate of the Certificate Balances of the Class A-S Trust Component and the Class B and Class C Certificates outstanding from time to time;

(3)   The Notional Amount of the Class X-D Certificates will equal the Certificate Balance of the Class D Certificates outstanding from time to time;

(4)   The Notional Amounts of the Class A-3-X1 and Class A-3-X2 Trust Components will equal the Certificate Balance of the Class A-3 Trust Component, and the Notional Amounts of the Class A-3-X1 and Class A-3-X2 Certificates will equal the Certificate Balances of the Class A-3-1 and Class A-3-2 Certificates, respectively;

(5)   The Notional Amounts of the Class A-4-X1 and Class A-4-X2 Trust Components will equal the Certificate Balance of the Class A-4 Trust Component, and the Notional Amounts of the Class A-4-X1 and Class A-4-X2 Certificates will equal the Certificate Balances of the Class A-4-1 and Class A-4-2 Certificates, respectively; and

(6)   The Notional Amounts of the Class A-S-X1 and Class A-S-X2 Trust Components will equal the Certificate Balance of the Class A-S Trust Component, and the Notional Amounts of the Class A-S-X1 and Class A-S-X2 Certificates will equal the Certificate Balances of the Class A-S-1 and Class A-S-2 Certificates, respectively.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan as described under “—Excess Interest” below.

“Excess Interest” with respect to each ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates and the Exchangeable Certificates) and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1, Class A-4-X2, Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components will be issued by the upper-tier REMIC (the “Upper-Tier REMIC” and, together with the Lower-Tier

REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”). The Grantor Trust will also issue the Exchangeable Certificates, all of which will represent beneficial ownership of one or more of the Trust Components as described below under “—Exchangeable Certificates”.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in August 2020.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the closing date, divided by the initial Certificate Balance or Notional Amount of the class to which it belongs. With respect to the Class V and Class R certificates, the Percentage Interest thereof is set forth on the face of such certificate.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account and the Companion Distribution Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distributions of interest and principal to holders of the certificates (other than the Class V certificates) on each Distribution Date as described under “—Priority of Distributions” below (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)   the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (such amounts other than any Excess Interest, together with any balloon payments, the “Periodic Payments”) paid by the borrowers of the Mortgage Loans, that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled payments of interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)   if and to the extent not already included in clause (a), the aggregate amount received from the REO Account allocable to the Mortgage Loans and on deposit in the Collection Account for such Distribution Date;

(c)   all Compensating Interest Payments made by the master servicer (or similar payments made by a Non-Serviced Master Servicer) with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)   with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA;

(e)   the aggregate amount of any gains in respect of the Mortgage Loans transferred to the Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date pursuant to the PSA; and

(f)    solely with respect to the Distribution Date occurring in August 2020, amounts on deposit in the Distribution Account as a result of the initial deposit made by the depositor on the Closing Date equal to $619,408.37 in respect of Mortgage Loans with initial due dates after August 2020.

In addition, the master servicer will be required to use commercially reasonable efforts to remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any balloon payments received during the period that begins two (2) Business Days immediately preceding such Master Servicer Remittance Date and ends on such Master Servicer Remittance Date. In certain cases, the remittance with respect to a Non-Serviced Mortgage Loan in any given calendar month may be received after the Determination Date in that month. If such a remittance includes a principal prepayment or other unscheduled collection or includes a balloon payment, then such principal prepayment or other unscheduled collection will not, and such balloon payment may not, be distributed to certificateholders until the Distribution Date in the following calendar month even if received by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer during the Collection Period for the then current Distribution Date. No additional interest will be distributable in connection with such delayed distribution, thus resulting in a shortfall to certificateholders.

The “Collection Period” for each Distribution Date and any Mortgage Loan (and any related Companion Loan) will be the period beginning with the day after the Determination Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing immediately following the Cut-off Date) and ending with the Determination Date occurring in the month in which such Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan (and any related Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates and the Trust Components have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1 and Class A-SB certificates, the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 Trust Components and each class of Class X Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes and Trust Components;

Second, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, in reduction of the Certificate Balances of those classes and Trust Components, in the following priority:

(i)   prior to the Cross-Over Date

(a)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)   to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)    to the Class A-3 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 Trust Component is reduced to zero,

(d)   to the Class A-4 Trust Component, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 Trust Component is reduced to zero, and

(e)   to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)  on or after the Cross-Over Date, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components are reduced to zero;

Third, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, first, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such class or Trust Component, and second, up to an amount equal to, and pro rata based upon, interest on such unreimbursed Realized Losses at the Pass-Through Rate for each such class or Trust Component compounded monthly from the date the related Realized Loss was allocated to such class or Trust Component;

Fourth, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such Trust Components;

Fifth, to the Class A-S Trust Component, in reduction of its Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until its Certificate Balance is reduced to zero;

Sixth, to the Class A-S Trust Component, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Trust Component, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such Trust Component compounded monthly from the date the related Realized Loss was allocated to such Trust Component;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, to the Class E-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, to the Class F-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, to the Class G-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, to the Class H-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, to the Class J-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-first, to the Class K-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-second, to the Class K-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-third, to the Class K-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-fourth, to the Class L-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-fifth, to the Class L-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-sixth, to the Class L-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirty-seventh, to the Class M-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Thirty-eighth, to the Class M-RR certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirty-ninth, to the Class M-RR certificates, first, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, and second, for interest on such unreimbursed Realized Losses at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Fortieth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the first Distribution Date as of which the Certificate Balances of the Subordinate Certificates (other than the Class A-S Exchangeable Certificates) and the Class A-S Trust Component (calculated without giving effect to the Principal Distribution Amount or allocation of Realized Losses on such Distribution Date) have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates or Trust Component in respect of which a reimbursement is made.

Principal and interest payable on any Trust Component will be distributed pro rata to the corresponding classes of Exchangeable Certificates representing interests therein in accordance with their Class Percentage Interests therein as described below under “—Exchangeable Certificates.”

Pass-Through Rates

The “Pass-Through Rate” is the rate per annum at which any class of certificates (other than the Class V and Class R certificates) accrues interest. The approximate initial Pass-Through Rate for each class of Offered Certificates is set forth on the cover of this prospectus.

The Pass-Through Rate for each class of the Class A-1, Class A-SB, Class A-3, Class A-3-1, Class A-3-2, Class A-4, Class A-4-1, Class A-4-2, Class A-S, Class A-S-1, Class A-S-2, Class B and Class D certificates will be a fixed rate per annum equal to the Pass-Through Rate set forth opposite such class in the table on the cover of this prospectus. The Pass-Through Rate for the Class C certificates will be a variable rate per annum equal to the lesser of (a) the Pass-Through Rate set forth opposite such class in the table under the heading “Summary of Certificates” in this prospectus and (b) the WAC Rate for the related Distribution Date. The Pass-Through Rate for each class of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates will be a variable rate per annum equal to the WAC Rate for the related Distribution Date.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1 and Class A-SB certificates and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 Trust Components for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Component and the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances or Notional Amounts immediately prior to that Distribution Date (but excluding any Exchangeable IO Trust Components from the denominator of such weighted average calculation).

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any of (a) the WAC Rate for that Distribution Date, over (b) the Pass-Through Rate on the Class D certificates for such Distribution Date.

Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components. See “—Exchangeable Certificates” below.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan, allocated as described under “—Excess Interest” below.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances immediately following the preceding Distribution Date (or, in the case of the initial Distribution Date, as of the Closing Date).

The “Net Mortgage Rate” for each Mortgage Loan is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer, a related Non-Serviced Master Servicer or a related Non-Serviced Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower or otherwise. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month accrual period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month accrual period at the related Net Mortgage Rate; provided, that with respect to each Actual/360 Loan, commencing in 2021, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan that is a successor to a Mortgage Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, any related Pari Passu Loan Primary Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

“Pari Passu Loan Primary Servicing Fee Rate” means the “master servicing fee rate” (or analogous term) (as defined in the related Non-Serviced PSA) and any other servicing fee rate payable to the applicable Non-Serviced Master Servicer applicable to any Non-Serviced Mortgage Loan, and “Pari Passu Loan Primary Servicing Fee” means the amount of such fee payable for a given Distribution Date. The Pari Passu Loan Primary Servicing Fee Rate will be equal to (i) 0.00125% per annum with respect to the 525 Market Street Mortgage Loan, (ii) 0.00125% per annum with respect to the Bellagio Hotel and Casino Mortgage Loan, (iii) 0.00250% per annum with respect to the Bushwick Multifamily Portfolio Mortgage Loan, and (iv) 0.00250% per annum with respect to the Ralph Lauren HQ New Jersey Mortgage Loan.

Exchangeable Certificates

Certificates of each class of Exchangeable Certificates may be exchanged for certificates of the corresponding classes of Exchangeable Certificates set forth next to such class in the table below, and vice versa. Following any exchange of certificates of one or more classes of Exchangeable Certificates (the applicable “Surrendered Classes”) for certificates of one or more classes of other Exchangeable Certificates (the applicable “Received Classes”), the Class Percentage Interests (as defined below) of the outstanding Certificate Balances or Notional Amounts of the Corresponding Trust Components that are represented by the Surrendered Classes (and consequently their related Certificate Balances or Notional Amounts) will be decreased, and those of the Received Classes (and consequently their related Certificate Balances or Notional Amounts) will be increased. The dollar denomination of the certificates of each of the Received Classes must be equal to the dollar denomination of the certificates of each of the Surrendered Classes. No fee will be required with respect to any exchange of Exchangeable Certificates.

Surrendered Classes (or Received Classes) of Certificates	Received Classes (or Surrendered Classes) of Certificates
Class A-3	Class A-3-1, Class A-3-X1
Class A-3	Class A-3-2, Class A-3-X2
Class A-4	Class A-4-1, Class A-4-X1
Class A-4	Class A-4-2, Class A-4-X2
Class A-S	Class A-S-1, Class A-S-X1
Class A-S	Class A-S-2, Class A-S-X2

On the Closing Date, the Issuing Entity will issue the following “Trust Components,” each with the initial Certificate Balance (or, if such Trust Component has an “X” suffix, Notional Amount) and Pass-Through Rate set forth next to it in the table below. Each Trust Component with an “X” suffix is referred to herein as an “Exchangeable IO Trust Component,” and each other Trust Component is referred to herein as an “Exchangeable P&I Trust Component.” Each Exchangeable IO Trust Component will not be entitled to distributions of principal. Each Trust Component will be a REMIC “regular interest” issued by the Upper-Tier REMIC.

Trust Component	Initial Certificate Balance or Notional Amount	Pass-Through Rate
Class A-3	$145,000,000	Class A-3 Certificate Pass-Through Rate minus 1.00%
Class A-3-X1	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-3-X2	Equal to Class A-3 Trust Component Certificate Balance	0.50%
Class A-4	$311,068,000	Class A-4 Certificate Pass-Through Rate minus 1.00%
Class A-4-X1	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-4-X2	Equal to Class A-4 Trust Component Certificate Balance	0.50%
Class A-S	$36,275,000	Class A-S Certificate Pass-Through Rate minus 1.00%
Class A-S-X1	Equal to Class A-S Trust Component Certificate Balance	0.50%
Class A-S-X2	Equal to Class A-S Trust Component Certificate Balance	0.50%

Each class of Exchangeable Certificates represents an undivided beneficial ownership interest in the Trust Components set forth next to it in the table below (the “Corresponding Trust Components”). Each class of Exchangeable Certificates has a Pass-Through Rate equal to the sum of the Pass-Through Rates of the Corresponding Trust Components and represents a percentage interest (the related “Class Percentage Interest”) in each Corresponding Trust Component, including principal and interest payable thereon (and reimbursements of losses allocable thereto), equal to (x) the Certificate Balance (or, if such class has an “X” suffix, Notional Amount) of such class of Certificates, divided by (y) the principal balance of the Class A-3 Trust Component (if such class of Exchangeable Certificates has an “A-3” designation), the Class A-4 Trust Component (if such class of Exchangeable Certificates has an “A-4” designation) or the Class A-S Trust Component (if such class of Exchangeable Certificates has an “A-S” designation).

Group of Exchangeable Certificates	Class of Exchangeable Certificates	Corresponding Trust Components
“Class A-3 Exchangeable Certificates”	Class A-3	Class A-3, Class A-3-X1, Class A-3-X2
	Class A-3-1	Class A-3, Class A-3-X2
	Class A-3-2	Class A-3
	Class A-3-X1	Class A-3-X1
	Class A-3-X2	Class A-3-X1, Class A-3-X2
“Class A-4 Exchangeable Certificates”	Class A-4	Class A-4, Class A-4-X1, Class A-4-X2
	Class A-4-1	Class A-4, Class A-4-X2
	Class A-4-2	Class A-4
	Class A-4-X1	Class A-4-X1
	Class A-4-X2	Class A-4-X1, Class A-4-X2
“Class A-S Exchangeable Certificates”	Class A-S	Class A-S, Class A-S-X1, Class A-S-X2
	Class A-S-1	Class A-S, Class A-S-X2
	Class A-S-2	Class A-S
	Class A-S-X1	Class A-S-X1
	Class A-S-X2	Class A-S-X1, Class A-S-X2

The maximum Certificate Balance or Notional Amount of each class of Class A-3 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-3 Trust Component, the maximum Certificate Balance or Notional Amount of each class of Class A-4 Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-4 Trust Component, and the maximum Certificate Balance or Notional Amount of each class of Class A-S Exchangeable Certificates that could be issued in an exchange is equal to the Certificate Balance of the Class A-S Trust Component. The aggregate Certificate Balance of the Offered Certificates set forth on the cover page of this prospectus assumes that only the maximum Certificate Balances of Class A-3, Class A-4 and Class A-S certificates are issued on the Closing Date and that the Certificate Balance or Notional Amount of each other class of Exchangeable Certificates is equal to zero.

Each class of Class A-3 Exchangeable Certificates, Class A-4 Exchangeable Certificates and Class A-S Exchangeable Certificates will have a Certificate Balance or Notional Amount equal to its Class Percentage Interest multiplied by the Certificate Balance of the Class A-3 Trust Component, Class A-4 Trust Component or Class A-S Trust Component, respectively. Each class of Class A-3 Exchangeable Certificates, Class A-4 Exchangeable Certificates and Class A-S Exchangeable Certificates with a Certificate Balance will have the same approximate initial credit support percentage, Assumed Final Distribution Date, weighted average life and expected principal window as the Class A-3 Certificates, Class A-4 Certificates or Class A-S Certificates, respectively, shown above.

Any Appraisal Reduction Amounts or Realized Losses allocated to each of the Class A-3, Class A-4 or Class A-S Trust Components will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to notionally reduce (or reduce) their Certificate Balances in accordance with their Class Percentage Interests therein.

Exchange Limitations

A Certificateholder that owns Exchangeable Certificates and desires to make an exchange, but does not own Exchangeable Certificates that collectively are the required denominations of Surrendered Classes necessary to make the desired exchange for applicable Received Classes, may be unable to obtain other Exchangeable Certificates sufficient to compose the required denominations or may be able only to exchange a portion (if any) of its Exchangeable Certificates. Other Certificateholders may be unwilling to sell their Certificates at reasonable prices (or at any price) or may be unable to sell their Certificates, or Certificates may have been purchased or placed into other financial structures and thus may be unavailable for purchase in any secondary market. Such circumstances may prevent you from obtaining Exchangeable Certificates in the proportions necessary to effect an exchange.

Potential purchasers of Exchangeable Certificates should consider the tax characteristics of such certificates as further discussed under “Material Federal Income Tax Considerations—Exchangeable Certificates.” The Trust Components will not be withdrawn from the grantor trust in connection with any exchange.

Exchange Procedures

If a holder of Exchangeable Certificates wishes to exchange its Exchangeable Certificates, the Certificateholder must notify the Certificate Administrator no later than three business days before the proposed exchange date via email to cts.cmbs.bond.admin@wellsfargo.com. The exchange date can generally be any business day other than the first or last business day of the month. The notice must (i) be on the Certificateholder’s letterhead, (ii) carry a medallion stamp guarantee and (iii) set forth the following information: the CUSIP number of both the Certificates to be exchanged and the Certificates to be received, the current Certificate Balance(s) or Notional Amount(s) and original Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes and Received Classes, the Certificateholder’s DTC participant number and the proposed exchange date. A notice becomes irrevocable on the second business day before the proposed exchange date.

Subject to the satisfaction of the conditions to an exchange, including the procedures described above, upon the request of the holder of Exchangeable Certificates of the relevant class(es) and the surrender of such Exchangeable Certificates, the Certificate Administrator will be required to deliver the Exchangeable Certificates of the relevant class(es) to which that holder is entitled in the exchange. The Certificate Administrator will also reduce the outstanding Certificate Balance(s) or Notional Amount(s) of the Surrendered Classes, and increase the outstanding Certificate Balance(s) or Notional Amount(s) of the Received Classes, on the certificate register. The Certificateholder and the Certificate Administrator will utilize the Deposit and Withdrawal System at DTC to effect the exchange.

The first distribution on an Exchangeable Certificate received in an exchange transaction will be made on the first Distribution Date in the month following the month of the exchange to the Certificateholder of record as of the close of business on the last day of the month of the exchange.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates or Trust Component will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class or Trust Component for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class or Trust Component for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class or Trust Component on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates or Trust Component is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class or Trust Component on the Certificate Balance or Notional Amount, as applicable, for such class or Trust Component immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates or Trust Component is the sum of (a) the portion of the Interest Distribution Amount for such class or Trust Component remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of the Class X Certificates and the Exchangeable IO Trust Components, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of a Class of Class X Certificates or an Exchangeable IO Trust Component, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)   the Principal Shortfall for that Distribution Date,

(b)   the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)    the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)   Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)   Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date or, if applicable, as of such later date as would permit inclusion in the Available Funds for such Distribution Date (or (i) with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date and (ii) with respect to a Non-Serviced Mortgage Loan, received by the master servicer as of such date as would permit inclusion in the Available Funds for such Distribution Date), and to the extent not included in clause (a) above for the subject Distribution Date or in the Scheduled Principal Distribution Amount for any preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following to the extent not included in the Unscheduled Principal Distribution Amount for any prior Distribution Date: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees and Workout Fees payable in respect of the related Mortgage Loan as of the date of receipt of such proceeds, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan and payable as of the date of receipt of such proceeds, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by the related Mortgage Note(s) or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee and any related Pari Passu Loan Primary Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed to the holders of the Principal Balance Certificates on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan as of any date of determination will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)     the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination or advanced by the master servicer as of the most recent Distribution Date coinciding with or preceding such date of determination;

(ii)    all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination;

(iii)    the principal portion of all Insurance and Condemnation Proceeds and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination; and

(iv)    any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred after the Cut-off Date (or in the case of a Qualified Substitute Mortgage Loan, after the Due Date in the related month of substitution) and on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan as of the most recent Distribution Date coinciding with or preceding such date of determination; and

(ii)   the principal portion of all Insurance and Condemnation Proceeds, Liquidation Proceeds and all income rents and profits received with respect to such REO Loan on or prior to the Determination Date for the most recent Distribution Date coinciding with or preceding such date of determination.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO Acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that relates to the first Determination Date coinciding with or following the date on which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or REO Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate Administrator/Trustee Fee, Operating Advisor Fee, Asset Representations Reviewer Fee and any related Pari Passu Loan Primary Servicing Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, if acquired in respect of a Whole Loan, one or more outstanding Companion Loans (each, an “REO Loan”), and all references to Mortgage Loans or Companion Loans, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (or Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (or related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA and the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to each ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. Because there are no ARD Loans related to the Trust, there will be no Excess Interest distributable to the Class V Certificates.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest,

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions of the Code.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the Trust from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the other Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts, or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (i) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (ii) any accrued and unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any Collection Period with respect to any Mortgage Loan, then on the Distribution Date immediately succeeding the end of such Collection Period, the certificate administrator will pay:

(1)	to each class of the Class A-1, Class A-SB, Class A-3, Class A-3-1, Class A-3-2, Class A-4, Class A-4-1, Class A-4-2, Class A-S, Class A-S-1, Class A-S-2, Class B, Class C and Class D certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) the related Base Interest Fraction for such class and the applicable principal prepayment, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date,

(2)	to the Class A-3-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-1 certificates and the applicable principal prepayment,

(3)	to the Class A-3-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-3-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-3 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-3-2 certificates and the applicable principal prepayment,

(4)	to the Class A-4-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-1 certificates and the applicable principal prepayment,

(5)	to the Class A-4-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-4-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-4 certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-4-2 certificates and the applicable principal prepayment,

(6)	to the Class A-S-X1 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-1 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-1 certificates and the applicable principal prepayment,

(7)	to the Class A-S-X2 certificates, the product of (a) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom), (b) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S-2 certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date and (c) the difference between (i) the Base Interest Fraction for the Class A-S certificates and the applicable principal prepayment and (ii) the Base Interest Fraction for the Class A-S-2 certificates and the applicable principal prepayment,

(8)	to the Class X-A certificates, the excess, if any, of (a) the product of (i) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1 and Class A-SB certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1 and Class A-SB certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates as described above,

(9)	to the Class X-B certificates, the excess, if any, of (a) the product of (i) the amount of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-S Exchangeable Certificates and the Class B and Class C certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to the Class A-1, Class A-SB, Class B, Class C and Class D certificates, the Class A-3 Exchangeable Certificates, the Class A-4 Exchangeable Certificates and the Class A-S Exchangeable Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-S Exchangeable Certificates and the Class B and Class C certificates as described above, and

(10)	to the Class X-D certificates, any remaining portion of such Yield Maintenance Charge or Prepayment Premium (net of any Liquidation Fees payable therefrom) not distributed as described above.

Notwithstanding any of the foregoing to the contrary, if at any time the Certificate Balances of the Principal Balance Certificates (other than the Control Eligible Certificates) have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, the certificate administrator will pay to the holders of each remaining Class of Principal Balance Certificates then entitled to distributions of principal on such Distribution Date the product of (a) any Yield Maintenance Charge or Prepayment Premium distributable on the subject Distribution Date (net of any Liquidation Fees payable therefrom) and (b) a fraction, the numerator of which is equal to the amount of principal distributed to such Class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any Class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to both the mortgage interest rate on the related Mortgage Loan and the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a Discount Rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, that Discount Rate, converted (if necessary) to a monthly equivalent yield, or

●	if a Discount Rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date of that Mortgage Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount, as applicable, of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be the date set forth next to such class (or, with respect to each class of Class A-3 Exchangeable Certificates, Class A-4 Exchangeable Certificates and Class A-S Exchangeable Certificates with a Certificate Balance the date set forth next to the Class A-3 Certificates, Class A-4 Certificates or Class A-S Certificates, respectively) in the table under “Summary of Certificates” above.

The Assumed Final Distribution Dates were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates were calculated on the basis of a 0% CPY prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in July 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Pari Passu Companion Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Pari Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls (other than relating to any Non-Serviced Mortgage Loan) or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan, which is required to be distributed to the holder thereof by the master servicer) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Serviced Mortgage Loans and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Serviced Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than the Non-Serviced Mortgage Loans) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment.

In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or related Serviced Pari Passu Companion Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, subject to the DCH Limitations and so long as no Control Termination Event has occurred or is continuing, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Pari Passu Companion Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of such Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates and the Trust Components, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date. For any Distribution Date, any portion of the Excess Prepayment Interest Shortfall allocated to a Trust Component will be allocated among the related classes of Exchangeable Certificates, pro rata, in accordance with their respective Class Percentage Interests therein.

Subordination; Allocation of Realized Losses

The rights of holders of each class of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates and the rights of holders of each other class of Subordinate Certificates, if any, with an earlier alphabetical designation.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

Other than the subordination of certain classes of certificates, as described above, no other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of the Principal Distribution Amount to the Principal Balance Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, and second, to the Class A-1 certificates, the Class A-3 Trust Component, the Class A-4 Trust Component and the Class A-SB certificates, in that order, in each case until the Certificate Balance thereof has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, the percentage interest in the issuing entity evidenced by the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components by the Subordinate Certificates.

Following retirement of the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Trust Component and the Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than the Class M-RR certificates)

and Trust Component as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the Realized Loss for such Distribution Date.

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any successor REO Loans immediately following such Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date. The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components in the following order, until the Certificate Balance of each such class or Trust Component is reduced to zero:

first, to the Class M-RR certificates;

second, to the Class L-RR certificates;

third, to the Class K-RR certificates;

fourth, to the Class J-RR certificates;

fifth, to the Class H-RR certificates;

sixth, to the Class G-RR certificates;

seventh, to the Class F-RR certificates;

eighth, to the Class E-RR certificates;

ninth, to the Class D certificates;

tenth, to the Class C certificates;

eleventh, to the Class B certificates; and

twelfth, to the Class A-S Trust Component.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Any Realized Loss applied to the Class A-3, Class A-4 or Class A-S Trust Component will be allocated to the corresponding classes of Exchangeable Certificates with Certificate Balances pro rata to reduce their Certificate Balances in accordance with their Class Percentage Interests therein.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates or the Exchangeable IO Certificates or the Exchangeable IO Trust Components. However, the Notional Amounts of the classes of Class X Certificates or Exchangeable IO Certificates or Exchangeable IO Trust Components will be reduced if the Certificate Balances of the Underlying Classes of Principal Balance Certificates or underlying Exchangeable P&I Trust Components are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” and “—the Certificate

Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Subject to the terms of the related Intercreditor Agreement, losses on each Whole Loan will be allocated first, to any related Subordinate Companion Loan until the principal balance thereof has been reduced to zero, and second, pro rata and pari passu between the related Mortgage Loan and each related Pari Passu Companion Loan, based upon their respective principal balances, until the principal balances thereof have been reduced to zero. See “Description of the Mortgage Pool—The Whole Loans.”

A class of Regular Certificates or a Trust Component will be considered outstanding until its Certificate Balance or Notional Amount, as applicable, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on monthly reports prepared by the master servicer and the special servicer and delivered by the master servicer to the certificate administrator, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional secured debt, identifying (A) the amount of any additional secured debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional secured debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional secured debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders and Certificate Owners to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the forms provided in the PSA (in the case of clause (1) below) or required in the PSA (in the case of clauses (2) – (15) below), which forms are subject to change and including substantially the following information:

(1)        a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)        a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)        a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)        a CREFC® advance recovery report;

(5)        a CREFC® total loan report;

(6)        a CREFC® operating statement analysis report;

(7)        a CREFC® comparative financial status report;

(8)        a CREFC® net operating income adjustment worksheet;

(9)        a CREFC® real estate owned status report;

(10)      a CREFC® servicer watch list;

(11)      a CREFC® loan level reserve and letter of credit report;

(12)      a CREFC® property file;

(13)      a CREFC® financial file;

(14)      a CREFC® loan setup file (to the extent delivery is required under the PSA; provided, that such document will not be required to be periodically updated or provided in respect of each Distribution Date); and

(15)      a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Template (if any Appraisal Reduction Amount has been calculated).

No later than two (2) calendar days following each Distribution Date (provided that if such second calendar day is not a business day, then the immediately succeeding business day), the master servicer will deliver to the certificate administrator by electronic means a CREFC® Schedule AL File.

In addition, the master servicer (with respect to each Serviced Mortgage Loan that is not a Specially Serviced Loan) or the special servicer (with respect to Specially Serviced Loans and each REO Property related to a Serviced Mortgage Loan), as applicable, is also required to prepare the following for each related Mortgaged Property or such REO Property, as applicable:

●	within 45 days after receipt of a quarterly operating statement, if any, commencing with the quarter ending March 31, 2021, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List); and

●	within 45 days after receipt of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines), commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2021, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the related Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holders of Serviced Companion Loans who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer may not directly or indirectly provide any information related to any Excluded Special Servicer Loan, consisting of any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan, to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, that any Excluded Controlling Class Holder will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of the PSA and subject to the limitations set forth therein, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Mortgage Loan including any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person or entity controlling or controlled by or under common control with such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person or entity owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, manager or Accelerated Mezzanine Loan Lender, as applicable. For the purposes of this definition, “control” when used with respect to any specified person or entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party. It is expected that there will be no Excluded Controlling Class Loans as of the Closing Date with respect to this securitization.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level and other than CREFC® Reports (other than the CREFC® Special Servicer Loan File for the related Excluded Controlling Class Loan).

“Excluded DCH Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. It is expected that there will be no Excluded DCH Loans as of the Closing Date with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder or the Directing Certificateholder or one of the following (in each case, to the extent such person is not a Certificateholder): a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) except in the case of a Companion Holder, that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, that any Excluded Controlling Class Holder (i) will be permitted to obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website because of its Excluded Controlling Class Holder status) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The certificate administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided, that, notwithstanding the foregoing, (x) any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan and (y) any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holders of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, will be provided by the certificate administrator at the direction of the depositor to certain market data providers pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), the master servicer or the special servicer, as applicable, may provide (or make available electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or the special servicer, as the case may be; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or the special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, ABS-EE, 10-K and 8-K that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator); and

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report;

○	any annual reports provided by the operating advisor; and

○	the CREFC® Appraisal Reduction Template;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated;

○	any notice that an Operating Advisor Consultation Event has occurred or is terminated;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below; and

○	any notice or documents provided to the Certificate Administrator by the Depositor or the Master Servicer for posting to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “US Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by the Third Party Purchaser or Successor Third Party Purchaser with the hedging, transfer, financing and other restrictions under the Credit Risk Retention Rules;

provided, that with respect to a Control Termination Event or Consultation Termination Event that is deemed to exist due solely to the existence of an Excluded DCH Loan, the certificate administrator will only be required to provide notice of the occurrence and continuance of such event if it has been notified of or has knowledge of the existence of such Excluded DCH Loan.

In the event that MSMCH in its capacity as the retaining sponsor determines that the Third Party Purchaser no longer complies with certain specified provisions of the Credit Risk Retention Rules, it will be required to send a notice in writing of such non-compliance to the Certificate Administrator who upon receipt will post such notice on its website under the US Risk Retention Special Notices tab.

Notwithstanding the description set forth above, all Excluded Information will be made available on the certificate administrator’s website under one separate restricted tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such party is not a Borrower Party and, if such Excluded Information is not available to such party via the certificate administrator’s website because of such party’s Excluded Controlling Class Holder status, such party will be permitted to obtain such information in accordance with terms of the PSA, and each of the master servicer and the special servicer may require and rely on such certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator. Such report on Form 10-D will also incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator (i) will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available by it on its website or filed by it on the SEC’s website and (ii) will assume no responsibility for any such report, document or information, other than, in the case of each of clauses (i) and (ii), any such report, document or information prepared by it. In addition, the certificate administrator may disclaim responsibility for the accuracy or completeness of any information distributed or filed by it as to which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and any beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The master servicer and the special servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, may each provide certain of the reports or, with respect to a Controlling Class Certificateholder, will be required to provide access to the reports available as set forth above. The master servicer and the special servicer may each also deliver certain other information received by it to any Certificateholder or Certificate Owner that requests reports or information. However, each of the master servicer and the special servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

The certificate administrator will be required to notify the master servicer, the operating advisor and the special servicer within 10 business days of the existence or cessation of any Control Termination Event, Operating Advisor Consultation Event or any Consultation Termination Event.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)        2% in the case of the Class X Certificates, allocated pro rata among the respective classes thereof based upon their respective Notional Amounts as of the date of determination, and

(2)        in the case of any class of Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the related Certificate Balance determined as of the prior Determination Date, and the denominator of which is equal to the aggregate of the Certificate Balances of all classes of Principal Balance Certificates, each determined as of the prior Determination Date (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, such numerator and denominator will take into account any notional reduction in the Certificate Balance of any class of Principal Balance Certificates for Cumulative Appraisal Reduction Amounts allocated to such class).

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class A-3-X1, Class A-3-X2, Class A-4-X1, Class A-4-X2, Class A-S-X1, Class A-S-X2, Class V and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor and Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10-D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the party making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such party is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting party.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – MSC 2020-HR8

With a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method that should be used to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a Certificateholder’s or Certificate Owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder that has provided an Investor Certification, which request is made for purposes of communicating with other Certificateholders of the same series with respect to their rights under the PSA or the certificates and is required to include a copy of the communication the Certificateholder proposes to transmit, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from the mortgage loan sellers pursuant to separate mortgage loan purchase agreements (each, an “MLPA”), each of which will be between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the “Mortgage File” (as defined in Annex F) with respect to each Mortgage Loan (except that the Mortgage File with respect to any Non-Serviced Whole Loan (other than the original promissory note evidencing the related Non-Serviced Mortgage Loan) may, under certain circumstances, be held by the custodian under the related Non-Serviced PSA with various assignments running in favor of the Non-Serviced Trustee instead of the trustee for this securitization transaction). With respect to each Servicing Shift Mortgage Loan, instruments of assignment may be in blank and need not be recorded until the earliest of (i) the Servicing Shift Securitization Date (in which case the trustee under the pooling and servicing agreement for that securitization will become the mortgagee of record), (ii) the date such mortgage loan becomes a Specially Serviced Loan, and (iii) the expiration of 180 days following the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence File to a designated website, and the depositor will be required to deliver to the certificate administrator an electronic copy of such Diligence File to be posted to a secure data room.

“Diligence File” means, with respect to each Mortgage Loan, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)	the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee); provided that any such Mortgage Note may be endorsed by the applicable mortgage loan seller to the order of the trustee in accordance with the terms of the related MLPA;

(ii)	the Mortgage, together with a copy of any intervening assignments of Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)	any related assignment of leases and of any intervening assignments (if any such item is a document separate from the Mortgage), in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)	all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)	the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)	any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)	any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)	any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)	any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)	any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)	any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan;

(xii)	any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)	all related environmental reports; and

(xiv)	all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan as to which the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of the organizational documents of the related mortgagor and any guarantor;

(t)	unless already included in the origination settlement statement, a copy of the escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	unless already included in the environmental reports, a copy of any closure letter (environmental);

(v)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)	a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications or credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan (or portion thereof) sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property and the interests of the Trustee or any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (a “Qualified Mortgage”), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a Qualified Mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days (or 85 days in the case of clause (y) below) following (x) such mortgage loan seller’s receipt of notice of such Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or (y) if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a Qualified Mortgage, the earlier of (i) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (ii) receipt of a Breach Notice by the mortgage loan seller,

(A)        cure such Material Defect in all material respects, at its own expense,

(B)        repurchase the affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) at the Purchase Price, or

(C)        substitute a Qualified Substitute Mortgage Loan for such affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) and pay a shortfall amount in connection with such substitution; provided that (a) no substitution may occur if such affected Mortgage Loan or successor REO Loan was itself a Qualified Substitute Mortgage Loan and (b) no such substitution may occur on or after the second anniversary of the Closing Date;

provided, further, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or successor REO Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan), if it is diligently proceeding toward that cure and it has delivered an officer’s certificate to the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, that describes the reasons that a cure was not effected within the initial 90-day period and what actions such mortgage loan seller is pursuing in connection with the cure thereof. Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a Qualified Mortgage.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of any Joint Mortgage Loan, the applicable portion thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

As used herein, “Joint Mortgage Loan” means a Mortgage Loan with respect to which multiple mortgage loan sellers will contribute multiple promissory notes to this securitization. There are no Joint Mortgage Loans related to the Trust.

If (i) one or more Mortgage Loans are to be repurchased or substituted as contemplated above, (ii) such Mortgage Loans are cross-collateralized and cross-defaulted with each other and with one or more other Mortgage Loans (each such cross-collateralized and cross-defaulted Mortgage Loan, a “Crossed Underlying Loan”, and such cross-collateralized and cross-defaulted Mortgage Loans, collectively, a “Crossed Mortgage Loan Group”) and (iii) the applicable Material Defect does not constitute a Material Defect as to any Crossed Underlying Loan (other than the Mortgage Loans referred to in clause (i) above) in the related Crossed Mortgage Loan Group (without regard to this paragraph), then the applicable Material Defect will be deemed to constitute a Material Defect as to each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group for purposes of this paragraph, and the related mortgage loan seller will be required to repurchase or substitute for each such other Crossed Underlying Loan in the related Crossed Mortgage Loan Group as described above unless such Crossed Mortgage Loan Group satisfies the Crossed Underlying Loan Repurchase Criteria (as defined below). In the event that the remaining Crossed Underlying Loans in such Crossed Mortgage Loan Group satisfy the Crossed Underlying Loan Repurchase Criteria, the applicable mortgage loan seller may elect either to repurchase or substitute for only the affected Crossed Underlying Loan(s) as to which the related Material Defect exists or to repurchase or substitute for all of the Crossed Underlying Loans in the related Crossed Mortgage Loan Group.

“Crossed Underlying Loan Repurchase Criteria” means, with respect to any Crossed Mortgage Loan Group as to which one or more (but not all) of the Crossed Underlying Loans therein are affected by a Material Defect (the Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group affected by such Material Defect, for purposes of this definition, the “affected Crossed Underlying Loans” and the other Crossed Underlying Loan(s) in such Crossed Mortgage Loan Group, for purposes of this definition, the “remaining Crossed Underlying Loans”) (i) the debt service coverage ratio for all the remaining Crossed Underlying Loans for the four most recently reported calendar quarters preceding the repurchase or substitution must not be less than the lesser of (a) 0.10x below the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 and (b) the debt service coverage ratio for the Crossed Mortgage Loan Group (including the affected Crossed Underlying Loan(s)) for the four (4) preceding calendar quarters preceding the repurchase or replacement, (ii) the loan-to-value ratio for all the remaining Crossed Underlying Loans determined at the time of repurchase or substitution (which may be based upon an appraisal obtained by the special servicer at the expense of the related mortgage loan seller) must not be greater than the greater of (a) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire Crossed Mortgage Loan Group, (including the affected Crossed Underlying Loan(s)) set forth in Annex A-1 plus 10% and (b) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the entire such Crossed Mortgage Loan Group, including the affected Crossed Underlying Loan(s) at the time of repurchase or substitution, (iii) the related mortgage loan seller, at its expense, must have furnished the trustee and the certificate administrator with an opinion of counsel that any modification relating to the repurchase or substitution of a Crossed Underlying Loan must not cause an adverse REMIC event, and (iv) the related mortgage loan seller causes the affected Crossed Underlying Loan(s) to become not cross-collateralized and cross-defaulted with the remaining related Crossed Underlying Loan(s) prior to such repurchase or substitution or otherwise forbears from exercising enforcement rights against the primary collateral for any Crossed Underlying Loan(s) remaining in the Trust (while the Trust forbears from exercising enforcement rights against the primary collateral for the Mortgage Loan(s) removed from the Trust).

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (and, subject to the DCH Limitations, with the consent of the Directing Certificateholder (prior to the occurrence of a Control Termination Event) or in consultation with the Directing Certificateholder (after the occurrence of a Control Termination Event but prior to the occurrence of a Consultation Termination Event)) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a Qualified Mortgage.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or successor REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any successor REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest with respect to any ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or successor REO Loan, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan not previously paid by the mortgage loan seller and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or successor REO Loan; provided, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or successor REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to any Joint Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” means a Mortgage Loan satisfying the criteria set forth in the PSA (including, subject to certain conditions and qualifications, (i) an outstanding principal balance not exceeding that of the substituted Mortgage Loan, (ii) an interest rate at least equal to that of the substituted Mortgage Loan, (iii) a remaining term to stated maturity not greater than, and not more than two (2) years less than, that of the substituted Mortgage Loan (and in no event will such Mortgage Loan mature after the date that is three (3) years prior to the Rated Final Distribution Date), (iv) an original loan-to-value ratio not higher than that of the substituted Mortgage Loan and a current loan-to-value ratio (equal to the outstanding principal balance on the date of substitution divided by its current Appraised Value) not higher than the current loan-to-value ratio of the substituted Mortgage Loan, (v) an original debt service coverage ratio equal to or greater than that of the substituted Mortgage Loan and a current debt service coverage ratio equal to or greater than the current debt service coverage ratio of the substituted Mortgage Loan, (vi) compliance with the representations and warranties relating to Mortgage Loans set forth in the applicable MLPA, (vii) an environmental assessment and an engineering report are included in the related Mortgage File and do not raise material issues that have not been adequately addressed, (viii) a REMIC opinion has been delivered to the trustee and certificate administrator and (ix) a Rating Agency Confirmation has been obtained from each Rating Agency) and otherwise satisfying the conditions set forth in the PSA. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that such Qualified Substitute Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or, if the applicable mortgage loan seller agrees to make a Loss of Value Payment, the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trust under the PSA for any uncured Material Defect; provided, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan. Upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans (or portion thereof) sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to a Joint Mortgage Loan, each related mortgage loan seller will only be obligated to take the remedial actions described above with respect to its percentage interest in such Mortgage Loan that it sold to the depositor. It is possible that under certain circumstances only one such mortgage loan seller will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in such Mortgage Loan if there is a Material Defect. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA and the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a Companion Loan with respect such Mortgage Loan, (ii) the related Whole Loan will continue to be serviced and administered under the related Non-Serviced PSA and the master servicer will continue to receive its Servicing Fee, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the related Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Barclays Capital Holdings Inc. will be liable in respect of the Barclays Mortgage Loans for the cure, repurchase and substitution obligations described above to the same extent as Barclays Capital Real Estate Inc.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans serviced under the PSA (the “Serviced Mortgage Loans”), any related Serviced Companion Loans and any related REO Properties will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Properties will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan or any REO Property related to a Non-Serviced Mortgage Loan.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Serviced Mortgage Loans, any related Companion Loans and any related REO Properties. In the case of each Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan, any related REO Properties and any related Intercreditor Agreement are summarized under “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans”.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred and subject to the DCH Limitations) and the related mortgage loan seller.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Serviced Mortgage Loans, any related Serviced Companion Loans and any related REO Properties for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and any related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan), as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)           any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)           the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)           the obligation, if any, of the master servicer to make advances;

(D)           the right of the master servicer or the special servicer, as the case may be, or any of their respective affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)           the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan or a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(F)           any debt that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)           any option to purchase any Mortgage Loan or a related Companion Loan that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have; and

(H)           any obligation of the master servicer or the special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate equal to (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of

(1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and, subject to the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)), the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Serviced Mortgage Loans and any related Serviced Companion Loans to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH limitations)) the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it pursuant to the terms of the related Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer and the special servicer will be solely liable for all fees owed by it to any sub-servicer retained by it, without regard to whether its compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer or the special servicer, as applicable, for certain expenditures which such sub-servicer makes, only to the same extent the master servicer or special servicer, as applicable, is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below with respect to nonrecoverable Advances and other limited exceptions, the master servicer will be obligated to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)	all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees, any related Pari Passu Loan Primary Servicing Fee and, if applicable, Excess Interest) that were due on the Mortgage

Loans (including any Non-Serviced Mortgage Loan) and any successor REO Loan during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)	in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any successor REO Loan as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any successor REO Loan will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related appraisal reduction amount (or, in the case of any Whole Loan, the portion of such appraisal reduction amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan (or any REO Loan that is a successor to such Companion Loan) or with respect to any cure payment that a related Subordinate Companion Loan holder is entitled to make.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing a Serviced Mortgage Loan or a related REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA, and no Servicing Advances will be made with respect to any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that the master servicer or the special servicer, in accordance with the Servicing Standard, or the trustee, in its good faith business judgment, determines would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, the master servicer must deliver to any master servicer (and the special servicer, if specified in the related Intercreditor Agreement) under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan has been deposited, and, with respect to each Non-Serviced Mortgage Loan, the master servicer must deliver to the related Non-Serviced Master Servicer (and Non-Serviced Special Servicer, if specified in the related Intercreditor Agreement), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon the master servicer and the trustee (but this statement will not be construed to entitle the special servicer to reverse the determination of the master servicer or the trustee, or to prohibit the master servicer or the trustee from making a determination, that a P&I Advance or Servicing Advance would be a Nonrecoverable Advance). The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, each of the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a)(i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances at the time of such consideration, the recovery of which is being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for any delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer or the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related Non-Serviced Master Servicer or Non-Serviced Trustee as such determination relates to any proposed advance of principal or interest with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA or Intercreditor Agreement provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that is subsequently determined to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will generally not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. In the case of any Serviced A/B Whole Loan, amounts payable in respect of the related Subordinate Companion Loan pursuant to the related Intercreditor Agreement will be available for the reimbursement of Servicing Advances and P&I Advances and interest on such advances. If an Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from Related Proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections).

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, subject to the DCH Limitations, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance during the Collection Period for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such Collection Period before making its determination of whether to defer the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to defer such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a Collection Period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) the master servicer, the special servicer or the trustee, as the case may be, has not timely received from the other such party information required by it to determine whether to defer reimbursement for a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s decision to defer such reimbursement or right to obtain reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”), compounded annually and accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for information regarding reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account, sub-account or ledger account (the “Companion Distribution Account”) with respect to the Serviced Companion Loans, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of any Serviced Companion Loan in the Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in the Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in the Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

On each Master Servicer Remittance Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in the Collection Account, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date, and any Withheld Amounts to be deposited in the Interest Reserve Account in respect of the related Collection Period.

The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders. On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include various funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates and the Exchangeable Certificates, as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit into the Interest Reserve Account during the related interest period, in respect of any Mortgage Loan that accrues interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of such Mortgage Loan (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of REO Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited in the Gain-on-Sale Reserve Account and applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates and the Trust Components (including to reimburse for Realized Losses previously allocated to such certificates). Any remaining amounts will be held in the Gain-on-Sale Reserve Account to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates after all amounts payable to the Regular Certificates and the Trust Components have been made.

The special servicer will also be required to establish one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, the issuing entity’s interest in any such account will be limited to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting certain ratings and other requirements set forth in the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account (other than the Companion Distribution Account)) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)    to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA and any related Intercreditor Agreement for Advances made by any of them and interest thereon as described above under “—Advances”;

(iii)    to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)    to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)    to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vi)    to reimburse the trustee, the master servicer and the special servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts, together with interest thereon;

(vii)    to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)    to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable MLPA;

(ix)    to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)    to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)    to recoup any amounts deposited in the Collection Account in error;

(xii)    to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)    to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transaction, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA as described above under “—Accounts”;

(xix)    to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan will be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loans or from general collections with respect to any securitization of a related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover a related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to Serviced Mortgage Loans that are not Specially Serviced Loans) or special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

Any P&I Advance made with respect to a Mortgage Loan that is part of a Whole Loan (and interest thereon) may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Companion Loan, provided that a P&I Advance with respect to the 525 Market Street Mortgage Loan (5.8%) is reimbursable from the proceeds of the related Whole Loan prior to any distribution to the promissory notes comprising such Whole Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan or Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan or Serviced Companion Loan, as applicable, or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
respect to the other Mortgage Loans.
Pari Passu Loan Primary Servicing Fee / Non-Serviced Master Servicer	With respect to each Non-Serviced Mortgage Loan, the monthly portion of the related annual Pari Passu Loan Primary Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan.	Out of recoveries of interest with respect to the related Non-Serviced Mortgage Loan or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, in each case that is a Specially Serviced Loan, the monthly portion of the annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and the related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, in each case that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan or Serviced Companion Loan for so long as it remains a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	With respect to (i) each Serviced Mortgage Loan and any related Serviced Companion Loan, in each case that is a Specially Serviced Loan for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds and (ii) in certain circumstances, each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made), an amount calculated by application of the Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout	Related payments made by borrowers with respect to the related Mortgage Loans and	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	fees, late payment charges, default interest, Prepayment Interest Excesses (to the extent payable to the master servicer), review fees and similar fees actually collected on the Serviced Mortgage Loans and related Serviced Companion Loans.	related Serviced Companion Loans.
Certificate Administrator/Trustee Fee / Certificate Administrator/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Upfront Fee / Operating Advisor	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Operating Advisor Fee Rate calculated on the Stated Principal Balance of each Mortgage Loan.	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Serviced Mortgage Loan or such lesser amount actually received from the related borrower with respect to such Mortgage Loan.	Payable by the related borrower when incurred.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	(4)	Payable by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.	In connection with each Asset Review with respect to a Delinquent Loan.

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer, Trustee, Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
principal amount of each Mortgage Loan.
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.	Time to time

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any successor REO Loan.

With respect to each Non-Serviced Mortgage Loan, the related master servicer and special servicer (and, solely with respect to certain indemnification expenses, operating advisor, certificate administrator and trustee) under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans.”

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

In connection with a Serviced Whole Loan, costs and expenses of servicing and administration are generally payable or reimbursable to service providers before payments are made to noteholders from proceeds on such Whole Loan. To the extent paid from collections on the Mortgage Loans, such costs and expenses (e.g., reimbursements of Servicing Advances, interest on advances and certain special servicing compensation) would generally reduce distributions to certificateholders in reverse order of priority.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

(4)	With respect to each Delinquent Loan that is subject to an Asset Review (for purposes of this footnote, each a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to (i) $16,300, plus (ii) $1,650 per Mortgaged Property relating to such Subject Loan in excess of one Mortgaged Property, plus (iii) $2,150 per Mortgaged Property relating to such Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to such Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Master Servicing Compensation

The fee of the master servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and any successor REO Loan (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to (1) with respect to each Mortgage Loan, a per annum rate equal to the sum of 0.00250% per annum and the rate set forth on Annex A-1 under “Primary Servicing Fee Rate”, and (2) with respect to each Serviced Companion Loan, the rate set forth on Annex A-1 under “Primary Servicing Fee Rate” next to the related Mortgage Loan; provided, that with respect to each Servicing Shift Mortgage Loan, on and after the related Servicing Shift Securitization Date, the primary servicing fee rate comprising a part of the related “Servicing Fee Rate” will be 0% per annum (and the amount of the reduction in the “Servicing Fee Rate” will instead be paid to the related Non-Serviced Master Servicer as the Pari Passu Loan Primary Servicing Fee Rate). The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan as additional servicing compensation, the following amounts to the extent collected from the related borrower:

●	100% of any defeasance fees actually collected during the related collection period in connection with the defeasance of a Serviced Mortgage Loan or Serviced Whole Loan, if applicable (provided, that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	(x) 50% of Excess Modification Fees (or 0% of Excess Modification Fees in connection with a Payment Accommodation resulting from the COVID-19 emergency that is processed by the special servicer) actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and paid in connection with a Special Servicer Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer), and (y) 100% of Excess Modification Fees actually collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision;

●	(x) 100% of assumption fees collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, and (y) 50% of assumption fees and other similar items collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) in connection with a Special Servicer Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer);

●	100% of assumption application fees collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) for which the master servicer is processing the underlying assumption transaction (whether or not the consent of the special servicer is required);

●	(x) 100% of waiver, consent and earnout fees or similar fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, and (y) 50% of waiver, consent and earnout fees or similar fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) in connection with a consent that involves a Special Servicer Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the master servicer);

●	any and all amounts collected for checks returned for insufficient funds on all Serviced Mortgage Loans and any Serviced Companion Loan;

●	100% of charges for beneficiary statements or demands actually paid by the borrowers under the Serviced Mortgage Loans and any Serviced Companion Loan to the extent such beneficiary statements or demands are prepared by the master servicer;

●	the excess, if any, of Prepayment Interest Excesses (to the extent not payable by the master servicer as a Compensating Interest Payment) over Prepayment Interest Shortfalls arising from any principal prepayments on the Serviced Mortgage Loans and any Serviced Companion Loans; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Serviced Mortgage Loans or any related Serviced Companion Loans were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan since the Closing Date.

Notwithstanding anything to the contrary, the master servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account, the Companion Distribution Account and any other servicing, escrow or reserve accounts in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the special servicer decides not to charge any fee, the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Serviced Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and each related Serviced Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee Rate for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee with respect to each Serviced Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan, notwithstanding any termination or resignation of Wells Fargo as master servicer; provided that Wells Fargo may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or its sub-servicer) will be entitled to the related Pari Passu Loan Primary Servicing Fee.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan or REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a per annum rate equal to the greater of 0.25% per annum and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and any related Serviced Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, that in no event will the Workout Fee exceed $1,000,000 in the aggregate with respect to any particular workout of a Mortgage Loan (together with any related Serviced Companion Loan) that is a Specially Serviced Loan; provided, further, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the special servicer as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (together with any related Serviced Companion Loan) again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (a) each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer receives (i) a full, partial or discounted payoff from the related borrower or (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) and (b) each Mortgage Loan repurchased by a mortgage loan seller (or as to which a Loss of Value Payment is made) (except as specified in the following paragraph). The Liquidation Fee for each such Mortgage Loan, Specially Serviced Loan (and each related Serviced Companion Loan) or REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to such rate as would result in an aggregate liquidation fee equal to $25,000); provided that in no event will the Liquidation Fee payable in respect of any Specially Serviced Loan (including any Serviced Whole Loan that is a Specially Serviced Loan) or REO Property exceed $1,000,000; provided, further, that the Liquidation Fee with respect to any Mortgage Loan or Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)    (A) the repurchase of, or substitution for, any Mortgage Loan by a mortgage loan seller for a Material Defect within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such Material Defect if the applicable mortgage loan seller makes such Loss of Value Payment within the initial cure period provided under the related MLPA (as such period may be extended under the terms of the related MLPA),

(ii)    the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness or has a Subordinate Companion Loan by the holder of the related mezzanine loan or Subordinate Companion Loan, as applicable, within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)    the purchase or exchange of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)    with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)    the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, that if no Control Termination

Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates) or

(vi)    if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)    100% of Excess Modification Fees actually collected during the related collection period with respect to any Specially Serviced Loans and any related Serviced Companion Loan (or any successor REO Loan) to the extent not prohibited by the related Intercreditor Agreement;

(ii)    50% of Excess Modification Fees (or 100% of Excess Modification Fees in connection with a Payment Accommodation resulting from the COVID-19 emergency that is processed by the special servicer) collected during the related collection period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) and that involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(iii)    (x) 100% of assumption fees collected during the related collection period with respect to Serviced Mortgage Loans that are Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement), and (y) 50% of assumption fees and other similar items collected during the related Collection Period with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) in connection with a Special Servicer Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(iv)    100% of assumption application fees collected during the related Collection Period with respect to Serviced Mortgage Loans (and any related Serviced Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) for which the special servicer is processing the underlying assumption transaction;

(v)    100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower;

(vi)    50% of waiver, consent and earnout fees on Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) in connection with a Special Servicer Major Decision or a Special Servicer Non-Major Decision (whether or not processed by the special servicer);

(vii)    100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands are prepared by the special servicer; and

(viii)    late payment charges and default interest paid by the borrowers and accrued while the related Serviced Mortgage Loans were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loans since the Closing Date.

Notwithstanding anything to the contrary, the special servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related

Mortgage Loan documents and are actually paid by or on behalf of the related borrower. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account and the Loss of Value Payment Reserve Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including when such Non-Serviced Mortgage Loan has been transferred to special servicing thereunder). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan or any related Non-Serviced Whole Loans.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan or Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan and related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan or related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA or any Non-Serviced PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the trustee fee will be paid by the certificate administrator from the Certificate Administrator/Trustee Fee. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will accrue at a rate equal to 0.01078% per annum (the “Certificate Administrator/Trustee Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

Operating Advisor Compensation

The operating advisor will be paid a fee of $5,000 (the “Operating Advisor Upfront Fee”) on the Closing Date. The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and any successor REO Loan, and will accrue at a rate (the “Operating Advisor Fee Rate”) payable on the Stated Principal Balance of such Mortgage Loans and successor REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and successor REO Loans. The Operating Advisor Fee Rate will be equal to 0.00202% per annum with respect to each Mortgage Loan.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount actually received from the related borrower) with respect to any Serviced Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the party processing such Major Decision to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and REO Loan, will accrue at a rate equal to 0.00036% per annum (the “Asset Representations Reviewer Fee Rate”) on the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans. With respect to each Delinquent Loan that is subject to an Asset Review (each, for purposes of this paragraph, a “Subject Loan”), the asset representations reviewer will be entitled to a fee equal to (i) $16,300, plus (ii) $1,650 per Mortgaged Property relating to such Subject Loan in excess of one Mortgaged Property, plus (iii) $2,150 per Mortgaged Property relating to such Subject Loan subject to a ground lease, plus (iv) $1,150 per Mortgaged Property relating to such Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the Enforcing Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller, and the Enforcing Servicer will be required to determine in accordance with the Servicing Standard whether it is in the best interest of Certificateholders to pursue and, if it so determines, to pursue remedies against such mortgage loan seller in accordance with the Servicing Standard in order to seek recovery of such amounts from such mortgage loan seller. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price or Loss of Value Payment for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price or Loss of Value Payment received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and successor REO Loan and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use its names and trademarks and the CREFC® Investor Reporting Package in connection with the servicing and administration of the issuing entity. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)	120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or related Companion Loan;

(2)	the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan or a change in any other material economic term of the Mortgage Loan or the related Companion Loan (other than an extension of its maturity) becomes effective as a result of a modification of the related Mortgage Loan or the related Companion Loan by the special servicer;

(3)	30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)	30 days after the date on which a borrower declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)	60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)	90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or related Companion Loan (or, if a refinancing or sale is anticipated within 120 days after the maturity date of the Mortgage Loan or related Companion Loan, 120 days after such uncured delinquency); and

(7)	immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

For the avoidance of doubt, with respect to clauses (1) and (2) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

No Appraisal Reduction Event will occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder (subject to the DCH Limitations) and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date on which the special servicer receives an appraisal or conducts a valuation described below and (ii) the date on which the related Appraisal Reduction Event occurred, equal to the excess of

(a)	the Stated Principal Balance of that Mortgage Loan or Serviced Whole Loan, as the case may be, over

(b)	the excess of

1.	the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option either (i) by an MAI appraisal obtained by the special servicer (the cost of which will be paid by the master servicer as a Servicing Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.	the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Serviced Mortgage Loan. The master servicer, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Master Servicer’s or Non-Serviced Special Servicer’s, as applicable, calculation of any Appraisal Reduction Amount with respect to a Non-Serviced Mortgage Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and any Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan will be allocated first to any related Subordinate Companion Loan until the principal balance thereof has been notionally reduced to zero, and second, pro rata, between the related Serviced Mortgage Loan and each related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances until the principal balances thereof have been notionally reduced to zero. For a summary of the provisions in each Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Mortgage Loan. On the first Determination Date occurring on or after the 10th business day following the later of (i) the date on which the special servicer receives the related MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent a related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which such Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Companion Loan.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (1) or clause (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation is received or performed by the special servicer (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the later of (i) the date on which the special servicer receives such MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred. The master servicer will be required to provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request (which request is required to be made promptly, but in no event later than 10 business days, after the later of (i) the date on which the special servicer receives the related MAI appraisal or conducts a valuation as described in the definition of “Appraisal Reduction Amount” and (ii) the date on which the related Appraisal Reduction Event occurred); provided, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Serviced Mortgage Loan and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan or Serviced Whole Loan, as applicable. Such report is also required to be forwarded to the holder of any related Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). Prior to the occurrence of a Consultation Termination Event (subject to the DCH Limitations), the special servicer will be required to consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to any related Subordinate Companion Loan, until the principal balance thereof has been notionally reduced to zero, and second, to the related Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances until the principal balances thereof have been notionally reduced to zero. Any appraisal reduction amount determined under such Non-Serviced PSA and allocable to such Non-Serviced Mortgage Loan pursuant to the related intercreditor agreement will constitute an “Appraisal Reduction Amount” under the terms of the PSA with respect to the Non-Serviced Mortgage Loan.

If any Serviced Mortgage Loan or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates or Trust Component then-outstanding (i.e., first, to the Class M-RR, Class L-RR, Class K-RR, Class J-RR, Class H-RR, Class G-RR, Class F-RR, Class E-RR, Class D, Class C and Class B certificates, in that order, and then, pro rata based on their respective interest entitlements, to the Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components, and then, to the Class A-1 and Class A-SB certificates and the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1 and Class A-4-X2 Trust Components, pro rata based on their respective interest entitlements). See “—Advances” and “Description of the Certificates—Distributions—Exchangeable Certificates”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The master servicer, upon reasonable prior written request, will provide the special servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the master servicer (except with respect to a Non-Serviced Mortgage Loan), the special servicer (except with respect to a Serviced Mortgage Loan), the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, any Appraisal Reduction Amount then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein, as well as any equity interests or other obligations senior thereto), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination.

For purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event or an Operating Advisor Consultation Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, (i) Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates (other than any Exchangeable Certificates) and the Trust Components, in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class or Trust Component is notionally reduced to zero (i.e., first, to the Class M-RR, Class L-RR, Class K-RR, Class J-RR, Class H-RR, Class G-RR, Class F-RR, Class E-RR, Class D, Class C and Class B Certificates and the Class A-S Trust Component, in that order, and then, pro rata based on Certificate Balance, to the Class A-1 and Class A-SB certificates and the Class A-3 and Class A-4 Trust Components), and (ii) Collateral Deficiency Amounts allocated to a related Mortgage Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balance of each such class is notionally reduced to zero (i.e., to the Class M-RR, Class L-RR, Class K-RR, Class J-RR, Class H-RR, Class G-RR, Class F-RR and Class E-RR certificates, in that order).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, the occurrence and continuance of a Control Termination Event, Consultation Termination Event or Operating Advisor Consultation Event and the Voting Rights of the related Classes for purposes of removal of the special servicer or the operating advisor, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer or the master servicer, as the case may be, will be required to promptly notify the other such party and the certificate administrator of, to the extent calculated by the special servicer or the master servicer, as applicable (i) any Appraisal Reduction Amount and (ii) any Collateral Deficiency Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount and/or Collateral Deficiency Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any Serviced Mortgage Loan, the special servicer will be required to use its reasonable efforts to cause such appraisal to be (i) delivered within

30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer will be required to use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on the Non-Serviced Mortgage Loans), Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for any Serviced Mortgage Loans) will be required to determine, in accordance with the applicable servicing standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, will be required to recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most subordinate class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-A/B Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to related REO Properties and subject to the conditions set forth in the following sentence) will be required to maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, that the master servicer will not be required to cause the borrower to maintain, and the special servicer will not be required to maintain, terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If any Mortgage Loan documents permit the lender to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will be required to impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (or the special servicer, with respect to Specially Serviced Loans) with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event (subject to the DCH Limitations)). If the borrower does not maintain such coverage, the master servicer (or the special servicer, with respect to Specially Serviced Loans) will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined in accordance with the Servicing Standard. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property securing a Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Serviced Mortgage Loans and any related Serviced Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (or the special servicer, with respect to Specially Serviced Loans) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the master servicer will be required to notify the special servicer (or, with respect to Specially Serviced Loans, the special servicer will be required to notify the master servicer) and will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (or the special servicer, with respect to Specially Serviced Loans) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (or the special servicer, with respect to Specially Serviced Loans) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer (or the special servicer, with respect to Specially Serviced Loans) is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, it will not be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property with respect to a Serviced Mortgage Loan, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan (and any related Serviced Companion Loan) or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (with the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy, and the master servicer or special servicer may satisfy their respective obligations to maintain hazard insurance, by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Serviced Mortgage Loans and related Serviced Companion Loan and REO Properties, as applicable. Any losses incurred due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, is required to be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Processing and Consent

Processing

The master servicer will be responsible for processing the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Master Servicer Major Decisions and (ii) any servicing action that is not a Major Decision or Special Servicer Non-Major Decision.

The special servicer will be responsible for processing all servicing actions in respect of Specially Serviced Loans and the following actions (or the determination not to take action with respect thereto) with respect to Serviced Mortgage Loans that are not Specially Serviced Loans (and any related Serviced Companion Loan): (i) Special Servicer Non-Major Decisions and (ii) Special Servicer Major Decisions. The master servicer will be required to refer any request with respect to an action described in the preceding sentence to the special servicer and, subject to the following paragraph, will have no further obligation with respect to such request except to deliver to the special servicer any additional information in the master servicer’s possession reasonably requested by the special servicer related to such request.

Notwithstanding the above, with respect to any action in respect of a Serviced Mortgage Loan (and any related Serviced Companion Loan) that is not a Specially Serviced Loan that the special servicer is responsible for processing, the master servicer and special servicer may mutually agree that the master servicer will process such action, subject to the special servicer’s consent (which may be deemed given under the circumstances described below under “—Consent”).

“Special Servicer Non-Major Decision” means any of the following with respect to a Serviced Mortgage Loan or Serviced Whole Loan that is not otherwise a Major Decision:

(i)	in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), any request to incur additional debt in accordance with the terms of the related

Mortgage Loan documents; provided, that the Special Servicer will be required to provide written notice of its determination to grant any such request to the Directing Certificateholder;

(ii)	in circumstances where no lender discretion is required other than confirming the satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), processing requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan or Serviced Whole Loan other than (A) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral; or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property; and

(iii)	approving easements or rights of way that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan.

Consent

The master servicer will be required to obtain the consent of the special servicer with respect to any Special Servicer Non-Major Decision or Special Servicer Major Decision (or the determination not to take action with respect thereto) that it is processing, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such action and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such action, plus, if applicable, (i) any time provided to the Directing Certificateholder or other relevant party under the PSA to consent to such action and (ii) any time period provided to a holder of a Companion Loan to consent to or consult on such action under a related Intercreditor Agreement.

The party responsible for processing any Major Decision will be responsible for seeking any required consent of the Directing Certificateholder (and, if consultation is required, will be responsible for consulting with the Directing Certificateholder) as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions.”

Notwithstanding anything herein to the contrary, to the extent that the master servicer processes any Major Decision that is subject to the special servicer’s consent, the special servicer will be responsible for seeking any required consent of or consultation with the Directing Certificateholder (and, if required, for consulting with the Operating Advisor).

With respect to any borrower request or other action on non-Specially Serviced Loans that is not a Special Servicer Non-Major Decision or a Major Decision, the master servicer will not be required to obtain the consent of or consult with any party, including the special servicer, the Directing Certificateholder and the operating advisor.

Modifications, Waivers and Amendments

Waivers, modifications, amendments and consents with respect to the Mortgage Loans will be processed as described above under “—Processing and Consent—Processing” and will require the consents described above under “—Processing and Consent—Consent”; provided, that neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC or any Trust REMIC to be subject to tax under the REMIC provisions.

With respect to any Specially Serviced Loan, if, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan (with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable) is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, and subject to the DCH Limitations, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event, consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) the rights of the holder of any related Companion Loan or mezzanine loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property securing a Serviced Mortgage Loan or any portion thereof by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. The master servicer or the special servicer, in each case to the extent it is authorized to process the relevant servicing action under the PSA, will be permitted to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency only if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the Trust acquired such Mortgage Loan (whether or not such prior grants of forbearance were specifically covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is specifically covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Tax Matters and Changes in Tax Law May Adversely the Impact Mortgage Loans or Your Investment.”

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)	extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and with the consent of the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event and subject to the DCH Limitations), 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)	provide for the deferral of interest unless interest accrues on the Mortgage Loan or the related Serviced Whole Loan at the related Mortgage Rate.

If the master servicer or special servicer processes any modification, waiver or amendment of any term of any Serviced Mortgage Loan or related Companion Loan, the applicable party will be required to notify the special servicer (if such action is processed by the master servicer), the master servicer (if such action is processed by the special servicer), the holder of any related Companion Loan, the operating advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event), the certificate administrator, the trustee, the Directing Certificateholder (subject to the DCH Limitations, and only if a Consultation Termination Event has not occurred), and the 17g-5 Information Provider (which will be required to post such notice to the 17g-5 Information Provider’s website). The party processing such action will be required to deliver to the custodian, for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and a copy to the master servicer and, if required by the related Intercreditor Agreement, to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement.

Modifications that forgive principal or interest of a mortgage loan will result in realized losses on such mortgage loan, and such realized losses will be allocated among the various classes of certificates in the manner described under “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The modification of a mortgage loan may tend to reduce prepayments by avoiding liquidations and therefore may extend the weighted average life of the certificates beyond that which might otherwise be the case. See “Yield and Maturity Considerations”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer will be required to determine (with respect to any Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan), in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-sale” clause (1) to accelerate the payments on such Mortgage Loan or Companion Loan, as applicable, or (2) to grant or withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive any right to exercise such rights; provided, that (i) with respect to such consent or waiver of rights that is a Major Decision, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to $35,000,000, (B) with a stated principal balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding or (C) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof), that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the master servicer or the special servicer, as the case may be, from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less or if the related mortgage loan does not meet the criteria set forth in subclause (A), (B) or (C), but a Rating Agency Communication will be required in accordance with the PSA) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any related Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

With respect to a Specially Serviced Loan or, to the extent such action is a Special Servicer Major Decision or Special Servicer Non-Major Decision, any Serviced Mortgage Loan that is not a Specially Serviced Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the special servicer will be required to determine, in a manner consistent with the Servicing Standard (or, in the case of any non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision or Special Servicer Non-Major Decision, the master servicer will be required to determine, in a manner consistent with the Servicing Standard), whether (a) to exercise any right it may have with respect to a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to grant or withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, that, (i) with respect to such consent or waiver of rights that is a Major Decision, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Certificateholder (or consulted with the Directing Certificateholder) as and to the extent required under the PSA and (ii) with respect to any Mortgage Loan (A) with a Stated Principal Balance greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) that has a combined loan-to-value ratio greater than 85% (based upon any and all existing and proposed debt), (C) that has a combined debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate debt service on the related Mortgage Loan and any related Companion Loan, if any, and the debt service on the proposed additional lien), (D) together with all other Mortgage Loans with which it is cross-collateralized or cross-defaulted or together with all other Mortgage Loans with the same mortgagor (or an affiliate thereof) that is one of the 10 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans outstanding (by Stated Principal Balance) or (E) with a Stated Principal Balance greater than or equal to $35,000,000, the master servicer or the special servicer has received a Rating Agency Confirmation from each Rating Agency (provided that no such Rating Agency Confirmation will be required if such mortgage loan has an unpaid principal balance of $10,000,000 or less or if the related mortgage loan does not meet the criteria set forth in subclause (A), (B), (C), (D) or (E), but a Rating Agency Communication will be required in accordance with the PSA) and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of securities backed, wholly or partially, by any Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Neither the master servicer nor the special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to a Mortgage Loan in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Serviced Mortgage Loan (other than any Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months, and (B) less than $2,000,000 at least once every 24 months, in each case, commencing in the calendar year 2021, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holder of any related Subordinate Companion Loan and then as an expense of the holders of the related Serviced Mortgage Loan and any Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer will be responsible for performing inspections in respect of the related Mortgaged Property pursuant to similar provisions in the related Non-Serviced PSA.

Collection of Operating Information

With respect to each Serviced Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect and review the annual operating statements beginning in calendar year 2021 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans, any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Loans) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(1)        as to which a payment default has occurred at its original maturity date, or, if the original maturity date has been extended, at its extended maturity date, and in the case of a balloon payment, if the balloon payment is delinquent and the related borrower has not provided the master servicer (who will be required to promptly forward such written evidence to the special servicer) or special servicer, as of the related maturity date, written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan or a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer and the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer and the special servicer (and the master servicer or special servicer, as applicable, is required to promptly forward such commitment or other similar refinancing documentation to the other such party), which provides that such refinancing or sale will occur within 120 days of such related maturity date, provided that such Mortgage Loan and any related Companion Loan, as applicable, will become a Specially Serviced Loan immediately (i) if, in the judgment of the special servicer in accordance with the Servicing Standard, the related borrower fails to diligently pursue such refinancing or sale, or fails to satisfy any condition of such refinancing or sale or the related borrower fails to pay any Assumed Scheduled Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or sale, (ii) if such refinancing or sale does not occur within 120 days of the related maturity date (or within such shorter period as the refinancing or sale is scheduled to occur pursuant to the related refinancing documentation or purchase agreement), or (iii) the related refinancing documentation or purchase agreement is terminated before the refinancing or sale is scheduled to occur;

(2)        as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)        as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period, or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)        as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)        as to which, in the judgment of the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder), as applicable, a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days;

(6)        as to which the master servicer or special servicer has notice of a default (other than a failure by the related borrower to pay principal or interest) and the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, for 60 days); or

(7)        as to which the master servicer or special servicer (and, in the case of the special servicer, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), with the consent of the Directing Certificateholder) determines that (i) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)), and (iii) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan); provided that any determination that a special servicing transfer event has occurred under this clause (7) with respect to any Mortgage Loan or related Companion Loan solely by reason of the failure (or imminent failure) of the related borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the master servicer (with, unless a Control Termination Event has occurred and is continuing (and subject to the DCH Limitations), the consent of the Directing Certificateholder) as described under “—Maintenance of Insurance” above.

For the avoidance of doubt, with respect to clauses (2), (3)(iii), (5), (6) and (7) above, neither (i) a Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a special servicing transfer event, for so long as the related borrower is complying with the terms of such Payment Accommodation.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (or any related Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer (or, with respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Special Servicer) will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Serviced Mortgage Loan becomes a Specially Serviced Loan, then each related Serviced Companion Loan will also become a Specially Serviced Loan. Neither the master servicer nor the special servicer will have any responsibility for the performance by such other party of its duties under the PSA. Any Serviced Mortgage Loan that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”).

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Serviced Mortgage Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder (subject to the DCH Limitations) will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the most recently submitted form of Asset Status Report, if consistent with the Servicing Standard. The process described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Approval Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to deliver each Final Asset Status Report to the operating advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. See “—The Directing Certificateholder—Major Decisions—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below for a discussion of the operating advisor’s ability to ask the special servicer reasonable questions with respect to such Final Asset Status Report.

If an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor and the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and subject to the DCH Limitations). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, subject to the DCH Limitations, if a Control Termination Event exists, but so long as no Consultation Termination Event has occurred, by the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments received in response from the operating advisor or the Directing Certificateholder, to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holder(s) of the related Companion Loan(s), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loan and the subordinate nature of any Subordinate Companion Loan, as applicable)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. If an Operating Advisor Consultation Event (based solely on clause (i) of the definition thereof) exists, but a Control Termination Event does not exist, then the Directing Certificateholder Asset Status Report Approval Process and the ASR Consultation Process will both be in effect. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of a recommendation, objection or comment by the operating advisor.

With respect to each Non-Serviced Mortgage Loan, each Servicing Shift Mortgage Loan prior to the related Servicing Shift Securitization Date and each Serviced Mortgage Loan that is part of a Serviced A/B Whole Loan prior to a related Control Appraisal Event, the related Non-Serviced Directing Certificateholder or related Control Note holder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer (or, with respect to each Servicing Shift Mortgage Loan prior to the related Servicing Shift Securitization Date and each Serviced Mortgage Loan that is part of a Serviced A/B Whole Loan prior to a related Control Appraisal Event, the special servicer) with respect to the related Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred and such Serviced Mortgage Loan is a Specially Serviced Loan, then the special servicer, on behalf of the trustee, may at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)   such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)   there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3-year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to ensure that any Mortgaged Property acquired by the issuing entity is administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and any related Companion Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders, and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent that amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) two (2) business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit all amounts received in respect of each REO Property during the Collection Period ending on such Determination Date, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan and it would be in the best economic interests of the Certificateholders, or, in the case of a Serviced Whole Loan, Certificateholders and any holder of a related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and such Companion Holders constituted a single lender) to attempt to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. To the extent that a Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the related Non-Serviced Special Servicer, the special servicer will, under certain limited circumstances permitted under the related Intercreditor Agreement, be entitled to sell (with the consent of the Directing Certificateholder (if no Control Termination Event has occurred and is continuing, and subject to the DCH Limitations)) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement, the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts specified in the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the highest cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and the Directing Certificateholder (subject to the DCH Limitations) not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan or Serviced Whole Loan that is a Specially Serviced Loan and (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer with written evidence from an institutional lender of such lender’s binding commitment to refinance such mortgage loan (which commitment must be reasonably acceptable to the special servicer); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person, then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least one other offer is (or, if required by a related Intercreditor Agreement, two other offers are) received from an independent third party. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the applicable master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists and subject to the DCH Limitations) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender and, with respect to a Serviced Whole Loan with a Subordinate Companion Loan, taking into account the subordinate nature of such Subordinate Companion Loan). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. Subject to the proviso in the preceding sentence, the special servicer will not be permitted to sell the related Mortgage Loan together with the related Companion Loans if such Serviced Whole Loan becomes a Defaulted Loan without the consent of each holder of the related Companion Loans, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan; however, with respect to the Bellagio Hotel and Casino Whole Loan, a sale of any related Subordinate Companion Loan would require the consent of the holder thereof. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the DCH Limitations (as defined below) and the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans and any non-Specially Serviced Loan with respect to matters involving a Special Servicer Major Decision or (2) the master servicer with respect to any Master Servicer Major Decision, and will have the right to replace the special servicer with or without cause and certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan, upon the occurrence of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, that (1) absent that selection, (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder; provided, that (i) if such holder elects or has elected to not be the Directing Certificateholder, the holder of the next largest aggregate Certificate Balance will be the Directing Certificateholder, (ii) in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (iii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the Certificate Registrar), or the resignation of the then-current Directing Certificateholder.

Notwithstanding anything to the contrary herein, neither the depositor nor any affiliate thereof may serve as Directing Certificateholder, and solely for purposes of determining the identity of or selecting the Directing Certificateholder as described above, any Control Eligible Certificates held by the depositor or any affiliate thereof will be deemed not to be outstanding.

The initial Directing Certificateholder is expected to be KKR Real Estate Credit Opportunity Partners II L.P. (or an affiliate thereof).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class in the manner described under “—Servicing and Other Compensation and Payment of Expenses—Appraisal Reduction Amounts“ above), at least equal to 25% of the initial Certificate Balance of that class; provided, that if at any time the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to the application of any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class M-RR Certificates.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR Certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable, at the expense of the requesting party) of the Controlling Class. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and the special servicer, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder, as the case may be.

Notwithstanding anything to the contrary herein, the Directing Certificateholder will not have the appointment, termination, consent, consultation or notice rights described herein with respect to (x) a Serviced Mortgage Loan that is an Excluded DCH Loan, (y) a Servicing Shift Mortgage Loan (provided, that prior to a Control Termination Event, the Directing Certificateholder will be entitled to exercise all rights and receive all notices provided to the “Non-Controlling Note Holder” under the related Intercreditor Agreement) or (z) a Serviced A/B Whole Loan (prior to the occurrence and continuance of a Control Appraisal Event with respect thereto (unless otherwise provided in the related intercreditor agreement)) (collectively, the “DCH Limitations”).

Major Decisions

Except as otherwise described under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” and “—Servicing Override” below, and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, (a) with respect to any Mortgage Loan (to the extent the master servicer is responsible for processing the subject action as described under “Pooling and Servicing Agreement—Processing and Consent”), the master servicer will not be permitted to take any of the actions that constitute Special Servicer Major Decisions unless it has obtained the consent of the special servicer, which consent will be deemed given (unless earlier objected to by the special servicer) 10 business days after the special servicer’s receipt from the master servicer of the master servicer’s written recommendation and analysis with respect to such Special Servicer Major Decision and all information reasonably requested by the special servicer and reasonably available to the master servicer in order to make an informed decision with respect to such Special Servicer Major Decision plus any time period which the Directing Certificateholder is permitted for review and any time permitted in the related Intercreditor Agreement, (b) subject to the DCH Limitations, with respect to any Serviced Mortgage Loan or Serviced Whole Loan prior to the occurrence and continuance of a Control Termination Event, the special servicer will not be permitted to take any action constituting a Major Decision that it is responsible for processing as described under “Pooling and Servicing Agreement—Processing and Consent”, and the special servicer will not be permitted to consent to the master servicer’s taking any action constituting a Special Servicer Major Decision that the master servicer is responsible for processing as described under “Pooling and Servicing Agreement—Processing and Consent”, as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xv) of the definition of “Major Decision”) after receipt of a written report by special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) the proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder or the operating advisor, as applicable, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30 day) period, the Directing Certificateholder will be deemed to have approved such action), and (c) subject to the DCH Limitations, with respect to any Serviced Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan prior to the occurrence and continuance of a Control Termination Event, the master servicer will not be permitted to take any action constituting a Master Servicer Major Decision as to which the Directing Certificateholder has objected in writing within 10 business days (or 30 days with respect to clause (xv) of the definition of “Major Decision”) after receipt of the master servicer's written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and in the master servicer's possession in order to grant or withhold such consent (provided that if such written objection has not been received by the master servicer within such 10 business day (or 30 day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following is a “Major Decision”:

(i)    any proposed or actual foreclosure upon or comparable conversion (which will include acquisitions of any REO Property) of the ownership of properties securing such of the Serviced Mortgage Loans and/or Serviced Whole Loans as come into and continue in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than penalty charges (which the master servicer or special servicer, as applicable, is permitted to waive pursuant to the PSA)) or material non-monetary term (including, without limitation the timing of payments, the acceptance of discounted payoffs and Payment Accommodations, but excluding the waiver of penalty charges) of a Serviced Mortgage Loan or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan;

(iii)    any sale of a Defaulted Loan or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price (excluding the amounts described in clauses (4) of the definition of “Purchase Price”);

(iv)    any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(v)    agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (a) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (b) a modification of the type of defeasance collateral required under the Mortgage Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (c) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(vi)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan or Serviced Whole Loan, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement or related to an immaterial easement, right of way or similar agreement;

(vii)    approving any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance-based”, “earn-out” or “holdback” escrows or reserves with respect to (a) any Mortgage Loan as to which such escrows or reserves exceeded, as at the time of origination, 10% of the original principal balance of such Mortgage Loan, regardless of whether such funding or disbursements may be characterized as routine and/or customary escrow and reserve fundings or disbursements for which the satisfaction of performance-related criteria is not required pursuant to the terms of the related Mortgage Loan documents, as identified in the PSA, (b) any Mortgage Loan as to which such escrows or reserves may not be characterized as routine and/or customary escrows, as identified in the PSA and (c) any other Mortgage Loans specifically identified in the PSA (for the avoidance of doubt with respect to clauses (a) and (b) above, any request for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, and tenant improvements pursuant to an approved lease, each in accordance with the Mortgage Loan documents or any other funding or disbursement as mutually agreed upon by the master servicer and the special servicer, will not constitute a Major Decision);

(viii)    any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor or releasing a borrower or guarantor from liability under a Serviced Mortgage Loan or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(ix)    the determination of the special servicer pursuant to clause (5), clause (6) or clause (7) of the definition of “Specially Serviced Loan”;

(x)    following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any acceleration of the Mortgage Loan or Serviced Whole Loan, as the case may be, or initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related borrower or Mortgaged Property;

(xi)    approving leases, lease modifications or amendments or any requests for subordination non-disturbance and attornment agreements or other similar agreements with respect to any lease that (a) involves a ground lease (including, without limitation any entry into a new ground lease or determining whether to cure any default by a borrower under a ground lease) or lease of an outparcel or affects an area greater than or equal to the lesser of (1) 20,000 square feet or (2) 20% of the net rentable area of the related Mortgaged Property, (b) involves a tenant or space specifically identified by name or space location in the related Mortgage Loan documents as requiring the consent of the lender for the associated activity or (c) such transaction is not a routine leasing matter for a customary lease of space for parking office retail, warehouse, industrial and/or manufacturing purposes;

(xii)    the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xiii)    any property management company changes or franchise changes (to the extent the lender is required to consent or approve under the Mortgage Loan documents);

(xiv)    any modification, waiver or amendment of an Intercreditor Agreement (excluding any amendment solely to re-size and/or change the number of pari passu promissory notes evidencing a whole loan without changing the aggregate principal balance of such pari passu promissory notes) or similar agreement with any mezzanine lender or subordinate debt holder related to a Mortgage Loan or Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates;

(xv)    any determination of an Acceptable Insurance Default;

(xvi)    any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(xvii)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents; and

(xviii)    approving annual budgets for the related Mortgaged Property with increases (in excess of 10%) in operating expenses or payments to entities actually known by the master servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Serviced Whole Loan); and

(xix)    approving any waiver regarding the receipt of financial statements (other than immaterial timing waivers).

“Master Servicer Major Decision” means any Major Decision under clause (v)(a), clause (v)(b) or clauses (xiii) through (xix) of the definition of “Major Decision”, in each case with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan.

“Special Servicer Major Decision” means any Major Decision with respect to a Specially Serviced Loan and any Major Decision under clauses (i) through (iv), clause (v)(c) or clauses (vi) through (xii) of the definition of “Major Decision”, in each case with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan.

A “Payment Accommodation” for any Mortgage Loan or Serviced Whole Loan means the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency relating to payment obligations or operating covenants under the related mortgage loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related mortgage loan documents, that in each case require full repayment of deferred payments and escrows within 21 months of the date of the first forbearance for such Mortgage Loan or Serviced Whole Loan.

Any fees or other charges charged by the special servicer in connection with processing any Payment Accommodation with respect to any Mortgage Loan or Serviced Whole Loan (in the aggregate with each other such Payment Accommodation with respect to such Mortgage Loan or Serviced Whole Loan), in each case as a result of the COVID-19 emergency, may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Mortgage Loan or Serviced Whole Loan (excluding attorneys’ fees and third party expenses) and may only be borne by the borrower, not the issuing entity.

Asset Status Report

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

Subject to the DCH Limitations, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described in and subject to the conditions set forth under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

With respect to any Serviced Mortgage Loan or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but subject to the DCH Limitations will be required to consult on a non-binding basis with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or special servicer, as applicable, if no

Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or special servicer. In the event the master servicer or special servicer, as applicable, receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the master servicer or special servicer, as applicable, will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, that the failure of the Directing Certificateholder to respond will not relieve the master servicer or special servicer, as applicable, from consulting with the Directing Certificateholder on any future matters with respect to the related Serviced Mortgage Loan or Serviced Whole Loan.

Subject to the DCH Limitations, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be entitled to select (and, at any time, replace) an Excluded Special Servicer with respect to any Excluded Special Servicer Loan.

After the occurrence and during the continuance of a Control Termination Event, if the Directing Certificateholder is restricted from appointing the Excluded Special Servicer due to the DCH Limitations or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

The special servicer will be required to provide each Major Decision Reporting Package to the operating advisor (a) prior to the occurrence of an Operating Advisor Consultation Event, promptly after the special servicer receives the Directing Certificateholder’s approval or deemed approval with respect to such Major Decision or (b) following the occurrence of an Operating Advisor Consultation Event, simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder (without regard to the occurrence of a Control Termination Event and otherwise assuming that the Directing Certificateholder is entitled to receive such documentation); provided, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered prior to the occurrence and continuance of an Operating Advisor Consultation Event. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the special servicer to the operating advisor, the special servicer will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding any Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or special servicer, as applicable, will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision (or such other matters); provided that such consultation is on a non-binding basis. In the event the master servicer or special servicer, as applicable, receives no response from the operating advisor within 10 business days following the later of (i) its written request for input (which initial request is required to include the related Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, that the failure of the operating advisor to respond will not relieve the master servicer or special servicer, as applicable, from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded DCH Loan (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with the operating advisor in connection with Major Decisions and asset status reports to the extent set forth in the PSA, and no Controlling Class Certificateholder will have any right to approve or be consulted with respect to asset status reports or Major Decisions.

A “Control Termination Event” will occur when the Class E-RR Certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided, that a Control Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided, that a Consultation Termination Event will be deemed not continuing in the event that the Certificate Balances of the Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

Notwithstanding the proviso to, or any other contrary provision of, the definitions of “Control Termination Event”, “Consultation Termination Event” and “Operating Advisor Consultation Event,” a Control Termination Event, a Consultation Termination Event and an Operating Advisor Consultation Event will be deemed to have occurred with respect to an Excluded DCH Loan, and neither the Directing Certificateholder nor any Controlling Class Certificateholder will have any consent or consultation rights with respect to the servicing of such Excluded DCH Loan.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate certificate balance of the RR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate certificate balance of such classes or (ii) a Control Termination Event has occurred and is continuing.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder or a Companion Loan holder (or any matter requiring consultation with the Directing Certificateholder, the operating advisor or a Companion Loan holder)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any related Serviced Pari Passu Companion Loans and the subordinate nature of any related Subordinate Companion Loan), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or Subordinate Companion Loan holder’s, as applicable, response (or without waiting to consult with the Directing Certificateholder, the operating advisor or a Companion Loan holder, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder, the operating advisor or the related Companion Loan holder, as applicable, with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or a Subordinate Companion Loan holder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, the operating advisor or the holder of a Serviced Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan, each Servicing Shift Mortgage Loan and, unless a Control Appraisal Event exists with respect thereto, each Serviced A/B Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above under “—Major Decisions” or “Pooling and Servicing Agreement—Asset Status Report” or replace the related special servicer with or without cause as described above under “—

Replacement of Special Servicer”; however, such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder or controlling Companion Loan holder.

With respect to each Non-Serviced Whole Loan, the issuing entity, as the holder of the related Non-Serviced Mortgage Loan, has consultation rights with respect to certain major decisions relating to such Non-Serviced Whole Loan and, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder will be entitled to exercise such rights. In addition, so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA.

With respect to each Servicing Shift Whole Loan (on and after the related Servicing Shift Securitization Date), the issuing entity, as holder of the related Mortgage Loan, will have similar consultation rights and rights to consent to a sale of such Whole Loan, and the Directing Certificateholder will be entitled to exercise such rights under the same circumstances described above with respect to Non-Serviced Whole Loans.

See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Mortgage Loan that is part of a Serviced Whole Loan, the holder of a related Pari Passu Companion Loan has consultation rights (or, in the case of the Control Note with respect to a Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) or in the case of a Subordinate Companion Loan with respect to a Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), consent rights) with respect to certain major decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it becomes a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and —Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates that the Directing Certificateholder:

(a)   may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)   may act solely in the interests of the holders of the Controlling Class;

(c)    does not have any liability or duties to the holders of any class of certificates (other than the Controlling Class);

(d)   may take actions that favor the interests of the holders of one or more Classes, including the Controlling Class, over the interests of the holders of one or more other classes of certificates; and

(e)   will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in clauses (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder will be deemed to acknowledge and agree, by its acceptance of its certificates, that the holders of a Non-Serviced Companion Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Non-Serviced Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates, any Certificateholder or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding anything to the contrary herein, the operating advisor will have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan or any related REO Properties. It is expected that the operating advisor under each Non-Serviced PSA will have certain obligations and consultation rights with respect to the related Non-Serviced Companion Loan securitized thereunder, which are expected to be substantially similar to those of the operating advisor under the PSA for this transaction.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan or Serviced Whole Loan, the operating advisor’s obligations will generally consist of the following:

(a)   reviewing the actions of the special servicer with respect to Specially Serviced Loans and, if an Operating Advisor Consultation Event exists, Major Decisions with respect to any Mortgage Loan as to which the operating advisor has consultation rights, in each case to the extent described in this prospectus and required under the PSA;

(b)   reviewing (i) all reports by the special servicer made available to Privileged Persons on the certificate administrator’s website or otherwise provided to the operating advisor pursuant to the PSA, and (ii) each Final Asset Status Report;

(c)    reviewing for accuracy and consistency with the PSA the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (1) any Appraisal Reduction Amount or Collateral Deficiency Amount (if the special servicer has calculated any such Appraisal Reduction Amount or Collateral Deficiency Amount) and (2) any net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan as described below; and

(d)   preparing an annual report as described under “—Annual Report” below (if any Serviced Mortgage Loan or Serviced Whole Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Event occurred during the prior calendar year) generally in the form attached to this prospectus as Annex C to be provided to the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

In connection with the performance of the duties described in clause (c) above:

(i)    after the subject calculation, the special servicer will be required to deliver any such calculation together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor; provided that if an Operating Advisor Consultation Event has occurred and is continuing, such delivery must occur prior to the utilization of the subject calculation by the special servicer;

(ii)    if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)    if the operating advisor and special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

With respect to the determination of whether an Operating Advisor Consultation Event has occurred and is continuing, or has terminated, each of the operating advisor and the special servicer is entitled to rely solely on its receipt from the Certificate Administrator of notice thereof pursuant to the PSA, and, with respect to any obligations of the operating advisor or the special servicer that are performed only after the occurrence and continuation of an Operating Advisor Consultation Event, the operating advisor or the special servicer, as applicable, will have no obligation to perform any such duties until the receipt of such notice or actual knowledge of the occurrence of an Operation Advisor Consultation Event.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of and for the benefit of the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) and not for the benefit of holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, any Certificateholder, the Directing Certificateholder or any of their respective affiliates.

Annual Report. Based on the operating advisor’s review of any Assessment of Compliance and any Attestation Report delivered to the operating advisor or made available to the operating advisor on the certificate administrator’s website, any Final Asset Status Report and other information (other than any communications between the related Directing Certificateholder or any related Companion Loan holder (or its representative), as applicable, and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, the operating advisor will be required ((i) if any Serviced Mortgage Loans were Specially Serviced Loans at any time during the prior calendar year or (ii) if an Operating Advisor Consultation Event occurred during the prior calendar year) to prepare an annual report substantially in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth the operating advisor’s assessment, in its sole discretion exercised in good faith, as to whether the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on Serviced Mortgage Loans that are not Specially Serviced Loans) during the prior calendar year (on the basis described in the following paragraph) and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply with and (2) any material deviations from the Servicing Standard or from the special servicer’s obligations under the PSA with respect to any Specially Serviced Loan, REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) and, after the occurrence and continuance of an Operating Advisor Consultation Event, non-Specially Serviced Loans (solely with respect to Major Decisions with respect thereto); provided, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. In preparing any operating advisor annual report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

The operating advisor’s annual report will be prepared on the basis of the special servicer’s performance of its duties with respect to the Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans) under the PSA, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and any other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report may, to the extent the operating advisor deems relevant, describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any reliance thereon.

Additional Duties of Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

With respect to each Serviced Mortgage Loan, after the operating advisor has received notice that an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult on a non-binding basis with the special servicer (telephonically or electronically) in respect of the Asset Status Reports, as described under “—Asset Status Report”; and

●	to consult on a non-binding basis with the special servicer (telephonically or electronically) with respect to Major Decisions processed by the special servicer as described under “—Processing and Consent”.

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)    that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been a special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)    that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the Trust;

(iii)    that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the Third Party Purchaser or Successor Third Party Purchaser (if any), the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Borrower Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)    that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)    that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)    that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and, to the extent it also acts as the asset representations reviewer, its role as asset representations reviewer.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information labeled as Privileged Information received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) where necessary to support specific findings or conclusions regarding deviations from the Servicing Standard (i) in the operating advisor annual report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event exists, the Directing Certificateholder (with respect to any Serviced Mortgage Loan (subject to the DCH Limitations)) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrowers involved in this securitization, the knowledge of the operating advisor gained from performing operating advisor functions for such other securitizations will not be imputed to the operating advisor in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on written legal advice), required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)   any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)   any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)    any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)   a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, is entered against the operating advisor, and such decree or order remains in force undischarged or unstayed for a period of 60 days;

(e)   the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)     the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may terminate, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the classes of Principal Balance Certificates), the trustee will be required to promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will be required to give written notice of the termination and appointment as soon as possible to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (subject to the DCH Limitations and for so long as no Consultation Termination Event has occurred), any Companion Loan holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor will be subject to termination without cause if (i) the holders of certificates representing at least 15% of the Voting Rights allocable to Non-Reduced Classes vote to terminate and replace the operating advisor and such vote is approved by the holders of certificates representing more than 50% of the Voting Rights allocable to the Non-Reduced Classes that exercise their right to vote, provided that the holders of certificates representing at least 50% of the Voting Rights allocable to the Non-Reduced Classes have exercised their right to vote, (ii) payment is made by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) the trustee receives a Rating Agency Confirmation with respect to such removal.

“Non-Reduced Class” means any class of Principal Balance Certificates then outstanding for which (a)(1) the initial Certificate Balance (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached thereto) of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of certificates, (y) any Cumulative Appraisal Reduction Amounts allocated to such Class of certificates and (z) any Realized Losses previously allocated to such Class of certificates is equal to or greater than (b) 25% of the difference between (1) the initial Certificate Balance (subject, in the case of an Exchangeable Certificate, to any adjustments thereto as reflected on the schedule attached thereto) of such Class of certificates and (2) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such Class of certificates.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor will be required to pay all reasonable costs and expenses (including costs and expenses incurred by the trustee and the certificate administrator) associated with a transfer of its duties pursuant to the PSA.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will also be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to each party to the PSA and to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any successor REO Loans) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 102 prior pools of commercial mortgage loans for which MSMCH (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 and on or prior to June 30, 2020, the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2011 and June 30, 2020 was approximately 54.13%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 5.36%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 50.00% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 7.15%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 3 largest Mortgage Loans in the Mortgage Pool represent approximately 24.9% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 3 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency for so long as the related borrower is complying with the terms of such Payment Accommodation.

Asset Review Vote

If Certificateholders entitled to not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to all Certificateholders and the asset representations reviewer, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders entitled to both (i) a majority of the Voting Rights allocable to those Certificateholders who cast votes and (ii) a majority of the Voting Rights that constitute a minimum Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) - (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) - (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) - (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than within 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)    a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)    a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)    a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the Master Servicer or Special Servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)    any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In addition, if the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan that was entered into or delivered in connection with the origination of the related Mortgage Loan and is necessary in connection with its completion of any Asset Review, the asset representations reviewer will be required to promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clause (i) – (vi) above, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will be required to request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. Except as otherwise expressly set forth in the PSA, all determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 45 business days after the date on which access to the secure data room is provided. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the related mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 business days following the asset representations reviewer’s request, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to all Mortgage Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the related mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer. The asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to a Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the

Enforcing Servicer. See “—Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS Morningstar, Fitch, Kroll Bond Rating Agency, Inc., Moody’s, Morningstar or S&P and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS Morningstar, Fitch, Kroll Bond Rating Agency, Inc., Moody’s Investors Service, Inc., Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the Third Party Purchaser, the Successor Third Party Purchaser (if any), the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if any such document or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

Any person into which the asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the asset representations reviewer is a party, or any person succeeding to the business of the asset representations reviewer, will be the successor of the asset representations reviewer under the PSA, and will be deemed to have assumed all of the liabilities and obligations of the asset representations reviewer under the PSA, without the execution or filing of any paper or any further act on the part of any of the parties to the PSA; provided, that the trustee has received a Rating Agency Confirmation with respect to such successor or surviving person if the asset representations reviewer is not the successor or surviving person. The rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated will not be affected by such merger, consolidation or succession, and the asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party to the PSA and the Rating Agencies in connection with such merger, consolidation or succession.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)    any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights of all then outstanding certificates, provided, if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended an additional 30 days;

(ii)    any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)    the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)    the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders entitled to at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders entitled to not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator is required to promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders entitled to at least 75% of the Voting Rights that constitute a minimum Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee is required to terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In such event, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign by giving written notice to the other parties if it fails to be, an Eligible Asset Representations Reviewer. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer (other than with respect to any Excluded DCH Loan, any Servicing Shift Whole Loan, any other Serviced Whole Loan as to which a third party controlling note holder has control rights or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan) may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that such replacement special servicer may not be the asset representations reviewer or any of its affiliates, and the Directing Certificateholder provides each Rating Agency (with a copy to the certificate administrator and the trustee) with a Rating Agency Communication. The reasonable fees and out-of-pocket expenses of any such termination without cause incurred by the Directing Certificateholder (including the costs of providing a Rating Agency Communication) will be paid by the holders of the Controlling Class. After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights allocable to all the Principal Balance Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective classes thereof) requesting a vote to replace the special servicer with a new special servicer (other than with respect to any Servicing Shift Whole Loan or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan), (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to each Rating Agency (with a copy to the certificate administrator and trustee) of a Rating Agency Communication (which such Rating Agency Communication must be provided at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 75% of the Voting Rights that constitute a minimum Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA (other than with respect to any Servicing Shift Whole Loan or, unless a Control Appraisal Event exists with respect thereto, any Serviced A/B Whole Loan) and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of Principal Balance Certificates evidencing at least 75% of the aggregate Voting Rights allocable to all Principal Balance Certificates (taking into account, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes thereof).

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Serviced Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded DCH Loan, the Directing Certificateholder will be entitled to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event, if at any time the applicable Excluded Special Servicer Loan is also an Excluded DCH Loan or if the Directing Certificateholder is entitled to appoint the Excluded Special Servicer but does not so appoint within 30 days of notice of such resignation, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer. The special servicer will also have no liability with respect to the identity of the applicable Excluded Special Servicer, so long as at the time of appointment, the Excluded Special Servicer selected by the resigning special servicer meets the criteria of a Qualified Replacement Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer (i) that satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) that is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) that is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) that is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) that is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi)(x) that is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which commercial mortgage-backed securities transaction there are outstanding commercial mortgage-backed securities rated by Moody’s) and (y) Moody’s has not publicly cited servicing concerns with respect to such replacement special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable replacement special servicer prior to the time of determination, (vii) that currently has a special servicer rating of at least “CSS3” from Fitch, and (viii)(x) that is acting as a special servicer in a commercial mortgage loan securitization that was rated by DBRS Morningstar within the 12 month period prior to the date of determination and (y) DBRS Morningstar has not qualified, downgraded or withdrawn (or placed on "watch status" in contemplation of a ratings downgrade or withdrawal) the then-current rating or ratings of one or more classes of CMBS certificates citing servicing concerns with the replacement special servicer as the sole or material factor in such rating action.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of the posting of such notice by an affirmative vote of holders of certificates representing a majority of the aggregate outstanding principal balance of all certificates whose holders voted on the matter, provided that the Certificateholders and/or Certificate Owners that so voted on the matter (i) hold certificates representing at least 20% of the outstanding principal balance of all certificates on an aggregate basis and (ii) include at least three Certificateholders and/or Certificate Owners that are not affiliated with each other.

In the event the requisite holders of certificates, as described in the prior paragraph, elect to remove and replace the special servicer (which requisite affirmative votes must be received) within 180 days of posting of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website, the certificate administrator will be required to provide a Rating Agency Communication to each of the Rating Agencies at that time. After the delivery of a Rating Agency Communication to each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer recommended by the operating advisor, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with providing such Rating Agency Communications and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense. In any case, the trustee will be required to notify the outgoing special servicer promptly of the effective date of its termination.

However, with respect to a Servicing Shift Whole Loan and a Serviced A/B Whole Loan (as to which no Control Appraisal Event exists with respect thereto), the special servicer may not be terminated based on the operating advisor's recommendation unless the holder of the related Control Note consents to such termination.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, any Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) and any Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), the related special servicer with respect to such Whole Loan may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder or related controlling Companion Loan holder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA (or, with respect to any Servicing Shift Whole Loan (prior to the related Servicing Shift Securitization Date) and any Serviced A/B Whole Loan (unless a Control Appraisal Event exists with respect thereto), in the PSA) and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-A/B Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)   (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)   any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)    any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders entitled to not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Companion Loan; provided, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)   any breach on the part of the master servicer or the special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by Certificateholders entitled to not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan if affected by such breach, by the holder of the related Serviced Companion Loan; provided, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)   certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)     Moody’s (i) has qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities or (ii) has placed one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities on “watch status” in contemplation of a ratings downgrade or withdrawal and, in the case of clause (i) or (ii), (A) such rating action has not been withdrawn by Moody’s within 60 days of such rating action and (B) Moody’s publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action;

(g)   DBRS Morningstar has qualified, downgraded or withdrawn the then-current rating or ratings of one or more Classes of Certificates or Serviced Pari Passu Companion Loan Securities, publicly citing servicing concerns with the master servicer or the special servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade or withdrawal has not been withdrawn by DBRS Morningstar within 60 days of such event); or

(h)   the master servicer or the special servicer, as the case may be, is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized to terminate, and at the written direction of (A) Certificateholders entitled to at least 25% of the Voting Rights, (B) the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or (C) the Directing Certificateholder (solely with respect to the special servicer and, in any event, (1) only for so long as no Control Termination Event has occurred and is continuing, (2) subject to the DCH Limitations and (3) other than with respect to a Servicing Shift

Whole Loan (unless the Directing Certificateholder is entitled to exercise the termination rights of the “Non-Controlling Note Holder” under the related Intercreditor Agreement)), the trustee will be required to terminate, all of the rights and obligations of the defaulting party as master servicer or the special servicer, as the case may be, (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, the related Controlling Holder (to the extent set forth in the related Intercreditor Agreement, solely with respect to the related Serviced Whole Loan and the special servicer in respect thereof), or, for so long as no Control Termination Event has occurred and is continuing and subject to the DCH Limitations, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, that has been approved by the Directing Certificateholder (for so long as no Control Termination Event has occurred and is continuing) or, with respect to a Servicing Shift Mortgage Loan, the related Controlling Holder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if such Companion Loan has been securitized, the designated party under the related pooling and servicing agreement) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan to the extent provided under the related Intercreditor Agreement. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

In addition, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, acting at the direction of the operating advisor), will be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s) (to the extent provided under the related Intercreditor Agreement), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event under clause (f), (g) or (h) of the definition of “Servicer Termination Event” under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Pari Passu Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Pari Passu Companion Loan, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders entitled to at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes, and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover from the issuing entity all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that fulfillment of its obligations is no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that fulfillment of its obligations is no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, (i) the Third Party Purchaser and any Successor Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer, any sponsor and any originator of 10% or more of the Mortgage Pool, and (ii) the operating advisor is prohibited from being Risk Retention Affiliated with the Third Party Purchaser and any Successor Third Party Purchaser, any sponsor and any other party to the PSA.  Under the Securities Act, the Asset Representations Reviewer is also prohibited from being affiliated with any sponsor, the depositor, the master servicer, the special servicer, the certificate administrator, the trustee or any affiliate of the foregoing.  As long as the applicable prohibition under the Credit Risk Retention Rules or the Securities Act exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become a Risk Retention Affiliate of the Third Party Purchaser or any Successor Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice from any other party to the PSA, the Third Party Purchaser and any Successor Third Party Purchaser, any sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, (iii) an officer or manager of the operating advisor that is responsible for performing the duties of the operating advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or a Successor Third Party Purchaser, any sponsor or any party to the PSA other than itself or the asset representations reviewer (an “Impermissible Operating Advisor Affiliate”) or (iv) an officer or manager of the asset representations reviewer that is responsible for performing the duties of the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any Successor Third Party Purchaser or an affiliate of any sponsor, any party to the PSA other than itself or the operating advisor or any affiliate of the foregoing (an “Impermissible Asset Representations Reviewer Affiliate”; and any of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Affiliate”), such Impermissible Affiliate is required to promptly notify the Retaining Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA.  The resigning Impermissible Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, that if the affiliation causing an Impermissible Affiliate is the result of the Third Party Purchaser or any Successor Third Party Purchaser acquiring an interest in such Impermissible Affiliate or an affiliate of such Impermissible Affiliate, then such costs and expenses will be an expense of the issuing entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in Regulation RR.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would cause any Trust REMIC to fail to qualify as a REMIC or cause a tax to be imposed on the trust or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code (for which determination, the master servicer and the special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan, the issuing entity or the certificates; provided, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor, certificate administrator, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs (including any reasonable legal fees and expenses relating to the enforcement of such indemnity), judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loans (as a collective whole), taking into account the pari passu nature of any related Serviced Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan) under the PSA; provided, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and/or a fidelity bond requirement so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which any such entity is a party, or any person succeeding to the business of any such entity, will be the successor thereof under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from the Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

Neither the trustee nor the certificate administrator will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to not less than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability or expense (including, without limitation, costs and expenses of litigation, and of investigation, counsel fees, damages, judgments, and amounts paid in settlement, and expenses incurred in becoming successor master servicer or successor special servicer, to the extent not otherwise paid under the PSA, and reasonable legal fees and expenses relating to the enforcement of such indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Each of the trustee and certificate administrator will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the PSA or in the exercise of any of its rights or powers if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of a Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, it will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the directing certificateholder has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the special servicer (in the case of all Mortgage Loans) from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a Repurchase Request relating to a non-Specially Serviced Loan made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, any related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action and (b) a statement that in the event any Requesting Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (if it is the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of Requesting Certificateholders as described below. The certificate administrator will, within 3 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received that clearly indicate agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator's tabulation of the majority of the Voting Rights held by the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by Requesting Certificateholders entitled to a majority of the Voting Rights to which all of the Requesting Certificateholders are entitled.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be appropriate relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If multiple Requesting Certificateholders timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates (other than any Controlling Class Certificateholder) will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the Enforcing Servicer on behalf of the issuing entity will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the special servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as additional trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-A/B Whole Loans”. The servicing terms of each such Non-Serviced PSA expected to be in effect as of the Closing Date as it relates to the servicing of the related Non-Serviced Whole Loan will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the MSC 2020-HR8 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are calculated in a manner similar to the corresponding fees payable under the PSA, but may accrue at different rates, as described below.

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to the master servicer or special servicer under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicer and special servicer for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicer under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicer and special servicer, as applicable.

●	The servicing decisions for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Special Servicer’s consent differ in certain respects from those decisions that constitute Special Servicer Major Decisions and Special Servicer Non-Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal Reduction Amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer or the related Non-Serviced Master Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans; provided, that the MKT 2020-525M TSA (pursuant to which the 525 Market Street Mortgage Loan is serviced) and the BX 2019-OC11 TSA (pursuant to which the Bellagio Hotel and Casino Mortgage Loans is serviced) do not contain an exception in the definition of “Appraisal Reduction Event” (or equivalent term) for the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (or other action that is the equivalent of a Payment Accommodation under the PSA) or the related default or delinquency.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA; provided, that the MKT 2020-525M TSA (pursuant to which the 525 Market Street Mortgage Loan is serviced) and the BX 2019-OC11 TSA (pursuant to which the Bellagio Hotel and Casino Mortgage Loans is serviced) do not contain an exception in the definition of

“Specially Serviced Loan” (or equivalent term) for the entering into of any temporary forbearance agreement as a result of the COVID-19 emergency (or other action that is the equivalent of a Payment Accommodation under the PSA) or the related default or delinquency.

●	While the special servicer under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related affiliates, directors, officers and/or other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the MSC 2020-HR8 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available by requesting copies from the underwriters.

Servicing of the 525 Market Street Mortgage Loan

The 525 Market Street Mortgage Loan will be serviced under the MKT 2020-525M TSA.

The servicing terms of the MKT 2020-525M TSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the MKT 2020-525M TSA will earn a primary servicing fee with respect to the 525 Market Street Mortgage Loan that is to be calculated at 0.00125% per annum.

●	For so long as the 525 Market Street Whole Loan is a specially serviced loan under the MKT 2020-525M, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the 525 Market Street Mortgage Loan accruing at a rate equal to 0.12500% per annum.

●	The related Non-Serviced Special Servicer under the MKT 2020-525M TSA will be entitled to a workout fee equal to the lesser of (a) 0.25000% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each collection of principal and interest (other than excess interest) made by the related borrower after any workout of the 525 Market Street Whole Loan.

●	The related Non-Serviced Special Servicer under the MKT 2020-525M TSA will be entitled to a liquidation fee equal to the lesser of (a) such rate as would result in a liquidation fee of $1,000,000 and (b) 0.25000% of net liquidation proceeds received in connection with the liquidation of the 525 Market Street Whole Loan. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans”.

●	The operating advisor under the MKT 2020-525M TSA will only be entitled to consult with the related Non-Serviced Special Servicer and recommend the termination of the MKT 2020-525M special servicer after a consultation termination event.

Prospective investors are encouraged to review the full provisions of MKT 2020-525M TSA, which is available by requesting a copy from the underwriters.

Servicing of the Bellagio Hotel and Casino Mortgage Loan

The Bellagio Hotel and Casino Mortgage Loan will be serviced under the BX 2019-OC11 TSA.

The servicing terms of the BX 2019-OC11 TSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer earns a servicing fee with respect to the Bellagio Hotel and Casino Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Bellagio Hotel and Casino Whole Loan becoming a specially serviced loan under related Non-Serviced PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Bellagio Hotel and Casino Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as such Whole Loan is no longer specially serviced. The special servicing fee is subject to an annual cap of $250,000 and is not subject to a minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Bellagio Hotel and Casino Whole Loan. The workout fee is subject to a cap of $2,500,000 and is not subject to a minimum fee.

●	The related Non-Serviced Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Bellagio Hotel and Casino Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a cap of $2,500,000, and is not subject to a minimum fee.

●	The BX 2019-OC11 TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to the BX 2019-OC11 TSA.

●	The BX 2019-OC11 TSA does not require the related Non-Serviced Master Servicer to make the equivalent of compensating interest payments in respect of the Bellagio Hotel and Casino Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans”.

Prospective investors are encouraged to review the full provisions of the BX 2019-OC11 TSA, which is available by requesting a copy from the underwriters.

Servicing of the Bushwick Multifamily Portfolio Mortgage Loan

The Bushwick Multifamily Portfolio Mortgage Loan is expected to be serviced under the WFCM 2020-C56 PSA.

The servicing terms of the WFCM 2020-C56 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the WFCM 2020-C56 PSA earns a servicing fee with respect to the Bushwick Multifamily Portfolio Mortgage Loan that is to be calculated at 0.0025% per annum.

●	For so long as the Bushwick Multifamily Portfolio Whole Loan is a specially serviced loan under the WFCM 2020-C56 PSA, the related Non-Serviced Special Servicer thereunder will earn a special servicing fee payable monthly with respect to the Bushwick Multifamily Portfolio Mortgage Loan accruing at a rate equal to 0.2500% per annum.

●	The related Non-Serviced Special Servicer under the WFCM 2020-C56 PSA will be entitled to a workout fee equal to 1.00% of each payment of principal and interest (other than any amount for which a liquidation fee would be paid) made by the related borrower after any workout of the Bushwick Multifamily Portfolio Whole Loan. The workout fee is subject to a minimum fee of $25,000.

●	The related Non-Serviced Special Servicer under the WFCM 2020-C56 PSA will be entitled to a liquidation fee equal to 1.00% of net liquidation proceeds received in connection with the liquidation of the Bushwick Multifamily Portfolio Whole Loan or the related Mortgaged Property. The liquidation fee is subject to a minimum fee of $25,000. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of WFCM 2020-C56 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Ralph Lauren HQ New Jersey Mortgage Loan

The Ralph Lauren HQ New Jersey Mortgage Loan is expected to be serviced under the BANK 2020-BNK27 PSA.

The servicing terms of the BANK 2020-BNK27 PSA are substantially similar to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements differ in certain respects, including as set forth above under “—General” and the following:

●	Under the BANK 2020-BNK27 PSA, the primary servicing fee payable to the related Non-Serviced Master Servicer is calculated at 0.00250% per annum (which will be paid in connection with such Non-Serviced Master Servicer’s primary servicing obligations for such Mortgage Loan).

●	Under the BANK 2020-BNK27 PSA, the related Non-Serviced Special Servicer will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.25% per annum. The special servicing fee is subject to a floor of $3,500.

●	Under the BANK 2020-BNK27 PSA, the related Non-Serviced Special Servicer will be entitled to a workout fee equal to 1.0% of each payment of principal (other than any amount for which a liquidation fee is paid) and interest in respect of the related Whole Loan (other than default interest and excess interest) made by the related borrower after any workout of the related Whole Loan. The workout fee is subject to a minimum fee equal to $25,000 and is not subject to a cap.

●	Under the BANK 2020-BNK27 PSA, the related Non-Serviced Special Servicer will be entitled to a liquidation fee of 1.0% of net liquidation proceeds received in connection with the liquidation of the related Whole Loan or the related REO Property. The liquidation fee is subject to a floor, equal to the lesser of $25,000 and 3.0% of such net liquidation proceeds, and is not subject to a cap.

●	The BANK 2020-BNK27 PSA will provide certain non-binding consultation rights in respect of the related Mortgage Loan (if it is specially serviced) to a representative of the holders of the credit risk retention interests.

●	The operating advisor under the BANK 2020-BNK27 PSA will only be entitled to consult with the related Non-Serviced Special Servicer and recommend the termination of the BANK 2020-BNK27 special servicer after a consultation termination event.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Prospective investors are encouraged to review the full provisions of BANK 2020-BNK27 PSA, which is available by requesting a copy from the underwriters.

Servicing of the Servicing Shift Mortgage Loans

Each Servicing Shift Mortgage Loan will be serviced pursuant to the PSA until the related Servicing Shift Securitization Date, from and after which such Servicing Shift Mortgage Loan and any related REO Property will be serviced under the pooling and servicing agreement entered into in connection with the securitization of the related Control Note. The provisions of such future pooling and servicing agreement have not yet been determined, although such agreement will be required to contain terms and conditions that are customary for securitization transactions involving assets similar to the related Servicing Shift Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the trust fund formed pursuant to such pooling and servicing agreement, (ii) required by law or changes in any law, rule or regulation or (iii) requested by the rating agencies rating the related securitization. In addition:

●	Following the related Servicing Shift Securitization Date, the Non-Serviced Master Servicer under the related Non-Serviced PSA will be required to remit collections on such Servicing Shift Mortgage Loan to or on behalf of the Trust.

●	Following the related Servicing Shift Securitization Date, the master servicer, the special servicer and the trustee under the PSA will have no obligation or authority to make servicing advances with respect to such Servicing Shift Whole Loan.

●	Until the related Servicing Shift Securitization Date, the master servicer’s compensation in respect of such Servicing Shift Mortgage Loan will include the related master servicing fee and primary servicing fee accrued and payable with respect to such Servicing Shift Mortgage Loan. From and after the related Servicing Shift Securitization Date, the primary servicing fee on such Servicing Shift Mortgage Loan will accrue and be payable to the master servicer under the related Non-Serviced PSA instead and will be the “Pari Passu Loan Primary Servicing Fee” payable with respect to such Mortgage Loan.

●	Following the related Servicing Shift Securitization Date, the master servicer and/or trustee under the related Non-Serviced PSA will be obligated to make servicing advances with respect to the related Servicing Shift Whole Loan. If such master servicer or the trustee, as applicable, under such Non-Serviced PSA, determines that a servicing advance it made with respect to such Servicing Shift Whole Loan or the related Mortgaged Property is nonrecoverable, it will be entitled to be reimbursed with interest first from collections on, and proceeds of, the promissory notes comprising the related Servicing Shift Whole Loan, on a pro rata basis (based on each such promissory note’s outstanding principal balance), and then from general collections on all the Mortgage Loans included in the Trust and from general collections of the trust established under the related Non-Serviced PSA and any other securitization trust that includes a related Companion Loan on a pro rata basis (based on the outstanding principal balance of each promissory note representing such Servicing Shift Whole Loan).

●	The master servicer and special servicer under the related Non-Serviced PSA must satisfy customary servicer rating criteria and must be subject to servicer termination events, in each case that are materially similar in all material respects to or materially consistent with those in the PSA.

●	The related Non-Serviced PSA will provide for a primary servicing fee, special servicing fee, liquidation fee and workout fee with respect to the related Servicing Shift Mortgage Loan that are calculated in a manner similar in all material respects to or materially consistent with the corresponding fees payable under the PSA, except that rates at which the primary servicing fee, special servicing fee, liquidation fee and workout fee accrue or are determined may not be more than 0.0025% per annum, 0.25% per annum, 1.00% and 1.00%, respectively (subject to any customary market minimum amounts and fee offsets).

●	Absent the existence of a control termination event or equivalent event under the related Non-Serviced PSA, it is expected that the directing certificateholder or equivalent party under such agreement (to the extent the related control note is included in the related securitization trust) will have the right to terminate the related special servicer thereunder, with or without cause, and appoint the successor special servicer.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply for such matter at such time (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply for such matter at such time (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as a master servicer or special servicer, as applicable, on a transaction-level basis on a CMBS transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a CMBS transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS Morningstar has not publicly cited servicing concerns with respect to the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS Morningstar is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply for such matter at such time (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice of the action taken to the 17g-5 Information Provider’s website pursuant to the PSA.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in any format that is consistent with the policies, procedures or guidelines of the applicable Rating Agency at the time such Rating Agency Confirmation is sought, including, without limitation, by way of electronic communication, press release or any other written communication and need not be directed or addressed to any party to the PSA) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. At any time during which no certificates are rated by a Rating Agency, a Rating Agency Confirmation will not be required from that Rating Agency. “Rating Agencies” means the rating agencies engaged by the depositor to rate the certificates.

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider and the certificate administrator for posting to their respective websites.

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Certain actions under the PSA that do not require a Rating Agency Confirmation may nevertheless require the delivery of a Rating Agency Communication.

“Rating Agency Communication” means, with respect to any action, any written communication intended for a Rating Agency relating to such action, which is required pursuant to the PSA to be delivered at least ten (10) business days prior to completing such action, in electronic document format suitable for website posting to the 17g-5 Information Provider (which will be required to post such request on the 17g-5 Information Provider’s Website in accordance with the PSA).

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (but only if an advance was made by the trustee in the calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each sub-servicer with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such sub-servicer to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or related sub-servicing agreement (with respect to a sub-servicer), as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

If the party's Assessment of Compliance or the related Attestation Report identifies any material instance of noncompliance with the servicing criteria, such party will also be required to provide a discussion of (1) the relationship, if any, between the identified instance and the servicing of the Mortgage Loans and (2) any steps taken to remedy such identified instance to the extent related to its activities with respect to asset backed securities transactions taken as a whole involving such party and that are backed by the same asset type backing the certificates.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons therefor), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee, the Non-Serviced Custodian and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the Certificateholder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of any other Certificateholder, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, that (a) the aggregate certificate balance of the Class A-1,

Class A-SB, Class B, Class C and Class D certificates and the Class A-3, Class A-4 and Class A-S Trust Components has been reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates) and (c) if the then-aggregate Stated Principal Balance of the pool of Mortgage Loans is equal to or greater than 1.0% of the Initial Pool Balance of the Mortgage Loans, such exchanging party pays to the master servicer an amount equal to (x) the product of (I) the Prime Rate, (II) the aggregate of the Certificate Balances of the then-outstanding Principal Balance Certificates as of the date of such exchange and (III) three, divided by (y) 360, and such exchanging party pays the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution on the certificates will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity and effect early retirement of the then outstanding certificates (the “Cleanup Call”), provided, that the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and any REO Loans held by the trust is less than 1.0% of the Initial Pool Balance of the Mortgage Loans. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such class is outstanding), (3) the reasonable out of pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees and any related Pari Passu Loan Primary Servicing Fees remaining outstanding and payable solely to the master servicer or the related Non-Serviced Master Servicer (which items will be deemed to have been paid or reimbursed to the master servicer or the related Non-Serviced Master Servicer in connection with such purchase). The voluntary exchange of certificates (other than the Class V and Class R certificates) for the remaining Mortgage Loans is not subject to the above-described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(1)   to cure any ambiguity or to correct any error;

(2)   to cause the provisions in the PSA to conform to or be consistent with or in furtherance of the statements made with respect to the certificates, the issuing entity or the PSA in the final prospectus for the Offered Certificates or in the final private placement memorandum for the privately offered Certificates, or to correct or supplement any provision which may be inconsistent with any other provisions;

(3)   to amend any provision of the PSA to the extent necessary or desirable to maintain the status of each REMIC (or any grantor trust portion of the issuing entity) for the purposes of federal income tax law (or comparable provisions of state income tax law);

(4)   to make any other provisions with respect to matters or questions arising under or with respect to the PSA not inconsistent with the provisions therein;

(5)   to modify, add to or eliminate the provisions in the PSA relating to transfers of Class R certificates;

(6)   to amend any provision of the PSA to the extent necessary or desirable to list the certificates on a stock exchange, including, without limitation, the appointment of one or more sub-certificate administrators and the requirement that certain information be delivered to such sub-certificate administrators;

(7)   to modify the provisions relating to the timing of Advance reimbursements in order to conform them to the CMBS industry standard for such provisions if (w) the depositor, the trustee and the master servicer determine that industry standard has changed, (x) such modification will not result in an adverse REMIC event or adverse grantor trust event, as evidenced by an opinion of counsel, (y) each Rating Agency must have been provided with a Rating Agency Communication with respect to such modification, and (z) if no Control Termination Event or Consultation Termination Event has occurred and is continuing, the Directing Certificateholder consents to such modification;

(8)   to modify the procedures in the PSA relating to Rule 17g-5 under the Exchange Act; provided that if such modification materially increases the obligations of the trustee, the certificate administrator, the custodian, the 17g-5 Information Provider, the operating advisor, the depositor, the master servicer or the special servicer, then the consent of such party will be required;

(9)   to modify, alter, amend, add or to rescind any of the provisions contained in the PSA if and to the extent necessary to comply with any rules or regulations promulgated, or any guidance provided with respect to Rule 15Ga-1 under the Exchange Act, by the SEC from time to time;

(10) to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed in whole or in part, to the extent required to comply with any such amendment or, to the extent applicable, to modify or eliminate the affected provision(s) related to the risk retention requirements in the event of such repeal in each case, subject to the consent of the Retaining Sponsor, not to be unreasonably withheld; or

(11) any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. No amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement without the consent of the holder of the related Companion Loan. In addition, no amendment to the PSA may be made that materially and adversely affects the Third Party Purchaser or the rights of any underwriter or initial purchaser, as applicable, under the PSA, without the consent of the Third Party Purchaser or such underwriter or initial purchaser, respectively.

Notwithstanding the foregoing, with respect to any Serviced A/B Whole Loan, the PSA may not be amended without the consent of the holder of the related Subordinate Companion Loan if such amendment would materially and adversely affect the related Subordinate Companion Loan holder’s rights under the PSA.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received (i) an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code and (ii) an officer’s certificate from the party requesting the amendment to the effect that all conditions precedent to such amendment set forth herein have been satisfied.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, an entity that is not an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s, “A” by Fitch and, if rated by DBRS Morningstar, “A” by DBRS Morningstar; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, “A” by Fitch and “A(low)” by DBRS Morningstar, (b) its short-term debt obligations have a short-term rating of not less than “P-2” by Moody’s, “F1” by Fitch and “R-1(low)” by DBRS Morningstar and (c) the master servicer maintains a rating of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS Morningstar; provided, that if any such institution is not rated by DBRS Morningstar, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, at such removed party's cost, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties in New York (25.8%), California (15.1%) and Texas (14.2%). Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

Texas. Commercial mortgage loans in Texas are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in Texas may be accomplished by either a non-judicial trustee’s sale under a specific power-of-sale provision set forth in the deed of trust or by judicial foreclosure. Due to the relatively short period of time involved in a non-judicial foreclosure, the judicial foreclosure process is rarely used in Texas. A judicial foreclosure action must be initiated, and a non-judicial foreclosure must be completed, within four years from the date the cause of action accrues. The cause of action for the unpaid balance of the indebtedness accrues upon the maturity of the indebtedness (by acceleration or otherwise).

Unless expressly waived in the deed of trust, the lender must provide the debtor with a written demand for payment, a notice of intent to accelerate the indebtedness, and a notice of acceleration prior to commencing any foreclosure action. It is customary practice in Texas for the demand for payment to be combined with the notice of intent to accelerate the indebtedness. In addition, with respect to a non-judicial foreclosure sale and notwithstanding any waiver by debtor to the contrary, the lender is statutorily required to (i) provide each debtor obligated to pay the indebtedness a notice of foreclosure sale via certified mail, postage prepaid and addressed to each debtor at such debtor’s last known address at least 21 days before the date of the foreclosure sale; (ii) post a notice of foreclosure sale at the courthouse of each county in which the property is located; and (iii) file a notice of foreclosure sale with the county clerk of each county in which the property is located. Such 21 day period includes the entire calendar day on which the notice is deposited with the United States mail and excludes the entire calendar day of the foreclosure sale. The statutory foreclosure notice may be combined with the notice of acceleration of the indebtedness and must contain the location of the foreclosure sale and a statement of the earliest time at which the foreclosure sale will begin. To the extent the note or deed of trust contains additional notice requirements, the lender must comply with such requirements in addition to the statutory requirements set forth above.

The trustee’s sale must be performed pursuant to the terms of the deed of trust and statutory law and must take place between the hours of 10 a.m. and 4 p.m. on the first Tuesday of the month, in the area designated for such sales by the county commissioners’ court of the county in which the property is located, and must begin at the time set forth in the notice of foreclosure sale or not later than three hours after that time. If the property is located in multiple counties, the sale may occur in any county in which a portion of the property is located. Under Texas law applicable to the subject property, the debtor does not have the right to redeem the property after foreclosure. Any action for deficiency must be brought within two years of the foreclosure sale. If the foreclosure sale price is less than the fair market value of the property, the debtor or any obligor (including any guarantor) may be entitled to an offset against the deficiency in the amount by which the fair market value of the property, less the amount of any claim, indebtedness, or obligation of any kind that is secured by a lien or encumbrance on the real property that was not extinguished by the foreclosure, exceeds the foreclosure sale price.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the owner of the applicable property and usually the borrower) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a mortgagor), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the grantor (the equivalent of a mortgagor), conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable non-bankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of a mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of pre-petition security interests in post-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable non-bankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both (a) the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and to remain in possession of the property pursuant to the lease and (b) any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc. 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, in a multi-borrower loan transaction a lien granted by one of the borrowers to secure repayment of the loan in excess of its allocated share of loan proceeds could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) such borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the issuing entity to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional one-year period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

The depositor is an affiliate of (i) MSMCH, a mortgage loan seller, a sponsor and the retaining sponsor, (ii) Morgan Stanley Bank, an originator and the holder of certain of the Companion Loans, as set forth in the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”, and (iii) Morgan Stanley & Co. LLC, one of the underwriters.

Barclays, a mortgage loan seller and an originator, is also an affiliate of Barclays Capital Inc., one of the underwriters.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related mortgage loans and the primary servicing rights with respect to certain of the related mortgage loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such mortgage loans.

Pursuant to certain interim servicing agreements between Wells Fargo and MSMCH or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by MSMCH or those affiliates from time to time, which include, prior to their inclusion in the trust fund, 15 of the MSMCH Mortgage Loans (30.4%).

Pursuant to certain interim servicing agreements between Morgan Stanley Mortgage Capital Holdings LLC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans.

Morgan Stanley Bank, N.A. is the purchaser under a repurchase agreement with SMC or certain of its affiliates, for the purpose of providing short-term warehousing of 6 mortgage loans originated or acquired by SMC or certain of its affiliates (5.5%).

An affiliate of Barclays Capital Inc. is the purchaser under a repurchase agreement with SMC or certain of its affiliates, for the purpose of providing short-term warehousing of 6 mortgage loans originated or acquired by SMC or certain of its affiliates (15.2%).

Pursuant to certain interim servicing agreements between Wells Fargo and SMC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by SMC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the SMC Mortgage Loans.

Midland is also the special servicer under the WFCM 2020-C56 PSA, which governs the servicing of the Bushwick Multifamily Portfolio Whole Loan.

Wells Fargo, the servicer, certificate administrator and custodian, is also (i) the servicer, certificate administrator and custodian under the MKT 2020-525M TSA, pursuant to which the 525 Market Street Whole Loan is currently serviced (ii) the certificate administrator, trustee and custodian under the BX 2019-OC11 TSA, pursuant to which the Bellagio Hotel and Casino Whole Loan is currently serviced, (iii) the master servicer, certificate administrator and custodian under the WFCM 2020-C56 PSA, pursuant to which the Bushwick Multifamily Portfolio Whole Loan is currently serviced, and (iv) the master servicer, certificate administrator and custodian under the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is currently serviced.

Wells Fargo is the interim custodian of the loan documents with respect to all of the Mortgage Loans to be contributed to this securitization by MSMCH.

Wells Fargo is the interim custodian of the loan documents with respect to 7 of the Mortgage Loans, collectively representing 16.4%, to be contributed to this securitization by SMC.

Wells Fargo is the interim custodian of the loan documents with respect to all of the Mortgage Loans to be contributed to this securitization by Argentic.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also (i) the operating advisor under the BX 2019-OC11 TSA, pursuant to which the Bellagio Hotel and Casino Whole Loan is serviced, and (i) the operating advisor and asset representations reviewer under the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is serviced.

WTNA, the trustee, is also the trustee under (i) the MKT 2020-525M TSA, pursuant to which the 525 Market Street Whole Loan is currently serviced, (ii) the WFCM 2020-C56 PSA, pursuant to which the Bushwick Multifamily Portfolio is currently serviced, and (iii) the BANK 2020-BNK27 PSA, pursuant to which the Ralph Lauren HQ New Jersey Whole Loan is currently serviced.

See “Risk Factors—Risks Related to Conflicts of Interest” and “—Risks Relating to the Mortgage Loans—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will generally not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA (or related Non-Serviced PSA), neither the related master servicer nor the related special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that such master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1 certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1 certificates, the Class A-3 Exchangeable Certificates and the Class A-4 Exchangeable Certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements. See “Risk Factors—Other Risks Relating to the Certificates—Risks Relating to

Modifications of the Mortgage Loans” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of any Class of Class X Certificates or Exchangeable IO Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without a ratable distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee (or, in the case of any Non-Serviced Mortgage Loan, the Non-Serviced Master Servicer or the Non-Serviced Trustee under the related Non-Serviced PSA) of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to a Non-Serviced Mortgage Loan). With respect to each class of Class X Certificates and Exchangeable IO Certificates, any reduction of the Certificate Balances of the Underlying Classes of certificates or Underlying Trust Components indicated in the table below, will also reduce the Notional Amount of such class of Class X Certificates or Exchangeable IO Certificates.

Interest-Only Class of Certificates	Underlying Classes of Certificates or Underlying Trust Components
Class X-A	Class A-1 and Class A-SB certificates and Class A-3 and Class A-4 Trust Components
Class X-B	Class A-S Trust Component and Class B and Class C certificates
Class A-3-X1	Class A-3-1 Certificates
Class A-3-X2	Class A-3-2 Certificates
Class A-4-X1	Class A-4-1 Certificates
Class A-4-X2	Class A-4-2 Certificates
Class A-S-X1	Class A-S-1 Certificates
Class A-S-X2	Class A-S-2 Certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases, Substitutions and Additions”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related Underlying Classes of certificates or Underlying Trust Components, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPY following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that are also Principal Balance Certificates offered by this prospectus that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each such class of Offered Certificates. The tables below with respect to the Class A-3, Class A-4 and Class A-S certificates apply equally to each class of Class A-3 Exchangeable Certificates, Class A-4 Exchangeable Certificates and Class A-S Exchangeable Certificates, respectively, that has a certificate balance, assuming, in each such case, the maximum possible Certificate Balance of such Class of Exchangeable Certificates and that no exchanges of Exchangeable Certificates have taken place prior to the calculation of the applicable table. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, any related Pari Passu Loan Primary Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor Fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by a master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan, if any, in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPYs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in August 2020; and

●	the Offered Certificates are settled with investors on July 31, 2020.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of the Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	89%	89%	89%	89%	89%
July 2022	78%	78%	78%	78%	78%
July 2023	57%	57%	57%	57%	57%
July 2024	29%	29%	29%	29%	29%
July 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	3.03	3.03	3.03	3.03	3.03

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	78%	78%	78%	78%	78%
July 2027	56%	56%	56%	56%	56%
July 2028	34%	34%	34%	34%	34%
July 2029	10%	10%	10%	10%	10%
July 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.26	7.26	7.26	7.26	7.26

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029	100%	99%	97%	94%	73%
July 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.51	9.45	9.38	9.29	9.04

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029	100%	100%	100%	100%	100%
July 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.71	9.70	9.68	9.65	9.41

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029	100%	100%	100%	100%	100%
July 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.96	9.96	9.96	9.94	9.71

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029	100%	100%	100%	100%	100%
July 2030	98%	62%	16%	0%	0%
July 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	10.04	10.01	9.97	9.96	9.71

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Closing Date	100%	100%	100%	100%	100%
July 2021	100%	100%	100%	100%	100%
July 2022	100%	100%	100%	100%	100%
July 2023	100%	100%	100%	100%	100%
July 2024	100%	100%	100%	100%	100%
July 2025	100%	100%	100%	100%	100%
July 2026	100%	100%	100%	100%	100%
July 2027	100%	100%	100%	100%	100%
July 2028	100%	100%	100%	100%	100%
July 2029	100%	100%	100%	100%	100%
July 2030	100%	100%	100%	48%	0%
July 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	10.04	10.04	10.04	10.00	9.74

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including July 1, 2020 to and excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The yields set forth in the following tables with respect to each Class of Exchangeable Certificates were calculated assuming the maximum possible Certificate Balance or Notional Amount, as applicable, of such Class and that no exchanges of Exchangeable Certificates have taken place prior to the calculation of the applicable table.

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates. Furthermore, in light of the recent COVID-19 pandemic, several of the Structuring Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
95.00000%	2.6637%	2.6637%	2.6637%	2.6637%	2.6637%
96.00000%	2.3052%	2.3052%	2.3052%	2.3052%	2.3052%
97.00000%	1.9517%	1.9517%	1.9517%	1.9517%	1.9517%
98.00000%	1.6033%	1.6033%	1.6033%	1.6033%	1.6033%
99.00000%	1.2596%	1.2596%	1.2596%	1.2596%	1.2596%
100.00000%	0.9207%	0.9207%	0.9207%	0.9207%	0.9207%
101.00000%	0.5864%	0.5864%	0.5864%	0.5864%	0.5864%
102.00000%	0.2567%	0.2567%	0.2567%	0.2567%	0.2567%
103.00000%	-0.0687%	-0.0687%	-0.0687%	-0.0687%	-0.0687%
104.00000%	-0.3899%	-0.3899%	-0.3899%	-0.3899%	-0.3899%
105.00000%	-0.7068%	-0.7068%	-0.7068%	-0.7068%	-0.7068%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	2.2225%	2.2225%	2.2225%	2.2225%	2.2225%
99.00000%	2.0707%	2.0707%	2.0707%	2.0707%	2.0707%
100.00000%	1.9208%	1.9208%	1.9208%	1.9208%	1.9208%
101.00000%	1.7725%	1.7725%	1.7725%	1.7725%	1.7725%
102.00000%	1.6259%	1.6259%	1.6259%	1.6259%	1.6259%
103.00000%	1.4810%	1.4810%	1.4810%	1.4810%	1.4810%
104.00000%	1.3376%	1.3376%	1.3376%	1.3376%	1.3376%
105.00000%	1.1958%	1.1958%	1.1958%	1.1958%	1.1958%
106.00000%	1.0556%	1.0556%	1.0556%	1.0556%	1.0556%
107.00000%	0.9169%	0.9169%	0.9169%	0.9169%	0.9169%
108.00000%	0.7797%	0.7797%	0.7797%	0.7797%	0.7797%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
96.00000%	2.2592%	2.2621%	2.2651%	2.2693%	2.2816%
97.00000%	2.1394%	2.1415%	2.1438%	2.1469%	2.1560%
98.00000%	2.0210%	2.0224%	2.0238%	2.0259%	2.0318%
99.00000%	1.9039%	1.9045%	1.9052%	1.9062%	1.9091%
100.00000%	1.7881%	1.7880%	1.7880%	1.7879%	1.7877%
101.00000%	1.6736%	1.6728%	1.6720%	1.6709%	1.6676%
102.00000%	1.5603%	1.5589%	1.5573%	1.5552%	1.5489%
103.00000%	1.4483%	1.4462%	1.4439%	1.4407%	1.4315%
104.00000%	1.3374%	1.3346%	1.3316%	1.3274%	1.3153%
105.00000%	1.2278%	1.2243%	1.2206%	1.2154%	1.2003%
106.00000%	1.1193%	1.1152%	1.1107%	1.1045%	1.0866%

Pre-Tax Yield to Maturity for the Class A-3-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
91.70000%	2.2644%	2.2705%	2.2770%	2.2861%	2.3125%
92.70000%	2.1417%	2.1470%	2.1527%	2.1606%	2.1837%
93.70000%	2.0204%	2.0249%	2.0298%	2.0366%	2.0564%
94.70000%	1.9005%	1.9043%	1.9084%	1.9141%	1.9305%
95.70000%	1.7820%	1.7850%	1.7883%	1.7929%	1.8062%
96.70000%	1.6648%	1.6671%	1.6696%	1.6731%	1.6832%
97.70000%	1.5490%	1.5506%	1.5523%	1.5547%	1.5616%
98.70000%	1.4345%	1.4353%	1.4363%	1.4376%	1.4414%
99.70000%	1.3212%	1.3213%	1.3215%	1.3218%	1.3225%
100.70000%	1.2091%	1.2086%	1.2080%	1.2073%	1.2050%
101.70000%	1.0983%	1.0971%	1.0958%	1.0940%	1.0887%

Pre-Tax Yield to Maturity for the Class A-3-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
87.40000%	2.2699%	2.2793%	2.2895%	2.3038%	2.3450%
88.40000%	2.1440%	2.1527%	2.1620%	2.1750%	2.2127%
89.40000%	2.0197%	2.0276%	2.0361%	2.0479%	2.0821%
90.40000%	1.8969%	1.9040%	1.9116%	1.9223%	1.9531%
91.40000%	1.7756%	1.7819%	1.7887%	1.7981%	1.8255%
92.40000%	1.6557%	1.6612%	1.6672%	1.6755%	1.6995%
93.40000%	1.5371%	1.5419%	1.5470%	1.5542%	1.5750%
94.40000%	1.4200%	1.4240%	1.4283%	1.4344%	1.4519%
95.40000%	1.3041%	1.3074%	1.3110%	1.3159%	1.3302%
96.40000%	1.1896%	1.1922%	1.1949%	1.1987%	1.2098%
97.40000%	1.0764%	1.0782%	1.0802%	1.0829%	1.0908%

Pre-Tax Yield to Maturity for the Class A-3-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.80000%	4.7995%	4.6777%	4.5463%	4.3622%	3.8225%
3.90000%	4.2077%	4.0839%	3.9503%	3.7632%	3.2145%
4.00000%	3.6379%	3.5122%	3.3765%	3.1864%	2.6290%
4.10000%	3.0887%	2.9610%	2.8233%	2.6303%	2.0644%
4.20000%	2.5587%	2.4292%	2.2895%	2.0936%	1.5196%
4.30000%	2.0468%	1.9154%	1.7738%	1.5752%	0.9932%
4.40000%	1.5518%	1.4187%	1.2752%	1.0739%	0.4841%
4.50000%	1.0728%	0.9381%	0.7927%	0.5887%	-0.0086%
4.60000%	0.6089%	0.4725%	0.3253%	0.1188%	-0.4859%
4.70000%	0.1592%	0.0212%	-0.1277%	-0.3367%	-0.9486%
4.80000%	-0.2771%	-0.4166%	-0.5673%	-0.7786%	-1.3975%

Pre-Tax Yield to Maturity for the Class A-3-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-3-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
8.10000%	3.3608%	3.2341%	3.0974%	2.9058%	2.3442%
8.20000%	3.0887%	2.9610%	2.8233%	2.6303%	2.0644%
8.30000%	2.8214%	2.6928%	2.5540%	2.3596%	1.7896%
8.40000%	2.5587%	2.4292%	2.2895%	2.0936%	1.5196%
8.50000%	2.3005%	2.1701%	2.0294%	1.8322%	1.2541%
8.60000%	2.0468%	1.9154%	1.7738%	1.5752%	0.9932%
8.70000%	1.7972%	1.6650%	1.5224%	1.3224%	0.7366%
8.80000%	1.5518%	1.4187%	1.2752%	1.0739%	0.4841%
8.90000%	1.3104%	1.1765%	1.0320%	0.8294%	0.2358%
9.00000%	1.0728%	0.9381%	0.7927%	0.5887%	-0.0086%
9.10000%	0.8390%	0.7034%	0.5571%	0.3519%	-0.2491%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	2.2715%	2.2717%	2.2722%	2.2728%	2.2780%
99.00000%	2.1551%	2.1552%	2.1554%	2.1557%	2.1582%
100.00000%	2.0400%	2.0399%	2.0399%	2.0399%	2.0397%
101.00000%	1.9261%	1.9260%	1.9258%	1.9254%	1.9225%
102.00000%	1.8135%	1.8133%	1.8128%	1.8121%	1.8066%
103.00000%	1.7022%	1.7018%	1.7012%	1.7001%	1.6920%
104.00000%	1.5920%	1.5916%	1.5907%	1.5893%	1.5786%
105.00000%	1.4830%	1.4825%	1.4814%	1.4797%	1.4665%
106.00000%	1.3752%	1.3745%	1.3732%	1.3713%	1.3555%
107.00000%	1.2685%	1.2677%	1.2662%	1.2639%	1.2457%
108.00000%	1.1630%	1.1621%	1.1604%	1.1577%	1.1370%

Pre-Tax Yield to Maturity for the Class A-4-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
93.70000%	2.2674%	2.2681%	2.2696%	2.2717%	2.2890%
94.70000%	2.1482%	2.1488%	2.1500%	2.1518%	2.1662%
95.70000%	2.0304%	2.0309%	2.0318%	2.0333%	2.0449%
96.70000%	1.9139%	1.9143%	1.9150%	1.9161%	1.9249%
97.70000%	1.7987%	1.7990%	1.7995%	1.8003%	1.8063%
98.70000%	1.6849%	1.6850%	1.6853%	1.6857%	1.6891%
99.70000%	1.5723%	1.5723%	1.5724%	1.5725%	1.5731%
100.70000%	1.4610%	1.4609%	1.4607%	1.4605%	1.4584%
101.70000%	1.3508%	1.3506%	1.3503%	1.3497%	1.3450%
102.70000%	1.2419%	1.2416%	1.2410%	1.2401%	1.2328%
103.70000%	1.1341%	1.1337%	1.1329%	1.1317%	1.1218%

Pre-Tax Yield to Maturity for the Class A-4-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
89.40000%	2.2630%	2.2644%	2.2668%	2.2706%	2.3005%
90.40000%	2.1409%	2.1421%	2.1443%	2.1477%	2.1747%
91.40000%	2.0203%	2.0213%	2.0233%	2.0263%	2.0503%
92.40000%	1.9011%	1.9020%	1.9037%	1.9064%	1.9274%
93.40000%	1.7833%	1.7841%	1.7855%	1.7878%	1.8060%
94.40000%	1.6668%	1.6675%	1.6687%	1.6707%	1.6860%
95.40000%	1.5517%	1.5522%	1.5533%	1.5548%	1.5673%
96.40000%	1.4379%	1.4383%	1.4391%	1.4403%	1.4500%
97.40000%	1.3253%	1.3257%	1.3262%	1.3271%	1.3340%
98.40000%	1.2141%	1.2142%	1.2146%	1.2151%	1.2193%
99.40000%	1.1040%	1.1041%	1.1042%	1.1044%	1.1059%

Pre-Tax Yield to Maturity for the Class A-4-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-4-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.80000%	5.1648%	5.1448%	5.1076%	5.0503%	4.5892%
3.90000%	4.5793%	4.5590%	4.5212%	4.4628%	3.9940%
4.00000%	4.0157%	3.9950%	3.9565%	3.8972%	3.4208%
4.10000%	3.4724%	3.4514%	3.4123%	3.3520%	2.8682%
4.20000%	2.9482%	2.9269%	2.8872%	2.8260%	2.3351%
4.30000%	2.4420%	2.4203%	2.3800%	2.3179%	1.8200%
4.40000%	1.9525%	1.9306%	1.8897%	1.8267%	1.3220%
4.50000%	1.4789%	1.4566%	1.4152%	1.3513%	0.8401%
4.60000%	1.0202%	0.9977%	0.9557%	0.8910%	0.3733%
4.70000%	0.5757%	0.5528%	0.5103%	0.4447%	-0.0792%
4.80000%	0.1444%	0.1213%	0.0782%	0.0119%	-0.5182%

Pre-Tax Yield to Maturity for the Class A-4-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-4-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
8.10000%	3.7416%	3.7208%	3.6820%	3.6222%	3.1420%
8.20000%	3.4724%	3.4514%	3.4123%	3.3520%	2.8682%
8.30000%	3.2080%	3.1869%	3.1474%	3.0867%	2.5993%
8.40000%	2.9482%	2.9269%	2.8872%	2.8260%	2.3351%
8.50000%	2.6929%	2.6715%	2.6314%	2.5698%	2.0753%
8.60000%	2.4420%	2.4203%	2.3800%	2.3179%	1.8200%
8.70000%	2.1952%	2.1734%	2.1328%	2.0702%	1.5689%
8.80000%	1.9525%	1.9306%	1.8897%	1.8267%	1.3220%
8.90000%	1.7138%	1.6917%	1.6505%	1.5871%	1.0791%
9.00000%	1.4789%	1.4566%	1.4152%	1.3513%	0.8401%
9.10000%	1.2478%	1.2253%	1.1836%	1.1193%	0.6048%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
13.75000%	5.4502%	5.4011%	5.3386%	5.2479%	4.8013%
14.00000%	5.0325%	4.9828%	4.9196%	4.8277%	4.3757%
14.25000%	4.6258%	4.5755%	4.5115%	4.4186%	3.9613%
14.50000%	4.2296%	4.1788%	4.1140%	4.0200%	3.5575%
14.75000%	3.8434%	3.7920%	3.7266%	3.6315%	3.1638%
15.00000%	3.4668%	3.4149%	3.3487%	3.2526%	2.7799%
15.25000%	3.0994%	3.0469%	2.9800%	2.8829%	2.4053%
15.50000%	2.7407%	2.6877%	2.6202%	2.5220%	2.0396%
15.75000%	2.3904%	2.3369%	2.2687%	2.1696%	1.6824%
16.00000%	2.0481%	1.9941%	1.9253%	1.8252%	1.3334%
16.25000%	1.7136%	1.6591%	1.5896%	1.4886%	0.9922%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.50000%	4.5095%	4.4923%	4.4708%	4.4508%	4.0446%
7.60000%	4.2244%	4.2070%	4.1853%	4.1651%	3.7553%
7.70000%	3.9447%	3.9272%	3.9052%	3.8848%	3.4715%
7.80000%	3.6703%	3.6527%	3.6305%	3.6099%	3.1930%
7.90000%	3.4011%	3.3832%	3.3609%	3.3401%	2.9198%
8.00000%	3.1368%	3.1188%	3.0962%	3.0752%	2.6515%
8.10000%	2.8772%	2.8591%	2.8363%	2.8151%	2.3880%
8.20000%	2.6223%	2.6040%	2.5811%	2.5597%	2.1293%
8.30000%	2.3719%	2.3534%	2.3303%	2.3087%	1.8750%
8.40000%	2.1258%	2.1072%	2.0839%	2.0621%	1.6252%
8.50000%	1.8839%	1.8652%	1.8416%	1.8197%	1.3796%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	2.5276%	2.5276%	2.5276%	2.5279%	2.5326%
99.00000%	2.4122%	2.4122%	2.4122%	2.4123%	2.4146%
100.00000%	2.2982%	2.2982%	2.2982%	2.2981%	2.2979%
101.00000%	2.1854%	2.1854%	2.1854%	2.1852%	2.1826%
102.00000%	2.0739%	2.0739%	2.0739%	2.0736%	2.0685%
103.00000%	1.9636%	1.9636%	1.9636%	1.9631%	1.9557%
104.00000%	1.8545%	1.8545%	1.8545%	1.8539%	1.8441%
105.00000%	1.7466%	1.7466%	1.7466%	1.7459%	1.7337%
106.00000%	1.6399%	1.6399%	1.6399%	1.6390%	1.6245%
107.00000%	1.5342%	1.5342%	1.5342%	1.5332%	1.5165%
108.00000%	1.4297%	1.4297%	1.4297%	1.4285%	1.4096%

Pre-Tax Yield to Maturity for the Class A-S-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
93.70000%	2.5181%	2.5181%	2.5181%	2.5191%	2.5348%
94.70000%	2.4000%	2.4000%	2.4000%	2.4008%	2.4140%
95.70000%	2.2833%	2.2833%	2.2833%	2.2839%	2.2945%
96.70000%	2.1679%	2.1679%	2.1679%	2.1684%	2.1765%
97.70000%	2.0539%	2.0539%	2.0539%	2.0542%	2.0597%
98.70000%	1.9411%	1.9411%	1.9411%	1.9413%	1.9443%
99.70000%	1.8297%	1.8297%	1.8297%	1.8297%	1.8303%
100.70000%	1.7194%	1.7194%	1.7194%	1.7193%	1.7174%
101.70000%	1.6104%	1.6104%	1.6104%	1.6101%	1.6058%
102.70000%	1.5026%	1.5026%	1.5026%	1.5021%	1.4954%
103.70000%	1.3959%	1.3959%	1.3959%	1.3953%	1.3863%

Pre-Tax Yield to Maturity for the Class A-S-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S-2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
89.40000%	2.5081%	2.5081%	2.5081%	2.5098%	2.5372%
90.40000%	2.3872%	2.3872%	2.3872%	2.3887%	2.4134%
91.40000%	2.2677%	2.2677%	2.2677%	2.2690%	2.2910%
92.40000%	2.1496%	2.1496%	2.1496%	2.1508%	2.1701%
93.40000%	2.0329%	2.0329%	2.0329%	2.0340%	2.0506%
94.40000%	1.9176%	1.9176%	1.9176%	1.9185%	1.9325%
95.40000%	1.8036%	1.8036%	1.8036%	1.8044%	1.8157%
96.40000%	1.6910%	1.6910%	1.6910%	1.6915%	1.7004%
97.40000%	1.5796%	1.5796%	1.5796%	1.5800%	1.5863%
98.40000%	1.4694%	1.4694%	1.4694%	1.4696%	1.4735%
99.40000%	1.3605%	1.3605%	1.3605%	1.3606%	1.3619%

Pre-Tax Yield to Maturity for the Class A-S-X1 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X1 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
3.80000%	5.6013%	5.6013%	5.6013%	5.5754%	5.1626%
3.90000%	5.0234%	5.0234%	5.0234%	4.9971%	4.5770%
4.00000%	4.4672%	4.4672%	4.4672%	4.4403%	4.0132%
4.10000%	3.9310%	3.9310%	3.9310%	3.9038%	3.4698%
4.20000%	3.4138%	3.4138%	3.4138%	3.3862%	2.9455%
4.30000%	2.9143%	2.9143%	2.9143%	2.8863%	2.4391%
4.40000%	2.4315%	2.4315%	2.4315%	2.4030%	1.9496%
4.50000%	1.9643%	1.9643%	1.9643%	1.9354%	1.4758%
4.60000%	1.5119%	1.5119%	1.5119%	1.4826%	1.0170%
4.70000%	1.0734%	1.0734%	1.0734%	1.0438%	0.5723%
4.80000%	0.6481%	0.6481%	0.6481%	0.6182%	0.1410%

Pre-Tax Yield to Maturity for the Class A-S-X2 Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class A-S-X2 certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
8.10000%	4.1967%	4.1967%	4.1967%	4.1696%	3.7391%
8.20000%	3.9310%	3.9310%	3.9310%	3.9038%	3.4698%
8.30000%	3.6702%	3.6702%	3.6702%	3.6427%	3.2054%
8.40000%	3.4138%	3.4138%	3.4138%	3.3862%	2.9455%
8.50000%	3.1619%	3.1619%	3.1619%	3.1341%	2.6902%
8.60000%	2.9143%	2.9143%	2.9143%	2.8863%	2.4391%
8.70000%	2.6709%	2.6709%	2.6709%	2.6426%	2.1923%
8.80000%	2.4315%	2.4315%	2.4315%	2.4030%	1.9496%
8.90000%	2.1960%	2.1960%	2.1960%	2.1673%	1.7108%
9.00000%	1.9643%	1.9643%	1.9643%	1.9354%	1.4758%
9.10000%	1.7363%	1.7363%	1.7363%	1.7073%	1.2446%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	2.9389%	2.9395%	2.9403%	2.9405%	2.9455%
99.00000%	2.8220%	2.8222%	2.8226%	2.8227%	2.8250%
100.00000%	2.7063%	2.7063%	2.7062%	2.7062%	2.7059%
101.00000%	2.5920%	2.5916%	2.5912%	2.5911%	2.5882%
102.00000%	2.4789%	2.4783%	2.4775%	2.4772%	2.4718%
103.00000%	2.3672%	2.3662%	2.3650%	2.3646%	2.3567%
104.00000%	2.2566%	2.2554%	2.2538%	2.2533%	2.2428%
105.00000%	2.1473%	2.1458%	2.1438%	2.1432%	2.1302%
106.00000%	2.0391%	2.0373%	2.0350%	2.0342%	2.0188%
107.00000%	1.9321%	1.9300%	1.9274%	1.9265%	1.9086%
108.00000%	1.8262%	1.8239%	1.8209%	1.8198%	1.7996%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (excluding accrued interest))	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.00000%	3.9692%	3.9692%	3.9692%	3.9700%	3.9749%
99.00000%	3.8459%	3.8459%	3.8459%	3.8463%	3.8485%
100.00000%	3.7241%	3.7241%	3.7241%	3.7240%	3.7236%
101.00000%	3.6037%	3.6037%	3.6037%	3.6032%	3.6002%
102.00000%	3.4847%	3.4847%	3.4847%	3.4838%	3.4781%
103.00000%	3.3671%	3.3671%	3.3671%	3.3657%	3.3575%
104.00000%	3.2508%	3.2508%	3.2508%	3.2490%	3.2383%
105.00000%	3.1358%	3.1358%	3.1358%	3.1336%	3.1204%
106.00000%	3.0221%	3.0221%	3.0221%	3.0195%	3.0038%
107.00000%	2.9096%	2.9096%	2.9096%	2.9066%	2.8884%
108.00000%	2.7984%	2.7984%	2.7984%	2.7950%	2.7744%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates (other than the Class R certificates). The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, persons subject to special tax accounting rules as a result of their use of certain financial statements, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the provisions of the Internal Revenue Code of 1986 (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and the related proceeds of the Mortgage Loans (excluding the entitlement to Excess Interest, which will be held in the Grantor Trust and not by any Trust REMIC) and certain other assets and will issue (i) one or more classes of uncertificated regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-3, Class A-3-X1, Class A-3-X2, Class A-4, Class A-4-X1, Class A-4-X2, Class A-S, Class A-S-X1 and Class A-S-X2 Trust Components (the “Trust Components“) and the Class A-1, Class A-SB, Class X-A, Class X-B, Class X-D, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class J-RR, Class K-RR, Class L-RR and Class M-RR certificates (together with the Trust Components, the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each intercreditor agreement, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, for federal income tax purposes, the portion of the issuing entity consisting of the entitlement to any Excess Interest, the related distribution account and the Trust Components will be classified as a trust under Section 301.7701-4(c) of the Treasury regulations (the “Grantor Trust“) and the holders of the Class V certificates will be treated as the beneficial owners of the Excess Interest and the related distribution account portion under Section 671 of the Code. The Upper-Tier REMIC will issue the Trust Components, all of which will be held by the Grantor Trust. The Grantor Trust will also issue the Exchangeable Certificates, all of which will represent beneficial ownership under section 671 of the Code of one or more of the Trust Components.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and structural components that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Exchangeable Certificates

Whether or not a Certificate represents one, or more than one, Regular Interest, each Regular Interest represented by a Certificate will be treated as a separately taxable interest: the basis of each such Regular Interest and the income, deduction, loss and gain of each such Regular Interest should be accounted for separately.

Upon acquiring a Certificate for cash, the Certificateholder must establish a separate basis in each of the Regular Interests. The Certificateholder can do so by allocating the cost of the Certificate among the Regular Interest (s) based on their relative fair market values at the time of acquisition. Similarly, if a Certificateholder disposes of a Certificate for cash, the Certificateholder must establish a separate gain or loss for each Regular Interest. The Certificateholder can do so by allocating the amount realized for the Certificate among the Regular Interests based on their relative fair market values at the time of disposition.

Because each of the one or more Regular Interests will be treated as a separately taxable interest, no gain or loss will be realized upon surrendering one Certificate representing one group of Regular Interests in exchange for two or more Certificates representing the same group of components in different combinations. Regardless of the value of the Certificates received, immediately after the exchange, each of the Regular Interests represented by the Certificate surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately. Similarly, no gain or loss will be realized upon surrendering two or more Certificates representing one group of Regular Interests in exchange for one or more Certificates representing the same group of Regular Interests in different combinations. Regardless of the value of the Certificate or Certificates received, immediately after the exchange, each of the Regular Interests underlying the Certificates surrendered will have the same basis as it did immediately before the exchange and will continue to be accounted for separately.

Taxation of Regular Interests Underlying an Exchangeable Certificate

Each Regular Interest generally will be treated for federal income tax purposes as a debt instrument issued by the Upper-Tier REMIC. The discussion that follows applies separately to each Regular Interest represented by a Certificate.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is .. . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, 41 of the Mortgaged Properties securing or partially securing 16 Mortgage Loans (47.0%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests (whether held directly or indirectly) represents one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that none of the REMIC regular interest components underlying the Classes of Offered Certificates that are Principal Balance Certificates (other than the Exchangeable Certificates) will be, and that the REMIC regular interest components underlying other Classes of Certificates (including the Exchangeable Certificates) may be, issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates and the Exchangeable IO Certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate or Exchangeable IO Certificate may be

entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or anticipated repayment date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., the assumption that subsequent to the date of any determination the Mortgage Loans will prepay at a rate equal to 0% CPY; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that none of the REMIC regular interest components underlying the Offered Certificates (other than the Exchangeable Certificates) will be, and that the REMIC regular interest components underlying other Classes of Certificates (including the Exchangeable Certificates) may be, issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate or Exchangeable IO Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates or Exchangeable IO Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election, if made, will apply to all market discount instruments acquired by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election, if made, will apply to all premium bonds (the interest on which is not tax exempt) held by such Regular Interestholder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding an alternative manner in which such election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-SB, Class B and Class C certificates will be, and that the REMIC regular interest components underlying other Classes of Certificates (including the Exchangeable Certificates) may be, issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election and for all such bonds acquired thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the classes of interest-only Regular Interests, such as the Class X Certificates or Exchangeable IO Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of the applicable classes of certificates receiving such amounts, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of the applicable classes of certificates receiving such amounts. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of an Exchangeable Certificate, the related Certificateholder must separately account for the sale or exchange of each related “regular interest” in the Upper-Tier REMIC.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”), a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders that are subject to the FATCA requirements and fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 24% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders that are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

The Grantor Trust may be subject to Treasury regulations providing specific reporting rules to “widely held fixed investment trusts”. Under these regulations, the Certificate Administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of Class V Certificates or any Class of Exchangeable Certificates who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such Certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the Certificate Administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the Certificate Administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Plan of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-SB	Class A-3	Class A-3-1
Morgan Stanley & Co. LLC	$9,102,000	$13,530,000	$118,900,000	$0
Barclays Capital Inc.	$1,998,000	$2,970,000	$26,100,000	$0
Mischler Financial Group, Inc.	$0	$0	$0	$0
Total	$11,100,000	$16,500,000	$145,000,000	$0

Underwriter	Class A-3-2	Class A-3-X1	Class A-3-X2	Class A-4
Morgan Stanley & Co. LLC	$0	$0	$0	$255,075,760
Barclays Capital Inc.	$0	$0	$0	$55,992,240
Mischler Financial Group, Inc.	$0	$0	$0	$0
Total	$0	$0	$0	$311,068,000

Underwriter	Class A-4-1	Class A-4-2	Class A-4-X1	Class A-4-X2
Morgan Stanley & Co. LLC	$0	$0	$0	$0
Barclays Capital Inc.	$0	$0	$0	$0
Mischler Financial Group, Inc.	$0	$0	$0	$0
Total	$0	$0	$0	$0

Underwriter	Class X-A	Class X-B	Class A-S	Class A-S-1
Morgan Stanley & Co. LLC	$396,607,760	$89,237,320	$29,745,500	$0
Barclays Capital Inc.	$87,060,240	$19,588,680	$6,529,500	$0
Mischler Financial Group, Inc.	$0	$0	$0	$0
Total	$483,668,000	$108,826,000	$36,275,000	$0

Underwriter	Class A-S-2	Class A-S-X1	Class A-S-X2	Class B
Morgan Stanley & Co. LLC	$0	$0	$0	$29,746,320
Barclays Capital Inc.	$0	$0	$0	$6,529,680
Mischler Financial Group, Inc.	$0	$0	$0	$0
Total	$0	$0	$0	$36,276,000

Underwriter	Class C
Morgan Stanley & Co. LLC	$29,745,500
Barclays Capital Inc.	$6,529,500
Mischler Financial Group, Inc.	$0
Total	$36,275,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have severally agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 116.0% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2020, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

Expenses payable by the depositor are estimated at approximately $5,200,778.64, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Morgan Stanley & Co. LLC, one of the underwriters, is an affiliate of Morgan Stanley Capital I Inc., the depositor, MSMCH, a mortgage loan seller, a sponsor and the retaining sponsor, and Morgan Stanley Bank, an originator under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Capital Real Estate Inc., a mortgage loan seller and a sponsor. The above-referenced mortgage loan sellers or their affiliates are also the holders of certain companion loans and mezzanine loans related to the Mortgage Loans as described under “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) are intended to be directed to affiliates of Morgan Stanley & Co. LLC and Barclays Capital Inc. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor of the purchase price for the Offered Certificates and (i) the payment by the depositor to MSMCH (an affiliate of Morgan Stanley & Co. LLC), in its capacity as a mortgage loan seller, of the purchase price for the MSMCH Mortgage Loans, and the payment by MSMCH to Morgan Stanley Bank (an affiliate of Morgan Stanley & Co. LLC), in its capacity as an originator, of the purchase price for the MSMCH Mortgage Loans (less any amounts retained by MSMCH) and (ii) the payment by the depositor to Barclays Capital Real Estate Inc. (an affiliate of Barclays Capital), in its capacity as a mortgage loan seller, of the purchase price for the Barclays Mortgage Loans. In addition, proceeds received by SMC in connection with the contribution of SMC Mortgage Loans to this securitization transaction will be applied, among other things, to directly or indirectly reacquire any such Mortgage Loans that are financed with, and to make the applicable payments to, (i) Morgan Stanley Bank (an affiliate of Morgan Stanley & Co. LLC) and (ii) an affiliate of Barclays Capital Inc., in each such case as the related repurchase agreement counterparty.

As a result of the circumstances described above, each of Morgan Stanley & Co. LLC and Barclays Capital Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry

Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Each underwriter has represented and agreed that:

(a) it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any offered certificates to any retail investor in the EEA or in the UK. For the purposes of this provision:

(i)       the expression “retail investor” means a person who is one (or more) of the following:

(A)       a retail client as defined in point (11) of article 4(1) of MiFID II;

(B)       a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)       not a Qualified Investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation“); and

(ii)       the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the offered certificates to be offered so as to enable an investor to decide to purchase or subscribe for the offered certificates;

(b)       it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the offered certificates in circumstances in which section 21(1) of the FSMA does not apply to the issuing entity or the depositor; and

(c)       it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the offered certificates in, from or otherwise involving the UK.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the following disclosures filed by the depositor on or prior to the date of the filing of the preliminary prospectus with respect to the offered certificates are hereby incorporated by reference into this prospectus: the disclosures with respect to the mortgage loans filed as exhibits to Form ABS-EE in accordance with Items 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. §§601(b)(102) and 601(b)(103)).

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 1585 Broadway, New York, New York 10036, Attention: President, or by telephone at (212) 761-4000.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-227446) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

With respect to the 525 Market Street Mortgage Loan (5.8%), the New York State Teachers’ Retirement System owns a 51.0% interest in the borrower, via Knickerbocker Properties, Inc. XXXIII.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Morgan Stanley & Co. LLC, Prohibited Transaction Exemption 90-24, 55 Fed. Reg. 20,548 (May 17, 1990) and to a predecessor of Barclays Capital Inc., Department Final Authorization Number 2004-03E, dated February 4, 2004, each as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Morgan Stanley & Co. LLC or Barclays Capital Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth 5 general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act“). The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity will not be relying upon Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act as a basis for not registering under the Investment Company Act. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin LLP, New York, New York, and certain other legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from each of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C certificates receive investment grade ratings from at least 2 of the 3 Rating Agencies engaged by the depositor to rate the Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to 5 NRSROs. Based on preliminary feedback from those NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other two NRSROs due, in part, to those NRSROs’ initial subordination levels for the various Classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain Classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the Classes of Offered Certificates. If the depositor had selected that NRSRO to rate the other Classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1

17g-5 Information Provider	270
1986 Act	398
1996 Act	376

3

30/360 Basis	296

4

401(c) Regulations	413

5

525 Market Street Co-Lender Agreement	182
525 Market Street Companion Loans	182
525 Market Street Control Appraisal Period	185
525 Market Street Controlling Noteholder	184
525 Market Street Major Decision	186
525 Market Street Majority B Note Holder	184
525 Market Street Master Servicer	182
525 Market Street Non-Controlling Noteholder	185
525 Market Street Non-Standalone Pari Passu Companion Loans	182
525 Market Street Pari Passu Companion Loans	182
525 Market Street Special Servicer	182
525 Market Street Standalone Companion Loans	182
525 Market Street Standalone Pari Passu Companion Loans	182
525 Market Street Subordinate Companion Loans	182
525 Market Street Whole Loan	182

A

AB Modified Loan	305
Accelerated Mezzanine Loan Lender	265
Acceptable Insurance Default	307
Acting General Counsel’s Letter	113
Actual/360 Basis	162
Actual/360 Loans	287
ADA	378
Additional Exclusions	307

Administrative Cost Rate	247
ADR	117
Advances	283
Affirmative Asset Review Vote	335
Allocated Loan Amount	117
Alternate Rent	149
Alternate Rent Period	149
Amazon	148
Amazon Parcel	136
Annual Debt Service	117
Anticipated Repayment Date	162
Appraisal Reduction Amount	302
Appraisal Reduction Event	301
Appraised Value	118
Appraised-Out Class	305
Approved Exchange	14
ARD Loan	162
Argentic	204
Argentic Data Tape	209
Argentic Mortgage Loans	204
Argentic Review Team	208
ASR Consultation Process	316
Assessment of Compliance	360
Asset Representations Reviewer Asset Review Fee	300
Asset Representations Reviewer Fee	300
Asset Representations Reviewer Fee Rate	300
Asset Representations Reviewer Termination Event	339
Asset Review	337
Asset Review Notice	336
Asset Review Quorum	336
Asset Review Report	337
Asset Review Report Summary	337
Asset Review Standard	337
Asset Review Trigger	334
Asset Review Vote Election	335
Asset Status Report	314
Assumed Final Distribution Date	258
Assumed Scheduled Payment	251
Attestation Report	361
Available Funds	241

B

Balloon Balance	120
Balloon LTV	122
BANK 2020-BNK27 PSA	174
Bankruptcy Code	371
Barclays	215

Barclays Data Tape	216
Barclays Holdings	215
Barclays Mortgage Loans	216
Barclays Qualification Criteria	217
Barclays Review Team	216
Base Interest Fraction	257
Bellagio Hotel and Casino Companion Loans	187
Bellagio Hotel and Casino Directing Certificateholder	192
Bellagio Hotel and Casino Intercreditor Agreement	187
Bellagio Hotel and Casino Junior A Notes	186
Bellagio Hotel and Casino Junior B Notes	186
Bellagio Hotel and Casino Mortgage Loan	187
Bellagio Hotel and Casino Noteholders	187
Bellagio Hotel and Casino Notes	187
Bellagio Hotel and Casino Pari Passu Companion Loans	187
Bellagio Hotel and Casino Senior A Notes	186
Bellagio Hotel and Casino Subordinate Companion Loans	186
Bellagio Hotel and Casino Triggering Event of Default	187
Bellagio Hotel and Casino Whole Loan	186, 187
Bellagio Lease	60
Bellagio Tenant	60
Bellagio Tenant Loan	62
Bellagio Tenant Loan Lender	62
Borrower Party	264
Borrower Party Affiliate	264
Breach Notice	277
BX 2019-OC11 Securitization	187
BX 2019-OC11 TSA	174

C

C(WUMP)O	13
CARES Act	100
Cash Flow Analysis	120
CERCLA	376
Certificate Administrator/Trustee Fee	299
Certificate Administrator/Trustee Fee Rate	300
Certificate Balance	240
Certificate Owners	272
Certificateholder	265
Certificateholder Quorum	341
Certificateholder Repurchase Request	350
Class A Certificates	239
Class A-3 Exchangeable Certificates	239, 249
Class A-4 Exchangeable Certificates	239, 249

Class A-S Exchangeable Certificates	239, 249
Class A-SB Planned Principal Balance	252
Class Percentage Interest	248
Class X Certificates	3, 239
Cleanup Call	362
Clearstream	271
Clearstream Participants	272
Closing Date	117
CMBS	46, 228
CMBS B-Piece Securities	236
Code	396
Collateral Deficiency Amount	305
Collection Account	286
Collection Period	242
Communication Request	273
Companion Distribution Account	286
Companion Holder(s)	173
Companion Loans	116
Compensating Interest Payment	259
Constant Prepayment Rate	384
Consultation Termination Event	326
Control Appraisal Event	174
Control Eligible Certificates	321
Control Note	174
Control Termination Event	326
Controlling Class	321
Controlling Class Certificateholder	321
Controlling Holder	174
Corrected Loan	314
Corresponding Trust Components	248
COVID-19	43
CPP	384
CPR	384
CPY	384
CRE Loans	201
CREC	144
Credit Risk Retention Rules	234
CREFC®	262
CREFC® Intellectual Property Royalty License Fee	301
CREFC® Intellectual Property Royalty License Fee Rate	301
CREFC® Reports	262
Crossed Mortgage Loan Group	278
Crossed Underlying Loan	277
Crossed Underlying Loan Repurchase Criteria	278
Cross-Over Date	246
Cumulative Appraisal Reduction Amount	305
Cure/Contest Period	337
Current LTV	121
Cut-off Date	116
Cut-off Date Balance	121
Cut-off Date Loan-to-Value Ratio	121
Cut-off Date LTV	121

Cut-off Date LTV Ratio	121
Cut-off Date UW NCF	125

D

DBRS Morningstar	228
DCH Limitations	321
DEF(#)	123
DEF/YM@(#)	123
Defaulted Loan	318
Defeasance Deposit	165
Defeasance Loans	165
Defeasance Lock-Out Period	165
Defeasance Option	165
Deferral Period	149
Definitive Certificate	271
Delegated Directive	11
Delinquent Loan	335
Demand Entities	203
Depositaries	271
Determination Date	241
Diligence File	274
Directing Certificateholder	320
Directing Certificateholder Asset Status Report Approval Process	315
Disclosable Special Servicer Fees	299
Discount Rate	258
Dispute Resolution Consultation	351
Dispute Resolution Cut-off Date	351
Distribution Accounts	286
Distribution Date	241
Distribution Date Statement	262
Dodd-Frank Act	99
DOL	411
DSCA	144
DST	136
DTC	271
DTC Participants	271
DTC Rules	272
Due Date	162, 242

E

ECC	141
EDGAR	410
EEA	11, 100
Effective Gross Income	120
EGI	121
Eligible Asset Representations Reviewer	338
Eligible Operating Advisor	330
Enforcing Party	350
Enforcing Servicer	350
ESA	143
Escrow/Reserve Mitigating Circumstances	219
EU	100

Euroclear	271
Euroclear Operator	273
Euroclear Participants	272
European Institutional Investors	100
European Risk Retention and Due Diligence Requirements	100
European Securitization Regulation	100
Excess Interest	240
Excess Interest Distribution Account	287
Excess Modification Fee Amount	296
Excess Modification Fees	295
Excess Prepayment Interest Shortfall	260
Exchange Act	194
Exchangeable Certificates	3, 239
Exchangeable IO Certificates	239
Exchangeable IO Trust Component	248
Exchangeable P&I Trust Component	248
Excluded Controlling Class Holder	264
Excluded Controlling Class Loan	265
Excluded DCH Loan	265
Excluded Information	265
Excluded Plan	412
Excluded Special Servicer	341
Excluded Special Servicer Loan	341
Exemption	411
Exemption Funds	119
Exemption Rating Agency	411

F

FATCA	405
FDIA	112
FDIC	113
FIEL	14
Final Asset Status Report	316
Final Dispute Resolution Election Notice	352
Financial Promotion Order	12
FIRREA	113
Fitch	228
FPO Persons	12
FSMA	12

G

GAAP	10, 234
Garn Act	377
GLA	121
Goethe-Institut Parcel	136
Government Securities	163, 165
Grace Period	121
Grantor Trust	241, 396

H

Hard Lockbox	121
HSTP Act	54

I

Impermissible Affiliate	347
Impermissible Asset Representations Reviewer Affiliate	347
Impermissible Operating Advisor Affiliate	347
Impermissible TPP Affiliate	346
Indirect Participants	271
Initial Delivery Date	314
Initial Pool Balance	116
Initial Rate	162
Initial Requesting Certificateholder	350
In-Place Cash Management	121
Institutional Investor	14
Insurance and Condemnation Proceeds	286
Intercreditor Agreement	173
Interest Accrual Amount	250
Interest Accrual Period	250
Interest Distribution Amount	250
Interest Reserve Account	286
Interest Shortfall	250
Interested Person	319
Investment Company Act	413
Investor Certification	265
IO	121
IO Period UW NCF DSCR	121
IRMs	144

J

J-51 Abatement	158
J-51 Exemption	158
J-51 Exemption Funds Release Conditions	119
J-51 Program	158
Japanese Affected Investors	102
Japanese Retention Requirement	101
JFSA	15, 101
Joint Mortgage Loan	277
JRR Rule	101
June 2020 Delinquency Amount	140

K

KKR	236
KKR Aggregator	236

L

Largest Tenant	121
Lease Expiration of Largest Tenant	122
Liquidated Payment	151
Liquidation Fee	297
Liquidation Proceeds	286
LO(#)	123
Loan Per Unit	122

Loan-to-Value Ratio at Maturity or ARD	122
Lock-out Period	163
Loss of Value Payment	278
Lower-Tier Regular Interests	396
Lower-Tier REMIC	240, 396
LSRP	143
LTV Ratio at Maturity or ARD	122

M

Major Decision	322
Major Decision Reporting Package	322
MAS	14
Master Servicer	225
Master Servicer Major Decision	324
Master Servicer Proposed Course of Action Notice	350
Master Servicer Remittance Date	282
Material Defect	277
Maturity Date LTV	122
Maturity Date LTV Ratio	122
MCI Abatement	160
MCI Program	119
Member Interests	152
MGM	60
Midland	228
MiFID II	11
Mirage	62
MKT 2020-525M TSA	174
MLPA	274
Modification Fees	295
Moody’s	228
Morgan Stanley Bank	194
Morgan Stanley Group	194
Morgan Stanley Origination Entity	196
Morningstar	228
Mortgage	116
Mortgage File	274
Mortgage Loans	116
Mortgage Note	116
Mortgage Pool	116
Mortgage Rate	122, 247
Mortgaged Property	116
Most Recent NOI	122
MSA	122
MSMCH	194
MSMCH Data File	200
MSMCH Mortgage Loans	194
MSMCH Qualification Criteria	201
MSMCH Securitization Database	200
Multi-Asset Person	165

N

Natixis	224
Net Mortgage Rate	247
Net Operating Income	123

NI 33-105	11
NJDEP	143
No Further Action Letter	144
NOI	123
NOI Date	123
Nomura	224
Non-Control Note	174
Non-Controlling Holder	174
Nonrecoverable Advance	284
Non-Reduced Class	333
Non-Serviced Certificate Administrator	174
Non-Serviced Companion Loan	174
Non-Serviced Custodian	174
Non-Serviced Directing Certificateholder	174
Non-Serviced Master Servicer	174
Non-Serviced Mortgage Loan	174
Non-Serviced Pari Passu Companion Loan	175
Non-Serviced Pari Passu Whole Loan	175
Non-Serviced Pari Passu-A/B Whole Loan	175
Non-Serviced PSA	175
Non-Serviced Securitization Trust	175
Non-Serviced Special Servicer	175
Non-Serviced Trustee	175
Non-Serviced Whole Loan	175
Non-U.S. Tax Person	405
Notional Amount	240
NRA	123
NRSRO	264
NRSRO Certification	266

O

O(#)	124
Occupancy Date	123
Occupancy Rate	123
Occupancy Rate As-of Date	123
Offered Certificates	239
OID Regulations	399
OLA	113
Operating Advisor Consultation Event	326
Operating Advisor Consulting Fee	300
Operating Advisor Expenses	300
Operating Advisor Fee	300
Operating Advisor Fee Rate	300
Operating Advisor Standard	329
Operating Advisor Termination Event	332
Operating Advisor Upfront Fee	300
Original Balance	123
Other Master Servicer	175
Other PSA	175

P

P&I Advance	282

PACE	86
Pads	128
Par Purchase Price	318
Pari Passu Companion Loan	175
Pari Passu Companion Loans	116
Pari Passu Loan Primary Servicing Fee	247
Pari Passu Loan Primary Servicing Fee Rate	247
Park Bridge Financial	233
Park Bridge Lender Services	233
Participants	271
Parties in Interest	410
Pass-Through Rate	246
Patriot Act	379
Payment Accommodation	324
PCIS Persons	12
Percentage Interest	241
Periodic Payments	241
Permitted Investments	241, 287
Permitted Special Servicer/Affiliate Fees	299
PILOT	160
PIPs	69
Plans	410
PRC	13
Preliminary Dispute Resolution Election Notice	351
Prepayment Assumption	400
Prepayment Interest Excess	259
Prepayment Interest Shortfall	259
Prepayment Premium	258
Prepayment Provisions	123
PRIIPS Regulation	11
Prime Rate	286
Principal Balance Certificates	239
Principal Distribution Amount	250
Principal Shortfall	252
Privileged Information	331
Privileged Information Exception	332
Privileged Person	264
Professional Investors	13
Prohibited Prepayment	259
Promotion of Collective Investment Schemes Exemptions Order	12
Prop 13 Protection Amount	159
Proposed Course of Action	351
Proposed Course of Action Notice	351
Prospectus Regulation	11, 409
Protection Period	159
PSA	239
PSA Party Repurchase Request	350
PSP	231
PTCE	412
Purchase Price	278

Q

Qualified Investor	11
Qualified Mortgage	277
Qualified Replacement Special Servicer	342
Qualified Substitute Mortgage Loan	279
Qualifying CRE Loan Percentage	234

R

R&T Code	159
RAC No-Response Scenario	359
Rated Final Distribution Date	259
Rating Agencies	359
Rating Agency Communication	360
Rating Agency Confirmation	359
RAWP	144
REA	57
Realized Loss	261
REC	143
Received Classes	247
Record Date	241
Registration Statement	409
Regular Certificates	239
Regular Interestholder	399
Regular Interests	396
Regulation AB	361
Regulation RR	234
Reimbursement Rate	286
Related Proceeds	285
Release Date	165
Release Property	167
Relevant Persons	12
Relief Act	378
REMIC	396
REMIC Regulations	396
REO Account	287
REO Loan	253
REO Property	314
Repurchase Request	350
Requesting Certificateholder	351
Requesting Holders	305
Requesting Investor	273
Requesting Party	359
Required Credit Risk Retention Percentage	234
Requirements	378
Residual Certificates	239
Resolution Failure	350
Resolved	350
Restricted Group	411
Restricted Party	332
Retaining Sponsor	234
Review Materials	336
Revised Rate	162
RevPAR	124

Risk Retention Affiliate	347
Risk Retention Affiliated	347
Rooms	128
RR Certificates	38, 234, 239
RREEF	165
Rule 17g-5	266

S

S&P	228
Scheduled Principal Distribution Amount	251
SEC	194
Securities Act	360
Securitization Accounts	239, 287
Senior Certificates	239
Sephora Rent Abatement	140
Serviced A/B Whole Loan	175
Serviced Companion Loan	175
Serviced Mortgage Loans	280
Serviced Pari Passu Companion Loan	175
Serviced Pari Passu Companion Loan Securities	344
Serviced Pari Passu Mortgage Loan	175
Serviced Pari Passu Whole Loan	175
Serviced Whole Loan	175
Servicer Termination Event	343
Servicing Advances	283
Servicing Fee	294
Servicing Fee Rate	294
Servicing Shift Mortgage Loan	175
Servicing Shift Securitization Date	175
Servicing Shift Whole Loan	175
Servicing Standard	281
SF	124
SFA	14
SFO	13
Similar Law	410
Situs Holdings	230
SMC	210
SMC Data Tape	211
SMC Mortgage Loans	210
SMMEA	413
Soft Lockbox	124
Soft Springing Lockbox	124
Special Servicer Major Decision	324
Special Servicer Non-Major Decision	308
Special Servicing Fee	296
Special Servicing Fee Rate	296
Specially Serviced Loans	313
Springing Cash Management	124
Springing Lockbox	124
Sq. Ft.	124
Square Feet	124
SSDS	143
Startup Day	396

Starwood	210
Starwood Review Team	211
Stated Principal Balance	252
Stone Point	230
Structured Product	13
Structuring Assumptions	384
Subject Loan	293, 300
Subordinate Certificates	239
Subordinate Companion Loan	116, 176
Subsequent Asset Status Report	314
Sub-Servicing Agreement	282
Successor Third Party Purchaser	236
Surrendered Classes	247

T

T-12	124
Tax Increase	159
Tenant Competitor	151
Term to Maturity	124
Term to Maturity or ARD	124
Terms and Conditions	273
Tests	337
The Liz REA	136
Third Party Purchaser	234
Title V	378
TLE	141
Total Operating Expenses	120
Trailing 12 NOI	122
Transition Period	100
TRIPRA	74
Trust	221
Trust Components	247, 396
Trust REMICs	241, 396
TTM	124

U

U.S. Tax Person	405
UCC	367
UHG Wetlands Parties	156
UK	11, 100
UK Securitization Rules	101
Underlying Class	240
Underlying Trust Component	240
Underwriter Entities	92
Underwriting Agreement	407
Underwritten Effective Gross Income	127
Underwritten EGI	127
Underwritten Expenses	124

Underwritten NCF	125
Underwritten NCF Debt Yield	125
Underwritten NCF DSCR	125
Underwritten Net Cash Flow	125
Underwritten Net Cash Flow DSCR	125
Underwritten Net Operating Income	126
Underwritten NOI Debt Yield	127
Underwritten NOI DSCR	127
Underwritten Revenue	128
United HealthCare	152
Units	128
Unscheduled Principal Distribution Amount	251
Unsolicited Information	336
Upper-Tier REMIC	240, 396
USTs	143
UW EGI	127
UW Expenses	124
UW NCF	125
UW NCF Debt Yield	125
UW NCF DSCR	125
UW NOI	126
UW NOI Debt Yield	127
UW NOI DSCR	127
UW Revenue	128

V

Volcker Rule	99
Voting Rights	270

W

WAC Rate	246
Weighted Average Mortgage Rate	128
Wells Fargo	223, 224
WFCM 2020-C56 PSA	176
Whole Loan	116
Withheld Amounts	287
Workout Fee	296
Workout Fee Rate	296
Workout-Delayed Reimbursement Amount	286
WTNA	222

Y

Yield Maintenance Charge	258
YM(#)	124
YM@(#)	124

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	% of Initial Pool Balance	Mortgage Loan Originator(1)	Mortgage Loan Seller(1)	Original Balance	Cut-off Date Balance	Maturity/ARD Balance	Cut-off Date Balance per SF/ Units/Rooms/Pads/Beds	Loan Purpose	Sponsor
Loan	5,7,8,9,10,11	1	The Liz	8.7%	AREF	AREF	$60,000,000	$60,000,000	$60,000,000	$663.34	Refinance	Ron Kaplan; Andrew Altman
Loan		2	Bayview Corporate Tower	8.5%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$58,450,000	$58,450,000	$50,032,640	$141.25	Acquisition	Ten Capital Management LLC; Somerset Properties Inc.; Greggory L. Belzerg
Loan	6,7,12	3	FTERE Bronx Portfolio 5	7.8%	MSBNA	MSMCH	$53,900,000	$53,900,000	$53,900,000	$141,099.48	Refinance	Finkelstein Timberger East Real Estate
Property		3.01	3031 & 3041 Holland Avenue	1.8%	MSBNA	MSMCH	$12,381,000	$12,381,000	$12,381,000
Property		3.02	610 Trinity Avenue	1.7%	MSBNA	MSMCH	$11,978,000	$11,978,000	$11,978,000
Property		3.03	2770-2780 Kingsbridge Terrace	1.5%	MSBNA	MSMCH	$10,363,000	$10,363,000	$10,363,000
Property		3.04	1787-1791 Walton Avenue	1.4%	MSBNA	MSMCH	$9,623,000	$9,623,000	$9,623,000
Property		3.05	75 West 190th Street	1.4%	MSBNA	MSMCH	$9,555,000	$9,555,000	$9,555,000
Loan	6,12	4	Texas Multifamily Portfolio	7.7%	SMC	SMC	$53,300,000	$53,004,911	$42,507,844	$51,262.00	Refinance	Gary W. Gates, Jr.
Property		4.01	The Presidio Apartments	2.7%	SMC	SMC	$18,968,922	$18,863,903	$15,128,105
Property		4.02	Ravenwood Apartments	2.2%	SMC	SMC	$15,428,947	$15,343,527	$12,304,902
Property		4.03	Laguna Azul Apartments	1.4%	SMC	SMC	$10,018,797	$9,963,329	$7,990,196
Property		4.04	Pebble Walk Apartments	1.3%	SMC	SMC	$8,883,333	$8,834,152	$7,084,641
Loan	5,8,13,14	5	525 Market Street	5.8%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$40,000,000	$40,000,000	$40,000,000	$454.47	Recapitalization	New York State Teachers’ Retirement System; RREEF America REIT II, Inc.
Loan	5,8,15,16	6	Bellagio Hotel and Casino	5.6%	MSBNA	MSMCH	$39,000,000	$39,000,000	$39,000,000	$426,188.66	Acquisition	BREIT Operating Partnership L.P.
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	4.7%	SMC	SMC	$32,500,000	$32,500,000	$32,500,000	$306,603.77	Refinance	Ben Hadar
Property		7.01	3210 Riverdale Avenue	2.7%	SMC	SMC	$18,500,000	$18,500,000	$18,500,000
Property		7.02	1616 Amsterdam Avenue	2.0%	SMC	SMC	$14,000,000	$14,000,000	$14,000,000
Loan	8,9	8	UHG Optum Health Campus	3.8%	AREF	AREF	$26,600,000	$26,600,000	$26,600,000	$56.20	Acquisition	Virtus Real Estate Enhanced Core, LP
Loan		9	235 Canal Street	3.5%	MSBNA	MSMCH	$24,000,000	$24,000,000	$24,000,000	$621.04	Refinance	Alexander Chu; Irene Chu
Loan	5,6,7	10	Bushwick Multifamily Portfolio	3.2%	AREF	AREF	$22,075,000	$22,075,000	$22,075,000	$445,085.47	Refinance	Jacob Kohn; Abraham Kohn
Property		10.01	276 Nostrand Avenue	1.2%	AREF	AREF	$8,469,678	$8,469,678	$8,469,678
Property		10.02	70 Bushwick Avenue	0.6%	AREF	AREF	$3,948,701	$3,948,701	$3,948,701
Property		10.03	894 Bushwick Avenue	0.5%	AREF	AREF	$3,404,828	$3,404,828	$3,404,828
Property		10.04	679 Grand Street	0.3%	AREF	AREF	$2,260,488	$2,260,488	$2,260,488
Property		10.05	735 & 737 Bushwick Avenue	0.2%	AREF	AREF	$1,673,588	$1,673,588	$1,673,588
Property		10.06	17 Troutman Street	0.2%	AREF	AREF	$1,316,234	$1,316,234	$1,316,234
Property		10.07	934 Lafayette Avenue	0.1%	AREF	AREF	$1,001,482	$1,001,482	$1,001,482
Loan	8,9	11	Palms at Cinco Ranch	3.1%	MSBNA	MSMCH	$21,500,000	$21,500,000	$21,500,000	$107,500.00	Refinance	RW Partners, LLC; Hudson Capital Investments
Loan	5	12	HPE Campus	2.9%	AREF	AREF	$20,000,000	$20,000,000	$20,000,000	$149.25	Acquisition	John Gaghan; Waleed Mohammed; Abdullah Alwehaib
Loan		13	Broadway & Thomas	2.7%	AREF	AREF	$19,000,000	$19,000,000	$19,000,000	$367.35	Refinance	Mark Gabay
Loan	6,9	14	New Haven Multifamily Portfolio	2.5%	MSBNA	MSMCH	$17,500,000	$17,500,000	$15,331,392	$72,916.67	Refinance	Pike International
Property		14.01	Chapel Street and Sherman Avenue	0.7%	MSBNA	MSMCH	$4,560,000	$4,560,000	$3,994,922
Property		14.02	Howe Street and Lynwood Place	0.5%	MSBNA	MSMCH	$3,120,000	$3,120,000	$2,733,368
Property		14.03	Ellsworth Avenue	0.4%	MSBNA	MSMCH	$3,000,000	$3,000,000	$2,628,239
Property		14.04	Colby Court	0.4%	MSBNA	MSMCH	$2,540,000	$2,540,000	$2,225,242
Property		14.05	Park Street and Elm Street	0.4%	MSBNA	MSMCH	$2,430,000	$2,430,000	$2,128,873
Property		14.06	Bradley Street and Trumbull Street	0.3%	MSBNA	MSMCH	$1,850,000	$1,850,000	$1,620,747
Loan		15	Katella Corporate Center	2.4%	SMC	SMC	$16,900,000	$16,900,000	$16,900,000	$208.09	Refinance	Steven E. Wise
Loan	6,7,12	16	Bronx Multifamily Portfolio V	2.2%	MSBNA	MSMCH	$15,500,000	$15,500,000	$15,500,000	$134,782.61	Refinance	Ryan Morgan
Property		16.01	1901 Grand Concourse	1.1%	MSBNA	MSMCH	$7,770,000	$7,770,000	$7,770,000
Property		16.02	667 East 232nd Street	1.1%	MSBNA	MSMCH	$7,730,000	$7,730,000	$7,730,000
Loan	5	17	Ralph Lauren HQ New Jersey	1.9%	MSBNA	MSMCH	$13,000,000	$13,000,000	$13,000,000	$223.51	Acquisition	Laulima Capital Investors, LLC
Loan		18	The Court at Hamilton	1.9%	MSBNA	MSMCH	$12,960,000	$12,960,000	$12,960,000	$66.77	Acquisition	Anthony Grosso; Christopher Palermo
Loan		19	Gleneagles Shopping Center	1.7%	MSBNA	MSMCH	$12,000,000	$12,000,000	$10,457,065	$301.59	Refinance	US Property Trust
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	1.5%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$10,673,000	$10,673,000	$8,447,919	$146.10	Acquisition	Erik Conrad
Property		20.01	Walgreens, Excelsior Springs, MO	0.5%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$3,400,000	$3,400,000	$2,691,176
Property		20.02	Walgreens, Kilmarnock, VA	0.5%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$3,375,000	$3,375,000	$2,671,388
Property		20.03	Dollar General, Cynthiana, KY	0.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$865,000	$865,000	$684,667
Property		20.04	Dollar General, Fairview, KY	0.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$795,000	$795,000	$629,260
Property		20.05	Dollar General, Wheatland, MO	0.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$780,000	$780,000	$617,387
Property		20.06	Dollar General, Parkers Lake, KY	0.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$738,000	$738,000	$584,144
Property		20.07	Dollar General, London, KY	0.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$720,000	$720,000	$569,896
Loan	6,9	21	BC Storage Portfolio	1.4%	MSBNA	MSMCH	$9,500,000	$9,500,000	$8,173,779	$53.81	Refinance	Brian Hood
Property		21.01	Burns	0.9%	MSBNA	MSMCH	$6,107,000	$6,107,000	$5,254,449
Property		21.02	White Bluff	0.3%	MSBNA	MSMCH	$2,060,000	$2,060,000	$1,772,419
Property		21.03	Dickson	0.2%	MSBNA	MSMCH	$1,333,000	$1,333,000	$1,146,910
Loan	9	22	514 West 211th Street	1.4%	MSBNA	MSMCH	$9,400,000	$9,400,000	$9,400,000	$118,987.34	Refinance	Shapour Sohayegh; Hooshang Sohayegh; Behrooz Farhadian
Loan	9,17	23	51 Columbia	1.2%	CCRE	SMC	$8,425,000	$8,425,000	$8,425,000	$245.63	Acquisition	Jeff Pori
Loan	9	24	89-16 175 Street	1.2%	MSBNA	MSMCH	$8,400,000	$8,400,000	$8,400,000	$152,727.27	Refinance	Martin Scharf; Richard Scharf
Loan		25	Independence Plaza	1.1%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$7,850,000	$7,850,000	$7,850,000	$99.08	Refinance	Roseanna C. Richards
Loan	7	26	14741 Memorial Drive	1.0%	MSBNA	MSMCH	$6,675,000	$6,675,000	$6,675,000	$212.86	Acquisition	Adam Soffar; Robert Naggar
Loan	18	27	Carbon 550	0.9%	AREF	AREF	$6,552,462	$6,552,462	$6,552,462	$131,049.24	Acquisition	Thomas Stults
Loan		28	9177 Ridgetop	0.9%	SMC	SMC	$6,300,000	$6,300,000	$6,300,000	$378.90	Refinance	Michael Brown; Pankaj Sharma; Laurie Sharma
Loan	12	29	555 Grand Street	0.9%	SMC	SMC	$6,250,000	$6,250,000	$6,250,000	$520,833.33	Refinance	Joel Schwartz; Shaindy Schwartz
Loan		30	96 Bedford Avenue	0.9%	SMC	SMC	$5,900,000	$5,900,000	$5,900,000	$737,500.00	Refinance	Joel Schwartz; Shaindy Schwartz
Loan		31	Shops at Oak Forest	0.7%	MSBNA	MSMCH	$5,100,000	$5,100,000	$5,100,000	$226.32	Refinance	Crescere Capital, LLP
Loan	9	32	Sparta Self Storage	0.6%	SMC	SMC	$4,455,000	$4,455,000	$4,070,419	$125.76	Acquisition	Jason Lami; Samir Mistry
Loan		33	Walden Court Apartments	0.6%	MSBNA	MSMCH	$4,300,000	$4,300,000	$3,705,245	$29,861.11	Refinance	James L. Morgan Jr.
Loan	6,8	34	Pangea 24	0.6%	SMC	SMC	$4,260,000	$4,260,000	$4,260,000	$44,842.11	Recapitalization	Pangea Properties
Property		34.01	109 North Laramie Avenue	0.2%	SMC	SMC	$1,319,226	$1,319,226	$1,319,226
Property		34.02	5125 North Madison Street	0.1%	SMC	SMC	$742,065	$742,065	$742,065
Property		34.03	4641 West Jackson Boulevard	0.1%	SMC	SMC	$728,323	$728,323	$728,323
Property		34.04	8001 South Muskegon Avenue	0.1%	SMC	SMC	$714,581	$714,581	$714,581
Property		34.05	8935 South Dauphin Avenue	0.1%	SMC	SMC	$480,968	$480,968	$480,968
Property		34.06	15210 Chicago Road	0.0%	SMC	SMC	$274,839	$274,839	$274,839
Loan		35	Fed Ex Mt. Pleasant	0.6%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$4,200,000	$4,200,000	$4,200,000	$156.63	Acquisition	Wei Liu
Loan		36	600 University Office	0.6%	SMC	SMC	$3,900,000	$3,900,000	$3,211,327	$101.30	Refinance	Justin A. Beck; James S. Taylor; Samuel E. Luker, Jr.
Loan	9	37	Walgreens Charlotte, NC	0.5%	MSBNA	MSMCH	$3,500,000	$3,500,000	$3,500,000	$241.55	Acquisition	J. Randolph Cassidy
Loan		38	Hunter Ridge	0.5%	SMC	SMC	$3,450,000	$3,450,000	$3,013,636	$44,230.77	Refinance	W. Michael James
Loan		39	Hannah Del Estate MHC	0.5%	SMC	SMC	$3,200,000	$3,200,000	$2,592,732	$48,484.85	Refinance	Mark C. Rose
Loan	9	40	Fresenius Las Vegas	0.4%	MSBNA	MSMCH	$3,000,000	$3,000,000	$3,000,000	$287.05	Acquisition	Persis Corporation
Loan		41	Walgreens Sycamore	0.4%	Barclays Capital Real Estate Inc.	Barclays Capital Real Estate Inc.	$3,000,000	$3,000,000	$3,000,000	$198.41	Acquisition	Paolo Colletti; Deanna Colletti
Loan		42	A1A Stow-A-Way Self Storage	0.4%	SMC	SMC	$2,750,000	$2,750,000	$2,750,000	$63.88	Refinance	Paul E. Davis; Todd C. Marshall; Craig S. Marshall
Loan	9	43	Sentry Self Storage	0.3%	MSBNA	MSMCH	$2,025,000	$2,025,000	$1,634,795	$39.00	Refinance	Travis T. Mack

A-1-1

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Non-Recourse Carveout Guarantor	No. of Properties	General Property Type	Detailed Property Type	Title Type	Ground Lease Initial Lease Expiration Date	Hotel Franchise Agreement Expiration Date	Address
Loan	5,7,8,9,10,11	1	The Liz	Ron Kaplan; Andrew Altman	1	Mixed Use	Office/Multifamily/Retail	Fee	N/A	N/A	1711 14th Street Northwest
Loan		2	Bayview Corporate Tower	TCM Bayview LLC; Somerset Real Estate Opportunity Fund II, LP; Benjamin Adams; Greggory L. Belzberg	1	Office	Suburban	Fee	N/A	N/A	6451 North Federal Highway
Loan	6,7,12	3	FTERE Bronx Portfolio 5	Richard Timberger	5
Property		3.01	3031 & 3041 Holland Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	3031 & 3041 Holland Avenue
Property		3.02	610 Trinity Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	610 Trinity Avenue
Property		3.03	2770-2780 Kingsbridge Terrace			Multifamily	Mid Rise	Fee	N/A	N/A	2770-2780 Kingsbridge Terrace
Property		3.04	1787-1791 Walton Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	1787-1791 Walton Avenue
Property		3.05	75 West 190th Street			Multifamily	Mid Rise	Fee	N/A	N/A	75 West 190th Street
Loan	6,12	4	Texas Multifamily Portfolio	Gary W. Gates, Jr.	4
Property		4.01	The Presidio Apartments			Multifamily	Garden	Fee	N/A	N/A	16201 El Camino Real
Property		4.02	Ravenwood Apartments			Multifamily	Garden	Fee	N/A	N/A	7964 Amelia Road
Property		4.03	Laguna Azul Apartments			Multifamily	Garden	Fee	N/A	N/A	1200 Northwood Street
Property		4.04	Pebble Walk Apartments			Multifamily	Garden	Fee	N/A	N/A	8500 Broadway Street
Loan	5,8,13,14	5	525 Market Street	N/A	1	Office	CBD	Fee	N/A	N/A	525 Market Street
Loan	5,8,15,16	6	Bellagio Hotel and Casino	BREIT Operating Partnership L.P.	1	Hospitality	Full Service	Fee/Leasehold	4/27/2033	N/A	3600 South Las Vegas Boulevard
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Ben Hadar	2
Property		7.01	3210 Riverdale Avenue			Multifamily	High Rise	Fee	N/A	N/A	3210 Riverdale Avenue
Property		7.02	1616 Amsterdam Avenue			Mixed Use	Multifamily/Retail	Fee	N/A	N/A	1616 Amsterdam Avenue
Loan	8,9	8	UHG Optum Health Campus	Virtus Real Estate Enhanced Core, LP	1	Office	Suburban	Fee	N/A	N/A	13625 & 13675 Technology Drive
Loan		9	235 Canal Street	Alexander Chu; Irene Chu	1	Mixed Use	Office/Retail	Fee	N/A	N/A	235 Canal Street
Loan	5,6,7	10	Bushwick Multifamily Portfolio	Jacob Kohn; Abraham Kohn	7
Property		10.01	276 Nostrand Avenue			Mixed Use	Multifamily/Retail	Fee	N/A	N/A	276 Nostrand Avenue
Property		10.02	70 Bushwick Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	70 Bushwick Avenue
Property		10.03	894 Bushwick Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	894 Bushwick Avenue
Property		10.04	679 Grand Street			Mixed Use	Multifamily/Retail	Fee	N/A	N/A	679 Grand Street
Property		10.05	735 & 737 Bushwick Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	735 & 737 Bushwick Avenue
Property		10.06	17 Troutman Street			Multifamily	Mid Rise	Fee	N/A	N/A	17 Troutman Street
Property		10.07	934 Lafayette Avenue			Multifamily	Mid Rise	Fee	N/A	N/A	934 Lafayette Avenue
Loan	8,9	11	Palms at Cinco Ranch	Winco, L.L.C.	1	Multifamily	Garden	Fee	N/A	N/A	23600 Farm to Market 1093
Loan	5	12	HPE Campus	Apex Capital Investments Corporation	1	Office	Suburban	Fee	N/A	N/A	8000-8050 Foothills Boulevard
Loan		13	Broadway & Thomas	Mark Gabay	1	Mixed Use	Office/Retail	Fee	N/A	N/A	3303-3327 North Broadway
Loan	6,9	14	New Haven Multifamily Portfolio	Toby Hecht	6
Property		14.01	Chapel Street and Sherman Avenue			Multifamily	Low Rise	Fee	N/A	N/A	1375 Chapel Street, 1401 & 1403-1405 Chapel Street, 1447 Chapel Street and 120 Sherman Avenue
Property		14.02	Howe Street and Lynwood Place			Multifamily	Low Rise	Fee	N/A	N/A	17-19 Howe Street, 19-21 Lynwood Place, & 37-39 Lynwood Place
Property		14.03	Ellsworth Avenue			Multifamily	Low Rise	Fee	N/A	N/A	224-226 Ellsworth Avenue
Property		14.04	Colby Court			Multifamily	Low Rise	Fee	N/A	N/A	1, 2, 18, and 21 Colby Court
Property		14.05	Park Street and Elm Street			Multifamily	Low Rise	Fee	N/A	N/A	165, 166 Park Street and 350 Elm Street
Property		14.06	Bradley Street and Trumbull Street			Multifamily	Low Rise	Fee	N/A	N/A	189-191 Bradley Street, 42 Trumbull Street, & 60-62, 66 Trumbull Street
Loan		15	Katella Corporate Center	Steven E. Wise	1	Office	Suburban	Fee	N/A	N/A	4281 Katella Avenue
Loan	6,7,12	16	Bronx Multifamily Portfolio V	Ryan Morgan	2
Property		16.01	1901 Grand Concourse			Multifamily	Mid Rise	Fee	N/A	N/A	1901 Grand Concourse
Property		16.02	667 East 232nd Street			Multifamily	Mid Rise	Fee	N/A	N/A	667 East 232nd Street
Loan	5	17	Ralph Lauren HQ New Jersey	N/A	1	Office	Single Tenant	Fee	N/A	N/A	100 Metro Boulevard
Loan		18	The Court at Hamilton	Anthony Grosso; Christopher Palermo	1	Retail	Anchored	Fee	N/A	N/A	1688-1770 Nottingham Way
Loan		19	Gleneagles Shopping Center	US Property Trust South America LLC	1	Retail	Shadow Anchored	Fee	N/A	N/A	5930 West Park Boulevard
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	Erik Conrad	7
Property		20.01	Walgreens, Excelsior Springs, MO			Retail	Single Tenant	Fee	N/A	N/A	1718 West Jesse James Road
Property		20.02	Walgreens, Kilmarnock, VA			Retail	Single Tenant	Fee	N/A	N/A	573 North Main Street
Property		20.03	Dollar General, Cynthiana, KY			Retail	Single Tenant	Fee	N/A	N/A	25 Blackburn Road
Property		20.04	Dollar General, Fairview, KY			Retail	Single Tenant	Fee	N/A	N/A	11074 Wilderness Road
Property		20.05	Dollar General, Wheatland, MO			Retail	Single Tenant	Fee	N/A	N/A	22017 County Road 271
Property		20.06	Dollar General, Parkers Lake, KY			Retail	Single Tenant	Fee	N/A	N/A	36 PP Walker Lane
Property		20.07	Dollar General, London, KY			Retail	Single Tenant	Fee	N/A	N/A	5417 West Laurel Road
Loan	6,9	21	BC Storage Portfolio	Brian Hood	3
Property		21.01	Burns			Self Storage	Self Storage	Fee	N/A	N/A	3016 Highway 70 East
Property		21.02	White Bluff			Self Storage	Self Storage	Fee	N/A	N/A	411 Ellington Way
Property		21.03	Dickson			Self Storage	Self Storage	Fee	N/A	N/A	2073 Highway 70 West
Loan	9	22	514 West 211th Street	Shapour Sohayegh; Hooshang Sohayegh; Behrooz Farhadian	1	Multifamily	Mid Rise	Fee	N/A	N/A	514 West 211th Street
Loan	9,17	23	51 Columbia	Jeff Pori	1	Office	Suburban	Fee	N/A	N/A	51 Columbia
Loan	9	24	89-16 175 Street	Martin Scharf; Richard Scharf	1	Multifamily	Mid Rise	Fee	N/A	N/A	89-16 175 Street
Loan		25	Independence Plaza	Roseanna C. Richards	1	Mixed Use	Office/Retail	Fee	N/A	N/A	1601 Concord Pike
Loan	7	26	14741 Memorial Drive	Adam Soffar; Robert Naggar	1	Retail	Unanchored	Fee	N/A	N/A	14741-14785 Memorial Drive
Loan	18	27	Carbon 550	Thomas Stults	1	Multifamily	Mid Rise	Fee	N/A	N/A	550 Watson Powell Junior Way
Loan		28	9177 Ridgetop	Michael Brown; Pankaj Sharma; Laurie Sharma	1	Office	Medical	Fee	N/A	N/A	9177 Ridgetop Boulevard Northwest
Loan	12	29	555 Grand Street	Joel Schwartz; Shaindy Schwartz	1	Multifamily	Mid Rise	Fee	N/A	N/A	555 Grand Street
Loan		30	96 Bedford Avenue	Joel Schwartz; Shaindy Schwartz	1	Multifamily	Low Rise	Fee	N/A	N/A	96 Bedford Avenue
Loan		31	Shops at Oak Forest	Christopher A. Hotze	1	Retail	Shadow Anchored	Fee	N/A	N/A	1202 West 43rd Street
Loan	9	32	Sparta Self Storage	Jason Lami; Samir Mistry	1	Self Storage	Self Storage	Fee	N/A	N/A	19 and 32 White Lake Road
Loan		33	Walden Court Apartments	Walden Court of Delaware, LLC	1	Multifamily	Garden	Fee	N/A	N/A	9115 Olmsted Drive
Loan	6,8	34	Pangea 24	Pangea Properties	6
Property		34.01	109 North Laramie Avenue			Multifamily	Low Rise	Fee	N/A	N/A	109 North Laramie Avenue
Property		34.02	5125 North Madison Street			Multifamily	Low Rise	Fee	N/A	N/A	5125 North Madison Street
Property		34.03	4641 West Jackson Boulevard			Multifamily	Low Rise	Fee	N/A	N/A	4641 West Jackson Boulevard
Property		34.04	8001 South Muskegon Avenue			Multifamily	Low Rise	Fee	N/A	N/A	8001 South Muskegon Avenue
Property		34.05	8935 South Dauphin Avenue			Multifamily	Low Rise	Fee	N/A	N/A	8935 South Dauphin Avenue
Property		34.06	15210 Chicago Road			Multifamily	Low Rise	Fee	N/A	N/A	15210 Chicago Road
Loan		35	Fed Ex Mt. Pleasant	Wei Liu	1	Industrial	Warehouse	Fee	N/A	N/A	217 East View Drive
Loan		36	600 University Office	Justin A. Beck; James S. Taylor; Samuel E. Luker, Jr.	1	Office	Suburban	Fee	N/A	N/A	600 University Office Boulevard
Loan	9	37	Walgreens Charlotte, NC	J. Randolph Cassidy	1	Retail	Single Tenant	Fee	N/A	N/A	1510 Sardis Road North
Loan		38	Hunter Ridge	W. Michael James	1	Multifamily	Garden	Fee	N/A	N/A	250 North East Street
Loan		39	Hannah Del Estate MHC	Mark C. Rose	1	Manufactured Housing	Manufactured Housing	Fee	N/A	N/A	2605-2696 Atticus Way, 2510-2692 Janelle Way and 714 Klamath Court
Loan	9	40	Fresenius Las Vegas	Persis Corporation	1	Office	Medical	Fee	N/A	N/A	255 East Warm Springs Road
Loan		41	Walgreens Sycamore	Paolo Colletti; Deanna Colletti	1	Retail	Single Tenant	Fee	N/A	N/A	1340 DeKalb Avenue
Loan		42	A1A Stow-A-Way Self Storage	Paul E. Davis; Todd C. Marshall; Craig S. Marshall	1	Self Storage	Self Storage	Fee	N/A	N/A	96280 David Hallman Parkway
Loan	9	43	Sentry Self Storage	Travis T. Mack	1	Self Storage	Self Storage	Fee	N/A	N/A	6551 Southeast 110th Street

A-1-2

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	City	County	State	Zip Code	Year Built	Year Renovated	Size	Units of Measure	Occupancy Rate(2)	Occupancy Rate As-of Date	Appraised Value	Appraised Value As-of Date	Mortgage Rate	Administrative Fee Rate(3)	Master Servicing Fee Rate	Primary Servicing Fee Rate	Pari Passu Loan Primary Servicing Fee Rate	Trustee Fee Rate	Trust Advisor Fee Rate	Asset Representations Reviewer Fee Rate
Loan	5,7,8,9,10,11	1	The Liz	Washington	District of Columbia	DC	20009	2019	N/A	140,200	SF	93.0%	6/24/2020	$140,800,000	3/19/2020	4.4500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		2	Bayview Corporate Tower	Fort Lauderdale	Broward	FL	33308	1973	2017-2019	413,813	SF	86.3%	6/30/2020	$90,900,000	2/5/2020	4.5000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	6,7,12	3	FTERE Bronx Portfolio 5							382	Units	99.5%		$80,100,000		3.5800%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		3.01	3031 & 3041 Holland Avenue	Bronx	Bronx	NY	10467	1929	N/A	111	Units	100.0%	6/5/2020	$18,400,000	12/4/2019
Property		3.02	610 Trinity Avenue	Bronx	Bronx	NY	10455	1937	N/A	104	Units	99.0%	6/5/2020	$17,800,000	12/4/2019
Property		3.03	2770-2780 Kingsbridge Terrace	Bronx	Bronx	NY	10463	1927	N/A	71	Units	98.6%	6/5/2020	$15,400,000	12/4/2019
Property		3.04	1787-1791 Walton Avenue	Bronx	Bronx	NY	10453	2003	N/A	47	Units	100.0%	6/5/2020	$14,300,000	12/4/2019
Property		3.05	75 West 190th Street	Bronx	Bronx	NY	10468	1928	N/A	49	Units	100.0%	6/5/2020	$14,200,000	12/4/2019
Loan	6,12	4	Texas Multifamily Portfolio							1,034	Units	91.1%		$82,250,000		4.0300%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		4.01	The Presidio Apartments	Houston	Harris	TX	77062	1968	2018	313	Units	95.2%	6/30/2020	$28,400,000	2/14/2020
Property		4.02	Ravenwood Apartments	Houston	Harris	TX	77055	1969	2019	234	Units	88.0%	6/30/2020	$23,100,000	2/14/2020
Property		4.03	Laguna Azul Apartments	Baytown	Harris	TX	77521	1976	2018	259	Units	86.1%	6/30/2020	$15,000,000	2/14/2020
Property		4.04	Pebble Walk Apartments	Houston	Harris	TX	77061	1974	2018	228	Units	94.3%	6/30/2020	$13,300,000	2/14/2020
Loan	5,8,13,14	5	525 Market Street	San Francisco	San Francisco	CA	94105	1973	2018	1,034,170	SF	97.3%	12/4/2019	$1,271,000,000	11/12/2019	2.9495%	0.01741%	0.00250%	0.00000%	0.00125%	0.01078%	0.00202%	0.00036%
Loan	5,8,15,16	6	Bellagio Hotel and Casino	Las Vegas	Clark	NV	89109	1997	2019	3,933	Rooms	94.8%	9/30/2019	$4,260,000,000	10/16/2019	3.1702%	0.01741%	0.00250%	0.00000%	0.00125%	0.01078%	0.00202%	0.00036%
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue							106	Units	97.2%		$50,000,000		3.7660%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		7.01	3210 Riverdale Avenue	New York	Bronx	NY	10463	2012	N/A	48	Units	100.0%	7/1/2020	$26,500,000	12/23/2019
Property		7.02	1616 Amsterdam Avenue	New York	New York	NY	10031	1916	1988; 2017	58	Units	94.8%	6/30/2020	$23,500,000	12/23/2019
Loan	8,9	8	UHG Optum Health Campus	Eden Prairie	Hennepin	MN	55344	2001	2016	473,325	SF	100.0%	7/6/2020	$52,600,000	3/20/2020	4.0000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		9	235 Canal Street	New York	New York	NY	10013	1920	2008	38,645	SF	53.2%	1/3/2020	$61,300,000	3/13/2020	3.1850%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	5,6,7	10	Bushwick Multifamily Portfolio							117	Units	100.0%		$77,150,000		3.8700%	0.01866%	0.00250%	0.00000%	0.00250%	0.01078%	0.00202%	0.00036%
Property		10.01	276 Nostrand Avenue	Brooklyn	Kings	NY	11205	1970	2018	47	Units	100.0%	5/5/2020	$29,600,000	12/23/2019
Property		10.02	70 Bushwick Avenue	Brooklyn	Kings	NY	11221	2016	N/A	20	Units	100.0%	5/5/2020	$13,800,000	12/23/2019
Property		10.03	894 Bushwick Avenue	Brooklyn	Kings	NY	11221	2015	N/A	20	Units	100.0%	5/5/2020	$11,900,000	12/23/2019
Property		10.04	679 Grand Street	Brooklyn	Kings	NY	11221	2017	N/A	11	Units	100.0%	5/5/2020	$7,900,000	12/23/2019
Property		10.05	735 & 737 Bushwick Avenue	Brooklyn	Kings	NY	11221	1899	2016	7	Units	100.0%	5/5/2020	$5,850,000	12/23/2019
Property		10.06	17 Troutman Street	Brooklyn	Kings	NY	11221	1931	2014	8	Units	100.0%	5/5/2020	$4,600,000	12/23/2019
Property		10.07	934 Lafayette Avenue	Brooklyn	Kings	NY	11221	1931	2016	4	Units	100.0%	5/5/2020	$3,500,000	12/23/2019
Loan	8,9	11	Palms at Cinco Ranch	Richmond	Fort Bend	TX	77406	2006	N/A	200	Units	92.5%	6/8/2020	$33,700,000	3/2/2020	3.7600%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	5	12	HPE Campus	Roseville	Placer	CA	95747	1981	2019	447,364	SF	100.0%	7/6/2020	$103,000,000	1/23/2020	3.5400%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		13	Broadway & Thomas	Los Angeles	Los Angeles	CA	90031	2019	N/A	51,722	SF	96.0%	1/1/2020	$31,500,000	8/16/2019	3.9000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	6,9	14	New Haven Multifamily Portfolio							240	Units	92.9%		$30,300,000		4.4500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		14.01	Chapel Street and Sherman Avenue	New Haven	New Haven	CT	06511	1900-1969	N/A	70	Units	97.1%	6/19/2020	$7,900,000	5/19/2020
Property		14.02	Howe Street and Lynwood Place	New Haven	New Haven	CT	06511	1880-1975	N/A	32	Units	93.8%	6/19/2020	$5,400,000	5/19/2020
Property		14.03	Ellsworth Avenue	New Haven	New Haven	CT	06511	1927	N/A	47	Units	97.9%	6/19/2020	$5,200,000	5/19/2020
Property		14.04	Colby Court	New Haven	New Haven	CT	06515	1950	N/A	34	Units	97.1%	6/19/2020	$4,400,000	5/19/2020
Property		14.05	Park Street and Elm Street	New Haven	New Haven	CT	06511	1900	N/A	31	Units	90.3%	6/19/2020	$4,200,000	5/19/2020
Property		14.06	Bradley Street and Trumbull Street	New Haven	New Haven	CT	06511	1865 - 1900	N/A	26	Units	69.2%	6/19/2020	$3,200,000	5/19/2020
Loan		15	Katella Corporate Center	Los Alamitos	Orange	CA	90720	1987	2017-2019	81,216	SF	100.0%	6/4/2020	$27,000,000	2/13/2020	3.4000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	6,7,12	16	Bronx Multifamily Portfolio V							115	Units	100.0%		$24,300,000		3.5500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		16.01	1901 Grand Concourse	Bronx	Bronx	NY	10453	1954	N/A	56	Units	100.0%	2/29/2020	$11,500,000	1/16/2020
Property		16.02	667 East 232nd Street	Bronx	Bronx	NY	10466	1929	N/A	59	Units	100.0%	2/29/2020	$12,800,000	1/16/2020
Loan	5	17	Ralph Lauren HQ New Jersey	Nutley	Essex	NJ	07110	1996	2019	255,018	SF	100.0%	7/1/2020	$96,000,000	11/1/2019	3.1300%	0.01866%	0.00250%	0.00000%	0.00250%	0.01078%	0.00202%	0.00036%
Loan		18	The Court at Hamilton	Hamilton	Mercer	NJ	08619	1971	2016	194,106	SF	99.0%	2/11/2020	$19,400,000	1/12/2020	3.5500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		19	Gleneagles Shopping Center	Plano	Collin	TX	75093	1999	N/A	39,789	SF	91.8%	3/3/2020	$17,400,000	1/29/2020	4.2200%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	6,7,9	20	Walgreens & Dollar General Portfolio							73,051	SF	100.0%		$16,520,000		3.8320%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		20.01	Walgreens, Excelsior Springs, MO	Excelsior Springs	Clay	MO	64024	2008	N/A	14,490	SF	100.0%	7/6/2020	$5,250,000	6/14/2020
Property		20.02	Walgreens, Kilmarnock, VA	Kilmarnock	Lancaster	VA	22482	2007	N/A	14,820	SF	100.0%	7/6/2020	$5,200,000	6/15/2020
Property		20.03	Dollar General, Cynthiana, KY	Cynthiana	Harrison	KY	41031	2019	N/A	9,100	SF	100.0%	7/6/2020	$1,350,000	6/12/2020
Property		20.04	Dollar General, Fairview, KY	Fairview	Rockcastle	KY	40403	2019	N/A	9,100	SF	100.0%	7/6/2020	$1,245,000	6/12/2020
Property		20.05	Dollar General, Wheatland, MO	Wheatland	Hickory	MO	65779	2020	N/A	9,026	SF	100.0%	7/6/2020	$1,200,000	6/15/2020
Property		20.06	Dollar General, Parkers Lake, KY	Parkers Lake	Mccreary	KY	42634	2019	N/A	7,489	SF	100.0%	7/6/2020	$1,150,000	6/12/2020
Property		20.07	Dollar General, London, KY	London	Laurel	KY	40741	2019	N/A	9,026	SF	100.0%	7/6/2020	$1,125,000	6/12/2020
Loan	6,9	21	BC Storage Portfolio							176,550	SF	89.5%		$17,250,000		3.6900%	0.07616%	0.00250%	0.06000%	0.00000%	0.01078%	0.00202%	0.00036%
Property		21.01	Burns	Burns	Dickson	TN	37029	2007	2015	111,510	SF	94.3%	5/12/2020	$9,850,000	2/17/2020
Property		21.02	White Bluff	White Bluff	Dickson	TN	37187	2003	2016	37,260	SF	70.2%	5/12/2020	$5,250,000	2/2/2020
Property		21.03	Dickson	Dickson	Dickson	TN	37055	2001	2003	27,780	SF	95.9%	5/12/2020	$2,150,000	2/17/2020
Loan	9	22	514 West 211th Street	New York	New York	NY	10034	1928	1988	79	Units	100.0%	6/1/2020	$15,200,000	6/2/2020	2.9900%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9,17	23	51 Columbia	Aliso Viejo	Orange	CA	92656	1992	2019	34,299	SF	100.0%	2/1/2020	$16,600,000	6/25/2020	3.7500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9	24	89-16 175 Street	Jamaica	Queens	NY	11432	2008	N/A	55	Units	100.0%	6/3/2020	$12,700,000	3/26/2020	3.7950%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		25	Independence Plaza	Wilmington	New Castle	DE	19803	1964	2011	79,226	SF	85.1%	6/15/2020	$15,900,000	4/23/2020	3.7500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	7	26	14741 Memorial Drive	Houston	Harris	TX	77079	1967-1970	2018	31,358	SF	79.2%	1/1/2020	$10,250,000	12/20/2019	4.3100%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	18	27	Carbon 550	Des Moines	Polk	IA	50309	2018	N/A	50	Units	96.0%	2/18/2020	$10,350,000	1/27/2020	3.5000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		28	9177 Ridgetop	Silverdale	Kitsap	WA	98383	2019	N/A	16,627	SF	89.5%	3/1/2020	$10,000,000	1/7/2020	3.6000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	12	29	555 Grand Street	Brooklyn	Kings	NY	11211	1920	2019	12	Units	100.0%	7/1/2020	$9,800,000	1/22/2020	3.6300%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		30	96 Bedford Avenue	Brooklyn	Kings	NY	11249	1910	2017	8	Units	100.0%	7/1/2020	$9,550,000	11/26/2019	3.6300%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		31	Shops at Oak Forest	Houston	Harris	TX	77018	2008	N/A	22,534	SF	100.0%	2/1/2020	$9,300,000	1/15/2020	3.6000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9	32	Sparta Self Storage	Sparta	Sussex	NJ	07871	1997; 2002	N/A	35,425	SF	88.4%	6/30/2020	$6,880,000	6/19/2020	4.3000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		33	Walden Court Apartments	Charlotte	Mecklenburg	NC	28262	1985	2010-2011	144	Units	95.8%	6/2/2020	$17,200,000	5/26/2020	3.7500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	6,8	34	Pangea 24							95	Units	97.9%		$7,750,000		3.5000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Property		34.01	109 North Laramie Avenue	Chicago	Cook	IL	60644	1928	2019	24	Units	91.7%	5/28/2020	$2,400,000	2/4/2020
Property		34.02	5125 North Madison Street	Chicago	Cook	IL	60644	1930	2019	20	Units	100.0%	5/28/2020	$1,350,000	2/4/2020
Property		34.03	4641 West Jackson Boulevard	Chicago	Cook	IL	60644	1930	2019	13	Units	100.0%	5/28/2020	$1,325,000	2/4/2020
Property		34.04	8001 South Muskegon Avenue	Chicago	Cook	IL	60617	1928	2019	19	Units	100.0%	5/28/2020	$1,300,000	2/4/2020
Property		34.05	8935 South Dauphin Avenue	Chicago	Cook	IL	60619	1951	2019	11	Units	100.0%	5/28/2020	$875,000	2/4/2020
Property		34.06	15210 Chicago Road	Dolton	Cook	IL	60419	1953	2019	8	Units	100.0%	5/28/2020	$500,000	2/4/2020
Loan		35	Fed Ex Mt. Pleasant	Mount Pleasant	Westmoreland	PA	15666	2001	2016	26,815	SF	100.0%	6/30/2020	$7,925,000	6/2/2020	4.1830%	0.06866%	0.00250%	0.05250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		36	600 University Office	Pensacola	Escambia	FL	32504	1983	2018	38,498	SF	93.2%	6/24/2020	$6,900,000	4/1/2020	4.1000%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9	37	Walgreens Charlotte, NC	Charlotte	Mecklenburg	NC	28270	2005	N/A	14,490	SF	100.0%	7/1/2020	$5,775,000	6/1/2020	4.1500%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		38	Hunter Ridge	Plainfield	Hendricks	IN	46168	1971; 1985	2019	78	Units	98.7%	6/25/2020	$5,000,000	12/12/2019	4.3280%	0.05866%	0.00250%	0.04250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		39	Hannah Del Estate MHC	Eugene	Lane	OR	97404	1998	N/A	66	Pads	100.0%	6/22/2020	$6,290,000	5/22/2020	4.4900%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9	40	Fresenius Las Vegas	Las Vegas	Clark	NV	89119	2000	2018	10,451	SF	100.0%	7/1/2020	$5,200,000	6/22/2020	4.0500%	0.08616%	0.00250%	0.07000%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		41	Walgreens Sycamore	Sycamore	DeKalb	IL	60178	2000	N/A	15,120	SF	100.0%	6/15/2020	$4,850,000	5/5/2020	4.2200%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan		42	A1A Stow-A-Way Self Storage	Yulee	Nassau	FL	32097	2007	2017	43,050	SF	94.7%	5/30/2020	$5,000,000	3/24/2020	3.9100%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%
Loan	9	43	Sentry Self Storage	Belleview	Marion	FL	34420	1948 - 2018	N/A	51,917	SF	82.0%	5/21/2020	$2,700,000	5/15/2020	4.3900%	0.01866%	0.00250%	0.00250%	0.00000%	0.01078%	0.00202%	0.00036%

A-1-3

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	CREFC Fee Rate	Interest Accrual Basis	Seasoning (mos.)	ARD (Yes/No)	Original Term to Maturity (mos.)	Remaining Term to Maturity (mos.)	Original Interest-Only Period (mos.)	Remaining Interest-Only Period (mos.)	Original Amortization Term (mos.)	Remaining Amortization Term (mos.)	Note Date	First Payment Date	First P&I Payment Date (Partial IO Loans)	Maturity Date	ARD Loan Final Maturity Date	Monthly Debt Service (P&I)	Monthly Debt Service (IO)	Annual Debt Service (P&I)	Annual Debt Service (IO)	Lockbox Type	Cash Management Status
Loan	5,7,8,9,10,11	1	The Liz	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/10/2020	8/6/2020	N/A	8/6/2030	8/6/2030	$0.00	$225,590.28	$0.00	$2,707,083.33	Hard	Springing
Loan		2	Bayview Corporate Tower	0.00050%	Actual/360	0	No	120	120	24	24	360	360	7/6/2020	8/6/2020	8/6/2022	7/6/2030	7/6/2030	$296,157.56	$222,231.77	$3,553,890.72	$2,666,781.25	Hard	Springing
Loan	6,7,12	3	FTERE Bronx Portfolio 5	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/25/2020	4/1/2020	N/A	3/1/2030	3/1/2030	$0.00	$163,035.02	$0.00	$1,956,420.24	Springing	Springing
Property		3.01	3031 & 3041 Holland Avenue
Property		3.02	610 Trinity Avenue
Property		3.03	2770-2780 Kingsbridge Terrace
Property		3.04	1787-1791 Walton Avenue
Property		3.05	75 West 190th Street
Loan	6,12	4	Texas Multifamily Portfolio	0.00050%	Actual/360	4	No	120	116	0	0	360	356	2/28/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$255,385.06	$0.00	$3,064,620.72	$0.00	Springing	Springing
Property		4.01	The Presidio Apartments
Property		4.02	Ravenwood Apartments
Property		4.03	Laguna Azul Apartments
Property		4.04	Pebble Walk Apartments
Loan	5,8,13,14	5	525 Market Street	0.00050%	Actual/360	5	No	120	115	120	115	0	0	1/29/2020	3/6/2020	N/A	2/6/2030	2/6/2030	$0.00	$99,682.18	$0.00	$1,196,186.11	Hard	Springing
Loan	5,8,15,16	6	Bellagio Hotel and Casino	0.00050%	Actual/360	7	No	120	113	120	113	0	0	11/15/2019	1/5/2020	N/A	12/5/2029	12/5/2029	$0.00	$104,460.94	$0.00	$1,253,531.28	Hard	Springing
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/7/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$103,412.44	$0.00	$1,240,949.31	Springing	Springing
Property		7.01	3210 Riverdale Avenue
Property		7.02	1616 Amsterdam Avenue
Loan	8,9	8	UHG Optum Health Campus	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/10/2020	8/6/2020	N/A	8/6/2030	8/6/2030	$0.00	$89,898.15	$0.00	$1,078,777.78	Hard	Springing
Loan		9	235 Canal Street	0.00050%	Actual/360	0	No	120	120	120	120	0	0	6/30/2020	8/1/2020	N/A	7/1/2030	7/1/2030	$0.00	$64,584.72	$0.00	$775,016.64	Springing	Springing
Loan	5,6,7	10	Bushwick Multifamily Portfolio	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/26/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$72,180.65	$0.00	$866,167.81	Springing	Springing
Property		10.01	276 Nostrand Avenue
Property		10.02	70 Bushwick Avenue
Property		10.03	894 Bushwick Avenue
Property		10.04	679 Grand Street
Property		10.05	735 & 737 Bushwick Avenue
Property		10.06	17 Troutman Street
Property		10.07	934 Lafayette Avenue
Loan	8,9	11	Palms at Cinco Ranch	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/8/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$68,302.31	$0.00	$819,627.72	Springing	Springing
Loan	5	12	HPE Campus	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/21/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$59,819.44	$0.00	$717,833.33	Hard	Springing
Loan		13	Broadway & Thomas	0.00050%	Actual/360	5	No	120	115	120	115	0	0	2/5/2020	3/6/2020	N/A	2/6/2030	2/6/2030	$0.00	$62,607.64	$0.00	$751,291.67	Hard	Springing
Loan	6,9	14	New Haven Multifamily Portfolio	0.00050%	Actual/360	0	No	121	121	37	37	360	360	7/9/2020	8/1/2020	9/1/2023	8/1/2030	8/1/2030	$88,150.78	$65,797.16	$1,057,809.36	$789,565.92	Springing	Springing
Property		14.01	Chapel Street and Sherman Avenue
Property		14.02	Howe Street and Lynwood Place
Property		14.03	Ellsworth Avenue
Property		14.04	Colby Court
Property		14.05	Park Street and Elm Street
Property		14.06	Bradley Street and Trumbull Street
Loan		15	Katella Corporate Center	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/28/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$48,548.38	$0.00	$582,580.56	Springing	Springing
Loan	6,7,12	16	Bronx Multifamily Portfolio V	0.00050%	Actual/360	3	No	120	117	120	117	0	0	3/6/2020	5/1/2020	N/A	4/1/2030	4/1/2030	$0.00	$46,491.03	$0.00	$557,892.36	Springing	Springing
Property		16.01	1901 Grand Concourse
Property		16.02	667 East 232nd Street
Loan	5	17	Ralph Lauren HQ New Jersey	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/7/2020	4/1/2020	N/A	3/1/2030	3/1/2030	$0.00	$34,379.28	$0.00	$412,551.36	Hard	In Place
Loan		18	The Court at Hamilton	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/26/2020	4/1/2020	N/A	3/1/2030	3/1/2030	$0.00	$38,872.50	$0.00	$466,470.00	Springing	Springing
Loan		19	Gleneagles Shopping Center	0.00050%	Actual/360	3	No	120	117	36	33	360	360	3/11/2020	5/1/2020	5/1/2023	4/1/2030	4/1/2030	$58,822.22	$42,786.11	$705,866.64	$513,433.32	Springing	Springing
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	0.00050%	Actual/360	0	No	121	121	1	1	360	360	7/8/2020	8/6/2020	9/6/2020	8/6/2030	8/6/2030	$49,926.25	$34,555.81	$599,115.00	$414,669.77	Hard	Springing
Property		20.01	Walgreens, Excelsior Springs, MO
Property		20.02	Walgreens, Kilmarnock, VA
Property		20.03	Dollar General, Cynthiana, KY
Property		20.04	Dollar General, Fairview, KY
Property		20.05	Dollar General, Wheatland, MO
Property		20.06	Dollar General, Parkers Lake, KY
Property		20.07	Dollar General, London, KY
Loan	6,9	21	BC Storage Portfolio	0.00050%	Actual/360	0	No	120	120	36	36	360	360	7/1/2020	8/1/2020	8/1/2023	7/1/2030	7/1/2030	$43,673.17	$29,618.23	$524,078.04	$355,418.76	Springing	Springing
Property		21.01	Burns
Property		21.02	White Bluff
Property		21.03	Dickson
Loan	9	22	514 West 211th Street	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/8/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$23,746.97	$0.00	$284,963.64	Springing	Springing
Loan	9,17	23	51 Columbia	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/7/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$26,693.79	$0.00	$320,325.52	Hard	Springing
Loan	9	24	89-16 175 Street	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/7/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$26,933.96	$0.00	$323,207.52	Springing	Springing
Loan		25	Independence Plaza	0.00050%	Actual/360	0	No	120	120	120	120	0	0	7/8/2020	8/6/2020	N/A	7/6/2030	7/6/2030	$0.00	$24,871.96	$0.00	$298,463.54	Springing	Springing
Loan	7	26	14741 Memorial Drive	0.00050%	Actual/360	5	No	120	115	120	115	0	0	1/28/2020	3/1/2020	N/A	2/1/2030	2/1/2030	$0.00	$24,307.35	$0.00	$291,688.20	Springing	Springing
Loan	18	27	Carbon 550	0.00050%	Actual/360	4	No	120	116	120	116	0	0	3/3/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$19,376.78	$0.00	$232,521.39	Springing	Springing
Loan		28	9177 Ridgetop	0.00050%	Actual/360	4	No	120	116	120	116	0	0	3/2/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$19,162.50	$0.00	$229,950.00	Hard	In Place
Loan	12	29	555 Grand Street	0.00050%	Actual/360	5	No	120	115	120	115	0	0	2/4/2020	3/6/2020	N/A	2/6/2030	2/6/2030	$0.00	$19,168.84	$0.00	$230,026.04	Springing	Springing
Loan		30	96 Bedford Avenue	0.00050%	Actual/360	4	No	120	116	120	116	0	0	2/14/2020	4/6/2020	N/A	3/6/2030	3/6/2030	$0.00	$18,095.38	$0.00	$217,144.58	Springing	Springing
Loan		31	Shops at Oak Forest	0.00050%	Actual/360	3	No	120	117	120	117	0	0	3/6/2020	5/1/2020	N/A	4/1/2030	4/1/2030	$0.00	$15,512.50	$0.00	$186,150.00	Springing	Springing
Loan	9	32	Sparta Self Storage	0.00050%	Actual/360	0	No	121	121	61	61	360	360	7/7/2020	8/6/2020	9/6/2025	8/6/2030	8/6/2030	$22,046.52	$16,185.47	$264,558.24	$194,225.63	Springing	Springing
Loan		33	Walden Court Apartments	0.00050%	Actual/360	0	No	120	120	36	36	360	360	6/30/2020	8/1/2020	8/1/2023	7/1/2030	7/1/2030	$19,913.97	$13,624.13	$238,967.64	$163,489.56	Springing	Springing
Loan	6,8	34	Pangea 24	0.00050%	Actual/360	3	No	120	117	120	117	0	0	3/11/2020	5/6/2020	N/A	4/6/2030	4/6/2030	$0.00	$12,597.57	$0.00	$151,170.83	N/A	N/A
Property		34.01	109 North Laramie Avenue
Property		34.02	5125 North Madison Street
Property		34.03	4641 West Jackson Boulevard
Property		34.04	8001 South Muskegon Avenue
Property		34.05	8935 South Dauphin Avenue
Property		34.06	15210 Chicago Road
Loan		35	Fed Ex Mt. Pleasant	0.00050%	Actual/360	0	No	120	120	120	120	0	0	7/2/2020	8/6/2020	N/A	7/6/2030	7/6/2030	$0.00	$14,843.84	$0.00	$178,126.08	Hard	Springing
Loan		36	600 University Office	0.00050%	Actual/360	3	No	120	117	12	9	360	360	3/12/2020	5/6/2020	5/6/2021	4/6/2030	4/6/2030	$18,844.74	$13,510.07	$226,136.88	$162,120.83	Springing	Springing
Loan	9	37	Walgreens Charlotte, NC	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/2/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$12,272.28	$0.00	$147,267.36	Springing	Springing
Loan		38	Hunter Ridge	0.00050%	Actual/360	5	No	120	115	36	31	360	360	1/22/2020	3/6/2020	3/6/2023	2/6/2030	2/6/2030	$17,129.83	$12,615.82	$205,557.96	$151,389.83	Springing	Springing
Loan		39	Hannah Del Estate MHC	0.00050%	Actual/360	0	No	120	120	0	0	360	360	6/26/2020	8/6/2020	N/A	7/6/2030	7/6/2030	$16,194.92	$0.00	$194,339.04	$0.00	Springing	Springing
Loan	9	40	Fresenius Las Vegas	0.00050%	Actual/360	0	No	121	121	121	121	0	0	7/2/2020	8/1/2020	N/A	8/1/2030	8/1/2030	$0.00	$10,265.63	$0.00	$123,187.56	Springing	Springing
Loan		41	Walgreens Sycamore	0.00050%	Actual/360	0	No	120	120	120	120	0	0	6/23/2020	8/6/2020	N/A	7/6/2030	7/6/2030	$0.00	$10,696.53	$0.00	$128,358.33	Hard	In Place
Loan		42	A1A Stow-A-Way Self Storage	0.00050%	Actual/360	0	No	120	120	120	120	0	0	6/18/2020	8/6/2020	N/A	7/6/2030	7/6/2030	$0.00	$9,084.87	$0.00	$109,018.40	N/A	N/A
Loan	9	43	Sentry Self Storage	0.00050%	Actual/360	0	No	121	121	1	1	360	360	7/7/2020	8/1/2020	9/1/2020	8/1/2030	8/1/2030	$10,128.45	$7,511.02	$121,541.40	$90,132.24	Springing	Springing

A-1-4

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Crossed With Other Loans	Related-Borrower Loans	UW NOI DSCR (P&I)	UW NOI DSCR (IO)	UW NCF DSCR (P&I)	UW NCF DSCR (IO)	Cut-Off Date LTV Ratio	Maturity Date LTV Ratio	Grace Period to Late Charge (Days)	Grace Period to Default (Days)	Due Date	Prepayment Provisions (No. of Payments)	YM Formula	Third Most Recent Revenues	Third Most Recent Expenses	Third Most Recent NOI	Third Most Recent NOI Date	Third Most Recent NOI Debt Yield	Second Most Recent Revenues
Loan	5,7,8,9,10,11	1	The Liz	No	N/A	N/A	1.60x	N/A	1.57x	63.9%	63.9%	0	0	Sixth	LO(24);DEF(93);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		2	Bayview Corporate Tower	No	N/A	1.59x	2.12x	1.50x	2.00x	64.3%	55.0%	0	0	Sixth	LO(24);DEF(91);O(5)		$8,400,924	$3,850,261	$4,550,664	12/31/2018	7.8%	$8,578,188
Loan	6,7,12	3	FTERE Bronx Portfolio 5	No	N/A	N/A	2.18x	N/A	2.13x	67.3%	67.3%	5	5	First	LO(28);DEF(85);O(7)		$6,130,182	$2,083,582	$4,046,600	12/31/2018	7.5%	$6,296,085
Property		3.01	3031 & 3041 Holland Avenue														$1,643,674	$682,355	$961,319	12/31/2018		$1,656,376
Property		3.02	610 Trinity Avenue														$1,449,206	$484,077	$965,129	12/31/2018		$1,458,506
Property		3.03	2770-2780 Kingsbridge Terrace														$1,050,306	$432,829	$617,477	12/31/2018		$1,141,319
Property		3.04	1787-1791 Walton Avenue														$1,039,200	$220,903	$818,297	12/31/2018		$1,050,806
Property		3.05	75 West 190th Street														$947,796	$263,418	$684,378	12/31/2018		$989,078
Loan	6,12	4	Texas Multifamily Portfolio	No	N/A	1.56x	N/A	1.46x	N/A	64.4%	51.7%	0	0	Sixth	LO(28);YM1(88);O(4)	A	$6,713,817	$3,541,072	$3,172,745	12/31/2018	6.0%	$8,944,696
Property		4.01	The Presidio Apartments														$3,062,708	$1,605,012	$1,457,696	12/31/2018		$3,169,113
Property		4.02	Ravenwood Apartments														$597,364	$431,050	$166,314	12/31/2018		$2,451,167
Property		4.03	Laguna Azul Apartments														$1,499,191	$791,580	$707,611	12/31/2018		$1,703,032
Property		4.04	Pebble Walk Apartments														$1,554,555	$713,430	$841,126	12/31/2018		$1,621,384
Loan	5,8,13,14	5	525 Market Street	No	N/A	N/A	4.38x	N/A	4.29x	37.0%	37.0%	10 (Once per calendar year)	0	Sixth	LO(24);YM1(5);DEF/YM1(84);O(7)	B	$40,286,941	$13,897,618	$26,389,323	12/31/2017	5.6%	$57,838,260
Loan	5,8,15,16	6	Bellagio Hotel and Casino	No	N/A	N/A	8.80x	N/A	8.42x	39.3%	39.3%	0	0	Fifth	YM0.5(31);DEF/YM0.5(82);O(7)	C	$1,365,570,769	$859,834,535	$505,736,234	12/31/2017	30.2%	$1,367,835,267
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	No	N/A	N/A	1.90x	N/A	1.88x	65.0%	65.0%	0	0	Sixth	LO(28);DEF(88);O(4)		$3,131,843	$543,573	$2,588,269	12/31/2018	8.0%	$3,256,567
Property		7.01	3210 Riverdale Avenue														$1,721,704	$325,609	$1,396,096	12/31/2018		$1,788,961
Property		7.02	1616 Amsterdam Avenue														$1,410,138	$217,965	$1,192,173	12/31/2018		$1,467,606
Loan	8,9	8	UHG Optum Health Campus	No	N/A	N/A	3.43x	N/A	3.34x	50.6%	50.6%	0	0	Sixth	LO(25);YM1(91);O(5)	D	N/A	N/A	N/A	N/A	N/A	N/A
Loan		9	235 Canal Street	No	N/A	N/A	3.37x	N/A	3.06x	39.2%	39.2%	0	5	First	LO(24);DEF(92);O(4)		$4,900,445	$1,431,084	$3,469,361	12/31/2017	14.5%	$5,367,000
Loan	5,6,7	10	Bushwick Multifamily Portfolio	No	N/A	N/A	1.84x	N/A	1.82x	67.5%	67.5%	0	0	Sixth	LO(28);DEF(89);O(3)		$4,164,811	$687,857	$3,476,955	12/31/2018	6.7%	$4,288,796
Property		10.01	276 Nostrand Avenue														$1,543,466	$194,200	$1,349,267	12/31/2018		$1,744,107
Property		10.02	70 Bushwick Avenue														$800,858	$184,636	$616,223	12/31/2018		$709,280
Property		10.03	894 Bushwick Avenue														$685,867	$102,620	$583,247	12/31/2018		$669,179
Property		10.04	679 Grand Street														$447,665	$74,643	$373,022	12/31/2018		$494,283
Property		10.05	735 & 737 Bushwick Avenue														$270,696	$54,177	$216,520	12/31/2018		$227,479
Property		10.06	17 Troutman Street														$258,343	$45,996	$212,347	12/31/2018		$261,257
Property		10.07	934 Lafayette Avenue														$157,915	$31,585	$126,330	12/31/2018		$183,211
Loan	8,9	11	Palms at Cinco Ranch	No	N/A	N/A	2.21x	N/A	2.14x	63.8%	63.8%	0	5	First	LO(24);YM1(92);O(5)	E	$2,611,035	$1,447,609	$1,163,426	12/31/2018	5.4%	$3,352,426
Loan	5	12	HPE Campus	No	N/A	N/A	2.75x	N/A	2.71x	64.8%	64.8%	5	0	Sixth	LO(28);DEF(88);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Broadway & Thomas	No	N/A	N/A	2.44x	N/A	2.43x	60.3%	60.3%	0	0	Sixth	LO(29);YM1(86);O(5)	F	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,9	14	New Haven Multifamily Portfolio	No	N/A	1.47x	1.98x	1.42x	1.90x	57.8%	50.6%	5	5	First	LO(24);DEF(93);O(4)		$3,158,828	$1,513,228	$1,645,600	12/31/2018	9.4%	$2,842,471
Property		14.01	Chapel Street and Sherman Avenue														$896,549	$459,234	$437,315	12/31/2018		$713,378
Property		14.02	Howe Street and Lynwood Place														$545,002	$234,624	$310,378	12/31/2018		$525,834
Property		14.03	Ellsworth Avenue														$467,652	$229,225	$238,427	12/31/2018		$537,035
Property		14.04	Colby Court														$485,242	$190,750	$294,492	12/31/2018		$490,247
Property		14.05	Park Street and Elm Street														$351,192	$160,914	$190,278	12/31/2018		$329,604
Property		14.06	Bradley Street and Trumbull Street														$413,191	$238,481	$174,710	12/31/2018		$246,373
Loan		15	Katella Corporate Center	No	N/A	N/A	2.90x	N/A	2.73x	62.6%	62.6%	0	0	Sixth	LO(28);DEF(87);O(5)		$2,323,132	$680,529	$1,642,603	12/31/2018	9.7%	$2,387,052
Loan	6,7,12	16	Bronx Multifamily Portfolio V	No	N/A	N/A	2.02x	N/A	1.95x	63.8%	63.8%	5	5	First	LO(27);DEF(86);O(7)		$1,749,453	$715,600	$1,033,853	12/31/2018	6.7%	$1,781,209
Property		16.01	1901 Grand Concourse														$899,554	$314,718	$584,836	12/31/2018		$921,170
Property		16.02	667 East 232nd Street														$849,899	$400,882	$449,017	12/31/2018		$860,039
Loan	5	17	Ralph Lauren HQ New Jersey	No	N/A	N/A	3.03x	N/A	3.00x	59.4%	59.4%	0	5	First	LO(28);DEF(88);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	The Court at Hamilton	No	N/A	N/A	2.47x	N/A	2.27x	66.8%	66.8%	5	5	First	LO(28);DEF(88);O(4)		$1,907,316	$1,173,869	$733,447	12/31/2017	5.7%	$1,551,563
Loan		19	Gleneagles Shopping Center	No	N/A	1.52x	2.09x	1.41x	1.94x	69.0%	60.1%	5	5	First	LO(23);YM1(90);O(7)	G	$1,542,794	$430,444	$1,112,350	12/31/2017	9.3%	$1,476,661
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	No	N/A	1.81x	2.62x	1.80x	2.59x	64.6%	51.1%	0	0	Sixth	LO(24);DEF(93);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Property		20.01	Walgreens, Excelsior Springs, MO														N/A	N/A	N/A	N/A		N/A
Property		20.02	Walgreens, Kilmarnock, VA														N/A	N/A	N/A	N/A		N/A
Property		20.03	Dollar General, Cynthiana, KY														N/A	N/A	N/A	N/A		N/A
Property		20.04	Dollar General, Fairview, KY														N/A	N/A	N/A	N/A		N/A
Property		20.05	Dollar General, Wheatland, MO														N/A	N/A	N/A	N/A		N/A
Property		20.06	Dollar General, Parkers Lake, KY														N/A	N/A	N/A	N/A		N/A
Property		20.07	Dollar General, London, KY														N/A	N/A	N/A	N/A		N/A
Loan	6,9	21	BC Storage Portfolio	No	N/A	1.93x	2.85x	1.88x	2.78x	55.1%	47.4%	5	5	First	LO(24);YM1(91);O(5)	H	$1,154,043	$296,607	$857,436	12/31/2018	9.0%	$1,271,976
Property		21.01	Burns														$763,663	$153,245	$610,418	12/31/2018		$797,828
Property		21.02	White Bluff														$200,713	$72,251	$128,462	12/31/2018		$269,770
Property		21.03	Dickson														$189,668	$71,111	$118,557	12/31/2018		$204,377
Loan	9	22	514 West 211th Street	No	N/A	N/A	3.03x	N/A	2.96x	61.8%	61.8%	5	5	First	LO(24);DEF(93);O(4)		$1,205,150	$419,592	$785,558	12/31/2018	8.4%	$1,222,819
Loan	9,17	23	51 Columbia	No	N/A	N/A	2.57x	N/A	2.44x	50.8%	50.8%	0	0	First	LO(24);DEF(93);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	24	89-16 175 Street	No	N/A	N/A	2.01x	N/A	1.96x	66.1%	66.1%	5	5	First	LO(24);YM1(92);O(5)	I	$1,253,857	$211,610	$1,042,247	12/31/2018	12.4%	$1,291,488
Loan		25	Independence Plaza	No	N/A	N/A	3.48x	N/A	3.12x	49.4%	49.4%	0	0	Sixth	LO(24);YM1(92);O(4)	J	$1,343,872	$431,684	$912,188	12/31/2018	11.6%	$1,367,423
Loan	7	26	14741 Memorial Drive	No	N/A	N/A	2.01x	N/A	1.85x	65.1%	65.1%	5	5	First	LO(29);DEF(86);O(5)		$592,691	$216,451	$376,241	12/31/2017	5.6%	$666,766
Loan	18	27	Carbon 550	No	N/A	N/A	2.88x	N/A	2.83x	63.3%	63.3%	0	0	Sixth	LO(28);DEF(88);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		28	9177 Ridgetop	No	N/A	N/A	2.71x	N/A	2.70x	63.0%	63.0%	0	0	Sixth	LO(28);DEF(88);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	29	555 Grand Street	No	Group 1	N/A	1.96x	N/A	1.95x	63.8%	63.8%	0	0	Sixth	LO(29);DEF(85);O(6)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	96 Bedford Avenue	No	Group 1	N/A	1.98x	N/A	1.98x	61.8%	61.8%	0	0	Sixth	LO(28);DEF(86);O(6)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Shops at Oak Forest	No	N/A	N/A	3.20x	N/A	3.09x	54.8%	54.8%	5	5	First	LO(27);DEF(88);O(5)		$889,699	$285,781	$603,918	12/31/2018	11.8%	$916,854
Loan	9	32	Sparta Self Storage	No	N/A	1.61x	2.20x	1.59x	2.17x	64.8%	59.2%	0	0	Sixth	LO(24);DEF(93);O(4)		$720,660	$263,407	$457,253	12/31/2018	10.3%	$730,816
Loan		33	Walden Court Apartments	No	N/A	3.68x	5.37x	3.52x	5.14x	25.0%	21.5%	0	5	First	LO(24);DEF(91);O(5)		$1,543,921	$738,508	$805,413	12/31/2018	18.7%	$1,630,372
Loan	6,8	34	Pangea 24	No	N/A	N/A	3.65x	N/A	3.49x	55.0%	55.0%	0	0	Sixth	LO(27);DEF(87);O(6)		N/A	N/A	N/A	N/A	N/A	N/A
Property		34.01	109 North Laramie Avenue														N/A	N/A	N/A	N/A		N/A
Property		34.02	5125 North Madison Street														N/A	N/A	N/A	N/A		N/A
Property		34.03	4641 West Jackson Boulevard														N/A	N/A	N/A	N/A		N/A
Property		34.04	8001 South Muskegon Avenue														N/A	N/A	N/A	N/A		N/A
Property		34.05	8935 South Dauphin Avenue														N/A	N/A	N/A	N/A		N/A
Property		34.06	15210 Chicago Road														N/A	N/A	N/A	N/A		N/A
Loan		35	Fed Ex Mt. Pleasant	No	N/A	N/A	2.55x	N/A	2.35x	53.0%	53.0%	0	0	Sixth	LO(24);DEF(92);O(4)		$411,005	$10,161	$400,844	12/31/2018	9.5%	$475,006
Loan		36	600 University Office	No	N/A	2.10x	2.93x	1.80x	2.51x	56.5%	46.5%	0	0	Sixth	LO(27);DEF(89);O(4)		N/A	N/A	N/A	N/A	N/A	$449,955
Loan	9	37	Walgreens Charlotte, NC	No	N/A	N/A	2.40x	N/A	2.31x	60.6%	60.6%	5	5	First	LO(24);DEF(92);O(5)		N/A	N/A	N/A	N/A	N/A	$375,000
Loan		38	Hunter Ridge	No	N/A	1.74x	2.36x	1.64x	2.23x	69.0%	60.3%	0	0	Sixth	LO(29);DEF(87);O(4)		$632,618	$308,756	$323,862	12/31/2018	9.4%	$638,877
Loan		39	Hannah Del Estate MHC	No	N/A	1.58x	N/A	1.57x	N/A	50.9%	41.2%	0	0	Sixth	LO(24);DEF(92);O(4)		$310,428	$94,464	$215,964	12/31/2018	6.7%	$374,553
Loan	9	40	Fresenius Las Vegas	No	N/A	N/A	2.21x	N/A	2.19x	57.7%	57.7%	5	5	First	LO(24);DEF(93);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		41	Walgreens Sycamore	No	N/A	N/A	1.93x	N/A	1.91x	61.9%	61.9%	0	0	Sixth	LO(24);DEF(92);O(4)		N/A	N/A	N/A	N/A	N/A	N/A
Loan		42	A1A Stow-A-Way Self Storage	No	N/A	N/A	2.96x	N/A	2.92x	55.0%	55.0%	0	0	Sixth	LO(24);DEF(93);O(3)		$481,009	$184,590	$296,419	12/31/2018	10.8%	$525,693
Loan	9	43	Sentry Self Storage	No	N/A	2.01x	2.71x	1.95x	2.63x	75.0%	60.5%	5	5	First	LO(24);DEF(93);O(4)		$370,041	$156,789	$213,252	12/31/2018	10.5%	$406,513

A-1-5

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Second Most Recent Expenses	Second Most Recent NOI	Second Most Recent NOI Date	Second Most Recent NOI Debt Yield	Most Recent Revenues	Most Recent Expenses	Most Recent NOI	Most Recent NOI Date	Most Recent NOI Debt Yield	Underwritten Occupancy Rate	Underwritten Effective Gross Income	Underwritten Total Expenses	Underwritten NOI	Underwritten NOI Debt Yield	Underwritten Replacement Reserves	Underwritten TI/LC	Underwritten NCF	Underwritten NCF Debt Yield
Loan	5,7,8,9,10,11	1	The Liz	N/A	N/A	N/A	N/A	$5,272,765	$1,916,596	$3,356,168	5/31/2020 TTM	3.6%	91.0%	$8,762,579	$2,045,206	$6,717,372	7.5%	$35,593	$81,717	$6,600,062	7.3%
Loan		2	Bayview Corporate Tower	$4,083,130	$4,495,057	12/31/2019	7.7%	$8,619,564	$4,038,083	$4,581,481	5/31/2020 TTM	7.8%	90.0%	$10,427,312	$4,772,551	$5,654,762	9.7%	$82,763	$229,516	$5,342,483	9.1%
Loan	6,7,12	3	FTERE Bronx Portfolio 5	$2,009,122	$4,286,963	12/31/2019	8.0%	$6,040,812	$1,999,778	$4,041,034	5/31/2020 TTM	7.5%	98.0%	$6,481,772	$2,218,268	$4,263,504	7.9%	$100,859	$0	$4,162,646	7.7%
Property		3.01	3031 & 3041 Holland Avenue	$710,252	$946,124	12/31/2019		$1,598,028	$717,611	$880,417	5/31/2020 TTM		98.0%	$1,665,441	$737,750	$927,691		$26,750	$0	$900,941
Property		3.02	610 Trinity Avenue	$490,083	$968,423	12/31/2019		$1,380,479	$485,179	$895,300	5/31/2020 TTM		98.0%	$1,478,078	$559,145	$918,933		$26,000	$0	$892,933
Property		3.03	2770-2780 Kingsbridge Terrace	$302,917	$838,402	12/31/2019		$1,102,263	$293,155	$809,108	5/31/2020 TTM		98.0%	$1,200,233	$426,356	$773,877		$17,750	$0	$756,127
Property		3.04	1787-1791 Walton Avenue	$229,819	$820,987	12/31/2019		$1,016,921	$231,842	$785,079	5/31/2020 TTM		98.0%	$1,118,355	$241,003	$877,352		$18,359	$0	$858,993
Property		3.05	75 West 190th Street	$276,051	$713,027	12/31/2019		$943,121	$271,991	$671,130	5/31/2020 TTM		98.0%	$1,019,665	$254,014	$765,651		$12,000	$0	$753,651
Loan	6,12	4	Texas Multifamily Portfolio	$4,165,298	$4,779,398	12/31/2019	9.0%	$8,979,825	$4,091,928	$4,887,898	5/31/2020 TTM	9.2%	91.5%	$8,979,825	$4,187,187	$4,792,639	9.0%	$310,200	$0	$4,482,439	8.5%
Property		4.01	The Presidio Apartments	$1,645,502	$1,523,612	12/31/2019		$3,238,934	$1,630,172	$1,608,762	5/31/2020 TTM		92.8%	$3,238,934	$1,660,230	$1,578,704		$93,900	$0	$1,484,804
Property		4.02	Ravenwood Apartments	$1,043,959	$1,407,208	12/31/2019		$2,386,366	$1,022,176	$1,364,190	5/31/2020 TTM		88.5%	$2,386,366	$1,029,746	$1,356,620		$70,200	$0	$1,286,420
Property		4.03	Laguna Azul Apartments	$786,795	$916,237	12/31/2019		$1,720,921	$762,743	$958,178	5/31/2020 TTM		88.9%	$1,720,921	$791,941	$928,980		$77,700	$0	$851,280
Property		4.04	Pebble Walk Apartments	$689,042	$932,342	12/31/2019		$1,633,604	$676,836	$956,768	5/31/2020 TTM		96.4%	$1,633,604	$705,269	$928,335		$68,400	$0	$859,935
Loan	5,8,13,14	5	525 Market Street	$14,626,201	$43,212,060	12/31/2018	9.2%	$57,053,048	$15,205,637	$41,847,411	11/30/2019 TTM	8.9%	95.0%	$79,720,547	$18,212,365	$61,508,183	13.1%	$186,151	$1,034,170	$60,287,862	12.8%
Loan	5,8,15,16	6	Bellagio Hotel and Casino	$877,969,225	$489,866,042	12/31/2018	29.2%	$1,349,062,464	$874,997,149	$474,065,315	9/30/2019 TTM	28.3%	94.8%	$1,349,062,464	$874,997,149	$474,065,315	28.3%	$20,235,937	$0	$453,829,378	27.1%
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	$824,539	$2,432,028	12/31/2019	7.5%	$3,081,938	$763,258	$2,318,680	5/31/2020 TTM	7.1%	93.9%	$3,285,092	$921,952	$2,363,140	7.3%	$31,394	$0	$2,331,746	7.2%
Property		7.01	3210 Riverdale Avenue	$351,494	$1,437,467	12/31/2019		$1,690,111	$342,191	$1,347,920	5/31/2020 TTM		94.8%	$1,863,459	$396,607	$1,466,853		$15,410	$0	$1,451,443
Property		7.02	1616 Amsterdam Avenue	$473,045	$994,561	12/31/2019		$1,391,827	$421,067	$970,761	5/31/2020 TTM		92.6%	$1,421,633	$525,346	$896,287		$15,984	$0	$880,303
Loan	8,9	8	UHG Optum Health Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$5,279,228	$1,577,439	$3,701,789	13.9%	$94,665	$0	$3,607,124	13.6%
Loan		9	235 Canal Street	$1,527,135	$3,839,865	12/31/2018	16.0%	$5,242,681	$1,633,072	$3,609,609	12/31/2019	15.0%	77.0%	$4,243,891	$1,634,985	$2,608,906	10.9%	$9,164	$231,484	$2,368,258	9.9%
Loan	5,6,7	10	Bushwick Multifamily Portfolio	$550,295	$3,738,501	12/31/2019	7.2%	$4,380,686	$548,968	$3,831,718	4/30/2020 TTM	7.4%	95.0%	$4,324,172	$567,555	$3,756,617	7.2%	$27,752	$0	$3,728,865	7.2%
Property		10.01	276 Nostrand Avenue	$208,219	$1,535,888	12/31/2019		$1,751,564	$223,263	$1,528,301	4/30/2020 TTM		95.0%	$1,684,618	$250,087	$1,434,530		$10,500	$0	$1,424,030
Property		10.02	70 Bushwick Avenue	$87,818	$621,462	12/31/2019		$733,379	$98,045	$635,334	4/30/2020 TTM		95.0%	$754,504	$100,134	$654,370		$5,000	$0	$649,370
Property		10.03	894 Bushwick Avenue	$57,720	$611,459	12/31/2019		$669,721	$65,696	$604,025	4/30/2020 TTM		95.0%	$643,586	$61,951	$581,635		$5,000	$0	$576,635
Property		10.04	679 Grand Street	$55,632	$438,651	12/31/2019		$499,447	$62,786	$436,660	4/30/2020 TTM		95.0%	$486,508	$59,406	$427,101		$2,500	$0	$424,601
Property		10.05	735 & 737 Bushwick Avenue	$82,990	$144,489	12/31/2019		$275,656	$37,161	$238,495	4/30/2020 TTM		95.0%	$316,866	$35,849	$281,017		$1,750	$0	$279,267
Property		10.06	17 Troutman Street	$38,491	$222,766	12/31/2019		$264,158	$42,215	$221,943	4/30/2020 TTM		95.0%	$256,435	$41,036	$215,399		$2,002	$0	$213,397
Property		10.07	934 Lafayette Avenue	$19,425	$163,786	12/31/2019		$186,761	$19,802	$166,960	4/30/2020 TTM		95.0%	$181,655	$19,092	$162,563		$1,000	$0	$161,563
Loan	8,9	11	Palms at Cinco Ranch	$1,591,267	$1,761,159	12/31/2019	8.2%	$3,415,707	$1,516,662	$1,899,045	5/31/2020 TTM	8.8%	93.8%	$3,415,707	$1,606,358	$1,809,349	8.4%	$57,200	$0	$1,752,149	8.1%
Loan	5	12	HPE Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$9,694,440	$3,104,706	$6,589,734	9.9%	$89,473	$0	$6,500,261	9.7%
Loan		13	Broadway & Thomas	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$2,343,176	$508,227	$1,834,949	9.7%	$12,931	$0	$1,822,018	9.6%
Loan	6,9	14	New Haven Multifamily Portfolio	$1,309,151	$1,533,320	12/31/2019	8.8%	$2,744,164	$977,789	$1,766,375	5/31/2020 TTM	10.1%	93.0%	$3,051,924	$1,491,909	$1,560,015	8.9%	$60,500	$0	$1,499,515	8.6%
Property		14.01	Chapel Street and Sherman Avenue	$332,924	$380,454	12/31/2019		$728,950	$268,994	$459,956	5/31/2020 TTM		96.9%	$819,816	$376,088	$443,728		$17,750	$0	$425,978
Property		14.02	Howe Street and Lynwood Place	$237,723	$288,111	12/31/2019		$489,571	$133,702	$355,869	5/31/2020 TTM		95.2%	$512,088	$268,191	$243,897		$8,250	$0	$235,647
Property		14.03	Ellsworth Avenue	$218,509	$318,526	12/31/2019		$502,068	$185,246	$316,822	5/31/2020 TTM		97.6%	$561,132	$264,068	$297,064		$11,750	$0	$285,314
Property		14.04	Colby Court	$191,163	$299,084	12/31/2019		$458,266	$146,085	$312,181	5/31/2020 TTM		97.0%	$485,928	$219,551	$266,377		$8,500	$0	$257,877
Property		14.05	Park Street and Elm Street	$169,525	$160,079	12/31/2019		$347,771	$106,297	$241,474	5/31/2020 TTM		90.9%	$403,440	$188,431	$215,009		$7,750	$0	$207,259
Property		14.06	Bradley Street and Trumbull Street	$159,307	$87,066	12/31/2019		$217,538	$137,465	$80,073	5/31/2020 TTM		71.2%	$269,520	$175,580	$93,940		$6,500	$0	$87,440
Loan		15	Katella Corporate Center	$677,428	$1,709,624	12/31/2019	10.1%	$2,498,400	$678,868	$1,819,532	5/31/2020 TTM	10.8%	92.5%	$2,368,237	$676,790	$1,691,447	10.0%	$16,243	$81,996	$1,593,208	9.4%
Loan	6,7,12	16	Bronx Multifamily Portfolio V	$721,715	$1,059,494	12/31/2019	6.8%	$1,716,511	$723,903	$992,608	5/31/2020 TTM	6.4%	98.0%	$1,779,579	$651,516	$1,128,063	7.3%	$37,454	$0	$1,090,609	7.0%
Property		16.01	1901 Grand Concourse	$296,365	$624,805	12/31/2019		$907,756	$299,582	$608,174	5/31/2020 TTM		98.0%	$917,880	$342,814	$575,065		$21,033	$0	$554,032
Property		16.02	667 East 232nd Street	$425,350	$434,689	12/31/2019		$808,755	$424,321	$384,434	5/31/2020 TTM		98.0%	$861,699	$308,702	$552,997		$16,421	$0	$536,576
Loan	5	17	Ralph Lauren HQ New Jersey	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	97.0%	$9,003,225	$3,527,720	$5,475,505	9.6%	$51,016	$0	$5,424,489	9.5%
Loan		18	The Court at Hamilton	$426,825	$1,124,739	12/31/2018	8.7%	$1,622,786	$398,298	$1,224,488	12/31/2019	9.4%	95.8%	$1,602,798	$450,792	$1,152,006	8.9%	$6,202	$87,814	$1,057,990	8.2%
Loan		19	Gleneagles Shopping Center	$455,229	$1,021,432	12/31/2018	8.5%	$1,498,539	$412,537	$1,086,002	12/31/2019	9.1%	91.7%	$1,519,754	$446,160	$1,073,594	8.9%	$8,754	$68,039	$996,801	8.3%
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100.0%	$1,111,407	$24,971	$1,086,436	10.2%	$10,958	$0	$1,075,479	10.1%
Property		20.01	Walgreens, Excelsior Springs, MO	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$355,605	$9,855	$345,750		$2,174	$0	$343,577
Property		20.02	Walgreens, Kilmarnock, VA	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$350,000	$7,000	$343,000		$2,223	$0	$340,777
Property		20.03	Dollar General, Cynthiana, KY	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$89,959	$1,799	$88,160		$1,365	$0	$86,795
Property		20.04	Dollar General, Fairview, KY	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$82,845	$1,657	$81,188		$1,365	$0	$79,823
Property		20.05	Dollar General, Wheatland, MO	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$81,254	$1,625	$79,629		$1,354	$0	$78,275
Property		20.06	Dollar General, Parkers Lake, KY	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$76,776	$1,536	$75,240		$1,123	$0	$74,117
Property		20.07	Dollar General, London, KY	N/A	N/A	N/A		N/A	N/A	N/A	N/A		100.0%	$74,968	$1,499	$73,469		$1,354	$0	$72,115
Loan	6,9	21	BC Storage Portfolio	$273,606	$998,370	12/31/2019	10.5%	$1,302,316	$294,873	$1,007,443	4/30/2020 TTM	10.6%	81.7%	$1,307,468	$294,572	$1,012,896	10.7%	$26,483	$0	$986,413	10.4%
Property		21.01	Burns	$140,153	$657,675	12/31/2019		$812,298	$151,883	$660,414	4/30/2020 TTM		89.0%	$812,298	$151,780	$660,518		$16,727	$0	$643,791
Property		21.02	White Bluff	$69,731	$200,040	12/31/2019		$281,663	$75,504	$206,160	4/30/2020 TTM		61.8%	$286,815	$75,430	$211,385		$5,589	$0	$205,796
Property		21.03	Dickson	$63,722	$140,655	12/31/2019		$208,355	$67,486	$140,869	4/30/2020 TTM		93.3%	$208,355	$67,362	$140,993		$4,167	$0	$136,826
Loan	9	22	514 West 211th Street	$421,069	$801,750	12/31/2019	8.5%	$1,241,322	$416,708	$824,614	5/31/2020 TTM	8.8%	97.0%	$1,280,948	$417,282	$863,667	9.2%	$19,750	$0	$843,917	9.0%
Loan	9,17	23	51 Columbia	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	90.0%	$1,271,500	$449,585	$821,915	9.8%	$6,860	$34,299	$780,756	9.3%
Loan	9	24	89-16 175 Street	$213,937	$1,077,551	12/31/2019	12.8%	$1,265,514	$215,935	$1,049,579	5/31/2020 TTM	12.5%	95.7%	$1,254,480	$605,795	$648,685	7.7%	$14,179	$0	$634,506	7.6%
Loan		25	Independence Plaza	$419,228	$948,195	12/31/2019	12.1%	$1,414,654	$415,428	$999,226	4/30/2020 TTM	12.7%	76.2%	$1,463,434	$425,897	$1,037,537	13.2%	$15,845	$90,380	$931,312	11.9%
Loan	7	26	14741 Memorial Drive	$224,008	$442,758	12/31/2018	6.6%	$924,823	$294,994	$629,829	10/31/2019 TTM	9.4%	79.6%	$818,856	$233,468	$585,388	8.8%	$10,035	$34,807	$540,546	8.1%
Loan	18	27	Carbon 550	N/A	N/A	N/A	N/A	$470,334	$317,486	$152,848	12/31/2019	2.3%	93.0%	$901,404	$232,702	$668,702	10.2%	$10,000	$0	$658,702	10.1%
Loan		28	9177 Ridgetop	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	91.4%	$820,212	$196,190	$624,022	9.9%	$2,498	$0	$621,524	9.9%
Loan	12	29	555 Grand Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	95.0%	$500,004	$48,666	$451,338	7.2%	$3,000	$0	$448,338	7.2%
Loan		30	96 Bedford Avenue	N/A	N/A	N/A	N/A	$492,883	$57,983	$434,900	12/31/2019	7.4%	97.0%	$486,302	$55,420	$430,882	7.3%	$2,000	$0	$428,882	7.3%
Loan		31	Shops at Oak Forest	$270,900	$645,954	12/31/2019	12.7%	$885,284	$336,259	$549,025	5/31/2020 TTM	10.8%	95.0%	$918,957	$322,395	$596,562	11.7%	$3,831	$18,125	$574,606	11.3%
Loan	9	32	Sparta Self Storage	$226,805	$504,011	12/31/2019	11.3%	$697,914	$223,182	$474,731	5/31/2020 TTM	10.7%	87.3%	$697,914	$271,032	$426,882	9.6%	$5,098	$0	$421,785	9.5%
Loan		33	Walden Court Apartments	$836,162	$794,211	12/31/2019	18.5%	$1,672,296	$822,534	$849,762	4/30/2020 TTM	19.8%	95.0%	$1,693,228	$814,742	$878,486	20.4%	$37,466	$0	$841,020	19.6%
Loan	6,8	34	Pangea 24	N/A	N/A	N/A	N/A	$749,761	$311,894	$437,867	5/31/2020 TTM	10.3%	92.3%	$894,422	$343,400	$551,022	12.9%	$23,750	$0	$527,272	12.4%
Property		34.01	109 North Laramie Avenue	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		34.02	5125 North Madison Street	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		34.03	4641 West Jackson Boulevard	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		34.04	8001 South Muskegon Avenue	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		34.05	8935 South Dauphin Avenue	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Property		34.06	15210 Chicago Road	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A	N/A	N/A
Loan		35	Fed Ex Mt. Pleasant	$11,496	$463,510	12/31/2019	11.0%	$475,007	$1,003	$474,004	5/31/2020 TTM	11.3%	95.0%	$518,443	$64,695	$453,749	10.8%	$2,682	$32,867	$418,200	10.0%
Loan		36	600 University Office	$185,199	$264,756	12/31/2019	6.8%	$525,798	$192,510	$333,288	5/31/2020 TTM	8.5%	93.6%	$690,143	$215,291	$474,852	12.2%	$7,700	$60,000	$407,152	10.4%
Loan	9	37	Walgreens Charlotte, NC	$244	$374,756	12/31/2018	10.7%	$375,000	$327	$374,673	12/31/2019	10.7%	95.0%	$366,404	$12,988	$353,416	10.1%	$1,449	$11,592	$340,375	9.7%
Loan		38	Hunter Ridge	$337,767	$301,110	12/31/2019	8.7%	$639,533	$330,612	$308,920	5/31/2020 TTM	9.0%	94.8%	$683,896	$326,447	$357,449	10.4%	$19,500	$0	$337,949	9.8%
Loan		39	Hannah Del Estate MHC	$88,294	$286,259	12/31/2019	8.9%	$391,142	$79,155	$311,987	5/31/2020 TTM	9.7%	94.8%	$391,142	$83,453	$307,689	9.6%	$3,300	$0	$304,389	9.5%
Loan	9	40	Fresenius Las Vegas	N/A	N/A	N/A	N/A	$323,439	$46,794	$276,644	5/31/2020 T-5 Ann.	9.2%	95.0%	$353,537	$81,385	$272,152	9.1%	$2,090	$28	$270,034	9.0%
Loan		41	Walgreens Sycamore	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100.0%	$252,590	$5,052	$247,538	8.3%	$2,268	$0	$245,270	8.2%
Loan		42	A1A Stow-A-Way Self Storage	$199,686	$326,007	12/31/2019	11.9%	$528,233	$202,189	$326,044	5/31/2020 TTM	11.9%	91.8%	$528,233	$206,074	$322,159	11.7%	$4,305	$0	$317,854	11.6%
Loan	9	43	Sentry Self Storage	$153,713	$252,800	12/31/2019	12.5%	$409,189	$157,277	$251,912	3/31/2020 TTM	12.4%	84.3%	$412,708	$168,214	$244,494	12.1%	$7,788	$0	$236,707	11.7%

A-1-6

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Largest Tenant	Largest Tenant Lease Expiration(4)	Largest Tenant NSF	Largest Tenant % of NSF	2nd Largest Tenant	2nd Largest Tenant Lease Expiration(4)	2nd Largest Tenant NSF	2nd Largest Tenant % of NSF
Loan	5,7,8,9,10,11	1	The Liz	Whitman-Walker	32,778 SF 8/31/2034; 2,834 SF 9/30/2029	35,612	25.4%	Goethe-Institut	10/31/2029	22,466	16.0%
Loan		2	Bayview Corporate Tower	CHG Companies	1/31/2028	136,613	33.0%	Whole Foods Inc.	8/31/2023	33,827	8.2%
Loan	6,7,12	3	FTERE Bronx Portfolio 5
Property		3.01	3031 & 3041 Holland Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.02	610 Trinity Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.03	2770-2780 Kingsbridge Terrace	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.04	1787-1791 Walton Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.05	75 West 190th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,12	4	Texas Multifamily Portfolio
Property		4.01	The Presidio Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Ravenwood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	Laguna Azul Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	Pebble Walk Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5,8,13,14	5	525 Market Street	Amazon.com Services, Inc.	179278 SF (1/31/2028); 28734 SF (4/30/2029); 114434 SF (2/28/2030); 86115 SF (1/31/2031)	408,561	39.5%	Sephora USA, Inc.	110830 SF (10/31/2021); 56467 SF (10/31/2023)	167,297	16.2%
Loan	5,8,15,16	6	Bellagio Hotel and Casino	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue
Property		7.01	3210 Riverdale Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.02	1616 Amsterdam Avenue	New Tech Laundry	6/30/2025	1,500	37.8%	1622 Amsterdam Grocery	8/31/2022	1,100	27.7%
Loan	8,9	8	UHG Optum Health Campus	United HealthCare Services, Inc. d/b/a Optum	12/12/2023	473,325	100.0%	N/A	N/A	N/A	N/A
Loan		9	235 Canal Street	HSBC	7/31/2028	9,827	25.4%	Charles B. Wang	12/31/2023	7,000	18.1%
Loan	5,6,7	10	Bushwick Multifamily Portfolio
Property		10.01	276 Nostrand Avenue	The Jay Group Inc.	12/31/2029	1,500	39.0%	Lofts and Flats, LLC	9/30/2023	720	18.7%
Property		10.02	70 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.03	894 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.04	679 Grand Street	BK Jani	7/31/2028	1,300	100.0%	N/A	N/A	N/A	N/A
Property		10.05	735 & 737 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.06	17 Troutman Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.07	934 Lafayette Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8,9	11	Palms at Cinco Ranch	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5	12	HPE Campus	Hewlett Packard Enterprise	4/30/2030	447,364	100.0%	N/A	N/A	N/A	N/A
Loan		13	Broadway & Thomas	LA County Dept. of Health Offices	10/25/2034	43,307	83.7%	Western Dental	8/31/2030	4,344	8.4%
Loan	6,9	14	New Haven Multifamily Portfolio
Property		14.01	Chapel Street and Sherman Avenue	Yale New Haven Hospital	8/30/2020	2,056	3.9%	N/A	N/A	N/A	N/A
Property		14.02	Howe Street and Lynwood Place	Pike International	12/31/2024	4,721	16.6%	N/A	N/A	N/A	N/A
Property		14.03	Ellsworth Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.04	Colby Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.05	Park Street and Elm Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.06	Bradley Street and Trumbull Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		15	Katella Corporate Center	Discovery Practice Management, Inc.	12,691 SF (6/30/2023); 10,124 SF (4/30/2021); 5,044 SF (9/30/2025)	27,859	34.3%	Pathways Community Services, LLC	6/30/2021	11,348	14.0%
Loan	6,7,12	16	Bronx Multifamily Portfolio V
Property		16.01	1901 Grand Concourse	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		16.02	667 East 232nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5	17	Ralph Lauren HQ New Jersey	Ralph Lauren	12/31/2035	255,018	100.0%	N/A	N/A	N/A	N/A
Loan		18	The Court at Hamilton	Walmart	10/31/2036	150,000	77.3%	Rainbow	1/31/2022	7,850	4.0%
Loan		19	Gleneagles Shopping Center	Spec’s Wines, Spirits & Finer Foods	3/31/2032	12,503	31.4%	Vitamin Shoppe	4/30/2023	4,940	12.4%
Loan	6,7,9	20	Walgreens & Dollar General Portfolio
Property		20.01	Walgreens, Excelsior Springs, MO	Walgreens	2/28/2034	14,490	100.0%	N/A	N/A	N/A	N/A
Property		20.02	Walgreens, Kilmarnock, VA	Walgreens	3/31/2033	14,820	100.0%	N/A	N/A	N/A	N/A
Property		20.03	Dollar General, Cynthiana, KY	Dollar General	8/19/2034	9,100	100.0%	N/A	N/A	N/A	N/A
Property		20.04	Dollar General, Fairview, KY	Dollar General	7/19/2034	9,100	100.0%	N/A	N/A	N/A	N/A
Property		20.05	Dollar General, Wheatland, MO	Dollar General	4/30/2035	9,026	100.0%	N/A	N/A	N/A	N/A
Property		20.06	Dollar General, Parkers Lake, KY	Dollar General	6/30/2034	7,489	100.0%	N/A	N/A	N/A	N/A
Property		20.07	Dollar General, London, KY	Dollar General	6/30/2033	9,026	100.0%	N/A	N/A	N/A	N/A
Loan	6,9	21	BC Storage Portfolio
Property		21.01	Burns	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	White Bluff	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Dickson	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	22	514 West 211th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9,17	23	51 Columbia	NeoGenomics Laboratories, Inc.	1/31/2035	34,299	100.0%	N/A	N/A	N/A	N/A
Loan	9	24	89-16 175 Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Independence Plaza	BlueBallRoom Dance Studio & Club	06/30/2032	8,005	10.1%	Meridian Bank	2/28/2023	6,050	7.6%
Loan	7	26	14741 Memorial Drive	La Hacienda	12/31/2021	5,551	17.7%	Original Napoli Restaurant and Gourmet Burgers	2/28/2021	2,450	7.8%
Loan	18	27	Carbon 550	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		28	9177 Ridgetop	Veteran Affairs	10/14/2039	14,877	89.5%	N/A	N/A	N/A	N/A
Loan	12	29	555 Grand Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	96 Bedford Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Shops at Oak Forest	Massage Envy	12/31/2023	3,127	13.9%	Plonk!	1/31/2024	2,611	11.6%
Loan	9	32	Sparta Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Walden Court Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,8	34	Pangea 24
Property		34.01	109 North Laramie Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.02	5125 North Madison Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.03	4641 West Jackson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.04	8001 South Muskegon Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.05	8935 South Dauphin Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.06	15210 Chicago Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Fed Ex Mt. Pleasant	FedEx Freight, Inc.	5/6/2030	26,815	100.0%	N/A	N/A	N/A	N/A
Loan		36	600 University Office	State of Florida Department of Education	11/14/2025	13,537	35.2%	State of Florida Department of Financial Services	3/31/2025	4,475	11.6%
Loan	9	37	Walgreens Charlotte, NC	Walgreens	12/31/2030	14,490	100.0%	N/A	N/A	N/A	N/A
Loan		38	Hunter Ridge	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Hannah Del Estate MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	40	Fresenius Las Vegas	Fresenius Kidney Care	2/28/2029	10,451	100.0%	N/A	N/A	N/A	N/A
Loan		41	Walgreens Sycamore	Walgreens	01/31/2040	15,120	100.0%	N/A	N/A	N/A	N/A
Loan		42	A1A Stow-A-Way Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	43	Sentry Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-7

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	3rd Largest Tenant	3rd Largest Tenant Lease Expiration(4)	3rd Largest Tenant NSF	3rd Largest Tenant % of NSF	4th Largest Tenant	4th Largest Tenant Lease Expiration(4)	4th Largest Tenant NSF	4th Largest Tenant % of NSF	5th Largest Tenant
Loan	5,7,8,9,10,11	1	The Liz	Amazon Retail	11/30/2029	9,304	6.6%	Sephora	1/31/2030	5,823	4.2%	Bluestone Lane
Loan		2	Bayview Corporate Tower	Central Reach	11/30/2027	25,503	6.2%	Envision Pharm	06/30/2027	23,026	5.6%	Kovack Securities Inc
Loan	6,7,12	3	FTERE Bronx Portfolio 5
Property		3.01	3031 & 3041 Holland Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.02	610 Trinity Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.03	2770-2780 Kingsbridge Terrace	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.04	1787-1791 Walton Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		3.05	75 West 190th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,12	4	Texas Multifamily Portfolio
Property		4.01	The Presidio Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.02	Ravenwood Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.03	Laguna Azul Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		4.04	Pebble Walk Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5,8,13,14	5	525 Market Street	Wells Fargo Bank, N.A.	113035 SF (6/30/2025); 28109 SF (5/28/2026); 1785 SF (6/29/2023)	142,929	13.8%	Cloudera, Inc.	5/31/2025	57,272	5.5%	Zurich American Insurance Company
Loan	5,8,15,16	6	Bellagio Hotel and Casino	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue
Property		7.01	3210 Riverdale Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		7.02	1616 Amsterdam Avenue	OSO Hamilton Heights	11/30/2025	935	23.6%	N/A	N/A	N/A	N/A	N/A
Loan	8,9	8	UHG Optum Health Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		9	235 Canal Street	Mount Sinai	4/30/2030	3,625	9.4%	Yong Mei Liu	6/30/2021	118	0.3%	Colossal Media
Loan	5,6,7	10	Bushwick Multifamily Portfolio
Property		10.01	276 Nostrand Avenue	Lotus Threading I, Corp.	9/30/2028	625	16.3%	Burly Café, Inc.	3/31/2031	600	15.6%	G-Line Barbers, LLC
Property		10.02	70 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.03	894 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.04	679 Grand Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.05	735 & 737 Bushwick Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.06	17 Troutman Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		10.07	934 Lafayette Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	8,9	11	Palms at Cinco Ranch	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5	12	HPE Campus	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		13	Broadway & Thomas	BurgerIM	5/31/2029	2,011	3.9%	N/A	N/A	N/A	N/A	N/A
Loan	6,9	14	New Haven Multifamily Portfolio
Property		14.01	Chapel Street and Sherman Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.02	Howe Street and Lynwood Place	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.03	Ellsworth Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.04	Colby Court	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.05	Park Street and Elm Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		14.06	Bradley Street and Trumbull Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		15	Katella Corporate Center	OptumCare Management (FKA HealthCare Partners)	5/31/2021	7,533	9.3%	CTL LAX, Inc.	4,180 SF (11/30/2022); 1,774 SF (12/31/2020)	5,954	7.3%	YAO Yang Enterprises
Loan	6,7,12	16	Bronx Multifamily Portfolio V
Property		16.01	1901 Grand Concourse	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		16.02	667 East 232nd Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	5	17	Ralph Lauren HQ New Jersey	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		18	The Court at Hamilton	Snipes	10/31/2026	6,305	3.2%	Capital Health Primary Care	3/31/2030	6,000	3.1%	Jay Beauty Supply
Loan		19	Gleneagles Shopping Center	Red Mountain Weight Loss	9/30/2023	4,375	11.0%	SOI Brow	12/31/2029	2,500	6.3%	Snappy Salads Three
Loan	6,7,9	20	Walgreens & Dollar General Portfolio
Property		20.01	Walgreens, Excelsior Springs, MO	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.02	Walgreens, Kilmarnock, VA	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.03	Dollar General, Cynthiana, KY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.04	Dollar General, Fairview, KY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.05	Dollar General, Wheatland, MO	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.06	Dollar General, Parkers Lake, KY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		20.07	Dollar General, London, KY	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,9	21	BC Storage Portfolio
Property		21.01	Burns	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.02	White Bluff	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		21.03	Dickson	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	22	514 West 211th Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9,17	23	51 Columbia	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	24	89-16 175 Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		25	Independence Plaza	Breakwater Accounting	6/30/2022	4,000	5.0%	Melting Pot	05/31/2024	3,700	4.7%	Takumi Restaurant
Loan	7	26	14741 Memorial Drive	Viet Urban Kitchen	9/30/2024	2,250	7.2%	Vellisimo Salon & Spa	7/31/2022	1,800	5.7%	Memorial Post Center
Loan	18	27	Carbon 550	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		28	9177 Ridgetop	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	12	29	555 Grand Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		30	96 Bedford Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		31	Shops at Oak Forest	Sweet Frog	10/31/2021	2,069	9.2%	Texan Nails Spa	11/30/2023	1,625	7.2%	Mathew Naftis, DDS
Loan	9	32	Sparta Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		33	Walden Court Apartments	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	6,8	34	Pangea 24
Property		34.01	109 North Laramie Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.02	5125 North Madison Street	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.03	4641 West Jackson Boulevard	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.04	8001 South Muskegon Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.05	8935 South Dauphin Avenue	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Property		34.06	15210 Chicago Road	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		35	Fed Ex Mt. Pleasant	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		36	600 University Office	Attorneys Title Fund Services	7/31/2024	2,500	6.5%	N8 Potential Holdings PLLC - DBA Dynamic Life	6/30/2024	1,876	4.9%	State of Florida Department of Health
Loan	9	37	Walgreens Charlotte, NC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		38	Hunter Ridge	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		39	Hannah Del Estate MHC	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	40	Fresenius Las Vegas	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		41	Walgreens Sycamore	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan		42	A1A Stow-A-Way Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Loan	9	43	Sentry Self Storage	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

A-1-8

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	5th Largest Tenant Lease Expiration(4)	5th Largest Tenant NSF	5th Largest Tenant % of NSF	Upfront Replacement Reserves	Monthly Replacement Reserves	Replacement Reserve Cap	Upfront TI/LC Reserves	Monthly TI/LC Reserves	TI/LC Reserve Cap	Upfront Tax Reserves	Monthly Tax Reserves	Upfront Insurance Reserves	Monthly Insurance Reserves	Upfront Deferred Maint. Reserve	Initial Other Reserves	Ongoing Other Reserves
Loan	5,7,8,9,10,11	1	The Liz	2/28/2030	2,270	1.6%	$3,265,918	$2,966	$0	$1,308,942	$10,215	$0	$135,462	$22,577	$80,214	$6,417	$0	$3,117,459	$0
Loan		2	Bayview Corporate Tower	12/31/2021	16,769	4.1%	$0	$6,897	$0	$5,400,000	$34,484	$5,400,000	$655,742	$81,968	$69,220	$69,220	$22,619	$4,131,192	$0
Loan	6,7,12	3	FTERE Bronx Portfolio 5				$0	$8,405	$0	$0	$0	$0	$53,971	$53,971	$0	$0	$22,000	$1,450,000	$0
Property		3.01	3031 & 3041 Holland Avenue	N/A	N/A	N/A
Property		3.02	610 Trinity Avenue	N/A	N/A	N/A
Property		3.03	2770-2780 Kingsbridge Terrace	N/A	N/A	N/A
Property		3.04	1787-1791 Walton Avenue	N/A	N/A	N/A
Property		3.05	75 West 190th Street	N/A	N/A	N/A
Loan	6,12	4	Texas Multifamily Portfolio				$0	$25,900	$0	$0	$0	$0	$351,713	$117,238	$69,172	$18,339	$1,123,550	$0	$0
Property		4.01	The Presidio Apartments	N/A	N/A	N/A
Property		4.02	Ravenwood Apartments	N/A	N/A	N/A
Property		4.03	Laguna Azul Apartments	N/A	N/A	N/A
Property		4.04	Pebble Walk Apartments	N/A	N/A	N/A
Loan	5,8,13,14	5	525 Market Street	11/30/2022	39,923	3.9%	$0	$0	$413,616	$0	$0	$2,068,082	$0	$0	$0	$0	$0	$41,391,428	$0
Loan	5,8,15,16	6	Bellagio Hotel and Casino	N/A	N/A	N/A	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue				$0	$2,616	$0	$0	$0	$0	$85,815	$28,605	$82,167	$6,811	$158,220	$0	$0
Property		7.01	3210 Riverdale Avenue	N/A	N/A	N/A
Property		7.02	1616 Amsterdam Avenue	N/A	N/A	N/A
Loan	8,9	8	UHG Optum Health Campus	N/A	N/A	N/A	$0	$7,889	$0	$0	$0	$0	$0	$0	$0	$0	$122,500	$0	$0
Loan		9	235 Canal Street	6/30/2024	0		$0	$764	$0	$0	$19,023	$0	$674,625	$96,375	$39,351	$3,977	$4,750	$94,000	$0
Loan	5,6,7	10	Bushwick Multifamily Portfolio				$0	$2,313	$0	$0	$0	$0	$31,856	$9,102	$23,137	$5,784	$0	$0	$0
Property		10.01	276 Nostrand Avenue	5/31/2023	400	10.4%
Property		10.02	70 Bushwick Avenue	N/A	N/A	N/A
Property		10.03	894 Bushwick Avenue	N/A	N/A	N/A
Property		10.04	679 Grand Street	N/A	N/A	N/A
Property		10.05	735 & 737 Bushwick Avenue	N/A	N/A	N/A
Property		10.06	17 Troutman Street	N/A	N/A	N/A
Property		10.07	934 Lafayette Avenue	N/A	N/A	N/A
Loan	8,9	11	Palms at Cinco Ranch	N/A	N/A	N/A	$0	$4,767	$0	$0	$0	$0	$499,610	$49,961	$85,271	$11,573	$0	$409,814	$0
Loan	5	12	HPE Campus	N/A	N/A	N/A	$0	$7,456	$268,419	$0	$0	$0	$0	$0	$0	$0	$0	$0	$0
Loan		13	Broadway & Thomas	N/A	N/A	N/A	$0	$1,078	$38,792	$158,875	$2,155	$51,722	$19,122	$9,561	$19,772	$1,318	$0	$94,722	$0
Loan	6,9	14	New Haven Multifamily Portfolio				$0	$5,042	$0	$0	$0	$0	$77,653	$38,827	$63,058	$13,226	$99,669	$462,283	$0
Property		14.01	Chapel Street and Sherman Avenue	N/A	N/A	N/A
Property		14.02	Howe Street and Lynwood Place	N/A	N/A	N/A
Property		14.03	Ellsworth Avenue	N/A	N/A	N/A
Property		14.04	Colby Court	N/A	N/A	N/A
Property		14.05	Park Street and Elm Street	N/A	N/A	N/A
Property		14.06	Bradley Street and Trumbull Street	N/A	N/A	N/A
Loan		15	Katella Corporate Center	1/31/2022	3,017	3.7%	$0	$1,354	$0	$100,000	$6,833	$250,000	$39,503	$19,752	$8,330	$1,041	$0	$0	$0
Loan	6,7,12	16	Bronx Multifamily Portfolio V				$0	$3,121	$0	$0	$0	$0	$28,284	$28,284	$0	$0	$30,818	$0	$0
Property		16.01	1901 Grand Concourse	N/A	N/A	N/A
Property		16.02	667 East 232nd Street	N/A	N/A	N/A
Loan	5	17	Ralph Lauren HQ New Jersey	N/A	N/A	N/A	$0	$4,251	$51,016	$0	$0	$0	$293,602	$97,867	$0	$6,222	$0	$9,180,393	$0
Loan		18	The Court at Hamilton	10/31/2026	5,359	2.8%	$0	$551	$13,232	$0	$1,286	$30,874	$32,874	$16,437	$0	$0	$0	$8,000	$0
Loan		19	Gleneagles Shopping Center	7/31/2026	2,412	6.1%	$0	$729	$0	$0	$2,487	$119,367	$73,036	$18,259	$0	$0	$0	$0	$0
Loan	6,7,9	20	Walgreens & Dollar General Portfolio				$0	$0	$0	$0	$0	$0	$41,927	$4,193	$914	$229	$0	$0	$0
Property		20.01	Walgreens, Excelsior Springs, MO	N/A	N/A	N/A
Property		20.02	Walgreens, Kilmarnock, VA	N/A	N/A	N/A
Property		20.03	Dollar General, Cynthiana, KY	N/A	N/A	N/A
Property		20.04	Dollar General, Fairview, KY	N/A	N/A	N/A
Property		20.05	Dollar General, Wheatland, MO	N/A	N/A	N/A
Property		20.06	Dollar General, Parkers Lake, KY	N/A	N/A	N/A
Property		20.07	Dollar General, London, KY	N/A	N/A	N/A
Loan	6,9	21	BC Storage Portfolio				$0	$2,207	$0	$0	$0	$0	$55,320	$5,532	$0	$0	$28,701	$0	$0
Property		21.01	Burns	N/A	N/A	N/A
Property		21.02	White Bluff	N/A	N/A	N/A
Property		21.03	Dickson	N/A	N/A	N/A
Loan	9	22	514 West 211th Street	N/A	N/A	N/A	$0	$1,646	$0	$0	$0	$0	$24,640	$8,213	$3,693	$3,693	$19,625	$0	$0
Loan	9,17	23	51 Columbia	N/A	N/A	N/A	$34,299	$0	$0	$0	$0	$0	$99,750	$14,250	$5,376	$896	$0	$242,195	$0
Loan	9	24	89-16 175 Street	N/A	N/A	N/A	$0	$1,182	$14,179	$0	$0	$0	$15,868	$15,868	$0	$0	$7,500	$0	$0
Loan		25	Independence Plaza	8/31/2023	3,366	4.2%	$63,381	$1,304	$63,381	$316,904	$6,519	$316,904	$86,422	$8,642	$13,784	$1,969	$10,000	$547,943	$0
Loan	7	26	14741 Memorial Drive	2/29/2024	1,800	5.7%	$30,000	$836	$0	$0	$2,613	$156,790	$9,722	$4,861	$0	$0	$45,000	$19,302	$0
Loan	18	27	Carbon 550	N/A	N/A	N/A	$0	$833	$0	$0	$0	$0	$855	$428	$3,530	$1,765	$0	$0	$0
Loan		28	9177 Ridgetop	N/A	N/A	N/A	$0	$208	$9,992	$0	$0	$0	$0	$5,158	$1,649	$275	$0	$0	$0
Loan	12	29	555 Grand Street	N/A	N/A	N/A	$0	$250	$10,000	$0	$0	$0	$0	$5,619	$2,164	$668	$0	$0	$0
Loan		30	96 Bedford Avenue	N/A	N/A	N/A	$0	$167	$10,000	$0	$0	$0	$1,330	$1,330	$4,308	$568	$0	$0	$0
Loan		31	Shops at Oak Forest	4/30/2024	1,625	7.2%	$0	$319	$0	$150,000	$0	$150,000	$42,495	$14,165	$0	$0	$0	$0	$0
Loan	9	32	Sparta Self Storage	N/A	N/A	N/A	$0	$850	$30,585	$0	$0	$0	$18,583	$9,292	$2,581	$860	$11,250	$0	$0
Loan		33	Walden Court Apartments	N/A	N/A	N/A	$0	$3,122	$0	$0	$0	$0	$118,877	$10,807	$0	$3,174	$12,250	$0	$0
Loan	6,8	34	Pangea 24				$0	$1,979	$71,250	$0	$0	$0	$35,152	$7,030	$16,311	$1,359	$0	$0	$0
Property		34.01	109 North Laramie Avenue	N/A	N/A	N/A
Property		34.02	5125 North Madison Street	N/A	N/A	N/A
Property		34.03	4641 West Jackson Boulevard	N/A	N/A	N/A
Property		34.04	8001 South Muskegon Avenue	N/A	N/A	N/A
Property		34.05	8935 South Dauphin Avenue	N/A	N/A	N/A
Property		34.06	15210 Chicago Road	N/A	N/A	N/A
Loan		35	Fed Ex Mt. Pleasant	N/A	N/A	N/A	$0	$223	$0	$0	$2,235	$0	$0	$0	$0	$0	$0	$0	$0
Loan		36	600 University Office	3/31/2025	1,435	3.7%	$0	$645	$0	$0	$5,000	$240,000	$12,613	$2,102	$34,106	$2,436	$0	$292,543	$0
Loan	9	37	Walgreens Charlotte, NC	N/A	N/A	N/A	$2,898	$0	$2,898	$0	$966	$0	$52,065	$4,005	$394	$197	$0	$0	$0
Loan		38	Hunter Ridge	N/A	N/A	N/A	$0	$1,625	$150,000	$0	$0	$0	$20,717	$5,179	$22,688	$2,063	$25,000	$354,375	$0
Loan		39	Hannah Del Estate MHC	N/A	N/A	N/A	$0	$275	$0	$0	$0	$0	$29,731	$3,303	$1,027	$514	$0	$0	$0
Loan	9	40	Fresenius Las Vegas	N/A	N/A	N/A	$0	$174	$6,270	$0	$0	$0	$1,080	$1,080	$3,352	$419	$0	$0	$0
Loan		41	Walgreens Sycamore	N/A	N/A	N/A	$0	$189	$0	$0	$0	$0	$0	$0	$560	$280	$0	$0	$0
Loan		42	A1A Stow-A-Way Self Storage	N/A	N/A	N/A	$0	$359	$15,000	$0	$0	$0	$22,167	$2,463	$14,187	$1,526	$0	$0	$0
Loan	9	43	Sentry Self Storage	N/A	N/A	N/A	$0	$649	$23,363	$0	$0	$0	$13,835	$2,767	$12,282	$1,023	$10,091	$31,690	$0

A-1-9

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Other Reserves Description	Appraisal Report Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	Seismic Zone (Y/N)	PML %
Loan	5,7,8,9,10,11	1	The Liz	Earn-out Reserve; Free Rent Reserve; Special Rollover Reserve	5/19/2020	3/18/2020	N/A	3/17/2020	N/A	No	N/A
Loan		2	Bayview Corporate Tower	Suzano Upfront Rollover Reserve; US Medicare Upfront Rollover Reserve; Tenant Specific Upfront Rollover Reserve; Free Rent Abatement Reserve; Debt Service Reserve	6/26/2020	1/27/2020	N/A	1/27/2020	N/A	No	N/A
Loan	6,7,12	3	FTERE Bronx Portfolio 5	J-51 Exemption Funds
Property		3.01	3031 & 3041 Holland Avenue		2/11/2020	1/3/2020	N/A	1/3/2020	N/A	No	N/A
Property		3.02	610 Trinity Avenue		2/7/2020	1/3/2020	N/A	1/3/2020	N/A	No	N/A
Property		3.03	2770-2780 Kingsbridge Terrace		2/10/2020	1/3/2020	N/A	1/3/2020	N/A	No	N/A
Property		3.04	1787-1791 Walton Avenue		2/12/2020	1/3/2020	N/A	1/3/2020	N/A	No	N/A
Property		3.05	75 West 190th Street		2/7/2020	1/3/2020	N/A	1/3/2020	N/A	No	N/A
Loan	6,12	4	Texas Multifamily Portfolio	N/A
Property		4.01	The Presidio Apartments		2/27/2020	2/27/2020	N/A	2/25/2020	N/A	No	N/A
Property		4.02	Ravenwood Apartments		2/27/2020	2/27/2020	N/A	2/25/2020	N/A	No	N/A
Property		4.03	Laguna Azul Apartments		2/27/2020	2/26/2020	N/A	2/25/2020	N/A	No	N/A
Property		4.04	Pebble Walk Apartments		2/27/2020	2/27/2020	N/A	2/25/2020	N/A	No	N/A
Loan	5,8,13,14	5	525 Market Street	Free Rent Reserve; Outstanding TI/LC Reserve	12/9/2019	12/5/2019	N/A	11/22/2019	12/6/2019	Yes - 4	17.0%
Loan	5,8,15,16	6	Bellagio Hotel and Casino	N/A	11/12/2019	11/6/2019	N/A	11/6/2019	N/A	No	N/A
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue	N/A
Property		7.01	3210 Riverdale Avenue		1/22/2020	1/10/2020	N/A	1/10/2020	N/A	No	N/A
Property		7.02	1616 Amsterdam Avenue		1/29/2020	1/10/2020	N/A	1/10/2020	N/A	No	N/A
Loan	8,9	8	UHG Optum Health Campus	N/A	6/29/2020	2/7/2020	N/A	2/14/2020	N/A	No	N/A
Loan		9	235 Canal Street	Mount Sinai Rent Reserve	4/14/2020	3/20/2020	N/A	3/20/2020	N/A	No	N/A
Loan	5,6,7	10	Bushwick Multifamily Portfolio	N/A
Property		10.01	276 Nostrand Avenue		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.02	70 Bushwick Avenue		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.03	894 Bushwick Avenue		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.04	679 Grand Street		2/24/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.05	735 & 737 Bushwick Avenue		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.06	17 Troutman Street		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Property		10.07	934 Lafayette Avenue		2/14/2020	1/7/2020	N/A	1/7/2020	N/A	No	N/A
Loan	8,9	11	Palms at Cinco Ranch	Debt Service Reserve	3/17/2020	3/9/2020	N/A	3/10/2020	N/A	No	N/A
Loan	5	12	HPE Campus	Common Charges Reserve	2/8/2020	11/15/2019	N/A	2/3/2020	1/29/2020	Yes - 3	3.0%
Loan		13	Broadway & Thomas	Free Rent Reserve	1/8/2020	8/19/2019	N/A	8/19/2019	8/19/2019	Yes - 4	10.0%
Loan	6,9	14	New Haven Multifamily Portfolio	Radon Reserve; Interest Reserve
Property		14.01	Chapel Street and Sherman Avenue		6/18/2020	5/26/2020	N/A	5/29/2020	N/A	No	N/A
Property		14.02	Howe Street and Lynwood Place		6/17/2020	5/26/2020	N/A	5/29/2020	N/A	No	N/A
Property		14.03	Ellsworth Avenue		6/17/2020	5/29/2020	N/A	5/29/2020	N/A	No	N/A
Property		14.04	Colby Court		6/17/2020	5/29/2020	N/A	5/29/2020	N/A	No	N/A
Property		14.05	Park Street and Elm Street		6/19/2020	5/26/2020	N/A	5/29/2020	N/A	No	N/A
Property		14.06	Bradley Street and Trumbull Street		6/19/2020	5/26/2020	N/A	5/29/2020	N/A	No	N/A
Loan		15	Katella Corporate Center	Free Rent Reserve; Outstanding TI/LC Reserve	2/26/2020	2/21/2020	N/A	2/20/2020	2/20/2020	Yes - 3	14.0%
Loan	6,7,12	16	Bronx Multifamily Portfolio V	N/A
Property		16.01	1901 Grand Concourse		2/12/2020	2/18/2020	N/A	2/18/2020	N/A	No	N/A
Property		16.02	667 East 232nd Street		2/25/2020	10/1/2019	N/A	10/1/2019	N/A	No	N/A
Loan	5	17	Ralph Lauren HQ New Jersey	Environmental Escrow; Free Rent; Gap Reserve; Liqduidation Payment/ Rent Credit Reserve	12/4/2019	11/7/2019	N/A	11/6/2019	N/A	No	N/A
Loan		18	The Court at Hamilton	Landscaping Reserve	2/10/2020	1/23/2020	N/A	1/23/2020	N/A	No	N/A
Loan		19	Gleneagles Shopping Center	N/A	3/5/2020	2/10/2020	N/A	2/10/2020	N/A	No	N/A
Loan	6,7,9	20	Walgreens & Dollar General Portfolio	N/A
Property		20.01	Walgreens, Excelsior Springs, MO		6/25/2020	4/22/2020	N/A	4/22/2020	N/A	No	N/A
Property		20.02	Walgreens, Kilmarnock, VA		6/26/2020	4/21/2020	N/A	4/14/2020	N/A	No	N/A
Property		20.03	Dollar General, Cynthiana, KY		6/25/2020	4/17/2020	N/A	4/22/2020	N/A	No	N/A
Property		20.04	Dollar General, Fairview, KY		6/25/2020	4/20/2020	N/A	4/22/2020	N/A	No	N/A
Property		20.05	Dollar General, Wheatland, MO		6/25/2020	4/22/2020	N/A	4/22/2020	N/A	No	N/A
Property		20.06	Dollar General, Parkers Lake, KY		6/26/2020	4/21/2020	N/A	4/22/2020	N/A	No	N/A
Property		20.07	Dollar General, London, KY		6/25/2020	4/22/2020	N/A	4/22/2020	N/A	No	N/A
Loan	6,9	21	BC Storage Portfolio	N/A
Property		21.01	Burns		3/6/2020	2/26/2020	N/A	2/26/2020	N/A	No	N/A
Property		21.02	White Bluff		3/6/2020	2/26/2020	N/A	2/26/2020	N/A	No	N/A
Property		21.03	Dickson		3/6/2020	2/26/2020	N/A	2/26/2020	N/A	No	N/A
Loan	9	22	514 West 211th Street	N/A	6/11/2020	4/7/2020	N/A	4/7/2020	N/A	No	N/A
Loan	9,17	23	51 Columbia	Free Rent Reserve	7/2/2020	4/15/2020	N/A	4/16/2020	6/30/2020	Yes - 4	12.0%
Loan	9	24	89-16 175 Street	N/A	4/21/2020	4/8/2020	N/A	4/7/2020	N/A	No	N/A
Loan		25	Independence Plaza	Debt Service Reserve; Free Rent Reserve; Outstanding TI/LC Reserve	6/18/2020	5/15/2020	N/A	5/15/2020	N/A	No	N/A
Loan	7	26	14741 Memorial Drive	The Dinner Dude Free Rent; MsssP, LLC TI Obligations; Mrs Donuts TI Obligations	1/16/2020	12/31/2019	N/A	1/2/2020	N/A	No	N/A
Loan	18	27	Carbon 550	N/A	2/24/2020	1/30/2020	N/A	1/29/2020	N/A	No	N/A
Loan		28	9177 Ridgetop	Major Tenant Reserve	1/10/2020	1/17/2020	N/A	1/21/2020	1/16/2020	Yes - 3	7.0%
Loan	12	29	555 Grand Street	N/A	1/23/2020	1/31/2020	N/A	1/31/2020	N/A	No	N/A
Loan		30	96 Bedford Avenue	N/A	2/12/2020	12/5/2019	N/A	12/5/2019	N/A	No	N/A
Loan		31	Shops at Oak Forest	N/A	2/6/2020	1/24/2020	N/A	1/24/2020	N/A	No	N/A
Loan	9	32	Sparta Self Storage	N/A	6/22/2020	6/25/2020	N/A	6/25/2020	N/A	No	N/A
Loan		33	Walden Court Apartments	N/A	6/22/2020	4/27/2020	N/A	4/23/2020	N/A	No	N/A
Loan	6,8	34	Pangea 24	N/A
Property		34.01	109 North Laramie Avenue		2/25/2020	2/21/2020	N/A	2/24/2020	N/A	No	N/A
Property		34.02	5125 North Madison Street		2/25/2020	2/19/2020	N/A	2/25/2020	N/A	No	N/A
Property		34.03	4641 West Jackson Boulevard		3/2/2020	2/21/2020	N/A	2/25/2020	N/A	No	N/A
Property		34.04	8001 South Muskegon Avenue		2/15/2020	2/24/2020	N/A	2/25/2020	N/A	No	N/A
Property		34.05	8935 South Dauphin Avenue		2/15/2020	2/24/2020	N/A	2/25/2020	N/A	No	N/A
Property		34.06	15210 Chicago Road		2/18/2020	2/24/2020	N/A	2/26/2020	N/A	No	N/A
Loan		35	Fed Ex Mt. Pleasant	N/A	6/2/2020	6/8/2020	N/A	6/8/2020	N/A	No	N/A
Loan		36	600 University Office	Outstanding TI Funds; Rent Concession Fund	3/10/2020	1/9/2020	N/A	1/13/2020	N/A	No	N/A
Loan	9	37	Walgreens Charlotte, NC	N/A	6/23/2020	6/9/2020	N/A	6/9/2020	N/A	No	N/A
Loan		38	Hunter Ridge	Economic Holdback; Environmental Reserve	1/9/2020	12/19/2019	N/A	12/18/2019	N/A	No	N/A
Loan		39	Hannah Del Estate MHC	N/A	6/4/2020	6/5/2020	N/A	6/5/2020	N/A	Yes - 3	N/A
Loan	9	40	Fresenius Las Vegas	N/A	6/30/2020	10/8/2019	N/A	10/9/2019	N/A	No	N/A
Loan		41	Walgreens Sycamore	Anchor Tenant Reserve	6/11/2020	11/27/2019	N/A	5/21/2020	N/A	No	N/A
Loan		42	A1A Stow-A-Way Self Storage	N/A	5/21/2020	3/31/2020	N/A	4/1/2020	N/A	No	N/A
Loan	9	43	Sentry Self Storage	Interest Reserve	6/29/2020	5/21/2020	N/A	5/22/2020	N/A	No	N/A

A-1-10

Annex A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS

Property Flag	Footnotes	Loan ID	Property Name	Cut-off Date Pari Passu Mortgage Debt Balance	Coop - Committed Secondary Debt	Cut-off Date Subord. Mortgage Debt Balance	Total Mortgage Debt Cut-off Date LTV Ratio	Total Mortgage Debt UW NCF DSCR	Total Mortgage Debt UW NOI Debt Yield	Cut-off Date Mezzanine Debt Balance	Total Debt Cut-off Date LTV Ratio	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Coop - Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Coop Units	Coop - Sponsor/ Investor Carry
Loan	5,7,8,9,10,11	1	The Liz	$33,000,000			63.9%	1.57x	7.5%
Loan		2	Bayview Corporate Tower
Loan	6,7,12	3	FTERE Bronx Portfolio 5
Property		3.01	3031 & 3041 Holland Avenue
Property		3.02	610 Trinity Avenue
Property		3.03	2770-2780 Kingsbridge Terrace
Property		3.04	1787-1791 Walton Avenue
Property		3.05	75 West 190th Street
Loan	6,12	4	Texas Multifamily Portfolio
Property		4.01	The Presidio Apartments
Property		4.02	Ravenwood Apartments
Property		4.03	Laguna Azul Apartments
Property		4.04	Pebble Walk Apartments
Loan	5,8,13,14	5	525 Market Street	$430,000,000		$212,000,000	53.7%	2.96x	9.0%
Loan	5,8,15,16	6	Bellagio Hotel and Casino	$1,637,200,000		$1,333,800,000	70.7%	4.06x	15.7%
Loan	6,7	7	3210 Riverdale Avenue & 1616 Amsterdam Avenue
Property		7.01	3210 Riverdale Avenue
Property		7.02	1616 Amsterdam Avenue
Loan	8,9	8	UHG Optum Health Campus
Loan		9	235 Canal Street
Loan	5,6,7	10	Bushwick Multifamily Portfolio	$30,000,000			67.5%	1.82x	7.2%
Property		10.01	276 Nostrand Avenue
Property		10.02	70 Bushwick Avenue
Property		10.03	894 Bushwick Avenue
Property		10.04	679 Grand Street
Property		10.05	735 & 737 Bushwick Avenue
Property		10.06	17 Troutman Street
Property		10.07	934 Lafayette Avenue
Loan	8,9	11	Palms at Cinco Ranch
Loan	5	12	HPE Campus	$46,770,000			64.8%	2.71x	9.9%
Loan		13	Broadway & Thomas
Loan	6,9	14	New Haven Multifamily Portfolio
Property		14.01	Chapel Street and Sherman Avenue
Property		14.02	Howe Street and Lynwood Place
Property		14.03	Ellsworth Avenue
Property		14.04	Colby Court
Property		14.05	Park Street and Elm Street
Property		14.06	Bradley Street and Trumbull Street
Loan		15	Katella Corporate Center
Loan	6,7,12	16	Bronx Multifamily Portfolio V
Property		16.01	1901 Grand Concourse
Property		16.02	667 East 232nd Street
Loan	5	17	Ralph Lauren HQ New Jersey	$44,000,000			59.4%	3.00x	9.6%
Loan		18	The Court at Hamilton
Loan		19	Gleneagles Shopping Center
Loan	6,7,9	20	Walgreens & Dollar General Portfolio
Property		20.01	Walgreens, Excelsior Springs, MO
Property		20.02	Walgreens, Kilmarnock, VA
Property		20.03	Dollar General, Cynthiana, KY
Property		20.04	Dollar General, Fairview, KY
Property		20.05	Dollar General, Wheatland, MO
Property		20.06	Dollar General, Parkers Lake, KY
Property		20.07	Dollar General, London, KY
Loan	6,9	21	BC Storage Portfolio
Property		21.01	Burns
Property		21.02	White Bluff
Property		21.03	Dickson
Loan	9	22	514 West 211th Street
Loan	9,17	23	51 Columbia
Loan	9	24	89-16 175 Street
Loan		25	Independence Plaza
Loan	7	26	14741 Memorial Drive
Loan	18	27	Carbon 550
Loan		28	9177 Ridgetop
Loan	12	29	555 Grand Street
Loan		30	96 Bedford Avenue
Loan		31	Shops at Oak Forest
Loan	9	32	Sparta Self Storage
Loan		33	Walden Court Apartments
Loan	6,8	34	Pangea 24
Property		34.01	109 North Laramie Avenue
Property		34.02	5125 North Madison Street
Property		34.03	4641 West Jackson Boulevard
Property		34.04	8001 South Muskegon Avenue
Property		34.05	8935 South Dauphin Avenue
Property		34.06	15210 Chicago Road
Loan		35	Fed Ex Mt. Pleasant
Loan		36	600 University Office
Loan	9	37	Walgreens Charlotte, NC
Loan		38	Hunter Ridge
Loan		39	Hannah Del Estate MHC
Loan	9	40	Fresenius Las Vegas
Loan		41	Walgreens Sycamore
Loan		42	A1A Stow-A-Way Self Storage
Loan	9	43	Sentry Self Storage

A-1-11

MSC 2020-HR8
Footnotes to Annex A-1

(1)	MSBNA—Morgan Stanley Bank, N.A.; MSMCH—Morgan Stanley Mortgage Capital Holdings LLC; Barclays—Barclays Capital Real Estate Inc.; AREF—Argentic Real Estate Finance LLC; SMC—Starwood Mortgage Capital LLC

(2)	Certain tenants may not be in occupancy or may be in free rent periods. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Other” in this prospectus for information regarding the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans and sole tenants at their respective mortgaged properties that are not in occupancy or are in free rent periods.

(3)	The Administrative Fee Rate includes the master servicing fee rate, operating advisor fee rate, certificate administrator/trustee fee rate, asset representations reviewer fee rate, primary or sub-servicing servicing fee rate, CREFC® license fee rate and, with respect to any non-serviced mortgage loan, pari passu loan primary servicing fee rate, in each case applicable to the related mortgage loan.

(4)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations—Terminations” for information regarding certain lease termination options affecting the 5 largest tenants at mortgaged properties securing the 15 largest mortgage loans and sole tenants at their respective mortgaged properties.

(5)	Each of The Liz Mortgage Loan (Mortgage Loan No. 1), the 525 Market Street Mortgage Loan (Mortgage Loan No. 5), the Bellagio Hotel and Casino Mortgage Loan (Mortgage Loan No. 6), the Bushwick Multifamily Portfolio (Mortgage Loan No.10), the HPE Campus Mortgage Loan (Mortgage Loan No. 12), and the Ralph Lauren HQ New Jersey Mortgage Loan (Mortgage Loan No. 17) is part of a whole loan related to the Issuing Entity. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit/Room calculations are in each case based on the subject Mortgage Loan together with any related Pari Passu Companion Loan(s), but (unless otherwise indicated) without regard to any related Subordinate Companion Loan(s). For further information, see “Description of the Mortgage Pool—The Whole Loans—General”, “—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-A/B Whole Loans” and “Pooling and Servicing Agreement” or “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans,” as applicable, in this prospectus.

(6)	With respect to Mortgage Loan No. 3, FTERE Bronx Portfolio 5, Mortgage Loan No. 4, Texas Multifamily Portfolio, Mortgage Loan No. 7, 3210 Riverdale Avenue & 1616 Amsterdam Avenue, Mortgage Loan No. 10, Bushwick Multifamily Portfolio, Mortgage Loan No. 14, New Haven Multifamily Portfolio, Mortgage Loan No. 16, Bronx Multifamily Portfolio V, Mortgage Loan No. 20, Walgreens & Dollar General Portfolio, Mortgage Loan No. 21, BC Storage Portfolio and Mortgage Loan No. 34, Pangea 24, each such Mortgage Loan is secured by multiple properties. For purposes of the statistical information set forth in this prospectus as to such Mortgage Loans, all LTV, DSCR, Debt Yield and Cut-off Date Balance per SF/Unit/Room calculations are shown on an aggregate basis, and a portion of the Cut-off Date Balance has been allocated to each mortgaged property based on the respective Appraised Values and/or Underwritten NCF, among other methods.

(7)	With respect to Mortgage Loan No. 1, The Liz, Mortgage Loan No. 3, FTERE Bronx Portfolio 5, Mortgage Loan No. 7, 3210 Riverdale Avenue & 1616 Amsterdam Avenue, Mortgage Loan No. 10, Bushwick Multifamily Portfolio, Mortgage Loan No. 16, Bronx Multifamily Portfolio V, Mortgage Loan No. 20, Walgreens & Dollar General Portfolio and Mortgage Loan No. 26, 14741 Memorial Drive the related loan documents permit a partial collateral release subject to LTV, DSCR and/or Debt Yield tests, or other release conditions in connection with a partial defeasance, partial prepayment or partial assumption of the related Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance” and "—Partial Releases, Substitutions and Additions” in this prospectus.

(8)	With respect to Mortgage Loan No. 1, The Liz, Mortgage Loan No. 5, 525 Market Street, Mortgage Loan No. 6, Bellagio Hotel and Casino, Mortgage Loan No. 8, UHG Optum Health Campus, Mortgage Loan No. 11, Palms at Cinco Ranch and Mortgage Loan No. 34, Pangea 24, the related mortgage loan documents permit future subordinate secured financing or mezzanine financing and/or preferred equity generally subject to compliance with certain combined LTV, DSCR and/or Debt Yield tests. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

(9)	With respect to Mortgage Loan No. 1, The Liz and Mortgage Loan No. 8, UHG Optum Health Campus, the first payment for each Mortgage Loan is September 6, 2020. On the Closing Date, AREF will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 6, 2020 payment for each such Mortgage Loan. Seasoning (mos.), Prepayment Provisions (No. of Payments), Original Term to Maturity (mos.), Original Interest-only Period (mos.), First Payment Date, Remaining Term to Maturity (mos.) and Remaining Interest-Only Period (mos.) are inclusive of the additional August 6, 2020 interest-only payment to be funded by AREF on the Closing Date.

A-1-12

With respect to Mortgage Loan No. 20, Walgreens & Dollar General Portfolio, the first payment date for the Mortgage Loan is September 6, 2020. On the Closing Date, Barclays will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 6, 2020 payment for such Mortgage Loan. Seasoning (mos.), Prepayment Provisions (No. of Payments), Original Term to Maturity (mos.), Original Interest-only Period (mos.) First Payment Date, Remaining Term to Maturity (mos.) and Remaining Interest-Only Period (mos.) are inclusive of the additional August 6, 2020 interest-only payment to be funded by Barclays on the loan securitization Closing Date.

With respect to Mortgage Loan No. 11, Palms at Cinco Ranch, Mortgage Loan No. 14, New Haven Multifamily Portfolio, Mortgage Loan No. 21, BC Storage Portfolio, Mortgage Loan No. 22, 514 West 211th Street, Mortgage Loan No. 24, 89-16 175 Street, Mortgage Loan No. 37, Walgreens Charlotte, NC, Mortgage Loan No. 40, Fresenius Las Vegas and Mortgage Loan No. 43, Sentry Self Storage, the first payment date for the Mortgage Loan is September 1, 2020. On the Closing Date, MSMCH will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 1, 2020 payment for each such Mortgage Loan. Seasoning (mos.), Prepayment Provisions (No. of Payments), Original Term to Maturity (mos.), Original Interest-only Period (mos.) First Payment Date, Remaining Term to Maturity (mos.) and Remaining Interest-Only Period (mos.) are inclusive of the additional August 1, 2020 interest-only payment to be funded by MSMCH on the loan securitization Closing Date.

With respect to Mortgage Loan No. 23, 51 Columbia and Mortgage Loan No. 32, Sparta Self Storage, the first payment date for the Mortgage Loan is in September 2020. On the Closing Date, SMC will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 2020 payment for each such Mortgage Loan. Seasoning (mos.), Prepayment Provisions (No. of Payments), Original Term to Maturity (mos.), Original Interest-only Period (mos.) First Payment Date, Remaining Term to Maturity (mos.) and Remaining Interest-Only Period (mos.) are inclusive of the additional August 2020 interest-only payment to be funded by SMC on the Closing Date.

(10)	With respect to Mortgage Loan No.1, The Liz, the Cut-off Date LTV Ratio and Maturity Date LTV Ratio, in each case calculated based on the loan amount net of the $3,000,000 earnout reserve and using the “as-is” appraised value of $140,800,000 are 63.9% and 63.9%, respectively. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the gross loan amount of $93,000,000 are 66.1% and 66.1%, respectively. In addition, Underwritten NOI Debt Yield and Underwritten NCF Debt Yield (7.5% and 7.3%, respectively) are calculated based on the net loan amount of $90,000,000 (reflecting a deduction of the $3,000,000 earnout reserve amount). Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the gross loan amount of $93,000,000 are 7.2% and 7.1%, respectively. The lender is required, from time to time, to disburse funds held in the earnout reserve to the borrower within (x) five business days, with respect to a disbursement pursuant to subclause (i) below or (y) fifteen days, with respect to a disbursement pursuant to subclause (ii) below, in the following increments and subject to the lender’s determination that the following conditions have been satisfied: (i) provided no default or cash management period is then continuing, (a) the commercial component remains 100% occupied, (b) the multifamily component is 92% occupied (inclusive of units leased by residential operator(s)), (c) the borrowers enter into a lease agreement with a qualified residential operator for a minimum of eight multifamily units at a minimum of $25,000 per month ($300,000 annually) for five years and collect unabated rent for three consecutive months; the lender will disburse $3,000,000 to the borrowers or (ii) provided no default or cash management period is then continuing, upon the Mortgaged Property achieving an earnout debt yield of 7.20%, the lender is required to release the amount of earnout disbursement utilized in the calculation of such earnout debt yield to the borrowers, provided, that, in no event will the amount of each such disbursement be less than $1,500,000.

(11)	With respect to Mortgage Loan No. 1, The Liz, occupancy is based on the January 31, 2020 rent roll for the commercial space and the June 24, 2020 rent roll for the residential space.

(12)	With respect to Mortgage Loan No. 3, FTERE Bronx Portfolio 5, Appraised Value (i) for the 3031 & 3041 Holland Avenue Mortgaged Property includes $1,050,000 attributable to the present value of two J-51 tax abatements that the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they applied for but were denied, which denial is currently being litigated; (ii) for the 610 Trinity Avenue Mortgaged Property includes $100,000 attributable to two J-51 tax abatements, which the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they applied for or intend to apply for and $800,000 attributable to a major capital improvements program (the “MCI Program”) rent increase that the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they intend to apply for; (iii) for the 2770-2780 Kingsbridge Terrace Mortgaged Property includes $10,000 attributable to a J-51 tax abatement that the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they intend to apply for; (iv) for the 1787-1791 Walton Avenue Mortgaged Property includes $20,000 attributable to an applied for J-51 tax abatement, and $200,000 attributable to applied for MCI program rent increases; and (v) for the 75 West 190th Street includes $50,000 attributable to two applied for J-51 tax abatements, and $600,000 attributable to applied for MCI program rent increases.

The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for an upfront reserve of $1,450,000 with respect to the pending or applied for J-51 exemption, J-51 abatement, and MCI Program rent increases applications, as applicable for each related Mortgaged Property, which will be released or applied to prepay the Mortgage Loan as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” in the prospectus.

A-1-13

With respect to Mortgage Loan No. 4, Texas Multifamily Portfolio, the Appraised Value represents a 3.1% premium to the aggregate “as-is” appraised value of the individual Mortgaged Properties. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio for the Texas Multifamily Portfolio Mortgage Loan are calculated using the “as-is” appraised value based on such portfolio premium. The “as-is” appraised value for the Texas Multifamily Portfolio Mortgaged Properties, without regard to the premium, was $79,800,000 as of February 14, 2020. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio calculated using the aggregate “as-is” appraised values, without regard to the premium, are 66.4% and 53.3%, respectively. In addition, the “as-is” appraised value assumes that the Texas Multifamily Portfolio borrowers will win their appeals of the tax assessment with respect to The Presidio Apartments property and the Ravenwood Apartments property. With respect to The Presidio Apartments property, the “as-is” appraised value is $28,400,000, and the value of the property without such assumption is approximately $25,000,000. With respect to the Ravenwood Apartments property, the “as-is” appraised value is $23,100,000, and the value of the property without such assumption is approximately $22,870,000.

With respect to Mortgage Loan No. 16, Bronx Multifamily Portfolio V, Appraised Value for the 667 East 232nd Street Mortgaged Property includes $1,000,000 attributable to an MCI Program rent increase and $200,000 attributable to an MCI Program abatement, which have been applied for or are intended to be applied for but have not been received as of the origination date.

With respect to Mortgage Loan No. 29, 555 Grand Street, Appraised Value for the mortgaged property includes $1,356,118 attributable to 421-a tax abatement, which has been applied for but has not been received as of the origination date.

(13)	With respect to Mortgage Loan No. 5, 525 Market Street, the property is comprised of a fee interest, a leasehold interest and a sub-leasehold interest. The fee, leasehold and sub-leasehold interests are collateral for the Whole Loan. The borrowers own the fee, leasehold and sub-leasehold interests in the Mortgaged Property. The borrower is prohibited from transferring or merging any interests, and cannot terminate, amend or modify the ground lease documents.

(14)	With respect to Mortgage Loan No. 5, 525 Market Street, a grace period for late payments of 10 days is allowed once per trailing calendar year.

(15)	With respect to Mortgage Loan No. 6, Bellagio Hotel and Casino, as of the trailing 12 months ending September 30, 2019, 29.6% of underwritten revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

(16)	With respect to Mortgage Loan No. 6, Bellagio Hotel and Casino, the Mortgaged Property was acquired by the borrower in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, which entered into a new 30-year lease, with two 10-year extension options to operate the Mortgaged Property (the “Bellagio Lease”). The Bellagio tenant owns a 5% equity interest in the borrower. Financial and other information in this prospectus is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Mortgaged Property. The initial Bellagio Lease annual rent is $245,000,000, and debt service coverage ratio and debt yield for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x and 8.1%, respectively.

(17)	With respect to Mortgage Loan No. 23, 51 Columbia, the Mortgage Loan is anticipated to be sold to SMC prior to the closing date of the MSC 2020-HR8 securitization transaction.

(18)	With respect to Mortgage Loan No. 27, Carbon 550, the borrower has the right to lease up to 12 units (24.0% of total units) on a short-term basis of less than one year so long as all such units are managed by Kasa Living, Inc. or a substitute manager approved by the lender.

A.	“Prepayment Fee” shall mean an amount equal to the greater of (i) the Yield Maintenance Amount, or (ii) (A) during the continuation of an Event of Default, five percent (5%) of the unpaid principal balance of the Note as of the Prepayment Date or (B) otherwise, one percent (1%) of the unpaid principal balance of the note as of the Prepayment Date. “Yield Maintenance Amount” shall mean the present value, as of the Prepayment Date, of the remaining scheduled payments of principal and interest from the Prepayment Date through the Stated Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semiannually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Stated Maturity Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

A-1-14

B	“Yield Maintenance Amount” shall mean the present value, as of the Repayment Date, of the remaining scheduled payments of principal and interest from the Repayment Date through the Open Prepayment Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid on the Repayment Date. “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Treasury Rate, each when compounded semi-annually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Repayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Open Prepayment Date. (In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Treasury Rate.)

C.	“Yield Maintenance Premium” means an amount equal to the greater of (a) one-half of one percent (0.50%) of the outstanding principal amount of the loan to be prepaid or satisfied and (b) the excess, if any, of (i) the sum of the present values of all then-scheduled payments of principal and interest under the loan assuming that all scheduled payments are made timely and that the remaining outstanding principal and interest on the applicable Note is paid on the Permitted Par Prepayment Date (with each such payment and assumed payment discounted to its present value at the date of prepayment at the rate which, when compounded monthly, is equivalent to the Prepayment Rate when compounded semi-annually and deducting from the sum of such present values any short-term interest paid from the date of prepayment to the next succeeding Payment Date in the event such payment is not made on a Payment Date), over (ii) the principal amount being prepaid.

D.	Yield Maintenance Premium: an amount equal to the greater of (i) one percent (1%) of any applicable prepayment, or (b) the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, (i) the term “Prepayment Date” means the date on which the applicable prepayment is made; (ii) the term “Calculated Payments” means the monthly payments of interest only which would be due from the Prepayment Date through the Permitted Prepayment Date based on the Principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum in the amount, if any, by which the Interest Rate exceeds the Yield Maintenance Treasury Rate; (iii) the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon the parties.

Yield Maintenance Treasury Rate: the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Permitted Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

E	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the principal amount of the Loan being prepaid and (ii) an amount equal to the present value as of the Prepayment Date of the Calculated Payments from the Prepayment Date through the Stated Maturity Date determined by discounting such payments at the Discount Rate. As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (y) the Interest Rate and (z) the Yield Maintenance Treasury Rate. As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Stated Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

F	Yield Maintenance Premium: an amount equal to the greater of (i) one percent (1%) of any applicable prepayment, or (b) the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, (i) the term “Prepayment Date” means the date on which the applicable prepayment is made; (ii) the term “Calculated Payments” means the monthly payments of interest only which would be due from the Prepayment Date through the Permitted Prepayment Date based on the Principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum in the amount, if any, by which the Applicable Interest Rate exceeds the Yield Maintenance Treasury Rate; (iii) the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon the parties.

A-1-15

Yield Maintenance Treasury Rate: the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Permitted Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

G.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Open Prepayment Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Open Prepayment Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

H.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

I.	“Yield Maintenance Premium” shall mean an amount equal to the greater of: (x) one percent (1%) of the principal amount of this Note being prepaid or (y) the present value as of the Prepayment Date (defined below) of the Calculated Payments (defined below) from the Prepayment Date through the Maturity Date determined by discounting such payments at the Discount Rate (defined below). As used in this definition, the term “Prepayment Date” shall mean the date on which prepayment is made. As used in this definition, the term “Calculated Payments” shall mean the monthly payments of interest only which would be due based on the principal amount of this Note being prepaid on the Prepayment Date and assuming an interest rate per annum equal to the difference (if such difference is greater than zero) between (1) the Applicable Interest Rate and (2) the Yield Maintenance Treasury Rate (defined below). As used in this definition, the term “Discount Rate” shall mean the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi-annually. As used in this definition, the term “Yield Maintenance Treasury Rate” shall mean the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate. In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

J.	“Yield Maintenance Premium” shall mean an amount equal to the greater of (i) one percent (1%) of the outstanding principal balance of the Loan to be prepared or satisfied and (ii) the present value, as of the Prepayment Date, of the remaining scheduled payment of principal and interest from the Prepayment Date through the Maturity Date (including any balloon payment) determined by discounting such payments at the Discount Rate, less the amount of principal being prepaid. “Discount Rate” shall mean the rate that, when compounded monthly, is equivalent to the Treasury Rate when compounded semiannually. “Treasury Rate” shall mean the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 – Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the Maturity Date. If Release H.15 is no longer published, Lender shall select in its reasonable discretion a comparable publication to determine the Treasury Rate.

A-1-16

ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-2

Mortgage Pool Information

Mortgage Loan Sellers

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Loan Seller	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Morgan Stanley Mortgage Capital Holdings LLC	18	$261,260,000	37.8%	3.5902%	117	3.17x	12.0%	57.3%	55.9%
Argentic Real Estate Finance LLC	6	$154,227,462	22.3%	4.0632%	119	2.22x	9.3%	61.8%	61.8%
Starwood Mortgage Capital LLC	13	$151,294,911	21.9%	3.8465%	117	1.94x	9.0%	62.6%	57.3%
Barclays Capital Real Estate Inc.	6	$124,173,000	18.0%	3.8782%	118	2.57x	11.1%	54.1%	48.6%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Cut-off Date Balances

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Balance ($)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2,025,000 - 10,000,000	23	$122,392,462	17.7%	3.7988%	119	2.38x	10.3%	58.1%	56.1%
10,000,001 - 20,000,000	9	$137,533,000	19.9%	3.7336%	117	2.23x	9.3%	62.9%	60.2%
20,000,001 - 30,000,000	4	$94,175,000	13.6%	3.7070%	120	2.64x	10.3%	54.7%	54.7%
30,000,001 - 40,000,000	3	$111,500,000	16.1%	3.2647%	115	5.03x	16.7%	46.0%	46.0%
40,000,001 - 60,000,000	4	$225,354,911	32.6%	4.1561%	118	1.66x	8.5%	64.9%	59.5%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: $2,025,000
Maximum: $60,000,000
Average: $16,068,730

A-2-1

Annex A-2

Mortgage Pool Information

States

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
State	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
New York	21	$177,925,000	25.8%	3.5765%	117	2.18x	8.1%	62.2%	62.2%
California	5	$104,325,000	15.1%	3.3734%	116	3.25x	11.1%	51.8%	51.8%
Texas	8	$98,279,911	14.2%	3.9908%	117	1.71x	9.0%	64.4%	56.4%
Florida	4	$67,125,000	9.7%	4.4493%	120	1.59x	10.0%	63.8%	54.7%
District of Columbia	1	$60,000,000	8.7%	4.4500%	121	1.57x	7.5%	63.9%	63.9%
Nevada	2	$42,000,000	6.1%	3.2330%	114	7.98x	26.9%	40.6%	40.6%
New Jersey	3	$30,415,000	4.4%	3.4803%	117	2.48x	9.3%	63.3%	62.5%
Minnesota	1	$26,600,000	3.8%	4.0000%	121	3.34x	13.9%	50.6%	50.6%
Connecticut	6	$17,500,000	2.5%	4.4500%	121	1.42x	8.9%	57.8%	50.6%
Tennessee	3	$9,500,000	1.4%	3.6900%	120	1.88x	10.7%	55.1%	47.4%
Delaware	1	$7,850,000	1.1%	3.7500%	120	3.12x	13.2%	49.4%	49.4%
North Carolina	2	$7,800,000	1.1%	3.9295%	120	2.98x	15.8%	41.0%	39.0%
Illinois	7	$7,260,000	1.1%	3.7975%	118	2.84x	11.0%	57.9%	57.9%
Iowa	1	$6,552,462	0.9%	3.5000%	116	2.83x	10.2%	63.3%	63.3%
Washington	1	$6,300,000	0.9%	3.6000%	116	2.70x	9.9%	63.0%	63.0%
Pennsylvania	1	$4,200,000	0.6%	4.1830%	120	2.35x	10.8%	53.0%	53.0%
Missouri	2	$4,180,000	0.6%	3.8320%	121	1.80x	10.2%	64.6%	51.1%
Indiana	1	$3,450,000	0.5%	4.3280%	115	1.64x	10.4%	69.0%	60.3%
Virginia	1	$3,375,000	0.5%	3.8320%	121	1.80x	10.2%	64.6%	51.1%
Oregon	1	$3,200,000	0.5%	4.4900%	120	1.57x	9.6%	50.9%	41.2%
Kentucky	4	$3,118,000	0.5%	3.8320%	121	1.80x	10.2%	64.6%	51.1%
Total:	76	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

A-2-2

Annex A-2

Mortgage Pool Information

Property Types

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Property Type	Mtg. Properties	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV

Multifamily
Mid Rise	16	$111,347,295	16.1%	3.5699%	117	2.16x	7.9%	65.8%	65.8%
Garden	7	$82,254,911	11.9%	3.9573%	117	1.75x	9.5%	62.4%	53.6%
Low Rise	13	$27,660,000	4.0%	4.1288%	119	1.86x	9.2%	58.2%	53.7%
High Rise	1	$18,500,000	2.7%	3.7660%	116	1.88x	7.3%	65.0%	65.0%
Subtotal:	37	$239,762,206	34.7%	3.7824%	117	1.96x	8.6%	63.7%	60.2%
Office
Suburban	6	$134,275,000	19.4%	4.0608%	119	2.27x	10.7%	60.4%	56.0%
CBD	1	$40,000,000	5.8%	2.9495%	115	4.29x	13.1%	37.0%	37.0%
Single Tenant	1	$13,000,000	1.9%	3.1300%	116	3.00x	9.6%	59.4%	59.4%
Medical	2	$9,300,000	1.3%	3.7452%	118	2.54x	9.6%	61.3%	61.3%
Subtotal:	10	$196,575,000	28.4%	3.7582%	118	2.74x	11.1%	55.6%	52.6%
Mixed Use
Office/Multifamily/Retail	1	$60,000,000	8.7%	4.4500%	121	1.57x	7.5%	63.9%	63.9%
Office/Retail	3	$50,850,000	7.4%	3.5394%	118	2.83x	10.8%	48.7%	48.7%
Multifamily/Retail	3	$24,730,167	3.6%	3.8111%	116	1.85x	7.3%	66.1%	66.1%
Subtotal:	7	$135,580,167	19.6%	3.9919%	119	2.10x	8.7%	58.6%	58.6%
Retail
Single Tenant	9	$17,173,000	2.5%	3.9646%	121	1.92x	9.8%	63.3%	54.9%
Shadow Anchored	2	$17,100,000	2.5%	4.0351%	117	1.91x	9.7%	64.8%	58.5%
Anchored	1	$12,960,000	1.9%	3.5500%	116	2.27x	8.9%	66.8%	66.8%
Unanchored	1	$6,675,000	1.0%	4.3100%	115	1.85x	8.8%	65.1%	65.1%
Subtotal:	13	$53,908,000	7.8%	3.9301%	118	1.99x	9.5%	64.8%	60.2%
Hospitality
Full Service	1	$39,000,000	5.6%	3.1702%	113	8.42x	28.3%	39.3%	39.3%
Subtotal:	1	$39,000,000	5.6%	3.1702%	113	8.42x	28.3%	39.3%	39.3%
Self Storage
Self Storage	6	$18,730,000	2.7%	3.9431%	120	1.97x	10.7%	59.5%	52.7%
Subtotal:	6	$18,730,000	2.7%	3.9431%	120	1.97x	10.7%	59.5%	52.7%
Industrial
Warehouse	1	$4,200,000	0.6%	4.1830%	120	2.35x	10.8%	53.0%	53.0%
Subtotal:	1	$4,200,000	0.6%	4.1830%	120	2.35x	10.8%	53.0%	53.0%
Manufactured Housing
Manufactured Housing	1	$3,200,000	0.5%	4.4900%	120	1.57x	9.6%	50.9%	41.2%
Subtotal:	1	$3,200,000	0.5%	4.4900%	120	1.57x	9.6%	50.9%	41.2%

Total:	76	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

A-2-3

Annex A-2

Mortgage Pool Information

Mortgage Rates

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Mortgage Rate (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
2.9495 - 2.9999	2	$49,400,000	7.1%	2.9572%	116	4.04x	12.4%	41.7%	41.7%
3.0000 - 3.4999	4	$92,900,000	13.4%	3.2102%	116	5.24x	17.9%	46.3%	46.3%
3.5000 - 3.9999	21	$283,695,462	41.1%	3.6881%	117	2.23x	8.9%	62.8%	62.0%
4.0000 - 4.4999	15	$206,509,911	29.9%	4.2348%	119	1.81x	9.4%	61.6%	56.5%
4.5000 - 4.5000	1	$58,450,000	8.5%	4.5000%	120	1.50x	9.7%	64.3%	55.0%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 2.9495%
Maximum: 4.5000%
Weighted Average: 3.8037%

Original Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
120	31	$515,477,373	74.6%	3.7031%	117	2.75x	11.0%	58.3%	55.3%
121	12	$175,478,000	25.4%	4.0992%	121	2.07x	9.3%	60.6%	58.8%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 120 mos.
Maximum: 121 mos.
Weighted Average: 120 mos.

Remaining Terms to Maturity

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Term to Maturity (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
113 - 118	22	$398,227,373	57.6%	3.5995%	116	2.94x	11.1%	59.2%	57.1%
119 - 121	21	$292,728,000	42.4%	4.0814%	121	2.09x	9.8%	58.4%	55.0%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 113 mos.
Maximum: 121 mos.
Weighted Average: 118 mos.

A-2-4

Annex A-2

Mortgage Pool Information

Original Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Original Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	31	$508,497,462	73.6%	3.6531%	117	2.94x	10.8%	57.6%	57.6%
360	12	$182,457,911	26.4%	4.2232%	119	1.58x	9.8%	62.4%	52.4%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 360 mos.
Maximum: 360 mos.
Weighted Average: 360 mos.

Remaining Amortization Terms

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Remaining Amortization Term (mos.)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	31	$508,497,462	73.6%	3.6531%	117	2.94x	10.8%	57.6%	57.6%
356 - 359	1	$53,004,911	7.7%	4.0300%	116	1.46x	9.0%	64.4%	51.7%
360 - 360	11	$129,453,000	18.7%	4.3024%	120	1.63x	10.1%	61.6%	52.7%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 356 mos.
Maximum: 360 mos.
Weighted Average: 359 mos.

Debt Service Coverage Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Debt Service Coverage Ratio (x)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
1.41 - 1.50	4	$140,954,911	20.4%	4.2932%	118	1.47x	9.3%	63.9%	53.6%
1.51 - 1.70	4	$71,105,000	10.3%	4.4365%	121	1.57x	7.9%	63.6%	62.4%
1.71 - 1.90	6	$85,323,000	12.3%	3.8505%	117	1.85x	8.4%	64.1%	61.1%
1.91 - 2.10	6	$41,075,000	5.9%	3.7141%	118	1.95x	7.7%	64.4%	63.7%
2.11 - 2.30	4	$91,360,000	13.2%	3.6335%	117	2.15x	8.2%	66.1%	66.1%
2.31 - 8.42	19	$261,137,462	37.8%	3.4254%	117	3.94x	14.0%	49.7%	49.7%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 1.41x
Maximum: 8.42x
Weighted Average: 2.58x

A-2-5

Annex A-2

Mortgage Pool Information

Cut-off Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Cut-off Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
25.0 - 50.0	5	$115,150,000	16.7%	3.1578%	116	5.32x	18.1%	38.6%	38.5%
50.1 - 55.0	7	$54,535,000	7.9%	3.9232%	120	2.99x	12.4%	51.8%	51.2%
55.1 - 60.0	5	$46,900,000	6.8%	3.8755%	119	2.03x	9.7%	57.6%	52.5%
60.1 - 65.0	18	$352,885,373	51.1%	3.9937%	118	1.90x	8.8%	63.8%	59.9%
65.1 - 75.0	8	$121,485,000	17.6%	3.7824%	116	1.97x	8.2%	67.4%	66.1%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 25.0%
Maximum: 75.0%
Weighted Average: 58.9%

Maturity Date Loan-to-Value Ratios

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Maturity Date Loan-to-Value Ratio (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
21.5 - 40.0	4	$107,300,000	15.5%	3.1145%	116	5.49x	18.4%	37.8%	37.7%
40.1 - 50.0	4	$24,450,000	3.5%	3.8794%	120	2.22x	11.6%	52.9%	47.1%
50.1 - 55.0	10	$190,962,911	27.6%	4.1631%	119	1.92x	10.2%	60.4%	52.6%
55.1 - 60.0	3	$20,455,000	3.0%	3.5198%	118	2.57x	9.5%	60.3%	59.1%
60.1 - 65.0	17	$243,777,462	35.3%	3.8851%	118	2.07x	8.5%	63.9%	63.2%
65.1 - 67.5	5	$104,010,000	15.1%	3.7020%	116	2.05x	7.9%	67.0%	67.0%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 21.5%
Maximum: 67.5%
Weighted Average: 56.2%

A-2-6

Annex A-2

Mortgage Pool Information

Amortization Type

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Amortization Type	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
Interest Only	31	$508,497,462	73.6%	3.6531%	117	2.94x	10.8%	57.6%	57.6%
Partial Interest Only	10	$126,253,000	18.3%	4.2976%	120	1.63x	10.1%	61.9%	53.0%
Amortizing Balloon	2	$56,204,911	8.1%	4.0562%	116	1.47x	9.0%	63.6%	51.1%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Underwritten NOI Debt Yield

			Percent by	Weighted	Weighted	Weighted	Weighted	Weighted	Weighted
		Aggregate	Aggregate	Average	Average	Average	Average	Average	Average
	No. of	Cut-off Date	Cut-off Date	Mortgage	Remaining	U/W NCF	U/W NOI	Cut-off Date	Maturity Date
Underwritten NOI Debt Yield (%)	Mtg. Loans	Balance	Balance	Rate	Term (Mos.)	DSCR	Debt Yield	LTV	LTV
7.2 - 9.0	15	$331,164,911	47.9%	3.9533%	118	1.79x	8.0%	64.9%	62.1%
9.1 - 10.0	11	$162,130,000	23.5%	3.9112%	118	2.20x	9.7%	62.1%	58.4%
10.1 - 11.0	7	$61,875,462	9.0%	3.5936%	120	2.47x	10.6%	52.4%	48.4%
11.1 - 12.0	2	$7,850,000	1.1%	3.7086%	118	3.03x	11.7%	54.9%	54.9%
12.1 - 13.0	3	$10,185,000	1.5%	3.9067%	118	2.54x	12.5%	59.6%	52.8%
13.1 - 14.0	3	$74,450,000	10.8%	3.4092%	118	3.83x	13.4%	43.2%	43.2%
14.1 - 28.3	2	$43,300,000	6.3%	3.2277%	114	7.93x	27.5%	37.9%	37.5%
Total:	43	$690,955,373	100.0%	3.8037%	118	2.58x	10.6%	58.9%	56.2%

Minimum: 7.2%
Maximum: 28.3%
Weighted Average: 10.6%

A-2-7

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS

OR GROUPS OF CROSS-COLLATERALIZED MORTGAGE LOANS

A-3-1

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

A-3-2

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

The LIZ
1711 14th Street Northwest
Washington, DC 20009
WASHINGTON D.C.
Columbia Heights
Cardozo
Pleasant Plains
Dupont Circle
Logan Circle
Downtown Washington
Chinatown
Mt. Vernon Triangle
Howard University
EMBASSY ROW
Euclid St NW
Clifton St NW
Florida Ave NW
W St NW
V St NW
U St NW
T St NW
Swann St NW
S St NW
Riggs Pl NW
R St NW
Corcoran St NW
Q St NW
Church St NW
P St NW
O St NW
N St NW
M St NW
L St NW
K St NW
I St NW
H St NW
New Hampshire Ave NW
Rhode Island Ave NW
Massachusetts Ave NW
Vermont Ave NW
Connecticut Ave NW
New York Ave NW
Georgia Ave NW
Sherman Ave NW
Howard Pl NW
18th St NW
17th St NW
16th St NW
15th St NW
14th St NW
13th St NW
11th St NW
10th St NW
9th St NW
8th St NW
7th St NW
6th St NW
5th St NW
Marion St NW
METRO GREEN, YELLOW LINES
METRO GREEN & YELLOW LINES
METRO RED LINE
METRO BLUE, ORANGE, SILVER LINES
U STREET AFRICAN-AM. CIVIL WAR MEMORIAL
SHAW-HOWARD UNIV
MT. VERNON SQUARE
FARRAGUT NORTH
FARRAGUT WEST
MCPHERSON SQUARE
Benjamin Banneker High School
Cardozo High School
Maury Wills Field
Howard's Plaza Towers
University Center
Howard University Museum
Howard Univ. School of Nursing
Howard Univ. School of Medicine
Howard University Hospital
Harrison Elementary School
The DC Center
The Ellington
Lincoln Theatre
Garnet-Patterson Middle School
The Louis
The Harper
The Source Theater
Black Cat
African-American Civil War Museum
Cleveland Elementary School
Garrison Elementary School
Embassy of Eritrea
Kimpton Carlyle Hotel
The Chastleton
The Mission
Embassy of Belarus
Embassy of Namibia
Shaw Middle School
Shaw Park
The Aston
Stead Play Park
Studio Theater
Logan Circle Park
Kennedy Recreation Center
Montgomery Elementary School
Carnegie Endowment for Intl. Peace
Brookings Institution
Cambria Hotel
Bundy Park
John Hopkins School of Advanced Intl. Studies
Embassy of Colombia
Embassy of Peru
Embassy of Australia
Tabard Inn
Scott Circle Park
Cathedral of St. Matthew the Apostle
The NEA Foundation
Washington Plaza
Comfort Inn Downtown DC
Alley Museum
National Geographic Museum
National Geographic Society
Westin Hotel
The Madison
University Club
Morrison-Clark Historic Inn
Walter E. Washington Convention Center
Mayflower Hotel
Pew Research Center
Washington Post Bldg.
AAUW Natl. HQ
Marriott Marquis Hotel
Washington Square Bldg.
Blake Building
Capitol Hilton
National Low Income Housing Coalition
Apple Carnegie Library
St. Regis Hotel
The Army And Navy Club
Farragut Square
McPherson Square
Franklin Square
Embassy Suites Hotel
Renaissance Washington DC Downtown
Hampton Inn
US Chamber of Commerce Foundation
US Department of Veterans Affairs
Hotel Sofitel
Hilton Garden Inn Washington, DC
Natl. Museum of Women in Arts
Greyhound Building
Lafayette Tower
Lafayette Square
Court of Appeals
29
1
50
Rockville
Wheaton
Potomac
Bethesda
Silver Spring
College Park
WASHINGTON D.C.
ARLINGTON
ALEXANDRIA
Annandale
VIRGINIA
MARYLAND
Greenbelt
Landover
Suitland
Camp Springs
Clinton
Franconia
Mount Vernon

A-3-3

Mortgage Loan No. 1 – The Liz

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		AREF		Single Asset/Portfolio:	Single Asset
Original Balance(1):		$60,000,000		Location:	Washington, DC
Cut-off Date Balance(1):		$60,000,000			20009
% of Initial Pool Balance:		8.7%		General Property Type:	Mixed Use
Loan Purpose:		Refinance		Detailed Property Type(7):	Office/Multifamily/Retail
Borrower Sponsors:		Ron Kaplan; Andrew Altman		Title Vesting:	Fee
Guarantors:		Ron Kaplan; Andrew Altman		Year Built/Renovated:	2019/N/A
Mortgage Rate:		4.4500%		Size(7):	140,200 SF
Note Date:		7/10/2020		Cut-off Date Balance per SF(1):	$663
First Payment Date(2):		8/6/2020		Maturity Date Balance per SF(1):	$663
Maturity Date:		8/6/2030		Property Manager:	Gates, Hudson & Associates, Inc.
Original Term to Maturity(2):		121 months			(borrower-related)
Original Amortization Term:		0 months		Underwriting and Financial Information(8)
IO Period(2):		121 months		UW NOI(9):	$6,717,372
Seasoning:		0 months		UW NOI Debt Yield(1)(6):	7.5%
Prepayment Provisions:		LO (24); DEF (93); O (4)		UW NOI Debt Yield at Maturity(1)(6):	7.5%
Lockbox/Cash Mgmt Status(3):		Hard/Springing		UW NCF DSCR(1):	1.57x
Additional Debt Type(1)(4):		Pari Passu		Most Recent NOI(9):	$3,356,168 (5/31/2020 TTM)
Additional Debt Balance(1)(4):		$33,000,000		2nd Most Recent NOI(10):	N/A
Future Debt Permitted (Type):		Yes (Mezzanine)		3rd Most Recent NOI(10):	N/A
				Most Recent Occupancy(11):	93.0% (6/24/2020)
Reserves(5)				2nd Most Recent Occupancy(10):	N/A
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(10):	N/A
RE Tax:	$135,462	$22,577	N/A	Appraised Value (as of)(12):	$140,800,000 (3/19/2020)
Insurance:	$80,214	$6,417	N/A	Appraised Value per SF:	$1,004
Recurring Replacements:	$3,265,918	$2,966	N/A	Cut-off Date LTV Ratio(1)(6):	63.9%
TI/LC:	$1,308,942	$10,215	N/A	Maturity Date LTV Ratio(1)(6):	63.9%
Free Rent Reserve:	$117,459	$0	N/A
Special Rollover Reserve:	$0	Springing	N/A
Earn-out Reserve (6):	$3,000,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(1):	$93,000,000	98.0%	Loan Payoff:	$84,870,137	89.4%
Borrower Equity:	$1,895,338	2.0%	Reserves:	$7,907,995	8.3%
			Closing Costs:	$2,117,206	2.2%
Total Sources:	$94,895,338	100.0%	Total Uses:	$94,895,338	100.0%

(1)	The Liz Mortgage Loan (as defined below) is part of The Liz Whole Loan (as defined below), which is comprised of three pari passu notes with an aggregate original principal balance of $93,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate original principal balance of the promissory notes comprising The Liz Whole Loan.

(2)	The First Payment Date for The Liz Whole Loan is September 6, 2020. On the Closing Date of the MSC 2020-HR8 securitization transaction, AREF will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 6, 2020 payment. Original Term to Maturity and IO Period are inclusive of the additional August 6, 2020 interest-only payment funded by AREF on the Closing Date.

(3)	The Liz Whole Loan is structured with a hard lockbox for non-residential tenants and soft lockbox for residential tenants.

(4)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	LTV Ratios and Debt Yields are calculated based on The Liz Whole Loan Cut-off Date Balance, net of the earnout reserve of $3,000,000. See “Escrows and Reserves” below for further discussion of the earnout reserve release requirements. Any funds remaining in the earnout reserve on August 6, 2023 will be released and applied (i) to partially defease The Liz Whole Loan and (ii) to a payment to the lender of all accrued and unpaid interest on the principal being defeased, provided that The Liz Borrowers will be responsible for all out-of-pocket costs and expenses actually incurred by the lender and servicer in connection with such partial defeasance and prepayment. Based on The Liz Whole Loan Cut-off Date Balance, without netting the earnout reserve balance, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio, and Maturity Date LTV Ratio would be 7.2%, 7.2%, 66.1% and 66.1%, respectively.

(7)	The Liz Property (as defined below) consists of 58,483 SF of multifamily space (77 units), 57,293 SF of office space and 24,424 SF of retail space.

(8)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and The Liz Whole Loan was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(9)	The difference between Most Recent NOI and UW NOI is due to The Liz Property being in lease up, as it was constructed in 2019.

(10)	Historical occupancy and net operating income are not available as The Liz Property is newly constructed.

(11)	Most Recent Occupancy date reflects the rent roll date for the Multifamily Component (as defined below). The rent roll date for the Commercial Component (as defined below) is January 31, 2020.

(12)	The appraisal concluded a value of $92,000,000 ($1,125 per SF) for the Commercial Component (as defined below) and $48,800,000 ($633,766 per unit) for the Multifamily Component (as defined below).

The Mortgage Loan. The largest mortgage loan (“The Liz Mortgage Loan”) is part of a whole loan ( “The Liz Whole Loan”) evidenced by three pari passu promissory notes in the aggregate original principal amount of $93,000,000, all of which are secured by a first priority fee mortgage encumbering a mixed-use property located in Washington, District of Columbia (“The Liz Property”). The Liz Whole Loan was co-originated by Argentic Real Estate Finance LLC (“AREF”) and Goldman Sachs Bank USA (“GS”). Notes A-1 and A-2 in the original principal amounts of $50,000,000 and $10,000,000,

A-3-4

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

respectively, represent controlling and non-controlling interests in The Liz Whole Loan and will be included in the MSC 2020-HR8 securitization transaction. Note A-3 in the original principal amount of $33,000,000 (“The Liz Pari Passu Companion Loan”), represents a non-controlling interest in The Liz Whole Loan and is currently held by GS and is expected to be contributed to one or more future securitization transactions. The Liz Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2020-HR8 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

The Liz Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	MSC 2020-HR8	Yes
A-2	$10,000,000	$10,000,000	MSC 2020-HR8	No
A-3	$33,000,000	$33,000,000	GS(1)	No
Total	$93,000,000	$93,000,000

(1)	Note A-3 is held by GS and is expected to be contributed to one or more future securitization transactions.

The Borrowers and the Borrower Sponsors. The borrowers are WW Retail Owner, LLC (“The Liz Retail Borrower”), WW Residential Owner, LLC (“The Liz Residential Borrower”) and WW Office Owner, LLC (“The Liz Office Borrower” and, together with The Liz Retail Borrower and The Liz Residential Borrower, “The Liz Borrowers”), each of which is a single-purpose, Delaware limited liability company with two independent directors. The Liz Borrowers are indirectly owned by Whitman-Walker Health System, Inc. (75% interest) and Fivesquares Development LLC (25% interest). Whitman-Walker Health System, Inc. is affiliated with the largest tenant at The Liz Property and is a non-profit community health center in the Washington, D.C. metropolitan area.

The borrower sponsors and non-recourse carveout guarantors are Andrew Altman and Ron Kaplan. Andrew Altman and Ron Kaplan are cofounders and principals of Fivesquares Development, a Washington, D.C. based real estate development firm. Andrew Altman has experience in urban development and planning and was responsible for the transformation of the Anacostia Waterfront, the Wharf and The Ballpark District in Washington D.C., as well as the London 2012 Olympic park in the United Kingdom. Ron Kaplan is the former chief investment officer at the Federal Realty Investment Trust and was involved in various real estate developments in the Washington D.C. metropolitan area, including the Southwest Waterfront corridor, a $1 billion mixed-use development.

The Property. The Liz Property is a 140,200 SF, seven-story mixed-use development located within Washington D.C.'s central business district on 14th Street. The Liz Property contains 58,483 SF of multifamily space (the “Multifamily Component”) and 81,717 SF of office/retail space (the “Commercial Component”) situated on a 0.72-acre site. The Liz Property was built in 2019. As of June 24, 2020 for the Multifamily Component and January 31, 2020 for the Commercial Component, the total average occupancy rate of The Liz Property was 93.0%.

The Multifamily Component consists of 77 residential units located on floors four through seven. The Multifamily Component consists of 58,483 SF (41.7% of NRA) and contributes 34.0% of the underwritten base rent for The Liz Property. Project amenities include 24-hour concierge, on-site storage, secured bicycle garage, locker rooms with showers, pet wash facility, rooftop grilling station, fitness center, clubhouse, and a package locker for deliveries. Unit amenities include air-conditioning, complete appliance package, premium flooring, premium appliances, premium countertops, washer/dryer in-unit, walk-in closets, balcony/patio (select units). The unit mix consists of 9 studio units, 48 one-bedroom units, and 20 two-bedroom units with an average unit size of 760 SF. As of June 24, 2020, the Multifamily Component was 83.1% occupied by unit count or 83.2% occupied by square footage.

The Liz Property includes 12 units, which, as mandated by The Liz Property’s inclusionary zoning, are required to be reserved for tenants earning no more than 50% to 60% of the area median income and are subject to certain rental rate restrictions. Furthermore, ten of the occupied units (13.0% by unit count of the Multifamily Component and 5.4% of overall base rent of The Liz Property) are leased to Zeus Living, a furnished apartment/corporate housing operator which subleases the units as furnished short-term rentals and corporate housing. The lease expires at the end of January 2025 and provides for one, five-year renewal option. The rent under the lease is $429,425 per annum with 3% annual escalations.

The Liz Property is subject to a vertical subdivision regime comprised of separate parcels and tax lots, which is governed by a reciprocal easement agreement (“The Liz REA”) among (i) The Liz Retail Borrower, as owner of the retail parcel, (ii) The Liz Residential Borrower, as owner of the residential parcel, and (iii) The Liz Office Borrower, as owner of the office parcel. The retail parcel is comprised of the Amazon Parcel (as defined below), the office parcel is comprised of the Goethe Parcel (as defined below) and the second floor office space. The terms of The Liz REA will apply in the event of a sale and release of the Amazon Parcel or the Goethe Parcel from the lien of The Liz Whole Loan as described below in “Partial Transfer and Assumption” and “Release of Property”.

A-3-5

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

The following table presents certain information relating to the unit mix of the Multifamily Component at The Liz Property:

Unit Mix(1)
Unit Mix / Type	Units	Vacant Units	Average Unit Size (SF)	Monthly Rent PSF per month (in-place)(2)
Studio	4	0	488	$5.38
Studio (Affordable)	3	0	641	$1.55
Studio (Furnished)	2	2	526	N/A
One Bedroom	31	0	691	$5.43
One Bedroom (Affordable)	4	0	603	$1.77
One Bedroom (Furnished)	13	7	706	$4.40
Two Bedroom	9	1	1,110	$5.48
Two Bedroom (Affordable)	5	2	894	$1.36
Two Bedroom (Furnished)	6	1	1,013	$4.02
Total	77	13	760	$4.63

(1)	Information is based on the underwritten rent roll as of June 24, 2020 for the Multifamily Component.

(2)	Excludes the square footage of the vacant units.

The Commercial Component consists of 81,717 SF (58.3% of total net rentable area) and contributes 66.0% of the underwritten base rent. Within the Commercial Component, there are 57,293 SF of office space and 24,424 SF of retail space. The retail portion of the Commercial Component is located on the ground floor and office space is located on floors two and three. As of January 30, 2020, the Commercial Component is 100.0% occupied by nine tenants.

The Liz Property has a structured garage that includes 47 spaces. The landlord currently has 32 spaces reserved for the Multifamily Component and 15 for the Commercial Component. The rate for vacant spaces is $350 per month for commercial and ranges from $350-$400 for multifamily.

Major Commercial Tenants.

Whitman-Walker (35,612 SF, 25.4% of total NRA, 23.2% of total underwritten base rent). Whitman-Walker is a non-profit community health center in Washington, D.C. with an expertise in HIV/AIDS and LGBT healthcare. Founded as an affirming health center for the gay and lesbian community in 1978, Whitman-Walker provides services in HIV/AIDS education, prevention, diagnosis, and treatment. The organization expanded its services to include primary healthcare services, which includes medical and dental care, mental health and addiction counseling and treatment, legal services, medical case management, and a pharmacy. Whitman-Walker took occupancy in August 2019, when it signed a 15-year lease on 32,778 SF of office space. The tenant has two, five-year renewal options remaining. Whitman-Walker also signed a 10-year lease on 2,834 SF of ground floor retail space that expires in September 2029. Whitman-Walker has a non-controlling, 75% ownership in The Liz Borrowers.

Goethe-Institut (22,466 SF, 16.0% of total NRA, 17.3% of total underwritten base rent). The Goethe-Institut is the Federal Republic of Germany’s cultural institute, active worldwide. The organization is located in six cities throughout the United States and promotes the study of German abroad, encouraging international and cultural exchange. Goethe-Institut commenced a 10-year lease in October 2019 on 22,466 SF of office space (the “Goethe-Institut Parcel”). The tenant has one, five-year renewal option remaining. The lease was executed by Goethe-Institut, E.V., an association registered under the laws of The Federal Republic of Germany, federally chartered, with federal government funding, and controlled and supervised by the federal budget authorities of The Federal Republic of Germany. The Federal Republic of Germany guarantees rent due under the lease of Goethe-Institut.

Goethe-Institut has a one-time right to terminate its lease upon at least three full calendar months’ prior written notice to The Liz Borrowers at the end of a calendar month, only in the event that a relevant public authority of the United States of America or the Department of Foreign Affairs for the Federal Republic of Germany (in particular, the Department of Foreign Affairs in Berlin) based on a political crisis or for security reasons issues an order for the closure of the Goethe-Institut (whether partially or completely) that makes the continued operation of the Goethe-Institut impossible. The termination notice is required to include written evidence of the aforesaid order for the closure of the Goethe-Institut. The termination is required to be accompanied by a termination payment equal to (i) during the first five lease years of the lease term, the full amount of a letter of credit in the amount of $2,594,975 (deposited with WW Office Owner, LLC, one of The Liz Borrowers, at lease signing) plus 10% of the brokerage commissions paid by The Liz Borrowers in connection with such lease and any amendments for each year of the remaining term, plus interest accrued at an interest rate of 8% per annum on the amount of the letter of credit and such portion of brokerage commissions from the date of the lease until the termination date, or (ii) on and after the first day of the sixth lease year of the term, the letter of credit in the amount of $609,255 (reduced from the initial deposit) plus interest accrued on the amount of the letter of credit at an interest rate of 8% per annum from the date of the lease until the termination date.

Amazon Retail (9,304 SF, 6.6% of total NRA, 9.9% of total underwritten rent). Amazon Retail commenced a 10-year lease on 9,304 SF of ground floor retail space in December 2019 (the “Amazon Parcel”). Amazon Retail reportedly invested over $1.0 million ($107 per SF) of its own capital. The tenant has two five-year renewal options remaining. The lease was executed by Amazon Retail LLC. A limited guaranty was executed by Amazon.com, Inc. with a maximum liability of $3,578,318, which is equal to the total base rent due over the ten-year lease term. The guaranty is reduced on a straight-line basis by 50% of the amount paid by the subsidiary over the initial ten years. Accordingly, upon expiration of the initial 10-year lease term, the guaranty will have no further force or effect.

Amazon Retail has the one time right to terminate its lease effective as of November 30, 2024 upon at least 180 days’ prior written notice. In addition, the tenant is required to pay an amount equal to the unamortized portion of the tenant improvement balance and leasing commissions paid in connection with such lease, plus $50,000.

A-3-6

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

The following table presents certain information relating to the major tenants at The Liz Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approx. % of Total SF(3)	Annual UW Rent	% of Total Annual UW Rent(3)	Annual UW Rent PSF	Lease Expiration	Termination Option (Y/N)
Office Tenants
Whitman-Walker(4)	NR/NR/NR	32,778	23.4%	$1,553,022	19.5%	$47.38	8/31/2034	N
Goethe-Institut	AAA/Aaa/AAA	22,466	16.0%	$1,378,487	17.3%	$61.36	10/31/2029	Y(5)
Fivesquares Development(4)	NR/NR/NR	2,049	1.5%	$97,082	1.2%	$47.38	11/30/2034	N
Office Subtotal/Wtd. Avg.		57,293	40.9%	$3,028,590	38.1%	$52.86
Vacant		0	0.0%	$0	0.0%	$0.00
Office Total/Wtd. Avg.		57,293	40.9%	$3,028,590	38.1%	$52.86

Retail Tenants
Amazon Retail	A+/A2/AA-	9,304	6.6%	$788,484	9.9%	$84.75	11/30/2029	Y(6)
Sephora	NR/NR/NR	5,823	4.2%	$551,787	6.9%	$94.76	1/31/2030	N
Whitman-Walker(4)	NR/NR/NR	2,834	2.0%	$291,902	3.7%	$103.00	9/30/2029	N
Bluestone Lane	NR/NR/NR	2,270	1.6%	$169,512	2.1%	$74.67	2/28/2030	N
Paper Source	NR/NR/NR	1,927	1.4%	$198,481	2.5%	$103.00	2/28/2030	N
Retail Subtotal/Wtd. Avg.		22,158	15.8%	$2,000,166	25.1%	$90.27
Other Retail Tenants		2,266	1.6%	$220,250	2.8%	$97.20
Vacant Space		0	0.0%	$0	0.0%	$0
Retail Total/Wtd. Avg.		24,424	17.4%	$2,220,417	27.9%	$90.91

Multifamily (Occupied)		48,678	34.7%	$2,706,276	34.0%	$55.60
Vacant		9,805	7.0%	$0	0.0%	$0.00
Multifamily Total/Wtd. Avg.		58,483	41.7%	$2,706,276	34.0%	$55.60(7)

Total/Wtd. Avg.		140,200	100.0%	$7,955,283	100.0%	$61.01(7)

(1)	Information is based on the underwritten rent roll as of January 31, 2020 for the Commercial Component and June 24, 2020 for the Multifamily Component.

(2)	Certain ratings are those of the parent company, whether or not the parent guarantees the lease.

(3)	Calculated based on total square footage and total underwritten base rent of both Multifamily and Commercial Components.

(4)	Whitman-Walker has a non-controlling, 75% ownership in The Liz Borrowers. The sponsor and non-recourse carveout guarantors, Andrew Altman and Ron Kaplan, are co-founders and principals of Fivesquares Development.

(5)	Goethe-Institut has a one-time right to terminate its lease upon at least three full calendar months’ prior written notice to The Liz Borrowers at the end of a calendar month, only in the event that a relevant public authority of the United States of America or the Department of Foreign Affairs for the Federal Republic of Germany (in particular, the Department of Foreign Affairs in Berlin) based on a political crisis or for security reasons issues an order for the closure of the Goethe-Institut (whether partially or completely) that makes the continued operation of the Goethe-Institut impossible. The termination notice is required to include written evidence of the aforesaid order for the closure of the Goethe-Institut. The termination is required to be accompanied by a termination payment equal to (i) during the first five lease years of the lease term, the full amount of a letter of credit in the amount of $2,594,975 (deposited with WW Office Owner, LLC, one of The Liz Borrowers, at lease signing) plus 10% of the brokerage commissions paid by The Liz Borrowers in connection with such lease and any amendments for each year of the remaining term, plus interest accrued at an interest rate of 8% per annum on the amount of the letter of credit and such portion of brokerage commissions from the date of the lease until the termination date, or (ii) on and after the first day of the sixth lease year of the term, the letter of credit in the amount of $609,255 (reduced from the initial deposit) plus interest accrued at an interest rate of 8% per annum on the amount of the letter of credit from the date of the lease until the termination date.

(6)	Amazon Retail has the one time right to terminate its lease effective as of November 30, 2024 upon at least 180 days’ prior written notice. In addition, the tenant is required to pay an amount equal to the unamortized portion of the tenant improvement balance and leasing commissions paid in connection with the lease, plus $50,000.

(7)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.

A-3-7

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

The following table presents certain information relating to the lease rollover schedule at The Liz Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling(3)	Approx. Cumulative % of SF Rolling(3)	Total UW Rent Rolling	Approx. % of Total Rent Rolling(3)	Approx. Cumulative % of Total Rent Rolling(3)
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	4	36,019	$72.31	25.7%	25.7%	$2,604,618	32.7%	32.7%
2030 & Beyond	6	45,698	$57.87	32.6%	58.3%	$2,644,389	33.2%	66.0%
Vacant Space	0	0	$0.00	0.0%	58.3%	$0	0.0%	66.0%
Subtotal/Wtd. Avg.	10	81,717	$64.23	58.3%		$5,249,007	66.0%
MF Occupied Space	N/A	48,678	N/A	34.7%		$2,706,276	34.0%
MF Vacant Space	N/A	9,805	N/A	7.0%		$0	0.0%
Total/Wtd. Avg.	N/A	140,200	N/A	100.0%		$7,955,283	100.0%

(1)	Information is based on the underwritten rent roll as of January 31, 2020 for the Commercial Component and June 24, 2020 for the Multifamily Component.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Calculated based on total square footage and total underwritten base rent of both Multifamily and Commercial Components.

COVID-19 Update. The Liz Whole Loan closed on July 10, 2020, and the first payment date is September 6, 2020. As of July 13, 2020, The Liz Whole Loan is not subject to any modification or forbearance request. As of July 13, 2020, the Multifamily Component of The Liz Property is open and operating. For the Commercial Component, Bluestone Lane, a coffee chain, is open for take-out and delivery, and Sephora and Parachute are opened and operating. The three office tenants have remained closed since stay-at-home orders were imposed in mid-March 2020. The Amazon Retail, Paper Source and Scout tenants, which have all taken possession of their suites, are continuing to build out their respective spaces. As of June 30, 2020, the borrower sponsor reported tenants representing 91.2% of the occupied NRA and 87.4% of underwritten rent made full June 2020 rent payments. Specifically, the borrower sponsor reported total delinquent collections, consisting of both base rent and expense reimbursements, of $88,785 for the month of June 2020 (the "June 2020 Delinquency Amount"). The June 2020 Delinquency Amount consists of $81,522 from four commercial tenants representing 8.8% of the occupied NRA and $7,263 in aggregate from various residential tenants. As of July 17, 2020, comprehensive July collections data is not yet available, however, the borrower sponsors reported that tenants representing approximately 94.5% of the occupied NRA and 92.1% of underwritten rent made full July 2020 rent payments. The borrower sponsors indicated full July 2020 rent remained outstanding from one residential unit and four commercial tenants (Parachute, Paper Source, Bluestone Lane and Scout).

The borrower sponsor also reported that five commercial tenants representing 15.7% of NRA have requested rent relief, and as a result, have either executed or are currently negotiating lease amendments. These tenants include Sephora, Parachute, Paper Source, Bluestone Lane and Scout.  Sephora executed a lease amendment to abate base rent by 50%, however, remains obligated to pay 100% of expense reimbursements for the month of April, May and June 2020 (the “Sephora Rent Abatement”). The Sephora Rent Abatement is not required to be repaid under the lease amendment. Parachute executed a lease amendment to defer rent between April 1, 2020 and July 7, 2020. Parachute was opened for business on July 8, 2020. Parachute is required to repay the deferred rent in 12 months between January 2021 and December 2021. Bluestone Lane has an executed lease amendment to defer rent through August 31, 2020. In addition, under the lease amendment, Bluestone Lane is required to pay 50% abated rents for the months of September to December 2020. Bluestone Lane is required to repay all deferred rent in the period between January and June 2022. In addition, lease amendments are under negotiation for Paper Source and Scout. At origination of The Liz Whole Loan, $117,459 was escrowed into a rent reserve related to the Bluestone Lane rent abatements and expected rent abatements for the Scout and Paper Source tenants.

The Market. The Liz Property is located in the city of Washington, District of Columbia. Washington, D.C., has a growing, diversified economy with an increasing percentage of professional and business service jobs. The federal government accounts for approximately 29% of the jobs in Washington, D.C. Many organizations such as law firms, independent contractors, both defense and civilian, non-profit organizations, and lobbying firms have their headquarters in or near Washington, D.C. Washington, D.C. also hosts nearly 200 foreign embassies and international organizations such as the World Bank, the International Monetary Fund, the Organization of American States, the Inter-American Development Bank, and the Pan American Health Organization.

The Liz Property is located within the Logan Circle neighborhood, in the northwest of Washington. The neighborhood is bordered by Cardozo to the north, Shaw to the east, Downtown to the south and Dupont Circle to the west. The Liz Property is specifically located in the 14th & U Street Corridors between DuPont Circle and Logan Circle. The surrounding area around The Liz Property features multiple retail amenities including artisanal restaurants, art galleries, music venues, and a recent influx of higher-end retail (such as Trader Joe's, West Elm, and Lululemon). The Liz Property is within four miles of Interstate 695, Interstate 395, and Interstate 295, which provides direct access from the suburbs of Washington into Downtown Washington D.C. The U Street Station and Dupont Circle Metro Station provide access to the Red and Green metro lines and are located approximately 0.25 miles from The Liz Property. Within a two-mile radius, prominent landmarks include the White House, Georgetown, the National Mall, the American

A-3-8

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

History Museum, and the Kennedy Center. Washington D.C. is the 7th largest metropolitan area in the United States with multiple Fortune 500 companies having a presence in the city including, Marriot International Northrop Grumman, Deloitte, and Verizon. The Liz Property is located adjacent to Garrison Elementary School, Trader Joes, and along a corridor that hosts a metro station, multiple restaurants, high rise office towers, and numerous recreational activities.

According to the appraisal, the 2019 population within a one-, three- and five-mile radius of The Liz Property was 103,374, 418,765 and 810,666, respectively. The 2019 average household income within the same one-, three- and five-mile radius was $138,761, $135,447 and $133,179, respectively.

According to the appraisal, The Liz Property is a part of the Southeast office submarket which, as of the fourth quarter of 2019, had a total office inventory of 1.02 million SF with a current vacancy rate of 0.9% and an average asking rent per SF of $36.93. The average market vacancy for the last 10 years is 3.4% with an average asking rent per SF of $28.87. There was no new inventory added during 2019 but there are two projects with a total size of 61,650 SF under construction.

According to the appraisal, The Liz Property is a part of the Southeast retail submarket which, as of the fourth quarter of 2019, had a total retail inventory of 1.6 million SF with a current vacancy rate of 2.2% and an average asking rent per SF of $16.94. The average market vacancy for the last 10 years is 3.6% with an average asking rent per SF of $21.92. The inventory grew by 0.2% during the fourth quarter of 2019.

According to the appraisal, The Liz Property is a part of the Central DC apartment submarket which, as of the fourth quarter of 2019, had a total retail inventory of 47,988 units with a current vacancy rate of 4.0% and an average effective rent per unit of $2,521 or $3.50 per SF. There are currently 1,172 units under construction with 687 units slated for delivery within the next four quarters.

The following table presents certain information relating to the rent comparables for the multifamily component of The Liz Property:

Multifamily Rental Comparables
Property/Location	Year Built	Number of Units	SF	Average SF/Unit	Occupancy	Average Monthly Rent per Unit	Average Monthly Rent per SF
The Liz 1711 14th Street Northwest Washington, DC 20009	2019	77(1)	58,483(1)	760(1)	83.2%(1)	$3,524(1)	$4.63(1)
Sonnet 1441 U Street NW Washington, DC 20009	2018	288	183,954	639	86.8%	$3,228	$5.05
The Corcoran at 14th 1350 Corcoran Street NW Washington, DC 20009	2015	35	24,240	693	94.3%	$3,032	$4.38
District 1401 S Street, NW Washington, DC 20009	2013	125	82,656	661	95.7%	$2,827	$4.28
The Harper 1919 14th Street NW Washington, DC 20009	2014	144	66,495	462	98.0%	$2,692	$5.83
The Hepburn 1901 Connecticut Avenue NW Washington, DC 20009	2016	195	193,991	995	89.7%	$4,581	$4.61

 Source: Appraisal

(1)	Information shown for The Liz Property is based on the underwritten rent roll as of June 24, 2020.

A-3-9

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

The following table presents certain information relating to the rent comparables for the retail space at The Liz Property:

Retail Lease Comparable Summary
Property/Location	Year Built	Tenant	Lease Area (SF)	Lease Date	Base Rent PSF	Lease Term (Yrs.)	Lease Type
The Liz 1711 14th Street Northwest Washington, DC 20009	2019	Various	Various	Various	$90.91(1)	Various	NNN
Metropole 1515 15th Street NW Washington, DC 20005	2008	Sweetgarden	2,306	Jan 2018	$95.00	10.0	NNN
National Press Building 529 14th Street NW, Ste F11 Washington, DC 20045	1928	Corner Bakery	6,615	Apr 2019	$85.00	10.0	NNN
1150 Connecticut Ave NW 1150 Connecticut Ave NW Washington, DC 20036	1975	Bluestone Lane	1,275	Jul 2018	$80.00	5.0	NNN
1301 Connecticut Ave NW 1301 Connecticut Ave NW Washington, DC 20036	1917	Bento By Tokyo Pearl	1,934	Jul 2018	$75.00	5.0	NNN
1900 L Street NW 1900 L Street NW Washington, DC 20036	1965	Potbelly Sandwich Shop	2,333	May 2018	$121.00	5.0	NNN
1255 22nd Street NW 1255 22nd Street NW Washington, DC 20037	2018	Streets Market & Café	4,950	Oct 2019	$55.00	9.0	NNN

Source: Appraisal

(1)	Information shown for The Liz Property is based on the underwritten rent roll as of January 31, 2020.

The following table presents certain information relating to the rent comparables for the office space at The Liz Property:

Office Lease Comparable Summary
Property/Location	Year Built	Occupancy	Lease Area	Lease Date	Base Rent PSF	Lease Term (Yrs.)	Lease Type
The Liz 1711 14th Street Northwest Washington, DC 20009	2019	100%(1)	57,293(1)	N/A	$52.86(1)	N/A	NNN
2112 Pennsylvania Ave NW 2112 Pennsylvania Ave NW, Ste 620 Washington, DC 20037	2018	66%	3,040	Jun 2019	$51.00	5.0	NNN
505 9th Street NW 505 9th Street NW Washington, DC 20004	2007	93%	5,678	Feb 2017	$52.00	6.0	NNN
IBEW Headquarters 900 7th Street NW, Ste 725 Washington, DC 20001	2004	96%	6,788	Nov 2019	$58.00	11.0	FSG
The Gallup Building 901 F Street NW Washington, DC 20004	2000	100%	11,263	Apr 2020	$51.00	30.0	NNN
1201 New York Ave NW 1201 New York Ave NW, Ste 1000AB Washington, DC 20005	1987	70%	37,779	Jan 2020	$66.00	12.0	FSG
655 New York Ave NW 655 New York Ave NW Washington, DC 20532	2019	97%	18,492	Listing	$60.00	N/A	FSG

Source: Appraisal

(1)	Information shown for The Liz Property is based on the underwritten rent roll as of January 31, 2020.

A-3-10

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at The Liz Property:

Cash Flow Analysis
	TTM 5/31/2020	UW(1)	UW Per SF
Multifamily Gross Potential Rent(2)	$2,788,633	$3,232,296	$23.05
Commercial Rent(3)	$3,179,236	$5,249,007	$37.44
Total Recoveries	$648,386	$ 932,196	$6.65
Other Income(4)	$621,952	$192,147	$1.37
Less Vacancy & Credit Loss	($1,965,442)	($843,067)(5)	($6.01)
Effective Gross Income	$5,272,765	$8,762,579	$62.50

Real Estate Taxes	$290,129	$270,961	$1.93
Insurance	$55,954	$77,005	$0.55
Other Expenses	$1,570,512	$1,697,240	$12.11
Total Expenses	$1,916,596	$2,045,206	$14.59

Net Operating Income(6)	$3,356,168	$6,717,372	$47.91
Capital Expenditures	$0	$35,593	$0.25
TI/LC	$0	$81,717	$0.58
Net Cash Flow	$3,356,168	$6,600,062	$47.08

Occupancy %	N/A	91.0%(5)
NOI DSCR(7)	0.80x	1.60x
NCF DSCR(7)	0.80x	1.57x
NOI Debt Yield(7)	3.6%	7.5%(8)
NCF Debt Yield(7)	3.6%	7.3%(8)

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	UW Multifamily Gross Potential Rent is based on the underwritten rent roll dated June 24, 2020.

(3)	UW Commercial Rent is based on the underwritten rent roll dated January 31, 2020. Commercial Base Rent includes rent steps through July 2021 as well as average straight line rent steps for Amazon Retail and Goethe-Institut through the end of their respective lease terms totaling $433,469.

(4)	UW Other Income is comprised of parking income, storage incomes and pet rent.

(5)	Underwritten to 91.0% economic occupancy. Average physical occupancy as of January 31, 2020 for the Commercial Component (100.0% leased) and June 24, 2020 for the Multifamily Component (83.2% leased) was 93.0%.

(6)	The difference between TTM 5/31/2020 NOI and UW NOI is due to The Liz Property being in lease up, as it was constructed in 2019.

(7)	Debt service coverage ratios and debt yields are based on The Liz Whole Loan.

(8)	Debt Yields are calculated based on The Liz Whole Loan Cut-off Date Balance, net of the earnout reserve of $3,000,000. See “Escrows and Reserves” below for further discussion of the earnout reserve release requirements. Any funds remaining in the earnout reserve on August 6, 2023 will be released and applied (i) to partially defease The Liz Whole Loan and (ii) to a payment to the lender of all accrued and unpaid interest on the principal being defeased, provided that The Liz Borrowers will be responsible for all out-of-pocket costs and expenses actually incurred by the lender and servicer in connection with such partial defeasance and prepayment. Based on The Liz Whole Loan Cut-off Date Balance without netting the earnout reserve balance, UW NOI Debt Yield and UW NOI Debt Yield at Maturity would be 7.2% and 7.2%, respectively.

Escrows and Reserves.

Real Estate Taxes – The Liz Whole Loan documents provide for an upfront reserve of approximately $135,462 for real estate taxes and ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months (initially $22,577).

Insurance – The Liz Whole Loan documents provide for an upfront reserve of approximately $80,214 for insurance premiums, and ongoing monthly reserve deposits for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies (initially $6,417).

Recurring Replacements – The Liz Whole Loan documents provide for an upfront reserve of $3,265,918 and ongoing monthly deposits of approximately $2,966 into a replacement reserve.

TI/LC Reserve – The Liz Whole Loan documents provide for an upfront reserve of $1,308,942 and ongoing monthly deposits of approximately $10,215 into a tenant improvement and leasing commissions reserve.

Gap Rent Reserve – The Liz Whole Loan documents provide for an upfront reserve of approximately $117,459 for gap rent.

A-3-11

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

Earnout - At closing, $3.0 million was deposited into an earnout reserve. Provided no event of default or Cash Management Period (as defined below) is continuing under The Liz Whole Loan, the earnout reserve is required to be released in minimum increments of $1.5 million upon The Liz Property achieving a 7.2% debt yield, for one calendar quarter, based on net cash flow based on actual trailing-twelve months collections and expenses. Notwithstanding the foregoing, The Liz Borrowers may obtain the $3.0 million earnout funds provided (A) the Commercial Component remains 100% occupied, (B) the Multifamily Component is 92% occupied (inclusive of units leased by residential operator(s)), (C) The Liz Borrowers enter into a lease agreement with a qualified residential operator for a minimum of eight multifamily units at a minimum rent of $25,000 per month ($300,000 annually) for no less than five years and collect unabated rent for three consecutive months (“Qualifying Earn-Out Lease”), and (D) there is no default or event of default or Cash Management Period continuing under The Liz Whole Loan.

Lockbox and Cash Management. The Liz Whole Loan is structured with a hard lockbox for commercial tenants and a soft lockbox for residential tenants, and springing cash management. At origination of The Liz Whole Loan, tenant direction letters were sent to non-residential tenants directing such tenants to pay rents directly into the lockbox account. If notwithstanding such direction, The Liz Borrowers or property manager receives any rents from such tenants, and with respect to any rents collected from residential tenants, The Liz Borrowers and property manager are required to deposit or to cause to be deposited such rents into the lockbox account within two business days of receipt. During any Cash Management Period (as defined below), all rents deposited in the lockbox account are required to be applied on each payment date in the following order of priority: (i) first, to make payments into the tax and insurance subaccount; (ii) second, to the lender to pay the monthly interest payment amount due on such payment date; (iii) third, funds in an amount equal to the monthly operating expenses as approved by the lender (including, without limitation, an amount for the payment of management fees to manager in an amount not to exceed 3.0% of rents received for the subject month) and any then-current approved additional operating expenses are required to be disbursed to The Liz Borrowers; (iv) fourth, to make payments into the capital reserve subaccount; (v) fifth, to make payments into the rollover reserve subaccount; (vi) sixth, while a Cash Management Period is continuing, if an approved mezzanine loan (or any portion thereof) is outstanding, to make payments in the amount of the monthly mezzanine debt service payment into the subordinate deposit account established under the approved mezzanine loan; and (vii) lastly, to make payments in an amount equal to all remaining available cash on such payment date: (A) during the continuance of a Cash Management Period continuing solely as a result of an Amazon/Goethe Sweep Period (as defined below), (x) $166,667 is required to be deposited into a special rollover reserve subaccount and (y) all other remaining available cash is required to be disbursed to The Liz Borrowers; (B) during the continuance of a Cash Management Period continuing solely as a result of a Lease Sweep Period (as defined below) other than an Amazon/Goethe Sweep Period (as defined below), into the special rollover reserve subaccount; or (C) otherwise, into a cash collateral subaccount in accordance with The Liz Whole Loan documents. If no Cash Management Period is continuing, all funds in the lockbox account are required to be disbursed to an account designated by The Liz Borrowers.

A “Cash Management Period” will commence upon (i) the stated maturity date, (ii) an event of default or any event of default (as defined in the approved mezzanine loan documents) under any approved mezzanine loan (a “Mezzanine Event of Default”), (iii) if, as of any calendar quarter, the debt service coverage ratio of The Liz Whole Loan is less than 1.35x (a “DSCR Cash Management Period”) or (iv) the commencement of a Lease Sweep Period (as defined below). A Cash Management Period will end upon (1) The Liz Whole Loan and all other obligations under The Liz Whole Loan have been repaid in full or (2) the stated maturity date has not occurred and (A) with respect to the matters described in clause (ii) above, such event of default has been cured and no other event of default has occurred and is continuing or the lender has received written notice from the approved mezzanine loan lender that the Mezzanine Event of Default has been cured or waived and no other Mezzanine Event of Default is then continuing, (B) with respect to the matter described in clause (iii) above, the lender has determined that The Liz Property has achieved a debt service coverage ratio of at least 1.45x for two consecutive calendar quarters or (C) with respect to the matter described in clause (iv) above, such Lease Sweep Period has ended.

A “Lease Sweep Period” will commence upon the occurrence of any of the following:

(i)       the date that is 16 months prior to the stated expiration (including of any renewal term) of the Amazon Retail lease or the Goethe-Institut lease (an “Amazon/Goethe Sweep Period”); or

(ii)      the date that is 12 months prior to the stated expiration (including of any renewal term) of any Major Lease (as defined below), or

(iii)     the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); or

(iv)     any Major Lease (or any portion thereof that represents 35% or more of the space demised under such Major Lease) is surrendered, cancelled or terminated prior to its then current expiration date; or

(v)      any Major Tenant discontinues its business at its premises (i.e., “goes dark”) in any material portion thereof or gives notice (whether actual or constructive) that it intends to discontinue its business in any material portion thereof (except for temporary discontinuations due to the fact The Liz Property (and such tenant) is subject to a mandate or order by a governmental authority to “shelter in place” or temporarily cease business operations at The Liz Property due to the COVID-19 virus); or

(vi)     the occurrence and continuance (beyond any applicable grace, notice and cure periods) of a default under any Major Lease by the applicable Major Tenant thereunder; or

(vii)    the occurrence of a major tenant insolvency proceeding.

A “Lease Sweep Period” will end upon the occurrence of any of the following:

(1)     with respect to an Amazon/Goethe Sweep Period, upon the earlier to occur of (A) the date on which the subject tenant irrevocably exercises its renewal or extension option with respect to all or substantially all of the space demised under its lease, and sufficient funds have been accumulated in the special rollover reserve subaccount in accordance with The Liz Whole Loan documents (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved lease leasing expenses for such lease and any other anticipated expenses in connection with such renewal or extension, or (B) the date on which all or substantially all of the space demised under the subject lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been leased pursuant to a replacement lease(s) approved by the lender, and entered into in accordance with The Liz Whole Loan documents, and all approved lease leasing expenses have been paid in full;

A-3-12

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

(2)     with respect to a Lease Sweep Period caused by a matter described in clauses (ii), (iii), (iv) or (v) above, upon the earliest to occur of (A) in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, (B) the date on which the subject Major Tenant exercises its renewal or extension option with respect to all or substantially all of the space demised under its Major Lease, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the special rollover reserve subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or (C) the date on which all or substantially all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been leased pursuant to a replacement lease(s) approved by the lender, and entered into in accordance with The Liz Whole Loan documents, and all approved Major Lease leasing expenses have been paid in full;

(3)     with respect to a Lease Sweep Period caused by a matter described in clause (vi) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of three consecutive months following such cure; or

(4)     with respect to a Lease Sweep Period caused by a matter described in clause (vii) above, if the applicable Major Tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender.

“Major Lease” means (i) the Whitman-Walker lease and (ii) any lease which covers 25,000 or more rentable square feet of The Liz Property.

“Major Tenant” means any tenant under either a Major Lease, or under one or more leases (leased by such tenant and/or its affiliates), which when taken together cover in the aggregate 25,000 or more rentable square feet of The Liz Property.

Additional Secured Indebtedness (not including trade debts). In addition to The Liz Mortgage Loan, The Liz Property also secures The Liz Pari Passu Companion Loan, which has a Cut-off Date principal balance of $33,000,000. The Liz Pari Passu Companion Loan accrues interest at the same rate as The Liz Mortgage Loan. The Liz Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with The Liz Pari Passu Companion Loan. The holders of The Liz Mortgage Loan and The Liz Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on The Liz Whole Loan. See “Description of the Mortgage Pool—The Whole Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. The Liz Borrowers are permitted during the term of The Liz Whole Loan to obtain a mezzanine loan, from and after the earlier to occur of (x) the second anniversary of origination of The Liz Whole Loan and (y) the final securitization of The Liz Whole Loan, from a mezzanine lender approved by the lender and secured by a pledge of the equity interests in The Liz Borrowers, provided that: (i) the approved mezzanine loan is required to be in an amount not to exceed an amount that when added to The Liz Whole Loan will result in (A) a combined loan to “as is” appraised value of The Liz Property of no more than the loan-to-value ratio of 67.5%, (B) a combined debt service coverage ratio (utilizing the actual debt service of both The Liz Whole Loan and the proposed mezzanine loan) of no less than 1.50x, and (C) a combined debt yield (based upon the underwritten net cash flow and the combined amount of The Liz Whole Loan and the proposed mezzanine loan) of no less than 7.2%; (ii) the approved mezzanine loan will be coterminous with The Liz Whole Loan; (iii) the approved mezzanine loan and organizational structure of the mezzanine borrower will otherwise be on terms and conditions and subject to documentation acceptable to the lender and in accordance with rating agency requirements; and (iv) the approved mezzanine lender is required to enter into an intercreditor agreement with the lender satisfactory in all respects to the lender and any applicable rating agency. Additionally, such financing is required to be subject to receipt by the lender of rating agency confirmations from the applicable rating agencies.

Partial Transfer and Assumption. The Liz Borrowers have a one-time right in connection with an arms’ length sale of either (i) the Amazon Parcel or (ii) the Goethe-Institut Parcel (but not both) (either such parcel, “The Liz Release Parcel”) to a party which is not affiliated with The Liz Borrowers or the non-recourse carveout guarantors, to sever The Liz Whole Loan and effect a partial assumption of The Liz Whole Loan by the purchaser (a “Partial Transfer and Assumption”), on the parcel to be transferred, as set forth in The Liz Whole loan documents. Such Partial Transfer and Assumption may occur at the lender’s sole and absolute discretion, upon the satisfaction of certain conditions set forth in The Liz Whole Loan documents including, but not limited to: (i) The Liz Property will be divided into two separate properties, with The Liz Release Parcel on a separate tax lot from the remainder of The Liz Property (“The Liz Remaining Property”); (ii) the transfer will not cause The Liz Remaining Property or The Liz Release Parcel to violate the terms of any document or instrument relating to The Liz Property, including The Liz REA; (iii) the lender receives an updated zoning report or other satisfactory evidence that (1) The Liz Release Parcel and The Liz Remaining Property constitute separate and distinct tax lots, (2) The Liz Remaining Property and The Liz Release Parcel comply in all material respects with all zoning laws and all other legal requirements (including parking requirements), (3) all of the licenses and then existing certificates of occupancy required to operate The Liz Remaining Property remain in full force and effect and (4) from and after the date of the transfer, no portion of The Liz Remaining Property will with respect to any contractual or legal requirement (including zoning approvals, building code violations and parking requirements), be materially adversely affected in any manner by any contractual or legal requirement affecting The Liz Release Parcel to be released (provided that the grant of necessary or required utility, access, parking and other infrastructure easements will not be deemed to materially adversely affect The Liz Remaining Property); (iv) payment of an assumption fee equal to 0.50% of the unpaid principal balance of The Liz Whole Loan amount; (v) the loan-to-value ratio of each severed loan is no more than the lesser of (x) the loan-to-value ratio immediately prior to the partial transfer and (y) 65%; (vi) the debt yield for each severed loan is no less than the greater of (x) the debt yield immediately prior to the partial transfer and (y) 7.5%; (vii) the debt service coverage ratio for each severed loan is no less than 1.60x; and (viii) delivery of a rating agency confirmation. The Amazon Parcel and Goethe-Institut Parcel have allocated loan amounts of $10,500,000 and $18,375,000, respectively.

Release of Property. From any time after the earlier to occur of two years from securitization or three years from the origination of The Liz Whole Loan, The Liz Borrowers have a one-time right in connection with a bona fide third-party sale of The Liz Release Parcel to a party which is not affiliated with The Liz Borrowers or non-recourse carveout guarantors to release The Liz Release Parcel from the lien of The Liz Whole Loan. Such release may occur upon the satisfaction of certain conditions set forth in The Liz Whole Loan documents including, but not limited to: (i) defeasance of an amount equal to the greater of (i) 120% of the applicable allocated loan amount and (ii) 90% of net sale proceeds; (ii) payment of all accrued and unpaid interest on the principal being defeased; (iii) The Liz Release Parcel is on a separate tax lot from The Liz Remaining Property; (iv) the release will not cause The Liz Remaining Property or The Liz Release Parcel to violate the terms of any document or instrument relating to The Liz Property, including The Liz REA; (v) at least 20 days prior to such release, The Liz Borrowers deliver to the lender (1) the proposed partial release of lien documentation for The Liz Release Parcel in a form appropriate in the state and satisfactory to the lender in its reasonable discretion; (2) a proposed form of easement or similar agreement(s) between The Liz Borrowers and the purchaser of The Liz Release Parcel, pursuant to which any easements or restrictive covenants that

A-3-13

Mixed Use – Office/Multifamily/Retail	Loan #1	Cut-off Date Balance:	$60,000,000
1711 14th Street Northwest	The Liz	Cut-off Date LTV:	63.9%
Washington, DC 20009		U/W NCF DSCR:	1.57x
		U/W NOI Debt Yield:	7.5%

are reasonably required for the continued use and operation of The Liz Remaining Property and The Liz Release Parcel will be granted to and may be enforced by The Liz Borrowers and such purchaser; (3) an updated zoning report or other satisfactory evidence that (a) The Liz Release Parcel and The Liz Remaining Property constitute separate and distinct tax lots, (b) The Liz Remaining Property and The Liz Release Parcel comply in all material respects with all zoning laws and all other legal requirements (including parking requirements), (c) all of the licenses and then existing certificates of occupancy required to operate The Liz Remaining Property remain in full force and effect and (d) from and after the date of the transfer, no portion of The Liz Remaining Property will, with respect to any contractual or legal requirement (including zoning approvals, building code violations and parking requirements), be materially adversely affected in any manner by any contractual or legal requirement affecting The Liz Release Parcel to be released (provided that the grant of necessary or required utility, access, parking and other infrastructure easements will not be deemed to materially adversely affect The Liz Remaining Property); (vi) after giving effect to such release, (1) the debt yield of The Liz Remaining Property is no less than the greater of (x) the debt yield of The Liz Property immediately prior to such release and (y) 7.3% and (2) the loan-to-value ratio of The Liz Remaining Property is no more than 125%; and (vii) The Liz Borrowers execute and deliver any such documents as may be reasonably requested by the lender to confirm the continued validity of The Liz Whole Loan documents and the liens thereof relative to The Liz Remaining Property. The Amazon Parcel and Goethe-Institut Parcel have allocated loan amounts of $10,500,000 and $18,375,000, respectively.

Amazon Parcel & Goethe-Institut Allocated Loan Amounts
	Amazon Parcel	The Liz Property (Less Amazon Parcel)	Goethe-Institut	The Liz Property (Less Goethe-Institut Parcel)
Appraisal Value	$13,100,000	$127,700,000	$24,500,000	$116,300,000
Allocated	$10,500,000	$82,500,000	$18,375,000	$74,625,000
Loan-to-Value Ratio	80.2%	64.6%	75.0%	64.2%

Right of First Offer/Right of First Refusal. None.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The Liz Whole Loan documents require that the “all risk” insurance policy required to be maintained by The Liz Borrowers provide coverage for terrorism in an amount equal to the full replacement cost of The Liz Property. The Liz Whole Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-14

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-15

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

A-3-16

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

Bayview Corporate Tower

12
Pierson Grant
3,757 SF 10/2025
Kovack Securities Inc
16,769 SF 12/2021
Vacant
1,558 SF
Vacant
2,727 SF
TEKsystems, Inc
8,864 SF 1/2021
11
CHG Companies
16,832 SF 1/2028
CHG Companies
16,031 SF 1/2028
10
AmWINS Access Insurance
11,410 SF 5/2027
Assurance IQ
5,472 SF 3/2024
Intermedix (Sublease to Matrix)
15,028 SF 10/2022
Vacant
1,849 SF
9
CHG Companies
18,538 SF 1/2028
CHG Companies
15,248 SF 1/2028
8
CHG Companies
17,715 SF 1/2028
CHG Companies
10,178 SF 1/2028
CHG Companies
5,865 SF 1/2028
7
CHG Companies
33,783 SF 1/2028
6
Whole Foods Inc.
33,827 SF 8/2023
5
USA Medicare
8,300 SF 3/2026
Central Reach
25,503 SF 11/2027
4
Rissman, Barret, Hurt, Donahue
14,559 SF 11/2029
Cato Insurance Group, Inc.
1,467 SF 11/2022
Johnson & Johnson Team Realty
1,467 SF 11/2021
Webb Mason
1,467 SF 3/2021
Vacant
1,595 SF
Strategic Asset Management
1,595 SF 8/2021
Gravity IT
4,790 SF 12/2027
Allied Steel
5,965 SF 5/2025
3
Envision Pharmacies
23,026 SF 6/2027
Suzano
6,125 SF 11/2029
Vacant
4,510 SF
2
Vacant
30,890 SF
1
Amenity Space
9,177 SF
Alpine, DIV of ITW Bldg Com
12,705 SF 1/2021
Alpine, DIV of ITW Bldg Com
1,306 SF 1/2021
Republic Food – Café
2,072 SF 7/2023
Vacant Bridge Space
1,001 SF
Vacant Mgmt Office
2,512 SF
CHG Companies
1,323 SF 1/2028
Miami Board of Realtors
1,625 SF 1/2022
Vacant
829 SF
Landmark Worldwide
12,265 SF 6/2023
Max Zaslavsky
1,488 SF
3/2022
Vacant
Building
2021 – 2022
2023 – 2024
2025 – 2026
2027+

A-3-17

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

Bayview Corporate Tower
6451 North Federal Highway
Fort Lauderdale, FL 33308
Deerfield Beach
West Palm Beach 32 miles
Coconut Creek
Margate
Tamarac
Lauderhill
Sunrise
Plantation
Davie
Pompano Beach
Hillsboro Beach
Lighthouse Point
Sea Ranch Lakes
Lauderdale Lakes
Oakland Park
Wilton Manors
FORT LAUDERDALE
Hollywood
BROWARD COUNTY
Atlantic Ocean
SW 10th St.
Sawgrass Promenade
Wiles Rd.
Crystal Lake Country Club
Promenade at Coconut Creek
Tradewinds Park North
Sample Rd.
Festival Flea Market
Broward Health North
Venetian Isle Shopping Ctr.
Tradewinds Park South
W. Copan Rd.
Coconut Creek Plaza
Broward Comm. Coll. North Campus
Pompano Beach GC
Pompano Beach Airpark
Pompano Citi Centre
Beachway Shopping Ctr.
Pandanus Place Shopping Ctr.
Atlantic Blvd.
Southgate Blvd.
Woodmount Country Club
Fern Forest Nature Center
Palm Aire Country Club
Isle Casino Racing Pompano Park
Palm Aire Country Club Oaks
McNab Rd.
Cypress Creek Station
Pompano Plaza
Whole Foods Corporate Office
Cypress Creek Rd.
NW 62nd St.
Ft. Lauderdale Executive Airport
Ft. Lauderdale Baseball Stadium
Commercial Blvd.
Prospect Rd.
NW 44th St.
Inverrary Country Club
Inverrary Blvd.
Springtree Center
Oakbrook Plaza
Waterside Shoppes
Lakes Mall
Coral Ridge Golf Course
Coral Ridge Mall
Galt Ocean Marketplace
Oakland Park Blvd.
Florida Medical Center
Sunset Strip
W. Sunrise Blvd
Plantation Square Plaza
NW 19th St.
Lauderhill Mall
Lauderhill Performing Arts Center
Hugh Taylor Birch State Park
Sunrise Blvd.
Uncle Bernie's Amusement Park
Ft. Lauderdale Beach
Galleria at Ft. Lauderdale
Westside Regional Medical Ctr.
Plantation Towne Square
NW 6th St.
Plaza Shopping Center
DOWNTOWN FT. LAUDERDALE
W. Broward Blvd.
Broward Mall
Plantation Preserve Golf Course
Fort Lauderdale CC
Broward Ctr. for the Perf. Arts
FAU - Ft. Lauderdale Campus
Las Olas Blvd.
Bahia Mar Hotel Resort
Jacaranda Golf Club
The Fountains
SW 12th St.
Riverland Shopping Center
Davie Blvd.
Broward Co. Court House
Broward Health Medical Center
Port Everglades Expwy.
Tower Shops
Southland Shopping Center
PORT EVERGLADES
Lago Mar Beach Resort
Florida Atlantic Univ. Davie Campus
Ft. Lauderdale/ Hollywood Intl. Airport
Dr. Von D. Mizell-Eula Johnson State Park
Nova Southeastern University
Broward Coll. Central Campus
Miami 26 miles
Florida's Turnpike
Florida's Tpke
TRI RAIL
Powerline Rd.
NW 3rd Ave.
Dixie Hwy.
Federal Hwy.
NW 31st Ave.
NW 21st Ave.
Andrews Ave.
Brightline Rail
Intracoastal Waterway
NW 61st Ave.
NW 56th Ave.
SW 31st Ave.
University Dr.
Pine Island Rd.
Lake Okeechobee
West Palm Beach
Boynton Beach
Delray Beach
Boca Raton
Pompano Beach
Coral Springs
FT. LAUDERDALE
Weston
Pembroke Pines
Hollywood
North Miami Beach
Hialeah
MIAMI
Miami Beach
Coral Gables
Homestead
Florida City
THE EVERGLADES
Everglades Pkwy
Gulf of Mexico
Atlantic Ocean
La Belle
Clewiston
Pahokee

A-3-18

Mortgage Loan No. 2 – Bayview Corporate Tower

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Barclays Capital Real Estate Inc.			Single Asset/Portfolio:	Single Asset
Original Balance:	$58,450,000			Location:	Fort Lauderdale, FL 33308
Cut-off Date Balance:	$58,450,000			General Property Type:	Office
% of Initial Pool Balance:	8.5%			Detailed Property Type:	Suburban
Loan Purpose:	Acquisition			Title Vesting:	Fee
Borrower Sponsors:	Various(1)			Year Built/Renovated:	1973/2017-2019
Guarantors:	Various(1)			Size:	413,813 SF
Mortgage Rate:	4.5000%			Cut-off Date Balance per SF:	$141
Note Date:	7/6/2020			Maturity Date Balance per SF:	$121
First Payment Date:	8/6/2020			Property Manager:	Somerset Properties Inc.
Maturity Date:	7/6/2030				(borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	360 months
IO Period:	24 months
Seasoning:	N/A
Prepayment Provisions:	LO(24); DEF(91); O(5)			Underwriting and Financial Information(4)
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI(5):	$5,654,762
Additional Debt Type:	No			UW NOI Debt Yield:	9.7%
Additional Debt Balance:	N/A			UW NOI Debt Yield at Maturity:	11.3%
Future Debt Permitted (Type):	No (N/A)			UW NCF DSCR:	1.50x
				Most Recent NOI(5):	$4,581,481 (5/31/2020 TTM)
Reserves(2)				2nd Most Recent NOI:	$4,495,057 (12/31/2019)
Type	Initial	Monthly	Cap	3rd Most Recent NOI:	$4,550,664 (12/31/2018)
RE Taxes:	$655,742	$81,968	N/A	Most Recent Occupancy(5):	86.3% (6/30/2020)
Insurance:	$69,220	$69,220	N/A	2nd Most Recent Occupancy(5):	78.6% (12/31/2019)
Required Repairs:	$22,619	N/A	N/A	3rd Most Recent Occupancy:	89.9% (12/31/2018)
Replacement Reserves	$0	$6,897	N/A	Appraised Value (as of)(6):	$90,900,000 (2/5/2020)
TI/LC:	$5,400,000	$34,484	$5,400,000	Appraised Value per SF(6):	$220
Existing Tenant Obligations:	$2,731,192	N/A	N/A	Cut-off Date LTV Ratio(6):	64.3%
Debt Service(3):	$1,400,000	N/A	N/A	Maturity Date LTV Ratio(6):	55.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$58,450,000	61.8%	Purchase Price	$82,500,000	87.2%
Borrower Equity:	$36,112,023	38.2%	Reserves	$10,278,773	10.9%
			Closing Costs	$1,783,249	1.9%
Total Sources:	$94,562,023	100.0%	Total Uses:	$94,562,023	100.0%

(1)	See “The Borrowers and the Borrower Sponsors” below for further discussion.

(2)	See “Escrows and Reserves” below for further discussion of reserve information.

(3)	The Debt Service reserve will be made available for capital expenditures upon CHG Companies paying six consecutive months of unabated rent, provided that no event of default and no other Triggering Event (as defined below) is continuing.

(4)	Certain historical NOI, NCF and occupancy, as well as the appraisal information reflects performance prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(5)	See “Operating History and Underwritten Net Cash Flow” below for explanation of the increase from Most Recent NOI to UW NOI and 2nd Most Recent Occupancy to Most Recent Occupancy.

(6)	The Appraised Value includes an extraordinary assumption that the lender has escrowed $5,400,000 to fund future tenant improvement and leasing costs and that those funds will be used solely to offset future leasing costs. At closing, the borrowers deposited $5,400,000 in a lender-controlled account solely to offset future leasing costs. Excluding the extraordinary assumption, the appraised value is $85,500,000 resulting in an Appraised Value per SF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio of $207, 68.4% and 58.5%, respectively.

The Mortgage Loan. The second largest mortgage loan (the “Bayview Corporate Tower Mortgage Loan”) is evidenced by two promissory notes in the original aggregate principal amount of $58,450,000 and secured by a first priority fee mortgage encumbering a 413,813 SF office building and parking deck located in Fort Lauderdale, Florida (the “Bayview Corporate Tower Property”).

The Borrowers and the Borrower Sponsors. The borrowers are SPI TCM Bayview LLC, Bayview WIP I LLC, and Bayview WIP II LLC (the “Bayview Corporate Tower Borrowers”). The Bayview Corporate Tower Borrowers are structured as tenants in common (each a “TIC”) with SPI TCM Bayview LLC representing a 70.2% ownership interest in the property and Bayview WIP I, LLC and Bayview WIP II, LLC representing 20.4% and 9.4% ownership interests, respectively. Each of the three individual borrowers is a single-purpose Delaware single-member limited liability company with two independent managers/springing members. Legal counsel to the Bayview Corporate Tower Borrowers delivered a non-consolidation opinion in connection with the origination of the Bayview Corporate Tower Mortgage Loan and each TIC designated one or more persons/entities that will jointly and severally act as non-recourse carveout guarantors. The Bayview Corporate Tower Borrowers have the right to terminate the TIC structure and transfer full ownership of the Bayview Corporate Tower Property to SPI TCM Bayview LLC at any date after six months from the loan origination date.

A-3-19

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

The borrower sponsors are (i) with respect to the SPI TCM Bayview LLC borrower, Ten Capital Management LLC and Somerset Properties Inc. and (ii) with respect to the other two borrowers, Greggory L. Belzberg. TCM Bayview LLC, Somerset Real Estate Opportunity Fund II, LP, Benjamin Adams, and Greggory L. Belzberg will serve as the non-recourse carveout guarantors for the Bayview Corporate Tower Mortgage Loan. In the event the Bayview Corporate Tower Borrowers exercise their right to terminate the TIC structure and transfer ownership to SPI TCM Bayview LLC, Greggory L. Belzberg will not be required to continue as guarantor for future events. The guarantors represent a combined 20.7% ownership interest in the Bayview Corporate Tower Borrowers.

TCM Bayview LLC is an affiliate of Ten Capital Management LLC. Ten Capital Management LLC is a full service real estate investment management company that was founded in 2011 and is headquartered in Cleveland Ohio. Ten Capital Management LLC invests across a broad spectrum of real estate strategies and as of March 2019, owned eight office properties across five states totaling 1.9 million SF.

Somerset Real Estate Opportunity Fund II, LP is an affiliate of Somerset Properties Inc. Somerset Properties Inc. is a full service commercial real estate company specializing in managing, leasing and redeveloping commercial properties. Since Somerset Properties was founded in 1996, it has repositioned 100 properties, and operated 8.0 million SF of commercial real estate. Somerset Properties currently operates 5.0 million SF of commercial space across 73 properties including five offices.

Greggory L. Belzberg is the President and CEO of Westminster Capital Group. Westminster Capital Group and its affiliates comprise a private investment and management firm with experience in real estate, finance and private equity investments. The company’s origins date back to the mid-1900’s and it has grown to include several million SF of commercial real estate.

Benjamin Adams is the founder of Ten Capital Management LLC. Previously, Mr. Adams was a portfolio manager with The Townsend Group where he oversaw private equity real estate assets under management. He was also a vice president and general counsel of Lionstone Development LLC, practiced law with Greenberg Traurig LLP, and served as the special assistant to the White House Counsel in the Clinton administration.

The Property. The Bayview Corporate Tower Property is a 12-story Class A office building with an attached single story annex containing a total of 413,813 SF of NRA located in Fort Lauderdale, Florida. Constructed in 1973, most recently renovated between 2017 and 2019 and situated on an 8.26-acre site, the Bayview Corporate Tower Property was 86.3% leased to 24 tenants as of the June 30, 2020 rent roll. With the exception of CHG Companies, no tenant occupies more than 8.2% of the NRA. Many of the largest tenants are long-term occupants at the Bayview Corporate Tower Property who have renewed or expanded numerous times, including CHG Companies, which has been at the Bayview Corporate Tower Property for over 17 years and expanded six times, Whole Foods Inc., which has been at the Bayview Corporate Tower Property for over 13 years and expanded once, and Kovack Securities, which has been at the Bayview Corporate Tower Property for over 17 years and expanded four times.

The Bayview Corporate Tower Property also includes a five-story parking garage that was completed in 2001 and expanded in 2015. The parking garage contains 1,816 spaces, 84 of which are allocated to the adjacent Berkshire Apartments (not part of the collateral), leaving the Bayview Corporate Tower Property with 1,732 spaces in addition to 199 spaces in a surface parking lot. Parking is managed by the Bayview Corporate Tower Borrowers and the cost of parking is included in tenant leases. Parking is open to the public but traffic is limited and the seller of the Bayview Corporate Tower Property has reported less than $10,000 in annual parking income historically.

Between 2017 and 2019, the Bayview Corporate Tower Property underwent a $4.78 million renovation, the majority of which went towards upgrades to building amenities ($1.2 million), chiller and air handler unit replacements ($862,000) and common area and restroom renovations ($832,000). The renovation also included a roof replacement, lobby upgrade and various exterior and interior finishes. Following the renovation, the building offers an amenity package that includes a fitness center, café, game room, tenant lounge and conference center (all installed in 2018 as part of the renovation), a landscaped plaza with tables and sitting area at the main entrance, and a covered pedestrian walkway from the parking garage to the main entrance. The Bayview Corporate Tower Property also features floor plates up to 33,500 SF, six overhead traction elevators and one overhead traction freight elevator that serve all floor levels as well as two passenger elevators in the parking garage.

Performance has improved following the seller’s acquisition in 2016. Since the first quarter of 2017, the Bayview Corporate Tower Property’s occupied NRA has increased from 298,038 SF to 357,165 SF. This was driven, in part, by CHG Companies expanding into an additional 35,369 SF of space over that time period. Since first quarter of 2017, 10 new tenants accounting for 80,132 SF have signed leases, and there have been four upsizes/relocations accounting for an additional 41,802 SF. The result is NOI increasing from $3.62 million in 2017 to $5.65 million (underwriting), an increase of 56.1%. More recently, and since September 1, 2019, six tenants totaling 71,364 SF of NRA and $1,541,078 of UW Base Rent have signed new or renewal leases at the Bayview Corporate Tower Property.

Major Tenants.

CHG Companies (136,313 SF, 32.9% of NRA, 37.6% of underwritten gross rent, lease expiration 1/31/2028). CHG Companies is one of the largest providers of healthcare staffing in the United States, operating in eleven offices across eight states. According to the company website, CHG Companies was the first healthcare staffing agency to focus primarily on traveling physicians (known as locum tenens) and now holds a 37% locum tenens market share. CHG Companies has been at the Bayview Corporate Tower Property since 2002 when it originally leased 51,498 SF. Since 2002, CHG Companies has expanded six times (most recently in September 2019 for 18,538 SF) and now leases 136,313 SF at the Bayview Corporate Tower Property including the entirety of floors seven, eight, nine, and 11, as well as a 1,323 square-foot health clinic on the ground floor. As a result of the COVID-19 pandemic, in May 2020, CHG Companies signed an early extension of its lease for two years through January 31, 2028 and in exchange received two months of free rent (June and July 2020) and 50% deferred rent for two months (May and August 2020), such deferred rent to be repaid in 12 equal monthly installments from January 2021 to December 2021. All remaining deferred and abated rent has been escrowed by the Bayview Corporate Tower Borrowers. The Bayview Corporate Tower Mortgage Loan is structured with a $1.4 million upfront reserve for debt service that will be made available for capital expenditures upon CHG Companies paying six consecutive months of unabated rent, provided that no event of default and no other Triggering Event (as defined below) is continuing. The Bayview Corporate Tower Mortgage Loan is also structured with protections against the rollover risk posed by the expiration of the CHG Companies lease in the eighth year of the loan term including an upfront tenant improvement and leasing commissions holdback of $5.4 million, which must be replenished upon use, and a cash flow sweep that commences 18 months prior to lease expiration. For full description of the structures in place, please see the “Escrows and Reserves” and “Lockbox / Cash Management” sections.

A-3-20

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

Whole Foods Inc. (33,827 SF, 8.2% of NRA, 9.7% of underwritten gross rent, 8/31/2023 lease expiration). Whole Foods Inc. is a multinational supermarket chain specializing in natural and organic products, which was acquired by Amazon in 2017. Whole Foods Inc. has been an office tenant at the Bayview Corporate Tower Property since 2006 and currently leases the entirety of the sixth floor after expanding its presence at the Bayview Corporate Tower Property in 2013. Whole Foods Inc. has a termination option effective August 31, 2021 with 12 months’ notice and repayment of all unamortized tenant improvement and leasing commissions paid for by the landlord plus the unamortized amount of rental savings realized by Whole Foods Inc. in year one of its lease at an interest rate of 8% interest plus applicable sales and use tax.

Central Reach (25,503 SF, 6.2% of NRA, 7.4% of underwritten gross rent, lease expiration 11/30/2027). Central Reach is a leading electronic medical record, practice management, and clinical platform for applied behavioral analysis therapy providers. Central Reach recently signed a seven year seven month lease that commenced on May 1, 2020 after the seller completed a build out of the Central Reach premises. The Bayview Corporate Tower Borrowers have escrowed $350,712 to cover all remaining outstanding free rent and tenant improvement allowance.

The following table presents certain information relating to the major tenants at the Bayview Corporate Tower Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Moody’s/S&P/Fitch)	Tenant SF	Approx. % of Total SF	Annual UW Rent(2)	% of UW Base Rent	Annual UW Rent PSF(2)	Lease Expiration	Renewal Options	Termination Option (Y/N)
CHG Companies(3)	B2 / B / NR	136,313	32.9%	$3,769,452	37.6%(4)	$27.65	1/31/2028	2x5 yr	N
Whole Foods Inc.	A2 / A+ / NR	33,827	8.2%	$619,034	7.7%	$18.30	8/31/2023(5)	2x5 yr	Y(5)
Central Reach(3)	NR / NR / NR	25,503	6.2%	$471,806	5.9%	$18.50	11/30/2027	N/A	N
Envision Pharm	NR / NR / NR	23,026	5.6%	$401,698	5.0%	$17.45	6/30/2027(6)	1x5 yr	Y(6)
Kovack Securities Inc(3)	NR / NR / NR	16,769	4.1%	$318,611	4.0%	$19.00	12/31/2021	1x5 yr	N
Subtotal/Wtd. Avg.		235,438	56.9%	$5,580,600	69.3%(7)	$23.70

Other Tenants		121,727	29.4%	$2,467,515	30.7%	$20.27
Vacant Space(8)		56,648	13.7%	$0	0.0%	$0.00
Total/Wtd. Avg.		413,813	100.0%	$8,048,115	100.0%(7)	$22.53

(1)	Based on underwritten rent roll dated June 30, 2020.

(2)	Base Rent includes contractual rent steps through April 2021 totaling $176,050.

(3)	The Bayview Corporate Tower Borrowers have escrowed $734,983, $350,712 and $425,512 for CHG Companies, Central Reach and Kovack Securities Inc respectively to cover all remaining outstanding free rent, abated rent, deferred rent, and tenant improvement allowances.

(4)	For CHG Companies, the % of UW Base rent reflects % of UW Gross Rent (inclusive of recoveries). CHG Companies is the only office tenant with a modified gross lease whereas other tenants have triple-net leases, and the mortgage loan seller believes % of UW Gross Rent is a more accurate reflection of what percentage of revenue CHG Companies contributes to the Bayview Corporate Tower Property. CHG Companies’ % of UW Base Rent is 46.8%

(5)	Whole Foods Inc. has a termination option effective as of August 31, 2021 with 12 months’ notice and repayment of all unamortized tenant improvement and leasing commissions paid for by the landlord plus the unamortized amount of rental savings realized by Whole Foods Inc. in year one of its lease at an interest rate of 8% plus applicable sales and use tax.

(6)	Envision Pharm has a termination option in October 31, 2022 with 12 months’ notice and payment of any unamortized free rent and tenant improvements and leasing commissions at an 8% interest rate.

(7)	Calculation utilizes CHG Companies’ % of UW Base Rent of 46.8% and not its % of UW Gross Rent (inclusive of recoveries) of 37.6%.

(8)	Vacant tenants include the amenity space (9,177 SF) and management office (2,512 SF) for which the building collects no income.

The following table presents certain information relating to the lease rollover schedule at the Bayview Corporate Tower Property:

Lease Rollover Schedule(1)(2)
Year	# of Tenants Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent PSF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
2020 & MTM	0	0	0.0%	0.0%	$0.00	$0	0.0%	0.0%
2021	6	44,173	10.7%	10.7%	$17.72	$782,926	9.7%	9.7%
2022	4	19,608	4.7%	15.4%	$23.72	$465,175	5.8%	15.5%
2023	3	48,164	11.6%	27.1%	$20.50	$987,560	12.3%	27.8%
2024	1	5,472	1.3%	28.4%	$19.63	$107,415	1.3%	29.1%
2025	2	9,722	2.3%	30.7%	$20.24	$196,776	2.4%	31.6%
2026	1	8,300	2.0%	32.7%	$20.00	$166,000	2.1%	33.6%
2027	4	64,729	15.6%	48.4%	$18.27	$1,182,275	14.7%	48.3%
2028	1	136,313	32.9%	81.3%	$27.65	$3,769,452	46.8%	95.1%
2029	2	20,684	5.0%	86.3%	$18.88	$390,536	4.9%	100.0%
2030	0	0	0.0%	86.3%	$0.00	$0	0.0%	100.0%
2031 & Beyond	0	0	0.0%	86.3%	$0.00	$0	0.0%	100.0%
Vacant(4)	0	56,648	13.7%	100.0%	$0.00	$0	0%	100.0%
Total/Wtd. Avg.	24	413,813	100.0%		$22.53	$8,048,115	100.0%

(1)	Based on the underwritten rent roll dated June 30, 2020.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	UW Rent includes contractual rent steps through April 2021 totaling $176,050.

(4)	Vacant tenants include the management office and amenity space for which the building collects no income.

A-3-21

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

COVID-19 Update. The first debt service payment date for the Bayview Corporate Tower Mortgage Loan is in August 2020. As of July 9, 2020, the Bayview Corporate Tower Mortgage Loan is not subject to any forbearance, modification or debt service relief request. As of July 9, 2020, the borrower sponsor has reported that the Bayview Corporate Tower Property is open and operating. Due to the COVID-19 pandemic, CHG Companies (38.2% of occupied NRA, 37.6% of in place UW gross rent) extended its lease in May 2020 for two years through January 31, 2028. As part of this extension, CHG Companies received two months of free rent, June and July 2020 and a deferral of 50% of its rent in May and August 2020, which is required to be repaid in 12 equal monthly installments from January 2021 to December 2021. All remaining deferred and abated rent has been escrowed by the Bayview Corporate Tower Borrowers. The Bayview Corporate Tower Mortgage Loan is also structured with a $1.4 million upfront reserve for debt service that will be made available for capital expenditures upon CHG Companies paying six consecutive months of unabated rent, provided that no event of default and no other Triggering Event (as defined below) is continuing. As of July 9, 2020, the borrower sponsors reported that tenants representing approximately 61.4% of occupied NRA and approximately 62.0% of total underwritten gross rent have made their full June 2020 rent payments. The foregoing includes CHG Companies as a tenant not paying rent, although they were not legally obligated to do so as July was a free rent month as discussed in the “Major Tenants” section above.

One retail tenant, Johnson & Johnson Team Realty, representing 0.4% of occupied NRA and 0.4% of in place UW gross rent has not paid rent since March 2020 and has allowed the Bayview Corporate Tower Borrowers to apply its tenant improvement allowance towards rent payments. Two other tenants comprising 4.0% of occupied SF and 3.5% of in place UW gross rent previously requested rent relief but have since resumed operations and are now current on their rent as of June 2020.

The Market. The Bayview Corporate Tower Property is located on North Federal Highway in Fort Lauderdale, Florida, within Broward County. There are numerous dining and retail amenities near the Bayview Corporate Tower Property along the North Federal Highway including Walmart, Office Depot, Publix, Outback Steakhouse, and Einstein Bros. Bagels. The Bayview Corporate Tower Property benefits from access to the entire South Florida region via Interstate 95, Florida’s Turnpike, and Interstate 595. The appraisal estimates that the Bayview Corporate Tower Property is approximately 15 minutes from the Fort Lauderdale Central Business District and about 25 minutes from the Fort Lauderdale International Airport.

According to the appraisal, the Bayview Corporate Tower Property is located in the Fort Lauderdale submarket of the overall Broward County office market. As of the fourth quarter of 2019, occupancy within the submarket and market were 91.7% and 90.1%, respectively. Both the market and submarket occupancy levels have been stable since the third quarter of 2016 through the fourth quarter of 2019, with submarket occupancy averaging 91.5% and never falling below 90.0%. Asking rents for the submarket have increased 17.1% over the same period, from $23.24 to $27.21.

According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Bayview Corporate Tower Property was approximately 17,418, 105,888 and 233,246, respectively; and the estimated 2019 average household income within the same radii was approximately $108,357, $91,573 and $84,711, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Bayview Corporate Tower Property:

Market Rent Summary(1)
	Market Rent (PSF)	Lease Term (MOS.)	Lease Type (Reimbursements)	Rent Increase Projection
Lower Floors Space	$19.00	60	NNN	3% per annum
Upper Floors Space	$20.00	120	NNN	3% per annum
Ground Floor Café Space	$10.00	60	NNN	3% per annum

(1)	Information obtained from the appraisal.

The following table presents certain information relating to comparable office leases for the Bayview Corporate Tower Property:

Comparable Office Rental Summary(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Bayview Corporate Tower 6451 North Federal Highway Fort Lauderdale, FL	1973/2017-2019	413,813(2)	Various	Various	$22.53(2)	Various	Various	Various
Trade Centre South 100 West Cypress Creek Road Fort Lauderdale, FL	1984/N/A	216,038	Confidential Asking Rent	1,194 6,803	$19.00 $20.50	Feb 2019 Feb 2020	3.0 Yrs. 5.0 Yrs.	Triple Net Triple Net
Coastal Tower 2400 East Commercial Boulevard Fort Lauderdale, FL	1983/2008	261,676	Asking Rent	3,103	$21.50	Feb 2020	5.0 Yrs.	Triple Net
Pinnacle Corporate Park-Building 1 500 West Cypress Creek Road Fort Lauderdale, FL	1986/NAP	151,832	Confidential Asking Rent	7,710 3,852	$20.00 $22.00	Oct 2019 Feb 2020	3.0 Yrs. 5.0 Yrs.	Triple Net Triple Net
Cypress Park West I 6700 North Andrews Avenue Fort Lauderdale, FL	1987/2007	113,964	Confidential	13,588	$18.00	Nov 2019	7.3 Yrs.	Triple Net

(1)	Information obtained from the appraisal.

(2)	Based on the underwritten rent roll dated June 30, 2020.

A-3-22

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

The following table presents certain information relating to comparable office sales for the Bayview Corporate Tower Property:

Comparable Sales(1)
Property Name/Location	Sale Date	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF	Adjusted Sales Price (PSF)
Bayview Corporate Tower 6451 North Federal Highway Fort Lauderdale, FL	Jul 2020	413,813(2)	86.3%(2)	$82,500,000	$199.37	$199.37
301 Yamato 301 Yamato Road Boca Raton, FL	Jul 2017	206,946	92%	$39,200,000	$189.42	$210.26
Sawgrass Pointe I 1000 Sawgrass Corporate Parkway Fort Lauderdale, FL	Jan 2018	230,471	94%	$51,100,000	$221.72	$217.51
Southpointe Office 7901 SW 6th Court Plantation, FL	Jul 2018	79,719	87%	$18,500,000	$232.07	$200.50
Coastal Tower 2400 East Commercial Boulevard Fort Lauderdale, FL	Aug 2018	261,676	67%	$47,500,000	$181.52	$215.65
Trade Centre South 100 West Cypress Creek Road Fort Lauderdale, FL	Feb 2019	216,038	87%	$41,675,000	$192.91	$224.93
800 Fairway Drive 800 Fairway Dr. Deerfield Beach, FL	Feb 2019	172,537	87%	$30,400,000	$176.19	$205.44

(1)	Information obtained from the appraisal.

(2)	Based on the underwritten rent roll dated June 30, 2020.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Bayview Corporate Tower Property:

Cash Flow Analysis(1)
	2017	2018	2019	5/31/2020 TTM(2)	UW(2)	UW PSF
Base Rent	$5,795,110	$6,528,558	$6,894,910	$7,005,948	$7,872,065	$19.02
Contractual Rent Steps	$0	$0	$0	$0	$176,050	$0.43
Grossed Up Vacant Rent	$0	$0	$0	$0	$841,336	$2.03
Free Rent	($178,236)	($47,923)	($411,249)	($415,659)	$0	$0.00
Underwritten Vacancy	$0	$0	$0	$0	($888,945)	($2.15)
Total Base Rental Income	$5,616,874	$6,480,635	6,483,661	$6,590,289	$8,000,506	$19.33
Total Recoveries	$1,739,842	$1,835,907	$2,035,698	$1,978,399	$2,375,931	$5.74
Other Income	$67,009	$84,383	$58,829	$50,876	$50,876	$0.12
Effective Gross Income	$7,423,724	$8,400,924	$8,578,188	$8,619,564	$10,427,312	$25.20

Taxes	$799,733	$820,086	$892,146	$908,081	$1,259,525	$3.04
Insurance	$399,146	$409,108	$508,051	$546,950	$830,638	$2.01
Other Operating Expenses	$2,603,052	$2,621,067	$2,682,933	$2,583,052	$2,682,387	$6.48
Total Operating Expenses	$3,801,931	$3,850,261	$4,083,130	$4,038,083	$4,772,550	$11.53

Net Operating Income	$3,621,793	$4,550,664	$4,495,057	$4,581,481	$5,654,762	$13.67
TI/LC(3)	$0	$0	$0	$0	$229,516	$0.55
Capital Expenditures	$0	$0	$0	$0	$82,763	$0.20
Net Cash Flow	$3,621,793	$4,550,664	$4,495,057	$4,581,481	$5,342,483	$12.91

Occupancy%(4)(5)	84.4%	89.9%	78.6%	86.3%	90.0%
NOI DSCR	1.02x	1.28x	1.26x	1.29x	1.59x
NCF DSCR	1.02x	1.28x	1.26x	1.29x	1.50x
NOI Debt Yield	6.2%	7.8%	7.7%	7.8%	9.7%
NCF Debt Yield	6.2%	7.8%	7.7%	7.8%	9.1%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	The increase in NOI from 5/31/2020 TTM to UW is primarily driven by (i) six new leases commencing after September 2019, which total 71,364 SF, and $1,541,078 of underwritten base rent, (ii) $176,050 in contractual rent steps, and (iii) the expiration of free rent (to the extent any free rent period remains, the lender reserved such amounts).

(3)	TI/LC were underwritten net of the upfront TI/LC holdback of $5.4 million amortized over the loan term. For a full description of the reserves, see the Escrows and Reserves section.

(4)	Occupancy is shown as year-end for the corresponding year. 5/31/2020 TTM Occupancy is as of the June 30, 2020 underwritten rent roll. UW Occupancy represents underwritten economic occupancy.

(5)	The decrease in Occupancy% from 2018 to 2019 is partially driven by 30,890 SF (“Suite 200”) being counted as vacant on the 2nd floor in 2019. Previously (2017 and 2018), Suite 200, was excluded from the total property NRA as it was deemed non-rentable space. Total occupied SF for 2017, 2018, 2019 and 5/31/2020, was 317,894, 344,392, 325,137 and 357,165, respectively.

A-3-23

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

Escrows and Reserves.

At origination, the Bayview Corporate Tower Borrowers were required to escrow $1,400,000 for debt service (the “Debt Service Reserve”) (required to be replenished upon use). At least ten days prior to any payment date on which the Bayview Corporate Tower Borrowers anticipate a debt service shortfall, the Bayview Corporate Tower Borrowers are required to notify the lender of the anticipated shortfall and the lender is required to apply funds from the Debt Service Reserve to pay the shortfall, provided the lender has received (i) a written summary of the cause of the shortfall and (ii) a copy of the Bayview Corporate Tower Borrowers’ operating statement. The lender will not have an obligation to disburse funds from the Debt Service Reserve if: (i) the shortfall exists because the actual cost of the line items in the approved annual budget exceeds the amount allocated therefor in the approved annual budget, (ii) the disbursement is in respect of any items for which funds have been disbursed or released pursuant to any other provision in the loan documents or (iii) an event of default is occurring.

Upon CHG Companies paying full and unabated rent for six consecutive months provided that no event of default and no other Triggering Event (as defined below) is continuing (a “Debt Service Reserve Release”), such reserve will be transferred to the replacement reserve account and made available for future capital expenditures.

The Bayview Corporate Tower Borrowers were also required to escrow $5,400,000 for future undesignated TI/LC expenses to be replenished upon use at approximately $34,484 per month (approximately $1.00 per square foot annually) up to $5,400,000 (the “TI/LC Reserve”), $1,867,781 for existing tenant improvement obligations, $863,411 for free rent and rent abatement obligations, $724,962 for real estate taxes and insurance and $22,619 for required repairs.

Real Estate Taxes and Insurance – The Bayview Corporate Tower Borrowers are required to reserve monthly 1/12 of the estimated annual property taxes (currently $81,968) and provided the Bayview Corporate Tower Property is not insured under an approved blanked insurance policy, 1/12 of the estimated annual insurance premiums (currently approximately $69,220).

Replacement Reserve – The Bayview Corporate Tower Borrowers are required to escrow monthly approximately $6,897 (equal to approximately $0.20 per SF annually) and transfer all amounts outstanding in the Debt Service Reserve to such replacement reserve account following a Debt Service Reserve Release.

Tenant Improvements and Leasing Commissions Reserve - As funds are drawn from the $5,400,000 TI/LC Reserve, the Bayview Corporate Tower Borrowers will be required to escrow monthly approximately $34,484 (equal to approximately $1.00 per SF annually), subject to a cap of $5,400,000. Upon the Bayview Corporate Tower Borrowers delivering to the lender (i) evidence that CHG Companies has given notice of renewal or other extension under its lease in writing in accordance with its lease or (ii) evidence that at least 80% of the CHG Companies space has been re-tented under one more qualified replacement leases, any funds on deposit in the TI/LC Reserve account in excess of $2,500,000 at such time are required to be disbursed to the Bayview Corporate Tower Borrowers. The TI/LC Reserve account will then be required to be replenished in accordance with the terms above until the cap of $5,400,000 is reached.

Lockbox and Cash Management. The Bayview Corporate Tower Borrowers are required to cause all rents and other sums generated by the Bayview Corporate Tower Property to be deposited directly into a lender-controlled account (the “Lockbox Account”) established by the Bayview Corporate Tower Borrowers. Prior to the occurrence of a Triggering Event (as defined below), amounts deposited in the Lockbox Account will be released to the Bayview Corporate Tower Borrowers on a daily basis. During the continuance of a Triggering Event, amounts deposited in the Lockbox Account are required to be transferred on a daily basis into an account established by the lender (the “Cash Management Account”) and, on each payment date, all funds in the Cash Management account are required to be applied in accordance with the Bayview Corporate Tower Mortgage Loan documents. During a Low DSCR Period (defined below) or CHG Trigger Event (defined below), any excess cash flow remaining after satisfaction of the waterfall items is required to be swept to an excess cash flow subaccount to be held by the lender as additional security for the Bayview Corporate Tower Mortgage Loan.

A “Triggering Event” means a period (A) commencing upon the earliest of (i) the occurrence of an event of default, (ii) the debt service coverage ratio being less than 1.25x (based on an amortizing constant) and (iii) upon a CHG Trigger Event and (B) expiring upon (1) with respect to clause (i) above, the cure of such event of default, (2) with respect to clause (ii) above, the date the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters and (3) with respect to clause (iii) above, upon the occurrence of a CHG Re-Tenanting Event (defined below).

A “Low DSCR Period” means a period commencing on the last day of the calendar quarter for which the debt service coverage ratio is less than 1.25x (based on an amortizing constant) for two consecutive calendar quarters and ending on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is equal to or greater than 1.30x (based on an amortizing constant).

A “CHG Trigger Event” will commence upon the occurrence of any of the following, provided that an applicable CHG Re-Tenanting Event has not then occurred and is continuing:

(i)	July 31, 2026 (18 months prior to the expiration date of the CHG Companies’ lease);

(ii)	CHG Companies giving notice to the Bayview Corporate Tower Borrowers in writing of its intent not to renew its lease, that it is terminating its lease, or CHG Companies abandoning, vacating, or failing to operate in one-third or more of its space for six months or more;

(iii)	CHG Companies (or its parent or guarantor of its lease) has filed or becomes the debtor in any bankruptcy proceeding;

(iv)	the CHG Companies lease has terminated, been amended, restated, replaced, supplemented or otherwise modified without obtaining the prior written consent of the lender; or

(v)	CHG Companies becomes delinquent under its payment obligations or is in material default under its lease, which delinquency or default remains uncured past the applicable notice periods set forth in its lease.

A “CHG Re-Tenanting Event” will occur when the Bayview Corporate Tower Borrowers deliver to the lender:

(i)	with respect to clause (i), (ii), (iii), (iv) and (v) above, evidence that at least 80% of the CHG Companies space has been re-tenanted under one or more qualified replacement leases;

(ii)	with respect to clause (i) above, evidence that CHG Companies has given notice of renewal or other extension under its lease;

(iii)	with respect to clause (iii) above, evidence that CHG Companies’ lease is affirmed by CHG Companies in a bankruptcy proceeding; and

(iv)	with respect to clause (v) above, evidence that CHG Companies has cured all defaults under its lease.

A-3-24

Office – Suburban	Loan #2	Cut-off Date Balance:	$58,450,000
6451 North Federal Highway	Bayview Corporate Tower	Cut-off Date LTV:	64.3%
Fort Lauderdale, FL 33308		UW NCF DSCR:	1.50x
		UW NOI Debt Yield:	9.7%

Additional Secured Indebtedness (not including trade debts). Not permitted.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. Not permitted.

Right of First Refusal. None.

Letter of Credit. None.

Terrorism Insurance and Windstorm Insurance. The Bayview Corporate Tower Mortgage Loan documents require the Bayview Corporate Tower Borrowers to maintain commercial property insurance acceptable to the lender and insurance for acts of terrorism or an insurance policy without terrorism exclusion in an amount equal to the full replacement cost of the Bayview Corporate Tower Property as well as business interruption insurance covering a period of 18-months’ rent. Due to its location in an area with costal wind risk, the insurance policy also includes windstorm coverage at the full policy limit which applies per occurrence and reinstates after every loss.

A-3-25

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

A-3-26

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

FTERE Bronx Portfolio 5
1 3031 & 3041 Holland Avenue Bronx, NY
2 610 Trinity Avenue Bronx, NY
3 2770-2780 Kingsbridge Terrace Bronx, NY
4 1787-1791 Walton Avenue Bronx, NY
5 75 West 190th Street Bronx, NY
NEW JERSEY
YONKERS
WESTCHESTER COUNTY
Mount Vernon
Pelham Manor
BRONX
MANHATTAN
QUEENS
Riverdale
Spuyten Duyvil
Inwood
Morris Heights
Morris Park
Washington Heights
Harlem
Upper East Side
Hunts Point
Hudson River
East River
Long Island Sound
Van Cortlandt Park
Bronx Botanical Gardens
Bronx Zoo
Crotona Park
Claremont Park
Pelham Bay Park
Sound View Park
Seton Falls Park
Fordham University
Lehman College
Manhattan College
Yankee Stadium
Cross Bronx Expwy
Bruckner Expwy
Major Deegan Expwy
New England Thruway
Hutchinson River Pkwy
Bronx River Pkwy
Pelham Pkwy
Triboro Br
Ward Island
TRIBORO BRIDGE
NEW YORK CITY
BROOKLYN
STATEN IS.
NEWARK
PATERSON

A-3-27

Mortgage Loan No. 3 – FTERE Bronx Portfolio 5

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Credit Assessment (Fitch/DBRS/Moody’s):	NR/NR/NR			Location:	Bronx, NY
Original Balance:	$53,900,000			General Property Type:	Multifamily
Cut-off Date Balance:	$53,900,000			Detailed Property Type:	Mid Rise
% of Initial Pool Balance:	7.8%			Title Vesting:	Fee
Loan Purpose:	Refinance			Year Built/Renovated:	Various/N/A
Borrower Sponsor:	Finkelstein Timberger East Real Estate			Size:	382 Units
Guarantor:	Richard Timberger			Cut-off Date Balance per Unit:	$141,099
Mortgage Rate:	3.5800%			Maturity Date Balance per Unit:	$141,099
Note Date:	2/25/2020			Property Manager:	Finkelstein Timberger LLC
First Payment Date:	4/1/2020				(borrower related)
Maturity Date:	3/1/2030
Original Term to Maturity:	120 months			Underwriting and Financial Information(2)
Original Amortization Term:	0 months			UW NOI:	$4,263,504
IO Period:	120 months			UW NOI Debt Yield:	7.9%
Seasoning:	4 months			UW NOI Debt Yield at Maturity:	7.9%
Prepayment Provisions:	LO (28); DEF (85); O (7)			UW NCF DSCR:	2.13x
Lockbox/Cash Mgmt Status:	Springing/Springing			Most Recent NOI:	$4,041,034 (5/31/2020 TTM)
Additional Debt Type:	N/A			2nd Most Recent NOI:	$4,286,963 (12/31/2019)
Additional Debt Balance:	N/A			3rd Most Recent NOI:	$4,046,600 (12/31/2018)
Future Debt Permitted (Type):	No (N/A)			Most Recent Occupancy:	99.5% (6/5/2020)
Reserves(1)				2nd Most Recent Occupancy:	99.6% (12/31/2019)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	99.6% (12/31/2018)
RE Tax:	$53,971	$53,971	N/A	Appraised Value (as of):	$80,100,000 (12/4/2019)
Insurance:	$0	Springing	N/A	Appraised Value per Unit:	$209,686
Recurring Replacements:	$0	$8,405	N/A	Cut-off Date LTV Ratio:	67.3%
Deferred Maintenance:	$22,000	$0	N/A	Maturity Date LTV Ratio:	67.3%
J-51 Exemption Reserve:	$1,450,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$53,900,000	100.0%	Loan Payoff:	$47,637,772	88.4%
			Return of Equity:	$3,742,604	6.9%
			Reserves:	$1,525,971	2.8%
			Closing Costs:	$993,654	1.8%
Total Sources:	$53,900,000	100.0%	Total Uses:	$53,900,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the FTERE Bronx Portfolio 5 Mortgage Loan (as defined below) was underwritten, based on such prior information. See “Risk Factors— Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

The Mortgage Loan. The third largest mortgage loan (the “FTERE Bronx Portfolio 5 Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $53,900,000. The FTERE Bronx Portfolio 5 Mortgage Loan is secured by a first priority fee mortgage encumbering five multifamily properties located in the Bronx, New York (collectively, the “FTERE Bronx Portfolio 5” or “FTERE Bronx Portfolio 5 Properties”).

The Borrowers and the Borrower Sponsor. The borrowers are The Whole Truth LLC D, Abbott Associates LLC D, 1791 Walton Avenue LLC D, Lil Charlie LLC D, Tremm Associates LLC D, and Micbry Associates LLC D (collectively, the “FTERE Bronx Portfolio 5 Borrowers”), each a Delaware limited liability company that is structured to be bankruptcy-remote with one independent director. Richard Timberger is the non-recourse carveout guarantor and Finkelstein Timberger East Real Estate is the borrower sponsor with respect to the FTERE Bronx Portfolio 5 Mortgage Loan. Finkelstein Timberger East Real Estate is a real estate company that owns and manages residential apartment buildings located throughout various parts of Bronx County, New York. Finkelstein Timberger East Real Estate is run by Steven Finkelstein, Richard Timberger and Tony East.

The Properties. The FTERE Bronx Portfolio 5 is comprised of five rent stabilized multifamily properties totaling 382 units located in the Bronx, New York. All units are rent stabilized. The FTERE Bronx Portfolio 5 Properties were constructed between 1927 and 2003. As of June 5, 2020, the multifamily space at the FTERE Bronx Portfolio 5 was 99.5% occupied. In addition, certain of the FTERE Bronx Portfolio 5 Properties have commercial space, which was 100.0% occupied as of June 5, 2020. According to the borrower sponsor, since acquiring the FTERE Bronx Portfolio 5, the borrower sponsor has invested approximately $6.8 million ($17,877 per unit) in capital improvements across the FTERE Bronx Portfolio 5 Properties in the aggregate. All of the FTERE Bronx Portfolio 5 Properties benefit from either a tax exemption and/or abatement under New York State’s J-51 program, and the 1787-1791 Walton Avenue property benefits from a 421-a tax abatement. In addition, all of the FTERE Bronx Portfolio 5 Properties are awaiting approval of (or, in some cases, the FTERE Bronx Portfolio Borrowers have informed the lender they plan to file) an application for a J-51 tax exemption or

A-3-28

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

abatement or an application to increase rent under a major capital improvement (“MCI”) program. Under the J-51 program, the tax exemption benefit temporarily exempts a property from the increase in assessed value which would otherwise occur as a result of significant renovation work. The abatement portion of the program reduces the existing taxes by a percentage of the certified reasonable costs of the work performed as determined by the New York City Department of Finance. The MCI program allows landlords to increase rents (subject to certain limits) paid by rent stabilized tenants to recoup renovation and rehabilitation costs. For the FTERE Bronx Portfolio 5 Properties at which J-51 and/or MCI benefits have been applied for (or an application is planned) and have not been approved, there is an approximately $1.45 million holdback in place. See “Escrows and Reserves” below. The FTERE Bronx Portfolio 5 Properties have an aggregate of 39 units leased by tenants who pay a portion of their rent with a Section 8 voucher.

The following table presents detailed information with respect to each of the FTERE Bronx Portfolio 5 Properties:

FTERE Bronx Portfolio 5 Properties Summary
Building	Occ. % (1)	Units(1)	% of Total Units	Appraised Value	Allocated Loan Amount (“ALA”)	% of ALA	UW NOI	% of UW NOI
3031 & 3041 Holland Avenue(2)	100.0%	111	29.1%	$18,400,000	$12,381,000	23.0%	$927,691	21.8%
610 Trinity Avenue(3)	99.0%	104	27.2%	$17,800,000	$11,978,000	22.2%	$918,933	21.6%
2770-2780 Kingsbridge Terrace(4)	98.6%	71	18.6%	$15,400,000	$10,363,000	19.2%	$773,877	18.2%
1787-1791 Walton Avenue(5)	100.0%	47	12.3%	$14,300,000	$9,623,000	17.9%	$877,352	20.6%
75 West 190th Street(6)	100.0%	49	12.8%	$14,200,000	$9,555,000	17.7%	$765,651	18.0%
Total	99.5%	382	100.0%	$80,100,000	$53,900,000	100.0%	$4,263,504	100.0%

(1)	Based on the borrower rent roll dated June 5, 2020.

(2)	The appraised value of the 3031 & 3041 Holland Avenue property includes $50,000 attributable to the net present value of two in place J-51 tax abatements and $1,050,000 attributable to two J-51 tax exemptions that the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they applied for. As of the origination date, the 3031 & 3041 Holland Avenue property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement program, expiring in 2022 and 2023, respectively. The FTERE Bronx Portfolio 5 Borrowers applied for two J-51 tax exemptions at the 3031 & 3041 Holland Avenue property, which were denied. The FTERE Bronx Portfolio 5 Borrowers are currently litigating such denial. Real estate taxes were underwritten based on the applied for J-51 tax exemptions. The underwritten abated taxes are $287,131 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $338,949. There is no assurance that the FTERE Bronx Portfolio 5 Borrowers will be successful in their litigation disputing the denial of such exemptions.

(3)	The appraised value of the 610 Trinity Avenue property includes $1,800,000 attributable to the net present value of an in place J-51 tax exemption, $100,000 attributable to four in place J-51 tax abatements and $100,000 attributable to two J-51 tax abatements, which the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they applied for or intend to apply for, and $800,000 attributable to an applied for MCI program rent increase. As of the origination date, the 610 Trinity Avenue property benefits from four, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2021, 2024 and 2028 and a 34-year J-51 tax exemption expiring in 2045. The FTERE Bronx Portfolio 5 Borrowers applied for an additional J-51 tax abatement and intend to apply for an additional J-51 tax abatement and two MCI program rent increases at the 610 Trinity Avenue property. As of the origination date, approval documentation had not been received. Real estate taxes were underwritten based on the in place J-51 tax exemption, one in place J-51 tax abatement and the applied for and intended to be applied for J-51 tax abatements at the 610 Trinity Avenue property. The underwritten abated taxes are $167,708 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $291,475.

(4)	The appraised value of the 2770-2780 Kingsbridge Terrace property includes $1,300,000 attributable to the net present value of an in place J-51 tax exemption, $290,000 attributable to two in place J-51 tax abatements, $10,000 attributable to a J-51 tax abatement that the FTERE Bronx Portfolio 5 Borrowers have informed the lender that they intend to apply for, and $1,250,000 attributable to an in place MCI program rent increase. As of the origination date, the 2770-2780 Kingsbridge Terrace property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement programs expiring in 2030 and a 34-year J-51 tax exemption expiring in 2052. The FTERE Bronx Portfolio 5 Borrowers intend to apply for an additional J-51 tax abatement at the 2770-2780 Kingsbridge Terrace property. Real estate taxes were underwritten based on the in place J-51 tax exemption, the in place J-51 tax abatements and the one intended to be applied for J-51 tax abatement at the 2770-2780 Kingsbridge Terrace property. The underwritten abated taxes are $104,584 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $198,347.

(5)	The appraised value of the 1787-1791 Walton Avenue property includes $1,100,000 attributable to the net present value of an in place 421a tax abatement, $20,000 attributable to an applied for J-51 tax abatement, and $200,000 attributable to applied for MCI program rent increases. As of the origination date, the 1787-1791 Walton Avenue property benefits from one, 25-year 421a tax abatement under New York State’s 421a tax abatement program expiring in 2030. The FTERE Bronx Portfolio 5 Borrowers applied for an additional J-51 tax abatement and two MCI program rent increases at the 1787-1791 Walton Avenue property. As of the origination date, approval documentation had not been received. Real estate taxes were underwritten based on the in place 421a tax abatement and the applied for J-51 tax abatements at the 1787-1791 Walton Avenue property. The underwritten abated taxes are $49,152 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $217,363.

(6)	The appraised value of the 75 West 190th Street property includes $1,950,000 attributable to the net present value of an in place J-51 tax exemption, $200,000 attributable to two in place J-51 tax abatements, $50,000 attributable to two applied for J-51 tax abatements, and $600,000 attributable to applied for MCI program rent increases. As of the origination date, the 75 West 190th Street property benefits from two, 20-year tax abatements under New York State’s J-51 tax abatement program expiring in 2027 and 2028 and a 34-year J-51 tax exemption expiring in 2051. The FTERE Bronx Portfolio 5 Borrowers applied for two additional J-51 tax abatements and an MCI program rent increase at the 75 West 190th Street property. As of the origination date, approval documentation had not been received. Real estate taxes were underwritten based on the in place J-51 tax exemption, the in place J-51 tax abatements and the applied for J-51 tax abatements at the 75 West 190th Street property. The underwritten abated taxes are $10,944 per annum, compared to estimated unabated taxes for the 2020/2021 tax year of $182,485.

The following table presents detailed information with respect to each of the FTERE Bronx Portfolio 5 Properties:

FTERE Bronx Portfolio 5 Properties Summary
Building	Units(1)	Property Subtype	NRA (SF)	Sec. 8 Tenants	Avg. Unit Size (SF)	Historical Capex	Historical Capex per Unit	# of Commercial Tenants	Annual Commercial Tenant Rent
3031 & 3041 Holland Avenue	111	Mid Rise	87,771	5	791	$1,625,000	$14,639	0	$0
610 Trinity Avenue	104	Mid Rise	68,216	3	656	$1,270,000	$12,212	0	$0
2770-2780 Kingsbridge Terrace	71	Mid Rise	75,100	9	1,058	$1,854,000	$26,113	1	$38,400
1787-1791 Walton Avenue	47	Mid Rise	49,100	7	1,045	$183,000	$3,894	2	$190,706
75 West 190th Street	49	Mid Rise	57,300	15	1,169	$1,897,000	$38,714	1	$139,200
Total	382		337,487	39		$6,829,000	$17,877	4	$368,306

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 5, 2020.

COVID-19 Update. The FTERE Bronx Portfolio 5 Mortgage Loan is current as of the July debt service payment and as of July 7, 2020 is not subject to any forbearance, modification or debt service relief request. The FTERE Bronx Portfolio 5 Borrowers submitted a forbearance/loan modification request on April 2, 2020, which included (i) forbearance of debt service payments through July 31, 2020, with the deferred payments due on the maturity date,

A-3-29

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

(ii) a 50% reduction of interest payments from August 1, 2020 through December 31, 2020, with the remainder due on the maturity date, (iii) waiver of escrow deposits through December 31, 2020, (iv) release of escrow funds to be utilized for operation of the FTERE Bronx Portfolio 5 Properties, and (v) suspension of financial covenants and cash management or other consequences which might arise from such covenants. The request was formally withdrawn by the FTERE Bronx Portfolio 5 Borrowers on May 27, 2020. As of July 7, 2020, the borrower sponsor has reported that the FTERE Bronx Portfolio 5 Properties are all open and operating; however, the FTERE Bronx Portfolio 5 Properties have commercial space, which was 100.0% leased as of June 5, 2020. The commercial tenants include a daycare center, deli, supermarket and laundromat and due to New York state guidelines, the daycare center is currently closed. As of July 13, 2020, the daycare center is planning to reopen on July 21st. As of July 7, 2020, the borrower sponsor reported that approximately 77.2% of the residential rent for June was collected and approximately 43.6% of commercial rent for June was collected. As of July 7, 2020, no tenants have requested rent relief.

The Market. The FTERE Bronx Portfolio 5 Properties are located in the Bronx, New York within the Bronx County submarket of the New York City residential market. According to the appraisal, as of the third quarter of 2019, the vacancy rate in the New York City residential market was approximately 4.0%, with average asking rents of $3,740 per unit and inventory of approximately 221,105 units. According to the appraisal, as of the third quarter of 2019, the vacancy rate in the Bronx County submarket was approximately 3.8%, with average asking rents of $1,401 per unit and inventory of approximately 13,168 units. Primary access to the FTERE Bronx Portfolio 5 Properties is provided by a number of major thoroughfares, public bus lines and numerous subway lines that connect the FTERE Bronx Portfolio 5 Properties to Manhattan. The FTERE Bronx Portfolio 5 neighborhood is located in a mixed-use area that supports residential, office, commercial and retail uses.

The following table presents certain information relating to the appraisal’s market rent conclusion for the FTERE Bronx Portfolio 5 Properties:

Market Rent Summary
Building	Units(1)	Avg. Size (SF)	Avg. Monthly In Place Rent per Unit(1)	Avg. Monthly In Place Rent PSF(1)	Avg. Monthly Market Rent per Unit	Avg. Monthly Market Rent PSF
3031 & 3041 Holland Avenue	111	791	$1,275	$1.61	$1,722	$2.18
610 Trinity Avenue	104	656	$1,185	$1.81	$1,441	$2.20
2770-2780 Kingsbridge Terrace	71	1,058	$1,367	$1.29	$1,739	$1.64
1787-1791 Walton Avenue	47	1,045	$1,601	$1.53	$1,889	$1.81
75 West 190th Street	49	1,169	$1,511	$1.29	$1,819	$1.56

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 5, 2020.

The following table presents certain information relating to comparable rental properties to the 3031 & 3041 Holland Avenue, the 2770-2780 Kingsbridge Terrace, the 75 West 190th Street and the 1787-1791 Walton Avenue properties:

Comparable Rental Properties (3031 & 3041 Holland Avenue, 2770-2780 Kingsbridge Terrace, 75 West 190th Street and 1787-1791 Walton Avenue)
Property	Year Built	# of Stories	# Units(1)	Unit Mix	Average SF per Unit	Average Rent per Unit(1)	Average Annual Rent PSF
3031 & 3041 Holland Avenue	1929	5	111	Studio 1BR 2BR	502 752 1,003	$1,111 $1,221 $1,517	$26.55 $19.49 $18.15
2770-2780 Kingsbridge Terrace	1927	6	71	Studio 1BR 2BR 3BR	600 900 1,300 1,700	$1,245 $1,286 $1,433 $1,610	$24.91 $17.15 $13.23 $11.36
1787-1791 Walton Avenue	2003	6	47	1BR 2BR 3BR	900 1,100 1,350	$1,419 $1,718 $1,959	$18.92 $18.75 $17.41
75 West 190th Street	1928	6	49	1BR 2BR 3BR	900 1,300 1,700	$1,324 $1,590 $1,904	$17.65 $14.67 $13.44
2839 Bainbridge Avenue Bronx, NY	1922	5	30	1BR	600	$2,084	$41.68
2605 Marion Avenue Bronx, NY	1925	5	25	1BR 2BR	650 800	$1,675 $1,925	$30.92 $28.88
7 East Gun Hill Road Bronx, NY	1923	5	38	1BR 2BR 3BR	500 800 1,100	$1,526 $2,012 $2,473	$36.62 $30.18 $26.98
308 East 209th Street Bronx, NY	1929	6	25	Studio 1BR	354 560	$1,077 $1,236	$36.51 $26.49
3339 Hull Avenue Bronx, NY	1940	6	50	Studio 1BR 2BR 3BR	400 675 950 1,500	$1,354 $1,666 $1,839 $3,218	$40.62 $29.62 $23.23 $25.74

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 5, 2020.

A-3-30

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

The following table presents certain information relating to comparable rental properties to the 610 Trinity Avenue property:

Comparable Rental Properties (610 Trinity Avenue)
Property	Year Built	# of Stories	# Units(1)	Unit Mix	Average SF per Unit	Average Rent per Unit(1)	Average Annual Rent PSF
610 Trinity Avenue	1937	6	104	Studio 1BR 2BR	531 796 1,062	$1,134 $1,223 $1,538	$25.63 $18.44 $17.38
Sherman Court 1240 Sherman Avenue Bronx, NY	1927	7	58	1BR 2BR	550 650	$1,515 $1,701	$33.05 $31.40
1540 Walton Avenue Bronx, NY	1923	5	59	1BR 2BR	642 906	$1,701 $2,031	$31.79 $26.90
888 Grand Concourse Bronx, NY	1931	6	76	Studio 1BR 2BR	600 800 1,000	$1,800 $2,200 $2,550	$36.00 $33.00 $30.60
930 Sheridan Avenue Bronx, NY	1951	7	83	Studio 1BR	542 669	$1,699 $1,845	$37.62 $33.09

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 5, 2020.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the FTERE Bronx Portfolio 5:

Cash Flow Analysis
	2017	2018	2019	5/31/2020 TTM	UW(1)	UW Per Unit
Gross Potential Rent	$5,891,656	$6,130,182	$6,296,085	$6,040,812	$6,134,578	$16,059.10
Other Income(2)	$0	$0	$0	$0	$493,683	$1,292.36
Vacancy	$0	$0	$0	$0	($146,489)	($383.48)
Effective Gross Income	$5,891,656	$6,130,182	$6,296,085	$6,040,812	$6,481,772	$16,967.99

Real Estate Taxes(3)	$526,282	$574,089	$500,544	$513,097	$619,519	$1,621.78
Insurance	$245,197	$307,825	$312,253	$312,040	$312,500	$818.06
Other Expenses	$1,149,646	$1,201,668	$1,196,325	$1,174,641	$1,286,249	$3,367.14
Total Expenses	$1,921,125	$2,083,582	$2,009,122	$1,999,778	$2,218,268	$5,806.98

Net Operating Income	$3,970,531	$4,046,600	$4,286,963	$4,041,034	$4,263,504	$11,161.01
Capital Expenditures	$0	$0	$0	$0	$100,859	$264.03
Net Cash Flow	$3,970,531	$4,046,600	$4,286,963	$4,041,034	$4,162,646	$10,896.98

Occupancy %(4)	99.6%	99.6%	99.6%	99.5%	98.0%
NOI DSCR	2.03x	2.07x	2.19x	2.07x	2.18x
NCF DSCR	2.03x	2.07x	2.19x	2.07x	2.13x
NOI Debt Yield	7.4%	7.5%	8.0%	7.5%	7.9%
NCF Debt Yield	7.4%	7.5%	8.0%	7.5%	7.7%

(1)	For the avoidance of doubt, no COVID-specific adjustments have been made to the lender UW.

(2)	Other Income is comprised of (i) rent paid by retail tenants ($414,806) and (ii) $78,877 associated with in place, applied for and intended to be applied for MCI program rent increases.

(3)	Underwritten based on in place, applied for and intended to be applied for J-51 tax abatements and exemptions and, with respect to the 1787-1791 Walton Avenue property, 421-a tax abatement.

(4)	UW Occupancy % represents economic occupancy. As of the borrower rent roll dated June 5, 2020, the multifamily space at the FTERE Bronx Portfolio 5 Properties was 99.5% occupied.

Escrows and Reserves.

Taxes – The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for an upfront reserve of approximately $53,971 for real estate taxes and ongoing monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months.

Insurance – The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies; provided that such monthly deposits are not required so long as (i) no event of default has occurred and is continuing, (ii) the liability and casualty insurance coverage for each of the FTERE Bronx Portfolio 5 Properties is included in a blanket policy approved by the lender in its reasonable discretion, and (iii) the FTERE Bronx Portfolio 5 Borrowers provide the lender with evidence of payment of the insurance premiums and renewals of the insurance policies, no later than ten days prior to the expiration of the current policy.

A-3-31

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

Recurring Replacements Reserve – The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for monthly deposits of approximately $8,405 into a reserve for approved capital expenditures.

Deferred Maintenance Reserve – The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for an upfront reserve of $22,000, for life safety required repairs (including, but not limited to, installing fire extinguishers, tree protection, protective railings, inspecting sprinkler system, and removing a tree). In addition, the FTERE Bronx Portfolio 5 Borrowers are required to make certain additional repairs, and to close out open violations, which was not reserved for. The estimated cost of all unreserved for required repairs is $27,440. All required repairs are required to be completed within 180 days of the loan origination date.

J-51 Exemption Reserve – The FTERE Bronx Portfolio 5 Mortgage Loan documents provide for an upfront reserve of $1,450,000 (the “J-51 Exemption Funds”) with respect to the applied for or intended to be applied for J-51 tax exemptions, J-51 tax abatements, and/or material capital improvement program rent increases, as applicable for the FTERE Bronx Portfolio 5 Properties. The J-51 Exemption Funds are required to be released to the related FTERE Bronx Portfolio 5 Borrowers upon: (a) the lender’s receipt of not more than two written requests from the FTERE Bronx Portfolio 5 Borrowers on or prior to August 25, 2021 to release all or a portion of the J-51 Exemption Funds, and (b) satisfaction of the applicable J-51 Exemption Funds Release Conditions (as defined below), provided however, that: (i) the first request must be in the minimum amount of $500,000; and (ii) the second request will have no minimum draw requirement. Any J-51 Exemption Funds not disbursed to the FTERE Bronx Portfolio 5 Borrowers on or prior to August 25, 2021 may at the lender’s discretion be retained and applied by the lender to the prepayment of the FTERE Bronx Portfolio 5 Mortgage Loan. Such prepayment is subject to payment of a prepayment premium equal to 3% of the amount prepaid. In the event any J-51 Exemption Funds have not been released on or before August 25, 2021, the FTERE Bronx Portfolio 5 Borrowers will have one 6-month extension to satisfy the J-51 Exemption Funds Release Conditions, so long as, prior to August 25, 2021, the FTERE Bronx Portfolio 5 Borrowers provide the lender with a credit enhancement in the form of cash or a letter of credit in the remaining undisbursed amount of the J-51 Exemption Funds.

“J-51 Exemption Funds Release Conditions” means with respect to the release of all or a portion of the J-51 Exemption Funds: (a) (i) the New York City Department of Finance has approved the FTERE Bronx Portfolio 5 Borrowers’ J-51 exemption and/or abatement application, and/or (ii) the lender is in receipt of reasonably satisfactory evidence that the State of New York Division of Housing and Community Renewal has approved the FTERE Bronx Portfolio 5 Borrowers’ application for a major capital improvement program rent increase, and (b) the lender has determined in its sole reasonable discretion that the underwritten net operating income (as calculated pursuant to the loan documents) divided by the outstanding principal balance of the FTERE Bronx Portfolio 5 Mortgage Loan after giving effect to the disbursement (i.e. treating non-disbursed funds as not outstanding) is equal to or greater than 7.7%.

Lockbox and Cash Management. The FTERE Bronx Portfolio 5 Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the FTERE Bronx Portfolio 5 Borrowers are required to establish and maintain a lockbox account for the benefit of the lender, to direct all commercial tenants of the FTERE Bronx Portfolio 5 Properties to deposit rent directly into such lockbox account, and to deposit, or cause to be deposited, all rents from residential tenants of the FTERE Bronx Portfolio 5 Properties into such lockbox account within one business day of receipt. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the lender is required to establish, and the FTERE Bronx Portfolio 5 Borrowers are required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all funds in the lockbox account will be required to be deposited, so long as the Cash Sweep Event Period is continuing. During the continuance of a Cash Sweep Event Period, provided no event of default under the FTERE Bronx Portfolio 5 Mortgage Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows and Reserves”, (ii) to pay debt service on the FTERE Bronx Portfolio 5 Mortgage Loan, (iii) to make the monthly deposit into the recurring replacements reserve as described above under “Escrows and Reserves”, (iv) to pay operating expenses set forth in the annual budget (which is required to be approved by the lender) and lender-approved extraordinary expenses, and (v) to deposit any remainder into an excess cash flow subaccount to be held as additional security for the FTERE Bronx Portfolio 5 Mortgage Loan during the continuance of such Cash Sweep Event Period. If no Cash Sweep Event Period is continuing, all funds in the excess cash flow subaccount are required to be disbursed to the FTERE Bronx Portfolio 5 Borrowers. Notwithstanding the foregoing, any amounts on deposit in the excess cash flow subaccount as a result of a Cash Sweep Event Period triggered by clause (ii) of the definition of Cash Sweep Event Period are required to be held as additional collateral for the FTERE Bronx Portfolio 5 Mortgage Loan until the FTERE Bronx Portfolio 5 Borrowers provide evidence reasonably satisfactory to the lender that the loan-to-value ratio (without taking into account the funds held in the excess cash flow subaccount) is not more than 67.3%.

“Cash Sweep Event Period” means a period:

(i)	Commencing upon an event of default under the FTERE Bronx Portfolio 5 Mortgage Loan documents and ending upon the cure, if applicable, of such event of default; or

(ii)	Commencing upon, if the J-51 Exemption Funds Release Conditions have not been satisfied by August 25, 2021 and ending on the date that the loan-to-value ratio (based upon $53,900,000 as the mortgage loan amount) is 67.3%. Notwithstanding the foregoing, the FTERE Bronx Portfolio 5 Borrowers have the right, but not the obligation, to end a Cash Sweep Event Period commenced in connection with this clause (ii) by depositing with the lender a cash deposit or a letter of credit in an amount equal to the remaining undisbursed amount of the J-51 Exemption Reserve. Such cash deposit or letter of credit will continue to be held as additional collateral for the FTERE Bronx Portfolio 5 Mortgage Loan until the FTERE Bronx Portfolio 5 Borrowers provide evidence reasonably satisfactory to the lender that the loan-to-value ratio (without taking into account such cash deposit or letter of credit) is not more than 67.3%.

Additional Secured Indebtedness (not including trade debts). None

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. After the expiration of the defeasance lockout period and prior to the monthly payment date occurring in September 2029, the FTERE Bronx Portfolio 5 Borrowers have the right to obtain a release of any one or more individual FTERE Bronx Portfolio 5 Properties, provided no event of default is continuing and subject to the conditions set forth in the FTERE Bronx Portfolio 5 Mortgage Loan documents, including, among others, (1) partial defeasance of the FTERE Bronx Portfolio 5 Mortgage Loan in a principal amount equal to 110% of the allocated loan amount for the individual FTERE Bronx Portfolio 5 Property being released, provided, however, that upon the written request of the FTERE Bronx Portfolio 5 Borrowers and

A-3-32

Multifamily – Mid Rise	Loan #3	Cut-off Date Balance:	$53,900,000
Various	FTERE Bronx Portfolio 5	Cut-off Date LTV:	67.3%
Bronx, NY		UW NCF DSCR:	2.13x
		UW NOI Debt Yield:	7.9%

subject to the lender’s receipt of an updated appraisal, the applicable release amount may be 100% of such allocated loan amount so long as (x) the loan-to-value ratio with respect to all remaining FTERE Bronx Portfolio 5 Properties is not greater than 55.0% and (y) the debt yield with respect to all remaining FTERE Bronx Portfolio 5 Properties is not less than 8.5%, (2) after giving effect to the partial defeasance, the debt yield of the remaining FTERE Bronx Portfolio 5 Properties is greater than the greater of the debt yield immediately prior to the partial defeasance and 7.7%, and (3) certain REMIC-related conditions are satisfied.

Letter of Credit. The FTERE Bronx Portfolio 5 Borrowers have the right, but not the obligation, (x) to end a Cash Sweep Event Period commenced in connection with clause (ii) of the definition of Cash Sweep Event Period by depositing with the lender a letter of credit in an amount equal to the remaining undisbursed amount of the J-51 Exemption Reserve, as described above and (y) to post a letter of credit in connection with an extension of the deadline for satisfaction of the J-51 Exemption Funds Release Conditions.

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

Terrorism Insurance. The FTERE Bronx Portfolio 5 Borrowers are required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the FTERE Bronx Portfolio 5 Properties together with business income insurance covering not less than the 18-month period commencing at the time of loss, together with an extended period of indemnity endorsement of up to six months. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), the lender is required to accept terrorism insurance which covers against “covered acts” as defined by TRIPRA (or such other program) as full compliance with the loan documents, but only in the event that TRIPRA (or such other program) continues to cover both domestic and foreign acts of terrorism. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-33

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

A-3-34

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

Spring
Village Green Shopping Ctr.
Lone Star College - North Harris
Deerbrook Mall
George Bush Intercontinental Airport
Humble
North Oaks Shopping Ctr.
North Frwy
Eastex Frwy
Rankin Rd
Greenspoint Mall
Atascocita
Sam Houston Tollway
North Houston
Dyersdale
Hardy Toll Road
Aldine
Winfield Rd
Mt. Houston Rd
Aldine Bender Rd
Little York Rd
East Houston
HOUSTON
Northwest Frwy
Northline Mall
Homestead Rd
N. Wayside Dr
Mesa Dr
Beaumont Hwy
Crosby Frwy
Barrett
Northside
North Loop
Highlands
Channelview
Northwest Mall
Katy Frwy
Cloverleaf
East Frwy
San Jacinto Mall
Houston Heights
River Oaks
Minute Maid Park
Jacinto City
Burnet Bay
Uptown
West Loop
Downtown
Montrose
METRORail
Galena Park
San Jacinto State Park
Houston Galleria
Midtown
East Loop
HARRIS COUNTY
Sam Houston Tollway
Baytown
Rice Univ.
Texas Medical District
University of Houston
Gulf Frwy
Pasadena Frwy
Bellaire
Pasadena Town Square
Houston Baptist University
NRG Stadium
NRG Arena
South Loop
Deer Park
METRORail
Pasadena
La Porte
Texas Chiropractic College
Main St
Cullen Blvd
Mykawa Rd
South Houston
San Jacinto Coll. Central
La Porte Municipal Airport
William P. Hobby Airport
Almeda Mall
Red Bluff Rd
Taylor Lake Village
Sam Houston Tollway
Ellington Airport
Fort Bend Pkwy
Brookside Village
Univ. of Houston-Clear Lake
Seabrook
FORT BEND COUNTY
South Frwy
Galveston Rd
NASA/ Johnson Space Ctr.
Clear Lake
Galveston Bay
Pearland
Gulf Frwy
Kemah
Fresno
Baybrook Mall
Kemah Boardwalk
BRAZORIA COUNTY
Nassau Bay
Houston SW Airport
Friendswood
League City
Bacliff
Sienna Plantation
Manvel
GALVESTON COUNTY
Dickinson
Alvin
Texas City
COLO.
KANSAS
Wichita
Springfield
MO
Stillwater
Santa Fe
TULSA
Amarillo
OKLAHOMA CITY
ALBUQUERQUE
Norman
Fort Smith
NEW MEXICO
OKLAHOMA
AR
Wichita Falls
Lubbock
FT. WORTH
DALLAS
Shreveport
Las Cruces
Abilene
EL PASO
Tyler
CIUDAD JUAREZ
Midland
TEXAS
Waco
Odessa
San Angelo
Killeen
AUSTIN
Bryan College Station
Beaumont
SAN ANTONIO
HOUSTON
Galveston
CHIHUAHUA
Eagle Pass
Victoria
MEXICO
Laredo
Corpus Christi
Gulf of Mexico
Edinburg
MONTERREY
McAllen
Brownsville
Texas Multifamily Portfolio
1 The Presidio Apartments Houston, TX
2 Ravenwood Apartments Houston, TX
3 Laguna Azul Apartments Baytown, TX
4 Pebble Walk Apartments Houston, TX

A-3-35

Mortgage Loan No. 4 – Texas Multifamily Portfolio

Mortgage Loan Information				Mortgaged Property Information
Mortgage Loan Seller:		SMC		Single Asset/Portfolio:	Portfolio
Original Balance:		$53,300,000		Location:	Various, TX
Cut-off Date Balance:		$53,004,911		General Property Type:	Multifamily
% of Initial Pool Balance:		7.7%		Detailed Property Type:	Garden
Loan Purpose:		Refinance		Title Vesting:	Fee
Borrower Sponsor:		Gary W. Gates, Jr.		Year Built/Renovated:	Various/Various
Guarantor:		Gary W. Gates, Jr.		Size:	1,034 Units
Mortgage Rate:		4.0300%		Cut-off Date Balance per Unit:	$51,262
Note Date:		2/28/2020		Maturity Date Balance per Unit:	$41,110
First Payment Date:		4/6/2020		Property Manager:	Gatesco, Inc.
Maturity Date:		3/6/2030			(borrower-related)
Original Term to Maturity:		120 months		Underwriting and Financial Information(2)
Original Amortization Term:		360 months		UW NOI:	$4,792,639
IO Period:		0 months		UW NOI Debt Yield:	9.0%
Seasoning:		4 months		UW NOI Debt Yield at Maturity:	11.3%
Prepayment Provisions:		LO (28); YM1 (88); O (4)		UW NCF DSCR:	1.46x
Lockbox/Cash Mgmt Status:		Springing/Springing		Most Recent NOI:	$4,887,898 (5/31/2020 TTM)
Additional Debt Type:		N/A		2nd Most Recent NOI:	$4,779,398 (12/31/2019)
Additional Debt Balance:		N/A		3rd Most Recent NOI(3):	$3,172,745 (12/31/2018)
Future Debt Permitted (Type):		No (N/A)		Most Recent Occupancy:	91.1% (6/30/2020)
				2nd Most Recent Occupancy:	93.0% (12/31/2019)
Reserves(1)				3rd Most Recent Occupancy:	93.7% (12/31/2018)
Type	Initial	Monthly	Cap	Appraised Value (as of)(4):	$82,250,000 (2/14/2020)
RE Tax:	$351,713	$117,238	N/A	Appraised Value per Unit(4):	$79,545
Insurance:	$69,172	$18,339	N/A	Cut-off Date LTV Ratio(4):	64.4%
Recurring Replacements:	$0	$25,900	N/A	Maturity Date LTV Ratio(4):	51.7%
Deferred Maintenance:	$1,123,550	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$53,300,000	100.0%	Loan Payoff:	$48,644,607	91.3%
			Return of Equity:	$2,746,827	5.2%
			Reserves:	$1,544,435	2.9%
			Closing Costs:	$364,132	0.7%
Total Sources:	$53,300,000	100.0%	Total Uses:	$53,300,000	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.
(2)	Certain historical NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the Texas Multifamily Portfolio Mortgage Loan (as defined below) was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(3)	The Ravenwood Apartments property was acquired by the borrower sponsor in October 2018 and therefore full year operating history for 2018 is not available. The 2018 NOI includes three months of operations from the Ravenwood Apartments property.

(4)	The “as-is portfolio” Appraised Value of $82.25 million for the Texas Multifamily Portfolio Properties (as defined below) as a whole reflects a 3.1% premium attributable to the aggregate appraised value of the individual properties. The aggregate “as-is” appraised value for the individual properties as of February 14, 2020 was $79.8 million, which results in a Cut-off Date LTV Ratio of 66.4% and a Maturity Date LTV Ratio of 53.3%. In addition, the “as-is” appraised value assumes that the Texas Multifamily Portfolio Borrowers will win their appeal of the tax assessment with respect to The Presidio Apartments property and the Ravenwood Apartments property. With respect to The Presidio Apartments property, the “as-is” appraised value is $28,400,000, and the value of the property without such assumption is approximately $25,000,000. With respect to the Ravenwood Apartments property, the “as-is” appraised value is $23,100,000, and the value of the property without such assumption is approximately $22,870,000.

The Mortgage Loan. The fourth largest mortgage loan (the “Texas Multifamily Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $53,300,000 and secured by a first priority fee mortgage on four multifamily properties totaling 1,034 units located in Houston and Baytown, Texas (collectively, the “Texas Multifamily Portfolio Properties”). The proceeds of the Texas Multifamily Portfolio Mortgage Loan were used to refinance prior loans encumbering the Texas Multifamily Portfolio Properties, return equity to the borrower sponsor, pay closing costs and fund reserves.

The Borrowers and the Borrower Sponsor. The borrowers are APTRW, LLC, APTLA, LLC, APTPW, LLC and APTTP, LLC (collectively, the “Texas Multifamily Portfolio Borrowers”), each a Texas limited liability company structured to be bankruptcy-remote with two independent directors at the managing member level.

The borrower sponsor and nonrecourse carve-out guarantor for the Texas Multifamily Portfolio Mortgage Loan is Gary W. Gates, Jr. The borrower sponsor has more than 35 years of commercial real estate experience in the management of multifamily properties throughout Texas. Mr. Gates currently owns and manages 33 multifamily properties totaling 7,828 units throughout the greater Houston area. The borrower sponsor acquired the Texas Multifamily Portfolio Properties between 1999 and 2018 and has a total cost basis of approximately $65.7 million.

A-3-36

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The Properties. The Texas Multifamily Portfolio properties are comprised of four multifamily properties located in Houston and Baytown, Texas, collectively totaling 1,034 units with a weighted average occupancy of 91.1% as of June 30, 2020.

The following table presents detailed information with respect to each of the Texas Multifamily Portfolio Properties:

Texas Multifamily Portfolio Properties Summary
Property Name / Location	Property Type	Year Built/ Renovated	Units	Allocated Loan Amount (“ALA”)(1)	% of ALA(1)	Appraised Value(2)	% of Appraised Value	UW NOI	% of UW NOI
The Presidio Apartments 16201 El Camino Real Houston, TX	Multifamily	1968 / 2018	313	$18,968,922	35.6%	$28,400,000	35.6%	$1,578,704	32.9%
Ravenwood Apartments 7964 Amelia Road Houston, TX	Multifamily	1969 / 2019	234	$15,428,947	28.9%	$23,100,000	28.9%	$1,356,620	28.3%
Laguna Azul Apartments 1200 Northwood Street Baytown, TX	Multifamily	1976 / 2018	259	$10,018,797	18.8%	$15,000,000	18.8%	$928,980	19.4%
Pebble Walk Apartments 8500 Broadway Street Houston, TX	Multifamily	1974 / 2018	228	$8,883,333	16.7%	$13,300,000	16.7%	$928,335	19.4%
Total			1,034	$53,300,000	100.0%	$79,800,000	100.0%	$4,792,639	100.0%
Total Including Portfolio Premium						$82,250,000

(1)	Allocated Loan Amounts are based on appraised values. The Texas Multifamily Portfolio Mortgage Loan documents do not permit partial releases.
(2)	The “as-is portfolio” Appraised Value of $82.25 million for the Texas Multifamily Portfolio Properties as a whole reflects a 3.1% premium attributable to the aggregate appraised value of the individual properties. The aggregate “as-is” appraised value for the individual properties as of February 14, 2020 was $79.8 million. In addition, the “as-is” appraised value assumes that the Texas Multifamily Portfolio Borrowers will win their appeal of the tax assessment with respect to The Presidio Apartments property and the Ravenwood Apartments property. With respect to The Presidio Apartments property, the “as-is” appraised value is $28,400,000, and the value of the property without such assumption is approximately $25,000,000. With respect to the Ravenwood Apartments property, the “as-is” appraised value is $23,100,000, and the value of the property without such assumption is approximately $22,870,000.

The Presidio Apartments (313 Units, 35.6% ALA). The Presidio Apartments property is comprised of 313 units (153 one-bedroom, 117 two-bedroom and 43 three-bedroom units). The 8.54-acre parcel is improved with 24 two-story apartment buildings. The improvements are of wood-frame construction with brick veneer and wood siding exteriors. The Presidio Apartments property features one, two and three-bedroom layouts ranging in size from 490 to 1,754 SF. Asking rents range from $700 to $1,555 per month with an average asking rent of $945 and an average unit size of 879 SF. Community amenities include a club house, pool, playground and on-site laundry. Unit features include high speed internet access, washer/dryer hookups, tub/shower, walk-in closets and balconies. The borrower sponsor acquired The Presidio Apartments property in December 2015 for a purchase price of approximately $14.5 million. Since January 2018, the borrower sponsor has spent approximately $4.5 million on capital improvements, which included unit upgrades, roof replacement, plumbing and electrical repairs, new HVAC units, exterior siding replacement and fresh paint, porch repairs, new appliances and ceramic tile.

A-3-37

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The following table presents detailed information with respect to the units at The Presidio Apartments property:

The Presidio Apartments Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF (1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
1 BR / 1 BA	14	4.5%	490	$691	$1.41	$700	$1.43
1 BR / 1 BA	43	13.7	575	$711	$1.24	$730	$1.27
1 BR / 1 BA	16	5.1	630	$759	$1.20	$765	$1.21
1 BR / 1 BA	30	9.6	650	$763	$1.17	$775	$1.19
1 BR / 1 BA	47	15.0	675	$777	$1.15	$790	$1.17
1 BR / 1 BA	3	1.0	720	$778	$1.08	$865	$1.20
2 BR / 1 BA	3	1.0	730	$875	$1.20	$875	$1.20
2 BR / 1 BA	19	6.1	775	$863	$1.11	$890	$1.15
2 BR / 1 BA	2	0.6	800	$903	$1.13	$910	$1.14
2 BR / 1 BA	8	2.6	880	$898	$1.02	$915	$1.04
2 BR / 1 BA	8	2.6	905	$906	$1.00	$925	$1.02
2 BR / 1 BA	8	2.6	920	$911	$0.99	$925	$1.01
2 BR / 1 BA Townhouse	2	0.6	1,024	$1,070	$1.04	$1,085	$1.06
2 BR / 1 BA Townhouse	15	4.8	1,088	$1,062	$0.98	$1,085	$1.00
2 BR / 1 BA Townhouse	17	5.4	1,134	$1,063	$0.94	$1,115	$0.98
2 BR / 1 BA Townhouse	3	1.0	1,137	$1,047	$0.92	$1,115	$0.98
2 BR / 1 BA Townhouse	8	2.6	1,332	$1,167	$0.88	$1,265	$0.95
2 BR / 2 BA	24	7.7	1,060	$1,026	$0.97	$1,070	$1.01
3 BR / 2 BA	14	4.5	1,290	$1,198	$0.93	$1,245	$0.97
3 BR / 2 BA	2	0.6	1,402	$1,275	$0.91	$1,315	$0.94
3 BR / 2.5 BA Townhouse	2	0.6	1,425	$1,348	$0.95	$1,415	$0.99
3 BR / 2.5 BA Townhouse	4	1.3	1,444	$1,350	$0.93	$1,415	$0.98
3 BR / 2.5 BA Townhouse	2	0.6	1,480	$1,263	$0.85	$1,440	$0.97
3 BR / 2.5 BA Townhouse	4	1.3	1,532	$1,378	$0.90	$1,450	$0.95
3 BR / 2.5 BA Townhouse	8	2.6	1,554	$1,371	$0.88	$1,465	$0.94
3 BR / 2.5 BA Townhouse	3	1.0	1,596	$1,398	$0.88	$1,490	$0.93
3 BR / 2.5 BA Townhouse	2	0.6	1,675	$1,305	$0.78	$1,490	$0.89
3 BR / 2.5 BA Townhouse	2	0.6	1,754	$1,410	$0.80	$1,555	$0.89
Total/Wtd. Avg.	313	100.0%	879	$914	$1.04	$945	$1.08

(1)	Based on the borrower rent roll dated June 30, 2020.
(2)	Based on the appraisal.

Ravenwood Apartments (234 Units, 28.9% ALA). The Ravenwood Apartments property is comprised of 234 units (38 one-bedroom, 156 two-bedroom and 40 three-bedroom units). The 13.47-acre parcel is improved with 33 two-story apartment buildings. The improvements are constructed with brick masonry. The Ravenwood Apartments property features one, two and three-bedroom layouts ranging in size from 740 to 1,215 SF. Asking rents range from $775 to $1,070 per month with an average asking rent of $951 and an average unit size of 1,129 SF. Community amenities include a playground, free Wi-Fi areas and on-site laundry. Unit features include high speed internet access, washer/dryer hookups, tub/shower, walk-in closets and balconies. The borrower sponsor acquired the Ravenwood Apartments property in October 2018 for a purchase price of approximately $21.9 million. Since October 2018, the borrower sponsor has spent approximately $971,007 on capital improvements which included unit upgrades, roof replacement, plumbing and electrical repairs, new appliances and ceramic tile.

A-3-38

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The following table presents detailed information with respect to the units at the Ravenwood Apartments property:

Ravenwood Apartments Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF (1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
1 BR / 1 BA	38	16.2%	740	$761	$1.03	$775	$1.05
2 BR / 2 BA	140	59.8	1,200	$913	$0.76	$960	$0.80
2 BR / 2.5 BA Townhouse	16	6.8	1,215	$1,000	$0.82	$1,000	$0.82
3 BR / 2 BA	40	17.1	1,215	$1,062	$0.87	$1,070	$0.88
Total/Wtd. Avg.	234	100.0%	1,129	$920	$0.81	$951	$0.84

(1)	Based on the borrower rent roll dated June 30, 2020.
(2)	Based on the appraisal.

Laguna Azul Apartments (259 Units, 18.8% ALA). The Laguna Azul Apartments property is comprised of 259 units (103 one-bedroom, 125 two-bedroom and 31 three-bedroom units). The 20.21-acre parcel is improved with 30 two-story apartment buildings. The improvements are of wood-frame construction with brick veneer and wood siding exteriors. The Laguna Azul Apartments property features one, two and three-bedroom layouts ranging in size from 564 to 1,328 SF. Asking rents range from $500 to $875 per month with an average asking rent of $653 and an average unit size of 916 SF. Community amenities include a playground, pool, volleyball court, clubhouse and on-site laundry. Unit features include high speed internet access, washer/dryer hookups, tub/shower, fireplace, walk-in closets and balconies. The borrower sponsor acquired the Laguna Azul Apartments property in May 2017 for a purchase price of approximately $11.6 million. Since January 2018, the borrower sponsor has spent approximately $5.0 million on capital improvements, which included unit upgrades, roof replacement, plumbing and electrical repairs, new HVAC units, exterior siding replacement and fresh paint, porch repairs, new appliances and ceramic tile. There are 16 unavailable units at the Laguna Azul property as a result of fire and water damage. The engineering consultant estimates the cost to repair the unavailable units to be approximately $150,000. The borrower sponsor reported that repairs are being conducted to bring the unavailable units back online.

The following table presents detailed information with respect to the units at the Laguna Azul Apartments property:

Laguna Azul Apartments Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF (1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
1 BR / 1 BA	6	2.3%	564	$484	$0.86	$500	$0.89
1 BR / 1 BA	97	37.5	690	$517	$0.75	$535	$0.78
2 BR / 1 BA	15	5.8	798	$597	$0.75	$625	$0.78
2 BR / 1.5 BA	86	33.2	1,026	$680	$0.66	$700	$0.68
2 BR / 2 BA	24	9.3	1,078	$695	$0.64	$750	$0.70
3 BR / 2 BA	10	3.9	1,301	$767	$0.59	$825	$0.63
3 BR / 2.5 BA Townhouse	21	8.1	1,328	$829	$0.62	$875	$0.66
Total/Wtd. Avg.	259	100.0%	916	$626	$0.68	$653	$0.71

(1)	Based on the borrower rent roll dated June 30, 2020.
(2)	Based on the appraisal.

A-3-39

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

Pebble Walk Apartments (228 Units, 16.7% ALA). The Pebble Walk Apartments property is comprised of 228 units (144 one-bedroom and 84 two-bedroom units). The 6.05-acre parcel is improved with 19 two-story apartment buildings. The improvements are of wood-frame construction. The Pebble Walk Apartments property features one and two-bedroom layouts ranging in size from 543 to 912 SF. Asking rents range from $565 to $725 per month with an average asking rent of $631 and an average unit size of 714 SF. Community amenities include a playground, free Wi-Fi areas and on-site laundry. Unit features include high speed internet access, washer/dryer hookups, tub/shower, walk-in closets and balconies. The borrower sponsor acquired the Pebble Walk Apartments property in February 1999 for a purchase price of approximately $3.0 million. Since January 2018, the borrower sponsor has spent approximately $4.1 million on capital improvements, which included unit upgrades, roof replacement, plumbing and electrical repairs, new HVAC units, exterior siding replacement and fresh paint, porch repairs, new appliances and ceramic tile.

The following table presents detailed information with respect to the units at the Pebble Walk Apartments property:

Pebble Walk Apartments Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF (1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
1 BR / 1 BA	64	28.1%	543	$553	$1.02	$565	$1.04
1 BR / 1 BA	40	17.5	630	$571	$0.91	$585	$0.93
1 BR / 1 BA	40	17.5	655	$570	$0.87	$585	$0.89
2 BR / 1 BA	84	36.8	912	$689	$0.76	$725	$0.79
Total/Wtd. Avg.	228	100.0%	714	$609	$0.85	$631	$0.88

(1)	Based on the borrower rent roll dated June 30, 2020.
(2)	Based on the appraisal.

COVID-19 Update. As of July 8, 2020, the Texas Multifamily Portfolio Mortgage Loan is current as of the July debt service payment and is not subject to any forbearance, modification or debt service relief request. As of May 31, 2020, the borrower sponsor has reported that the Texas Multifamily Portfolio Properties are open and operating with the exception of the swimming pool at The Presidio Apartments property. As of July 17, 2020, the borrower sponsor reported that 92.7% of tenants by underwritten base rent have paid their full July 2020 rent payments. According to the borrower sponsor, 12 tenants across 1,034 units were paying rent under payment plans. The Texas Multifamily Portfolio Properties remain 91.1% occupied as of June 30, 2020.

The Markets. The Presidio Apartments property is located at 16201 El Camino Real, approximately 24 miles south of downtown Houston. According to the appraisal, The Presidio Apartments property is located in the Clear Lake/Webster/League City multifamily submarket. The Presidio Apartments property is located near Loop 610, which provides access to the Texas Medical Center and Houston central business district (“CBD”) (approximately a 20 minute drive), as well as the Galleria/Uptown area (approximately a 40 minute drive), Houston’s three largest employment centers. The Presidio Apartments property is also approximately 15 minutes from Hobby Airport, Houston’s regional airport and home of the local operations for Southwest Airlines. According to the appraisal, the Clear Lake/Webster/League City multifamily submarket has a vacancy rate of 8.9% and average asking rents of $1,085 per unit as of February 2020. Within a one-, three- and five-mile radius of The Presidio Apartments property, the estimated 2019 population is 16,768, 77,249 and 172,670, respectively. Within the same radii, the estimated 2019 average household income is $75,466, $97,251 and $104,788, respectively.

A-3-40

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to comparable multifamily rental properties to The Presidio Apartments:

Comparable Rental Summary
Property Address	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Market Rent per SF	Average Market Rent per Unit
The Presidio Apartments 16201 El Camino Real Houston, TX	1968 / 2018	95.2%(1)	313

1BR / 1BA

1BR / 1BA

1BR / 1BA

1BR / 1BA

1BR / 1BA

1BR / 1BA

2BR / 1BA

2BR / 1BA

2BR / 1BA

2BR / 1BA

2BR / 1BA

2BR / 1BA

2BR / 1BA TH

2BR / 2BA

2BR / 1BA TH

2BR / 1BA TH

2BR / 1BA TH

2BR / 1BA TH

3BR / 2BA

3BR / 2BA

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

3BR / 2.5BA TH

					490 575 630 650 675 720 730 775 800 880 905 920 1,024 1,060 1,088 1,134 1,137 1,332 1,290 1,402 1,425 1,444 1,480 1,532 1,554 1,596 1,675 1,754	$1.43 $1.27 $1.21 $1.19 $1.17 $1.20 $1.20 $1.15 $1.14 $1.04 $1.02 $1.01 $1.06 $1.01 $1.00 $0.98 $0.98 $0.95 $0.97 $0.94 $0.99 $0.98 $0.97 $0.95 $0.94 $0.93 $0.89 $0.89	$700 $730 $765 $775 $790 $865 $875 $890 $910 $915 $925 $925 $1,085 $1,070 $1,085 $1,115 $1,115 $1,265 $1,245 $1,315 $1,415 $1,415 $1,440 $1,450 $1,465 $1,490 $1,490 $1,555
Bay House Apartments 2041 San Sebastian Houston, TX	1967 / 2015	91.0%	190	1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1.5BA TH 2BR / 1BA 2BR / 2BA 2BR / 2.5BA TH 3BR / 3BA	744 837 692 701 775 1,038 1,192 978 1,020 1,252 1,348	$1.17 $1.18 $1.20 $1.21 $1.24 $1.05 $1.06 $1.06 $1.08 $1.09 $1.08	$869 $989 $829 $849 $959 $1,094 $1,269 $1,039 $1,099 $1,369 $1,459
The Grand Hampton At Clearlake 16202 El Camino Real Houston, TX	1977 / 2018	94.0%	347	1BR / 1BA 1BR / 1BA 2BR / 1.5BA 2BR / 1.5BA 2BR / 1.5BA 2BR / 1.5BA 2BR / 1BA 2BR / 2BA 3BR / 2BA 3BR / 2BA 3BR / 2.5BA 3BR / 2.5BA	851 700 1,265 1,188 914 919 909 1,239 1,257 1,287 1,392 1,409	$1.15 $1.23 $0.99 $1.00 $1.11 $1.13 $1.13 $1.18 $0.97 $1.01 $1.01 $1.02	$976 $863 $1,255 $1,190 $1,014 $1,038 $1,027 $1,465 $1,217 $1,306 $1,408 $1,443
The Riviera at Clear Lake 16457 El Camino Real Houston, TX	1963 / 1980	94.0%	289	1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 1.5BA 2BR / 1.5BA 3BR / 2BA	730 719 631 995 1,096 1,132	$1.11 $1.16 $1.25 $0.97 $0.99 $1.10	$813 $831 $788 $969 $1,084 $1,248
The Park at Clear Lake 1239 Bay Area Boulevard Houston, TX	1973 / 2017	86.0%	342	1BR / 1BA 2BR / 1BA 2BR / 1BA	670 850 800	$1.44 $1.39 $1.41	$962 $1,180 $1,125
Creekside Villas at Clear Lake 707 El Dorado Houston, TX	1978 / N/A	96.0%	202	1BR / 1BA Den 1BR / 1BA Den 1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 2.5BA 2BR / 2BA Den 2BR / 1BA 2BR / 1BA 2BR / 2BA 2BR / 2BA Den 3BR / 2BA	848 853 700 650 550 1,257 1,250 914 914 950 1,270 1,274	$1.19 $1.23 $1.30 $1.31 $1.40 $1.11 $1.14 $1.17 $1.17 $1.18 $1.20 $2.13	$1,009 $1,053 $913 $850 $771 $1,397 $1,430 $1,066 $1,073 $1,122 $1,521 $2,711

Source: Appraisal, unless otherwise stated.

(1)	Based on the borrower rent roll dated June 30, 2020.

A-3-41

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The Ravenwood Apartments property is located at 7964 Amelia Road, approximately 12 miles northwest of downtown Houston. According to the appraisal, the Ravenwood Apartments property is located in the Memorial/Spring Branch multifamily submarket. The Ravenwood Apartments property is located just north of Interstate 10 and near the Loop 610. According to the appraisal, the Memorial/Spring Branch multifamily submarket has a vacancy rate of 11.5% and average asking rents of $998 per unit as of February 2020. Within a one-, three- and five-mile radius of the Ravenwood Apartments property, the estimated 2019 population is 22,211, 144,402 and 376,953, respectively. Within the same radii, the estimated 2019 average household income is $60,409, $89,329 and $108,885, respectively.

The following table presents certain information relating to comparable multifamily rental properties to the Ravenwood Apartments:

Comparable Rental Summary
Property Address	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Market Rent per SF	Average Market Rent per Unit
Ravenwood Apartments 7964 Amelia Road Houston, TX	1969 / 2019	88.0%(1)	234	1BR / 1BA 2BR / 2BA 2BR / 2.5BA 3BR / 2BA	740 1,200 1,215 1,215	$1.05 $0.80 $0.82 $0.88	$775 $960 $1,000 $1,070
Castlewood 7000 Westview Houston, TX	1972 / 2019	94.0%	334	1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 1BA 3BR / 2BA 3BR / 2BA	700 700 1,035 975 912 1,035 975 912 1,375 1,375	$1.19 $1.47 $1.00 $1.04 $1.09 $1.20 $1.24 $1.30 $0.88 $1.03	$831 $1,031 $1,035 $1,011 $990 $1,240 $1,211 $1,190 $1,216 $1,416
Hilton Town 2201 Wirt Road Houston, TX	1972 / N/A	96.0%	238	1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 2BA 2BR / 1BA 3BR / 2BA	945 714 675 1,071 935 945 850 1,190	$0.81 $0.91 $0.93 $0.78 $0.80 $0.81 $0.86 $0.84	$770 $650 $630 $840 $750 $770 $735 $1,000
Palma Royal Apartments 7429 Long Point Houston, TX	1966 / N/A	94.0%	102	1BR / 1BA TH 2BR / 1BA 3BR / 2BA	700 810 1,100	$0.99 $1.01 $0.83	$690 $819 $915
Raghu Apartments 8655 Pitner Road Houston, TX	1970 / N/A	95.0%	232	1BR / 1BA 2BR / 2BA 2BR / 1BA 3BR / 2BA	700 1,023 906 1,344	$1.04 $0.85 $0.89 $0.84	$730 $865 $805 $1,125
Woods Of Spring Grove 7901 Amelia Road Houston, TX	1969 / N/A	93.0%	144	1BR / 1BA TH 2BR / 2BA 3BR / 2BA 3BR / 2BA	740 1,177 1,420 1,200	$1.08 $0.83 $0.90 $1.00	$800 $975 $1,275 $1,195

Source: Appraisal, unless otherwise stated.

(1)	Based on the borrower rent roll dated June 30, 2020.

The Laguna Azul Apartments property is located at 1200 Northwood Street, approximately 26 miles east of downtown Houston. According to the appraisal, the Laguna Azul Apartments property is located in the Baytown multifamily submarket. Baytown is home to several of ExxonMobil’s integrated sites, including the Baytown Refinery, Baytown Chemical Plant and Americas Area Engineering Office. The ExxonMobil Baytown Area is the largest petroleum & petrochemical complex in the United States. Additionally, the Laguna Azul Apartments property is located just south of Interstate 10 and approximately two minutes from Houston Methodist Baytown Hospital. According to the appraisal, the Baytown multifamily submarket has a vacancy rate of 11.3% and average asking rents of $891 per unit as of February 2020. Within a one-, three- and five-mile radius of the Laguna Azul Apartments property, the estimated 2019 population is 10,469, 65,616 and 96,767, respectively. Within the same radii, the estimated 2019 average household income is $49,153, $63,262 and $72,250, respectively.

A-3-42

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to comparable multifamily rental properties to the Laguna Azul Apartments:

Comparable Rental Summary
Property Address	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Market Rent per SF	Average Market Rent per Unit
Laguna Azul Apartments 1200 Northwood Street Baytown, TX	1976 / 2018	86.1%(1)	259	1BR / 1BA 1BR / 1BA 2BR / 1BA 2BR / 1.5BA 2BR / 2BA 3BR / 2BA 3BR / 2.5BA	564 690 798 1,026 1,078 1,301 1,328	$0.89 $0.78 $0.78 $0.68 $0.70 $0.63 $0.66	$500 $535 $625 $700 $750 $825 $875
Bay Pointe 811 Northwood Baytown, TX	1976 / 2017	92.0%	314	1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 1BA TH 2BR / 1BA 2BR / 2BA 3BR / 2BA TH 3BR / 1.5BA 3BR / 2BA	625 675 578 975 877 950 834 904 1,362 1,209 1,250	$0.84 $0.85 $0.87 $0.64 $0.66 $0.66 $0.69 $0.69 $0.62 $0.64 $0.66	$525 $575 $500 $625 $575 $625 $575 $625 $850 $775 $825
Avalon Bay 925 Northwood Baytown, TX	1982 / N/A	95.0%	220	1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 1.5BA 2BR / 1.5BA 2BR / 2BA	654 700 622 887 830 925	$0.80 $0.80 $0.81 $0.80 $0.80 $0.80	$525 $560 $505 $710 $665 $740
Creekside 3120 Decker Baytown, TX	1978 / N/A	92.0%	250	1BR / 1BA Den 1BR / 1BA Den 1BR / 1BA 1BR / 1BA 2BR / 2BA Den 2BR / 1.5BA TH 2BR / 1.5BA TH 2BR / 1BA 2BR / 1BA 3BR / 2.5BA TH 3BR / 2BA	830 853 700 650 1,270 1,300 1,242 914 900 1,455 1,287	$0.77 $0.77 $0.93 $0.96 $0.66 $0.67 $0.70 $0.77 $0.78 $0.67 $0.71	$635 $660 $650 $625 $835 $865 $865 $700 $700 $975 $910
Bay Oaks Apartments 1700 Bob Smith Road Baytown, TX	1978 / 2017	92.0%	146	1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 3BR / 2BA 3BR / 2BA	700 625 900 815 1,297 1,112	$1.00 $1.10 $0.98 $1.01 $0.93 $0.97	$700 $685 $885 $825 $1,200 $1,075
The Ranch at Rollingbrook 3403 Garth Road Baytown, TX	1983 / N/A	96.0%	219	1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 2BA 2BR / 2BA	656 504 920 920 866	$1.14 $1.33 $0.99 $1.00 $1.14	$749 $669 $914 $923 $989

Source: Appraisal, unless otherwise stated.

(1)	Based on the borrower rent roll dated June 30, 2020.

The Pebble Walk Apartments property is located at 8500 Broadway Street, approximately 10 miles southeast of downtown Houston. According to the appraisal, the Pebble Walk Apartments property is located in the University of Houston/I-45 South multifamily submarket. The Pebble Walk Apartments property is located near Loop 610, which provides access to the Texas Medical Center (approximately a 10 minute drive), the Houston CBD (approximately a 15 minute drive) and the Galleria/Uptown area (approximately a 20 minute drive), Houston’s three largest employment centers. Pebble Walk is also a five minute drive from Hobby Airport, Houston’s regional airport and home of the local operations for Southwest Airlines. According to the appraisal, the University of Houston/I-45 South multifamily submarket has a vacancy rate of 9.9% and average asking rents of $765 per unit as of February 2020. Within a one-, three- and five-mile radius of the Pebble Walk Apartments property, the estimated 2019 population is 23,235, 126,580 and 335,045, respectively. Within the same radii, the estimated 2019 average household income is $50,300, $52,952 and $53,133, respectively.

A-3-43

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

The following table presents certain information relating to comparable multifamily rental properties to the Pebble Walk Apartments:

Comparable Rental Summary
Property Address	Year Built / Renovated	Occupancy	# Units	Unit Mix	Average SF per Unit	Market Rent per SF	Average Market Rent per Unit
Pebble Walk Apartments 8500 Broadway Street Houston, TX	1974 / 2018	94.3%(1)	228	1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 1BA	543 630 655 912	$1.04 $0.93 $0.89 $0.79	$565 $585 $585 $725
Bellfort Plaza 7035 Bellfort Houston, TX	1964 / N/A	99.0%	154	1BR / 1BA 2BR / 1BA 2BR / 1.5BA 2BR / 2BA	648 825 825 810	$1.02 $0.91 $0.94 $1.02	$660 $753 $778 $830
Broadway Casa 8405 Broadway Street Houston, TX	1973 / N/A	89.0%	150	1BR / 1BA 1BR / 1BA 2BR / 1.5BA Loft 2BR / 1BA	704 632 903 821	$0.84 $0.93 $0.79 $0.81	$590 $590 $715 $665
Casa Cruz 6727 Telephone Houston, TX	1972 / 2018	93.0%	262	1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 2BA 2BR / 1BA 2BR / 1BA	650 550 930 923 888 864	$1.08 $1.27 $0.92 $0.93 $0.97 $0.99	$699 $699 $859 $859 $859 $859
Crescent City Apartments 8501 Broadway Street Houston, TX	1975 / 2014	89.0%	328	1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 1BA 2BR / 2BA 2BR / 2BA	720 615 630 720 565 630 615 565 964 912 912 964 964	$0.97 $0.99 $1.03 $1.04 $1.08 $1.11 $1.12 $1.14 $0.83 $0.89 $0.92 $0.93 $1.04	$699 $609 $649 $749 $609 $699 $689 $645 $799 $815 $839 $899 $999
Savannah Apartments 8800 Broadway Street Houston, TX	1975 / 2018	89.0%	306	1BR / 1BA 1BR / 1BA 2BR / 2BA 2BR / 1BA 2BR / 1BA 2BR / 2BA	660 713 1,060 900 850 1,050	$0.96 $1.26 $0.85 $0.88 $0.94 $1.05	$635 $900 $900 $795 $795 $1,099

Source: Appraisal, unless otherwise stated.

(1)	Based on the borrower rent roll dated June 30, 2020.

A-3-44

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Texas Multifamily Portfolio Properties.

Cash Flow Analysis(1)
	2017(2)	2018(2)	2019	5/31/2020 TTM	UW	UW Per Unit
Gross Potential Rent	$5,120,642	$6,549,287	$8,685,819	$8,744,824	$9,557,751	$9,243
Other Income	$150,013	$164,531	$258,877	$235,001	$235,001	$227
Vacancy and Concessions	$0	$0	$0	$0	($812,927)	($786)
Effective Gross Income	$5,270,655	$6,713,817	$8,944,696	$8,979,825	$8,979,825	$8,685

Taxes	$658,014	$1,087,162	$1,365,874	$1,365,874	$1,365,874	$1,321
Insurance	$79,813	$103,149	$146,244	$124,811	$220,069	$213
Other Operating Expenses	$1,916,331	$2,350,761	$2,653,180	$2,601,243	$2,601,243	$2,516
Total Operating Expenses	$2,654,158	$3,541,072	$4,165,298	$4,091,928	$4,187,187	$4,050

Net Operating Income	$2,616,497	$3,172,745	$4,779,398	$4,887,898	$4,792,639	$4,635
TI/LC	$0	$0	$0	$0	$0	$0
Capital Expenditures	$0	$0	$0	$0	$310,200	$300
Net Cash Flow	$2,616,497	$3,172,745	$4,779,398	$4,887,898	$4,482,439	$4,335

Occupancy %(3)	87.6%	93.7%	93.0%	91.1%	91.5%
NOI DSCR	0.85x	1.04x	1.56x	1.59x	1.56x
NCF DSCR	0.85x	1.04x	1.56x	1.59x	1.46x
NOI Debt Yield	4.9%	6.0%	9.0%	9.2%	9.0%
NCF Debt Yield	4.9%	6.0%	9.0%	9.2%	8.5%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.
(2)	The Ravenwood Apartments property was acquired by the borrower sponsor in October 2018 and therefore full year operating history for 2017 and 2018 is not available. The 2018 financial information includes three months of operations from the Ravenwood Apartments property. Additionally, the Laguna Azul Apartments property was acquired by the borrower sponsor in May 2017 and therefore full year operating history for 2017 is not available. The 2017 financial information include eight months of operations from the Laguna Azul Apartments property.
(3)	The Ravenwood Apartments property was acquired by the borrower sponsor in October 2018. The Laguna Azul Apartments property was acquired by the borrower sponsor in May 2017. Therefore 2017 Occupancy % is based on the weighted average occupancies of The Presidio Apartments, Pebble Walk Apartments and Laguna Azul Apartments properties. 5/31/2020 TTM Occupancy % reflects occupancy as of June 30, 2020. UW Occupancy % is equal to underwritten economic occupancy.

Escrows and Reserves.

Real Estate Taxes – The Texas Multifamily Portfolio Mortgage Loan documents provide for an upfront real estate tax reserve of $351,713 and an ongoing monthly real estate tax reserve in an amount equal to 1/12 of the annual estimated real estate taxes (initially $117,238).

Insurance – The Texas Multifamily Portfolio Mortgage Loan documents provide for an upfront insurance reserve of $69,172 and an ongoing monthly insurance reserve in an amount equal to 1/12 of the annual estimated insurance premiums (initially $18,339).

Replacement Reserve – The Texas Multifamily Portfolio Mortgage Loan documents provide for a monthly capital expenditure reserve of $25,900.

Deferred Maintenance Reserve – The Texas Multifamily Portfolio Mortgage Loan documents provide for an upfront deferred maintenance reserve of $1,123,550.

Lockbox and Cash Management. The Texas Multifamily Portfolio Mortgage Loan documents require a springing lockbox with springing cash management upon the occurrence of a Sweep Event (as defined below). After the occurrence of a Sweep Event, the Texas Multifamily Portfolio Borrowers must establish a lockbox account and the Texas Multifamily Portfolio Borrowers or property manager, as applicable, are required to direct tenants to pay all rents directly into the lockbox account. Upon the occurrence and during the continuance of a Sweep Event, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Texas Multifamily Portfolio Mortgage Loan documents (i) to make deposits into the tax and insurance escrows, if required, (ii) to pay debt service, (iii) to make deposits into the replacement reserves, if required and (iv) to pay for monthly operating expenses in accordance with the annual budget approved by the lender and extraordinary expenses approved by the lender and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Texas Multifamily Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Texas Multifamily Portfolio Mortgage Loan during the continuance of such Sweep Event.

A “Sweep Event” will commence upon the earliest of the following: (i) the occurrence and continuance of an event of default and (ii) the date on which the debt service coverage ratio based on the trailing 12-month period is less than 1.15x.

A Sweep Event will end: with regard to clause (i), upon the cure of such event of default and with regard to clause (ii), when the debt service coverage ratio based on the trailing 12-month period is at least 1.20x for two consecutive calendar quarters.

A-3-45

Multifamily – Garden	Loan #4	Cut-off Date Balance:	$53,004,911
Various	Texas Multifamily Portfolio	Cut-off Date LTV:	64.4%
Various, TX		U/W NCF DSCR:	1.46x
		U/W NOI Debt Yield:	9.0%

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. None.

Release of Property. None.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The Texas Multifamily Portfolio Borrowers are required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the Texas Multifamily Portfolio Properties and business interruption insurance for 12 months. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-46

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-47

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

A-3-48

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Floor	Tenant	Suite	Size / Expiration
38	Amazon.com Services, Inc.	Suite 3800	28,582 SF Exp. 2/2030
37	Amazon.com Services, Inc.	Suite 3700	28,572 SF Exp. 2/2030
36	Amazon.com Services, Inc.	Suite 3600	28,640 SF Exp. 2/2030
35	Amazon.com Services, Inc.	Suite 3500	28,640 SF Exp. 2/2030
34	Willis Insurance Services of California, Inc.	Suite 3400	28,500 SF Exp. 6/2025
33	Amazon.com Services, Inc.	Suite 3300	28,734 SF Exp. 4/2029
32	Sephora USA, Inc.	Suite 3200	28,739 SF Exp. 10/2021
31	Cloudera, Inc.	Suite 3100	28,715 SF Exp. 5/2025
30	Cloudera, Inc.	Suite 3000	28,357 SF Exp. 5/2025
29	Zurich American Insurance Company	Suite 2900	28,041 SF Exp. 11/2022
28	Medivation LLC	Suite 2800	16,181 SF Exp. 8/2026
28	Zurich American Insurance Company	Suites 2820/2850/2860	11,882 SF Exp. 11/2022
27	Amazon.com Services, Inc.	Suite 2700	12,478 SF Exp. 1/2028
27	Edelman Public Relations	Suite 2710	16,501 SF Exp. 7/2027
26	Amazon.com Services, Inc.	Suite 2600	28,687 SF Exp. 1/2028
25	Amazon.com Services, Inc.	Suite 2500	28,687 SF Exp. 1/2028
24	Amazon.com Services, Inc.	Suite 2400	28,709 SF Exp. 1/2031
23	Amazon.com Services, Inc.	Suite 2300	28,703 SF Exp. 1/2031
22	Amazon.com Services, Inc.	Suite 2200	28,703 SF Exp. 1/2031
21	Amazon.com Services, Inc.	Suite 2100	28,680 SF Exp. 1/2028
20	Amazon.com Services, Inc.	Suite 2000	28,698 SF Exp. 1/2028
19	Amazon.com Services, Inc.	Suite 1900	28,680 SF Exp. 1/2028
18	Allianz Global Corporate & Specialty SE	Suite 1800	8,247 SF Exp. 3/2024
18	Disney Streaming Services LLC	Suites 1810-1850	20,368 SF Exp. 6/2024
17	Wilson Elser	Suite 1700	27,718 SF Exp. 1/2022
16	Wells Fargo Bank, N.A.	Suite 1600	28,109 SF Exp. 5/2026
15	Sephora USA, Inc.	Suite 1500	28,350 SF Exp. 10/2021
14	Edelman Public Relations	Suite 1420	12,769 SF Exp. 7/2027
14	Disney Streaming Services LLC	Suite 1450	8,310 SF Exp. 6/2024
14	TMP Worldwide	Suite 1480	6,933 SF Exp. 6/2024
12	Wells Fargo Bank, N.A.	Suite 1200	28,268 SF Exp. 6/2025
11	Sephora USA, Inc.	Suite 1100	28,346 SF Exp. 10/2021
10	Wells Fargo Bank, N.A.	Suite 1000	28,265 SF Exp. 6/2025
9	Wells Fargo Bank, N.A.	Suite 900	28,265 SF Exp. 6/2025
8	Wells Fargo Bank, N.A.	Suite 800	28,237 SF Exp. 6/2025
7	Sephora USA, Inc.	Suites 700/750	25,404 SF Exp. 10/2021
7	Management Office	Suite 730	2,921 SF
6	Sift Science, Inc.	Suite 600	28,270 SF Exp. 9/2027
5	Vacant	Suite 500	28,270 SF
4	Sephora USA, Inc.	Suite 400	28,227 SF Exp. 10/2023
3	Sephora USA, Inc.	Suite 300	28,240 SF Exp. 10/2023
2	Amazon.com Services, Inc.	Suites 200/210	23,370 SF Exp. 1/2028
1	Dragoneats LLC	Suite 100	1,179 SF Exp. 12/2024
1	TD Ameritrade, Inc.	Suite 120	3,933 SF Exp. 12/2024
1	ProperFood, LLC	Suites 130/170	932 SF Exp. 4/2027
1	Joe & The Juice	Suite 150	3,014 SF Exp. 12/2026
1	Chipotle Mexican Grill, Inc.	Suite 160	4,122 SF Exp. 3/2022
1	Wells Fargo Bank, N.A.	Suite 185	1,785 SF Exp. 6/2025

VACANT | BUILDING | 2021 – 2022 | 2023 – 2024 | 2025 – 2026 | 2027+

A-3-49

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Telegraph Hill
San Francisco Bay
SAN FRANCISCO
Chinatown
Financial District
Union Square
SoMa
South Beach
525 Market Street
525 Market Street
San Francisco, CA 94105
Union St
Green St
Vallejo St
Broadway
Pacific Ave
Jackson St
Washington St
Clay St
Sacramento St
California St
CABLE CAR LINE
Pine St
Bush St
Sutter St
Post St
Geary St
O'Farrell St
Ellis St
Eddy St
Market St
Mission St
Howard St
Folsom St
Harrison St
Bryant St
Brannan St
Montgomery St
Sansome St
Battery St
Front St
Davis St
Drumm St
Kearny St
Grant Ave
Stockton St
Powell St
CENTRAL SUBWAY (Under Construction)
MUNI METRO
BART
Embarcadero
EMBARCADERO & GREEN
EMBARCADERO & BROADWAY
EMBARCADERO & WASHINGTON
EMBARCADERO
MONTGOMERY
POWELL
UNION SQUARE
YERBA BUENA/ MOSCONE
ABC Broadcast Center
NORTHEAST WATERFRONT HISTORIC DISTRICT
KPIX TV
Sydney G. Walton Square
Maritime Plaza
Ferry Park
Embarcadero Plaza
Ferry Building
Ferry Building Marketplace
Justin Herman Plaza
Transamerica Pyramid
Transamerica Redwood Park
Portsmouth Square
EMBARCADERO CENTER
One Embarcadero
Two Embarcadero
Three Embarcadero
Four Embarcadero
Omni San Francisco
The Fairmont San Francisco
InterContinental Mark Hopkins
Ritz Carlton
St. Mary's Square
Bank of America Bldg.
California Center
100 Pine Center
101 California
388 Market Street
One Front Street
One Bush Plaza
Hallidie Building
100 Montgomery
Crocker Galleria
Grand Hyatt SF
Sir Francis Drake
Macy's
Southern Pacific Bldg.
One Market Plaza
Federal Reserve Bank of SF
DON CHEE WAY & STEUART
Steuart St
Pacific Gas and Electric
333 Market Street
455 Market Street
100 Spear
Rincon Center
200 Spear Street
50 Fremont Center
Millennium Tower
Park Tower at Transbay (Under Const.)
Google SF
Gap HQ
Salesforce Tower
Bit Torrent
Temporary Transbay Terminal
MIRA (Under Const.)
Golden Gate University
JPMorgan Chase Bldg.
WeWork
100 First St.
TRANSBAY TRANSIT CENTER
Foundry Square I
Foundry Square II
Foundry Square III
Foundry Square IV
Twilio
The Infinity Towers
Academy of Art University
Four Seasons Hotel SF
SF Marriott Marquis
Contemporary Jewish Museum
Museum of the African Diaspora
The Mexican Museum
Yerba Buena Center for the Arts
SF Museum of Modern Art
LinkedIn
W San Francisco
201 Third Street
Riverbed Technology
UBM Tech
Terra Gallery and Event Ctr.
One Rincon Hill
Bay Bridge
Westfield San Francisco Centre
Hallidie Plaza
Yerba Buena Gardens
Metreon
Moscone North
Moscone South
Moscone West
MOSCONE CONVENTION CENTER
Children's Creativity Museum
YERBA BUENA SQUARE
SF Mint
Univ. of the Pacific School of Dentistry
Yahoo
Inter Continental SF
Comcast SportsNet
Tehama St
Jessie St
Clementina St
Fremont St
Beale St
Main St
Spear St
Federal St
Delancey St
1st St
2nd St
3rd St
4th St
5th St
80
San Rafael
Richmond
Concord
Pittsburg
Walnut Creek
Berkeley
Lafayette
Moraga
Alamo
Danville
San Ramon
Dublin
Pleasanton
SAN FRANCISCO
OAKLAND
Alameda
Castro Valley
San Leandro
Daly City
South San Francisco
Pacifica
Burlingame
San Mateo
Hayward
Union City
Fremont
Newark
Redwood City
Half Moon Bay
Palo Alto
Mtn View
Santa Clara
Sunnyvale
SAN JOSE
Milpitas
Woodside
Pacific Ocean

A-3-50

Mortgage Loan No. 5 – 525 Market Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	Barclays Capital Real Estate Inc.			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$40,000,000			Location:	San Francisco, CA 94105
Cut-off Date Balance(1):	$40,000,000			General Property Type:	Office
% of Initial Pool Balance:	5.8%			Detailed Property Type:	CBD
Loan Purpose(2):	Recapitalization			Title Vesting:	Fee
Borrower Sponsors:	New York State Teachers’ Retirement			Year Built/Renovated:	1973/2018
	System; RREEF America REIT II, Inc.			Size:	1,034,170 SF
Guarantor(3):	N/A			Cut-off Date Balance per SF(1):	$454
Mortgage Rate:	2.9495%			Maturity Balance per SF(1):	$454
Note Date:	1/29/2020			Property Manager:	Cushman & Wakefield of
First Payment Date:	3/6/2020				California, Inc.
Maturity Date:	2/6/2030
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information(7)
Seasoning:	5 months			UW NOI(8):	$61,508,183
Prepayment Provisions(4):	LO (24); YM1(5); DEF/YM1(84); O(7)			UW NOI Debt Yield(1):	13.1%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity(1):	13.1%
Additional Debt Type(1)(5):	Pari Passu/Subordinate			UW NCF DSCR(1):	4.29x
Additional Debt Balance(1)(5):	$430,000,000 / $212,000,000			Most Recent NOI(8):	$41,847,411 (11/30/2019 TTM)
Future Debt Permitted (Type)(5):	Yes (Future Mezzanine)			2nd Most Recent NOI(8):	$43,212,060 (12/31/2018)
Reserves(6)				3rd Most Recent NOI(8):	$26,389,323 (12/31/2017)
Type	Initial	Monthly	Cap	Most Recent Occupancy:	97.3% (12/4/2019)
RE Taxes:	$0	Springing	N/A	2nd Most Recent Occupancy:	99.8% (12/31/2018)
Insurance:	$0	Springing	N/A	3rd Most Recent Occupancy:	94.1% (12/31/2017)
Recurring Replacements:	$0	Springing	$413,616	Appraised Value (as of):	$1,271,000,000 (11/12/2019)
General TI/LC:	$0	Springing	$2,068,082	Appraised Value per SF:	$1,229
Outstanding TI/LC:	$24,171,469	$0	N/A	Cut-off Date LTV Ratio(1):	37.0%
Free Rent Reserve:	$17,219,959	$0	N/A	Maturity Date LTV Ratio(1):	37.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan Amount(2):	$682,000,000	100.0%	Loan Payoff Amount:	$244,490,847	35.8%
			Return of Equity:	$392,180,258	57.5%
			Upfront Reserves:	$41,391,428	6.1%
			Closing Costs:	$3,937,467	0.6%
Total Sources:	$682,000,000	100.0%	Total Uses:	$682,000,000	100.0%

(1)	The 525 Market Street Mortgage Loan (as defined below) is part of the 525 Market Street Whole Loan (as defined below) with an original aggregate principal balance of $682,000,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the 525 Market Street Senior Loan (as defined below). The Cut-off Date Balance per SF, Maturity Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based upon the 525 Market Street Whole Loan are $659.47, $659.47, 9.0%, 9.0%, 2.96x, 53.7% and 53.7%, respectively.

(2)	New York State Teachers’ Retirement System (“NYSTRS”) had owned 100% of the 525 Market Street Property (as defined below) since 1998. The proceeds of the 525 Market Street Whole Loan were used to, among other things, recapitalize NYSTRS’s equity in the 525 Market Street Property, pay off existing debt, fund upfront reserves, and cover closing costs. On January 30, 2020, the day after the origination of the 525 Market Street Whole Loan, RAR2, a wholly owned subsidiary of RREEF America REIT II, Inc. acquired 49.0% of the shares of stock of the 525 Market Street Borrower (as defined below) for a purchase price of approximately $270.97 million of cash, which takes into account the 525 Market Street Whole Loan (49.0% of the outstanding principal balance of which is approximately $334.2 million) and an agreed upon unencumbered 525 Market Street Property value of approximately $1.235 billion.

(3)	There is no separate non-recourse carveout guarantor or environmental indemnitor for the 525 Market Street Whole Loan.

(4)	Defeasance of the 525 Market Street Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 525 Market Street Whole Loan to be securitized and (b) January 29, 2023. The assumed defeasance lockout period of 29 payments is based on the closing date of this transaction in July 2020. Prepayment of the 525 Market Street Whole Loan is permitted at any time after February 6, 2022, and, if prior to August 6, 2029, upon payment of a prepayment fee equal to the greater of yield maintenance or 1% of the unpaid principal balance.

(5)	See “The Mortgage Loan”, “Additional Secured Indebtedness (not including trade debts)” and “Mezzanine Loan and Preferred Equity” below for further discussion of additional debt and permitted future debt.

(6)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(7)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and the economic disruption resulting from measures to combat the coronavirus, and all DSCR, LTV and Debt Yield metrics were calculated, and the 525 Market Street Whole Loan was underwritten, based on such prior information. See " Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(8)	See “Operating History and Underwritten Net Cash Flow” below for further discussion of the increase between historical NOI and the increase from Most Recent NOI to UW NOI. The 525 Market Street Borrower provided updated financial information through March 31, 2020. Effective Gross Income for TTM ending March 31, 2020 was $55,615,124, Total Expenses were $15,197,758, and Net Cash Flow was $40,417,366.

A-3-51

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

The Mortgage Loan. The fifth largest mortgage loan (the “525 Market Street Mortgage Loan”) is part of a whole loan (the “525 Market Street Whole Loan”) that is evidenced by 12 pari passu senior promissory notes in the aggregate original principal amount of $470,000,000 (collectively, the “525 Market Street Senior Loan”) and three pari passu subordinate promissory notes in the aggregate original principal amount of $212,000,000 (collectively, the “525 Market Street Subordinate Companion Loan”). The 525 Market Street Whole Loan was co-originated on January 29, 2020 by Barclays Capital Real Estate Inc., Goldman Sachs Bank USA and Wells Fargo Bank, National Association. The 525 Market Street Whole Loan is secured by a first priority fee, leasehold and subleasehold mortgage encumbering a 38-story office tower located in San Francisco, California (the “525 Market Street Property”). The 525 Market Street Mortgage Loan is evidenced by the non-controlling promissory Note A-2-A in the original principal amount of $40,000,000. The 525 Market Street Whole Loan is serviced pursuant to the trust and servicing agreement for the MKT 2020-525M securitization trust. The 525 Market Street Senior Loan pari passu notes other than those evidencing the 525 Market Street Mortgage Loan are referred to herein as the “525 Market Street Non- Serviced Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The 525 Market Street Pari Passu-A/B Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

525 Market Street Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
525 Market Street Senior Loan
A-1, A-2-B	$60,000,000	$60,000,000	BBCMS 2020-C7	No
A-2-A	$40,000,000	$40,000,000	MSC 2020-HR8	No
A-3, A-5, A-7, A-8, A-9, A-10	$270,000,000	$270,000,000	MKT 2020-525M	No
A-4-A	$40,000,000	$40,000,000	Benchmark 2020-IG2	No
A-4-B	$10,000,000	$10,000,000	GSMS 2020-GC47	No
A-6	$50,000,000	$50,000,000	BANK 2020-BNK27	No
Total (Senior Loan)	$470,000,000	$470,000,000
525 Market Street Subordinate Companion Loan
B-1, B-2, B-3	$212,000,000	$212,000,000	MKT 2020-525M	Yes
Total (Whole Loan)	$682,000,000	$682,000,000

The Borrower and the Borrower Sponsors. The borrower is Knickerbocker Properties, Inc. XXXIII (the “525 Market Street Borrower”), a Delaware corporation and single purpose entity with two independent directors. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 525 Market Street Whole Loan. The borrower sponsors are the New York State Teachers’ Retirement System (“NYSTRS”), a public pension system and RREEF America REIT II, Inc. (“RREEF”), a Maryland corporation. NYSTRS is advised by J.P. Morgan Asset Management (“JPMAM”). The 525 Market Street Property comprises a fee interest, a leasehold interest and a subleasehold interest. The fee, leasehold and subleasehold interests are collateral for the 525 Market Street Whole Loan. The 525 Market Street Borrower owns the fee, leasehold and subleasehold interests in the 525 Market Street Property and is prohibited from transferring or merging any interests, and cannot terminate, amend or modify the ground lease documents.

NYSTRS provides retirement, disability, and death benefits to eligible New York State public school teachers and administrators as the second-largest public retirement system in New York and one of the 10 largest public pension funds in the country. NYSTRS serves over 264,000 active members and over 169,000 retirees and beneficiaries. NYSTRS has owned the 525 Market Street Property since 1998. JPMAM primarily invests third-party capital through a series of open-ended commingled funds and separate accounts. As of June 30, 2019, JPMAM had more than $66 billion in direct real estate under management including approximately 50,862 multifamily units, 63 million SF of office space, 61 million SF of industrial space, and 37 million SF of retail space located in markets across the United States. RREEF is an indirect subsidiary of DWS Group GmbH & Co. KGaA, the asset management division of Deutsche Bank A.G. and offers investors access to core, value-added, and opportunistic real estate and real estate debt. RREEF has been acquiring and managing real estate investments in the United States on the behalf of institutional investors since 1975.

The Property. The 525 Market Street Property is a 1,034,170 SF, 38-story Class A, LEED Platinum certified office building located in San Francisco, California. Constructed in 1973, most recently renovated in 2018 and situated on a 1.0-acre site, the 525 Market Street Property was 97.3% leased to 18 technology, financial services, insurance and personal care tenants as of December 4, 2019 with approximately 80.1% of the NRA and 79.9% of underwritten base rent attributed to investment grade tenants and tenants that are subsidiaries of investment grade entities. Occupancy at the 525 Market Street Property has averaged approximately 91.9% since 2012. Over the last 6 years, the 525 Market Street Property has undergone renovations totaling over $102 million that included tenant improvements, lobby and plaza renovations, building and systems repairs, and restroom and corridor renovations. The 525 Market Street Property is the third largest office building in San Francisco by NRA and has average floors plates of approximately 27,500 SF. The 525 Market Street Property features floor-to-ceiling windows and a glass bridge over the two-story lobby along Market Street. Amenities at the 525 Market Street Property include 90 valet parking spaces, a second floor sun terrace, garden plaza area with five-foot acrylic water fountain, electric vehicle charging stations and bicycle parking and storage.

Major Tenants.

Amazon.com Services, Inc.1 (A+/A3/AA- by Fitch/Moody’s/S&P; 408,561 SF; 39.5% of NRA; 45.1% of underwritten base rent). Amazon.com Services, Inc. (“Amazon Services”) is the entity on the lease agreement and is a subsidiary of Amazon.com, Inc., an American multinational technology company that focuses on e-commerce, cloud computing, digital streaming and artificial intelligence. The company organizes its operations into three segments: North America, International, and Amazon Web Services. Amazon.com, Inc. is the largest internet company in the world by both market capitalization and revenue and is the second largest private employer in the United States. As of December 31, 2019, the company leased 16,642,000 SF of office space and owned 3,901,000 SF of office space in North America.

1) On January 1, 2020, Amazon.com Services Inc. merged and changed its name to Amazon.com Services LLC (an existing Amazon.com, Inc. subsidiary).

A-3-52

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Amazon.com, Inc. guarantees the lease with Amazon Services up to a maximum cumulative liability cap of $69.0 million ($26.4 million with respect to Amazon Services’ lease for floors 2, 19-21, 25, 26 and 27, $4.9 million with respect to the lease for floor 33, $19.9 million with respect to the lease for floors 35-38 and $17.8 million with respect to the lease for floors 22-24).

Amazon Services currently occupies all of floors 2, 19-21, 25, 26, 33, and part of floor 27 for a total of 208,012 SF at the 525 Market Street Property and has signed leases totaling 200,549 SF on floors 22-24 (expected to commence in February 2021) and 35-38 (commenced on March 1, 2020). All applicable free rent and gap rent related to the Amazon Services space was reserved for in connection with the origination of the 525 Market Street Whole Loan.

●	Amazon Services’ lease for floors 2, 19-21, 25, 26 and 27 (totaling approximately 43.9% of total Amazon Services NRA; the “Amazon Phase I Space”) commenced in January 2018 (with the exception of a 3,487 SF portion of floor 2 commencing in December 2019 (“2nd Floor Expansion”)) and expires January 31, 2028. Outstanding free rent related to the 2nd Floor Expansion totaling $85,083 was reserved for at the time of origination of the 525 Market Street Whole Loan. The Amazon Phase I Space lease has a termination option effective as of January 31, 2025, with 12 months’ prior notice and payment of a termination fee equal to $56.57 PSF.

●	Amazon Services’ lease for floor 33 (totaling approximately 7.0% of total Amazon Services NRA; the “Amazon Phase II Space”) commenced in April 2019 and expires April 30, 2029. The Amazon Phase II Space lease has a termination option effective as of February 28, 2027, with 12 months’ prior notice and payment of a termination fee equal to $64.77 PSF.

●	Amazon Services’ lease for floors 35-38 (totaling approximately 28.0% of total Amazon Services NRA; the “Amazon Phase III Space”) commenced in March 2020 and expires February 28, 2030. Amazon Services has taken possession of the Amazon Phase III Space and is working on build-out. Amazon Services is expected to begin paying rent in September 2020. Gap rent and free rent related to the Amazon Phase III Space totaling approximately $5.3 million was reserved for at the time of origination of the 525 Market Street Whole Loan. The Amazon Phase III Space lease has a termination option effective as of February 28, 2027, with 12 months’ prior notice and payment of a termination fee equal to $64.77 PSF.

●	Amazon Services’ lease for floors 22-24 (totaling approximately 21.1% of total Amazon Services NRA; the “Amazon Phase IV Space”) is expected to commence in February 2021 and expire January 31, 2031. The 525 Market Street Borrower has delivered this space to Amazon Services. Amazon Services is expected to begin paying rent in February 2021. Gap rent related to the Amazon Phase IV Space totaling approximately $7.8 million was reserved for at the time of origination of the 525 Market Street Whole Loan. The Amazon Phase IV Space lease has a termination option effective as of January 31, 2029, with 12 months’ prior notice and payment of a termination fee equal to $73.79 PSF.

Amazon Services has an on-going right of first offer to purchase the 525 Market Street Property at fair market value if the 525 Market Street Borrower elects to sell the 525 Market Street Property to specific tenant competitors (see “Right of First Offer” below for additional information). Amazon Services has three, 5-year renewal options for each of its spaces at 95% of fair market value, each with 12-15 months’ notice. For each space, Amazon Services may exercise the renewal option for a lesser portion of the given premises, so long as the suites renewed are contiguous and full floors.

Sephora USA, Inc. (“Sephora”) (NR/A1/A+ by Fitch/Moody’s/S&P; 167,297 SF; 16.2% of NRA; 12.2% of underwritten base rent). Sephora has been a tenant since 2004 and utilizes the 525 Market Street Property as its North America headquarters. Sephora has a lease expiration of October 31, 2021 for 110,830 SF and a lease expiration of October 31, 2023 for its remaining 56,467 SF. Sephora is a Paris based French multinational chain of personal care and beauty stores with over 2,600 locations in 34 countries including over 460 stores across the Americas. In 1997, the company was acquired by LVMH Moët Hennessy Louis Vuitton (“LVMH”) (rated A+/A1 by S&P and Moody’s respectively), which controls a number of luxury brands including Louis Vuitton, Christian Dior, Fendi, Bvlgari, Loro Piana, Emilio Pucci and Marc Jacobs, among others across a retail network of over 4,590 stores worldwide. The entity on the lease is Sephora USA, Inc., and LVMH does not guarantee the lease. Since 2004, Sephora has expanded multiple times and now occupies a total of 167,165 SF of office space at the 525 Market Street Property including the entirety of the 3rd, 4th, 11th, 15th, and 32nd floors as well as approximately 90% of the 7th floor. Sephora has a one-time right of first offer to lease any space on the 8th and 14th floors at fair market value and one 5-year renewal option at fair market value for its space on the 3rd and 4th floors. This option also applies to any right of first offer space on the 8th and 14th floors.

Wells Fargo Bank, N.A. (“Wells Fargo”; A+/A2/A- by Fitch/Moody’s/S&P; 142,929 SF; 13.8% of NRA; 12.2% of underwritten base rent). Wells Fargo is a subsidiary of Wells Fargo & Company and has been a tenant at the 525 Market Street Property since 1997. Wells Fargo has a lease expiration of June 30, 2025 for 113,035 SF of its space and May 28, 2026 for the remaining 28,109 SF of its office space at the 525 Market Street Property. Wells Fargo also leases 1,785 SF of special purpose space on the ground floor, which expires on June 29, 2023. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,800 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 37 countries and territories to support customers who conduct business in the global economy. Wells Fargo originally signed a lease to occupy the 10th floor of the 525 Market Street Property (28,265 SF) in 1997 and has expanded several times, now occupying the 8th, 9th, 10th, 12th, and 16th floors as well as special purpose space on the ground floor. All of Wells Fargo’s office leases have three 5-year options to renew at 95% of fair market value with 12 months’ notice.

A-3-53

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

The following table presents certain information relating to the major tenants at the 525 Market Street Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/ Moody's/ S&P)(2)	Tenant SF	Approx. % of Total SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration	Renewal Options	Term. Option (Y/N)
Amazon Services(4)	A+/A3/AA-	408,561	39.5%	$32,251,871	45.1%	$78.94	Various(5)	3x5 yr	Y(6)
Sephora USA, Inc.	NR/A1/A+	167,297	16.2%	$8,745,757	12.2%	$52.28	Various(7)	1x5 yr(8)	N
Wells Fargo Bank, N.A.(9)	A+/A2/A-	142,929	13.8%	$8,713,533	12.2%	$60.96	Various(10)	3x5 yr	N
Cloudera, Inc.(11)	NR/NR/NR	57,272	5.5%	$4,739,258	6.6%	$82.75	5/31/2025	1x5 yr	N
Zurich American Insurance Company(12)	NR/A3/A	39,923	3.9%	$2,335,702	3.3%	$58.51	11/30/2022	1x5 yr	N
Subtotal/Wtd. Avg.		815,982	78.9%	$56,786,122	79.5%	$69.59

Other Tenants		189,918	18.4%	$14,679,350	20.5%	$77.29
Vacant Space		28,270	2.7%	$0	0.0%	$0.00
Total/Wtd. Avg.		1,034,170	100.0%	$71,465,473	100.0%	$71.05(13)

(1)	Information based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	The Annual UW Rent and Annual UW Rent PSF shown above include contractual rent steps through December 2020 totaling $2,203,356. See “Operating History and Underwritten Net Cash Flow” for the lender’s separate credit for straight-line rent averaging for investment grade tenants.

(4)	Amazon Services’ lease has not fully commenced and it has not yet commenced paying rent on its entire space. All outstanding gap rent and free rent was reserved for at the time of origination of the 525 Market Street Whole Loan. See “Major Tenants” for additional information.

(5)	See “Major Tenants” for information regarding Amazon Services’ expiration dates.

(6)	See “Major Tenants” for information regarding Amazon Services’ termination options.

(7)	Sephora USA, Inc.’s lease for its 110,830 SF space expires on October 31, 2021 and its lease for its 56,467 SF space expires on October 31, 2023.

(8)	Sephora USA, Inc. has one, 5-year renewal option for only its 28,240 SF 3rd floor space and its 28,227 SF 4th floor space, each at fair market value and with 15 months’ prior notice.

(9)	Wells Fargo Bank, N.A. had approximately $2.0 million in free rent outstanding at the time of origination of the 525 Market Street Whole Loan (due from February to May 2020), all of which was reserved for in connection with the funding of the 525 Market Street Whole Loan.

(10)	Wells Fargo Bank, N.A.’s lease for its 113,035 SF expires on June 30, 2025; its lease for its 28,109 SF expires on May 28, 2026; and its lease for 1,785 SF expires on June 29, 2023.

(11)	Cloudera, Inc. subleases (i) 11,724 SF of its space to The Athletic Media Company through June 2020 at a rental rate of $90.18 and (ii) 16,912 SF of its space to Lightstep, Inc. through May 2020 at a rental rate equal to the prime rent. Underwritten base rent is based on the contractual rent under the prime lease.

(12)	Zurich American Insurance Company subleases 11,829 SF of its space to Suffolk Construction Company, Inc. through October 2022 at a current rental rate of $61.19 (which increases to $63.03 for the period of March 2021 to February 2022 and to $64.92 for the period of March 2022 to October 2022). Underwritten base rent is based on the contractual rent under the prime lease.

(13)	Total/Wtd. Avg. Annual UW Rent PSF excludes vacant space.

The following table presents certain information relating to the lease rollover schedule at the 525 Market Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	UW Rent PSF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM(3)	1	2,921	0.3%	0.3%	$0.00	$0	0.0%	0.0%
2020	0	0	0.0%	0.3%	$0.00	$0	0.0%	0.0%
2021	5	110,830	10.7%	11.0%	$49.96	$5,537,005	7.7%	7.7%
2022	6	71,763	6.9%	17.9%	$64.54	$4,631,655	6.5%	14.2%
2023	3	58,252	5.6%	23.6%	$55.64	$3,240,882	4.5%	18.8%
2024	6	48,990	4.7%	28.3%	$79.15	$3,877,717	5.4%	24.2%
2025	7	198,807	19.2%	47.5%	$71.87	$14,288,174	20.0%	44.2%
2026	3	47,304	4.6%	52.1%	$55.40	$2,620,546	3.7%	47.8%
2027	5	58,472	5.7%	57.8%	$85.81	$5,017,622	7.0%	54.9%
2028	8	179,278	17.3%	75.1%	$73.20	$13,123,150	18.4%	73.2%
2029	1	28,734	2.8%	77.9%	$81.37	$2,338,086	3.3%	76.5%
2030	4	114,434	11.1%	88.9%	$79.00	$9,040,286	12.6%	89.2%
2031 & Beyond	3	86,115	8.3%	97.3%	$90.00	$7,750,350	10.8%	100.0%
Vacant	0	28,270	2.7%	100.0%	$0.00	$0	0.0%	100.0%
Total/Wtd. Avg.	52	1,034,170	100.0%		$71.05(4)	$71,465,473	100.0%

(1)	Information is based on the underwritten rent roll dated December 4, 2019. In return for rent relief granted due to the COVID-19 pandemic, DragonEats LLC extended its lease from December 31, 2024 to March 31, 2025, ProperFood, LLC extended its lease from April 30, 2027 to July 30, 2027 and Joe & the Juice extended its lease from December 31, 2026 to September 30, 2027, which is not reflected in this table.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Represents management office.

(4)	Total Wtd. Avg. Annual UW Rent PSF Rolling excludes vacant space.

A-3-54

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

COVID-19 Update. The 525 Market Street Whole Loan is current as of the July debt service payment and as of July 9, 2020 is not subject to any forbearance, modification or debt service relief request. As of July 9, 2020, the borrower sponsor reported that the 525 Market Street Property was open; however, all retail tenants except for Chipotle were closed and many office tenants were working remotely with tenants representing 99.5% of occupied NRA and 99.4% of underwritten base rent having paid their full June rent payment. In the aggregate, retail tenants account for only 1.5% of occupied NRA and 1.3% of underwritten base rent at the 525 Market Street Property. Three retail tenants (DragonEats, ProperFood, and Joe & The Juice), representing approximately 0.6% of underwritten base rent, requested and were granted rent relief for the months of April, May, and June 2020. The borrower sponsor has stated it is not anticipating July 2020 rent payments from these tenants. Chipotle, 0.4% of occupied NRA and 0.2% of underwritten base rent, paid only operating expenses in May 2020 but made its rent payment for June 2020 in full along with delinquent rent. Additionally, California Parking (the parking operator at the 525 Market Street Property) was granted rent relief. The borrower sponsor expects to convert the parking lease to a parking management agreement retroactive to April 1, 2020. California Parking’s lease payment was not included in underwritten base rent but was included in other income and represents approximately 0.4% of effective gross income.

The Market. The 525 Market Street Property is located within the South Financial District of San Francisco, California, on the corner of Market Street and 1st Street, approximately one block northeast of the Montgomery Street Bay Area Rapid Transit (“BART”) Station, which is serviced by the Yellow (Antioch, California), Blue (Dublin/Pleasanton, California), Green (Daly City, California) and Red (Richmond, California) lines and connects to the San Francisco Municipal Transportation Authority network of buses, light rail and cable cars. The 525 Market Street Property is situated approximately 12.9 miles north of the San Francisco International Airport and 17.8 miles northwest of the Oakland International Airport. Approximately four blocks southwest of the 525 Market Street Property is Westfield San Francisco Centre, an approximately 1.3 million SF Unibail-Rodamco-Westfield-owned super regional mall anchored by Nordstrom and Bloomingdale’s, featuring various boutique shops, dining and entertainment options including a Lego Store and a nine-screen Century San Francisco Centre Theatre.

According to a third party market research provider, the estimated 2019 population within a one-, three- and five-mile radius of the 525 Market Street Property was approximately 114,010, 420,570 and 682,826, respectively; and the estimated 2019 average household income within the same radii was approximately $120,884, $138,164 and $141,302, respectively.

According to the appraisal, as of the third quarter of 2019, the South Financial Market submarket contained approximately 17.5 million SF of office space with an overall vacancy rate of 6.1% and average asking rent of $78.38 per SF. The appraisal concluded to market rents for the office space at the 525 Market Street Property ranging from $90.00 to $96.00 per SF (see table below).

The following table presents certain information relating to the appraisal’s market rent conclusion for the 525 Market Street Property:

Market Rent Summary
	Storage Space	Retail Space	2nd Floor Space	Floors 3-12 Space	Floors 14-26 Space	Floor 27-38 Space
Market Rent (PSF)	$30.00	$75.00	$92.00	$90.00	$94.00	$96.00
Lease Term (Years)	7	7	7	7	7	7
Concessions	0 months	2 months	2 months	2 months	2 months	2 months
Lease Type (Reimbursements)	None	Net	Full-Service	Full-Service	Full-Service	Full-Service
Rent Increase Projection	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum	3.0% per annum

Source: Appraisal.

The following table presents information relating to comparable office property sales for the 525 Market Street Property:

Comparable Property Sale Summary
Property Name/Location	Sale Date	Year Built/ Renovated	Total NRA (SF)	Occupancy	Sale Price	Adjusted Sale Price(1)	Sale Price PSF	Appraiser’s Adjusted Sale Price PSF(1)
KPMG Building 55 2nd Street San Francisco, CA	Aug. 2019	2002/N/A	379,328	96%	$402,000,000	$516,265,408	$1,060	$1,361
Park Tower at Transbay 250 Howard Street San Francisco, CA	Aug. 2019	2019/N/A	764,659	100%	$1,090,000,000	$1,049,876,807	$1,425	$1,373
Levi’s Plaza 1105, 1155, 1160, 1255, 1265, 1300 Battery Street and 1355, 1425-1485 Sansome Street San Francisco, CA	Jul. 2019	1981/N/A	931,160	99%	$826,000,000	$1,369,736,360	$887	$1,471
Market Center 555-575 Market St San Francisco, CA	Oct. 2019	1965/1995	752,738	94%	$722,000,000	$1,004,152,492	$959	$1,334
301 Howards St. San Francisco, CA	Aug. 2018	1987/2018	318,774	98%	$292,500,000	$386,035,314	$918	$1,211

Source: Appraisal.

(1)	Adjusted sale price for location, size, age/condition, features/amenities and economic characteristics (as applicable).

A-3-55

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

The following table presents recent leasing data with respect to comparable office properties to the 525 Market Street Property:

Comparable Lease Summary
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
One Maritime Plaza San Francisco, CA	1967/1990	555,954	100.0%	0.7 Miles	Qatalyst Partners	Apr 2021 / 3.7 Yrs	21,851	$102.00	Full Service
4 Embarcadero Center San Francisco, CA	1979/N/A	934,764	93.7%	1.1 Miles	Genstar Capital	Nov 2019 / 8.2 Yrs	30,027	$92.00	Full Service
Steuart Street Tower 1 Market St San Francisco, CA	1976/N/A	509,000	89.4%	1.1 Miles	CAI International	Oct 2019 / 3.8 Yrs	17,860	$102.00	Full Service
KPMG Building 55 2nd St San Francisco, CA	2002/N/A	379,328	92.7%	0.8 Miles	Rippling	Sep 2019 / 6.5 Yrs	30,000	$92.00	Full Service
45 Fremont Street San Francisco, CA	1978/2019	596,059	87.7%	0.6 Miles	Slack	Sep 2019 / 12.0 Yrs	208,459	$90.00	Full Service
Bank of America Building 555 California St San Francisco, CA	1969/1971	1,477,000	99.3%	0.4 Miles	Authentic8 Inc	Apr 2019 / 5.8 Yrs	2,702	$100.00	Full Service
44 Montgomery Street San Francisco, CA	1966/2015	688,902	86.4%	0.8 Miles	Adivo Associates	Feb 2019 / 7.3 Yrs	3,697	$92.00	Full Service

Source: Appraisal.

A-3-56

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 525 Market Street Property:

Cash Flow Analysis
	2016	2017(1)	2018(1)(2)	11/30/2019 TTM(2)	UW(2)(3)	UW PSF
Base Rent	$38,802,935	$38,291,497	$54,907,472	$55,081,961	$69,262,116	$66.97
Contractual Rent Steps	$0	$0	$0	$0	$2,203,356(4)	$2.13
Rent Average Benefit	$0	$0	$0	$0	$5,607,271(5)	$5.42
Grossed Up Vacant Space	$0	$0	$0	$0	$2,544,300	$2.46
Total Recoveries	$822,010	$1,239,603	$1,954,175	$1,403,444	$3,503,322	$3.39
Parking Income	$289,500	$293,064	$290,336	$296,000	$306,000	$0.30
Other Income(6)	$948,524	$462,778	$686,277	$271,643	$490,000	$0.47
Less Vacancy & Credit Loss	$0	$0	$0	$0	($4,195,818)(7)	($4.06)
Effective Gross Income	$40,862,970	$40,286,941	$57,838,260	$57,053,048	$79,720,547	$77.09

Real Estate Taxes	$3,105,852	$3,162,545	$3,206,475	$3,339,395	$3,527,306	$3.41
Insurance	$1,109,813	$1,130,924	$1,200,155	$1,330,435	$1,708,809	$1.65
Other Operating Expenses	$9,459,872	$9,604,148	$10,219,571	$10,535,807	$12,976,250	$12.55
Total Expenses	$13,675,536	$13,897,618	$14,626,201	$15,205,637	$18,212,365	$17.61

Net Operating Income	$27,187,433	$26,389,323	$43,212,060	$41,847,411	$61,508,183	$59.48
Capital Expenditures	$0	$0	$0	$0	$186,151	$0.18
TI/LC	$0	$0	$0	$0	$1,034,170	$1.00
Net Cash Flow	$27,187,433	$26,389,323	$43,212,060	$41,847,411	$60,287,862	$58.30

Occupancy %(7)	81.3%	94.1%	99.8%	97.3%	95.0%
NOI DSCR(8)	1.93x	1.88x	3.07x	2.98x	4.38x
NCF DSCR(8)	1.93x	1.88x	3.07x	2.98x	4.29x
NOI Debt Yield(8)	5.8%	5.6%	9.2%	8.9%	13.1%
NCF Debt Yield(8)	5.8%	5.6%	9.2%	8.9%	12.8%

(1)	The increase in Effective Gross Income and Net Operating Income from 2017 to 2018 was driven in part by (i) 13 new leases totaling approximately $20.0 million of base rent signed from April 2017 to December 2018 and (ii) three renewal leases totaling approximately $2.2 million of base rent signed from April 2017 to June 2018.

(2)	The increase in NOI from 11/30/2019 TTM to UW is primarily attributable to the expansion of Amazon.com Services, Inc. on floors 22-24 and floors 35-38, which accounts for approximately 19.4% of the NRA and approximately 23.5% of underwritten base rent. The 525 Market Street Borrower provided updated financial information through March 31, 2020. Effective Gross Income for TTM ending March 31, 2020 was $55,615,124, Total Expenses were $15,197,758, and Net Cash Flow was $40,417,366.

(3)	For avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(4)	Represents contractual rent steps through December 31, 2020.

(5)	Represents straight-line rent averaging over the lesser of the remaining lease terms or contraction/termination options for investment grade tenants Amazon, Wells Fargo, Allianz Global Corporate & Specialty SE and Zurich American Insurance Company.

(6)	Other Income includes non-rental income, storage rent, administrative & overhead fees, interest income and emergency generator income.

(7)	The underwritten economic vacancy is 5.0%. The 525 Market Street Property was 97.3% occupied as of December 4, 2019.

(8)	The debt service coverage ratios and debt yields are based on the 525 Market Street Senior Loan, and exclude the 525 Market Street Subordinate Companion Loan.

Escrows and Reserves.

Real Estate Taxes – During a Cash Trap Event Period (as defined below), the 525 Market Street Whole Loan documents require ongoing monthly real estate tax reserves in an amount equal to one-twelfth of the real estate taxes that the lenders reasonably estimate will be payable during the next 12 months.

Insurance – During a Cash Trap Event Period, the 525 Market Street Whole Loan documents require ongoing monthly insurance reserves in an amount equal to one-twelfth of the insurance premiums that the lenders reasonably estimate will be payable for the renewal of the coverage during the next 12 months; provided, however, that, notwithstanding any prior springing conditions, the reserve will not be required if the 525 Market Street Borrower maintains a blanket insurance policy reasonably acceptable to the lenders.

Replacement Reserve – During a Cash Trap Event Period, the 525 Market Street Whole Loan documents require ongoing monthly replacement reserves of approximately $17,234, subject to a cap of approximately $413,616.

General TI/LC Reserve – During a Cash Trap Event Period, the 525 Market Street Whole Loan documents require ongoing monthly rollover reserves of $86,170 subject to a cap of $2,068,082.

Outstanding TI/LC Reserve – The 525 Market Street Whole Loan documents required an upfront deposit of $24,171,469 for outstanding tenant improvements related to the Amazon Services, Sift, Inc., Edelman Public Relations, and Dragoneats LLC leases and outstanding leasing commissions related to the Dragoneats LLC lease.

A-3-57

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Free Rent Reserve – The 525 Market Street Whole Loan documents required an upfront deposit of $17,219,959 for outstanding free rent, abated rent and gap rent pertaining to four tenants at the 525 Market Street Property (including $13,108,933 for Amazon Services, $1,921,062 for Wells Fargo Bank, N.A., $1,590,188 for Sift, Inc. and $599,777 for Edelman Public Relations) at the time of origination of the 525 Market Street Whole Loan.

Lockbox and Cash Management. The 525 Market Street Whole Loan documents require that the 525 Market Street Borrower establish and maintain a lender-controlled lockbox account, which the 525 Market Street Borrower established at origination, and that the 525 Market Street Borrower direct all tenants to pay rent directly into such lockbox account. The loan documents also require that the 525 Market Street Borrower or property manager deposit into the lockbox account any rent received within two business days. Prior to the occurrence of a Cash Trap Event Period, all funds on deposit in the lockbox account will be disbursed to the 525 Market Street Borrower. During a Cash Trap Event Period, all funds in the lockbox account are required to be swept each business day into the cash management account controlled by the lenders and, on each payment date, all funds in the cash management account are required to be applied in accordance with the 525 Market Street Whole Loan documents. During a Cash Trap Event Period, any excess cash flow remaining after satisfaction of the waterfall items is required to be swept to an excess cash flow subaccount to be held by the lenders as additional security for the 525 Market Street Whole Loan, provided, however, solely in the event of an Amazon Rollover Period (as defined below), funds will be deposited into a separate excess cash flow subaccount which may be used to fund leasing costs with respect to non-renewed or terminated Amazon Services space, or if reasonably approved by the lenders, re-tenanting any other vacant space at the 525 Market Street Property (the “Amazon Services Excess Cash Flow Subaccount”). Funds in the Amazon Services Excess Cash Flow Subaccount are subject to a cap of $60.00 per rentable square foot of such non-renewed or terminated Amazon Services space, as applicable.

A “Cash Trap Event Period” will commence upon the earlier of the following:

(i)	the occurrence of an event of default under the 525 Market Street Whole Loan documents or a mezzanine loan default (see “Mezzanine Loan and Preferred Equity” below);

(ii)	the net operating income debt yield (“NOI DY”) based on the 525 Market Street Whole Loan being less than 5.5% for two consecutive calendar quarters (“Low Debt Yield Period”) (other than a Low Debt Yield Period solely caused by an Amazon Rollover Period); or

(iii)	an Amazon Rollover Period (subject to a cap of $60.00 per rentable square foot of applicable space).

A Cash Trap Event Period will end upon the occurrence of the following:

●	with regard to clause (i), the cure of such event of default;

●	with regard to clause (ii), the NOI DY being greater than 5.5% for two consecutive calendar quarters; or

●	with regard to clause (iii), an Amazon Rollover Period Cure (as defined below).

An “Amazon Rollover Period” will commence upon the earlier of the following:

(i)	(x) the NOI DY (excluding all underwritten gross revenues attributable to the applicable non-renewed space) being less than 5.5% and (y) Amazon Services failing to provide notice of its intent to renew or extend its lease (or entering into a lease amendment (or new lease) which has the same effect) for any of the following applicable premises at least 10 months prior to:

●	January 31, 2028 for floors 2, 19-21 and 25-27;

●	April 30, 2029 for floor 33;

●	February 28, 2030 for floors 35-38; or

●	January 31, 2031 for floors 22-24; or

(ii)	(x) the NOI DY (excluding all underwritten gross revenues attributable to the applicable terminated space) being less than 5.5% and (y) Amazon Services having exercised any of its existing options to terminate its lease, as described in “Major Tenant” above.

An “Amazon Rollover Period Cure” will occur upon the following:

●	with regard to clause (i) of the definition of Amazon Rollover Period:

○	(a) at any time following such 10-month advance deadline, Amazon Services having either provided notice to renew or extend its lease for the applicable non-renewed space or Amazon Services having executed a lease amendment (or new lease), which has the effect of extending or renewing such lease for such applicable space;

○	(b) at any time following such 10-month deadline, the NOI DY (excluding all underwritten gross revenues attributable to the applicable non-renewed space) being equal to or greater than 5.5%;

○	(c) the 525 Market Street Borrower having entered into a new lease for such non-renewed space for which all funds for tenant improvements and leasing commissions have been reserved by the lenders; or

○	(d) the 525 Market Street Borrower having delivered to the lenders a letter of credit acceptable to the lenders in an amount equal to $60.00 PSF of the applicable non-renewed space.

●	with regard to clause (ii) of the definition of Amazon Rollover Period:

○	(a) at any time following the exercise of such termination option, the NOI DY (excluding all underwritten gross revenues attributable to the applicable terminated space) being equal to or greater than 5.5%;

○	(b) the 525 Market Street Borrower having entered into a new lease for such terminated space for which all funds for tenant improvements and leasing commissions have been reserved by the lenders; or

○	(c) the 525 Market Street Borrower having delivered to the lenders a letter of credit acceptable to the lenders in an amount equal to $60.00 PSF of the applicable terminated space.

Additional Secured Indebtedness (not including trade debts). The 525 Market Street Property also secures the 525 Market Street Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $430,000,000 and the 525 Market Street Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $212,000,000. The 525 Market Street Non-Serviced Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loan are coterminous with the 525 Market Street Mortgage Loan. The 525 Market Street Non-Serviced Pari Passu Companion Loans accrue interest at the same rate as the 525 Market Street Mortgage Loan, and the 525 Market Street Subordinate Companion Loan accrues interest at an interest rate of 2.9495%. The 525 Market Street Mortgage Loan and the 525 Market Street Non-Serviced Pari Passu Companion Loans are each pari passu in right of payment and together are senior in right of payment to the 525 Market Street Subordinate

A-3-58

Office – CBD	Loan #5	Cut-off Date Balance:	$40,000,000
525 Market Street	525 Market Street	Cut-off Date LTV:	37.0%
San Francisco, CA 94105		UW NCF DSCR:	4.29x
		UW NOI Debt Yield:	13.1%

Companion Loan. The holders of the 525 Market Street Mortgage Loan, the 525 Market Street Non-Serviced Pari Passu Companion Loans and the 525 Market Street Subordinate Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the 525 Market Street Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu-A/B Whole Loans—The 525 Market Street Pari Passu-A/B Whole Loan” in the Prospectus.

Subordinate Note Summary
B-Note Original Principal Balance		B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR	Total Debt UW NOI Debt Yield	Total Debt Cutoff Date LTV
525 Market Street Subordinate Companion Loan	$212,000,000	2.9495%	120	0	120	2.96x	9.0%	53.7%

Mezzanine Loan and Preferred Equity. The holders of 100% of the equity interest in the 525 Market Street Borrower have a one-time right to obtain a single mezzanine loan, subordinate to the 525 Market Street Whole Loan and secured by a pledge of 100% of the ownership interests in the 525 Market Street Borrower so long as, among other conditions pursuant to the 525 Market Street Whole Loan documents: (a) no event of default has occurred or is continuing, (b) the lenders and mezzanine lender have entered into a customary intercreditor agreement reasonably acceptable to the lenders, (c) such mezzanine loan term is at least coterminous with the 525 Market Street Whole Loan, (d) as of the date the mezzanine loan is advanced, the aggregate net operating income debt yield is not less than 8.48%, (e) as of the date the mezzanine loan is advanced, the aggregate loan-to-value ratio does not exceed 53.7%, (f) as of the date the mezzanine loan is advanced, the aggregate net operating income debt service coverage ratio is not less than 2.84x, and (g) rating agency confirmation is obtained. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Release of Property. Not permitted.

Right of First Offer. Amazon has a right of first offer (“ROFO”) to purchase the 525 Market Street Property at fair market value if the 525 Market Street Borrower elects to sell the 525 Market Street Property to a Competitor (as defined below), with 20 days’ notice. The ROFO is not extinguished by foreclosure; however, the ROFO does not apply to foreclosure or deed-in-lieu thereof.

A “Competitor” means each of the following companies (including each of their respective successors and assigns): Apple, Hewlett Packard, Google, Microsoft, Sony or Facebook. Not more than once annually, Amazon will have the right to update the list of Competitors, provided, however, the specific list of Competitors will not at any time consist of more than six company names.

Ground Lease. The 525 Market Street Property is comprised of a fee interest, a leasehold interest and a subleasehold interest. The fee, leasehold and subleasehold interests are collateral for the 525 Market Street Whole Loan. The 525 Market Street Borrower owns the fee, leasehold and subleasehold interests in the 525 Market Street Property. The 525 Market Street Borrower is prohibited from transferring or merging any interests, and cannot terminate, amend or modify the ground lease documents.

Letter of Credit. None.

Terrorism Insurance. The 525 Market Street Whole Loan documents require that the “all risk” insurance policy required to be maintained by the 525 Market Street Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the 525 Market Street Property, as well as business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity (provided that if Terrorism Risk Insurance Program Reauthorization Act or a similar statute is not in effect, the 525 Market Street Borrower will not be obligated to pay terrorism insurance premiums in excess of two times the premium for the casualty and business interruption coverage on a stand-alone basis). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-59

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

A-3-60

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

Bellagio Hotel and Casino
3600 South Las Vegas Boulevard
Las Vegas, NV 89109
NORTH LAS VEGAS
SPRING MTS.
Summerlin
LAS VEGAS
Sunrise Manor
Downtown
Winchester
MUDDY MTS.
CLARK COUNTY
Enterprise
HENDERSON
Downtown Las Vegas 4 miles
15
Adventuredome Theme Park
CIRCUS CIRCUS
DREW LAS VEGAS
WESTGATE
Freedom Meats Inc.
RESORTS WORLD LAS VEGAS
WESTGATE LAS VEGAS
Las Vegas Convention Center
Silver City Plaza
KKVV Radio
Desert Inn Rd.
Courtyard by Marriott
TRUMP INTERNATIONAL HOTEL LV
Desert Inn Rd.
LV CONV CENTER
Sammy Davis Jr. Dr.
Las Vegas Blvd.
ENCORE LAS VEGAS
Fashion Show Mall
WYNN LAS VEGAS
Wynn Esplanade
Wynn Las Vegas Golf Club
LAS VEGAS MONORAIL
Spring Mtn Rd.
TREASURE ISLAND
The Grand Canal Shoppes
MIRAGE-TREASURE ISLAND TRAM
Outdoor Gondola Rides
MARDI GRAS HOTEL & CASINO
LAS VEGAS
Sands Ave.
THE VENETIAN
Sands Expo and Convention Center
Twain Ave.
THE MIRAGE
Madam Tussauds LV
E. Twain Ave.
Freeway
Rio Pavilion Conference Center
CASINO ROYAL
Howard Hughes Pkwy.
The Forum Shops at Caesars
HARRAH'S LAS VEGAS
HARRAH'S/THE LINQ
Koval Ln.
Paradise Rd.
Valley View Blvd.
Las Vegas
THE LINQ
HOLIDAY INN CLUB LAS VEGAS
RIO HOTEL AND CASINO
The Colosseum
O'Shea's Casino
GOLD COAST
CAESAR'S PALACE
FLAMINGO LAS VEGAS
FLAMINGO/CAESAR'S PALACE
The Meridian Luxury Condos
592
W. Flamingo Rd.
Las Vegas Strip
THE CROMWELL
WESTIN
PALMS CASINO RESORT
Flamingo Rd.
592
Via Bellagio
Grand Bazaar Shops
BALLY'S
THE PLATINUM HOTEL
TUSCANY SUITES & CASINO
CLARK COUNTY
Fountains at Bellagio
PARIS LAS VEGAS
BALLY'S/PARIS
Paradise Rd.
Miracle Mile Shops
BELLAGIO-CITY CENTER-MONTE CARLO TRAM
THE COSMOPOLITAN OF LAS VEGAS
PLANET HOLLYWOOD
LAS VEGAS MONORAIL
HARD ROCK HOTEL & CASINO
VDARA HOTEL & SPA
Harmon Ave.
ARIA RESORT & CASINO
Veer Towers
Harmon Ave.
Panorama Towers
CITY CENTER
WYNDHAM GRAND DESERT
ALEXIS PARK
UNLV 2 miles
Polo Towers
THE SIGNATURE @ MGM GRAND
Aria Convention Center
MANDARIN ORIENTAL
Hawaiian Marketplace
Grand Garden Arena
Industrial Rd.
Frank Sinatra Dr.
MONTE CARLO
Hard Rock Cafe LV
Conference Center
Rue de Monte Carlo
Nevada Beverage Co. (Budweiser/Bud Light)
Showcase Mall
MGM Shops
T-Mobile Arena
NEW YORK NEW YORK
MGM GRAND
MGM GRAND
Koval Ln.
David Copperfield Theatre
Tropicana Ave.
Tropicana Ave.
EXCALIBUR
THE NEW TROPICANA
HOOTERS CASINO HOTEL
Grand Canyon Helicopters
EXCALIBUR HOTEL & CASINO
Las Vegas Blvd. South
Hollywood Car Museum
Reno Ave.
Reno Ave.
Titanic
LUXOR HOTEL & CASINO
LUXOR
Giles St.
McCarran International Airport
Hacienda Ave.
Mandalay Place
Allegiant Stadium (Opens mid-2020)
Mandalay Bay Theatre
MANDALAY BAY
MANDALAY BAY

A-3-61

Mortgage Loan No. 6 – Bellagio Hotel and Casino

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$39,000,000			Location:	Las Vegas, NV 89109
Cut-off Date Balance(1):	$39,000,000			General Property Type:	Hospitality
% of Initial Pool Balance:	5.6%			Detailed Property Type:	Full Service
Loan Purpose:	Acquisition			Title Vesting:	Fee/Leasehold
Borrower Sponsor:	BREIT Operating Partnership L.P.			Year Built/Renovated:	1997/2019
Guarantor:	BREIT Operating Partnership L.P.			Size(6):	3,933 Rooms
Mortgage Rate(2):	3.170153%			Cut-off Date Balance per Room(1):	$426,189
Note Date:	11/15/2019			Maturity Date Balance per Room(1):	$426,189
First Payment Date:	1/5/2020			Property Manager:	Tenant-managed
Maturity Date:	12/5/2029
Original Term to Maturity:	120 months			Underwriting and Financial Information(7)(8)
Original Amortization Term:	0 months			UW NOI:	$474,065,315
IO Period:	120 months			UW NOI Debt Yield(1):	28.3%
Seasoning:	7 months			UW NOI Debt Yield at Maturity(1):	28.3%
Prepayment Provisions(3):	YM0.5 (31); DEF/YM0.5 (82); O (7)			UW NCF DSCR(1):	8.42x
Lockbox/Cash Mgmt Status:	Hard/Springing			Most Recent NOI:	$474,065,315 (9/30/2019 TTM)
Additional Debt Type(1)(4):	Pari Passu/Subordinate			2nd Most Recent NOI:	$489,866,042 (12/31/2018)
Additional Debt Balance(1)(4):	$1,637,200,000/$1,333,800,000			3rd Most Recent NOI:	$505,736,234 (12/31/2017)
Future Debt Permitted (Type):	Yes (Mezzanine)			Most Recent Occupancy(6):	94.8% (9/30/2019)
				2nd Most Recent Occupancy(6):	94.9% (12/31/2018)
Reserves(5)				3rd Most Recent Occupancy(6):	92.9% (12/31/2017)
Type	Initial	Monthly	Cap	Appraised Value (as of)(9):	$4,260,000,000 (10/16/2019)
RE Taxes:	$0	Springing	N/A	Appraised Value per Room:	$1,083,143
Insurance:	$0	Springing	N/A	Cut-off Date LTV Ratio(1)(9):	39.3%
Replacement Reserve:	$0	Springing	N/A	Maturity Date LTV Ratio(1)(9):	39.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan Amount(1):	$1,676,200,000	39.3%	Purchase Price:	$4,250,000,000	99.8%
Subordinate Loan Amount:	$1,333,800,000	31.3%	Closing Costs:	$10,591,035	0.2%
Borrower Equity(10):	$1,250,591,035	29.4%
Total Sources:	$4,260,591,035	100.0%	Total Uses:	$4,260,591,035	100.0%

(1)	The Bellagio Hotel and Casino Mortgage Loan (as defined below) is part of the Bellagio Hotel and Casino Whole Loan (as defined below), which is comprised of 25 pari passu senior promissory notes in the aggregate original principal amount of $1,676,200,000 (the “Bellagio Hotel and Casino Senior Notes,” and collectively, the “Bellagio Hotel and Casino Senior Loan”), six promissory notes in the aggregate original principal amount of $650,500,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes (the “Bellagio Hotel and Casino Junior A Notes”), and three promissory notes with an aggregate principal balance of $683,300,000 which are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes (the “Bellagio Hotel and Casino Junior B Notes” and collectively with the Bellagio Hotel and Casino Junior A Notes, the “Bellagio Hotel and Casino Subordinate Companion Loan”). The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Bellagio Hotel and Casino Senior Loan. The Cut-off Date Balance per Room, Maturity Date Balance per Room, UW NCF DSCR, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, Cut-off Date LTV Ratio and Maturity Date LTV Ratio based on the Bellagio Hotel and Casino Whole Loan are $765,319, $765,319, 4.06x, 15.7%, 15.7%, 70.7% and 70.7%, respectively. The Bellagio Hotel and Casino Whole Loan was co-originated by MSBNA, JPMCB and CREFI (all as defined below).

(2)	Reflects the Bellagio Hotel and Casino Senior Notes only. The Bellagio Hotel and Casino Junior A Notes also accrue interest at the rate of 3.170153% per annum. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.350000% per annum.

(3)	Defeasance of the Bellagio Hotel and Casino Whole Loan is permitted at any time after the earlier of the end of the two-year period commencing on the closing date of the securitization of the promissory note representing the portion of the Bellagio Hotel and Casino Whole Loan last to be securitized and November 15, 2022. The assumed defeasance lockout period of 31 payments is based on the closing date of this transaction in July 2020. The Bellagio Hotel and Casino Whole Loan may be prepaid in whole or in part at any time, subject to payment of the greater of 0.5% of the amount prepaid and the applicable yield maintenance premium if such prepayment occurs prior to June 5, 2029.

(4)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(5)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(6)	Size and Occupancy are based solely on the hotel at the Bellagio Hotel and Casino Property (as defined below). As of the trailing twelve months ending September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

(7)	The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower (as defined below) in a sale-leaseback transaction from Bellagio, LLC, an indirectly wholly owned subsidiary of MGM Resorts International, which entered into a new 30-year lease, with two 10-year extension options to operate the Bellagio Hotel and Casino Property. The Bellagio Tenant (as defined below) owns a 5% equity interest in the Bellagio Hotel and Casino Borrower. Financial and other information presented in this term sheet is presented on a “look through” basis, before rent due under the Bellagio Lease (as defined below). For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and debt service coverage ratio, debt yield and debt yield at maturity for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x, 8.1% and 8.1%, respectively.

(8)	All NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and the economic disruption resulting from measures to combat the coronavirus, and all DSCR, LTV and Debt Yield metrics were calculated, and the Bellagio Hotel and Casino Whole Loan was underwritten, based on such prior information. See “ Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(9)	The Appraised Value of $4,260,000,000 set forth above is the appraised value solely with respect to real property at the Bellagio Hotel and Casino Property, excluding personal property and intangible property attributable to the Bellagio Hotel and Casino Property (the “As-Is Real Property Appraised Value”). The appraisal also includes an “As Leased-Sale-Leaseback Appraised Value,” which is equal to the As-Is Real Property Appraised Value. The appraisal also included an Appraised Value of $6,500,000,000 (“As-Is Total Appraised Value”), which includes personal property and intangible property attributable to the Bellagio Hotel and Casino Property. The personal property and intangible property relating to the Bellagio Hotel and Casino Property are owned by the Bellagio Tenant, as more particularly provided in the Bellagio Lease. The Bellagio Tenant granted a security interest in certain property of Bellagio Tenant (with certain exclusions as more particularly described in the Bellagio Lease) in favor of the Bellagio Hotel and Casino Borrower, and such security interest was collaterally assigned by the Bellagio Hotel and Casino Borrower to the lender. The Cut-off Date LTV Ratio and LTV Ratio at Maturity based on the As-Is Total Appraised Value are 46.3% and 46.3%, respectively, based on the Bellagio Hotel and Casino Whole Loan and 25.8% and 25.8%, respectively, based on the Bellagio Hotel and Casino Senior Loan.

A-3-62

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

(10)	Includes MGM’s approximately $62.4 million of retained equity interest in the Bellagio Hotel and Casino Property after the sale-leaseback.

The Mortgage Loan. The sixth largest mortgage loan (the “Bellagio Hotel and Casino Mortgage Loan”) is part of a whole loan (the “Bellagio Hotel and Casino Whole Loan”) in the original principal amount of $3,010,000,000. The Bellagio Hotel and Casino Whole Loan is secured by a first priority fee and leasehold mortgage encumbering a hotel in Las Vegas, Nevada (the “Bellagio Hotel and Casino Property” or “Bellagio” or “Property”). The Bellagio Hotel and Casino Whole Loan was co-originated by Morgan Stanley Bank, N.A. (“MSBNA”), JPMorgan Chase Bank, National Association (“JPMCB”) and Citi Real Estate Funding Inc. (“CREFI”). The Bellagio Hotel and Casino Whole Loan is comprised of (i) the Bellagio Hotel and Casino Senior Loan, comprised of 25 senior notes in the aggregate original principal amount of $1,676,200,000, (ii) the Bellagio Hotel and Casino Junior A Notes, comprised of six subordinate notes that are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes, with an aggregate original principal amount of $650,500,000, and (iii) the Bellagio Hotel and Casino Junior B Notes, comprised of three subordinate notes that are pari passu with each other and subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes, with an aggregate original principal amount of $683,300,000, each as described in the table below. Note A-1-C4, in the original principal amount of $35,000,000, and Note A-1-C6, in the original principal amount of $4,000,000, which are being contributed by Morgan Stanley Mortgage Capital Holdings LLC (“MSMCH”), represent the Bellagio Hotel and Casino Mortgage Loan and will be included in the MSC 2020-HR8 securitization trust. Of the remaining Bellagio Hotel and Casino Senior Notes (collectively, the “Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans”), the Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans evidenced by Notes A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, and A-3-S2 in the aggregate original principal amount of $716,000,000, as well as $510,700,000 of the Bellagio Hotel and Casino Junior A Notes and all of the Bellagio Hotel and Casino Junior B Notes were contributed to the BX 2019-OC11 securitization trust. In addition, $360,200,000 of the Bellagio Hotel and Casino Senior Notes and $139,800,000 of the Bellagio Hotel and Casino Junior A Notes were sold in a private sale to a third party. The Bellagio Hotel and Casino Whole Loan will be serviced pursuant to the trust and servicing agreement for the BX 2019-OC11 securitization trust. The remaining Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans, which had an aggregate original principal amount of $561,000,000, have been or are expected to be contributed to future securitization trusts or may be otherwise transferred at any time. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu-A/B Whole Loans—The Bellagio Hotel and Casino Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

Bellagio Hotel and Casino Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
Bellagio Hotel and Casino Mortgage Loan
A-1-C4, A-1-C6	$39,000,000	$39,000,000	MSC 2020-HR8	No
Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans
A-1-S1, A-1-S2, A-2-S1, A-2-S2, A-3-S1, A-3-S2	$716,000,000	$716,000,000	BX 2019-OC11	Yes(1)
A-1-RL, A-2-RL, A-3-RL	$360,200,000	$360,200,000	Third party	No
A-1-C5	$35,000,000	$35,000,000	BANK 2020-BNK26	No
A-1-C1	$100,000,000	$100,000,000	BANK 2020-BNK25	No
A-1-C2	$61,000,000	$61,000,000	BANK 2020-BNK27	No
A-2-C1	$60,000,000	$60,000,000	GSMS 2020-GC45	No
A-1-C3	$65,000,000	$65,000,000	MSC 2020-L4	No
A-2-C3, A-3-C5	$55,000,000	$55,000,000	Benchmark 2020-IG1	No
A-2-C2, A-3-C2	$60,000,000	$60,000,000	Benchmark 2020-B16	No
A-2-C4	$20,000,000	$20,000,000	CGCMT 2020-GC46	No
A-3-C1, A-3-C6	$61,250,000	$61,250,000	JPMCB	No
A-3-C3, A-3-C4	$43,750,000	$43,750,000	BBCMS 2020-C6	No
Total (Senior A Notes)	$1,676,200,000	$1,676,200,000
Bellagio Hotel and Casino Junior A Notes
B-1-S, B-2-S, B-3-S	$510,700,000	$510,700,000	BX 2019-OC11	No(2)
B-1-RL, B-2-RL, B-3-RL	$139,800,000	$139,800,000	Third party	No(2)
Total (Junior A Notes)	$650,500,000	$650,500,000
Bellagio Hotel and Casino Junior B Notes
C-1-S, C-2-S, C-3-S	$683,300,000	$683,300,000	BX 2019-OC11	No(2)
Total (Whole Loan)	$3,010,000,000	$3,010,000,000

(1)	Note A-1-S1 is the controlling note.

(2)	The Bellagio Hotel and Casino Junior A Notes are subordinate to the Bellagio Hotel and Casino Senior Notes, and the Bellagio Hotel and Casino Junior B Notes are subordinate to the Bellagio Hotel and Casino Senior Notes and the Bellagio Hotel and Casino Junior A Notes.

The Borrower and the Borrower Sponsor. The borrower is BCORE Paradise LLC (the “Bellagio Hotel and Casino Borrower”), a Delaware limited liability company and single purpose entity with two independent directors. BREIT Operating Partnership L.P. (“BREIT OP”) is the borrower sponsor and the non-recourse carveout guarantor. BREIT OP is a subsidiary of Blackstone Real Estate Investment Trust, Inc. (“BREIT”). BREIT is a non-traded REIT focused on investing in commercial real estate properties diversified by sector with an emphasis on providing investors with access to Blackstone’s institutional real estate investment platform. BREIT seeks to directly own stabilized income-generating U.S. commercial real estate across the key property types, including multifamily, industrial, retail, hotel, healthcare and office. BREIT is managed by an external advisor, BX REIT Advisors L.L.C., which is an affiliate of The Blackstone Group Inc. (“Blackstone”). Blackstone’s real estate assets under management included 144,000 hotel rooms as of June 30, 2019, making the firm one of the largest hospitality investors in the United States. Blackstone’s experience of owning and managing hotels includes Cosmopolitan Las Vegas, Hotel Del Coronado, Grand Wailea, Arizona Biltmore, Ritz Carlton Kapalua, and Turtle Bay Resort.

A-3-63

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

The non-recourse carveout guarantor’s liability for bankruptcy related recourse events is capped at an amount equal to 10% of the outstanding principal balance of the Bellagio Hotel and Casino Whole Loan as of the date of the event. In addition, only the related single purpose entity borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the single purpose entity borrower is the only party liable under the environmental indemnity; provided, however, that if the Bellagio Hotel and Casino Borrower fails to maintain an environmental insurance policy required under the Bellagio Hotel and Casino Whole Loan documents, the non-recourse carveout guarantor is liable for losses other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy. In addition, recourse for transfers of the Bellagio Hotel and Casino Property or controlling equity interests in the Bellagio Hotel and Casino Borrower is loss recourse, rather than full recourse.

The Property. The Bellagio Hotel and Casino Property is a full-service luxury resort and casino property located on the Las Vegas Strip, between The Cosmopolitan and Caesar’s Palace, and across from the Paris Las Vegas Hotel & Casino and Bally’s Las Vegas Hotel & Casino. The Bellagio covers approximately 77 acres and consists of 3,933 hotel rooms and suites in two hotel towers – the Main Tower and the Spa Tower. The Main Tower offers panoramic views of the Las Vegas Strip and the Fountains of Bellagio. The Property contains approximately 154,000 SF of casino space, featuring approximately 1,700 slot machines and 144 gaming tables, approximately 200,000 SF of event space, 29 food and beverage outlets, an approximately 55,000 SF spa, five swimming pools, approximately 85,000 SF of retail space featuring approximately 30 retailers, and a botanical garden. The Bellagio is also the home to Cirque du Soleil’s “O”, an aquatic, acrobatic theater production that has been in residence at the Bellagio since October 1998. Guestrooms range from one to three bedrooms. Standard room amenities include a flat-panel television, high-speed internet and 24-hour in room dining. The guest bathrooms are finished with porcelain tile flooring and tub/shower surrounds, granite vanity countertops, and wall-mounted lighting fixtures. Additional amenities include access to five outdoor swimming pools with 51 private cabanas, four whirlpools, two wedding chapels, a fitness center, a spa, a salon and barber shop, concierge services, the Fountains of Bellagio, the Bellagio Gallery of Fine Art, the Conservatory and Botanical Gardens, on-site entertainment, retail outlets, a FedEx business center and transportation services.

As of the trailing twelve months ending September 30, 2019, approximately 29.6% of revenues were from gaming, 28.4% from hotel, 24.7% from food & beverage, 9.0% from entertainment and 8.3% from other sources.

Approximately $371.9 million (approximately $94,600 per key) has been invested in the Bellagio since 2010, including approximately $165 million on room renovations (approximately $42,000 per key). In 2011-2012 the Property underwent a $66.6 million renovation on the Main Tower and a $39.7 million renovation on the Spa Tower. ADR increased 2.9% from 2011 to 2012 and an additional 2.8% from 2012 to 2013. In 2014 and 2015 the Property underwent a $59.1 million renovation on the suites in the Main Tower. Total hotel operating revenue increased to approximately $363.7 million in 2016, representing a 6.3% year over year increase compared to 2015. ADR increased 5.1% year over year and RevPAR increased 5.5% in the same time period. Approximately $12.8 million was spent on the renovation of Sadelle’s and Spago restaurants. Sadelle’s replaced Café Bellagio in December 2018 and Spago opened in June 2018, replacing Todd English Olives.

The Bellagio Hotel and Casino Property was acquired by the Bellagio Hotel and Casino Borrower in a sale-leaseback transaction from Bellagio, LLC (the “Bellagio Tenant”), an indirectly wholly owned subsidiary of MGM Resorts International (“MGM”), which entered into a new 30-year lease, with two 10-year extension options (the “Bellagio Lease”) to operate the Property. Under the Bellagio Lease, the Bellagio Tenant is required to pay to the Bellagio Hotel and Casino Borrower an initial lease rent of $245.0 million per annum (the “Bellagio Lease Rent”), subject to annual increases of (i) 2.0% for the first ten years of the lease term, and (ii) thereafter, the greater of 2.0% or the United States Department of Labor, Bureau of Labor Statistics Revised Consumer Price Index for All Urban Consumers (1982-84=100), U.S. City Average (“CPI”) (capped at 3.0% in years 11-20 and 4.0% thereafter) for the remainder of the initial lease term. MGM (NYSE: MGM, rated Ba3/BB/BB- by Moody’s, Fitch and S&P) guarantees the payment and performance of all monetary obligations and certain other obligations of Bellagio Tenant under the Bellagio Lease. In connection with the sale-leaseback, the Bellagio Tenant is required under the Bellagio Lease to make capital improvements intended to ensure that the Property remains competitive with other top tier Las Vegas Strip offerings going forward. For the four year period from 2020 through 2023, under the Bellagio Lease, the Bellagio Tenant is required to spend 5.0% of net revenues (subject to a minimum of $275.0 million total) on capital expenditures, in the aggregate. During each four year period (on a rolling basis) beginning in 2024 through the end of the Bellagio Hotel and Casino Whole Loan term, the Bellagio Tenant is required to spend 3.0% of net revenues on capital expenditures. Under the terms of the Bellagio Lease, the Bellagio Tenant is also required to reserve on a monthly basis 1.5% of net revenues each year to fund capital expenditures (which are made available to the Bellagio Tenant for capital expenditures and FF&E).

The Bellagio Property includes a variety of retail tenants, including brands such as Chanel, Tiffany & Co., Gucci, Hermes, Christian Dior, Breguet and Harry Winston. The retail space totals approximately 85,000 SF and generated approximately $54.6 million in revenue as of December 31, 2018. The Bellagio Tenant is currently budgeting for the addition of a luxury retail store in the Bellagio Property lobby. We cannot assure you that this change will occur as expected or at all.

The hotel component of the Bellagio has maintained an occupancy at or above 92.3% since 2006 with an 11-year average occupancy of 93.4%. As of TTM September 2019, the Bellagio had an average of 3,933 rooms available with an occupancy of 94.8%, an ADR of $281.69 and a RevPAR of $267.18.

Hotel Performance(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	TTM Sept. 2019	11-Year Avg.(2)
Occupancy	95.0%	94.2%	92.5%	93.3%	92.9%	92.3%	93.1%	93.2%	93.5%	92.9%	94.9%	94.8%	93.4%
ADR	$261	$204	$204	$230	$237	$243	$254	$257	$270	$276	$278	$282	$247
RevPAR	$248	$192	$189	$215	$220	$225	$236	$240	$253	$257	$264	$267	$231
Room Revenue ($mm)	$349.9	$271.2	$271.1	$297.3	$311.5	$321.7	$337.6	$342.2	$363.7	$368.1	$378.9	$382.8	$328.5

(1)	The financial information presented in this table is consistent with the manner in which MGM management assesses these results and allocates resources. Accordingly, the results and information presented in this table may differ, in some respects, from how such results and information would be presented in standalone financial statements.

(2)	Average excludes TTM September 2019.

A-3-64

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

The Property contains approximately 154,000 SF of casino space, featuring approximately 1,700 slot machines and 144 gaming tables. The casino facilities include table games such as blackjack, craps, roulette, baccarat and poker.

Casino Performance(1)
	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	5-Year Avg.	11-Year Avg.
Slot Units	2,376	2,298	2,250	2,205	2,100	2,118	2,063	1,935	1,873	1,827	1,732	1,886	2,071
Table Units	151	153	154	152	147	146	144	146	145	145	144	145	148
Gaming Revenue ($mm)	$352.75	$306.87	$289.51	$319.11	$298.61	$335.58	$381.50	$369.71	$439.66	$435.93	$422.86	$409.93	$359.28
% Change in Gaming Revenue	-	-13.0%	-5.7%	10.2%	-6.4%	12.4%	13.7%	-3.1%	18.9%	-0.8%	-3.0%	N/A	N/A

(1)	Information provided by the borrower sponsor.

COVID-19 Update. The Bellagio Hotel and Casino Whole Loan is current as of the July debt service payment and as of July 13, 2020 is not subject to any forbearance or modification request. As of July 13, 2020, the Bellagio Tenant is current under the Bellagio Lease and there has been no forbearance, modification or rent relief request. On March 17, 2020, MGM Resorts International suspended operations of all of its Las Vegas properties, including the Bellagio Hotel and Casino Property, however, as of June 4, 2020, the Bellagio Hotel and Casino Property has reopened.

The Market. Visitor volume and airport passenger traffic into the Las Vegas region more than doubled from 1990 to 2018. In connection with the financial downturn in 2008 and 2009, the Las Vegas Market generally experienced a contraction. During 2010, the market began to rebound and prior to the coronavirus pandemic, visitation had returned to or near peak levels. 2018 Year-over-Year, Airport Passenger Traffic is up 2.5% and Clark County Gaming Revenues are up 2.7%.

Category	1990	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
Visitor Volume (thousands)	20,954	36,351	37,335	38,929	39,727	39,668	41,127	42,312	42,936	42,214	42,117
YoY % Change	NAP	-3.0%	2.7%	4.3%	2.0%	-0.1%	3.7%	2.9%	1.5%	-1.7%	-0.2%
Clark County Gaming Revenues ($mm)	$4,104	$8,838	$8,909	$9,223	$9,400	$9,674	$9,554	$9,618	$9,714	$9,979	$10,250
YoY % Change	NAP	-9.8%	0.8%	3.5%	1.9%	2.9%	-1.2%	0.7%	1.0%	2.7%	2.7%
Hotel / Motel Rooms Inventory	73,730	148,941	148,935	150,161	150,481	150,593	150,544	149,213	149,339	148,896	149,158
YoY % Change	NAP	6.0%	0.0%	0.8%	0.2%	0.1%	0.0%	-0.9%	0.1%	-0.3%	0.2%
Airport Passenger Traffic (thousands)	19,090	40,469	39,757	41,481	41,668	41,857	42,885	45,389	47,435	48,500	49,717
YoY % Change	NAP	-8.2%	-1.8%	4.3%	0.5%	0.5%	2.5%	5.8%	4.5%	2.2%	2.5%
Convention Attendance (thousands)	1,742	4,492	4,473	4,865	4,944	5,107	5,195	5,891	6,311	6,646	6,502
YoY % Change	NAP	-23.9%	-0.4%	8.8%	1.6%	3.3%	1.7%	13.4%	7.1%	5.3%	-2.2%

Source: Las Vegas marketing organization website.

The Las Vegas Strip has traditionally enjoyed high occupancy rates compared to the national average. From 2014 to year to date May 2019, occupancy across the Las Vegas Strip increased from 88.8% to 90.3%. ADR for the Las Vegas Strip increased by approximately 18.3% from $126 in 2014 to $149 for year to date May 2019. Improving trends in ADR have been driven by more properties adding resort fees, improvement in the convention segment, as well as the addition of higher-quality room supply.

Historical Occupancy, ADR, RevPAR
	Competitive Set			Bellagio Property			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2018	91.1%	$281.66	$257.01	94.9%	$278.28	$264.19	104.2%	98.8%	102.8%

Source: Appraisal.

The primary competitive set for the Bellagio Hotel and Casino Property comprises five hotels located on the Las Vegas Strip. These properties total 22,840 rooms and include the 4,004 room Aria Resort & Casino, 4,748 room Wynn/Encore Resort and Casino, 7,117 room Venetian/Palazzo Resort and Casino, 2,995 room Cosmopolitan Resort and Casino and 3,976 room Caesar’s Palace.

Property Competitive Summary
Property Name	No. of Rooms	Year Opened	Meeting Space (SF)	Gaming Space (SF)	Estimated 2018 Occ.	Estimated 2018 ADR	Estimated 2018 RevPAR
Bellagio Hotel and Casino Property	3,933	1998	200,000	154,000	94.9%	$278.28	$264.19
Aria Resort & Casino	4,004	2009	500,000	150,000	91.0%	$265.00	$241.15
Wynn/Encore Resort and Casino	4,748	2006/2008	290,000	191,424	90.0%	$300.00	$270.00
Venetian/Palazzo Resort and Casino	7,117	1999/2010	450,000	335,878	91.0%	$295.00	$268.45
Cosmopolitan Resort and Casino	2,995	2010	152,000	68,981	95.0%	$325.00	$308.75
Caesar’s Palace	3,976	1966	300,000	124,200	90.0%	$220.00	$198.00

Source: Appraisal.

A-3-65

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to historical operating performance and the Underwritten Net Cash Flow at the Bellagio Hotel and Casino Property:

Cash Flow Analysis(1)
	2016	2017	2018	9/30/2019 TTM	UW(2)	UW per Room
Occupancy	93.5%	92.9%	94.9%	94.8%	94.8%
ADR	$270.29	$276.24	$278.28	$281.69	$281.69
RevPAR	$252.78	$256.53	$264.19	$267.18	$267.18

Room Revenue	$363,677,441	$368,058,522	$378,860,233	$382,839,838	$382,839,838	$97,340
F&B Revenue	$347,665,102	$341,830,126	$334,447,851	$333,149,122	$333,149,122	$84,706
Gaming	$439,662,976	$435,933,726	$422,862,787	$399,769,284	$399,769,284	$101,645
Entertainment	$121,953,371	$119,207,719	$120,427,525	$121,762,603	$121,762,603	$30,959
Other Revenue(3)	$91,179,322	$100,540,676	$111,236,871	$111,541,617	$111,541,617	$28,360
Total Revenue	1,364,138,212	$1,365,570,769	$1,367,835,267	$1,349,062,464	$1,349,062,464	$343,011

Room Expense	$105,289,765	$107,330,702	$111,385,859	$111,344,926	$111,344,926	$28,310
F&B Expense	$266,202,142	$258,789,184	$257,609,113	$256,340,473	$256,340,473	$65,177
Other Department Expenses(3)	$335,693,118	$322,639,400	$332,481,659	$330,066,360	$330,066,360	$83,922
Total Department Expenses	$707,185,025	$688,759,286	$701,476,631	$697,751,759	$697,751,759	$177,410
Gross Operating Income	$656,953,187	$676,811,483	$666,358,636	$651,310,705	$651,310,705	$165,602

Total Undistributed Expenses	$128,812,269	$127,583,150	$128,495,099	$128,324,048	$128,324,048	$32,628
Gross Operating Profit	$528,140,918	$549,228,333	$537,863,537	$522,986,657	$522,986,657	$132,974

Management Fee	$26,957,472	$24,326,134	$26,005,109	$26,682,737	$26,682,737	$6,784

Taxes	$17,112,907	$16,070,971	$18,230,324	$17,763,857	$17,763,857	$4,517
Insurance	$3,248,444	$3,094,994	$3,762,062	$4,474,748	$4,474,748	$1,138
Total Fixed Charges	$20,361,351	$19,165,965	$21,992,386	$22,238,605	$22,238,605	$5,654
Total Operating Exp.	$883,316,117	$859,834,535	$877,969,225	$874,997,149	$874,997,149	$222,476

Net Operating Income	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$474,065,315	$120,535
FF&E	$0	$0	$0	$0	$20,235,937	$5,145
Net Cash Flow	$480,822,095	$505,736,234	$489,866,042	$474,065,315	$453,829,378	$115,390

NOI DSCR(4)	8.92x	9.39x	9.09x	8.80x	8.80x
NCF DSCR(1)(4)	8.92x	9.39x	9.09x	8.80x	8.42x
NOI Debt Yield(1)(4)	28.7%	30.2%	29.2%	28.3%	28.3%
NCF Debt Yield(4)	28.7%	30.2%	29.2%	28.3%	27.1%

(1)	The information above is presented on a “look through” basis, before rent due under the Bellagio Lease. For so long as the Bellagio Lease is in effect, the Bellagio Hotel and Casino Borrower will be entitled only to the rent due under the Bellagio Lease and not to the underlying rent and other income from the Bellagio Hotel and Casino Property. The initial Bellagio Lease annual rent is $245,000,000, and the debt service coverage ratio and the debt yield for the Bellagio Hotel and Casino Whole Loan based on such initial annual rent are 2.19x and 8.1%, respectively.

(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been made to the lender UW.

(3)	Other Revenue and Other Department Expenses include retail and other operations.

(4)	Debt service coverage ratios and debt yields are based on the Bellagio Hotel and Casino Senior Loan, and exclude the Bellagio Hotel and Casino Subordinate Companion Loan.

Escrows and Reserves.

Real Estate Taxes – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for real estate taxes are required under the Bellagio Hotel and Casino Whole Loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period (as defined below) is in effect, the Bellagio Hotel and Casino Whole Loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any taxes paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

Insurance – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for insurance premiums are required under the Bellagio Hotel and Casino Whole Loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, solely if a Cash Trap Period is in effect, the Bellagio Hotel and Casino Whole Loan documents provide for ongoing monthly reserves for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the insurance policies. Notwithstanding the foregoing, the requirement for such monthly reserves will be reduced dollar for dollar by any insurance premiums paid or reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property. In

A-3-66

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

addition, such monthly reserves will not be required so long as (i) no event of default is continuing, and (ii) the insurance coverage for the Bellagio Hotel and Casino Property is included in a blanket policy reasonably acceptable to the lender.

Recurring Replacements – For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, no reserves for replacements are required under the Bellagio Hotel and Casino Whole Loan documents. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, the Bellagio Hotel and Casino Whole Loan documents provide for monthly deposits into a replacement reserve equal to (i) on each payment date during a Cash Trap Period, the Replacement Reserve Monthly Deposit (as defined below) and (ii) if a Cash Trap Period does not exist, on the first payment date of each calendar quarter, an amount equal to the lesser of (x) the positive difference between (A) the aggregate amount of Replacement Reserve Monthly Deposits that would have been funded during the calendar year to date and (B) the sum of the aggregate amount for the calendar year to date of funds expended on replacements, property improvement plan work (“PIP Work”) and brand mandated work and any amounts actually deposited into the replacement reserve, and (y) from and after January 1, 2024, for each four year period commencing on January 1, 2020, the positive difference between (A) (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations and (ii) 0.5% of all other net revenue (other than non-recurring items), in each case during such four year period and (B) the sum of the aggregate amount expended on replacements, PIP Work and brand mandated work and any amounts actually deposited into the replacement reserve, in each case during such four year period. Notwithstanding the foregoing, the requirement for such reserves will be reduced dollar for dollar by any reserves for replacements, PIP Work or brand mandated work reserved for by a brand manager or casino operator pursuant to a brand management or casino management agreement relating to the Bellagio Hotel and Casino Property.

“Replacement Reserve Monthly Deposit” means an amount equal to (i) 4.0% of net revenue from guest rooms and borrower-managed food and beverage operations for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made and (ii) 0.5% of all other net revenue (other than non-recurring items) for the calendar month that is two calendar months prior to the calendar month in which the applicable deposit to the replacement reserve is to be made.

A “Cash Trap Period” will commence (a) upon the occurrence of an event of default under the Bellagio Hotel and Casino Whole Loan documents, (b) upon the occurrence of a DSCR Trigger Event (as defined below) or (c) upon the occurrence of a Bellagio Tenant Bankruptcy Event (as defined below), and will terminate upon (x) with respect to clause (a), the cure of such event of default, (y) with respect to clause (b), the termination of such DSCR Trigger Event, or (z) with respect to clause (c), the occurrence of a Bellagio Tenant Bankruptcy Event Cure (as defined below).

A “Bellagio Tenant Bankruptcy Event” will occur if the Bellagio Tenant makes an assignment for the benefit of creditors or if a receiver, liquidator or trustee is appointed for the Bellagio Tenant or if the Bellagio Tenant is adjudicated a bankrupt or insolvent, or if any bankruptcy action is filed, provided that, if such bankruptcy action was involuntary and not consented to by the Bellagio Tenant, upon the same not being discharged, stayed or dismissed within 90 days.

A “Bellagio Tenant Bankruptcy Event Cure” means the occurrence of any of the following events: (i) the Bellagio Tenant, as debtor in possession, or a trustee for the Bellagio Tenant, has assumed the Bellagio Lease pursuant to the bankruptcy code, and an order authorizing the assumption of the Bellagio Lease has been granted by the applicable court and the Bellagio Tenant has satisfied its obligations under the bankruptcy code; or (ii) the Bellagio Tenant (or a qualifying replacement tenant) has entered into the Bellagio Lease (or a qualifying replacement lease) in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents, provided that, if the initial Bellagio Lease is terminated and not otherwise replaced in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents, a Bellagio Tenant Bankruptcy Event Cure will be deemed to have occurred if either (x) the debt service coverage ratio (based on the Adjusted EBITDA (as defined below) and the Bellagio Hotel and Casino Whole Loan debt service) (hereinafter, the “Whole Loan DSCR”) equals or exceeds 2.50x for two consecutive calendar quarters following the occurrence of the related Bellagio Tenant Bankruptcy Event or (y) the Bellagio Hotel and Casino Borrower makes voluntary prepayments in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, in which case such Bellagio Tenant Bankruptcy Event will terminate upon such prepayment.

A “DSCR Trigger Event” will occur if the Whole Loan DSCR is less than 2.50x at the end of two consecutive calendar quarters, and will end if, provided no event of default is continuing under the Bellagio Hotel and Casino Whole Loan documents, (i) the Whole Loan DSCR is equal to or greater than 2.50x for two consecutive calendar quarters, or (ii) the Bellagio Hotel and Casino Borrower has prepaid the Bellagio Hotel and Casino Whole Loan in accordance with the terms of the Bellagio Hotel and Casino Whole Loan documents in an amount necessary to achieve a Whole Loan DSCR equal to or greater than 2.50x, provided that, in the event that a prepayment under clause (ii) occurs, the DSCR Trigger Event will terminate upon such prepayment.

“Adjusted EBITDA” means EBITDA (as defined below) plus, without duplication, any Bellagio Lease rent reflected in Net Income (as defined below), and, without duplication, in each case as determined in accordance with the Bellagio Lease and generally accepted accounting principles (“GAAP”) consistently applied using the Existing Accounting Guidelines (as defined below).

“EBITDA” means for any test period and with respect to any Person (as defined below) or facility (as applicable), the sum of (a) Net Income of such Person or facility for that period, plus or minus the following (without duplication in each case) to the extent reflected in Net Income for that period, plus (b) any extraordinary loss, and, without duplication, any loss associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, minus (c) any extraordinary gain, and, without duplication, any gains associated with the early retirement of indebtedness and with any disposition not in the ordinary course of business, plus (d) interest charges of such Person or facility for that period, less (e) interest income of such Person or facility for that period, plus (f) the aggregate amount of expense for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not payable during that period), minus (g) the aggregate amount of benefit for federal, foreign, state and local taxes on or measured by income of such Person or facility for that period excluding gaming taxes (whether or not receivable during that period), plus (h) depreciation, amortization, plus (i) all non-recurring and/or other non-cash expenses which will be limited to third party expenses in connection with an acquisition or disposition of an asset, plus (j) loss on sale or disposal of an asset, and write downs and impairments of an asset, minus (k) all non-recurring and/or other non-cash income in connection with an acquisition or disposition, and gain on sale of an asset, plus (l) expenses classified as “pre-opening and start-up expenses” on the applicable financial statements of that Person or facility for that fiscal period which will be limited to costs related directly to the facility’s primary intended use (hospitality, entertainment, gaming and/or pari mutual use, together with ancillary or complementary uses), minus (m) non-cash reversal of an accrual or reserve not recorded in the ordinary course, plus or minus (n) the impact of any foreign currency gains or losses and related swaps, plus (o) all long-term non-cash expenses realized in connection with or resulting from equity or equity-linked compensation plans, employee benefit plans or agreements or post-employment benefit plans or agreements, stock

A-3-67

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

appreciation or similar rights, stock options, restricted stock, preferred stock, stock appreciation or other similar rights, in each case as determined in accordance with GAAP, consistently applied using the Existing Accounting Guidelines.

“Existing Accounting Guidelines” means the Bellagio Tenant’s accounting guidelines and policies in effect as of the Bellagio Lease commencement date and which are subject to change to the extent not material or to the extent needed to reflect changes in generally accepted accounting principles.

“Net Income” means, with respect to any fiscal period and with respect to any person, the net income (or net loss) of that person, determined in accordance with the Bellagio Lease and GAAP, consistently applied using the Existing Accounting Guidelines.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Lockbox and Cash Management. The Bellagio Hotel and Casino Whole Loan is structured with a hard lockbox solely for payments of rent made to the Bellagio Hotel and Casino Borrower by the Bellagio Tenant under the Bellagio Lease. However, if the Bellagio Hotel and Casino Property is no longer subject to the Bellagio Lease, then (i) if it is subject to a brand management agreement or casino management agreement, rents and cash receipts required to be remitted to the Bellagio Hotel and Casino Borrower pursuant to the brand management agreement and/or casino management agreement (which may be paid initially to the brand manager and/or casino manager or an account maintained by such manager, and from which such manager may have the right to deduct its fees, reserves and other funds), will be required to be remitted to the lockbox account within one business day of the date such amounts would have otherwise been transferred to the Bellagio Hotel and Casino Borrower, and (ii) if no brand management agreement is in effect, the Bellagio Hotel and Casino Borrower will be required to deposit rents from the Bellagio Hotel and Casino Property into the lockbox account within one business day of receipt.

The Bellagio Hotel and Casino Whole Loan is structured with springing cash management. If no Cash Trap Period exists, amounts on deposit in the lockbox account are required to be disbursed to the Bellagio Hotel and Casino Borrower’s operating account. During the continuance of a Cash Trap Period, funds in the lockbox account are required to be deposited into a lender controlled cash management account. During the continuance of a Cash Trap Period, funds in the cash management account are required to be applied (i) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the tax and insurance reserves (if any), as described above under “Escrows and Reserves”, (ii) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay hotel taxes and custodial funds (funds collected by the Bellagio Hotel and Casino Borrower on a third party’s behalf that must be paid or remitted to a third party), (iii) to pay debt service on the Bellagio Hotel and Casino Whole Loan, (iv) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender during an event of default or DSCR Trigger Period, subject to certain exceptions for life, health and safety matters, or if a brand management agreement and/or casino management agreement is in effect, for items as to which the Bellagio Hotel and Casino Borrower does not have approval rights under such agreement(s)), (v) if the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, to make deposits into the recurring replacements reserve, as described above under “Escrows and Reserves,” and (vi) to pay any remainder into an excess cash flow account, (x) to be held by the lender as additional security for the Bellagio Hotel and Casino Whole Loan during the continuance of the Cash Sweep Event Period (unless the Bellagio Hotel and Casino Borrower has delivered an Excess Cash Flow Guaranty (as described below), in which event such remainder will be remitted to the Bellagio Hotel and Casino Borrower), or (y) if no Cash Sweep Event Period is continuing, to be disbursed to an account designated by the Bellagio Hotel and Casino Borrower.

Notwithstanding the existence of an event of default under the Bellagio Hotel and Casino Whole Loan, unless a Priority Payment Cessation Event (as defined below) has occurred, the lender is required to apply amounts on deposit in the cash management account to pay taxes, insurance premiums, hotel taxes and custodial funds, and then to pay protective advances, and any amounts remaining after such payments may be applied to any obligations of the Bellagio Hotel and Casino Borrower under the loan documents as the lender may determine in its sole discretion. “Priority Payment Cessation Event” means (a) the initiation of (x) judicial or non-judicial foreclosure proceedings, (y) proceedings for appointment of a receiver or (z) similar remedies permitted by the loan documents relating to all or a material portion of the Bellagio Hotel and Casino Property, and/or (b) the imposition of a stay, an injunction or a similar judicially imposed device that has the effect of preventing the lender from exercising its remedies under the loan documents.

For so long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, funds in the excess cash flow reserve are required to be disbursed, at the Bellagio Hotel and Casino Borrower’s request, to pay (i) debt service and/or debt service under any mezzanine loan entered into pursuant to the loan documents, (ii) amounts for voluntary prepayment of the (A) Bellagio Hotel and Casino Whole Loan or mandatory prepayment in connection with a casualty or condemnation or (B) amounts for voluntary prepayment of any mezzanine loan or mandatory prepayment thereof in connection with a casualty or condemnation (provided such prepayment is made pro rata between the Bellagio Hotel and Casino Whole Loan and any such mezzanine loan), (iii) amounts for prepayments to cure a DSCR Trigger Event, (iv) costs associated with the Bellagio Lease, (v) any fees and costs payable by the Bellagio Hotel and Casino Borrower, including to the lender, subject to and in compliance with the loan documents, including without limitation costs related to a letter of credit or renewal of the required environmental insurance policy, (vi) legal, audit, tax and accounting (including actual costs incurred by BREIT OP (directly or indirectly) and its service providers for back-office accounting and for costs associated with the Bellagio Hotel and Casino Property or Bellagio Hotel and Casino Borrower); provided that excess cash flow may not be used to enforce Bellagio Hotel and Casino Borrower’s rights under the loan documents or defend any enforcement by the lender of its rights under the loan documents, (vii) distributions to maintain the status of BREIT and other affiliated real estate investment trusts (“REITs”) as REITs and avoid imposition of any entity level tax on such REITs, provided such distributions may not exceed 10% of all deposits made into the excess cash flow reserve as of the date of determination, and (viii) other items reasonably approved by the lender. If the Bellagio Hotel and Casino Property is not subject to the Bellagio Lease, in addition to the items described above, funds in the excess cash flow reserve are required to be disbursed, at the request of the Bellagio Hotel and Casino Borrower, to pay (i) operating expenses (including management fees, franchise fees and other fees, charges or costs, payable to the manager under a casino management agreement or brand management agreement or the franchisor under a franchise agreement), (ii) costs of emergency repairs and/or life safety issues, (iii) capital expenditures, replacements, alterations, PIP Work or brand-mandated work, (iv) hotel taxes and custodial funds, (v) costs incurred in connection with the purchase of any furniture, fixtures and equipment, (vi) costs of restoration in excess of available net proceeds, (vii) costs associated with any ground lease or any other leases, and (viii) payment of shortfalls in required deposits to other reserve accounts.

A-3-68

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

For so long as no event of default is continuing, the Bellagio Hotel and Casino Borrower will be permitted to deliver a guaranty of the payment of excess cash flow in a form attached to the loan agreement from BREIT, BREIT OP or another affiliate of the Bellagio Hotel and Casino Borrower which is controlled by BREIT or BREIT OP and satisfies certain net worth requirements (an “Excess Cash Flow Guaranty”) in lieu of depositing excess cash flow into the excess cash flow reserve, provided, that it is a condition to delivery of an Excess Cash Flow Guaranty that (i) if the aggregate obligations under the Excess Cash Flow Guaranty (plus any outstanding amount under any letter of credit delivered under the Bellagio Hotel and Casino Whole Loan if the applicant thereunder is BREIT OP or a subsidiary of BREIT OP that directly or indirectly owns 49% or more of the equity interests in the Bellagio Hotel and Casino Borrower) exceed 15.00%, a new non-consolidation opinion in respect of the Excess Cash Flow Guaranty reasonably satisfactory to the lender must be delivered and (ii) an enforceability opinion must be delivered. Pursuant to the Bellagio Hotel and Casino Whole Loan documents, upon the earliest to occur of (x) a monetary event of default, (y) a Priority Payment Cessation Event, and (z) the delivery of a deed in lieu of foreclosure, the Bellagio Hotel and Casino Borrower (or guarantor under the Excess Cash Flow Guaranty) is required to remit to the lender an amount equal to the amount of excess cash flow that was disbursed to the Bellagio Hotel and Casino Borrower in lieu of being deposited into the excess cash flow reserve, less the amount that the Bellagio Hotel and Casino Borrower would have been permitted to withdraw from the excess cash flow reserve, as described above, as of such date, which amount will at the lender’s option either be deposited into the excess cash flow reserve or applied as if it had been contained in the excess cash flow reserve.

Additional Secured Indebtedness (not including trade debts). In addition to the Bellagio Hotel and Casino Mortgage Loan, the Bellagio Hotel and Casino Property also secures the Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans, which have an aggregate Cut-off Date principal balance of $1,637,200,000, and the Bellagio Hotel and Casino Subordinate Companion Loan (which is comprised of the Bellagio Hotel and Casino Junior A Notes, which have an aggregate Cut-off Date principal balance of $650,500,000, and the Bellagio Hotel and Casino Junior B Notes, which have an aggregate Cut-off Date principal balance of $683,300,000). The Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans and the Bellagio Hotel and Casino Junior A Notes accrue interest at the same rate as the Bellagio Hotel and Casino Mortgage Loan. The Bellagio Hotel and Casino Junior B Notes accrue interest at the rate of 5.350000% per annum. The Bellagio Hotel and Casino Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans. The Bellagio Hotel and Casino Mortgage Loan and the Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans are generally senior to the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes, and the Bellagio Hotel and Casino Junior A Notes are generally senior to the Bellagio Hotel and Casino Junior B Notes. The holders of the Bellagio Hotel and Casino Mortgage Loan, the Bellagio Hotel and Casino Non-Serviced Pari Passu Companion Loans, the Bellagio Hotel and Casino Junior A Notes and the Bellagio Hotel and Casino Junior B Notes have entered into a co-lender agreement which sets forth the allocation of collections on the Bellagio Hotel and Casino Whole Loan. See “Description of the Mortgage Pool—The Whole Loans— The Non-Serviced Pari Passu-A/B Whole Loans—The Bellagio Hotel and Casino Whole Loan” in the Prospectus.

Subordinate Note Summary
	B-Note Original Principal Balance	B-Note Interest Rate	Original Term (mos.)	Original Amort. Term (mos.)	Original IO Term (mos.)	Total Debt UW NCF DSCR(2)	Total Debt UW NOI Debt Yield(2)	Total Debt Cutoff Date LTV
Bellagio Hotel and Casino Subordinate Companion Loan	$1,333,800,000	(1)	120	0	120	4.06x	15.7%	70.7%

(1)	The Bellagio Hotel and Casino Subordinate Companion Loan is comprised of the Bellagio Hotel and Casino Junior A Notes, which accrue interest at the rate of 3.170153% per annum, and the Bellagio Hotel and Casino Junior B Notes, which accrue interest at the rate of 5.350000% per annum.

(2)	Based on the master lease annual rent of $245,000,000, Total Debt debt service coverage ratio is 2.19x and Total Debt debt yield is 8.1%.

Mezzanine Loan and Preferred Equity. The Bellagio Hotel and Casino Whole Loan documents provide for a one time right of a parent entity of the Bellagio Hotel and Casino Borrower to obtain a mezzanine loan secured by the direct or indirect equity interests in the Bellagio Hotel and Casino Borrower, provided that certain conditions are satisfied, including, but not limited to, (i) the principal amount of the mezzanine loan can in no event be greater than an amount equal to the amount which will yield (x) an aggregate loan-to-value ratio that does not exceed 72%, and (y) a Whole Loan DSCR that is not less than 4.24x and (ii) the mezzanine lender enters into an intercreditor agreement reasonably acceptable to the lender and the mezzanine lender. No rating agency confirmation is required for the mezzanine loan, and the mezzanine loan is not required to be co-terminous with the Bellagio Hotel and Casino Whole Loan. The mezzanine loan documents may permit voluntary prepayment of the mezzanine loan without corresponding prepayment of the Bellagio Hotel and Casino Whole Loan (except that prepayments of the mezzanine loan to cure a DSCR Trigger Event or prepayments from the excess cash flow reserve must be made concurrently with a pro rata prepayment of the Bellagio Hotel and Casino Whole Loan). In addition, the mezzanine loan documents may permit that, provided no event of default is continuing under the Bellagio Hotel and Casino Whole Loan, the mezzanine borrower may prepay the mezzanine loan at a discount pursuant to negotiated transactions with only the mezzanine lender.

Release of Property. Not permitted.

Right of First Refusal. None.

Ground Lease. A portion of the Bellagio Hotel and Casino Property, consisting of approximately 0.84 acres located at the southeast corner of the Bellagio Hotel and Casino Property, which currently houses the Bellagio’s marquee sign and a portion of the walkway leading from the sidewalk on Las Vegas Boulevard to the main entrance to the hotel, is ground leased pursuant to a ground lease from MKB Company (the “MKB Ground Lease”). The initial term of the MKB Ground Lease expires on April 27, 2033. The Bellagio Hotel and Casino Borrower, as ground lessee, has two renewal options of 20 years each, so long as the Bellagio Hotel and Casino Borrower provides at least one year prior written notice to the ground lessor and is not in default under the MKB Ground Lease both as of the date it exercises its option or on the date of commencement of the option term. The initial annual ground rent was $225,000 beginning in April 1995 and has adjusted on an annual basis based on the Consumer Price Index since that time, plus an additional $75,000 increase in annual ground rent that occurred in April 2014. The current annual ground rent for the MKB Ground Lease is $503,702.77. The ground rent is subject to annual increase (including during the extension terms) based on a formula based on the Consumer Price Index. The MKB Ground Lease lacks certain customary lender protections. See the exceptions to representations and warranties set forth in the Prospectus.

Letter of Credit. None.

A-3-69

Hospitality – Full Service	Loan #6	Cut-off Date Balance:	$39,000,000
3600 South Las Vegas Boulevard	Bellagio Hotel and Casino	Cut-off Date LTV:	39.3%
Las Vegas, NV 89109		UW NCF DSCR:	8.42x
		UW NOI Debt Yield:	28.3%

Terrorism Insurance. The Bellagio Hotel and Casino Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Bellagio Hotel and Casino Borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Bellagio Hotel and Casino Property, and business interruption insurance covering no less than the 24-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity. So long as the Bellagio Hotel and Casino Property is subject to the Bellagio Lease, the Bellagio Hotel and Casino Borrower is permitted to rely on terrorism insurance provided by the Bellagio Tenant. The permitted deductible for terrorism insurance for the Bellagio Hotel and Casino Borrower under the Bellagio Hotel and Casino Whole Loan documents is $500,000 and for the Bellagio Tenant under the Bellagio Lease is $2,500,000. Notwithstanding the required amount of terrorism insurance above, if (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is commercially available, the Bellagio Hotel and Casino Borrower (or Bellagio Tenant) will be required to carry terrorism insurance coverage, but will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Bellagio Hotel and Casino Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, the Bellagio Hotel and Casino Borrower (or Bellagio Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

In addition, terrorism insurance for the Bellagio Hotel and Casino Property may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (i) TRIPRA is required to be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer is required to be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the Bellagio Hotel and Casino Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers is required to be subject to the reasonable approval of the lender; and (v) such captive insurer is required to be licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by the lender and qualified to issue the terrorism policy in accordance with applicable legal requirements. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-70

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A-3-71

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

A-3-72

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

3210 Riverdale Avenue & 1616 Amsterdam Avenue
1 3210 Riverdale Avenue New York, NY
2 1616 Amsterdam Avenue New York, NY
North Riverdale
Riverdale Park
Riverdale
Van Cortlandt Golf Course
Van Cortlandt Park
Broadway
Mosholu Pkwy
E. 223rd St
WOODLAWN CEMETERY
Jerome Ave.
Mosholu Golf Course
Manhattan College
Deegan Expwy
Englewood
Palisades Interstate Park
NEW JERSEY
METRO NORTH
Schervier Hospital
H. Hudson Pkwy
Riverdale Ave.
Irwin Ave.
Spuyten Duyvil
Montefiore Medical Center
DeWitt Clinton H.S.
Bronx H.S. of Science
Williamsbridge Oval
Gun Hill Pkwy.
HENRY HUDSON BRIDGE
Bailey Ave.
Jerome Park Reservoir
Harris Park
Englewood Cliffs
Palisades Interstate Pkwy
Robert K. Kraft Field
NY Presbyterian Hospital
Inwood Hill Park
Lehman College
Webster Ave.
James J. Peters VA Medical Ctr.
BRONX
Hudson River
Fort Lee
Bronx Botanical Gardens
Fordham University
Jack Coffey Field
Fordham Rd.
Inwood
Harlem River
CUNY Bronx Community College
Jerome Ave.
Grand Concourse
Bronx River
St. Barnabas Hospital
G. Washington Bridge
Yeshiva Univ.
Harlem River Dr.
Major Deegan Expwy
Morris Heights
Bronx Zoo
3rd Ave.
Crotona Ave.
New York Presbyterian Hospital
High Bridge Park
Cross Bronx Expwy
Tremont Ave.
Boston Rd.
Claremont Park
Crotona Park
E. 169th St.
Amsterdam Ave.
Yankee Stadium
Morris Ave.
Melrose Ave.
Henry Hudson Pkwy
Washington Heights
Harlem River Drive
Bronx Supreme Court
Convent Ave.
W. 145th St.
City College of New York
W. 135th St.
Harlem Hospital
Willis Ave.
MANHATTAN
Harlem
Columbia University
NEW YORK
NEW JERSEY
Ramsey
Oakland
Montvale
Hillsdale
Norwood
Ridgewood
White Plains
Scarsdale
Wayne
Fair Lawn
Paramus
PATERSON
YONKERS
Mamaroneck
Mount Vernon
New Rochelle
Teaneck
Hackensack
Clifton
Passaic
Lodi
BRONX
Montclair
Bloomfield
West Orange
Belleville
MANHATTAN
East Orange
Secaucus
Kearny
Hoboken
Irvington
NEWARK
JERSEY CITY
NEW YORK CITY
QUEENS
Union
Elizabeth
Bayonne
BROOKLYN
STATEN IS.

A-3-73

Mortgage Loan No. 7 – 3210 Riverdale Avenue & 1616 Amsterdam Avenue

Mortgage Loan Information	Mortgaged Property Information
Mortgage Loan Seller:		SMC		Single Asset/Portfolio:	Portfolio
Original Balance:		$32,500,000		Location:	New York , NY
Cut-off Date Balance:		$32,500,000		General Property Type:	Various
% of Initial Pool Balance:		4.7%		Detailed Property Type:	Various
Loan Purpose:		Refinance		Title Vesting:	Fee
Borrower Sponsor:		Ben Hadar		Year Built/Renovated:	Various/Various
Guarantor:		Ben Hadar		Size(2):	106 Units
Mortgage Rate:		3.7660%		Cut-off Date Balance per Unit:	$306,604
Note Date:		2/7/2020		Maturity Date Balance per Unit:	$306,604
First Payment Date:		4/6/2020		Property Managers:	Zaheera Khan; CFF Consulting Inc.
Maturity Date:		3/6/2030
Original Term to Maturity:		120 months		Underwriting and Financial Information(3)
Original Amortization Term:		0 months		UW NOI:	$2,363,140
IO Period:		120 months		UW NOI Debt Yield:	7.3%
Seasoning:		4 months		UW NOI Debt Yield at Maturity:	7.3%
Prepayment Provisions:		LO (28); DEF (88); O (4)		UW NCF DSCR:	1.88x
Lockbox/Cash Mgmt Status:		Springing/Springing		Most Recent NOI:	$2,318,680 (5/31/2020 TTM)
Additional Debt Type:		N/A		2nd Most Recent NOI:	$2,423,028 (12/31/2019)
Additional Debt Balance:		N/A		3rd Most Recent NOI:	$2,588,269 (12/31/2018)
Future Debt Permitted (Type):		No (N/A)		Most Recent Occupancy(4):	97.2% (Various)
				2nd Most Recent Occupancy(4):	97.2% (Various)
Reserves(1)				3rd Most Recent Occupancy:	97.2% (12/31/2018)
Type	Initial	Monthly	Cap	Appraised Value (as of)(5):	$50,000,000 (12/23/2019)
RE Tax:	$85,815	$28,605	N/A	Appraised Value per Unit(5):	$471,698
Insurance:	$82,167	$6,811	N/A	Cut-off Date LTV Ratio:	65.0%
Recurring Replacements:	$0	$2,616	N/A	Maturity Date LTV Ratio:	65.0%
Deferred Maintenance:	$158,220	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$32,500,000	98.5%	Loan Payoff:	$31,824,901	96.4%
Borrower Sponsor Equity:	$508,232	1.5%	Closing Costs:	$857,129	2.6%
			Reserves:	$326,202	1.0%

Total Sources:	$33,008,232	100.0%	Total Uses:	$33,008,232	100.0%

(1)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(2)	The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties (as defined below) include 100 multifamily units and six commercial units.

(3)	Certain historical NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (as defined below) was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(4)	Most Recent Occupancy is as of July 1, 2020 and June 30, 2020 for the 3210 Riverdale Avenue property and the 1616 Amsterdam Avenue property, respectively. 2nd Most Recent Occupancy is as of January 20, 2020 and January 15, 2020 for the 3210 Riverdale Avenue property and the 1616 Amsterdam Avenue property, respectively.

(5)	The Appraised Value includes approximately $2,910,000 attributable to the net present value of 421-a tax and ICIP abatements to be applicable to the 3210 Riverdale Avenue property.

The Mortgage Loan. The seventh largest mortgage loan (the “3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $32,500,000 and secured by a first priority fee mortgage on two properties totaling 106 units located in New York, New York (collectively, the “3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties”). The proceeds of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan, along with $508,232 of borrower sponsor equity, were used to refinance prior loans encumbering the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties, pay closing costs and fund reserves.

The Borrowers and the Borrower Sponsor. The borrowers are Amsterdam 140 LLC and 3210 Riverdale Holdings LLC (together, the “3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower”), each a New York limited liability company and single purpose entity with one independent director in its organizational structure. The borrower sponsor and non-recourse carveout guarantor of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan is Ben Hadar. Ben Hadar owns economic interests in over 25 properties located throughout the New York City metropolitan area. Ben Hadar has a total cost basis in the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties equal to approximately $50.5 million.

The Properties. The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties consist of one multifamily property and one mixed use property, both located in New York, New York. The 3210 Riverdale Avenue property is a multifamily property located in the Bronx, New York. The 3210 Riverdale Avenue property, which is 100.0% occupied as of July 1, 2020, consists of an 84,944 SF, eleven-story, 46-unit multifamily building, which also includes a retail tenant and a parking garage with 150 spaces. The 3210 Riverdale Avenue property was purchased by the borrower sponsor for $26.7 million in April 2016. Since its acquisition, the borrower sponsor has spent approximately $82,000 on various capital upgrades at the 3210 Riverdale Avenue property, including, among other things, adding a virtual doorman, updating bathrooms in the apartment units and installing new HVAC and appliances.

A-3-74

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

All residential units at the 3210 Riverdale Avenue property are rent stabilized. Each unit features a modern kitchen and bathrooms, natural light, hardwood floors throughout and in-unit washer/dryers.

At the 3210 Riverdale Avenue property, The Learning Experience (“TLE”) leases 11,000 SF at $42.90 per SF ($471,900 per annum) under a lease that runs through September 2030 with two five-year lease renewal options remaining. Additionally, New Riverdale Parking leases the 31,208 SF parking garage for $3.46 per SF ($108,000 per annum) under a lease that runs through August 2027 with two five-year lease renewal options remaining.

The 3210 Riverdale Avenue property benefits from multiple real estate tax incentives: (i) the parking garage and the retail component (which is occupied by The Learning Experience), both benefit from a 15-year ICIP tax abatement (the “ICIP Abatement”) which is currently in year ten of the tax abatement and (ii) the residential component, which benefits from a 25-year 421-a real estate tax abatement (the “421-a Abatement”), which is currently in year nine of the abatement. If the ICIP Abatement and/or the 421-a Abatement are not maintained for the 3210 Riverdale Avenue Property, the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan will become fully recourse to the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower and the borrower sponsor. The 3210 Riverdale Avenue property is subject to a condominium regime, of which the 3210 Riverdale Avenue borrower owns 100% of the condominium units (comprised of a residential unit, a retail unit and a garage unit). All residential units at the 3210 Riverdale Avenue property are rent stabilized.

The 1616 Amsterdam Avenue property is a mixed use property located in New York, New York. The 1616 Amsterdam Avenue property, which is 94.8% leased as of June 30, 2020, consists of a 58,810 SF, seven-story, 54-unit multifamily building, which also includes three retail tenants. The 1616 Amsterdam Avenue property was purchased by the borrower sponsor for $23.0 million in February 2016. Since its acquisition, the borrower sponsor has spent approximately $845,864 on various upgrades at the 1616 Amsterdam Avenue property, including, among others, boiler functionality improvements, plumbing repairs, exterior façade work, surveillance security system and apartment renovations. Of the 54 residential units at the 1616 Amsterdam Avenue property, 38 units are rent stabilized and one of the units is rent controlled. The three retail tenants at the 1616 Amsterdam Avenue property are as follows: (i) New Tech Laundry leases 1,500 SF at $69.70 per SF ($104,544 per annum) under a lease that expires in June 2025 with two five-year lease renewal options remaining, (ii) 1622 Amsterdam Grocery leases 1,100 SF at $81.72 per SF ($89,892 per annum) under a lease that expires in August 2022 and (iii) OSO Hamilton Heights leases 935 SF at $89.27 per SF ($83,468 per annum) under a lease that expires in November 2025 with one five-year lease renewal option remaining.

The following table presents detailed information with respect to each of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties:

3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties Summary
Property Name / Location	Property Type	Year Built/ Renovated	SF	Units	Allocated Mortgage Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value	UW NOI	% of UW NOI
3210 Riverdale Avenue 3210 Riverdale Avenue New York, NY	Multifamily	2012 / N/A	84,944	48	$18,500,000	56.9%	$26,500,000	53.0%	$1,466,853	62.1%
1616 Amsterdam Avenue 1616 Amsterdam Avenue New York, NY	Mixed Use	1916 / 1988, 2017	58,810	58	$14,000,000	43.1%	$23,500,000	47.0%	$896,287	37.9%
Total			143,754	106	$32,500,000	100.0%	$50,000,000	100.0%	$2,363,140	100.0%

The following table presents detailed information with respect to the multifamily units at the 3210 Riverdale Avenue property:

3210 Riverdale Avenue Summary
Unit Type	No. of Units(1)	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate per SF	Average Monthly Market Rental Rate	Average Monthly Market Rental Rate per SF
Studio Rent Stabilized	9	19.6%	9	100.0%	473	$1,558	$3.29	$1,600	$3.38
1BR Rent Stabilized	27	58.7%	27	100.0%	743	$2,180	$2.93	$2,200	$2.96
2BR Rent Stabilized	8	17.4%	8	100.0%	1,279	$3,259	$2.55	$3,200	$2.50
3BR Rent Stabilized	1	2.2%	1	100.0%	1,563	$3,450	$2.21	$3,500	$2.24
4BR Rent Stabilized	1	2.2%	1	100.0%	5,454	$5,170	$0.95	$5,200	$0.95
Total/Wtd. Avg.	46	100.0%	46	100.0%	904	$2,338	$2.88	$2,350	$2.90

Source: Appraisal, unless otherwise specified.

(1)	Excludes commercial units.

(2)	Per the borrower rent roll dated July 1, 2020.

A-3-75

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

The following table presents detailed information with respect to the multifamily units at the 1616 Amsterdam Avenue property:

1616 Amsterdam Avenue Summary
Unit Type	No. of Units(1)	% of Total	Occupied Units	Occupancy(2)	Average Unit Size (SF)	Average Monthly Rental Rate	Average Monthly Rental Rate per SF	Average Monthly Market Rental Rate	Average Monthly Market Rental Rate per SF
Studio Rent Stabilized	1	1.9%	1	100.0%	500	$709	$1.42	$1,850	$3.70
1BR Market 1BR Rent Stabilized	3 8	5.6% 14.8%	3 8	100.0% 100.0%	700	$2,084 $1,456	$2.98 $2.08	$2,250	$3.21
2BR Market 2BR Rent Stabilized 2BR Rent Controlled 2BR Super	7 22 1 1	13.0% 40.7% 1.9% 1.9%	7 21 1 1	100.0% 95.5% 100.0% 100.0%	800	$2,356 $1,361 $114 $0	$2.95 $1.70 $0.14 $0.00	$2,750	$3.44
3BR Market 3BR Rent Stabilized	4 7	7.4% 13.0%	3 7	75.0% 100.0%	950	$3,120 $1,747	$3.28 $1.84	$3,300	$3.47
Total/Wtd. Avg.	54	100.0%	52	96.3%	807	$1,664	$2.06	$2,754	$3.40

Source: Appraisal, unless otherwise specified.

(1)	Excludes commercial units.

(2)	Per the borrower rent roll dated June 30, 2020.

COVID-19 Update. As of July 10, 2020, the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan is current as of the July debt service payment and is not subject to any forbearance, modification or debt service relief request. As of July 7, 2020, the borrower sponsor has reported that the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties are open and operating with 57.9% of tenants by underwritten base rent having paid their full July 2020 rent payments. As of July 17, 50.2% of tenants paid their full rent for July, while 12.8% of tenants paid partial rent; 57.9% of the total occupied base rent has been collected so far in July, and 72.0% of billed rents have been collected. According to the borrower sponsor, these collections are in-line with the June collections at the same time during that month. TLE is operating as an emergency childcare center (“ECC”) for a limited number of children of essential workers. TLE received disaster relief assistance from the federal government and ECC compensation from the City of New York, and paid rent due for April, May and June at the end of June. TLE’s lease is now current and no rent was forgiven. The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties remain 97.2% occupied as of July 1, 2020 and June 30, 2020, respectively.

The Market. The 3210 Riverdale Avenue property is located in the Riverdale area of the Bronx. The location is served by public transportation, including the Bx7 bus line, which offers access to the A-C-E subway lines, which are less than a five-minute walk from the 3210 Riverdale Avenue property. In addition, the BxM1 bus line, which offers access to the 4-5-6 subway, is approximately a ten-minute walk from the 3210 Riverdale Avenue property. Riverdale Avenue directly connects to Route 9A, which becomes the Westside Highway in Manhattan, offering access throughout Manhattan. In addition, Ewen Park is a six-minute walk from the 3210 Riverdale Avenue property. According to the appraisal, the Northwest Bronx multifamily submarket, of which 3210 Riverdale Avenue is a part, has a vacancy rate of 3.05% as of the third quarter of 2019 and quoted rental rates of $2,292 per month. The population within the zip code of the 3210 Riverdale Avenue property is 73,185. The median household income within the zip code of the 3210 Riverdale Avenue property is $63,325.

The 1616 Amsterdam Avenue property is located in the Hamilton Heights area of New York on the Upper West Side of Manhattan. Hamilton Heights features various notable sites and attractions, including the City College of New York, the Dance Theatre of Harlem, and The Harlem School of the Arts (Aaron Davis Hall). This neighborhood is served by several subway lines, including the 1 (8-minute walk from the 1616 Amsterdam Avenue property), A, C (10-minute walk from the 1616 Amsterdam Avenue property) and B, D (10-minute walk from the 1616 Amsterdam Avenue property) trains. The Henry Hudson Parkway lies adjacent to Hamilton Heights, providing a route for commuters. Hamilton Heights is just south of the George Washington Bridge. According to the appraisal, the Upper Manhattan multifamily submarket, of which the 1616 Amsterdam Avenue property is a part, has a vacancy rate of 1.07% as of the third quarter of 2019, and quoted rental rates of $2,025 per month. The population within the zip code of the 1616 Amsterdam Avenue property is 58,232. The median household income within the zip code of the 1616 Amsterdam Avenue property is $44,557.

A-3-76

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

The following table presents certain information relating to comparable multifamily rental properties to the 3210 Riverdale Avenue property:

Comparable Rental Summary
Property Address	Year Built	Type	# Units(1)	Unit Mix	Average Rent per Unit
3210 Riverdale Avenue	2012	High Rise	46	Studio Rent Stabilized 1BR Rent Stabilized 2BR Rent Stabilized 3BR Rent Stabilized 4BR Rent Stabilized	$1,558 $2,180 $3,259 $3,450 $5,170
5570 Netherland Avenue	N/A	N/A	N/A	Studio	$1,550
2600 Netherland Avenue	N/A	N/A	N/A	Studio 2BR 3BR 4BR	$1,600 $3,400 $3,596 $5,000
3671 Hudson Manor Terrace	N/A	N/A	N/A	Studio 1BR	$1,750 $2,200
500 Kappock Street	N/A	N/A	N/A	Studio 1BR	$1,595 $1,925
3333 Henry Hudson Parkway	N/A	N/A	N/A	1BR	$2,395
3660 Oxford Avenue	N/A	N/A	N/A	1BR	$1,950
4455 Douglas Avenue	N/A	N/A	N/A	1BR	$2,400
2727 Henry Hudson Parkway West	N/A	N/A	N/A	2BR	$3,100
300 West 261st Street	N/A	N/A	N/A	2BR	$3,000
3240 Henry Hudson Parkway East	N/A	N/A	N/A	2BR	$2,945
3660 Waldo Avenue	N/A	N/A	N/A	3BR	$3,250
2728 Henry Hudson Parkway	N/A	N/A	N/A	3BR	$3,766
630 West 246th Street	N/A	N/A	N/A	3BR	$3,395
530 West 236th Street	N/A	N/A	N/A	3BR	$3,395
6024 Huxley Avenue	N/A	N/A	N/A	4BR	$5,400
531 West 235th Street	N/A	N/A	N/A	4BR	$5,100
3751 Riverdale Avenue	N/A	N/A	N/A	4BR	$5,000

Source: Appraisal.

(1)	Excludes commercial units.

A-3-77

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

The following table presents certain information relating to comparable multifamily rental properties to the 1616 Amsterdam Avenue property:

Comparable Rental Summary
Property Address	Year Built	Type	# Units(1)	Unit Mix	Average Rent per Unit
1616 Amsterdam Avenue	1916	Multifamily / Retail	54	Studio Rent Stabilized 1BR Market 1BR Rent Stabilized 2BR Market 2BR Rent Stabilized 2BR Rent Controlled 3BR Market 3BR Rent Stabilized	$709 $2,084 $1,456 $2,356 $1,361 $114 $3,120 $1,747
780 Riverside Drive	N/A	N/A	N/A	Studio 1BR 2BR	$1,950 $2,350 $2,800
467 West 164th Street	N/A	N/A	N/A	Studio	$1,850
290 West 147th Street	N/A	N/A	N/A	Studio	$1,750
349 Convent Avenue	N/A	N/A	N/A	Studio	$1,835
707 Saint Nicholas Avenue	N/A	N/A	N/A	Studio 3BR	$1,900 $3,200
528 West 143rd Street	N/A	N/A	N/A	1BR	$2,400
517 West 134th Street	N/A	N/A	N/A	1BR	$2,350
561 Lenox Avenue	N/A	N/A	N/A	1BR	$2,200
231 West 136th Street	N/A	N/A	N/A	1BR	$2,195
273 West 138th Street	N/A	N/A	N/A	2BR	$2,600
3 West 137th Street	N/A	N/A	N/A	2BR	$2,650
309 West 139th Street	N/A	N/A	N/A	2BR	$2,880
740 Saint Nicholas	N/A	N/A	N/A	2BR	$2,800
391 Convent Avenue	N/A	N/A	N/A	3BR	$3,300
209 West 135th Street	N/A	N/A	N/A	3BR	$3,300
1 Convent Avenue	N/A	N/A	N/A	3BR	$3,391
853 Saint Nicholas Avenue	N/A	N/A	N/A	3BR	$3,400

Source: Appraisal.

(1)	Excludes commercial units.

A-3-78

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties.

Cash Flow Analysis(1)
	2017(2)	2018(2)	2019	5/31/2020 TTM	UW	UW Per Unit
Gross Potential Rent - Multifamily	$2,772,209	$3,131,843	$2,328,697	$2,214,318	$2,405,636	$22,695
Gross Potential Rent - Commercial	$0	$0	$808,549	$758,789	$908,204	$8,568
Other Income	$0	$0	$119,321	$108,832	$174,275	$1,644
Vacancy and Concessions	$0	$0	$0	$0	($203,024)	($1,915)
Effective Gross Income	$2,772,209	$3,131,843	$3,256,567	$3,081,938	$3,285,092	$30,991

Taxes(3)	$235,775	$55,041	$332,380	$256,073	$374,956	$3,537
Insurance	$79,239	$71,352	$65,866	$63,087	$97,398	$919
Other Operating Expenses	$430,653	$417,181	$426,293	$444,098	$449,598	$4,241
Total Operating Expenses	$745,667	$543,573	$824,539	$763,258	$921,952	$8,698

Net Operating Income	$2,026,541	$2,588,269	$2,432,028	$2,318,680	$2,363,140	$22,294
TI/LC	$0	$0	$0	$0	$0	$0
Capital Expenditures	$0	$0	$0	$0	$31,394	$296
Net Cash Flow	$2,026,541	$2,588,269	$2,432,028	$2,318,680	$2,331,746	$21,998

Occupancy %(4)	88.7%	97.2%	97.2%	97.2%	93.9%
NOI DSCR	1.63x	2.09x	1.96x	1.87x	1.90x
NCF DSCR	1.63x	2.09x	1.96x	1.87x	1.88x
NOI Debt Yield	6.2%	8.0%	7.5%	7.1%	7.3%
NCF Debt Yield	6.2%	8.0%	7.5%	7.1%	7.2%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	Commercial income was included in multifamily rent prior to 2019.

(3)	For the 3210 Riverdale Avenue property, real estate taxes were underwritten to the 15-year average for the multifamily space (reflecting a 25-year 421-a Abatement which is currently in year nine) and underwritten to the 10-year average for the commercial space (reflecting a 15-year ICIP Abatement which is currently in year 10). For the 1616 Amsterdam Avenue property, no real estate tax abatement exists and full real estate taxes have been underwritten.

(4)	5/31/2020 TTM Occupancy % is as of July 1, 2020 and June 30, 2020 for the 3210 Riverdale Avenue property and the 1616 Amsterdam Avenue property, respectively. 2019 Occupancy % is as of January 20, 2020 and January 15, 2020 for the 3210 Riverdale Avenue property and the 1616 Amsterdam Avenue property, respectively. UW Occupancy % is equal to underwritten economic occupancy.

Escrows and Reserves.

Real Estate Taxes – The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents provide for an upfront real estate tax reserve of $85,815 and an ongoing monthly real estate tax reserve in an amount equal to 1/12 of the annual estimated real estate taxes (initially $28,605).

Insurance – The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents provide for an upfront insurance reserve of $82,167 and an ongoing monthly insurance reserve in an amount equal to 1/12 of the annual estimated insurance premiums (initially $6,811).

Replacement Reserve – The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents provide for a monthly capital expenditure reserve of $2,616.

Deferred Maintenance – The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents provide for a deferred maintenance reserve of $158,220.

Lockbox and Cash Management. The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents require a springing lockbox with springing cash management upon the occurrence of a Trigger Event (as defined below). After the occurrence of a Trigger Event, the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower will be required to establish a lockbox account and the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower or property manager, as applicable, is required to direct tenants to pay all rents directly into the lockbox account. Upon the occurrence and during the continuance of a Trigger Event, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents (i) to make deposits into the tax and insurance escrows, if required, (ii) to pay debt service, (iii) to make deposits into the replacement reserves, if required and (iv) to pay for monthly operating expenses in accordance with the annual budget approved by the lender and extraordinary expenses approved by the lender and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan and during the continuance of such Trigger Event.

A “Trigger Event” will commence upon the earliest of the following: (i) the occurrence and continuance of an event of default, (ii) the date on which the debt yield (taking into account any 421-a Abatement or ICIP Abatement) based on the trailing 12-month period is less than 6.0% and (iii) on or after

A-3-79

Various	Loan #7	Cut-off Date Balance:	$32,500,000
3210 Riverdale Avenue & 1616	3210 Riverdale Avenue & 1616 Amsterdam Avenue	Cut-off Date LTV:	65.0%
Amsterdam Avenue		U/W NCF DSCR:	1.88x
New York, NY		U/W NOI Debt Yield:	7.3%

March 6, 2029, the date on which the debt yield (disregarding any 421-a Abatement or ICIP Abatement) based on the trailing 12-month period is less than 7.0%.

A Trigger Event will end: with regard to clause (i), upon the cure of such event of default, with regard to clause (ii), when the debt yield based on the trailing 12-month period (taking into account any 421-a Abatement or ICIP Abatement) is at least 7.0% for two consecutive calendar quarters and with regard to clause (iii), when the debt yield based on the trailing 12-month period (disregarding any 421-a Abatement or ICIP Abatement) is at least 8.0% for two consecutive calendar quarters.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. None.

Release of Property. Upon the expiration of the lockout period, the lender will permit the release of an individual property (the “Release Property”) as collateral for the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan (a “Release”), provided that the following conditions, among others, are satisfied: (a) no default, event of default or other Trigger Event then exists; (b) the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower partially defeases the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan in an amount equal to the greatest of (i) 125% of the allocated loan amount for such Release Property, (ii) an amount which would result in the debt service coverage ratio on the then remaining balance of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan for the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Property remaining after giving effect to the Release being not less than 1.75x, (iii) an amount which would result in the loan-to-value ratio on the then remaining balance of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan for the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Property remaining after giving effect to the Release being not greater than 67.0% and (iv) an amount which would result in the debt yield on the then remaining balance of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Mortgage Loan for the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Property remaining after giving effect to the Release being not less than 7.5%; and (c) title to the Release Property is transferred to a person or entity other than the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower or an affiliate of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower. Additionally, payment of an amount such that the Release will not cause the related securitization trust to fail to qualify as a REMIC after giving effect to such Release is required.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The 3210 Riverdale Avenue & 1616 Amsterdam Avenue Borrower is required to obtain and maintain property insurance that covers perils of terrorism and acts of terrorism in an amount equal to the full replacement cost of the 3210 Riverdale Avenue & 1616 Amsterdam Avenue Properties and business interruption insurance for 18 months. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-80

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-81

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

A-3-82

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

UHG Optum Health Campus
13625 & 13675 Technology Drive
Eden Prairie, MN 55344
Minneapolis 13 miles
Minn.-St. Paul Intl. Airport 10 miles
Eden Prairie
Minnetonka
Hopkins
Edina
Bloomington
Shakopee
Bredesen Park
HENNEPIN COUNTY
SCOTT COUNTY
CARVER COUNTY
DOWNTOWN HOPKINS
SHADY OAK
UNFI Central Regional Office
UNFI Distribution Center
Interlachen CC
Interlachen Blvd
Excelsior Blvd
Blake Rd
Vernon Ave
Shady Oak Lake
SOUTHWEST GREEN LINE (Under Construction)
Opus Group Corporate Headquarters
OPUS
Londonderry Office Park
Glen Lake
Baker Tech Offices
CITY WEST
Shady Oak Center
Bryant Regional Park
Bryant Lake
Auto Zone Regional Office
GOLDEN TRIANGLE
Valley View Business Center
Lake Ridge Office Park
Lake Smetana Business Park
Crossroads Center
MN Vikings Fieldhouse Facility
Braemar Golf Course
Braemar Office Park
Dewey Hill Rd
Eden Prairie Community Center
Bent Creek Golf Club
Edenvale Park
Valley View Rd
Round Lake Park
Prairie Village
Exlar Corporate Office
Arboretum Blvd
Prairieview Center
SOUTHWEST STATION
Prairie Center Dr
EDEN PRAIRIE TOWN CENTER
Eden Prairie Center
Scenic Heights Office Park
Mitchell Lake
Miller Park
NW Anderson Lake
Anderson Lakes Park
SW Anderson Lake
Anderson Lakes
Mitchell Rd
Bearpath Golf & Country Club
Lake Riley
Pioneer Trail
Staring Lake
Staring Lake Park
Hennepin Technical College
Preserve Village
Bush Lake
Hyland-Bush Lakes Park
Hyland Lake
Olympic Hills Golf Club
Flying Cloud Airport
Flying Cloud Dr
Bloomington Ferry Rd
W. 108th St
Rice Lake
Grass Lake
Minnesota River
Blue Lake
James W. Wilkie Regional Park
Fisher Lake
BLOOMINGTON FERRY BRIDGE
Memorial Park
Valleyfair Amusement Park
1st Ave E
4th Ave E
Canterbury Park
Canterbury Rd
Eagles Creek Blvd
Spencer St
Amazon Fulfillment Center
7
60
3
494
169
62
212
4
101
39
5
1
13
17
MINNEAPOLIS
ST. PAUL
Maple Grove
Plymouth
Medina
Orono
Wayzata
Minnetonka
Chanhassen
Chaska
Eden Prairie
Bloomington
Richfield
Edina
Mendota Heights
Eagan
Shakopee
Savage
Burnsville
Apple Valley
Prior Lake
Rosemount
Lakeville
Farmington
Roseville
Maplewood
New Hope
Golden Valley
St. Louis Park
SCOTT COUNTY
DAKOTA COUNTY

A-3-83

Mortgage Loan No. 8 – UHG Optum Health Campus

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		AREF		Single Asset/Portfolio:	Single Asset
Original Balance:		$26,600,000		Location:	Eden Prairie, MN 55344
Cut-off Date Balance:		$26,600,000		General Property Type:	Office
% of Initial Pool Balance:		3.8%		Detailed Property Type:	Suburban
Loan Purpose:		Acquisition		Title Vesting:	Fee
Sponsor:		Virtus Real Estate Enhanced Core, LP		Year Built/Renovated:	2001/2016
Guarantor:		Virtus Real Estate Enhanced Core, LP		Size:	473,325 SF
Mortgage Rate:		4.000%		Cut-off Date Balance per SF:	$56
Note Date:		7/10/2020		Maturity Date Balance per SF:	$56
First Payment Date(1):		8/6/2020		Property Manager:	Self-managed
Maturity Date:		8/6/2030
Original Term to Maturity(1):		121 months
Original Amortization Term:		0 months
IO Period(1):		121 months		Underwriting and Financial Information(2)
Seasoning:		0 months		UW NOI:	$3,701,789
Prepayment Provisions(1):		LO (25); YM (91); O (5)		UW NOI Debt Yield:	13.9%
Lockbox/Cash Mgmt Status:		Hard/Springing		UW NOI Debt Yield at Maturity:	13.9%
Additional Debt Type:		N/A		UW NCF DSCR:	3.34x
Additional Debt Balance):		N/A		Most Recent NOI(3):	N/A
Future Debt Permitted (Type):		Yes (Mezzanine)		2nd Most Recent NOI(3):	N/A
				3rd Most Recent NOI(3):	N/A
Reserves				Most Recent Occupancy(3):	100.0% (7/6/2020)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	N/A
RE Tax:	$0	Springing	N/A	3rd Most Recent Occupancy(3):	N/A
Insurance:	$0	Springing	N/A	Appraised Value (as of)(4):	$52,600,000 (3/20/2020)
Recurring Replacements:	$0	$7,889	N/A	Appraised Value per SF:	$111
Deferred Maintenance:	$122,500	$0	N/A	Cut-off Date LTV Ratio:	50.6%
				Maturity Date LTV Ratio:	50.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$26,600,000	49.7%	Purchase Price:	$52,125,000	97.4%
Cash Equity	$26,914,940	50.3%	Closing Costs:	$1,267,440	2.4%
			Reserves:	$122,500	0.2%
Total Sources:	$53,514,940	100.0%	Total Uses:	$53,514,940	100.0%

(1)	The First Payment Date for the UHG Optum Health Campus Mortgage Loan is September 6, 2020. On the Closing Date of the MSC 2020-HR8 securitization transaction, AREF will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 6, 2020 payment. Original Term to Maturity, IO Period and Prepayment Provisions are inclusive of the additional August 6, 2020 interest-only payment funded by AREF on the Closing Date.

(2)	Certain NOI and NCF information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the UHG Optum Heath Campus Mortgage Loan (as defined below) was underwritten based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(3)	No historical occupancy or financial information is available as the transaction is an acquisition.

(4)	The appraisal also provides a “Hypothetical- Go Dark” value of $48,960,000 which results in a “loan to dark” value of 54.3%.

The Mortgage Loan. The eighth largest mortgage loan (the “UHG Optum Health Campus Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $26,600,000 secured by a first priority fee mortgage encumbering a 473,325 SF office building located in Eden Prairie, Minnesota (the “UHG Optum Health Campus Property”). The proceeds of the UHG Optum Health Campus Mortgage Loan were used to acquire the UHG Optum Health Campus Property for $52.125 million and to fund reserves and pay closing costs.

The Borrowers and the Borrower Sponsors. The borrower is Virtus Technology Mob, LLC (the “UHG Optum Health Campus Borrower”), which has one independent director. Virtus Real Estate Enhanced Core, LP is the borrower sponsor and the non-recourse carveout guarantor. Virtus Real Estate Enhanced Core, LP is a subsidiary of Virtus Real Estate Capital (“Virtus”) which is an Austin, Texas-based real estate investment firm. Founded in 2003, Virtus has launched 41 investment vehicles comprising over 231 assets.

The Property. The UHG Optum Health Campus Property is a 473,325 SF corporate office campus located in Eden Prairie, Minnesota approximately 16 miles southwest of the Minneapolis central business district. Situated on a 53.84-acre site, the UHG Optum Health Campus Property consists of three, three-story (plus lower level) office buildings, an attached 300 seat auditorium building, and an attached four deck parking ramp. All buildings are connected through climate-controlled walkways but could operate independently (multi-tenant). The UHG Optum Health Campus Property offers an amenity package including a 300 seat auditorium building, a 2,300 square foot fitness center, an 800 square foot yoga studio, cafeteria, outdoor picnic tables, nature trails, Starbucks, “grab & go” café, and a credit union. The UHG Optum Health Campus Property reportedly includes 1,459 above-grade ramp stalls, 2 motorcycle spots and 152 surface stalls, for a total parking count of 1,613 stalls. The UHG Optum Health Campus Property has a parking ratio of 3.4 spaces per 1,000 SF of NRA.

A-3-84

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

The UHG Optum Health Campus Property was built in 2001 as the former headquarters of ADC Communications. The UHG Optum Health Campus Property was purchased in 2011 by UnitedHealth Group, which subsequently sold it to a third party and leased it back as part of a sale-leaseback transaction. Since 2011, the UHG Optum Health Campus Property has been 100% leased by United Healthcare Services, Inc. d/b/a Optum (“United Healthcare”). United Healthcare has invested an estimated $46 million ($97 per SF) of capital into the UHG Optum Health Campus Property, including remodeling of all three of the office buildings and upgrades to amenities. Most recently, United Healthcare spent approximately $29 million to remodel two of the three office buildings in 2016.

The UHG Optum Health Campus Property is located near the intersection of Interstate 494 and U.S. Highway 212, providing overall access throughout the metropolitan area via multiple interstate and highway systems. In addition, the UHG Optum Health Campus Property is located near the Southwest Station, a metro transit bus hub as well as the final stop on the future Southwest Light Rail Transit Line, which is scheduled for completion in 2023.

Major Tenants.

United Healthcare Services, Inc. d/b/a Optum (473,325 SF, 100.0% of NRA, 100.0% of underwritten rent). United Healthcare, the primary operating subsidiary of UnitedHealth Group, Inc. (NYSE: UNH) (“UnitedHealth Group”), is currently No. 4 on the Fortune 500 top companies list. United Healthcare comprises 90% of UnitedHealth Group’s revenues and over 80% of EBITDA and is the primary entity that the parent executes all of its leases through. UnitedHealth Group is rated A / A3 / A+ by Fitch/Moody's/S&P and reported 2019 full year revenues of $242.0 billion which grew by $16 billion or 7.0% year-over-year.

The UHG Optum Health Campus Property is specifically occupied by United Healthcare’s Optum business unit. Optum focuses on information and technology enabled health services and employs 150,000 employees worldwide. Optum’s three business segments include OptumHealth, OptumInsight, and OptumRx. OptumHealth provides access to a network of care provider specialists, health management services, care delivery, consumer engagement and financial services. OptumInsight offers software and information products, advisory consulting arrangements, and services outsourcing contracts to hospital systems, physicians, health plans, governments, life sciences companies and other organizations. OptumRx provides pharmacy care services. Optum serves 126 million individuals; 4 in 5 U.S. hospitals; a network of over 67,000 pharmacies; more than 100,000 physicians; practices and other health care facilities; approximately 3 in 4 U.S. health plans; and government agencies in 36 states. Optum reported 2019 full year revenues of $113.0 billion which grew by $11.7 billion or 11.5% year-over-year.

Optum’s lease expires in December 2023 with five, 3-year renewal options through December 2038. The UHG Optum Health Campus Mortgage Loan is structured with a Lease Sweep Period (as defined below) which, among other conditions, would commence 18 months prior to United Healthcare’s lease expiration. The current rent of $8.04 per SF on a triple-net basis (excluding straight-line rent steps) is approximately 50% below the appraiser’s concluded market rent of $16.00 per SF on a triple-net basis for the UHG Optum Health Campus Property. The lease provides for 2.5% annual rent increases during the lease and extension terms.

The following table presents certain information relating to the major tenants at the UHG Optum Health Campus Property:

Tenant Summary(1)
Tenant Name	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent(3)	% of Total Annual UW Rent	Annual UW Rent PSF(3)	Lease Expiration(4)	Termination Option (Y/N)
United Healthcare	A / A3 / A+	473,325	100.0%	$3,980,061	100.0%	$8.41	12/12/2023	N
Subtotal/Wtd. Avg.		473,325	100.0%	$3,980,061	100.0%	$8.41
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		473,325	100.0%	$3,980,061	100.0%	$8.41

(1)	Information is based on the underwritten rent roll as of July 6, 2020.

(2)	The ratings shown are those of the parent company which does not guarantee the United Healthcare lease.

(3)	Includes $172,552 of straight-line rent steps through the end of the United Healthcare initial lease expiration date.

(4)	United Healthcare’s lease provides for five, 3-year renewal options through December 2038.

A-3-85

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

The following table presents certain information relating to the lease rollover schedule at the UHG Optum Health Campus Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(2)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	1	473,325	$8.41	100.0%	100.0%	$3,980,061	100.0%	100.0%
2024	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2025	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2026	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2027	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2028	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2029	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2030	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2031 & Beyond	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Vacant Space	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	473,325	$8.41	100.0%		$3,980,061	100.0%

(1)	Information is based on the underwritten rent roll as of July 6, 2020.

(2)	Includes $172,552 of straight-line rent steps through the end of the United Healthcare initial lease expiration date.

COVID-19 Update. The UHG Optum Health Campus Mortgage Loan closed on July 10, 2020 and the first payment date is September 6, 2020. As of July 13, 2020, the UHG Optum Health Campus Mortgage Loan is not subject to any modification or forbearance request. As of July 1, 2020, the UHG Optum Health Campus Property is open, however, approximately 50% of the employees are working in the office and the rest are working remotely. United Healthcare leases 100.0% of the UHG Optum Health Campus Property and paid full rent for both June and July 2020. As of July 9, 2020, United Healthcare has not requested rent relief.

Market. The UHG Optum Health Campus Property is located in the city of Eden Prairie in central Hennepin County. The UHG Optum Health Campus Property is located in the Minneapolis-St. Paul-Bloomington, MN-WI Metropolitan Statistical Area. The top three industries within the area are health care/social assistance, manufacturing and retail trade. Primary access to the area surrounding the UHG Optum Health Campus Property is provided by Mitchell Road, Technology Drive, and Prairie Center Drive. Land uses within the neighborhood primarily consist of a mixture of single-family residential, multifamily residential, and retail/commercial land uses.

According to the appraisal, the 2019 population within a one-, three- and five-mile radius of the UHG Optum Health Campus Property was 11,202, 53,033 and 140,251, respectively. The 2019 average household income within a one-, three- and five-mile radius was $104,776, $144,287 and $146,529, respectively.

According to the appraisal, the UHG Optum Health Campus Property is located within the 494 Corridor submarket and is considered a Class A mid-rise office complex. The 4th quarter 2019 vacancy rate for Class A office in the 494 Corridor submarket is 11.3% with an average net asking rent of $18.26 per SF. The 494 Corridor submarket also has a 26-year fourth quarter average vacancy of 11.0%. The appraiser concluded to a market rent of $16.00 per SF triple net for the UHG Optum Health Campus Property which is significantly higher than the in-place rent of $8.04 per SF (excluding straight-line rent steps).

The following table presents certain information relating to the appraisal’s market rent conclusion for the UHG Optum Health Campus Property:

Market Rent Summary
UHG Optum Health Campus Property
Market Rent (PSF)	$16.00
Lease Term (Months)	72
Lease Type (Reimbursements)	Net
Rent Increase Projection	3.0% per annum

A-3-86

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

The following table presents comparable office leases with respect to the UHG Optum Health Campus Property:

Comparable Office Lease Summary
Property/Location	Year Built	SF	Tenant Name	Size (SF)	Lease Date	Lease Term (Mos.)	Rent PSF	Lease Type
Normandale Lakes - 8400 8400 Norman Center Drive, Bloomington, MN 55437	1985	421,000	Confidential Office	126,480	6/1/2019	132	$20.00	NNN
Former Target West 3701 Wayzata Blvd, Minneapolis, MN 55403	1954/2012	371,289	Confidential Office	65,000	12/1/2019	120	$15.00	NNN
Health Partners Corporate HQ 8170 33rd Ave South, Bloomington, MN 55425	1970/2017	470,891	Health Partners	470,891	2/1/2017	240	$15.53	NNN
UHG Facilities 9900 Bren Road East, Minnetonka, MN 55343	1981	343,602	United Health Group	343,602	12/1/2014	120	$13.61	NNN
UHG Facilities 9700 Health Care Lane, Minnetonka, MN 55343	2008/2012	639,904	United Health Group	639,904	5/1/2013	240	$11.52	NNN
Windsor Plaza 11995 Singletree Lane LNW, Eden Prairie, MN	2008/2009	122,640	Confidential Office	27,715	6/1/2017	84	$17.00	NNN
Excelsior Crossings 9350 Excelsior Boulevard, Hopkins, MN 55343	2008	246,688	Confidential Office	73,231	12/1/2018	126	$19.00	NNN
Interlachen Corporate Center 5050 Lincoln Drive, Edina, MN 55436	1999/2018	101,281	Confidential Office	53,059	10/1/2018	18	$18.75	NNN

Source: Appraisal.

The following table presents comparable go dark sales with respect to the UHG Optum Health Campus Property:

Summary of Comparable Go Dark Sales
Property/Location	Transaction Date	Year Built / Renovated	NRA (SF)	Actual Sale Price	Adjusted Sale Price	Price Per SF	Occ.
Fmr Basset Creek Innovation Center 201 General Mills Boulevard Golden Valley, MN 55426	Mar-19	1998	92,400	$13,000,000	$13,000,000	$140.69	0%
Crest Ridge Corporate Center 11055 Wayzata Blvd Minnetonka, MN 55345	Dec-19	2009	116,338	$18,500,000	$18,500,000	$159.02	0%
Former Regis Headquarters 7201 Metro Boulevard Edina, MN 55435	Dec-19	1980	178,515	$9,600,000	$9,600,000	$53.78	14%
Excelsior Crossings C 9320 Excelsior Blvd Hopkins, MN 55343	Oct-18	2010	254,915	$49,500,000	$26,500,000	$103.96	0%
Former Target West 3701 Wayzata Blvd Minneapolis, MN 55403	Dec-18	1954 / 2012	371,289	$22,100,000	$22,100,000	$59.52	0%
Former Western National Office 5350 78th Street West Edina, MN 55439	Jan-18	1969	67,320	$5,350,000	$5,350,000	$79.47	0%
Edina Corporate Center 4700 West 77th Street Edina, MN 55435	Jun-16	1998	122,689	$11,148,860	$11,148,860	$90.87	15%
Associated Bank Building 6000 Clearwater Drive Minnetonka, MN 55343	Jan-16	1984	91,761	$9,200,000	$9,200,000	$100.26	0%

Source: Appraisal.

A-3-87

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the UHG Optum Health Campus Property:

Cash Flow Analysis(1)
	UW(2)	UW PSF
Gross Potential Rent(3)	$3,980,061	$8.41
Total Recoveries	$1,577,021	$3.33
Other Income	$0	$0.00
Less Vacancy & Credit Loss	($277,854)	($0.59)
Effective Gross Income	$5,279,228	$11.15

Real Estate Taxes	$1,333,863	$2.82
Insurance	$85,199	$0.18
Other Expenses	$158,377	$0.33
Total Expenses	$1,577,439	$3.33

Net Operating Income	$3,701,789	$7.82
Capital Expenditures	$94,665	$0.20
TI/LC	$0	$0.00
Net Cash Flow	$3,607,124	$7.62

Occupancy %	95.0%
NOI DSCR	3.43x
NCF DSCR	3.34x
NOI Debt Yield	13.9%
NCF Debt Yield	13.6%

(1)	No historical occupancy or financial information as the transaction is an acquisition. .

(2)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(3)	UW Gross Potential Rent is based on the underwritten rent roll dated July 6, 2020 and includes $172,552 of straight-line rent steps through United Healthcare’s initial lease expiration.

Escrows and Reserves.

Real Estate Taxes – The UHG Optum Health Campus Mortgage Loan documents provide for ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next 12 months; provided that such monthly deposits are not required so long as (i) all real estate taxes are being timely paid by the Sole Tenant (as defined below) prior to the date the same would become delinquent and the lender receives prompt evidence of such payment, and (ii) the Sole Tenant’s lease remains in full force and effect with no default thereunder, and contains a provision requiring the Sole Tenant to pay the taxes directly to the appropriate taxing authority, and the Sole Tenant makes such payments as so required.

Insurance – The UHG Optum Health Campus Mortgage Loan documents provide for ongoing monthly reserve deposits for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies; provided that such monthly deposits are not required so long as (i) all insurance premiums are being timely paid by the Sole Tenant prior to the due date and the lender receives prompt evidence of such payment, (ii) the Sole Tenant’s lease remains in full force and effect with no default thereunder, and contains a provision requiring the Sole Tenant to pay all of the insurance premiums for all of the insurance coverages required under the UHG Optum Health Campus Mortgage Loan documents directly to the insurance carrier, and the Sole Tenant makes such payments as so required and (iii) the UHG Optum Health Campus Property continues to be insured by a policy that satisfies all requirements set forth in the UHG Optum Health Campus Mortgage Loan documents (or is subject to self-insurance by the Sole Tenant). Under the UHG Optum Health Campus Mortgage Loan documents, the insurance obligations of the UHG Optum Health Campus Borrower may be satisfied by the self-insurance of the Sole Tenant if the following conditions are satisfied: (i) the Sole Tenant’s lease remains in full force and effect with no default beyond any applicable notice and cure period; (ii) the Sole Tenant remains fully liable for the obligations and liabilities under the Sole Tenant’s lease and the Sole Tenant or the Sole Tenant Parent (as defined below) maintains a credit rating of at least BBB+ by S&P (or its functional equivalent by any other rating agency); and (iii) following a casualty, pursuant to the terms of the Sole Tenant’s lease, the Sole Tenant (A) is unconditionally obligated to rebuild and/or repair the UHG Optum Health Campus Property at its sole cost and expense, and (B) is not entitled to any period of rent abatement.

Recurring Replacements – The UHG Optum Health Campus Mortgage Loan documents provide for monthly deposits of approximately $7,889 into a replacement reserve.

Deferred Maintenance – The UHG Optum Health Campus Mortgage Loan documents provide for an upfront deposit of approximately $122,500 into a deferred maintenance reserve.

A-3-88

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

“Sole Tenant” means United Healthcare and any successors and assigns thereof pursuant to the terms of the Sole Tenant lease, and any replacement tenant occupying all or substantially all of the space demised by Sole Tenant.

Lockbox and Cash Management. The UHG Optum Health Campus Mortgage Loan documents require a hard lockbox and springing cash management. The UHG Optum Health Campus Mortgage Loan documents require the UHG Optum Health Campus Borrower to establish a lockbox account and to direct tenants to pay rents directly into the lockbox account, and, if notwithstanding such direction, the UHG Optum Health Campus Borrower receives any rents, to deposit or cause to be deposited such rents into the lockbox account within three business days of receipt. During a Cash Management Period (as defined below), all funds in the lockbox account are required to be deposited on each business day into a lender controlled cash management account. So long as no event of default is continuing under the UHG Optum Health Campus Mortgage Loan documents, funds in the cash management account are required to be applied (i) to make deposits into the tax and insurance reserves (if any), as described above under “Escrows and Reserves”, (ii) to pay debt service on the UHG Optum Health Campus Mortgage Loan, (iii) to make deposits into the recurring replacements reserve, as described above under “Escrows and Reserves,” (iv) to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender) and extraordinary operating or capital expenses reasonably approved by the lender, and (v) to pay any remainder into either (x) an excess cash flow account, to be held by the lender as additional security for the UHG Optum Health Campus Mortgage Loan during the continuance of the Cash Management Period or (y) into the special lease rollover reserve (if the Cash Management Period is the result of a Lease Sweep Period (as defined below)), or if no Cash Management Period is continuing, to be disbursed to an account designated by the UHG Optum Health Campus Borrower.

A “Cash Management Period” will commence upon (i) an event of default under the UHG Optum Health Campus Mortgage Loan documents, (ii) the debt service coverage ratio falling below 2.00x as of the last day of any calendar quarter; or (iii) the commencement of a Lease Sweep Period.

A Cash Management Period will terminate if (1) the UHG Optum Health Campus Mortgage Loan and all other obligations under the UHG Optum Health Campus Mortgage Loan documents have been repaid in full or (2) the stated maturity date has not occurred and (A) with respect to the matter described in clause (i) above, such event of default has been cured and no other event of default has occurred and is continuing, (B) with respect to the matter described in clause (ii) above, the lender has determined that the UHG Optum Health Campus Property has achieved a debt service coverage ratio of at least 2.05x for two consecutive quarters, or (C) with respect to the matter described in clause (iii) above, such Lease Sweep Period has ended.

A “Lease Sweep Period” will commence:

(i) upon the date that is 18 months prior to the end of a term (including any renewal term) of any Major Lease (as defined below), unless on or prior to such date, the UHG Optum Health Campus Borrower delivers to the lender (A) the Cash Management Avoidance Deposit (Full) or (B) the UHG Optum Health Campus Borrower delivers to the lender the Cash Management Avoidance Deposit (Partial) and thereafter, on or before the date that is 15 months prior to the end of a term (including any renewal term) of any Major Lease, the UHG Optum Health Campus Borrower delivers to the lender the Cash Management Avoidance Deposit (Supplemental) (it being the intent that if the UHG Optum Health Campus Borrower delivers the Cash Management Avoidance Deposit (Partial) and then fails to timely deliver the Cash Management Avoidance Deposit (Supplemental), a Lease Sweep Period will commence);

(ii) upon the date required under a Major Lease by which the applicable Major Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised);

(iii) if any Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date;

(iv) if any Major Tenant discontinues its business in 25% or more of its premises (i.e., “goes dark”) or gives notice that it intends to do so (provided that for the avoidance of doubt, “going dark” will not be deemed to have occurred so long as (A) legal requirements prohibit employees of the Major Tenant to work at the premises, (B) the Major Tenant is paying full contractual rent under such Major Lease as it becomes due and payable thereunder, (C) such Major Tenant employs sufficient employees to maintain the premises in accordance with the Major Lease and is otherwise operating its business, albeit remotely during such period and (D) the UHG Optum Health Campus Borrower has received no written notice from such Major Tenant as to the intent to not satisfy clauses (B) or (C));

(v) upon the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Major Lease (other than as a result of the event described in subsection (iv) above, so long as the conditions set forth in clauses (A) through (D) thereof are satisfied) by the applicable Major Tenant thereunder;

(vi) upon the occurrence of a major tenant insolvency proceeding; or

(vii) if the credit rating of the Sole Tenant or the Sole Tenant Parent is downgraded below BBB+ by S&P (or its functional equivalent by any other rating agency).

“Sole Tenant Parent” means UnitedHealth Group, Inc.

A Lease Sweep Period will terminate upon the occurrence of any of the following:

(1) with respect to any Lease Sweep Period, the date on which sufficient funds have been accumulated in the special rollover reserve subaccount to pay for all anticipated approved Major Lease leasing expenses for a re-tenanting of all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period;

(2) with respect to a Lease Sweep Period caused by a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of (A) the date on which the subject Major Tenant exercises its renewal or extension option with respect to all of the space demised under its Major Lease and sufficient funds have been accumulated in the special rollover reserve subaccount to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or (B) the date on which all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease(s) approved by the lender, and entered into in accordance with the UHG Optum Health Campus Mortgage Loan documents, and all approved Major Lease leasing expenses have been paid in full;

(3) with respect to a Lease Sweep Period caused by a matter described in clause (i) above, the UHG Optum Health Campus Borrower deposits with the lender the Cash Management Avoidance Deposit (Full), less any funds then held in the special rollover reserve subaccount deposited as a result of such Lease Sweep Period;

A-3-89

Office – Suburban	Loan #8	Cut-off Date Balance:	$26,600,000
13625 & 13675 Technology Drive	UHG Optum Health Campus	Cut-off Date LTV:	50.6%
Eden Prairie, MN 55344		UW NCF DSCR:	3.34x
		UW NOI Debt Yield:	13.9%

(4) with respect to a Lease Sweep Period cause by a matter described in clause (iv) above, if (A) at least 70% of the net rentable area of such premises has been leased pursuant to a replacement lease(s) approved by the lender, and entered into in accordance with UHG Optum Health Campus Mortgage Loan documents, (B) all approved Major Lease leasing expenses have been paid in full, (C) the debt service coverage ratio is equal to or greater than 3.43x and (D) the debt yield is equal to or greater than 13.9%;

(5) with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of six consecutive months following such cure;

(6) with respect to a Lease Sweep Period caused by a matter described in clause (vi) above, if the applicable Major Tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; or

(7) with respect to a Lease Sweep Period caused by a matter described in clause (vii) above, upon the credit rating of the Sole Tenant or the Sole Tenant Parent being restored to at least BBB+ by S&P (or its functional equivalent by any other rating agency).

A “Cash Management Avoidance Deposit (Full)” means cash or a letter of credit in an amount calculated by the lender equal to the aggregate amount of available cash that would accrue pursuant to the UHG Optum Health Campus Mortgage Loan documents if a Cash Management Period were in place for a period commencing on the date that is 18 months prior to an expiration date of a Major Lease (whether during its initial term or any renewal term thereof) and ending on the applicable date of expiration of such Major Lease.

A “Cash Management Avoidance Deposit (Partial)” means cash or a letter of credit in an amount calculated by the lender equal to the aggregate amount of available cash that would accrue pursuant to the UHG Optum Health Campus Mortgage Loan documents if a Cash Management Period were in place for a period commencing on the date that is 18 months prior to an expiration date of a Major Lease (whether during its initial term or any renewal term thereof), and continuing through the date that is 15 months prior to an expiration date of a Major Lease (whether during its initial term or any renewal term thereof).

A “Cash Management Avoidance Deposit (Supplemental)” means cash or a letter of credit in an amount calculated by the lender equal to the aggregate amount of available cash that would accrue pursuant to the UHG Optum Health Campus Mortgage Loan documents if a Cash Management Period were in place for a period commencing on the date that is 15 months prior to an expiration date of a Major Lease (whether during its initial term or any renewal term thereof) and ending on the applicable date of expiration of such Major Lease.

A “Major Lease” means the United Healthcare lease and any other lease with a Major Tenant.

A “Major Tenant” means United Healthcare and any other tenant under one or more leases which, when taken together, cover in the aggregate 20% or more of the aggregate rentable square feet of the UHG Optum Health Campus Property.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. The UHG Optum Health Campus Borrower may obtain future mezzanine financing, subject to the prior written consent of the lender. The lender specifically reserves the right to condition consent upon certain conditions, including, but not limited to, (1) no event of default, (2) the mezzanine loan will be junior to and coterminous with the UHG Optum Health Campus Mortgage Loan, (3) the mezzanine lender will be an institutional lender acceptable to the lender and will enter into an acceptable intercreditor agreement, (4) the mezzanine loan will be non-recourse as to principal and interest, secured only by a pledge of UHG Optum Health Campus Borrower’s membership interests and any separate cash management accounts, and cannot be cross-collateralized or cross-defaulted with any other properties or loans (other than the UHG Optum Health Campus Mortgage Loan), (5) after giving effect to the mezzanine loan, the aggregate loan-to-value ratio will not exceed 51%, the aggregate debt service coverage ratio will not be less than 3.35x and the aggregate debt yield will be at least 13.6%, (6) at the lender’s request, the lender receives a rating comfort letter, and (7) if required by the lender or the rating agencies, UHG Optum Health Campus Borrower will deliver updated opinion letters.

Release of Property. Not permitted.

Ground Lease. None.

Right of First Offer. The Sole Tenant has an ongoing right of first offer (“ROFO”) to purchase the UHG Optum Health Campus Property at any time the UHG Optum Health Campus Borrower desires or is willing to sell the UHG Optum Health Campus Property. Under the Sole Tenant’s lease, the UHG Optum Health Campus Borrower is required to deliver written notice of any such proposed sale to the Sole Tenant, which notice will constitute an offer to purchase on the same purchase price and terms and conditions set forth therein. The Sole Tenant will have 15 days following receipt of such notice to provide the UHG Optum Health Campus Borrower written notice of its intent to accept the offer. The Sole Tenant’s ROFO is subordinate to the UHG Optum Health Campus Mortgage Loan and does not apply to a foreclosure or deed-in-lieu of foreclosure, but would continue to apply to transfers thereafter.

Letter of Credit. None; provided that the UHG Optum Health Campus Borrower may deliver a letter of credit in connection with a Cash Management Avoidance Deposit, as described above under “Lockbox and Cash Management”.

Terrorism Insurance. The UHG Optum Health Campus Mortgage Loan documents require that the “all risk” insurance policy required to be maintained by the UHG Optum Health Campus Borrower provides coverage for terrorism in an amount equal to the full replacement cost of the UHG Optum Health Campus Property, and business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity, subject to, as applicable, the self-insurance provisions described above under “Insurance”. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-90

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A-3-91

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

A-3-92

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

A-3-93

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

Meatpacking District
Greenwich Village
MANHATTAN
SoHo
Nolita
Little Italy
Lower East Side
Chinatown
Tribeca
Two Bridges
Battery Park City
Financial District
Hudson River
East River
235 Canal Street
235 Canal Street
New York, NY 10013
Washington Square
Washington Arch
Tisch School of The Arts
NYU Bookstore
Hebrew Union College - Jewish Inst. of Religion
New York University
NYU School of Law
NYU Stern School of Business
The Public Theater
Jerome S. Coles Sports Center
Manhattan Mercantile Bldg.
James J. Walker Park
NYC Fire Museum
Metropolitan College of New York
St. John's Park
The Broome Hotel
The Nolitan Hotel
Italian American Museum
Museum of Chinese in America
Hotel on Rivington
Sago Hotel
Tenement Museum
Sara D. Roosevelt Park
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Museum at Eldridge Street
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388 Greenwich Street
33 Thomas Street
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St. Johns University-Manhattan Campus
7 World Trade Ctr./Westfield WTC
200 West Street
1 World Trade Ctr.
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250 Vesey Street
200 Vesey Street
WTC TRANSPORTATION HUB
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225 Liberty St
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55 John Street
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Walker St.
White St
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Fulton St
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Maiden Ln
South St
Kenmare St
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Bowery
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BROOKLYN BR - CITY HALL
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NEW JERSEY
Tribeca
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JERSEY CITY
Financial District
Downtown Brooklyn
BROOKLYN
Brooklyn Heights
Liberty State Park
Park Slope

A-3-94

Mortgage Loan No. 9 – 235 Canal Street

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$24,000,000			Location:	New York, NY 10013
Cut-off Date Balance:	$24,000,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	3.5%			Detailed Property Type:	Office/Retail
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Alexander Chu; Irene Chu			Year Built/Renovated:	1920/2008
Guarantor:	Alexander Chu; Irene Chu			Size:	38,645 SF
Mortgage Rate:	3.1850%			Cut-off Date Balance Per SF:	$621
Note Date:	6/30/2020			Maturity Date Balance Per SF:	$621
First Payment Date:	8/1/2020			Property Manager:	Chu Enterprises L.L.C. d/b/a
Maturity Date:	7/1/2030				Centre Court Property
Original Term to Maturity:	120 months				Management
Original Amortization Term:	0 months				(borrower-related)
IO Period:	120 months			Underwriting and Financial Information(2)
Seasoning:	0 months			UW NOI:	$2,608,906
Prepayment Provisions:	LO (24); DEF (92); O (4)			UW NOI Debt Yield:	10.9%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	10.9%
Additional Debt Type:	None			UW NCF DSCR:	3.06x
Additional Debt Balance:	N/A			Most Recent NOI:	$3,609,609 (12/31/2019)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$3,839,865 (12/31/2018)
				3rd Most Recent NOI:	$3,469,361 (12/31/2017)
Reserves(1)				Most Recent Occupancy:	53.2% (1/3/2020)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	91.0% (12/31/2019)
RE Tax:	$674,625	$96,375	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2018)
Insurance:	$39,351	$3,977	N/A	Appraised Value (as of):	$61,300,000 (3/13/2020)
Recurring Replacements:	$0	$764	N/A	Appraised Value per SF:	$1,586
TI/LC:	$0	$19,023	N/A	Cut-off Date LTV Ratio:	39.2%
Deferred Maintenance:	$4,750	$0	N/A	Maturity Date LTV Ratio:	39.2%
Mount Sinai Rent Reserve:	$94,000	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$24,000,000	100.0%	Loan Payoff:	$14,213,354	59.2%
			Return of Equity:	$8,898,203	37.1%
			Reserves:	$812,726	3.4%
			Closing Costs:	$75,717	0.3%
Total Sources:	$24,000,000	100.0%	Total Uses:	$24,000,000	100.0%

(1)	See “Escrows and Reserves” below.

(2)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the 235 Canal Street Mortgage Loan (as defined below) was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors— The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

The Mortgage Loan. The ninth largest mortgage loan (the “235 Canal Street Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $24,000,000. The 235 Canal Street Mortgage Loan is secured by a first priority fee mortgage encumbering a mixed use office and retail building located in New York, New York (the “235 Canal Street Property”).

The Borrower and the Borrower Sponsor. The borrower is Centre Court Holdings, LLC (the “235 Canal Street Borrower”), a single-purpose New York limited liability company with no independent director. Alexander Chu and Irene Chu are the borrower sponsors and non-recourse carveout guarantors. The 235 Canal Street Borrower is 49% owned by Irene Chu and 48% by Alexander Chu, who also owns the 1% managing member of the 235 Canal Street Borrower. Alexander Chu is the founder and Chairman of Eastbank NA, a commercial bank serving the Asian immigrant community in New York. Additionally, he owns an asset management company, Chu Enterprises, LLC, that provides a range of services including leasing, management of a portfolio of commercial properties (including the 235 Canal Street Property), and development (Hotel 50 Bowery) in the greater New York City area.

The Property. The 235 Canal Street Property is a five-story mixed use office and retail property, totaling 38,645 SF, situated on a 0.17-acre site in New York, New York. The 235 Canal Street Property was built in 1920 and was renovated in 2008. As of January 3, 2020, the 235 Canal Street Property is 53.2% occupied. The 235 Canal Street Property is comprised of both office tenants on floors 2 through 4 and retail tenants on the ground floor and basement. The ground floor is occupied by an HSBC branch on a lease through 2028, the tenant having been at the 235 Canal Street Property since renovations were completed in 2008. The second floor was returned to the landlord by HSBC when it extended its original 10-year lease term in 2018, and the fourth floor office space became available in January 2020 after having been vacated by a division of United Health. The 235 Canal Street Property has a billboard on the side of the building facing north on Centre Street, which is leased to Colossal Media through June 2024 with a current

A-3-95

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

annual rent of $84,346. Approximately 18.6% of underwritten rent from the 235 Canal Street Property is from the office component, and approximately 81.4% is from the retail component.

Major Tenants.

HSBC (9,827 SF, 25.4% of NRA; 78.0% of underwritten base rent). HSBC, a subsidiary of a large international bank with operations in 64 countries and territories, serves customers through retail banking and wealth management, commercial banking, private banking, and global banking and markets segments, with bank branches in California, Connecticut, Washington, D.C., Florida, Maryland, New Jersey, New York, Pennsylvania, Virginia, and Washington. HSBC occupies 5,856 SF on the ground floor and 3,971 SF at the lower level. HSBC has been at the 235 Canal Street Property since 2008 and has one, ten year renewal option remaining.

Charles B. Wang (7,000 SF, 18.1% of NRA; 11.4% of underwritten base rent). The Charles B. Wang Community Health Center (“Charles B. Wang”) is a nonprofit health center established in 1971 that operates in five locations in Lower Manhattan and in Flushing, Queens. In 2018, they provided services to more than 61,000 patients for over 308,000 patient visits. Charles B. Wang has been at the 235 Canal Street Property since 2009 and has one, five year renewal option remaining.

Mount Sinai (3,625 SF, 9.4% of NRA; 7.2% of underwritten base rent). The tenant is the Icahn School of Medicine (“Mount Sinai”), a division of the Mount Sinai Health System, an integrated health care system that includes more than 7,200 primary and specialty care physicians, 13 free standing joint venture centers and 400 ambulatory practice locations throughout the five boroughs of New York City, Westchester County, and Long Island. Mount Sinai has been at the 235 Canal Street Property since 2010 and in May 2020 negotiated an extension of their lease to 2030, five years beyond their then-current five-year renewal option. According to Mount Sinai’s estoppel, its accounting system has not been updated for the new lease (and accordingly, Mount Sinai has not paid its May, June or July rent payments), but is anticipated to do so in the next month. The lender escrowed 4 months’ rent for Mount Sinai at origination.

The following table presents a summary regarding the major tenants at the 235 Canal Street Property:

Tenant Summary(1)
Tenant Name	Tenant Type	Credit Rating (Fitch/Moody's/S&P)(2)	Tenant SF	Approx. % of SF	Annual UW Rent	Annual UW Rent PSF(3)	Approx. % of Total Annual UW Rent	Lease Expiration	Term. Option
HSBC	Retail	A+/A2/A-	9,827	25.4%	$3,076,608	$313.08	78.0%	7/31/2028	N
Charles B. Wang	Office	NR/NR/NR	7,000	18.1%	$450,744	$64.39	11.4%	12/31/2023	N
Mount Sinai	Office	NR/NR/NR	3,625	9.4%	$282,000	$77.79	7.2%	4/30/2030	N
Yong Mei Liu	Retail	NR/NR/NR	118	0.3%	$49,440	$418.98	1.3%	6/30/2021	N
Colossal Media(3)	Retail	NR/NR/NR	0	0.0%	$84,346	$337,384.00	2.1%	6/30/2024	N
Subtotal/Wtd. Avg.			20,570	53.2%	$3,943,138	$191.69	100.0%

Vacant Space			18,075	46.8%	$0	$0.00	0.0%
Total/Wtd. Avg.			38,645	100.0%	$3,943,138	$191.69	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	Colossal Media is billboard space. No SF is associated with the tenant.

A-3-96

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

The following table presents certain information relating to the lease rollover at the 235 Canal Street Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Annual UW Rent PSF Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2020	0	0	0.0%	0.0%	$0	$0.00	0.0%	0.0%
2021	1	118	0.3%	0.3%	$49,440	$418.98	1.3%	1.3%
2022	0	0	0.0%	0.3%	$0	$0.00	0.0%	1.3%
2023	1	7,000	18.1%	18.4%	$450,744	$64.39	11.4%	12.7%
2024	1	0	0.0%	18.4%	$84,346	$337,384.00	2.1%	14.8%
2025	0	0	0.0%	18.4%	$0	$0.00	0.0%	14.8%
2026	0	0	0.0%	18.4%	$0	$0.00	0.0%	14.8%
2027	0	0	0.0%	18.4%	$0	$0.00	0.0%	14.8%
2028	1	9,827	25.4%	43.8%	$3,076,608	$313.08	78.0%	92.8%
2029	0	0	0.0%	43.8%	$0	$0.00	0.0%	92.8%
2030	1	3,625	9.4%	53.2%	$282,000	$77.79	7.2%	100.0%
2031 & Beyond	0	0	0.0%	53.2%	$0	$0.00	0.0%	100.0%
Vacant Space	0	18,075	46.8%	100.0%	$0	$0.00	0.0%	100.0%
Total/Wtd. Avg.	5	38,645	100.0%		$3,943,138	$191.69	100.0%

(1)	Information is based on the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are not taken into account in the Lease Rollover Schedule.

COVID-19 Update. The 235 Canal Street Mortgage Loan was originated on June 30, 2020, and the first due date is in August 2020. As of July 2, 2020 the 235 Canal Street Mortgage Loan is not subject to any forbearance, modification or debt service relief request. As of July 17, 2020, the borrower sponsor has reported that the 235 Canal Street Property is open and operating with 82.4% of tenants by occupied NRA (43.6% of total NRA) and 93.5% of tenants by underwritten base rent, based on in place tenants (71.0 % of total underwritten base rent), having paid their full July 2020 rent payments. The 235 Canal Street Property is 53.2% occupied as of January 3, 2020. Mount Sinai signed a new lease in May. According to Mount Sinai’s estoppel, its accounting system has not been updated for the new lease (and accordingly, Mount Sinai has not paid its May, June and July rent payments), but is anticipated to do so in the next month. The lender escrowed 4 months’ rent for Mount Sinai at origination. Mount Sinai’s situation is not expressly related to COVID-19, beyond operations being slower due to work from home requirements and the additional demand from COVID-19 on operational systems. As of June 30, 2020, none of the tenants has requested rent relief.

The Market. The 235 Canal Street Property is located in New York, New York along the northeast corner of Centre and Canal Streets. The 235 Canal Street Property is located in the SoHo retail and office submarket of the Manhattan retail and office market. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the SoHo retail submarket was approximately 5.4%, with average asking rents of $110.91 PSF and inventory of approximately 6.0 million SF. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the SoHo office submarket was approximately 8.7%, with average asking rents of $71.78 PSF and inventory of approximately 11.6 million SF.

The following table presents certain information relating to the appraisal’s market rent conclusion for the 235 Canal Street Property:

Market Rent Summary
	Retail	Office
Market Rent (PSF)	$550.00	$65.00
Lease Term (Months)	10	10
Lease Type (Reimbursements)	Semi-Net	Semi-Net
Rent Increase Projection	3.0% per annum	3.0% per annum

A-3-97

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

The following table presents recent leasing data at retail properties comparable to the 235 Canal Street Property:

Comparable Lease Summary
Property/Location	Tenant Name	Size (SF)	Lease Date	Rent PSF(1)	Reimbursement
235 Canal Street New York, NY	HSBC	9,827	August 2018	$313.08	Modified Gross
90 Prince Street New York, NY	Michael Kors	2,969	Sept. 2018	$589.00	Modified Gross
181 Canal Street New York, NY	Flushing Bank	1,000	Dec. 2018	$725.00	Modified Gross
568-578 Broadway New York, NY	Hugo Boss	5,000	Nov. 2019	$620.00	Modified Gross
19 East Houston Street New York, NY	HSBC	2,407	Feb. 2019	$600.00	Modified Gross
164 Canal Street New York, NY	Citi Bank	6,312	Sept. 2015	$530.00	Modified Gross
165 Canal Street New York, NY	First Republic Bank	3,000	March 2015	$465.00	Modified Gross

Source: Appraisal and underwritten rent roll.

The following table presents recent leasing data at office properties comparable to the 235 Canal Street Property:

Comparable Lease Summary
Property/Location	Size (SF)	Lease Date	Rent PSF(2)	Reimbursement
235 Canal Street New York, NY	7,000	Jan. 2009	$64.39	Modified Gross
450 Broadway New York, NY	6,736	Nov. 2019	$64.00	Modified Gross
148 Lafayette Street New York, NY	44,945	Dec. 2018	$73.00	Modified Gross
75 Spring Street New York, NY	6,400	April 2019	$65.00	Modified Gross
275 Canal Street New York, NY	2,395	April 2019	$68.00	Modified Gross
404-406 Broadway New York, NY	2,500	Aug. 2019	$66.00	Modified Gross
483-485 Broadway New York, NY	10,400	Listing	$68.00	Modified Gross
199 Lafayette New York, NY	5,154	Listing	$76.00	Modified Gross

Source: Appraisal and underwritten rent roll.

A-3-98

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the 235 Canal Street Property:

Cash Flow Analysis
	2017	2018	2019	UW(1)	UW PSF
Gross Potential Rent(2)	$4,136,626	$4,674,879	$4,747,782	$5,118,013	$132.44
Discount Concessions	($15,277)	($13,568)	($15,513)	$0	$0.00
Total Recoveries	$779,096	$705,689	$510,412	$300,753	$7.78
Less Vacancy & Credit Loss	$0	$0	$0	($1,174,875)	($30.40)
Effective Gross Income(3)	$4,900,445	$5,367,000	$5,242,681	$4,243,891	$109.82

Real Estate Taxes	$930,600	$1,053,664	$1,170,215	$1,157,008	$29.94
Insurance	$72,273	$82,481	$37,994	$47,221	$1.22
Other Expenses	$428,211	$390,990	$424,863	$430,756	$11.15
Total Expenses	$1,431,084	$1,527,135	$1,633,072	$1,634,985	$42.31

Net Operating Income	$3,469,361	$3,839,865	$3,609,609	$2,608,906	$67.51
Capital Expenditures	$0	$0	$0	$9,164	$0.24
TI/LC	$0	$0	$0	$231,484	$5.99
Net Cash Flow	$3,469,361	$3,839,865	$3,609,609	$2,368,258	$61.28

Occupancy %(4)	100%	100%	91.0%	77.0%
NOI DSCR	4.48x	4.95x	4.66x	3.37x
NCF DSCR	4.48x	4.95x	4.66x	3.06x
NOI Debt Yield	14.5%	16.0%	15.0%	10.9%
NCF Debt Yield	14.5%	16.0%	15.0%	9.9%

(1)	For the avoidance of doubt, no COVID-specific adjustments have been made to the lender UW.

(2)	UW Gross Potential Rent is based on the underwritten rent roll dated January 3, 2020.

(3)	UW Effective Gross Income decreased from 2019 Effective Gross Income due to United Health vacating the 235 Canal Street Property.

(4)	UW Occupancy % represents economic occupancy. Physical occupancy was 53.2% as of January 3, 2020.

Escrows and Reserves.

Deferred Maintenance – The 235 Canal Street Borrower deposited at loan origination approximately $4,750 into a reserve for deferred maintenance.

Taxes – The 235 Canal Street Borrower deposited at loan origination approximately $674,625 into a reserve for real estate taxes. The 235 Canal Street Mortgage Loan documents provide for monthly deposits into a reserve for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (currently $96,375).

Insurance – The 235 Canal Street Borrower deposited at loan origination approximately $39,351 into a reserve for insurance premiums. The 235 Canal Street Mortgage Loan documents provide for monthly deposits into a reserve for insurance premiums in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage upon the expiration of the insurance policies (currently $3,977); provided that such monthly deposits are not required so long as (i) no event of default has occurred and is continuing, (ii) the liability and casualty insurance coverage is included in a blanket policy approved by the lender in its reasonable discretion and (iii) the 235 Canal Street Borrower provides the lender with evidence of renewal of such policies and payment of insurance premiums by no later than ten days prior to the expiration dates of the policies.

Recurring Replacements Reserve – The 235 Canal Street Mortgage Loan documents provide for monthly deposits of approximately $764 into a reserve for approved capital expenditures.

Rollover Reserve – The 235 Canal Street Mortgage Loan documents provide for monthly deposits of approximately $19,023 into a reserve for future tenant improvements and leasing commissions.

Mount Sinai Reserve – The 235 Canal Street Mortgage Loan documents provide for an upfront reserve of approximately $94,000, representing four months of rent due from Mount Sinai. The Mount Sinai reserve is required to be released to the 235 Canal Street Borrower upon the 235 Canal Street Borrower delivering to the lender an estoppel certificate or other reasonably acceptable evidence that certifies or verifies (i) that the Mount Sinai lease is in full force and effect and there are no defaults thereunder, (ii) Mount Sinai is in full occupancy of its premises in accordance with the terms of its lease and (iii) Mount Sinai has paid all past due rent and recommenced paying full monthly unabated rent in accordance with its lease. If such conditions are not satisfied, the Mount Sinai reserve is required to continue to be held as collateral for the 235 Canal Street Mortgage Loan.

Lockbox and Cash Management. The 235 Canal Street Mortgage Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Sweep Event Period (as defined below), the 235 Canal Street Borrower is required to establish a lockbox account for the benefit of the lender, and to direct tenants to deposit all rents directly into the lockbox account. If, notwithstanding such direction, any of the 235 Canal Street Borrower or property manager receives any rents, it is required to deposit such rents into the lockbox account within one business day of receipt. Upon the first occurrence of a Cash Sweep Event Period, the lender is required to establish, and the 235 Canal Street Borrower is required to cooperate with a cash management bank designated by the lender to establish, a lender-controlled cash management account, into which all funds in the lockbox

A-3-99

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

account will be required to be deposited periodically so long as a Cash Sweep Event Period is continuing. During the continuance of a Cash Sweep Event Period, provided no event of default under the 235 Canal Street Mortgage Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows and Reserves”, (ii) to pay the monthly interest payment for the next calendar month, (iii) to make the monthly deposit into the recurring replacements reserve and the rollover funds reserve as described under “Escrows and Reserves” (iv) to pay monthly operating expenses for the calendar month in which such monthly payment date occurs as set forth in the annual budget (which is required to be reasonably approved by the lender) and extraordinary expenses approved by the lender, and (v) to deposit any remainder (x) if a Lease Sweep Period (as defined below) exists, into a lease sweep reserve to be used for costs of retenanting the applicable space (the “Lease Sweep Reserve”) and (y) for any Cash Sweep Event Period other than a Lease Sweep Period, into an excess cash flow subaccount to be held as additional security for the 235 Canal Street Mortgage Loan during the continuance of such Cash Sweep Event Period. If no Cash Sweep Event Period is continuing, all funds in the excess cash flow subaccount are required to be disbursed to the 235 Canal Street Borrower.

“Cash Sweep Event Period” means a period:

(i)	commencing upon an event of default under the 235 Canal Street Mortgage Loan, and ending upon the cure, if applicable, of such event of default;

(ii)	commencing upon any bankruptcy filing or insolvency of the 235 Canal Street Borrower, non-recourse carveout guarantor or any affiliated property manager, and ending, in the case of an affiliated property manager only, upon the 235 Canal Street Borrower replacing such manager with a qualified manager under a replacement management agreement, which manager and management agreement are acceptable to the lender;

(iii)	commencing upon the debt service coverage ratio on the 235 Canal Street Mortgage Loan falling below 2.00x at the end of any calendar quarter, and ending on the date the debt service coverage ratio on the 235 Canal Street Mortgage Loan equaling or exceeding 2.00x for the immediately preceding four consecutive calendar quarters; or

(iv)	commencing upon the occurrence of a Lease Sweep Period and ending if a cure or termination of the Lease Sweep Period has occurred as provided in the definition of such term.

“Lease Sweep Period” means a period:

(i)	commencing upon any default by the tenant under a Lease Sweep Lease (as defined below) that continues beyond any applicable notice and/or cure periods and ending upon either (x) the tenant under the Lease Sweep Lease curing all defaults thereunder or (y) the entire space under the Lease Sweep Lease having been leased pursuant to one or more qualified leases and all Occupancy Conditions (as defined below) having been satisfied ( a “Replacement Tenant Cure”);

(ii)	commencing upon any tenant under a Lease Sweep Lease reducing or vacating its demised premises, failing to be in actual, physical possession of its space and/or going dark in its space (other than a temporary cessation of normal business operations for a commercially reasonable period of time not to exceed 60 consecutive days or during renovation following a casualty or other damage to the 235 Canal Street Property) or any substantial portion thereof, and ending upon either (x) the tenant under the Lease Sweep Lease being in actual, physical possession of its space, open to the general public for business during customary hours and having no longer gone dark in all or any material portion of its space and paying full unabated rent or (y) a Replacement Tenant Cure;

(iii)	commencing on the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the 235 Canal Street Borrower or property manager of written notice of the tenant’s intent to take such an action and ending upon either (x) the tenant under the Lease Sweep Lease irrevocably revoking or rescinding in writing all vacating, termination or cancellation notices or otherwise indicating its intention not to take such action and such tenant is paying full unabated rent and is open to the general public for business during customary hours or (y) a Replacement Tenant Cure;

(iv)	commencing upon any voluntary or involuntary insolvency or bankruptcy action of any tenant under a Lease Sweep Lease or its guarantor and ending upon either (x) such tenant being no longer insolvent or subject to any bankruptcy or insolvency proceedings and the applicable Lease Sweep Lease having been affirmed pursuant to a final, non-appealable order of a court of competent jurisdiction or such bankruptcy or insolvency proceedings having been dismissed or withdrawn or (y) a Replacement Tenant Cure;

(v)	commencing upon the date that is 12 months prior to the earliest stated expiration date set forth in the Lease Sweep Lease and ending upon either (x) the tenant having renewed or extended its Lease Sweep Lease and all Occupancy Conditions being satisfied, and the 235 Canal Street Borrower having delivered a tenant estoppel certifying that the Lease Sweep Lease is in full force and effect with no defaults thereunder, and the tenant is in full occupancy of its demised premises, open to the general public for business and paying full unabated rent, or (y) a Replacement Tenant Cure; or

(vi)	commencing upon the long-term unsecured debt of HSBC Bank USA, National Association, as tenant under its lease as in effect on the origination date, as it may be amended and/or assigned with the consent of the lender (the “HSBC Lease”), falling below (i) “BBB-” or better as rated by S&P or (ii) “investment grade” by any other statistical rating agency and ending upon the long term unsecured debt of such tenant being at least (i) “BBB-” or better as rated by S&P and (ii) “investment grade” by each other statistical rating agency that gives such tenant a long term unsecured debt rating.

“Lease Sweep Lease” means individually or collectively, as the context may require, (i) the HSBC Lease and/or (ii) any qualified lease that is a replacement lease for the HSBC Lease (or any prior replacement lease therefor) meeting conditions set forth in the 235 Canal Street Mortgage Loan documents (including an initial term of at least 10 years, reasonable approval by the lender, and having economic terms at least as favorable to the landlord as those contained in the lease being replaced, provided that if such lease is for less than the premises demised under the lease it is replacing, the rent per square foot for all replacement leases on an aggregate basis must be at least as favorable as under the lease being replaced).

“Occupancy Conditions” means delivery to the lender of reasonably satisfactory evidence that (i) the space relating to the applicable Lease Sweep Lease is tenanted under one or more qualified leases, (ii) the applicable tenant has taken occupancy of the entirety of such space, (iii) the applicable lease is in full force and effect and there are no defaults thereunder, (iv) all leasing commissions and tenant improvement obligations or other landlord obligations of an inducement nature have been completed and paid in full, or alternatively, sufficient funds will be held in the Lease Sweep Reserve for such purposes and (v) all such tenants have begun to pay full contractual rent with all rent abatements or free rent periods having expired.

Additional Secured Indebtedness (not including trade debts). None.

Mezzanine Loan and Preferred Equity. Not permitted.

A-3-100

Mixed Use – Office/Retail	Loan #9	Cut-off Date Balance:	$24,000,000
235 Canal Street	235 Canal Street	Cut-off Date LTV:	39.2%
New York, NY 10013		U/W NCF DSCR:	3.06x
		U/W NOI Debt Yield:	10.9%

Release of Property. Not permitted.

Letter of Credit. None

Right of First Offer / Right of First Refusal. None.

Ground Lease. None.

Terrorism Insurance. The 235 Canal Street Borrower is required to obtain and maintain an “all risk” property insurance policy that covers perils of terrorism and acts of terrorism in an amount equal to the “full replacement cost” of the 235 Canal Street Property, together with business income insurance covering not less than the 18-month period commencing at the time of loss and an extended period of indemnity endorsement of up to 210 days. Notwithstanding the foregoing, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”) is in effect (including any extensions thereof or if another federal governmental program is in effect relating to “acts of terrorism” which provides substantially similar protections as TRIPRA), and covers both domestic and foreign acts of terrorism, the lender is required to accept terrorism insurance which insures against “covered acts” as defined by TRIPRA (or such other program). See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-101

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

A-3-102

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Bushwick Multifamily Portfolio
1 276 Nostrand Avenue Brooklyn, NY
2 70 Bushwick Avenue Brooklyn, NY
3 894 Bushwick Avenue Brooklyn, NY
4 679 Grand Street Brooklyn, NY
5 735 & 737 Bushwick Avenue Brooklyn, NY
6 17 Troutman Street Brooklyn, NY
7 934 Lafayette Avenue Brooklyn, NY
QUEENS
BROOKLYN
East River
Greenpoint
East Williamsburg
Williamsburg
Bushwick
Bedford-Stuyvesant
Clinton Hill
Crown Heights
Fresh Pond
BROOKLYN NAVY YARD
FIRST CALVARY CEMETERY
LINDEN HILL CEMETERY
McCarren Park
Newtown Creek
La Guardia Airport 4 miles
Downtown Brooklyn 1 mile
Brooklyn-Queens Expwy
LI Expwy
LONG ISLAND RAILROAD
Broadway
Bushwick Ave.
Myrtle Ave.
Flushing Ave.
Grand St.
Metropolitan Ave.
Atlantic Ave.
Fulton St.
Lafayette Ave.
DeKalb Ave.
Gates Ave.
Halsey St.
Bedford Ave.
Nostrand Ave.
Marcus Garvey Blvd.
Malcolm X Blvd.
Ralph Ave.
Knickerbocker Ave.
Wilson Ave.
Evergreen Ave.
Cypress Ave.
Troutman St.
Woodbine St.
Greene Ave.
PATERSON
YONKERS
BRONX
MANHATTAN
NEW YORK CITY
NEWARK
JERSEY CITY
QUEENS
BROOKLYN
STATEN ISLAND
Atlantic Ocean

A-3-103

Mortgage Loan No. 10 – Bushwick Multifamily Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:		AREF		Single Asset/Portfolio:	Portfolio
Original Balance(1):		$22,075,000		Location:	Various
Cut-off Date Balance(1):		$22,075,000		General Property Type:	Various
% of Initial Pool Balance:		3.2%		Detailed Property Type:	Various
Loan Purpose:		Refinance		Title Vesting:	Fee
Sponsors:		Jacob Kohn; Abraham Kohn		Year Built/Renovated:	Various/Various
Guarantors:		Jacob Kohn; Abraham Kohn		Size(4):	117 Units
Mortgage Rate:		3.8700%		Cut-off Date Balance per Unit(1):	$445,085
Note Date:		2/26/2020		Maturity Date Balance per Unit(1):	$445,085
First Payment Date:		4/6/2020		Property Manager:	The Jay Group Inc.
Maturity Date:		3/6/2030			(borrower related)
Original Term to Maturity:		120 months		Underwriting and Financial Information(5)
Original Amortization Term:		0 months		UW NOI:	$3,756,617
IO Period:		120 months		UW NOI Debt Yield(1):	7.2%
Seasoning:		4 months		UW NOI Debt Yield at Maturity(1):	7.2%
Prepayment Provisions:		LO (28); DEF (89); O (3)		UW NCF DSCR(1):	1.82x
Lockbox/Cash Mgmt Status:		Springing/Springing		Most Recent NOI:	$3,831,718 (4/30/2020 TTM)
Additional Debt Type(2):		Pari Passu		2nd Most Recent NOI:	$3,738,501 (12/31/2019)
Additional Debt Balance(2):		$30,000,000		3rd Most Recent NOI:	$3,476,955 (12/31/2018)
Future Debt Permitted (Type):		No (N/A)		Most Recent Occupancy:	100.0% (5/5/2020)
Reserves(3)				2nd Most Recent Occupancy(6):	N/A
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy(6):	N/A
RE Tax:	$31,856	$9,102	N/A	Appraised Value (as of):	$77,150,000 (12/23/2019)
Insurance:	$23,137	$5,784	N/A	Appraised Value per Unit:	$659,402
Recurring Replacements:	$0	$2,313	N/A	Cut-off Date LTV Ratio(1):	67.5%
				Maturity Date LTV Ratio(1):	67.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$52,075,000	99.3%	Loan Payoff:	$51,681,108	98.5%
Sponsor Equity:	388,457	0.7%	Closing Costs:	$727,356	1.4%
			Reserves:	$54,993	0.1%
Total Sources:	$52,463,457	100.0%	Total Uses:	$52,463,457	100.0%

(1)	The Bushwick Multifamily Portfolio Mortgage Loan (as defined below) is part of the Bushwick Multifamily Portfolio Whole Loan (as defined below), which is comprised of four pari passu notes with an aggregate original principal balance of $52,075,000. The Cut-off Date Balance per Unit, Maturity Date Balance per Unit, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate original principal balance of the promissory notes comprising the Bushwick Multifamily Portfolio Whole Loan.

(2)	See “The Mortgage Loan” and “Additional Secured Indebtedness (not including trade debts)” below for further discussion of additional debt.

(3)	See “Escrows and Reserves” below for further discussion of reserve requirements.

(4)	Unit count and Most Recent Occupancy includes commercial units.

(5)	Certain NOI and NCF information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the Bushwick Multifamily Portfolio Mortgage Loan was underwritten based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(6)	Historical occupancy figures were not available as the Bushwick Multifamily Portfolio Properties were either built or substantially renovated between 2014 and 2018.

The Mortgage Loan. The tenth largest mortgage loan (the “Bushwick Multifamily Portfolio Mortgage Loan”) is part of a whole loan (the “Bushwick Multifamily Portfolio Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $52,075,000, all of which are secured by a first priority fee mortgage encumbering five multifamily properties and two mixed-use properties in Brooklyn, New York (collectively, the “Bushwick Multifamily Portfolio Properties”). Notes A-2-2 and A-3 in the original principal balances of $10,000,000 and $12,075,000, respectively, represent non-controlling interests in the Bushwick Multifamily Portfolio Whole Loan and will be included in the MSC 2020-HR8 securitization transaction. Notes A-1 and A-2-1 in the original principal balances of $25,000,000 and $5,000,000, respectively (collectively, the “Bushwick Multifamily Portfolio Pari Passu Companion Loan”), represent controlling and non-controlling interests in the Bushwick Multifamily Portfolio Whole Loan and were contributed to the WFCM 2020-C56 securitization transaction. The Bushwick Multifamily Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for the WFCM 2020-C56 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Non- Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” in the Prospectus.

A-3-104

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Bushwick Multifamily Portfolio Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	WFCM 2020-C56	Yes
A-2-1	$5,000,000	$5,000,000	WFCM 2020-C56	No
A-2-2	$10,000,000	$10,000,000	MSC 2020-HR8	No
A-3	$12,075,000	$12,075,000	MSC 2020-HR8	No
Total	$52,075,000	$52,075,000

The Borrower and Borrower Sponsors. The borrowers of the Bushwick Multifamily Portfolio Whole Loan are 17 Troutman LLC, 276 Nostrand LLC, 679 Grand LLC, 737 Bushwick Realty LLC, 894 Bushwick LLC, 934 Lafayette Realty LLC, and Bushwick Powers LLC (collectively, the “Bushwick Multifamily Portfolio Borrowers”), each a single purpose New York limited liability company with sole members containing one independent director. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Bushwick Multifamily Portfolio Whole Loan.

The borrower sponsors and non-recourse carve-out guarantors are Abraham Kohn and Jacob Kohn. Abraham Kohn is an investor and developer in commercial and residential real estate situated primarily in New York, New Jersey, and Illinois. Abraham Kohn has been actively involved in more than 40 single and multifamily property developments and currently maintains an active portfolio. Jacob Kohn is also an investor and developer in commercial and residential real estate situated primarily in New York, New Jersey, Illinois, Florida, and Ohio. Jacob Kohn has been actively involved in more than 20 single and multifamily property developments and also currently maintains an active portfolio. Jacob Kohn is currently the defendant in a pending civil litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

The Properties. The Bushwick Multifamily Portfolio Properties are comprised of five multifamily properties and two mixed-use properties totaling 111 residential units and six commercial units located in three neighborhoods in Brooklyn, New York. The Bushwick Multifamily Portfolio Properties were constructed between 1899 and 2017. The borrower sponsors developed the 679 Grand Street, 70 Bushwick Avenue, and 894 Bushwick Avenue properties between 2015 and 2017. In addition, the borrower sponsors gut renovated the 735 & 737 Bushwick Avenue, 17 Troutman Street, 934 Lafayette Avenue, and 276 Nostrand Avenue properties following their respective acquisitions between 2014 and 2018. As of May 5, 2020, the Bushwick Multifamily Portfolio Properties were 100.0% leased.

The residential units at the Bushwick Multifamily Portfolio Properties comprise approximately 93.6% of the total net rentable area and contribute approximately 92.7% of the underwritten base rent. The unit mix at the Bushwick Multifamily Portfolio Properties consists of 11 one-bedroom units, 30 two-bedroom units, 58 three-bedroom units, seven four-bedroom units, and five five-bedroom units. Unit amenities, which vary from unit to unit, include dishwashers, hardwood floors, stainless steel appliances, stone countertops, oversized windows, and private balconies/terraces. The 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue properties feature fitness centers and finished rooftops. The 679 Grand Street, 70 Bushwick Avenue, 894 Bushwick Avenue and 276 Nostrand Avenue properties each include an elevator.

The commercial units are located at the 276 Nostrand Avenue and 679 Grand Street properties and are 100.0% leased by seven tenants, one of which is an antenna tenant, as of May 5, 2020. The commercial tenants comprise 6.4% of the total net rentable area and contribute 7.3% of the underwritten base rent. The three largest commercial tenants by square footage are The Jay Group Inc., BK Jani, and Lofts and Flats, LLC. The remaining four tenants consist of a threading salon, barber shop, café and an antenna tenant. The Jay Group Inc. is a borrower-affiliated tenant. The lease is scheduled to expire in December 2027 and is fully guaranteed by the related non-recourse carveout guarantors for the Bushwick Multifamily Portfolio Whole Loan.

Four of the Bushwick Multifamily Portfolio Properties benefit from the 421-a tax abatement program. The 70 Bushwick Avenue, 894 Bushwick Avenue and 679 Grand Street properties each benefit from a 25-year 421-a tax abatement. The 276 Nostrand Avenue property benefits from a 15-year 421-a tax abatement. The 25-year 421-a tax abatements require that at least 20% of the units at each of the 679 Grand Street, 70 Bushwick Avenue and 894 Bushwick Avenue properties be reserved for tenants earning no more than 60% of the area median income. In addition, the 735 & 737 Bushwick Avenue property benefits from a 6%/20% tax program, which restricts the City of New York from increasing the assessed value of such property by more than 6% in any given year and by more than 20% over any 5-year period. The 934 Lafayette Avenue and 17 Troutman Street properties benefit from an 8%/30% tax program, which restricts the City of New York from increasing the assessed value of such property by more than 8% in any given year and by more than 30% over any 5-year period.

The table below shows detailed information with respect to the Bushwick Multifamily Portfolio Properties:

Bushwick Multifamily Portfolio Properties Summary
Building	Occ. %(1)	Year Built // Reno	Units(1)	Comm. SF(1)	% Of Total Units(1)	Appraised Value	Allocated Loan Amount (“ALA”)(2)	% of ALA	UW NOI	% of UW NOI
276 Nostrand Avenue	100.0%	1970/2018	47	3,845	40.2%	$29,600,000	$19,980,000	38.4%	$1,434,530	38.2%
70 Bushwick Avenue	100.0%	2016/N/A	20	0	17.1%	$13,800,000	$9,315,000	17.9%	$654,370	17.4%
894 Bushwick Avenue	100.0%	2015/N/A	20	0	17.1%	$11,900,000	$8,032,000	15.4%	$581,635	15.5%
679 Grand Street	100.0%	2017/N/A	11	1,300	9.4%	$7,900,000	$5,332,500	10.2%	$427,101	11.4%
735 & 737 Bushwick Avenue	100.0%	1899/2016	7	0	6.0%	$5,850,000	$3,948,000	7.6%	$281,017	7.5%
17 Troutman Street	100.0%	1931/2014	8	0	6.8%	$4,600,000	$3,105,000	6.0%	$215,399	5.7%
934 Lafayette Avenue	100.0%	1931/2016	4	0	3.4%	$3,500,000	$2,362,500	4.5%	$162,563	4.3%
Total / Wtd. Avg.	100.0%		117	5,145	100%	$77,150,000	$52,075,000	100.0%	$3,756,615	100.0%

(1)	Based on the underwritten rent roll dated May 5, 2020. Units shown include six commercial units.

(2)	Based on the Bushwick Multifamily Portfolio Whole Loan.

A-3-105

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

COVID-19 Update. The Bushwick Multifamily Portfolio Whole Loan is current as of the July 2020 debt service payment and as of July 7, 2020 is not subject to any forbearance, modification or debt service relief request. As of July 14, 2020, the borrower sponsor has reported that both the residential and commercial components of the Bushwick Multifamily Portfolio Properties were open and operating. The BK Jani and Burly Café tenants are restaurants that are open for pick-up and delivery service. As of June 29, 2020, the borrower sponsor reported that tenants representing 98.3% of the occupied NRA and 98.3% of the underwritten base rent paid full June 2020 rent. Two commercial tenants (representing 1.7% of the NRA and contributing 1.7% of the underwritten base rent) did not pay June 2020 rent. As of July 13, 2020, the borrower sponsor reported that rent from tenants leasing 76.9% of the Bushwick Multifamily Portfolio Properties by unit count had paid July rent and approximately 86.5% of the underwritten rent was collected for July. As of July 13, 2020, the borrower sponsor did not receive any request for rent relief for the month of July 2020. The borrower sponsor further indicated that certain tenants previously requested rent relief; however, in lieu of providing any rent relief, late fees were waived and will continue to be waived on rents collected prior to the 25th day of each month from April to September 2020.

The Market. The Bushwick Multifamily Portfolio Properties are located in the Bushwick, Williamsburg, and Bedford Stuyvesant neighborhoods in Brooklyn, New York.

The 735 & 737 Bushwick Avenue, 894 Bushwick Avenue, 934 Lafayette Avenue, and 17 Troutman Street properties are situated in the Bushwick neighborhood of Brooklyn. Overall, Bushwick is a mostly residential neighborhood, with a mixture of single-family and multifamily housing. Broadway, Myrtle Avenue and Knickerbocker Avenue are the primary commercial thoroughfares in the Bushwick neighborhood and get heavy pedestrian and vehicular traffic. Tenants along these thoroughfares are predominantly local retailers. These buildings typically have office or multifamily units on the upper floors. The neighborhood is served by ample public transportation consisting of regional and local bus services and the J-Z-L and M line trains. According to the appraisal, the 2019 population and average household income within the 11221 zip code (Brooklyn) was 88,327 and $65,010, respectively.

The 679 Grand Street and 70 Bushwick Avenue properties are situated in the Williamsburg neighborhood of Brooklyn. Historically, the Greenpoint-Williamsburg neighborhoods were middle income neighborhoods made up of warehouse and manufacturing facilities with residential housing for workers in the area. However, in recent years many of these industrial properties have been torn down or converted to commercial and/or residential uses. Most properties are small, multi-story buildings, with ground floor retail and upper floor residential or office space. The land use consists mainly of industrial and multi-family units, which make up 27.4% and 23.9% of the neighborhood respectively. Mixed residential and commercial units make up 9.5%, while 1-2 family residential units make up 5.3% of land use in the neighborhood. In addition to industrial properties, retail properties are located along North 6th Street and Bedford Avenue, two main commercial corridors in the neighborhood. The L train services the neighborhood and the area is also accessible by automobile via nearby expressways and parkways, including the Brooklyn-Queens Expressway. Furthermore, main roadways in the area include Bedford Avenue, Kent Avenue and Division Avenue. According to the appraisal, the 2019 population and average household income within the 11221 zip code (Brooklyn) was 88,327 and $65,010, respectively.

The 276 Nostrand Avenue property is situated in the Bedford Stuyvesant neighborhood of Brooklyn, which is bounded by Flushing Avenue, Atlantic Avenue, Broadway and Classon Avenue. The area is developed by mostly residential housing, mixed-use development and commercial buildings. The neighborhood is served by the G train and has connections to the Long Island Expressway, the Grand Central Parkway, and the Brooklyn-Queens Expressway. The Brooklyn Bridge and the Manhattan Bridge both provide connections to lower Manhattan. Additionally, the Williamsburg Bridge provides access to the lower east side of Manhattan. According to the appraisal, the 2019 population and average household income within the 11205 zip code (Brooklyn) was 48,748 and $95,858, respectively.

According to the appraisal, the Bushwick Multifamily Portfolio Properties are located within the Brooklyn multifamily submarket which as of the third quarter of 2019, has an inventory of approximately 470,903 units and a vacancy rate of approximately 1.5% and effective rents of $2,923 per unit per month.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Bushwick Multifamily Portfolio Properties:

Bushwick Multifamily Portfolio Market Rent Summary
Property	Units (1)	Avg. Size (1)	Avg. Monthly In Place Rent per unit (1)	Avg. Monthly In Place Rent PSF (1)	Avg. Monthly Market Rent Per Unit (2)	Avg. Monthly Market Rent PSF (2)
276 Nostrand Avenue	42	598	$2,995	$5.01	$3,014	$5.04
70 Bushwick Avenue	20	760	$3,182	$4.19	$3,360	$4.42
894 Bushwick Avenue	20	603	$2,665	$4.42	$2,915	$4.84
679 Grand Street	10	772	$3,075	$3.99	$3,450	$4.47
735 & 737 Bushwick Avenue	7	986	$3,825	$3.88	$3,843	$3.90
17 Troutman Street	8	758	$2,767	$3.65	$2,781	$3.67
934 Lafayette Avenue	4	695	$3,863	$5.56	$3,863	$5.56

(1)	Based on the underwritten rent roll dated May 5, 2020.

(2)	Based on the appraisal’s concluded market rent.

A-3-106

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

The following table presents certain information relating to comparable rental properties for the Bushwick Multifamily Portfolio Properties:

Bushwick Multifamily Portfolio Comparable Rental Properties (1)
Property	One-Bedroom Market Rent	Two-Bedroom Market Rent	Three-Bedroom Market Rent	Four-Bedroom Market Rent	Five-Bedroom Market Rent
276 Nostrand Avenue	$2,300	$2,600	$3,350	N/A	N/A
70 Bushwick Avenue	$2,400	$3,000	$3,800	$4,800	N/A
894 Bushwick Avenue	$2,000	$2,900	$3,200	N/A	N/A
679 Grand Street	$2,400	$3,300	$3,600	$4,200	N/A
735 & 737 Bushwick Avenue	N/A	$2,100	N/A	$3,800	$3,400-$4,400
17 Troutman Street	N/A	$3,100	$2,675	N/A	N/A
934 Lafayette Avenue	N/A	N/A	$3,150	$4,100	N/A
Bushwick Multifamily Portfolio(2)	$1,562	$2,863	$3,314	$4,189	$4,195
Concluded Market Rent	$2,000-$2,400	$2,100-$3,300	$2,675-$3,800	$3,800-$4,800	$3,400-$4,400

(1)	Based on the appraisal’s concluded market rent, unless otherwise indicated

(2)	Based on the underwritten rent roll dated May 5, 2020.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Bushwick Multifamily Portfolio Property:

Cash Flow Analysis
	2018	2019	4/30/2020 TTM	UW(1)	UW per Unit
Gross Potential Rent	$4,001,705	$4,388,840	$4,360,609	$4,054,220	$34,651
Other Income(2)	$163,106	$168,039	$170,075	$488,588	$4,176
Less Vacancy & Credit Loss	$0	($268,083)	($149,998)	($218,637)(3)	(1,869)
Effective Gross Income	$4,164,811	$4,288,796	$4,380,686	$4,324,172	$36,959

Real Estate Taxes	$156,148	$104,541	$97,611	$130,003(4)	$1,111
Insurance	$58,968	$69,514	$81,520	$69,411	$593
Management Fee	$274,891	$128,664	$131,421	$129,725	$1,109
Other Expenses	$197,850	$247,576	$238,416	$238,416	$2,038
Total Expenses	$687,857	$550,295	$548,968	$567,555	$4,851

Net Operating Income	$3,476,955	$3,738,501	$3,831,718	$3,756,617	$32,108
Capital Expenditures	$0	$0	$0	$27,752	$237
Net Cash Flow	$3,476,955	$3,738,501	$3,831,718	$3,728,865	$31,871

Occupancy %	N/A	N/A	100.0%	95.0%
NOI DSCR(5)	1.70x	1.83x	1.88x	1.84x
NCF DSCR(5)	1.70x	1.83x	1.88x	1.82x
NOI Debt Yield5)	6.7%	7.2%	7.4%	7.2%
NCF Debt Yield(5)	6.7%	7.2%	7.4%	7.2%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	Other Income is comprised of utility reimbursements as well as other miscellaneous fees and charges.

(3)	The underwritten economic vacancy is 5.0%. The Bushwick Multifamily Portfolio Properties were 100.0% occupied as of May 5, 2020.

(4)	Real estate taxes were underwritten using the 15-year average abated taxes for the properties benefiting from 421-a tax abatements and in place taxes for the remaining properties.

(5)	The Bushwick Multifamily Portfolio Mortgage Loan is part of the Bushwick Multifamily Portfolio Whole Loan, which is comprised of four pari passu notes with an aggregate original principal balance of $52,075,000. Debt service coverage ratios and debt yields are based on the Bushwick Multifamily Portfolio Whole Loan.

Escrows and Reserves.

Real Estate Taxes – The Bushwick Multifamily Portfolio Whole Loan documents provide for an upfront reserve of approximately $31,856 for real estate taxes and ongoing monthly reserves for real estate taxes in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $9,102).

Insurance – The Bushwick Multifamily Portfolio Whole Loan documents provide for an upfront reserve of approximately $23,137 for insurance and ongoing monthly reserves for insurance in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $5,784).

A-3-107

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

Replacement Reserves – The Bushwick Multifamily Portfolio Whole Loan documents provide for ongoing monthly replacement reserves of $2,313 for annual replacements reasonably approved by the lender.

Lockbox and Cash Management. The Bushwick Multifamily Portfolio Whole Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Cash Management Period (as defined below), (a) the Bushwick Multifamily Portfolio Borrowers are required to establish a lockbox account for the benefit of the lender, into which all rents and other revenue from the Bushwick Multifamily Portfolio Whole Loan are required to be deposited by the Bushwick Multifamily Portfolio Borrowers and property manager within one business day of receipt; and (b) the lender is required to establish, and the Bushwick Multifamily Portfolio Borrowers are required to cooperate with the cash management bank to establish, a lender-controlled cash management account, into which all sums on deposit in the lockbox account are required to be deposited during the continuance of a Cash Management Period. During the continuance of a Cash Management Period, provided no event of default under the Bushwick Multifamily Portfolio Whole Loan documents is continuing, all funds in the cash management account are required to be applied on each monthly payment date: (i) to make the monthly deposits into the real estate tax and insurance reserves as described above under “Escrows and Reserves”, (ii) to pay debt service on the Bushwick Multifamily Portfolio Whole Loan, (iii) to make the monthly deposits into the replacement reserve as described above under “Escrows and Reserves”, (iv) to pay operating expenses set forth in the annual budget (which is required to be reasonably approved by the lender) and lender-approved extraordinary expenses, and (v) to make payments in an amount equal to all available cash on such payment date: (A) during the continuance of a Cash Management Period continuing solely as a result of a Lease Sweep Period, into the special rollover reserve subaccount in accordance with the Bushwick Multifamily Portfolio Whole Loan documents; or (B) otherwise, into the cash collateral subaccount in accordance with the Bushwick Multifamily Portfolio Whole Loan documents.

A “Cash Management Period” will commence upon the earlier of (i) the occurrence and continuance of a default or an event of default; (ii) the debt service coverage ratio falling below 1.25x at the end of any calendar quarter; (iii) the debt yield falling below 6.25% at the end of any calendar quarter; (iv) the occupancy level falling below 85.0%; (v) the commencement of a Lease Sweep Period (as defined below); or (vi) the occurrence of the stated maturity date.

A Cash Management Period will end upon the occurrence of: (a) with regard to clause (i), the cure of such default or event of default; (b) with regard to clause (ii), the debt service coverage ratio being equal to or greater than 1.35x for two consecutive calendar quarters; (c) with regard to clause (iii), the debt yield being equal to or greater than 7.0% for two consecutive calendar quarters; (d) with regard to clause (iv), the occupancy level being greater than 90.0%; with regard to clause (v), the end of a Lease Sweep Period; and with regard to clause (vi), the Bushwick Multifamily Portfolio Whole Loan and all other obligations under the Bushwick Multifamily Portfolio Whole Loan have been repaid in full.

A “Lease Sweep Period” will commence upon the earliest of (i) the date that is 12 months prior to the end of the term of any Major Lease (as defined below) (including any renewal terms); (ii) the earlier of (a) the date required under a Major Lease by which the applicable Major Tenant (as defined below) is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); or (b) the date the applicable Major Tenant actually gives notice of its intention not to renew or extend; (iii) any Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date; (iv) any Major Tenant discontinues its business at its premises (i.e., “goes dark”) in any material portion thereof or gives notice (whether actual or constructive) that it intends to discontinue its business in any material portion thereof; or (v) the occurrence and continuance (beyond any applicable notice and cure periods) of a default under any Major Lease by the applicable Major Tenant thereunder; or (vi) the occurrence of a major tenant insolvency proceeding.

A “Lease Sweep Period” will end upon the earliest of (i) with respect to a Lease Sweep Period caused by a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of (A) the date on which the subject Major Tenant irrevocably exercises its renewal or extension option with respect to all of the space demised under its Major Lease, and in the lender’s judgment, sufficient funds have been accumulated in the special rollover reserve (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved Major Lease leasing expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or (B) the date on which all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease(s) approved by the lender and all approved Major Lease leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full; (ii) with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of six consecutive months following such cure; and (iii) with respect to a Lease Sweep Period caused by a matter described in clause (vi) above, if the applicable major tenant insolvency proceeding has terminated and the applicable Major Lease has been affirmed, or assigned in a manner satisfactory to the lender.

“Major Lease” means any non-residential lease which covers 25% or more of the Bushwick Multifamily Portfolio Properties rentable SF or contributes 25% or more of the annual gross revenue from the Bushwick Multifamily Portfolio Properties.

“Major Tenant” means any tenant under either a Major Lease, or under one or more non-residential leases (leased by such tenant and/or its affiliates), which when taken together cover in the aggregate 25% or more non-residential rentable SF of the Bushwick Multifamily Portfolio Properties.

Additional Secured Indebtedness (not including trade debts). In addition to the Bushwick Multifamily Portfolio Mortgage Loan, the Bushwick Multifamily Portfolio Properties also secure the Bushwick Multifamily Portfolio Pari Passu Companion Loan, which has a Cut-off Date principal balance of $30,000,000. The Bushwick Multifamily Portfolio Pari Passu Companion Loan accrues interest at the same rate as the Bushwick Multifamily Portfolio Mortgage Loan. The Bushwick Multifamily Portfolio Mortgage Loan is entitled to payments of interest and principal on a pro rata and pari passu basis with the Bushwick Multifamily Portfolio Pari Passu Companion Loan. The holders of the Bushwick Multifamily Portfolio Mortgage Loan and the Bushwick Multifamily Portfolio Pari Passu Companion Loan have entered into a co-lender agreement which sets forth the allocation of collections on the Bushwick Multifamily Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Mezzanine Loan and Preferred Equity. Not permitted.

Release of Property. On any payment date after August 6, 2022, the Bushwick Multifamily Portfolio Borrowers may obtain the release of any individual property from the lien of the Bushwick Multifamily Portfolio Whole Loan upon a bona fide third-party sale, subject to the satisfaction of certain conditions, including, but not limited to: (i) the Bushwick Multifamily Portfolio Borrowers defease an amount of principal equal to the greater of (A) 115.0% of the

A-3-108

Various - Various	Loan #10	Cut-off Date Balance:	$22,075,000
Various	Bushwick Multifamily Portfolio	Cut-off Date LTV:	67.5%
Brooklyn, NY		U/W NCF DSCR:	1.82x
		U/W NOI Debt Yield:	7.2%

allocated loan amount for such property and (B) the amount necessary to cause each of the following to be true: (1) after giving effect to the release of such property and defeasance, the loan-to-value ratio for the remaining properties is not greater than the lesser of (a) the loan-to-value ratio immediately preceding such release and (b) 67.5%; (2) after giving effect to the release of such property and defeasance, the debt yield for the remaining properties is no less than the greater of (a) the debt yield immediately preceding such release and (b) 6.9%; and (3) after giving effect to the release of such property and defeasance, the debt service coverage ratio for the remaining properties is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 1.75x; (ii) if after taking into account the partial defeasance, the loan-to-value ratio of the remaining properties is greater than 125%, the principal balance of the Bushwick Multifamily Portfolio Whole Loan will be further defeased by an amount such that the related loan-to-value ratio is no more than 125% and (iii) the Bushwick Multifamily Portfolio Borrowers obtain a REMIC opinion. In addition, the Bushwick Multifamily Portfolio Borrowers may transfer (i) all of the properties in not more than three separate bona fide third-party sales, provided the first two of such sales are for not more than four properties unless all of the properties are included in such sale and (ii) up to four properties in not more than two separate bona fide third-party sales.

Right of First Offer/Right of First Refusal. None.

Ground Lease. None.

Letter of Credit. None.

Terrorism Insurance. The Bushwick Multifamily Portfolio Whole Loan documents require that the “all risk” insurance policy required to be maintained by the Bushwick Multifamily Portfolio Borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the Bushwick Multifamily Portfolio Properties. The Bushwick Multifamily Portfolio Whole Loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

A-3-109

Mortgage Loan No. 11 – Palms at Cinco Ranch

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Single Asset
Original Balance:	$21,500,000			Location:	Richmond, TX 77406
Cut-off Date Balance:	$21,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	3.1%			Detailed Property Type:	Garden
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Hudson Capital Investments; RW			Year Built/Renovated:	2006/N/A
	Partners, LLC			Size:	200 Units
Guarantor:	Winco, L.L.C.			Cut-off Date Balance per Unit:	$107,500
Mortgage Rate:	3.7600%			Maturity Date Balance per Unit:	$107,500
Note Date:	7/8/2020			Property Manager:	Stonemark Management, LLC
First Payment Date(1):	8/1/2020
Maturity Date:	8/1/2030
Original Term to Maturity(1):	121 months
Original Amortization Term:	0 months			Underwriting and Financial Information(2)
IO Period(1):	121 months			UW NOI:	$1,809,349
Seasoning(1):	0 months			UW NOI Debt Yield:	8.4%
Prepayment Provisions(1):	LO (24); YM1 (92); O (5)			UW NOI Debt Yield at Maturity:	8.4%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	2.14x
Additional Debt Type:	N/A			Most Recent NOI:	$1,899,045 (5/31/2020 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,761,159 (12/31/2019)
Future Debt Permitted (Type):	Yes (Mezzanine)			3rd Most Recent NOI:	$1,163,426 (12/31/2018)
				Most Recent Occupancy:	92.5% (6/8/2020)
Reserves				2nd Most Recent Occupancy:	94.9% (12/31/2019)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	75.8% (12/31/2018)
RE Tax:	$499,610	$49,961	N/A	Appraised Value (as of):	$33,700,000 (3/2/2020)
Insurance:	$85,271	$11,573	N/A	Appraised Value per Unit:	$168,500
Recurring Replacements:	$0	$4,767	N/A	Cut-off Date LTV Ratio:	63.8%
Debt Service Reserve(3):	$409,814	$0	N/A	Maturity Date LTV Ratio:	63.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$21,500,000	100.0%	Loan Payoff:	$19,127,155	89.0%
			Return of Equity:	$1,094,632	5.1%
			Reserves:	$994,695	4.6%
			Closing Costs:	$283,518	1.3%
Total Sources:	$21,500,000	100.0%	Total Uses:	$21,500,000	100.0%

(1)	The first payment date for the Palms at Cinco Ranch Mortgage Loan (as defined below) is September 1, 2020. On the Closing Date, MSMCH will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 1, 2020 payment. First Payment Date, Original Term to Maturity, IO Period, Seasoning and Prepayment Provisions are inclusive of the additional August 1, 2020 interest-only payment funded by MSMCH on the Closing Date.

(2)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the Palms at Cinco Ranch Mortgage Loan was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(3)	The Debt Service Reserve is required to be released to the Palms at Cinco Ranch Borrower (as defined below) following the date that is twelve months from the origination date provided that no event of default is continuing and the debt service coverage ratio of the Palms at Cinco Ranch Mortgage Loan, assuming a 30-year amortization schedule, is at least 1.47x for the preceding two full calendar quarters based upon the trailing six months operating statements and in-place rent roll.

The Mortgage Loan. The eleventh largest mortgage loan (the “Palms at Cinco Ranch Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $21,500,000, which is secured by a first priority fee mortgage encumbering a multifamily property located in Richmond, Texas (the “Palms at Cinco Ranch Property”).

The Borrower and the Borrower Sponsor. The borrower is Cinco Ranch Palms, LLLP (the “Palms at Cinco Ranch Borrower”), a single-purpose Arizona limited liability limited partnership with one independent director. The borrower sponsors are Hudson Capital Investments and RW Partners, LLC and the non-recourse carve-out guarantor is Winco, L.L.C., which directly owns 7.752% of the limited partnership interest in the Palms at Cinco Ranch Borrower. RW Partners, LLC is a Phoenix based real estate investment and development firm that manages a portfolio including parcels of land, a retail center, multifamily developments, office/industrial buildings, resort/hotel properties, and lending investments across North America.

The Property. The Palms at Cinco Ranch Property is a one, two and three-story, 200-unit garden-style apartment complex located in Richmond, Texas. The Palms at Cinco Ranch Property consists of 8 two-story residential buildings, 5 three-story residential buildings, and a single-story office/clubhouse building. The Palms at Cinco Ranch Property was built in 2006 and is situated on 13.22 acres with 574 parking spaces (380 surface parking spaces and 194 garage parking spaces). The unit mix comprises one-, two- and three-bedroom floorplans, an NRA of 218,388 SF and average unit size of 1,092 SF. As of June 8, 2020, the Palms at Cinco Ranch Property was 92.5% occupied, with average in-place rent of $1,385/unit ($1.28 PSF). Unit amenities

A-3-110

Multifamily – Garden	Loan #11	Cut-off Date Balance:	$21,500,000
23600 Farm to Market 1093	Palms at Cinco Ranch	Cut-off Date LTV:	63.8%
Richmond, TX 77406		U/W NCF DSCR:	2.14x
		U/W NOI Debt Yield:	8.4%

include air conditioning, dishwasher and garbage disposal, patio/balcony, security alarm, separate walk-in showers, under cabinet lighting, washer/dryer connections, and wheelchair access. Community amenities include a 24-hour fitness center, attached/detached garages, café bar with Starbucks coffee, clubhouse with free Wi-Fi access, gated access, cycle studio, fire pit with lounge seating, on-site maintenance, outdoor kitchens with stainless steel grills, pet park, playground, resort-style pool with sundeck and hot tub, tanning beds, and valet trash service.

The following table presents certain information relating to the unit mix at the Palms at Cinco Ranch Property:

Unit Mix
Unit Mix / Type	Units	Occupied Units	% Occupied	Average SF per Unit	Monthly Average Rent per Unit	Monthly Average Rent per SF
One-Bedroom	112	105	93.8%	954	$1,206	$1.26
Two-Bedroom	72	66	91.7%	1,223	$1,560	$1.28
Three-Bedroom	16	14	87.5%	1,467	$1,908	$1.30
Total/Wtd. Avg.	200	185	92.5%	1,092	$1,385	$1.28

Source: Borrower rent roll dated June 8, 2020.

COVID-19 Update. The Palms at Cinco Ranch Mortgage Loan was originated on July 8, 2020, and the first due date is in August 2020. As of July 8, 2020 the Palms at Cinco Ranch Mortgage Loan is not subject to any forbearance, modification or debt service relief request. As of July 8, 2020 the borrower sponsor has reported that the Palms at Cinco Ranch Property is open and operating with 89.8% of tenants by underwritten base rent having paid their full July 2020 rent payments based on the percentage of total billed residential rent collected. As of July 8, 2020, no tenants have requested rent relief.

The Market. The Palms at Cinco Ranch Property is located in Richmond, Texas, within the Richmond/Rosenberg submarket of the Houston multifamily market. The closest major commercial corridors to the Palms at Cinco Ranch Property are Grand Parkway (Highway 99), which is the primary north-south traffic carrier that connects the neighborhood via the Westpark Tollway (the northern boundary) and US Hwy 90 Alt to the Southwest Freeway to downtown Houston to the west. Other than these expressways, there are numerous primary thoroughfares that provide convenient travel throughout the neighborhood. These include Mason Road and Harlem Road, which run north-south, and W. Airport Blvd., W. Bellfort Blvd., Beechnut Road and Bellaire Blvd., which run east-west through the neighborhood. The neighborhood is suburban in nature and is approximately 75% developed with a mix of residential communities, recreational, office and retail use. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the Houston multifamily market was approximately 9.4%, with average asking rents of $1,105 per unit and inventory of approximately 610,763 units. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the Richmond/Rosenberg submarket was approximately 5.9%, with average asking rents of $1,046 per unit and inventory of approximately 6,441 units. According to the appraisal, the 2020 population within a one-, three- and five-mile radius of the Palms at Cinco Ranch Property was 14,063, 97,239 and 221,684, respectively. The 2020 average household income within the same one-, three- and five-mile radius was $144,666, $162,437 and $152,429, respectively.

The following table presents certain information relating to the appraisal’s market rent conclusion for the Palms at Cinco Ranch Property:

Market Rent Summary
Building	Units	Average Size (SF)	Avg. Monthly In Place Rent per Unit(1)	Avg. Monthly In Place Rent PSF(1)	Avg. Monthly Market Rent per Unit	Avg. Monthly Market Rent PSF
1BR/1BA	112	954	$1,206	$1.26	$1,222	$1.29
2BR/2BA	72	1,223	$1,560	$1.28	$1,588	$1.30
3BR/2BA	16	1,467	$1,908	$1.30	$1,880	$1.28

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 8, 2020.

The following table presents certain information relating to comparable rental properties to the Palms at Cinco Ranch Property:

Comparable Rental Properties
Property	Year Built	# Units	Average SF per Unit	Average Monthly Rent per Unit	Average Monthly Rent PSF
Palms at Cinco Ranch	2006	200	1,092	$1,385	$1.28
Cortland at Seven Meadows	2015	300	1,037	$1,390	$1.37
Grand Fountain Apartments	2014	194	1,051	$1,427	$1.35
Grand Reserve	2013	291	951	$1,252	$1.31
Montage at Cinco Ranch	2011	316	889	$1,468	$1.64
Stratus Cinco Ranch	2016	186	1,036	$1,439	$1.42
Marquis at Cinco Ranch	2010	260	1,048	$1,381	$1.32

Source: Appraisal.

A-3-111

Multifamily – Garden	Loan #11	Cut-off Date Balance:	$21,500,000
23600 Farm to Market 1093	Palms at Cinco Ranch	Cut-off Date LTV:	63.8%
Richmond, TX 77406		U/W NCF DSCR:	2.14x
		U/W NOI Debt Yield:	8.4%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the operating history and Underwritten Net Cash Flow at the Palms at Cinco Ranch Property:

Cash Flow Analysis(1)
	2018	2019	5/31/2020 TTM	UW	UW Unit
Gross Potential Rent(2)	$3,378,139	$3,368,413	$3,349,437	$3,360,732	$16,803.66
Discounts Concessions	($163,817)	($151,875)	($98,055)	($98,055)	($490.28)
Other Income(3)	$302,183	$356,628	$361,441	$361,441	$1,807.21
Less Vacancy & Credit Loss	($905,469)	($220,740)	($197,116)	($208,411)	($1,042.06)
Effective Gross Income	$2,611,035	$3,352,426	$3,415,707	$3,415,707	$17,078.54

Real Estate Taxes	$457,638	$521,324	$480,843	$536,964	$2,684.82
Insurance	$106,728	$111,025	$109,292	$113,392	$566.96
Other Expenses	$883,243	$958,918	$926,527	$956,002	$4,780.01
Total Expenses	$1,447,609	$1,591,267	$1,516,662	$1,606,358	$8,031.79

Net Operating Income	$1,163,426	$1,761,159	$1,899,045	$1,809,349	$9,046.74
Capital Expenditures	$0	$0	$0	$57,200	$286.00
Net Cash Flow	$1,163,426	$1,761,159	$1,899,045	$1,752,149	$8,760.74

Occupancy %	75.8%(4)	94.9%	92.5%(2)	93.8%
NOI DSCR	1.42x	2.15x	2.32x	2.21x
NCF DSCR	1.42x	2.15x	2.32x	2.14x
NOI Debt Yield	5.4%	8.2%	8.8%	8.4%
NCF Debt Yield	5.4%	8.2%	8.8%	8.1%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	UW Gross Potential Rent and 5/31/2020 TTM Occupancy % is based on the borrower rent roll dated June 8, 2020.

(3)	Other Income consists of utility reimbursements as well as other miscellaneous fees and charges.

(4)	Occupancy in 2018 was affected due to damage to 56 units from Hurricane Harvey in September 2017, as to which repairs were ongoing from September 2017 through October 2018.

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A-3-113

Mortgage Loan No. 12 – HPE Campus

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	AREF			Single Asset/Portfolio:	Single Asset
Original Balance(1):	$20,000,000			Location:	Roseville, CA 95747
Cut-off Date Balance(1):	$20,000,000			General Property Type:	Office
% of Initial Pool Balance:	2.9%			Detailed Property Type:	Suburban
Loan Purpose:	Acquisition			Title Vesting:	Fee
Borrower Sponsors:	John Gaghan; Waleed Mohammed;			Year Built/Renovated:	1981/2019
	Abdullah Alwehaib			Size:	447,364 SF
Guarantors:	Apex Capital Investments Corporation			Cut-off Date Balance per SF(1):	$149
Mortgage Rate:	3.5400%			Maturity Date Balance per SF(1):	$149
Note Date:	2/21/2020			Property Manager:	G&E Real Estate Management
First Payment Date:	4/6/2020				Services, Inc.
Maturity Date:	3/6/2030			Underwriting and Financial Information(6)
Original Term to Maturity:	120 months			UW NOI:	$6,589,734
Original Amortization Term:	0 months			UW NOI Debt Yield(1):	9.9%
IO Period:	120 months			UW NOI Debt Yield at Maturity(1):	9.9%
Seasoning:	4 months			UW NCF DSCR(1):	2.71x
Prepayment Provisions:	LO (28); DEF (88); O (4)			Most Recent NOI:	N/A
Lockbox/Cash Mgmt Status:	Hard/Springing			2nd Most Recent NOI:	N/A
Additional Debt Type(1):	Pari Passu			3rd Most Recent NOI:	N/A
Additional Debt Balance(1):	$46,770,000			Most Recent Occupancy:	100.0% (7/6/2020)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent Occupancy:	NAV
				3rd Most Recent Occupancy:	NAV
Reserves				Appraised Value (as of):	$103,000,000 (1/23/2020)
Type	Initial	Monthly	Cap	Appraised Value per SF:	$230
RE Tax:	$0	Springing(2)	N/A	Cut-off Date LTV Ratio(1):	64.8%
Insurance:	$0	Springing(3)	N/A	Maturity Date LTV Ratio(1):	64.8%
Recurring Replacements:	$0	$7,456	$268,419
TI/LC:	$0	Springing(4)	N/A
Common Charges Reserves	$0	Springing(5)	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan:	$66,770,000	63.6%	Purchase Price:	$101,300,000	96.5%
Borrower Equity:	$38,237,086	36.4%	Closing Costs:	$3,707,086	3.5%
Total Sources:	$105,007,086	100.0%	Total Uses:	$105,007,086	100.0%

(1)	The HPE Campus Mortgage Loan (as defined below) is part of the HPE Campus Whole Loan (as defined below), which is comprised of four pari passu notes with an aggregate original principal balance of $66,770,000. The Cut-off Date Balance per SF, Maturity Date Balance per SF, UW NOI Debt Yield, UW NOI Debt Yield at Maturity, UW NCF DSCR, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the aggregate original principal balance of the promissory notes comprising HPE Campus Whole Loan.

(2)	Reserves for real estate taxes are waived, provided that if certain conditions in the HPE Campus Mortgage Loan documents are not satisfied, ongoing monthly real estate tax reserves in an amount equal to 1/12 of the real estate taxes that the lender estimates will be payable during the next twelve months (initially $52,051) will be required.

(3)	Reserves for insurance premiums are waived, provided that if certain conditions in the HPE Campus Mortgage Loan documents are not satisfied, ongoing monthly insurance reserves in an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable during the next twelve months (initially $6,033) will be required.

(4)	Springing upon the occurrence of any of the following: (i) an event of default; (ii) the debt service coverage ratio falls below 1.40x at the end of any calendar quarter; (iii) a Lease Sweep Period (as defined below); or (iv) from and after the payment date occurring in April 2025 until the maturity date, the HPE Campus Borrower (as defined below) will be required to pay to the lender an amount initially equal to 1/12 of the product obtained by multiplying $1.00 by the aggregate number of rentable square feet of space in the HPE Campus Property (as defined below) (initially $37,280 per month). A “Lease Sweep Period” will commence upon the occurrence of the following, among others: (a) the payment date occurring in January 2028; (b) HPE (as defined below) or a replacement tenant (“Major Tenant”) discontinues its business at 25% or more of its premises (i.e., “goes dark”), gives written notice that it intends to do the foregoing, or it otherwise becomes public information that it intends to do the foregoing; (c) the credit rating of Major Tenant or major tenant guarantor being downgraded below BBB- by S&P (or its functional equivalent by any other rating agency); and (d) the credit rating of Major Tenant or major tenant guarantor being downgraded below BB+ by S&P (or its functional equivalent by any other rating agency). With respect to a Lease Sweep Period caused by a matter described in clause (c) above, the Lease Sweep Period will end following the 18th payment date following the commencement of such Lease Sweep Period.

(5)	The HPE Campus Borrower is required to deposit with the lender, on each payment date, an amount equal to the common charges payable by it under the related condominium documents for the next calendar month, provided such deposits are not required so long as (i) no event of default is continuing, (ii) the HPE lease is in full force and effect, (iii) HPE is required under its lease to reimburse the HPE Campus Borrower for the payment of all common charges and the HPE Campus Borrower provides the lender with evidence that HPE has done so, and (iv) the HPE Campus Borrower has paid all common charges to the related condominium board and provided the lender with evidence thereof.

(6)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and The HPE Campus Mortgage Loan was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

The Mortgage Loan. The twelfth largest mortgage loan (the “HPE Campus Mortgage Loan”) is part of a whole loan (the “HPE Campus Whole Loan”) evidenced by four pari passu promissory notes in the aggregate original principal amount of $66,770,000, all of which are secured by a first priority fee mortgage encumbering an office property located in Roseville, California (the “HPE Campus Property”). Note A-1 in the original principal balance of $20,000,000 represents the controlling interest in the HPE Campus Whole Loan and will be included in the MSC 2020-HR8 securitization transaction.

A-3-114

Office – Suburban	Loan #12	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		UW NCF DSCR:	2.71x
		UW NOI Debt Yield:	9.9%

Notes A-2, A-3 and A-4 in the original principal amounts of $20,000,000, $16,770,000, and $10,000,000, respectively, represent non-controlling interests in the HPE Campus Whole Loan. Note A-2 was contributed to the WFCM 2020-C56 securitization transaction. Notes A-3 and A-4 are currently held by AREF and are expected to be contributed to one or more future securitization transactions. The HPE Campus Whole Loan will be serviced pursuant to the pooling and servicing agreement for the MSC 2020-HR8 securitization transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement” in the Prospectus.

HPE Campus Whole Loan Summary
Notes	Original Balance	Cut-off Date Balance	Anticipated Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	MSC 2020-HR8	Yes
A-2	$20,000,000	$20,000,000	WFCM 2020-C56	No
A-3	$16,770,000	$16,770,000	AREF	No
A-4	$10,000,000	$10,000,000	AREF	No
Total	$66,770,000	$66,770,000

The Borrower and the Borrower Sponsors. The borrower is DC Roseville Owner LLC, a Delaware limited liability company, structured to be bankruptcy-remote with at least two independent directors (the “HPE Campus Borrower”). The borrower sponsors are John Gaghan, Waleed Mohammed, and Abdullah Alwehaib, and the non-recourse carveout guarantor of the HPE Campus Mortgage Loan is Apex Capital Investments Corporation which is the US-based investment arm of Dimah Capital. Established in 2007, Dimah Capital is a real estate investment firm based in Kuwait, which currently manages approximately KD 44 million of capital.

The Property. The HPE Campus Property is comprised of one, one-story building and two, two-story buildings totaling 447,364 square feet, situated on a 15.1-acre site in Roseville, California, approximately 21.4 miles southwest of downtown Sacramento and 100% leased to Hewlett Packard Enterprises (“HPE”). The three buildings include “R1” (8000 Foothills Boulevard, 54,486 square feet); “R3” (8030 Foothills Boulevard, 151,423 square feet); and “R5” (8040-8050 Foothills Boulevard, 241,455 square feet). The HPE Campus Property is part of a larger five-building office campus that was developed by Hewlett Packard. The company split off into HPE and subsequently sold off the campus and leased it back, eventually downsizing to the current three buildings. The campus was condominiumized, with the HPE Campus Property on one parcel and access shared with the larger campus along with assigned parking areas.

The HPE Campus Property was built between 1981 and 1990. R1 consists of two smaller buildings connected by an interior corridor. The first building is the former reception area, which has since been relocated to R3 and is now a small local credit union that serves the campus. The second building is the cafeteria. The R3 building was recently renovated in 2019 and received a capital investment from HPE, with modern office tenant improvements including upgrades to the lobbies, large open cubicle areas, private offices, break-out rooms, conference rooms, large training rooms, and breakrooms. A small portion of R3 and approximately half of R5 are used as improved lab/server room space. Most of these rooms have separate cooling units and expanded electricity and conduit capacity for servers, and some also have raised floors. They typically have vinyl tile floors and drop T-bar ceilings and could be converted to office use if necessary. Both of these buildings also include small shipping areas with both grade level and dock-high roll-up loading doors.

Amenities at the HPE Campus Property include a central quad courtyard with basketball and volleyball courts, two baseball fields (which are a part of the larger development), open seating areas, a large cafeteria, and a fitness center equipped with showers and locker rooms. The HPE Campus Property is served by 2,454 parking spaces, which yields a parking ratio of 5.5 spaces per 1,000 square feet of net rentable area.

The HPE Campus Property is 100.0% leased by HPE and houses multiple divisions of the company. The HPE Campus Property is operated pursuant to a master lease between the borrower, as master lessor, and an affiliate of the borrower sponsor, as master lessee, in connection with the Shari’ah compliant loan structure. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Shari’ah Compliant Loans” and “—Tenant Issues—Affiliated Leases” in the Prospectus

The HPE Campus Property was initially leased by HPE in January 1981, and the lease was subsequently assigned to the master lessee in February 2020.

Major Tenants.

Hewlett Packard Enterprise (447,364 square feet; 100.0% of net rentable area; 100.0% of underwritten base rent; 04/30/2030 lease expiration) HPE offers enterprise security, analytics and data management, applications development and testing, data center care, cloud consulting, and business process services for both individual and corporate use. HPE was founded on November 1, 2015 as a byproduct of the reconfigured Hewlett Packard Company, which built the original HPE Campus Property from 1981-1990. HPE is headquartered in San Jose, California and has over 60,000 employees worldwide. HPE began its current 13 year lease in May 2017 following the initial sale and leaseback of the HPE Campus Property and is scheduled to remain in place through the end of its term in April 2030, one month after the HPE Campus Whole Loan matures. HPE has two, five-year extension options under its lease exercisable upon at least 300 days’ prior written notice.

HPE has been in occupancy at the HPE Campus Property since 1981 and currently has six different divisions located on-site, including Aruba Networking Research and Development, Global Functions, Technology Services, Hybrid IT, and Enterprise Group Supply Organization and General. The Aruba Networking Research and Development was founded in 2002 and acquired by HPE in 2015. As of December 31, 2019, Aruba Networking Research and Development has reported revenues of over $2.5 billion (8.8% of HPE’s 2019 total revenue) and has over 6,000 employees. Aruba Networking Research and Development operates on both floors of the R3 building. The second division, Global Functions, provides general support functions including HR, finance, and IT. The third division, Technology Services, provides high-level consulting and infrastructure services (e.g. data center design, complex problem resolution, etc.). The fourth division is known as “Hybrid IT”, an R&D development group focused in new market segments, including HPE's next generation computing solution known as "The Machine". The fifth division is the Enterprise Group Supply Chain

A-3-115

Office – Suburban	Loan #12	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		UW NCF DSCR:	2.71x
		UW NOI Debt Yield:	9.9%

Organization, which provides support for various supply chain functions. The sixth division, General, provides sale and contact support centers serving various divisions.

HPE is a national, publicly traded company and an investment grade tenant with a credit rating of BBB+ from S&P and Baa2 from Moody’s. As of February 5, 2020, HPE had a market capitalization of $19.4 billion and as of October 31, 2019 had over $3.7 billion of cash and cash equivalents.

The following table presents certain information relating to the tenants at the HPE Campus Property:

Major Tenants(1)
Tenant Name	Credit Rating (Fitch /Moody’s/S&P)	Tenant SF	Approx. % of Total SF	Annual UW Rent(2)	% of Total Annual UW Rent	Annual UW Rent PSF(2)	Lease Expiration	Renewal Options	Termination Options
Hewlett Packard Enterprise	BBB/Baa2/BBB+	447,364	100.0%	$7,064,579	100.0%	$15.79	04/30/2030	Y(3)	N
Total Major Tenants		447,364	100.0%	$7,064,579	100.0%	$15.79

Other Tenants		0	0.0%	$0	0.0%	$0.00
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		$447,364	100.0%	$7,064,579	100.0%	$15.79

(1)	Information obtained from the underwritten rent roll dated July 6, 2020.

(2)	Includes $1,084,513 in straight-line rent steps through the end of the HPE Campus Whole Loan term in March 2030.

(3)	HPE has the option to extend the lease for two, five-year periods upon 300 days’ prior written notice to the master lessee.

The following table presents certain information relating to the lease rollover schedule at the HPE Campus Property:

Lease Rollover Schedule(1)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling(2)	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2019	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2030 & Beyond	1	447,364	$15.79	100.0%	100.0%	$7,064,579	100.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	1	447,364	$15.79	100.0%		$7,064,579	100.0%

(1)	Information obtained from the underwritten rent roll dated July 6, 2020.

(2)	Includes $1,084,513 in straight-line rent steps through the end of the HPE Campus Whole Loan term in March 2030.

COVID-19 Update. As of July 6, 2020, the HPE Campus Property is open, however most, if not all, of the employees of HPE (as defined below) are working remotely. The June and July 2020 debt service payments have been made. As of July 7, 2020, the HPE Campus Whole Loan is not subject to any modification or forbearance request. HPE leases 100.0% of the HPE Campus Property and paid rent for both June and July 2020. As of July 7, 2020, the HPE tenant did not request any rent relief.

The Market. The HPE Campus Property is located along Foothills Boulevard, approximately one mile from the Roseville Bypass Expressway and five miles from Interstate 80 in Roseville, California. Roseville is a suburb of Sacramento, located approximately 21.4 miles southwest of the Sacramento central business district. Roseville is home to several large office and industrial users, including FedEx Ground Center, Cokeva Inc., Keysight Technologies, and TSI Semiconductors. The HPE Campus Property is located within an expanding neighborhood comprised mostly of industrial, flex, and office uses, built in the past 20 years. Residential uses are limited and include predominantly single-family homes with some apartment complexes. The HPE Campus Property is in a central location to transportation systems with access to major freeways including US Highway 50, State Highway 99, and Interstates 5 and 80. These freeways provide access to the San Francisco Bay Area to the west, Southern California to the south, Oregon and Washington to the north, and Nevada to the east. Air transportation within the Sacramento MSA is provided by the Sacramento International Airport, which is approximately 24.0 miles west of the HPE Campus Property.

A-3-116

Office – Suburban	Loan #12	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		UW NCF DSCR:	2.71x
		UW NOI Debt Yield:	9.9%

According to the appraisal, the estimated 2019 population within a one-, three-, and five-mile radius of the HPE Campus Property was 7,081, 102,497, and 224,656, respectively. According to the appraisal, the estimated 2019 average household income within a one-, three-, and five-mile radius of the HPE Campus Property was $127,534, $113,230, and $113,495, respectively.

According to a third-party report, the HPE Campus Property is situated within the Sacramento office market. As of the fourth quarter of 2019, the Sacramento office market reported a total inventory of approximately 105.5 million square feet of office space with an 8.9% vacancy rate and average asking rent of $22.92 per square foot. According to a third-party report, the HPE Campus Property is situated within the Roseville and Rocklin submarket of the Sacramento office market. As of the fourth quarter of 2019, the Roseville and Rocklin submarket reported a total inventory of approximately 13.2 million square feet of office space with a 9.4% vacancy rate and average asking rent of $23.04 per square foot.

The following table presents the appraisal market rent conclusions:

Office Market Rent Summary
	Sacramento Market	Roseville/Rocklin Submarket
Market Rent (PSF)(1)	$22.92	$23.04
Vacancy	8.9%	9.4%
Inventory (SF)	105,508,348	13,153,168
Net Absorption (SF)	318,146	222,947
Completions (SF)	254,216	194,000

Source: Appraisal

(1)	The rents are on a gross basis.

The following table presents certain information relating to comparable office leases for the HPE Campus Property:

Comparable Office Leases
Property Name/Location	Distance From Subject	Tenant	Year Built	Tenant Size (SF)	Lease Commencement Date	Lease Term (Yrs.)	Annual Base Rent PSF	Lease Type
HPE Campus Property Roseville, California	Subject	Hewlett Packard Enterprise	1981	447,364(1)	May-17(1)	13.0(1)	$15.79(1)	NNN(1)
Junction Crossing Roseville, California	0.8 miles	Listing	1998	77,803	Jan-20	NAV	$10.80	NNN
Lava Ridge Center Roseville, California	4.8 miles	American Pacific Mortgage	2000	34,736	Oct-19	4.3	$25.20	FSG
Johnson Ranch Roseville, California	4.8 miles	Lyon Real Estate	1988	13,543	Jun-19	5.3	$26.88	FSG
Roseville Innovation Park Roseville, California	0.1 miles	Penumbra	1993	157,518	Mar-20	15.0	$15.00	NNN
Olympus Corporate centre Roseville, California	5.4 miles	Private National Mortgage	1995	15,060	Aug-18	5.4	$25.80	FSG
Douglas Corporate Center Roseville, California	5.2 miles	Composite Engineering, Inc.	2003	40,051	Aug-18	5.3	$25.80	FSG

Source: Appraisal, unless otherwise indicated.

(1)	Information obtained from the underwritten rent roll dated July 6, 2020.

A-3-117

Office – Suburban	Loan #12	Cut-off Date Balance:	$20,000,000
8000-8050 Foothills Boulevard	HPE Campus	Cut-off Date LTV:	64.8%
Roseville, CA 95747		UW NCF DSCR:	2.71x
		UW NOI Debt Yield:	9.9%

The following table presents certain information relating to comparable office sales to the HPE Campus Property:

Comparable Sales
Property Name/Location	Sale Date	Year Built	NRA	Sale Price	Price / SF	NOI	NOI / SF	Cap Rate
HPE Campus Property Roseville, California	February 2020(1)	1981	447,364	$101,300,000	$226	NAV	NAV	NAV
Stoneview Plaza Roseville, California	August 2019	2005	108,348	$24,900,000	$230	$1,668,300	$15.40	6.70%
Parkway Corporate Center Roseville, California	February 2019	2000	287,539	$79,000,000	$275	$4,183,771	$14.55	5.30%
The Summit at Douglas Ridge Roseville, California	August 2018	2003	185,841	$44,500,000	$239	$3,276,000	$17.63	7.36%
Stone Point Plaza Roseville, California	June 2018	2004	96,377	$19,550,000	$203	$1,571,832	$16.31	8.04%
Eureka Corporate Center Roseville, California	January 2018	2001	142,125	$26,000,000	$183	$1,933,873	$13.61	7.44%
Roseville Corporate Center Roseville, California	October 2017	1999	109,241	$23,340,000	$214	$1,699,152	$15.55	7.28%

Source: Appraisal, unless otherwise indicated.

(1)	Information obtained from the settlement statement of the HPE Campus Whole Loan.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the HPE Campus Property:

Cash Flow Analysis(1)
	UW	UW PSF
Gross Potential Rent(2)	$7,064,579	$15.79
Reimbursements	$3,056,247	$6.83
Other Income	$79,656	$0.18
Vacancy and Concessions(3)	($506,041)	($1.13)
Effective Gross Income	$9,694,440	$21.67

Taxes	$1,382,535	$3.09
Insurance	$72,393	$0.16
Other Operating Expenses	$1,649,779	$3.69
Total Operating Expenses	$3,104,706	$6.94

Net Operating Income	$6,589,734	$14.73
TI/LC	$0	$0.00
Capital Expenditures	$89,473	$0.20
Net Cash Flow	$6,500,261	$14.53

Occupancy %	95.0%
NOI DSCR(4)	2.75x
NCF DSCR(4)	2.71x
NOI Debt Yield(4)	9.9%
NCF Debt Yield(4)	9.7%

(1)	Historical cash flows and occupancy figures are not available as the transaction is an acquisition. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	Includes $1,084,513 in straight-line rent steps through the end of the HPE Campus Whole Loan term in March 2030.

(3)	The underwritten economic vacancy was 5.0%. The HPE Campus Property was 100.0% occupied as of July 6, 2020.

(4)	Debt service coverage ratios and debt yields are based on the HPE Campus Whole Loan.

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A-3-119

Mortgage Loan No. 13 – Broadway & Thomas

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	AREF			Single Asset/Portfolio:	Single Asset
Original Balance:	$19,000,000			Location:	Los Angeles, CA 90031
Cut-off Date Balance:	$19,000,000			General Property Type:	Mixed Use
% of Initial Pool Balance:	2.7%			Detailed Property Type:	Office/Retail
Loan Purpose:	Refinance			Title Vesting:	Fee
Sponsor:	Mark Gabay			Year Built/Renovated:	2019
Guarantor:	Mark Gabay			Size:	51,722 SF
Mortgage Rate:	3.9000%			Cut-off Date Balance per SF:	$367
Note Date:	2/5/2020			Maturity Date Balance per SF:	$367
First Payment Date:	3/6/2020			Property Manager:	Excel Property Management
Maturity Date:	2/6/2030				Services, Inc.
IO Period:	120 months				(borrower-related)
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information(2)
Seasoning:	5 months			UW NOI:	$1,834,949
Prepayment Provisions:	LO (29); YM1 (86); O (5)			UW NOI Debt Yield:	9.7%
Lockbox/Cash Mgmt Status:	Hard/Springing			UW NOI Debt Yield at Maturity:	9.7%
Additional Debt Type(1):	N/A			UW NCF DSCR:	2.43x
Additional Debt Balance(1):	N/A			Most Recent NOI(3):	N/A
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI(3):	N/A
				3rd Most Recent NOI(3):	N/A
Reserves				Most Recent Occupancy:	96.0% (1/1/2020)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy(3):	N/A
RE Tax:	$19,122	$9,561	N/A	3rd Most Recent Occupancy(3):	N/A
Insurance:	$19,772	$1,318	N/A	Appraised Value (as of):	$31,500,000 (8/16/2019)
Recurring Replacements:	$0	$1,078	$38,792	Appraised Value per SF:	$609
TI/LC:	$158,875	$2,155	$51,722	Cut-off Date LTV Ratio:	60.3%
Free Rent:	$94,722	$0	N/A	Maturity Date LTV Ratio:	60.3%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$19,000,000	100.0%	Loan Payoff:	$13,058,935	68.7%
			Return of Equity:	$5,415,618	28.5%
			Reserves:	$292,491	1.5%
			Closing Costs:	$232,956	1.2%
Total Sources:	$19,000,000	100.0%	Total Uses:	$19,000,000	100.0%

(1)	The Broadway & Thomas Property (as defined below) also secures a subordinate loan with an outstanding balance of $2,085,000 in favor of the City of Los Angeles, Community Development Department. Pursuant to the Broadway & Thomas Mortgage Loan (as defined below) documents, the Broadway & Thomas Borrower (as defined below) is not expected to make any payments of principal or interest on the subordinate loan. The subordinate loan is a conditional grant, which requires the use and operation of the Broadway & Thomas Property to provide at least 43 full-time-equivalent jobs at the Broadway & Thomas Property, of which at least 22 full-time-equivalent jobs are required to be reserved for low-to-moderate income persons. The grant balance will be forgiven at the rate of $208,500 per annum, for a total of ten years. The borrower sponsor reported that the LA County Department of Health Offices, the largest tenant at the Broadway & Thomas Property, reportedly has over 219 employees at the Broadway & Thomas Property, significantly in excess of the grant jobs requirement.

(2)	Certain NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the Broadway & Thomas Mortgage Loan was underwritten based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(3)	Historical cash flows and occupancy figures are not available as the Broadway & Thomas Property was newly constructed in 2019.

The Mortgage Loan. The thirteenth largest mortgage loan (the “Broadway & Thomas Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $19,000,000, secured by a first priority fee mortgage encumbering a 51,722 SF mixed-use property located in Los Angeles, California (the “Broadway & Thomas Property”). The proceeds of the Broadway & Thomas Mortgage Loan were used to refinance prior debt, fund reserves and pay closing costs.

The Borrower and the Borrower Sponsors. The borrower is MAPLE19, LP, a Delaware limited partnership structured to be a bankruptcy-remote entity (the “Broadway & Thomas Borrower”), with no independent director. The borrower sponsor and nonrecourse carve-out guarantor of the Broadway & Thomas Mortgage Loan is Mark Gabay. Mark Gabay owns approximately 50.5% of the ownership interest in the Broadway & Thomas Borrower and is a co-managing partner at the Charles Company. Headquartered in West Hollywood, the Charles Company is a family-owned real estate development group established in 1979. The Charles Company controls and administers acquisition, design planning, property management, and leasing through its in-house staff. It has developed projects throughout California, accumulating over 4.0 million SF of commercial real estate, with a focus on eight

A-3-120

Mixed Use – Office/Retail	Loan #13	Cut-off Date Balance:	$19,000,000
3303-3327 North Broadway	Broadway & Thomas	Cut-off Date LTV:	60.3%
Los Angeles, CA 90031		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	9.7%

Southern California counties (Imperial, Los Angeles, Orange, Riverside, Sacramento, San Bernardino, San Diego and Ventura) and one Nevada county (Washoe).

Arman Gabay, the holder of a non-controlling 49.5% limited interest in the Broadway & Thomas Borrower and the brother of the borrower sponsor, is a defendant to a criminal complaint alleging, among other things, three felony counts of wire fraud and two felony counts of federal program bribery relating to Arman’s allegedly having conspired with and bribed a senior Los Angeles County official who had responsibility for Los Angeles County’s process for leasing office space for various of its agencies for the purpose of securing leases in properties in which Arman owned an interest. None of the leases or properties associated with the criminal proceeding are related to the Broadway & Thomas Property. The borrower sponsor is not a named defendant in the related criminal complaint and the Broadway & Thomas Mortgage Loan documents prohibit the transfer of a controlling interest in the Broadway & Thomas Borrower, the general partner of the Broadway & Thomas Mortgage Borrower, or the Broadway & Thomas Property to Arman Gabay.

The Property. The Broadway & Thomas Property is comprised of a newly constructed mixed-use building (medical office with ground floor retail) located in the Lincoln Heights community of Los Angeles, approximately 3 miles northeast of Downtown Los Angeles. The Broadway & Thomas Property consists of one, three-story, 51,722 square foot building located on a 1.11 acre site. The Broadway & Thomas Property is served by 223 surface and covered parking spaces, including reserved handicapped spaces, at a parking ratio of 4.31 spaces per 1,000 SF of net rentable area. The Broadway & Thomas Property is within 1.5 miles from the Keck Hospital of USC and LAC/USC Medical Center.

Construction of the improvements at the Broadway & Thomas Property was completed in October 2019. The Broadway & Thomas Property is 96.0% leased to three tenants, including 83.7% of NRA leased to the LA County Department of Health Offices (“LA County”) on a 15-year lease term. The second and third largest tenants are currently completing interior tenant improvements and have not yet taken occupancy in their respective spaces. However, LA County’s lease has commenced and the tenant has taken occupancy of its leased premises.

Major Tenants.

The LA County Department of Health Offices (43,307 SF, 83.7% of NRA, 90.8% of underwritten base rent). The LA County Department of Health Offices is a division of Los Angeles County, the guarantor of the lease, rated AAA/Aa1/AA+ by S&P/Moody’s/Fitch. LA County will utilize its leased premises for the Department of Mental Health.

LA County has an option to terminate its lease on every lease anniversary date after October 2029, subject to 180 days’ prior written notice to the Broadway & Thomas Borrower. The lease also has a provision requiring the tenant to repay the landlord for the additional tenant improvement allowance of $90.00 per SF ($3,897,630). This additional TI allowance will be amortized at 6.0% over the firm term of the lease. It can also be repaid in a lump sum if the tenant elects to do so.

Furthermore, pursuant to the related lease agreement, LA County holds a right of first refusal to purchase the Broadway & Thomas Property on the same terms and conditions in the event that the Broadway & Thomas Borrower receives a bona fide third-party offer to purchase the Broadway & Thomas Property. The Broadway & Thomas Borrower is required to provide LA County with notice of any such third-party offer. Upon receipt of such notice, LA County will have 30 days to provide the Broadway & Thomas Borrower written notice of its intent to exercise the right of first refusal.

Western Dental (4,344 SF; 8.4% of NRA; 6.3% of underwritten base rent). Western Dental is a chain of dental offices based in Orange, California. It was founded in 1903 in Los Angeles and currently has 250 offices in California, Arizona and Nevada and as of 2017 it had more than 4,500 employees. Approximately 70% of its California patients are covered under the states Denti-Cal health insurance program for low income families.

BurgerIM (2,011 SF; 3.9% of NRA; 2.9% of underwritten base rent). The lease is executed by AMA Foods, LLC. BurgerIM was established in Tel Aviv, Israel in 2011, and it opened its first franchise in California in 2016. Its U.S. headquarters is in Encino, CA. To date, there are stores in 15 states and additional franchises planned across the country. The company was projected to have nearly 500 franchises open in the United States by the end of 2019.

The following table presents certain information relating to the tenants at the Broadway & Thomas Property:

Tenant Summary(1)
Tenant Name	Credit Rating (S&P/Moody’s/Fitch)	Tenant SF	Approx. % of Total SF	Annual UW Rent(2)	% of Total Annual UW Rent(2)	Annual UW Rent PSF(2)	Lease Expiration	Renewal Options	Termination Options
LA County Dept. of Health Offices	AAA/Aa1/AA+	43,307	83.7%	$1,873,804	90.8%	$43.27	10/25/2034	Y	Y(3)
Western Dental	NR/NR/NR	4,344	8.4%	$130,320	6.3%	$30.00	8/31/2030	Y	N
BurgerIM	NR/NR/NR	2,011	3.9%	$59,123	2.9%	$29.40	5/31/2029	Y	N
Total Major Tenants		49,662	96.0%	$2,063,247	100.0%	$41.55

Vacant Space		2,060	4.0%	$0	0%	$0
Total/Wtd. Avg.		51,722	100.0%	$2,063,247	100.0%	$41.55(4)

(1)	Information obtained from the underwritten rent roll dated January 1, 2020 and includes $135,182 in straight-line rent steps through the LA County’s termination option in October 2029.

(2)	Annual UW Rent PSF and Annual UW Rent include underwritten rent steps.

(3)	LA County has an option to terminate its lease on every lease anniversary date after October 2029, subject to 180 days’ prior written notice to the Broadway & Thomas Borrower.

(4)	Vacant space was excluded from the calculations of Wtd. Avg. Annual UW Rent PSF.

A-3-121

Mixed Use – Office/Retail	Loan #13	Cut-off Date Balance:	$19,000,000
3303-3327 North Broadway	Broadway & Thomas	Cut-off Date LTV:	60.3%
Los Angeles, CA 90031		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	9.7%

The following table presents certain information relating to the lease rollover schedule at the Broadway & Thomas Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling(3)	Approx. % of Total Rent Rolling(3)	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2021	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2022	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2023	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2024	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2025	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2026	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2027	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2028	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2029	1	2,011	$29.40	3.9%	3.9%	$59,123	2.9%	2.9%
2030	1	4,344	$30.00	8.4%	12.3%	$130,320	6.3%	9.2%
2031 & Beyond	1	43,307	$43.27	83.7%	96.0%	$1,873,804	90.8%	100.0%
Vacant	0	2,060	$0	4.0%	100.0%	$0	0%	100.0%
Total/Wtd. Avg.	3	51,722	$41.55(4)	100.0%		$2,063,247	100.0%

(1)	Information obtained from the underwritten rent roll dated January 1, 2020.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

(3)	Includes $135,182 in straight-line rent steps through LA County’s termination option in October 2029.

(4)	Vacant space was excluded from the calculations of Wtd. Avg. Annual UW Rent PSF.

COVID-19 Update. As of July 7, 2020, the Broadway & Thomas Property is open, however most, if not all, of the employees of the largest tenant, LA County, are working remotely. LA County is the only tenant of three that is in place and paying rent. The delivery and rent commencement date of the Western Dental space and lease has been delayed due to COVID-19 and is now expected to occur between September and November 2020. The borrower sponsor reported that they are currently working with the BurgerIM tenant to either utilize its space for another restaurant or, at the borrower sponsor’s option, to terminate the lease. The June and July 2020 debt service payments have been made. LA County is the only tenant of the three, that paid rent for both June and July 2020, representing 87.2% and 89.3% of (i) the % of NRA making full June and July rent payments (over occupied square footage) and (ii) the % of underwritten base rent making full June and July rent payment. As of the July 7, 2020, the Broadway & Thomas Mortgage Loan is not subject to any modification or forbearance request.

The Market. The Broadway & Thomas Property is located along the north side of North Broadway, between North Thomas Street and Gates Street, in the City of Los Angeles, Northeast Community Plan area, community of Lincoln Heights. It is situated to the east of downtown Los Angeles and west of the city of Alhambra, within Los Angeles County. The Broadway & Thomas Property is situated in the southwest portion of the Northeast Community Plan area of the City of Los Angeles, which is situated east of the Los Angeles River and north of the Boyle Heights Community Plan area. The area serves as a transition between the downtown center of Los Angeles and the neighboring cities of Glendale, Pasadena, South Pasadena and Alhambra to the north and east, and the city of Monterey Park, and the City of Los Angeles unincorporated community of City Terrace on the south. The Golden State Freeway (Interstate 5) is located 0.7-miles west of the Broadway & Thomas Property and is accessed via North Broadway. Access to the San Bernardino Freeway is provided via Soto Street approximately 2.0-miles south of the Broadway & Thomas Property.

According to the appraisal, the estimated 2019 population within a one-, three-, and five-mile radius of the Broadway & Thomas Property was 36,376, 326,599, and 977,084, respectively. According to the appraisal, the estimated 2019 average household income within a one-, three-, and five-mile radius of the Broadway & Thomas Property was $56,262, $68,363, and $74,549, respectively.

According to the appraisal, the Broadway & Thomas Property is located within the Los Angeles Downtown office submarket. As of the second quarter of 2019, the Los Angeles Downtown office submarket has a Class A office inventory of 29.8 million SF with a vacancy rate of 15.2% and an average asking lease rate of $45.60 per SF. The appraisal identified seven competitive properties which have occupancy ranging from 84% to 100% with an average of 94%.

A-3-122

Mixed Use – Office/Retail	Loan #13	Cut-off Date Balance:	$19,000,000
3303-3327 North Broadway	Broadway & Thomas	Cut-off Date LTV:	60.3%
Los Angeles, CA 90031		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	9.7%

The following table presents the appraisal market rent conclusions:

Market Rent Conclusion(1)
	Office	Retail
Market Rent (PSF)(2)	$45.00	$30.00
Percent of Total SF	83.7%	16.3%
Concessions	None	None
Average Lease Term	10 Years	5 Years
Vacancy 2020	13.6% (L.A. County)	0.6% (One mile radius from subj.)

(1)	Information obtained from the appraisal.

(2)	The rents are on a modified gross basis for office, and NNN for retail.

The following table presents certain information relating to comparable office leases for the Broadway & Thomas Property:

Comparable Office Leases(1)
Property Name/Location	Distance From Subject	Tenant	Year Built	Tenant Size (SF)	Lease Commencement Date	Lease Term (Yrs.)	Annual Base Rent PSF	Lease Type
Broadway & Thomas 3303-3327 North Broadway, Los Angeles, California	N/A	LA County Dept. Of Health Offices	2019	43,307(2)	Oct-19(2)	15.0(2)	$43.27(2)	Modified Gross
Marengo Plaza 1902 East Marengo Street, Los Angeles, CA	1.2 miles	Asking (Medical Sublease)	2015	6,069	Aug-19	1.6	$39.36	Full Service
Samaritan Medical Tower 1127 Wilshire Boulevard, Los Angeles, CA	3.6 miles	Robotics Outpatient Center	1966/2000	7,847	Dec-17	12.0	$36.60	Full Service
California Professional Center 1400 S Grand Avenue, Los Angeles, CA	4.2 miles	Medical Tenant	1990	2,700	Dec-18	5.0	$40.20	Full Service
California Medical Center 1414 S. Grand Avenue, Los Angeles, CA	4.2 miles	Asking (Medical)	1988	8,071	Aug-19	5.0	$40.80	Full Service
Glendale Memorial Medical Pavillion 222 W Eulalia Street, Glendale, CA	4.6 miles	USC	2002	3,535	Mar-17	5.0	$35.40	Modified Gross
Pasadena Medical Office Building 1017-1035 South Fair Oaks Avenue, Pasadena, CA	4.9 miles	Confidential Medical Office	1924	23,687	May-19	15.0	$33.00	NNN
Mixed-Use Office Building 1411 South Garfield Avenue, Alhambra, CA	4.8 miles	Vascular Surgery	2015	3,000	Dec-16	5.0	$27.00	NNN

(1)	Information obtained from the appraisal.

(2)	Information obtained from the underwritten rent roll dated January 1, 2020.

A-3-123

Mixed Use – Office/Retail	Loan #13	Cut-off Date Balance:	$19,000,000
3303-3327 North Broadway	Broadway & Thomas	Cut-off Date LTV:	60.3%
Los Angeles, CA 90031		UW NCF DSCR:	2.43x
		UW NOI Debt Yield:	9.7%

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Broadway & Thomas Property:

Cash Flow Analysis(1)
	UW	UW PSF
Gross Potential Rent(2)	$2,145,647	$41.48
Reimbursements	$320,853	$6.20
Other Income	$0	$0.00
Vacancy and Concessions(3)	($123,325)	($2.38)
Effective Gross Income	$2,343,176	$45.30

Taxes	$228,156	$4.41
Insurance	$15,818	$0.31
Other Operating Expenses	$264,253	$5.11
Total Operating Expenses	$508,227	$9.83

Net Operating Income	$1,834,949	$35.48
TI/LC	$25,861	$0.50
Capital Expenditures	$12,931	$0.25
Cash Flow Sweep Credit(4)	($25,861)	($0.50)
Net Cash Flow	$1,822,018	$35.23

Occupancy %	95.0%
NOI DSCR	2.44x
NCF DSCR	2.43x
NOI Debt Yield	9.7%
NCF Debt Yield	9.6%

(1)	Historical cash flows and occupancy figures are not available as the Broadway & Thomas Property was newly constructed in 2019. For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender U/W.

(2)	Includes $135,182 in straight-line rent steps through the LA County’s termination option in October 2029.

(3)	The underwritten economic vacancy was 5.0%. The Broadway & Thomas Property was 96.0% occupied as of January 1, 2020.

(4)	UW based on 5.0% credit against the 18-month cash flow sweep prior to LA County’s termination option. The sweep is capped at $0.50 per SF (or $25,861).

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A-3-125

Mortgage Loan No. 14 – New Haven Multifamily Portfolio

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	MSMCH			Single Asset/Portfolio:	Portfolio
Original Balance:	$17,500,000			Location:	New Haven, CT
Cut-off Date Balance:	$17,500,000			General Property Type:	Multifamily
% of Initial Pool Balance:	2.5%			Detailed Property Type:	Low Rise
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Pike International			Year Built/Renovated:	Various/N/A
Guarantor:	Toby Hecht			Size:	240 Units
Mortgage Rate:	4.4500%			Cut-off Date Balance per Unit:	$72,917
Note Date:	7/9/2020			Maturity Date Balance per Unit:	$63,881
First Payment Date(1):	8/1/2020			Property Manager:	University Management LLC
Maturity Date:	8/1/2030				(borrower related)
Original Term to Maturity(1):	121 months
Original Amortization Term(1):	360 months			Underwriting and Financial Information(2)
IO Period(1):	37 months			UW NOI:	$1,560,015
Seasoning(1):	0 months			UW NOI Debt Yield:	8.9%
Prepayment Provisions(1):	LO (24); DEF (93); O (4)			UW NOI Debt Yield at Maturity:	10.2%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NCF DSCR:	1.90x (IO) 1.42x (P&I)
Additional Debt Type:	N/A			Most Recent NOI:	$1,766,375 (5/31/2020 TTM)
Additional Debt Balance:	N/A			2nd Most Recent NOI:	$1,533,320 (12/31/2019)
Future Debt Permitted (Type):	No (N/A)			3rd Most Recent NOI:	$1,645,600 (12/31/2018)
				Most Recent Occupancy:	92.9% (6/19/2020)
Reserves				2nd Most Recent Occupancy:	86.9% (12/31/2019)
Type	Initial	Monthly	Cap	3rd Most Recent Occupancy:	88.2% (12/31/2018)
RE Tax:	$77,653	$38,827	N/A	Appraised Value (as of):	$30,300,000 (5/19/2020)
Insurance:	$63,058	$13,226	N/A	Appraised Value per Unit:	$126,250
Recurring Replacements:	$0	$5,042	N/A	Cut-off Date LTV Ratio:	57.8%
Deferred Maintenance:	$99,669	$0	N/A	Maturity Date LTV Ratio:	50.6%
Other(3):	$462,283	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$17,500,000	100.0%	Loan Payoff:	$15,728,134	89.9%
			Reserves:	$702,663	4.0%
			Closing Costs:	$698,709	4.0%
			Return of Equity:	$370,494	2.1%
Total Sources:	$17,500,000	100.0%	Total Uses:	$17,500,000	100.0%

(1)	The first payment date for the New Haven Multifamily Portfolio Mortgage Loan (as defined below) is September 1, 2020. On the securitization Closing Date, MSMCH will deposit sufficient funds to pay the amount of interest that would be due with respect to an August 1, 2020 payment. Seasoning, Prepayment Provisions, Original Term to Maturity, IO Period and First Payment Date are inclusive of the additional August 1, 2020 interest-only payment funded by MSMCH on the Closing Date.

(2)	Certain historical NOI, NCF and occupancy information were determined prior to the emergence of the novel coronavirus, and the economic disruption resulting from measures to combat the coronavirus, and certain DSCR and Debt Yield metrics were calculated, and the New Haven Multifamily Portfolio Mortgage Loan was underwritten, based on such prior information. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

(3)	Other Reserves are comprised of an environmental reserve ($67,500) for any required radon mitigation and a debt service reserve ($394,783). The debt service reserve is required to be released to the New Haven Multifamily Portfolio Borrower (as defined below), at any time on or after the first anniversary of the first day of the first calendar month occurring after the loan origination date, provided that (i) no event of default is continuing and (ii) at the time of the release, the debt service coverage ratio is at least 1.40x on each of a trailing 3-month basis and trailing 6-month basis.

The Mortgage Loan. The fourteenth largest mortgage loan (the “New Haven Multifamily Portfolio Mortgage Loan”) is evidenced by a promissory note in the original principal amount of $17,500,000. The New Haven Multifamily Portfolio Mortgage Loan is secured by a first priority fee mortgage encumbering six multifamily properties located in New Haven, Connecticut (collectively, the “New Haven Multifamily Portfolio” or “New Haven Multifamily Portfolio Properties”).

The Borrowers and the Borrower Sponsor. The borrower is H and R Investments LLC (the “New Haven Multifamily Portfolio Borrower”), a Connecticut limited liability company that is structured to be bankruptcy-remote, with no independent director. Toby Hecht is the non-recourse carveout guarantor, and Pike International is the borrower sponsor with respect to the New Haven Multifamily Portfolio Mortgage Loan. The New Haven Multifamily Portfolio Borrower is 99.5% owned by H & H Residential LLC and 0.5% owned and managed by TEH Investments Inc., both of which are managed and controlled by Toby Hecht. Toby Hecht is married to Samuel Hecht, the founder and president of Pike International, a New Haven real estate company. Pike International was founded in 2001 and has grown into a fully integrated property management firm with over 25 full-time employees and a portfolio of approximately 1,800 multifamily units.

A-3-126

Multifamily – Low Rise	Loan #14	Cut-off Date Balance:	$17,500,000
Various	New Haven Multifamily Portfolio	Cut-off Date LTV:	57.8%
New Haven, CT		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.9%

The Properties. The New Haven Multifamily Portfolio is comprised of six multifamily properties totaling 240 units located in New Haven, Connecticut. The New Haven Multifamily Portfolio Properties were constructed between 1865 and 1975 and have had major renovations since then. As of June 19, 2020, the multifamily space at the New Haven Multifamily Portfolio was 92.9% occupied. In addition, certain of the New Haven Multifamily Portfolio Properties have commercial space, which was 100.0% occupied as of June 19, 2020. According to the borrower sponsor, since acquiring the New Haven Multifamily Portfolio, the borrower sponsor has invested approximately $361,983 ($1,508 per unit) in capital improvements across the New Haven Multifamily Portfolio Properties in the aggregate. The New Haven Multifamily Portfolio Properties have an aggregate of 22 units leased by tenants who pay a portion of their rent with a Section 8 voucher or other local housing assistance subsidies.

The following table presents detailed information with respect to each of the New Haven Multifamily Portfolio Properties:

New Haven Multifamily Portfolio Properties Summary
Building	Occ. % (1)	Units(1)	% of Total Units	Appraised Value	% of Appraised Value	Allocated Loan Amount (“ALA”)	% of ALA	UW NOI	% of UW NOI
Chapel Street and Sherman Avenue	97.1%	70	29.2%	$7,900,000	26.1%	$4,560,000	26.1%	$443,728	28.4%
Howe Street and Lynwood Place	93.8%	32	13.3%	$5,400,000	17.8%	$3,120,000	17.8%	$243,897	15.6%
Ellsworth Avenue	97.9%	47	19.6%	$5,200,000	17.2%	$3,000,000	17.1%	$297,064	19.0%
Colby Court	97.1%	34	14.2%	$4,400,000	14.5%	$2,540,000	14.5%	$266,377	17.1%
Park Street and Elm Street	90.3%	31	12.9%	$4,200,000	13.9%	$2,430,000	13.9%	$215,009	13.8%
Bradley Street and Trumbull Street	69.2%	26	10.8%	$3,200,000	10.6%	$1,850,000	10.6%	$93,940	6.0%
Total	92.9%	240	100.0%	$30,300,000	100.0%	$17,500,000	100.0%	$1,560,015	100.0%

(1)	Based on the borrower rent roll dated June 19, 2020.

Chapel Street and Sherman Avenue

The Chapel Street and Sherman Avenue Property is comprised of five, two-, and three-story low rise multifamily buildings totaling 70-units located in New Haven, Connecticut. The Chapel Street and Sherman Avenue Property was built between 1900 and 1969 and is situated on 1.21 acres with 36 parking spaces. The unit mix comprises one-, two-, and three-bedroom floorplans, an NRA of 51,014 SF and average unit size of 729 SF. As of June 19, 2020, the Chapel Street and Sherman Avenue Property was 97.1% occupied, with average in place rent of $962/unit ($1.32 PSF). There is one commercial space currently at the Chapel Street and Sherman Avenue Property that is 100% leased to an affiliate of Yale New Haven Hospital and has an annual rent of $33,540. According to the borrower sponsor, since acquiring the Chapel Street and Sherman Avenue Property, the borrower sponsor has invested approximately $108,273 ($1,547 per unit) in capital improvements at the Chapel Street and Sherman Avenue Property. The Chapel Street and Sherman Avenue Property has an aggregate of 4 units leased by tenants who pay a portion of their rent with a Section 8 voucher or other local housing assistance subsidies.

Howe Street and Lynwood Place

The Howe Street and Lynwood Place Property is comprised of five, two-, and three-story low rise multifamily buildings totaling 32-units located in New Haven, Connecticut. The Howe Street and Lynwood Place Property was built between 1880 and 1975 and is situated on 0.72 acres with 23 parking spaces. The unit mix comprises studio, one-, and two-bedroom floorplans, an NRA of 23,635 SF and average unit size of 739 SF. As of June 19, 2020, the Howe Street and Lynwood Place Property was 93.8% occupied, with average in place rent of $1,462/unit ($1.98 PSF). There is one commercial space currently at the Howe Street and Lynwood Place Property that is 100% leased to Pike International, an affiliate of the New Haven Multifamily Portfolio Borrower, and has an annual rent of $66,000. According to the borrower sponsor, since acquiring the Howe Street and Lynwood Place Property, the borrower sponsor has invested approximately $50,791 ($1,587 per unit) in capital improvements at the Howe Street and Lynwood Place Property.

Ellsworth Avenue

The Ellsworth Avenue Property is a three-story low rise multifamily building totaling 47-units located in New Haven, Connecticut. The Ellsworth Avenue Property was built in 1927 and is situated on 0.68 acres with no parking spaces. The unit mix comprises one-, and two-bedroom floorplans, an NRA of 41,761 SF and average unit size of 889 SF. As of June 19, 2020, the Ellsworth Avenue Property was 97.9% occupied, with average in place rent of $1,017/unit ($1.14 PSF). According to the borrower sponsor, since acquiring the Ellsworth Avenue Property, the borrower sponsor has invested approximately $37,404 ($796 per unit) in capital improvements at the Ellsworth Avenue Property. The Ellsworth Avenue Property has an aggregate of 9 units leased by tenants who pay a portion of their rent with a Section 8 voucher or other local housing assistance subsidies.

Colby Court

The Colby Court Property is comprised of four, two-story low rise multifamily buildings totaling 34-units located in New Haven, Connecticut. The Colby Court Property was built in 1950 and is situated on 1.96 acres with 25 parking spaces. The unit mix comprises two-, and four-bedroom floorplans, an NRA of 25,250 SF and average unit size of 743 SF. As of June 19, 2020, the Colby Court Property was 97.1% occupied, with average in place rent of $1,227/unit ($1.65 PSF). According to the borrower sponsor, since acquiring the Colby Court Property, the borrower sponsor has invested approximately $55,148 ($1,622 per unit) in capital improvements at the Colby Court Property. The Colby Court Property has an aggregate of 9 units leased by tenants who pay a portion of their rent with a Section 8 voucher or other local housing assistance subsidies.

Park Street and Elm Street

The Park Street and Elm Street Property is comprised of three, three-story low rise multifamily buildings totaling 31-units located in New Haven, Connecticut. The Park Street and Elm Street Property was built in 1900 and is situated on 0.29 acres with no parking spaces. The unit mix comprises studio, one-, two- and three-bedroom floorplans, an NRA of 15,593 SF and average unit size of 503 SF. As of June 19, 2020, the Park Street and Elm Street Property was 90.3% occupied, with average in place rent of $1,201/unit ($2.39 PSF). According to the borrower sponsor, since acquiring the Park Street and Elm Street Property, the borrower sponsor has invested approximately $48,551 ($1,566 per unit) in capital improvements at the Park Street and Elm Street Property.

A-3-127

Multifamily – Low Rise	Loan #14	Cut-off Date Balance:	$17,500,000
Various	New Haven Multifamily Portfolio	Cut-off Date LTV:	57.8%
New Haven, CT		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.9%

Bradley Street and Trumbull Street

The Bradley Street and Trumbull Street Property is comprised of four, three-story low rise multifamily buildings totaling 26-units, several of which are being used as professional office space, located in New Haven, Connecticut. The Bradley Street and Trumbull Street Property was built between 1865 and 1900 and is situated on 0.37 acres with 6 parking spaces. The unit mix comprises studio, one-, two- and three-bedroom floorplans, an NRA of 17,518 SF and average unit size of 674 SF. As of June 19, 2020, the Bradley Street and Trumbull Street Property was 69.2% occupied, with average in place rent of $1,248/unit ($1.85 PSF). According to the borrower sponsor, since acquiring the Bradley Street and Trumbull Street Property, the borrower sponsor has invested approximately $61,816 ($2,378 per unit) in capital improvements at the Bradley Street and Trumbull Street Property.

COVID-19 Update. The New Haven Multifamily Portfolio Mortgage Loan was originated on July 9, 2020, and the first due date is in August 2020. As of July 9, 2020 the New Haven Multifamily Portfolio Mortgage Loan is not subject to any forbearance, modification or debt service relief request. As of July 7, 2020, the borrower sponsor has reported that approximately 91.5% of the billed rent for July was collected. As of July 6, 2020, no tenants have requested rent relief.

The Market. The New Haven Multifamily Portfolio Properties are located in New Haven, Connecticut within the New Haven residential market. The Chapel Street and Sherman Avenue, Ellsworth Avenue and Colby Court Properties are located in the New Haven Harborside submarket and the Howe Street and Lynwood Place, Park Street and Elm Street and Bradley Street and Trumbull Street Properties are located in the Harborside submarket. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the New Haven residential market was approximately 5.5%, with average asking rents of $1,356 per unit and inventory of approximately 17,389 units. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the Harborside submarket was approximately 4.9%, with average asking rents of $1,408 per unit and inventory of approximately 8,155 units. According to the appraisal, as of the fourth quarter of 2019, the vacancy rate in the New Haven Harborside submarket was approximately 4.9%, with average asking rents of $1,381 per unit and inventory of approximately 8,155 units.

The following table presents certain information relating to the appraisal’s market rent conclusion for the New Haven Multifamily Portfolio Properties:

Market Rent Summary
Building	Units(1)	Avg. Size (SF)(1)	Avg. Monthly In Place Rent per Unit(1)	Avg. Monthly In Place Rent PSF(1)	Avg. Monthly Market Rent per Unit	Avg. Monthly Market Rent PSF
Chapel Street and Sherman Avenue	70	729	$962	$1.32	$1,027	$1.41
Howe Street and Lynwood Place	32	739	$1,462	$1.98	$1,102	$1.49
Ellsworth Avenue	47	889	$1,017	$1.14	$1,023	$1.15
Colby Court	34	743	$1,227	$1.65	$1,213	$1.63
Park Street and Elm Street	31	503	$1,201	$2.39	$1,240	$2.46
Bradley Street and Trumbull Street	26	674	$1,248	$1.85	$1,260(1)	$1.87(1)

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 19, 2020.

The following table presents certain information relating to comparable rental properties to the Ellsworth Avenue property:

Comparable Rental Properties (Ellsworth Avenue)
Property	Year Built	# of Stories	# Units	Unit Mix	Average SF per Unit(1)	Average Rent per Unit(1)	Average Annual Rent PSF
Ellsworth Avenue	1927	3	47	1BR 2BR	839 1,070	$983 $1,155	$14.05 $12.95
Mayfair Apartments New Haven, CT	1920	3	43	1BR 2 BR	762 1,300	$1,034 $1,359	$16.28 $12.54
Brendan Towers New Haven, CT	1968	4	60	1BR 2BR 3BR	733 1,162 1,225	$972 $1,167 $1,368	$15.91 $12.05 $13.40
562 Central Avenue New Haven, CT	1963	2	30	Studio 1BR	460 580	$848 $978	$22.12 $20.23
Fleetwood New Haven, CT	1960	2	25	Studio 1BR	370 550	$850 $990	$27.57 $21.60
Barnett New Haven, CT	1963	2	25	1BR 2BR	605 728	$1,100 $1,132	$21.82 $18.66
Beecher Gardens New Haven, CT	1962	2	40	2BR	1,400	$1,202	$10.30

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 19, 2020.

A-3-128

Multifamily – Low Rise	Loan #14	Cut-off Date Balance:	$17,500,000
Various	New Haven Multifamily Portfolio	Cut-off Date LTV:	57.8%
New Haven, CT		UW NCF DSCR:	1.42x
		UW NOI Debt Yield:	8.9%

The following table presents certain information relating to comparable rental properties to the Colby Court property:

Comparable Rental Properties (Colby Court)
Property	Year Built	# of Stories	# Units(1)	Unit Mix	Average SF per Unit(1)	Average Rent per Unit(1)	Average Annual Rent PSF
Colby Court	1950	2	34	2BR 4BR	732 1,100	$1,214 $1,650	$19.90 $18.00
Barnett New Haven, CT	1963	2	25	1BR 2BR	605 728	$1,100 $1,132	$21.82 $18.66
Beecher Gardens New Haven, CT	1962	2	40	2BR	1,400	$1,202	$10.30
West Gate Apartments New Haven, CT	1947	2	135	1BR 2BR	754 928	$1,120 $1,295	$17.82 $16.75
Imperial Gardens New Haven, CT	1960	3	72	1BR 2BR	900 1,050	$1,275 $1,408	$17.00 $16.09
Ramsdell Apartments New Haven, CT	1962	2	21	1BR 2BR 3BR	760 950 1,200	$950 $1,195 $1,401	$15.00 $15.09 $14.01

Source: Appraisal, unless otherwise indicated.

(1)	Based on the borrower rent roll dated June 19, 2020.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow of the New Haven Multifamily Portfolio:

Cash Flow Analysis
	2018	2019	5/31/2020 TTM	UW(1)	UW Per Unit
Gross Potential Rent	$3,158,828	$2,842,471	$2,744,164	$3,282,360	$13,676.50
Vacancy	$0	$0	$0	($230,436)	($960.15)
Effective Gross Income(2)	$3,158,828	$2,842,471	$2,744,164	$3,051,924	$12,716.35

Real Estate Taxes	$392,139	$419,174	$443,091	$465,918	$1,941.33
Insurance	$91,951	$88,861	$107,972	$85,207	$355.03
Other Expenses	$1,029,138	$801,116	$426,726	$940,784	$3,919.93
Total Expenses	$1,513,228	$1,309,151	$977,789	$1,491,909	$6,216.29

Net Operating Income	$1,645,600	$1,533,320	$1,766,375	$1,560,015	$6,500.06
Capital Expenditures	$79,032	$82,593	$101,033	$60,500	$252.08
Net Cash Flow	$1,566,568	$1,450,727	$1,665,342	$1,499,515	$6,247.98

Occupancy %(3)	88.2%	86.9%	92.9%	93.0%
NOI DSCR (IO)	2.08x	1.94x	2.24x	1.98x
NOI DSCR (P&I)	1.56x	1.45x	1.67x	1.47x
NCF DSCR (IO)	1.98x	1.84x	2.11x	1.90x
NCF DSCR (P&I)	1.48x	1.37x	1.57x	1.42x
NOI Debt Yield	9.4%	8.8%	10.1%	8.9%
NCF Debt Yield	9.0%	8.3%	9.5%	8.6%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.
(2)	The increase in Effective Gross Income from 5/31/2020 TTM to UW is due to 20 units at the Ellsworth Avenue Property and five units at the Colby Court Property being off line between June 2019 and December 2019 due to lead remediation. Upon completion of the remediation, management elected to upgrade all of those kitchens and bathrooms. All of the units are back on line.
(3)	UW Occupancy % represents economic occupancy. As of the borrower rent roll dated June 19, 2020, the multifamily space at the New Haven Multifamily Portfolio Properties was 92.9% occupied.

A-3-129

Mortgage Loan No. 15 – Katella Corporate Center

Mortgage Loan Information				Property Information
Mortgage Loan Seller:	SMC			Single Asset/Portfolio:	Single Asset
Original Balance:	$16,900,000			Location:	Los Alamitos, CA 90720
Cut-off Date Balance:	$16,900,000			General Property Type:	Office
% of Initial Pool Balance:	2.4%			Detailed Property Type:	Suburban
Loan Purpose:	Refinance			Title Vesting:	Fee
Borrower Sponsor:	Steven E. Wise			Year Built/Renovated:	1987/2017-2019
Guarantor:	Steven E. Wise			Size:	81,216 SF
Mortgage Rate:	3.4000%			Cut-off Date Balance per SF:	$208
Note Date:	2/28/2020			Maturity Date Balance per SF:	$208
First Payment Date:	4/6/2020			Property Manager:	Capital Investment Network, Inc.
Maturity Date:	3/6/2030				(borrower-related)
Original Term to Maturity:	120 months
Original Amortization Term:	0 months
IO Period:	120 months			Underwriting and Financial Information(2)
Seasoning:	4 months			UW NOI:	$1,691,447
Prepayment Provisions:	LO (28); DEF (87); O (5)			UW NOI Debt Yield:	10.0%
Lockbox/Cash Mgmt Status:	Springing/Springing			UW NOI Debt Yield at Maturity:	10.0%
Additional Debt Type:	N/A			UW NCF DSCR:	2.73x
Additional Debt Balance:	N/A			Most Recent NOI:	$1,819,532 (5/31/2020 TTM)
Future Debt Permitted (Type):	No (N/A)			2nd Most Recent NOI:	$1,709,624 (12/31/2019)
				3rd Most Recent NOI:	$1,642,603 (12/31/2018)
Reserves				Most Recent Occupancy:	100.0% (6/4/2020)
Type	Initial	Monthly	Cap	2nd Most Recent Occupancy:	97.2% (12/31/2019)
RE Tax:	$39,503	$19,752	N/A	3rd Most Recent Occupancy:	100.0% (12/31/2018)
Insurance:	$8,330	$1,041	N/A	Appraised Value (as of):	$27,000,000 (2/13/2020)
Recurring Replacements:	$0	$1,354	N/A	Appraised Value per SF:	$332
TI/LC:	$100,000	$6,833	$250,000	Cut-off Date LTV Ratio:	62.6%
Free Rent Reserve(1):	$0	Springing	N/A	Maturity Date LTV Ratio:	62.6%
Outstanding TI/LC Reserve(1):	$0	Springing	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount:	$16,900,000	100.0%	Loan Payoff:	$11,283,933	66.8%
			Return of Equity:	$5,088,808	30.1%
			Closing Costs:	$379,426	2.2%
			Reserves:	$147,833	0.9%
Total Sources:	$16,900,000	100.0%	Total Uses:	$16,900,000	100.0%

(1)	Following the occurrence of a Sweep Event Period (as defined below) or if the liability of the related non-recourse carveout guarantor for such amounts is otherwise terminated, the Katella Corporate Center Borrower (as defined below) will be required to deposit (i) $23,972 for free rent related to tenant Twin Town Treatment Centers and (ii) $79,000 for outstanding tenant improvements and leasing commissions related to tenants Twin Town Treatment Centers and Discovery Practice Management. A “Sweep Event Period” will commence upon the earlier of the following (i) the occurrence and continuance of an event of default and (ii) the date on which the debt service coverage ratio based on the trailing 12-month period is less than 1.80x.

(2)	Certain historical NOI, NCF and occupancy information, as well as the appraised value, were determined prior to the emergence of the novel coronavirus, and prior to the economic disruption resulting from measures to combat the coronavirus, and certain DSCR, LTV and Debt Yield metrics were calculated, and the Katella Corporate Center Mortgage Loan (as defined below) was underwritten, based on such prior information. See "Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans" in the Prospectus.

The Mortgage Loan. The fifteenth largest mortgage loan (the “Katella Corporate Center Mortgage Loan”) is evidenced by a promissory note in the original principal balance of $16,900,000 and secured by a first priority fee mortgage on an 81,216 SF suburban office building located in Los Alamitos, California (the “Katella Corporate Center Property”). The proceeds of the Katella Corporate Center Mortgage Loan were used to pay off a prior loan, return equity to the borrower sponsor, pay closing costs and fund reserves.

The Borrower and the Borrower Sponsor. The borrower is CGM Katella, LLC, a Delaware limited liability company, structured to be bankruptcy-remote with no independent directors (the “Katella Corporate Center Borrower”). The borrower sponsor and non-recourse carveout guarantor of the Katella Corporate Center Mortgage Loan is Steven E. Wise. Steven E. Wise purchased the Katella Corporate Center Property in 2013 for $17,875,000, and from 2017 to 2019, spent approximately $1.8 million on upgrades including solar panels, restroom remodels, asphalt repair, HVAC upgrades and LED lighting upgrades. Steven E. Wise has ownership interests in 13 properties throughout Orange County, California.

The Property. The Katella Corporate Center Property is comprised of a two-story suburban office building containing 81,216 SF of office space and 288 surface parking spaces resulting in a parking ratio of 3.5 spaces per 1,000 SF. The Katella Corporate Center Property was built in 1987.

The Katella Corporate Center Property is 100.0% occupied as of June 4, 2020. The Katella Corporate Center Property has maintained an average occupancy of 98.7% over the last three years.

A-3-130

Office – Suburban	Loan #15	Cut-off Date Balance:	$16,900,000
4281 Katella Avenue	Katella Corporate Center	Cut-off Date LTV:	62.6%
Los Alamitos, CA 90720		U/W NCF DSCR:	2.73x
		U/W NOI Debt Yield:	10.0%

Major Tenants.

Discovery Practice Management, Inc. (27,859 SF, 34.3% of NRA, 34.0% of underwritten base rent). Discovery Practice Management, Inc. (“Discovery”) leases nine suites at the Katella Corporate Center Property, under four separate leases with expiration dates in June 2023 (12,691 SF), April 2021 (10,124 SF) and September 2025 (5,044 SF). Discovery, which was founded in 1997, provides residential treatment for children, adolescents and adult women. Discovery offers adolescent eating disorder, mental health, substance abuse, and eating disorder intensive outpatient treatments and has numerous locations across ten states. Discovery has occupied space at the Katella Corporate Center Property since 2012, expanded into additional suites in 2013, 2014, 2015 and 2016, and most recently extended three of its four leases in 2017, 2018 and 2020. The fourth lease is in year four of its original five year term. Discovery has no renewal options remaining.

Pathways Community Services, LLC (11,348 SF, 14.0% of NRA, 12.2% of underwritten base rent). Pathways Community Services, LLC (“Pathways”) specializes in behavioral health care services in community and home settings. Pathways has been a tenant at the Katella Corporate Center Property since 2007. The Pathways lease was extended in December 2015, expires in June 2021 and has no renewal options remaining.

OptumCare Management (FKA HealthCare Partners) (7,533 SF, 9.3% of NRA, 9.6% of underwritten base rent). OptumCare Management (FKA HealthCare Partners) (“OptumCare”) offers primary care and endocrinology. OptumCare has been a tenant at the Katella Corporate Center Property since 1996. The OptumCare lease was renewed in June 2016, expires in May 2021 and has no renewal options remaining.

The following table presents certain information relating to the tenants at the Katella Corporate Center Property:

Tenant Summary(1)
Tenant Name	Credit Ratings (Moody’s/S&P/ Fitch)	Tenant SF	Approx. % of Total SF	Annual UW Rent	% of Total Annual UW Rent	Annual UW Rent PSF	Lease Expiration	Renewal Options	Termination Options
Discovery(2)	NR/NR/NR	27,859	34.3%	$832,534	34.0%	$29.88	Various	N	N
Pathways	NR/NR/NR	11,348	14.0%	$298,871	12.2%	$26.34	6/30/2021	N	N
OptumCare	NR/NR/NR	7,533	9.3%	$236,040	9.6%	$31.33	5/31/2021	N	N
Subtotal/Wtd. Avg.		46,740	57.6%	$1,367,446	55.9%	$29.26

Other Tenants		34,476	42.4%	$1,078,902	44.1%	$31.29
Vacant Space		0	0.0%	$0	0.0%	$0.00
Total/Wtd. Avg.		81,216	100.0%	$2,446,348	100.0%	$30.12

(1)	Information is based on the underwritten rent roll dated June 4, 2020.

(2)	Discovery leases nine suites under four separate leases (27,859 SF at a blended Annual UW Rent PSF of $29.88) which expire in June 2023 (12,691 SF; $30.03 PSF), April 2021 (10,124 SF; $30.08 PSF) and September 2025 (5,044 SF; $29.11 PSF), respectively.

The following table presents certain information relating to the lease rollover schedule at the Katella Corporate Center Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Rolling	SF Rolling	UW Rent PSF Rolling	Approx. % of Total SF Rolling	Approx. Cumulative % of SF Rolling	Total UW Rent Rolling	Approx. % of Total Rent Rolling	Approx. Cumulative % of Total Rent Rolling
MTM	0	0	$0.00	0.0%	0.0%	$0	0.0%	0.0%
2020	6	7,577	$31.86	9.3%	9.3%	$241,395	9.9%	9.9%
2021	4	31,112	$29.16	38.3%	47.6%	$907,170	37.1%	47.0%
2022	5	12,941	$28.54	15.9%	63.6%	$369,316	15.1%	62.0%
2023	4	17,115	$31.24	21.1%	84.6%	$534,691	21.9%	83.9%
2024	2	3,316	$34.16	4.1%	88.7%	$113,262	4.6%	88.5%
2025	2	7,349	$29.77	9.0%	97.8%	$218,748	8.9%	97.5%
2026	0	0	$0.00	0.0%	97.8%	$0	0.0%	97.5%
2027	0	0	$0.00	0.0%	97.8%	$0	0.0%	97.5%
2028	1	1,806	$34.20	2.2%	100.0%	$61,765	2.5%	100.0%
2029	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2030	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
2031 & Beyond	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Vacant	0	0	$0.00	0.0%	100.0%	$0	0.0%	100.0%
Total/Wtd. Avg.	24	81,216	$30.12	100.0%		$2,446,348	100.0%

(1)	Information is based on the underwritten rent roll dated June 4, 2020.

(2)	Certain tenants may have lease termination options that are exercisable prior to the stated expiration date of the subject lease or leases which are not considered in the lease rollover schedule.

A-3-131

Office – Suburban	Loan #15	Cut-off Date Balance:	$16,900,000
4281 Katella Avenue	Katella Corporate Center	Cut-off Date LTV:	62.6%
Los Alamitos, CA 90720		U/W NCF DSCR:	2.73x
		U/W NOI Debt Yield:	10.0%

COVID-19 Update. As of July 10, 2020, the Katella Corporate Center Mortgage Loan is current as of the July debt service payment and is not subject to any forbearance, modification or debt service relief request. As of July 15, 2020, the borrower sponsor has reported that the Katella Corporate Center Property is open and operating with 96.2% of tenants by NRA and 95.4% of tenants by underwritten base rent having paid their full July 2020 rent payments. The borrower sponsor reports that three tenants have contacted the borrower sponsor for rental assistance. Telein Group is paying approximately 40% of its base rent through August 2020, with the remainder to be deferred and paid over the remainder of its lease. Jeffrey McCollough DMD had paid 28% of base rent for April, May and June but brought its lease current at the end of June, and its lease remains in good standing. Advanced Sleep Medicine Services, Inc. missed its May and June rent payments, but paid its full July rent and is negotiating paying May and June rent owed in connection with a potential lease renewal. The Katella Corporate Center Property remains 100.0% occupied as of June 4, 2020.

The Market. The Katella Corporate Center Property is located in Los Alamitos, California. Los Alamitos is bordered by the cities of Cypress, Garden Grove, and Seal Beach in Orange County and the City of Long Beach in Los Angeles County. Businesses and employment opportunities include medical, aerospace, commercial printing and specialty produce. Public uses in Los Alamitos include numerous school campuses, parks and recreational facilities, religious institutions, civic facilities and the Joint Forces Training Base. The medical services industry provides approximately 24% of all jobs in Los Alamitos and manufacturing provides approximately 11% of local jobs.

According to the appraisal, the Katella Corporate Center Property is located in the Orange County office market. As of the fourth quarter of 2019, average asking rent was $36.48 PSF, vacancy was 9.9%, and year-to-date leasing activity totaled 901,589 SF.

The Katella Corporate Center Property is located in the Cypress / Los Alamitos office submarket of the Orange County office market. For the fourth quarter of 2019, the submarket had total inventory of approximately 1.2 million SF with a vacancy rate of 7.7% and average asking rents of $28.08 PSF.

According to the appraisal, the estimated 2019 population within a one-, three- and five-mile radius of the Katella Corporate Center Property was 16,328, 184,703 and 529,854, respectively. The 2019 average household income within the same radii was $109,306, $115,037 and $107,443, respectively.

The following table presents the appraisal’s market rent conclusions:

Market Rent Summary
Office
Property SF	81,216
Market Rent (PSF)	$33.00
Lease Term (Years)	7
Lease Type (Reimbursements)	FSG
Rent Increase Projection	3.0% per annum
Tenant Improvements (New Tenant) (PSF)	$15.00
Tenant Improvements (Renewal) (PSF)	$5.00

Source: Appraisal

The following table presents certain information relating to comparable office leases for the Katella Corporate Center Property:

Comparable Leases Summary
Property Name/Location	Year Built/ Renovated	Total GLA (SF)	Occ. %	Distance from Subject	Tenant Name	Lease Date/Term (Yrs.)	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Katella Corporate Center 4281 Katella Avenue Los Alamitos, CA	1987 / 2017-2019	81,216(1)	100.0%(1)	-	-	-	-	-	-
Centerpark Plaza 6131 Orangethorpe Avenue Buena Park, CA	1969 / 1995	168,819	98%	5.9 miles	Nobel University Physicians Choice Group	Jul-17 / 3.0 Feb-17 / 3.0	6,500 955	$22.80 $20.40	Full Service Full Service
Buena Park Commerce Plaza I 6281 Beach Boulevard Buena Park, CA	1986 / N/A	79,511	84%	8.2 miles	Mezmo Corp. Joon Ki Hong Shoreline Financial R.T. Vanderbilt Holding Co.	Sep-18 / 3.1 Aug-18 / 4.0 Mar-18 / 3.0 Feb-18 / 3.0	1,422 1,104 1,516 1,456	$27.00 $27.00 $25.80 $26.40	Full Service Full Service Full Service Full Service
Buena Park Commerce Plaza II 6301 Beach Boulevard Buena Park, CA	1986 / N/A	79,510	97%	8.3 miles	Hoyoung Nam	Aug-18 / 3.0	1,181	$27.00	Full Service
Office Building 4012 Katella Avenue Los Alamitos, CA	1965 / N/A	7,997	63%	0.4 miles	Ground Level Office	Nov-18 / 1.0	625	$36.00	Full Service
Office Building 5665 Plaza Drive Cypress, CA	1991 / N/A	150,549	100%	2.6 miles	Toyo Tire Holdings of America Inc.	Jan-17 / 5.8	45,949	$28.20	Full Service
Warland Cypress Business Center 6261 Katella Avenue Cypress, CA	1998 / N/A	73,525	72%	2.2 miles	Kushco Holdings, Inc.	Feb-19 / 6.3	23,540	$16.80	NNN

Source: Appraisal, unless otherwise indicated.

(1)	Information is based on the underwritten rent roll dated June 4, 2020.

A-3-132

Office – Suburban	Loan #15	Cut-off Date Balance:	$16,900,000
4281 Katella Avenue	Katella Corporate Center	Cut-off Date LTV:	62.6%
Los Alamitos, CA 90720		U/W NCF DSCR:	2.73x
		U/W NOI Debt Yield:	10.0%

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Katella Corporate Center Property:

Cash Flow Analysis(1)
	2017	2018	2019	5/31/2020 TTM	UW	UW PSF
Gross Potential Rent(2)	$2,111,332	$2,231,981	$2,270,257	$2,377,026	$2,446,348	$30.12
Reimbursements	$24,795	$69,358	$94,731	$102,188	$94,724	$1.17
Other Income	$13,889	$21,792	$22,065	$19,185	$19,185	$0.24
Vacancy and Concessions	$0	$0	$0	$0	($192,019)	($2.36)
Effective Gross Income	$2,150,016	$2,323,132	$2,387,052	$2,498,400	$2,368,237	$29.16

Taxes	$213,929	$216,758	$226,401	$232,371	$232,371	$2.86
Insurance	$11,394	$11,394	$12,495	$12,495	$12,495	$0.15
Other Operating Expenses	$462,949	$452,377	$438,532	$434,002	$431,925	$5.32
Total Operating Expenses	$688,272	$680,529	$677,428	$678,868	$676,790	$8.33

Net Operating Income	$1,461,743	$1,642,603	$1,709,624	$1,819,532	$1,691,447	$20.83
TI/LC	$0	$0	$0	$0	$81,996	$1.01
Capital Expenditures	$0	$0	$0	$0	$16,243	$0.20
Net Cash Flow	$1,461,743	$1,642,603	$1,709,624	$1,819,532	$1,593,208	$19.62

Occupancy %(3)	100.0%	100.0%	97.2%	100.0%	92.5%
NOI DSCR	2.51x	2.82x	2.93x	3.12x	2.90x
NCF DSCR	2.51x	2.82x	2.93x	3.12x	2.73x
NOI Debt Yield	8.6%	9.7%	10.1%	10.8%	10.0%
NCF Debt Yield	8.6%	9.7%	10.1%	10.8%	9.4%

(1)	For the avoidance of doubt, no COVID-19 specific adjustments have been incorporated in the lender UW.

(2)	UW Gross Potential Rent is based on the June 4, 2020 rent roll, with rent steps taken through September 2020 of $45,036.

(3)	Occupancy is shown as of December 31 of the corresponding year. 5/31/2020 TTM Occupancy is as of June 4, 2020. UW Occupancy represents underwritten economic occupancy.

A-3-133

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ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Exchangeable Certificate Factor Detail	4
Exchangeable Class Detail	5
Reconciliation Detail	6
Other Required Information	7
Cash Reconciliation Detail	8
Current Mortgage Loan and Property Stratification Tables	9-11
Mortgage Loan Detail	12
NOI Detail	13
Principal Prepayment Detail	14
Historical Detail	15
Delinquency Loan Detail	16
Specially Serviced Loan Detail	17-18
Advance Summary	19
Modified Loan Detail	20
Historical Liquidated Loan Detail	21
Historical Bond / Collateral Loss Reconciliation Detail	22
Interest Shortfall Reconciliation Detail	23-24
Defeased Loan Detail	25
Supplemental Reporting	26

Depositor	Master Servicer	Special Servicer	Operating Advisor

Morgan Stanley Capital I Inc.	Wells Fargo Bank, National Association	Midland Loan Services	Park Bridge Lender Services LLC
	Three Wells Fargo, MAC D1050-084		600 Third Avenue,
1585 Broadway	401 S. Tryon Street, 8th Floor	10851 Mastin Street	40th Floor
New York, NY 10036	Charlotte, NC 28202	Building 82, Suite 300	New York, NY 10016
Overland Park, KS 66210

Contact:
Contact: General Information Number	Contact:	askmidlandls.com	Contact: David Rodgers
Phone: (212) 761-4000	REAM_InvestorRelations@wellsfargo.com	Phone Number: (913) 253-9000	Phone Number: (212) 230-9025

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
L-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
M-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
K-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
L-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
M-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Exchangeable Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-3-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

A-3-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-3-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-4-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-4-X2		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X1		0.00000000	0.00000000	0.00000000	0.00000000
A-S-X2		0.00000000	0.00000000	0.00000000	0.00000000

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Exchangeable Class Detail
Exchangeable Class / Regular Interest Breakdown
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-3 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4 (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4 (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Cert)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S (Exch)		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Exchangeable Class Detail
Class	CUSIP	Pass-Through Rate	Original Maximum Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-3-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S-X2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
K-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
L-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
M-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees.

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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, N.A.	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services, LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services, LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

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CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals
See footnotes on last page of this section.

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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
								6	-	DPO			Foreclosure
** Outstanding P & I Advances include the current period advance.

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
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Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Morgan Stanley Capital I Trust 2020-HR8 Commercial Mortgage Pass-Through Certificates Series 2020-HR8	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Distribution Date:	8/17/20
Corporate Trust Services		Record Date:	7/31/20
8480 Stagecoach Circle		Determination Date:	8/11/20
Frederick, MD 21701-4747

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT(1)

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of July 1, 2020 (the “Pooling and Servicing Agreement”).

Transaction: Morgan Stanley Capital I Trust 2020-HR8,
Commercial Mortgage Pass-Through Certificates,
Series 2020-HR8

Operating Advisor: Park Bridge Lender Services LLC

Special Servicer: Midland Loan Services, a Division of PNC Bank, National Association

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

(b)	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be implemented.

2.	[●] non-Specially Serviced Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

(1)	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that are relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each [INSERT IF PRIOR TO AN OPERATING ADVISOR CONSULTATION EVENT: Final] Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit, legal review or legal conclusion. For instance, we did not review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas. In the course of such review, the following calculations of the special servicer were initially disputed by the Operating Advisor and [DISCUSS RESOLUTION].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or Asset Status Report, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing

Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

As of the Closing Date, each mortgage loan seller will make, with respect to each mortgage loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. Solely for purposes of this Annex D-1 and Annex D-2, the term “Mortgage Loans” and “Mortgage Notes” will refer to such mortgage loans and mortgage notes sold by the applicable mortgage loan seller. The exceptions to the representations and warranties set forth below are set forth in Annex D-2 attached to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the applicable MLPA or the Pooling and Servicing Agreement.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. Disclosure regarding the representations and warranties is set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the mortgage loans, the mortgaged properties or other matters. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that we present below.

(1)           Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan which is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller, or (with respect to any Non-Serviced Mortgage Loan) to the trustee for the related Non-Serviced Securitization Trust), participation (it being understood that a Mortgage Loan that is part of a Whole Loan does not constitute a participation) or pledge, and Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (provided in each case a Mortgage Loan may be subject to an agreement among noteholders, co-lender agreement or mezzanine intercreditor agreement), any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)           Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)           Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

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(4)           Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of July 20, 2020, to the knowledge of Seller, after due inquiry, there has been no request for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan that have been consented to by Seller on or after July 20, 2020.

(5)           Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases from Seller constitutes a legal, valid and binding assignment from Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or with respect to those Mortgage Loans described in paragraph (34) hereof, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2 attached to this prospectus (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements is required in order to effect such perfection.

(6)           Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan constitutes a Crossed Underlying Loan, the lien of the Mortgage for the related Crossed Underlying Loan or Crossed Underlying Loans; provided that none of such items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid, no claims have been made by Seller thereunder and no claims have been paid thereunder. Neither Seller nor, to Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(7)           Junior Liens. It being understood that Subordinate Companion Loans secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Underlying Loans, there are, as of origination, and to Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor, other than as set forth on Schedule D-1 to this Annex D-1.

(8)           Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)           UCC Filings. If the related Mortgaged Property is operated as a hospitality property, Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)         Condition of Property. Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)         Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)         Condemnation. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is

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no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)         Actions Concerning Mortgage Loan. As of the date of origination and to Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)         Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by Seller to Purchaser or its servicer (or in the case of a Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)         No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by Seller to merit such holdback).

(16)         Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan or Whole Loan, as applicable, and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary, or containing such endorsements as are necessary, to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or “Baa3” by Moody’s, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P or “Baa3” by Moody’s.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the lesser of (A) the maximum amount available under the National Flood Insurance Program, plus additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization, (B) the outstanding principal amount of the Mortgage Loan or (C) the insurable value of the Mortgaged Property.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage

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for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” by S&P in an amount not less than 100% of the SEL.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan or Whole Loan, as applicable, together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or in the case of a Non-Serviced Mortgage Loan, the applicable Non-Serviced Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)         Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)         No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do

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not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)         No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by Seller.

(20)         REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in the U.S. Department of Treasury regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the Mortgagor having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 by reason of satisfying the requirements for such coverage stated in Section 5.02(2) thereof; and (b) the Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)         Compliance with Certain Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)         Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)         Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)         Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller

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for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the Mortgage Loan. The terms of the Mortgage Loan documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)         Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect or the failure to obtain or maintain such material licenses, permits and applicable governmental authorizations does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)         Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that such Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the Mortgaged Property to prevent such waste).

(27)         Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32) below), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable, (b) upon payment in full of such Mortgage Loan or Whole Loan, as applicable, (c) upon a Defeasance (as defined in paragraph (32) below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan or Whole Loan, as applicable, outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

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In the case of any Mortgage Loan, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan or Whole Loan, as applicable, in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC Provisions and, to such extent, condemnation awards may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan or Whole Loan, as applicable.

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Underlying Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

(28)         Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)         Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)         Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) herein or the exceptions thereto set forth in Annex D-2 attached to this prospectus, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan (as set forth in Schedule D-1 to this Annex D-1), or future permitted mezzanine debt (as set forth in Schedule D-2 to this Annex D-1) or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Serviced Companion Loan or Non-

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Serviced Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Underlying Loan, as set forth on Schedule D-4 to this Annex D-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any Transfer, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such Transfer.

(31)         Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Underlying Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)         Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan or Whole Loan, as applicable; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption that results in revenues from such collateral that are insufficient to pay all applicable payments described in clause (iii) above; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by Defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)         Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD loans and situations where default interest is imposed.

(34)         Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land (or, with respect to air rights leases, the air) and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency or similar leases for purposes of conferring a tax abatement or other benefit.

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With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)       The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)       The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)       The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)       The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable (including pursuant to foreclosure) to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)       The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

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(k)       In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)         Servicing. The servicing and collection practices used by Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)         Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided, that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)         No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(38)         Bankruptcy. As of the date of origination of the related Mortgage Loan and to Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)         Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Underlying Loan and except as set forth in Schedule D-3 to this Annex D-1, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor. An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

(40)         Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of Recognized Environmental Conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in

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drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated, abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent, was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action or investigation is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s, S&P, Fitch and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for the Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property.

(41)         Appraisal. The servicing file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and that (i) was engaged directly by the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, or a correspondent or agent of the originator (or co-originator) of the Mortgage Loan (or the related Whole Loan) or Seller, and (ii) to Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(42)         Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(43)         Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Trust, except (i) with respect to any Crossed Underlying Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part, (ii) any Companion Loan secured by the same Mortgage as the related Mortgage Loan, or (iii) as set forth on Schedule D-4 attached to this Annex D-1.

(44)         Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Mortgagor other than in accordance with the Mortgage Loan documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)         Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “Seller’s knowledge” or “Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Morgan Stanley Mortgage Capital Holdings LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
3	FTERE Bronx Portfolio 5	(4) Mortgage Status; Waivers and Modifications

On or about April 2, 2020, the Mortgagors requested that the Mortgage Loan be modified to provide for (i) forbearance of all debt service payments through July 31, 2020, with the deferred interest payments due on the maturity date; (ii) reduction of interest payments from August 1, 2020 through December 31, 2020, with 50% of such interest payments to be paid when due and the remainder due on a payment in kind basis payable on the maturity date, provided any excess cash flow would be utilized to reduce any interest accrual under the Mortgage Loan; (iii) waiver of all escrow deposits through December 31, 2020; (iv) release of funds in the replacement reserve and other escrow balances to the Mortgagor to be utilized for operation of the Mortgaged Properties; and (v) suspension of financial covenants and cash management or other consequences which might arise from the failure to satisfy such covenants. However, on or about May 27, 2020, the Mortgagors withdrew such request.

In addition, the Mortgage Loan documents included a post-closing agreement pursuant to which the Mortgagors were required to (i) satisfy requirements for publication for the Mortgagors in accordance with New York statutory requirements within 60 days of origination and (ii) discharge of record certain fire/safety violations within 90 days of origination, subject to lender providing additional time if the Mortgagors provide satisfactory evidence of using best commercial efforts to discharge such violations. Such post-closing obligations have not been satisfied, despite the expiration of such 60 day and 90 day periods. The lender has allowed the Mortgagors additional time to satisfy such obligations.

16	Bronx Multifamily Portfolio V	(4) Mortgage Status; Waivers and Modifications	On or about March 30, 2020, the Mortgagors requested that the Mortgage Loan be modified to provide for (i) forbearance of all debt service payments through July 31, 2020, with the deferred interest payments due on the maturity date; (ii) reduction of interest payments from August 1, 2020 through December 31, 2020, with 50% of such interest payments to be paid when due and the remainder due on a payment in kind basis payable on the maturity date, provided any excess cash flow would be utilized to reduce any interest accrual under the loan; (iii) waiver of all escrow deposits through December 31, 2020; (iv) release of funds in the replacement reserve and other escrow balances to the Mortgagor to be utilized for operation of the Mortgaged Properties; and (v) suspension of

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
financial covenants and cash management or other consequences which might arise from the failure to satisfy such covenants. However, on or about May 28, 2020, the Mortgagors withdrew such request.
18	The Court at Hamilton	(4) Mortgage Status; Waivers and Modifications	On or about March 27, 2020, the Mortgagor requested that the Mortgage Loan be modified to provide for forbearance on payments of debt from April 1, 2020 through December 31, 2020. In a follow-up request on or about April 1, 2020, the Mortgagor requested debt service forbearance until such date as the related state-mandated shutdown for coronavirus has been lifted and the business of the tenants at the Mortgaged Property has returned to normal (which the Mortgagor anticipated taking a number of months after the end of the shutdown). However, on or about April 24, 2020, the lender denied such request.
26	14741 Memorial Drive	(4) Mortgage Status; Waivers and Modifications	The borrower and the lender entered into a Pre- Negotiation Agreement dated April 21, 2020, and have had discussions regarding potential modification or forbearance of the Mortgage Loan. However, no modification or forbearance agreement has been entered into.
31	Shops at Oak Forest	(4) Mortgage Status; Waivers and Modifications	The Mortgagor offered all of its tenants the right to pay reduced rent for specified periods. A majority of the tenants accepted such offer. Two of such tenants constituted tenants under major leases (as defined in the loan documents), and therefore lender consent to such rent reduction was required under the Mortgage Loan documents. The Mortgagor informed the lender of such rent reduction but did not request consent. The lender could be construed as having waived the consent requirement.
11	Palms at Cinco Ranch	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to oil and gas leases that are exceptions to the title insurance policy.
17	Ralph Lauren HQ New Jersey	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Ralph Lauren, the sole tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property. Such right will not apply to a transfer of the Mortgaged Property in a transaction involving (a) other properties owned by the related landlord or an affiliate of the related landlord (but such tenant will retain its right of first offer if the transaction involves only the Mortgaged Property and a property adjacent to the Mortgaged Property also owned by the related landlord), (b) a foreclosure or deed-in-lieu of foreclosure, and (c) a transfer to an affiliate of the related landlord. However, such right would apply to subsequent transfers.
18	The Court at Hamilton	(5) Lien; Valid Assignment and (6)	Walmart, the largest tenant at the Mortgaged Property, has a right of first offer to purchase the Mortgaged Property. Such right will not apply to a transfer of the Mortgaged Property in a transaction

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
		Permitted Liens; Title Insurance	involving (a) any mortgagee of the related landlord, (b) a foreclosure or deed-in-lieu of foreclosure, and (c) a transfer to an affiliate of the related landlord. However, such right would apply to subsequent transfers.
37	Walgreens Charlotte, NC	(5) Lien; Valid Assignment and (6) Permitted Liens; Title Insurance	Walgreens, the sole tenant at the Mortgaged Property, has a right of first refusal to purchase the shopping center, which is a larger parcel of land where the Mortgaged Property is located (and is not owned by the Mortgagor) and/or the Mortgaged Property. Walgreens will not have the right of first refusal in the event the shopping center and/or the Mortgaged Property is sold or transferred (i) pursuant to a transaction where the shopping center and/or the Mortgaged Property are sold with one or more properties owned by the landlord or any of its affiliates, (ii) to any affiliate or related entity of the landlord or (iii) pursuant to a transaction whereby the stock of the landlord or its affiliates is sold, merged or otherwise combined with any other entity or individual. Such right also will not apply to a transfer of the Mortgaged Property in a transaction involving a foreclosure or deed-in-lieu of foreclosure. However, such right would apply to subsequent transfers.
17	Ralph Lauren HQ New Jersey	(14) Escrow Deposits	$1,894,138 of reserves for landlord work required to be performed under the lease are held pursuant to an escrow agreement among the seller of the Mortgaged Property, the Mortgagor and an escrow agent, and are not held by the lender under the Mortgage Loan documents.
3, 6, 9, 11, 14, 16, 17, 18, 19, 21, 22, 24, 26, 31, 33, 37, 40, 43	All MSMCH Mortgage Loans	(16) Insurance

The Mortgage Loan documents may allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if it obtains a “cut through endorsement” from an insurance company that meets the required rating. The Mortgage Loan documents may also allow the Mortgagor to obtain insurance from an insurer that does not meet the required rating if a parent company that owns at least 51% of the insurer has the required rating and use of such insurance is approved by the rating agencies.

The threshold for the lender having the right to hold and disburse insurance proceeds may be based on 5% of the original principal amount rather than 5% of the outstanding principal amount.

In addition, all exceptions to Representation 29 set forth herein for all MSMCH Mortgage Loans are also exceptions to this Representation 16.

6	Bellagio Hotel and Casino	(16) Insurance

The deductible for the “all risk” property insurance is permitted to be up to and including $250,000; the deductible for terrorism insurance is permitted to be up to and including $500,000, and the deductible for windstorm and earthquake coverage is not more than 5% of the total insurable value of the Mortgaged Property; provided that that, if the non-recourse carveout guarantor provides a guaranty acceptable

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Annex A-1 ID#	Mortgage Loan	Representation	Exception

to the lender and each rating agency rating securities that represent an interest in the related Whole Loan guaranteeing any failure by Mortgagor to pay its obligations actually incurred with respect to that portion of the deductible that exceeds 5% of the total insurable value of the Mortgaged Property, the deductibles for windstorm and earthquake coverage may be up to 15% of the total insurable value of the Mortgaged Property); provided, further, that (1) Mortgagor may utilize a $4,000,000 aggregate deductible subject to a $100,000 per occurrence deductible and a $100,000 maintenance deductible following the exhaustion of the aggregate and (2) the aggregate does not apply to any losses arising from named windstorm, earthquake or flood. Such deductibles may be considered not to be customary.

So long as the master lease between the Mortgagor and Bellagio, LLC (the “Bellagio Tenant,” and such lease, the “Bellagio Lease”) is in effect, Mortgagor shall not be required to maintain the coverages on the Mortgaged Property required in the Mortgage Loan documents or Representation 16 for so long as (A) the Bellagio Lease is in full force and effect, (B) no default by Bellagio Tenant beyond any applicable notice and cure period has occurred and is continuing under the Bellagio Lease and (C) Bellagio Tenant maintains insurance policies on the Mortgaged Property that satisfy the requirements set forth in the Mortgage Loan documents (the “Bellagio Policies”), (except it is acknowledged and agreed that the Bellagio Policies are permitted to vary from the requirements of the Mortgage Loan documents with respect to (x) the named storm sublimit which shall be no less than $700,000,000 per occurrence and (y) any property or terrorism deductible, which shall be no greater than $2,500,000). Such $700,000,000 limit is less than full replacement cost. In addition, such deductibles may be considered not to be customary.

So long as the Bellagio Lease is in effect with terms and provisions reasonably equivalent to the terms and provisions regarding disbursement of insurance proceeds as the Bellagio Lease as in effect on the origination date, the provisions of the Bellagio Lease will govern the disbursement of insurance proceeds provided that (a) the Mortgagor will have demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has committed to complete its restoration obligations pursuant to, and in accordance with, the terms and provisions of the Bellagio Lease within 4 years of the date the Bellagio Tenant can first reasonably access the Mortgaged Property for purposes of commencing restoration and (b) the Mortgagor or Bellagio Tenant has demonstrated to the lender’s reasonable satisfaction that the Bellagio Tenant has sufficient funds available to complete its restoration obligations under the Bellagio Lease in the event the amount of

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Annex A-1 ID#	Mortgage Loan	Representation	Exception

insurance proceeds is insufficient to complete the required restoration. The Bellagio Lease provides that in the event any fee mortgagee (which has entered into a fee mortgage that is in compliance with the Bellagio Lease) that is entitled to any insurance proceeds, under the terms of any fee mortgage, such proceeds (except business interruption not allocated to rent expenses, which will be payable to and retained by the Bellagio Tenant), will be applied, held and/or disbursed in accordance with the fee mortgage but in all events subject to Bellagio Tenant’s right to such insurance proceeds, and the Mortgagor is required to cause the fee mortgagee to make such proceeds available to the Bellagio Tenant for the reasonable costs of preservation, stabilization, emergency restoration, reconstruction and repair for the Mortgaged Property.

With respect to the ground leased portion of the Mortgaged Property, this representation is also subject to the exception to Representation 34(j).

37	Walgreens Charlotte, NC	(16) Insurance

The related Mortgage Loan documents permit the Mortgagor to rely on the insurance of the single tenant at the Mortgaged Property, Walgreen Co. (“Walgreens”), in compliance with the Walgreens lease, which permits self-insurance by the tenant and also permits third party insurance that does not comply with Representation 16. For example, and without limitation, the Walgreens lease does not require the insurer to meet any rating requirements, does not require that business interruption insurance be obtained, and, on and after the 301st calendar month of the lease, permits the insurance to be on an actual cash value basis, rather than replacement value.

In addition, the Walgreens lease provides that if there is a casualty to the shopping center in which the Walgreens premises is located, and the Mortgagor fails to restore the shopping center, Walgreens may terminate its lease. In the event that (i) the casualty also affects the Walgreens premises but (ii) the casualty to the Walgreens premises does not itself give rise to a right under the Walgreens lease to terminate the lease, the Walgreens lease does not require Walgreens to provide casualty proceeds to the Mortgagor. The Mortgagor does not own or have the right to restore the shopping center.

3	FTERE Bronx Portfolio 5	(24) Local Law Compliance	With respect to the 2770-2780 Kingsbridge Road Mortgaged Property, the use of the Mortgaged Property by commercial tenants is a legal non-conforming use. In the event that the Mortgaged Property is damaged or destroyed by any means to the extent of 25% or more of its total floor area, such building may be reconstructed only for a conforming use.

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
14	New Haven Multifamily Portfolio	(24) Local Law Compliance

The 17 Howe Street, 19 Howe Street, 1375 Chapel Street, 166 & 168 Park Street, and 165 Park Street Mortgaged Properties are each legally non-conforming with respect to use. The use regulations applicable to such Mortgaged Properties require a special permit for use as dwelling units, and such permits are not on file with the applicable department for each such Mortgaged Property. Because each related Mortgaged Property was constructed prior to the application of such regulations, they are considered legal non-conforming. The related zoning ordinance for each such Mortgaged Property provides that if the Mortgaged Property has been destroyed by any means out of the control of the owner, restoration of the structure and its use may occur only if destruction is to an extent less than 50% of replacement value (excluding the value of land, the cost of preparation of land and the value of any foundation adaptable to the conforming use), provided that such restoration may not increase the any non-conformity, and must be begun within one year of destruction and diligently prosecuted to completion within two years following such destruction. If such conditions are not satisfied, the non-conforming use may not be restored.

In addition, zoning reports for certain of the related Mortgaged Properties lack certain zoning information for municipal department searches that was unable to be obtained due to the necessary government office being closed to the public in connection with COVID-19. Upon origination, the related borrower entered into an Undelivered Items Agreement pursuant to which such borrower is required to obtain within 120 days the outstanding municipal department searches corresponding to the Mortgaged Properties identified in such agreement, and cure any violations identified therein.

21	BC Storage Portfolio	(24) Local Law Compliance	The Mortgaged Property located at 2073 Highway 70 West, Dickson, TN 37055 is legal non-conforming with respect to use, because use as a Mini-Storage Warehouse is not a permitted use within the “B-3” Highway Commercial District. The applicable zoning code provides that any nonconforming use which shall become nonconforming upon enactment of this ordinance, or any subsequent amendments thereto, may be permitted to

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
reconstruct damaged or destroyed facilities which involve any actual continuance of the nonconforming use provided that any such reconstruction shall not (i) increase the infringement on open space required by such ordinance or (ii) change a nonconforming use to other than a permitted use.
24	89-16 175 Street	(24) Local Law Compliance	The use of the Mortgaged Property for residential apartments is a legal non-conforming use. The applicable zoning code provides that if a building which is substantially occupied by a non-conforming use is damaged or destroyed to the extent of 50% or more of its total floor area, such building may be reconstructed only for a conforming use.
43	Sentry Self Storage	(24) Local Law Compliance	The Mortgaged Property contains one residential unit, which constitutes a legal non-conforming use. The applicable zoning code provides that, if any nonconforming structure or building is damaged by fire, flood, explosion, collapse, wind, war or other catastrophe to such an extent that the cost of rebuilding, repairing or rebuilding such structure or building will exceed 50 percent of its assessed valuation at the time of the damage, it shall not be again used or reconstructed except in full conformity with the regulations of the district in which it is located.
6	Bellagio Hotel and Casino	(25) Licenses and Permits	So long as the Mortgaged Property is subject to the Bellagio Lease, the Mortgagor’s covenants with respect to any action (including any covenant described in this Representation 25) are limited to (x) Mortgagor not directly taking such prohibited actions (or granting its consent under the Bellagio Lease to permit the Bellagio Tenant to take such a prohibited action to the extent such action is prohibited under the Bellagio Lease) and (y) Mortgagor using commercially reasonable efforts to exercise its rights under the Bellagio Lease to cause the Bellagio Tenant to satisfy its obligations under the Bellagio Lease).
3, 6, 9, 11, 14, 16, 17, 18, 19, 21, 22, 24, 26, 31, 33, 37, 40, 43	All MSMCH Mortgage Loans	(26) Recourse Obligations

The environmental indemnity agreements or other Mortgage Loan documents may contain provisions to the effect that, if an environmental insurance policy reasonably acceptable to the lender is obtained with respect to the Mortgaged Property, the lender and other indemnified parties are required to first make a claim under such environmental insurance policy, and may not make a claim against the environmental indemnitors, except to the extent that such environmental insurance policy does not cover the losses suffered and/or does not fully cover the costs of such losses or of any remediation or the lender or other indemnified parties have been unable to recover under such environmental insurance policy with respect to all or a portion of such costs or losses

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Annex A-1 ID#	Mortgage Loan	Representation	Exception

within a reasonable period of time despite good faith efforts to do so (or in certain cases, within a specified time period after the date the lender or other indemnified parties commenced efforts to collect such environmental losses).

The Mortgage Loan documents may provide that there will not be recourse for voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents to the extent of failure to comply with administrative requirements of notice and updated organizational charts for what would otherwise constitute permitted transfers.

6	Bellagio Hotel and Casino	(26) Recourse Obligations

The non-recourse carveout guarantor’s liability for items (a) (i) and (ii) (i.e. bankruptcy related recourse events) is capped at an amount equal to 10% of the outstanding principal balance of the related Whole Loan as of the date of the event.

The non-recourse carveout guarantor’s liability for item (a) (iii) (i.e. transfers in violation of the Mortgage Loan documents) is not full recourse, but is limited to losses only.

Only the related single purpose entity Mortgagor, and not the non-recourse carveout guarantor, is liable for item (b) (iv) (i.e. breaches of environmental covenants), and the single purpose entity Mortgagor is the only party liable under the environmental indemnity; provided, however, that if the Mortgagor fails to maintain an environmental insurance policy as required under the Mortgage Loan documents, the non-recourse carveout guarantor is liable for losses relating to breaches of environmental covenants other than (x) for any amounts in excess of the applicable coverage amounts under the environmental policy had the same been renewed, replaced or extended as required under the loan agreement and (y) for any amounts recovered under the environmental policy.

Recourse for waste is limited to willful misconduct by the Mortgagor, guarantor or certain of their affiliates that results in physical damage or waste to the Mortgaged Property.

17	Ralph Lauren HQ New Jersey	(26) Recourse Obligations	There is no non-recourse carve out guarantor or environmental indemnitor for the Mortgage Loan.
19	Gleneagles Shopping Center	(26) Recourse Obligations	The non-recourse carveout guarantor and environmental indemnitor has a net worth and liquid assets that are substantially lower than the outstanding principal balance of the Mortgage Loan.
33	Walden Court Apartments	(26) Recourse Obligations	There is no non-recourse carve out guarantor or environmental indemnitor for the Mortgage Loan.

D-2-8

Annex A-1 ID#	Mortgage Loan	Representation	Exception
3	FTERE Bronx Portfolio 5	(27) Mortgage Releases	The Mortgage Loan documents permit a release of an individual Mortgaged Property upon defeasance of a release amount equal to 100% of its allocated loan amount, provided that following such release the remaining Mortgaged Properties have a loan-to value ratio not greater than 55% and a debt yield of at least 8.5%.
16	Bronx Multifamily Portfolio V	(27) Mortgage Releases	The Mortgage Loan documents permit a release of an individual Mortgaged Property upon defeasance of a release amount equal to 100% of its allocated loan amount, provided that following such release the remaining Mortgaged Properties have a loan-to value ratio not greater than 55% and a debt yield of at least 8.5%.
6	Bellagio Hotel and Casino	(29) Acts of Terrorism Exclusion

So long as the Mortgaged Property is subject to the Bellagio Lease, the Mortgagor is permitted to rely on terrorism insurance provided by the Bellagio Tenant. The permitted deductible for terrorism insurance for the Mortgagor under the Mortgage Loan documents is $500,000 and for the Bellagio Tenant under the Bellagio Lease is $2,500,000, which may be considered not to be customary deductibles.

Terrorism insurance may be written by a non-rated captive insurer subject to certain conditions, including, among other things: (i) TRIPRA shall be in full force and effect; (ii) the terrorism policy issued by such captive insurer, together with any other qualified terrorism policies in-place, provide per occurrence limit in an amount not less than replacement cost and rent loss coverage as otherwise required; (iii) except with respect to deductibles permitted under the Bellagio Lease, covered losses that are not reinsured by the federal government under TRIPRA and paid to the captive insurer shall be reinsured with a cut-through endorsement by an insurance company rated “A” by S&P and “A2” by Moody’s (to the extent Moody’s rates securities which represent an interest in the related Whole Loan and rates the applicable insurance company); (iv) all reinsurance agreements between the captive insurer and other reinsurance providers shall be subject to the reasonable approval of the lender; and (v) such captive insurer shall be licensed in the State of Nevada or other jurisdiction to the extent reasonably approved by lender and qualified to issue the terrorism policy in accordance with applicable legal requirements.

If (A) the Terrorism Risk Insurance Program Reauthorization Act of 2015 or a similar or subsequent statute (“TRIPRA”) is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event which results in a material increase in terrorism insurance premiums, provided that terrorism insurance is

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Annex A-1 ID#	Mortgage Loan	Representation	Exception
commercially available, Mortgagor (or Bellagio Tenant) will be required to maintain terrorism insurance as required by the related Whole Loan Document; provided, however, that it will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the Whole Loan documents (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Mortgagor (or Bellagio Tenant) will be required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
3, 6, 9, 11, 14, 16, 17, 18, 19, 21, 22, 24, 26, 31, 33, 37, 40, 43	All MSMCH Mortgage Loans	(29) Acts of Terrorism Exclusion

The Mortgage Loan documents may allow terrorism insurance to be obtained from an insurer that is rated at least investment grade (i.e. “BBB-”) by S&P and also rated at least “BBB-” by Fitch, and/or “Baa3” by Moody’s (if such rating agencies rate any securitization of such mortgage loans and also rate the insurer). In addition, with respect to terrorism insurance, the Mortgage Loan documents may provide for 12 months, rather than 18 months, of business interruption coverage, even if the Mortgage Loan is in excess of $50,000,000.

All exceptions to Representation 16 set forth herein for all MSMCH Mortgage Loans are also exceptions to Representation 29.

6	Bellagio Hotel and Casino	(30) Due on Sale or Encumbrance	The related Whole Loan documents provide that no Restricted Pledge Party (as defined below), other than the Mortgagor or any future mezzanine borrower, may be restricted from any sale or pledge of its direct or indirect assets, provided such assets are not encumbered or required to be encumbered by the Whole Loan or any mezzanine loan. The assets of a Restricted Pledge Party may include direct or indirect equity interests in the Mortgagor. “Restricted Pledge Party” means, collectively, Mortgagor, any mezzanine borrower, or any other direct or indirect equity holder in Mortgagor up to, but not including, the first direct or indirect equity holder that has substantial assets other than its direct or indirect interest in the Mortgaged Property.
3	FTERE Bronx Portfolio 5	(32) Defeasance

The Mortgage Loan documents permit a release of an individual Mortgaged Property upon defeasance of a release amount equal to 100% of its allocated loan amount, provided that following such release the remaining Mortgaged Properties have a loan-to value ratio not greater than 55% and a debt yield of at least 8.5%.

D-2-10

Annex A-1 ID#	Mortgage Loan	Representation	Exception
6	Bellagio Hotel and Casino	(32) Defeasance	The Mortgage Loan documents provide that the defeasance collateral must be “non-redeemable securities” but does not state that they are not permitted to be subject to prepayment, call or early redemption.
16	Bronx Multifamily Portfolio V	(32) Defeasance

The Mortgage Loan documents permit a release of an individual Mortgaged Property upon defeasance of a release amount equal to 100% of its allocated loan amount, provided that following such release the remaining Mortgaged Properties have a loan-to value ratio not greater than 55% and a debt yield of at least 8.5%.

6	Bellagio Hotel and Casino	(34) Ground Leases

An approximately 1 acre portion of the Mortgaged Property is ground leased by the Mortgagor under a Ground Lease. The following exceptions exist with respect to such Ground Lease:

(34)(b) The Ground Lease does not condition amendments, terminations or modifications on mortgagee consent.

(34)(c) The expiration of the Ground Lease, not including extension options, is April 27, 2033. The Ground Lease contains two successive extension options for 20 years each, provided that the Mortgagor/ground lessee provides one year prior written notice. The Ground Lease does not provide that the extension options are exercisable by a mortgagee.

(34)(e) The mortgagee is required to be an institutional lender or lenders such as banks, savings associations, insurance companies, pension funds or a group thereof. The Ground Lease does not state whether or not the mortgagee can be such an entity acting as a trustee. The mortgagee is permitted to foreclose without the Ground Lessor’s consent only if the foreclosing entity either (i) is a Qualifying Leasehold Mortgagee (as defined below) or (ii) pays two fees to the ground lessor, to the extent not previously paid, namely (a) $1,000,000 as increased annually by a formula based on the CPI from the commencement of the Ground Lease (the “Restaurant Reconstruction Fee”), and (b) the cost to demolish the then existing improvements of the ground leased property, regrade and restore the ground leased property to a level building pad ready to receive new construction (the “Demolition Fee”). In order to be A “Qualifying Leasehold Mortgagee” The foreclosing entity is required to concurrently (i) pay any and all amounts which would at that time be due under the Ground Lease but for such foreclosure, (ii) cure all other then-existing defaults under the Ground Lease. “Qualifying Leasehold Mortgagee” means the leasehold mortgagee or a group of leasehold mortgagees if it or they then have a tangible net worth of at least $200,000,000 (as increased annually by a formula based on the CPI from the commencement of the Ground Lease) and if

D-2-11

Annex A-1 ID#	Mortgage Loan	Representation	Exception

they concurrently cure all other then-existing defaults under the Ground Lease.

Any assignment of the Ground Lease interest requires the consent of the ground lessor unless (i) it is to an affiliate of the existing ground lessee, (ii) subject to the following sentence, it is to a Qualified Tenant (as defined below) then operating the hotel on the Mortgaged Property or a Qualified Hotel Tenant (as defined below), (iii) it is to a Qualified Tenant not then operating the hotel on the Mortgaged Property, provided that the Mortgagor or such Qualified Tenant transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, (iv) if the transferee is not a Qualified Tenant then operating the hotel, (A) the Mortgagor or such transferee concurrently pays to the ground lessor the required Restaurant Reconstruction Fee and concurrently deposits in escrow the then determined Demolition Fee, and (B) the transferor delivers to the ground lessor a written undertaking that if the transferee rejects the Ground Lease in a bankruptcy proceeding, the transferor shall waive any claim that the Ground Lease has thereby been terminated and shall remain liable for the Mortgagor’s obligations under the Ground Lease the same as if the transferee had simply breached the Ground Lease and no bankruptcy had been filed. If the transfer is to a successor Qualified Tenant, whether or not such successor ground lessee is then operating the hotel, the then ground lessee or such transferee shall be required to concurrently pay to ground lessor the Restaurant Reconstruction Fee and deposit in escrow the Demolition Fee. In addition, all transfers require the transferee to assume all covenants and conditions to be performed by the ground lessee accruing from and after the date of transfer by execution of an instrument in form and substance reasonably satisfactory to ground lessor, no uncured event of default exists under the Ground Lease, the ground lessor shall have been paid all reasonable costs and expenses incurred by it in connection with the transfer.

“CPI” means the Consumer Price Index, All Urban Consumers All Items published by the U.S. Department of Labor, Bureau of Labor Statistics.

“Qualified Tenant” means a ground lessee unaffiliated in any way with Mirage, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease) for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee (as defined below).

“Qualified Hotel Tenant” means a ground lessee unaffiliated in any way with Mirage Resorts, LLC

D-2-12

Annex A-1 ID#	Mortgage Loan	Representation	Exception

(“Mirage”), who then owns and operates the hotel, who then has a tangible net worth equal to $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), and for at least the five consecutive years previous to any withdrawal of the Mirage Guarantee, has continuously had a tangible net worth equal to at least 50% of such amount.

“Mirage Guarantee” means a guaranty of the ground lessee’s obligations under the ground lease by Mirage Resorts, Incorporated. On November 11, 2019, the ground lessor and ground lessee acknowledged that Mirage Resorts, Incorporated was withdrawn from the Mirage Guarantee.

(34)(g) Notices of default are effective against a mortgagee if mortgagee does not receive notice; however, the ground lessor is required to provide mortgagee simultaneously copies of all default notices.

(34)(h) Prior to the ground lessor exercising its remedies under the Ground Lease, including termination, a mortgagee shall have the right to remedy the default of the ground lessee under the Ground Lease or to cause such default to be remedied within the time period, if any, provided under the Ground Lease to the ground lessee, plus an additional ten days in the case of a monetary default or an additional 30 days in the case of a non-monetary default. A mortgagee’s cure periods under the Ground Lease are extended for any time that an automatic stay is in effect. The mortgagee is not permitted further cure periods or sufficient time to gain possession of the interest of the lessee under the Ground Lease. The ground lessor is not prohibited from terminating the Ground Lease in the event a mortgagee is proceeding to cure defaults to the extent that the cure periods granted under the Ground Lease have expired.

(34)(j) The Ground Lease provides that insurance proceeds (and condemnation proceeds allocable to the ground lessee’s interest, if the ground lease is not terminated due to condemnation) will be disbursed to the ground lessee; provided that if the ground lessee’s tangible net worth is less than $200,000,000 (as such amount has increased based on a formula based on the CPI since the effective date of the Ground Lease), or if the ground lessor has not theretofore been paid the Restaurant Reconstruction Fee and the Demolition Fee has not been deposited into escrow, such proceeds are required to be held by an “Insurance Trustee” on behalf of any leasehold mortgagee, ground lessor and ground lessee. The Ground Lease does not provide a definition of the term “Insurance Trustee.” To the extent such proceeds are paid to the Mortgagor, as Ground Lessee, they would be required to be disbursed to the Bellagio Tenant as

D-2-13

Annex A-1 ID#	Mortgage Loan	Representation	Exception

described in the third paragraph of the exception to Representation 16.

(34)(l) The new lease right is conditioned upon both (i) the leasehold mortgagee being a Qualifying Leasehold Mortgagee and (ii) payment by leasehold mortgagee of the Restaurant Reconstruction Fee and Demolition Fee. In addition, upon execution of the new lease, the leasehold mortgagee is required to (i) pay any and all sums which would at the time of the execution thereof be due under the Ground Lease but for termination of the Ground Lease, (ii) cure any default then susceptible of being cured and (iii) pay all reasonable expenses, including reasonable counsel fees, court costs and other reasonable disbursements incurred by the ground lessor in connection with such defaults, termination, recovery of possession of the leased premises and the preparation, execution and delivery of such new lease. In addition, in connection with the rejection of the lease by the ground lessee, the Ground Lease provides the lender with the right to obtain a new lease only if the lender obtains the approval of the bankruptcy court having jurisdiction over the ground lessee prior to terminating the ground lease.

D-2-14

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-15

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Morgan Stanley Mortgage Capital Holdings LLC

Bellagio Hotel and Casino

Palms at Cinco Ranch

D-2-16

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-17

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Morgan Stanley Mortgage Capital Holdings LLC

None.

D-2-18

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Argentic Real Estate Finance LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
8	UHG Optum Health Campus	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Pursuant to the related lease agreement, the sole tenant, United Healthcare Services, Inc. (“United Healthcare”), has a right of first offer to purchase the Mortgaged Property. At any time the Mortgagor desires or is willing to sell the Mortgaged Property, the Mortgagor is required to provide written notice to United Healthcare of the purchase price and terms and conditions of such sale. Upon receipt, United Healthcare will have 15 days to provide the Mortgagor written notice of its intent to purchase the Mortgaged Property on the same terms and conditions set forth in such notice. United Healthcare’s lease and right of first offer are subordinate to the Mortgage Loan.
12	HPE Campus	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	The Mortgaged Property is operated pursuant to a master lease financing facility agreement between the Mortgagor, as master lessor, and DC Roseville Operator LLC, a sponsor-affiliate, as master lessee, in connection with the Shari’ah compliant loan structure (the “HPE Campus Master Lease”). Pursuant to the HPE Campus Master Lease, the master lessee has the option to purchase the Mortgaged Property on or after the rent payment date occurring on December 6 2029, which date is the beginning of the open prepayment period under the related Mortgage Loan documents, upon the satisfaction of certain conditions (the “DC Roseville Purchase Option”). The HPE Campus Master Lease and the DC Roseville Purchase Option are subordinate to the Mortgage Loan.
13	Broadway & Thomas	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Pursuant to the related lease agreement, tenant County of Los Angeles holds a right of first refusal to purchase the Mortgaged Property on the same terms and conditions in the event that the Mortgagor receives a bona fide third-party offer to purchase the Mortgaged Property. The Mortgagor is required to provide County of Los Angeles with notice of any such third-party offer. Upon receipt of such notice, County of Los Angeles will have 30 days to provide the Mortgagor written notice of its intent to exercise the right of first refusal.
1	The Liz	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to an inclusionary development covenant in favor of the Department of Housing and Community Development. The covenant generally requires that at least (i) 11 units be reserved for low-to-moderate income persons earning no more than 60.0% of the area median income and (ii) 1 unit be reserved for low-to-moderate income persons earning no more than 50.0% of the area median income. The covenant is perpetual.
8	UHG Optum Health Campus	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to a declaration of restrictions and covenants in favor of the United States Army Corp of Engineers, the Riley Purgatory Creek Watershed District and the City of Eden Prairie (collectively, the “UHG Wetlands Parties”) in

D-2-19

Annex A-1 ID#	Mortgage Loan	Representation	Exception
connection with the wetlands located on the Mortgaged Property. The declaration generally requires that the Mortgagor (i) maintain the existing wetlands, replacement wetlands and designated buffer area for conservation purposes in accordance with state law and (ii) comply with the related easements granting reasonable access to the wetland areas for inspection, monitoring and enforcement purposes by the UHG Wetlands Parties. The declaration is perpetual.
13	Broadway & Thomas	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to an agreement of restrictive covenants in favor of the Community Redevelopment Agency of the City of Los Angeles. The agreement generally requires that the Mortgagor provide at least 43 full-time-equivalent jobs at the Mortgaged Property, of which at least 22 full-time-equivalent jobs be reserved for low-to-moderate income persons earning no more than 50.0% of the area median income.
27	Carbon 550	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to an environmental covenant in favor of the Iowa Department of Natural Resources made in connection with a certain historical environmental contamination identified at the Mortgaged Property. The environmental covenant generally requires that the Mortgagor maintain the enclosed first-floor garage located at the Mortgaged Property in accordance with the specifications set forth within the agreement. The environmental covenant is perpetual.
13	Broadway & Thomas	(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance (7) Junior Liens	The Mortgaged Property also secures a subordinate mortgage loan with an original principal balance of $2,085,000 in favor of the City of Los Angeles, Community Development Department. Pursuant to a subordination agreement, the subordinate mortgage loan is guaranteed under Section 108 of Title 1 of the Housing and Community Development Act of 1974, as amended, and the Mortgagee is not required to refund or repay the subordinate mortgage loan upon foreclosure or deed-in-lieu.
10	Bushwick Multifamily Portfolio	(13) Actions Concerning Mortgage Loan	A guarantor of the Mortgage Loan, Jacob Kohn, is a named defendant in pending civil litigation involving allegations of breach of contract, fraud and breach of fiduciary duty arising out of Kohn’s ownership interest in a company unrelated to the Mortgaged Property. Kohn’s potential monetary liability in connection with this matter is $800,000.
8	UHG Optum Health Campus	(16) Insurance	Pursuant to the Mortgage Loan documents, the insurance requirements of the Mortgagor may be satisfied by the self-insurance of the sole tenant, provided that, in the reasonable opinion of the Mortgagee, the sole tenant has sufficient liquid net worth or claim resolution capability to make such self-insurance reasonable, subject to the satisfaction of the following conditions: (i) the sole tenant’s lease in effect at origination remains in full force and effect with no default beyond any applicable notice and cure period; (ii) the sole tenant remains fully liable for the

D-2-20

Annex A-1 ID#	Mortgage Loan	Representation	Exception
obligations and liabilities under its lease and the sole tenant or its parent company maintains a credit rating of at least BBB+ by S&P (or the equivalent from any other Rating Agency); and (iii) following a casualty, pursuant to the terms of the sole tenant’s lease, the sole tenant (a) is unconditionally obligated to rebuild and/or repair the Mortgaged Property at its sole cost and expense and (B) is not entitled to any period of rent abatement.
10	Bushwick Multifamily Portfolio	(16) Insurance	Pursuant to the Mortgage Loan documents, insurance may be provided by Merrimack Mutual Fire Insurance Company (“Merrimack Mutual”), rated “A+ XIV” by A.M. Best Company and not rated by S&P, and NorGUARD Insurance Company (“NorGUARD”), rated “A+ XI” by A.M. Best Company and not rated by S&P, so long as the rating of each such insurer is not withdrawn or downgraded. Upon expiration of the terms of the current insurance policies, the Mortgagor is required to obtain replacement insurance policies with an insurance company or insurance companies that meet the rating requirements set forth in the Mortgage Loan documents.
10	Bushwick Multifamily Portfolio	(24) Local Law Compliance	Certain of the Mortgaged Properties are the subject of certain outstanding building, fire, zoning, planning and/or code violations.
12	HPE Campus	(26) Recourse Obligations	The Mortgaged Property is operated pursuant to the HPE Campus Master Lease. The HPE Campus Master Lease is scheduled to expire in March 2030 and is subordinate to the Mortgage Loan. The guaranty that was entered into at origination of the Mortgage Loan runs in favor of the Mortgagor and includes, among other things, a guarantee of the master lessee’s recourse liabilities under the HPE Campus Master Lease. At origination, the sole member of the Mortgagor pledged all of its equity interests in the Mortgagor (the “HPE Campus Member Interests”) to the lender and agreed that in the event that (i) the lender determines that any event described in the Mortgage Loan documents as a Mortgagor recourse liability has occurred and (ii) the lender has not received payment from the Mortgagor or the guarantor for any amounts claimed by the lender in connection with such event, the lender will have the right to register the HPE Campus Member Interests in the name of the lender or its nominee.

D-2-21

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Argentic Real Estate Finance LLC

None.

D-2-22

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Argentic Real Estate Finance LLC

The Liz

UHG Optum Health Campus

D-2-23

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Argentic Real Estate Finance LLC

None.

D-2-24

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Argentic Real Estate Finance LLC

None.

D-2-25

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Starwood Mortgage Capital LLC

Annex A-1 ID#	Mortgage Loan	Representation	Exception
4	Texas Multifamily Portfolio	(16) Insurance	With respect to two (2) buildings at the Laguna Azul Apartments Mortgaged Property (i.e., Building 31 and Building 32), which are located in an area identified as having special flood hazards, (a) the Mortgagor is permitted to maintain private flood insurance coverage with limits with respect to Building 31 in an amount equal to $250,000 and with respect to Building 32 in an amount equal to $240,000 and (b) the Mortgagor is not required to maintain additional excess flood insurance or business interruption or rental loss insurance coverage resulting from a flood casualty.
4	Texas Multifamily Portfolio	(24) Local Law Compliance	Each of the Mortgaged Properties is subject to certain building code violations. In addition, the Laguna Azul Apartments Mortgaged Property is the subject of certain municipal fire code and zoning code violations.
30	96 Bedford Avenue	(24) Local Law Compliance	The Mortgaged Property is subject to certain building code violations.
34	Pangea 24	(24) Local Law Compliance

Each of the 8001-8003 South Muskegon Avenue, 4641-4643 West Jackson Boulevard and 107-113 North Laramie Avenue Mortgaged Properties is legal non-conforming as to use. In the event that (a) such legal non-conforming use is discontinued for 18 months, (b) a casualty occurs at the related Mortgaged Property and the Mortgagor does not secure a building permit to replace the Mortgaged Property within 18 months of such casualty or (c) the related Mortgaged Property was intentionally damaged by causes within Mortgagor’s control, the Mortgagor may not continue such use.

In addition, each of the 8001-8003 South Muskegon Avenue, 4641-4643 West Jackson Boulevard, 107-113 North Laramie Avenue and 5125 West Madison Street Mortgaged Properties are subject to certain building code violations.

4	Texas Multifamily Portfolio	(25) Licenses and Permits	The Laguna Azul Apartments and Pebble Walk Apartments Mortgaged Properties do not have certificates of occupancy.
36	600 University Office	(31) Single-Purpose Entity	The Mortgagor previously owned certain real property other than, and unrelated to, the Mortgaged Property.

D-2-26

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Starwood Mortgage Capital LLC

None.

D-2-27

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Starwood Mortgage Capital LLC

Pangea 24

D-2-28

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Starwood Mortgage Capital LLC

555 Grand Street

96 Bedford Avenue

D-2-29

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Starwood Mortgage Capital LLC

None.

D-2-30

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Capital Real Estate Inc.

Annex A-1 ID#	Mortgage Loan	Representation	Exception
5	525 Market Street	(5) Lien; Valid Assignment	Amazon, the largest tenant at the Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property if and when the Mortgagor elects to engage in a Sale. For purposes of such right of first refusal, a “Sale” is defined as a transaction in which the Mortgagor sells, transfers, assigns ground leases or exchanges (other than in a financing transaction) the Mortgaged Property to Apple, Hewlett Packard, Google, Microsoft, Sony or Facebook, including each of their respective successors and assigns (the “Tenant Competitors”); provided, that Amazon has the right to update the list of Tenant Competitors once annually and the list may never consist of more than six companies. Such right of first offer will apply only to Amazon, and may not be exercised by any other assignee, or any sublessee or other transferee. Amazon will not have any right of first refusal with respect to a sale to any party other than a Tenant Competitor.
20	Walgreens & Dollar General Portfolio	(5) Liens; Valid Assignment	The sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The sole tenant has agreed that such right of first refusal will not apply to a successor landlord through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage, provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
20	Walgreens & Dollar General Portfolio	(5) Liens; Valid Assignment	The sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The sole tenant has agreed that such right of first refusal will not apply to a successor landlord through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage, provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
41	Walgreens Sycamore	(5) Liens; Valid Assignment	The sole tenant at the related Mortgaged Property has a right of first refusal to purchase the Mortgaged Property. The sole tenant has agreed that such right of first refusal will not apply to a successor landlord through a foreclosure, deed-in-lieu of foreclosure or any other enforcement action under the Mortgage, provided, however, such right of first refusal will apply to subsequent purchasers of the Mortgaged Property.
5	525 Market Street	(16) Insurance

The Mortgage Loan documents permit that the comprehensive all risk property insurance coverage provide for no deductible in excess of $250,000, with the exception of windstorm, flood and earthquake, which may have deductibles not to exceed five percent (5%) of the total insurable value of the Mortgaged Property per occurrence.

The Mortgage Loan documents require rental loss and/or business interruption insurance covering a

D-2-31

Annex A-1 ID#	Mortgage Loan	Representation	Exception
period beginning on the date of the casualty and continuing until the restoration of the Mortgaged Property is completed.

The Mortgagor is only required to use commercially reasonable efforts to obtain insurance policies that contain clauses or endorsements to the effect that the policy may not be canceled without at least thirty (30) days’ written notice to the lender (other than in the case of non-payment, in which case only ten (10) days’ prior notice, or the shortest time allowed by applicable legal requirement (whichever is longer), will be required.

20	Walgreens & Dollar General Portfolio	(16) Insurance

The Mortgage Loan documents provide that the Mortgagor’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended with respect to any individual Mortgaged Property to the extent that (a) the Walgreens lease or Dollar General lease (as applicable) is in full force and effect; (b) no default beyond any applicable notice and cure period has occurred and is continuing under each applicable Walgreens lease or Dollar General lease; (c) Walgreens or Dollar General (as applicable), or the guarantor under the Walgreens lease or Dollar General lease (as applicable), remains fully liable for the obligations and liabilities under the Walgreens lease or Dollar General lease and, solely for the purposes of self-insurance, maintains a credit rating from S&P of at least “BBB-”; (d) Walgreens or Dollar General (as applicable) is permitted per the terms of the applicable Walgreens lease or Dollar General lease to rebuild and/or repair such Individual Property and is entitled to no period of rent abatement; and (e) Walgreens or Dollar General (as applicable) maintains, either through a program of self-insurance if allowable under such Walgreens lease or Dollar General lease or otherwise, the insurance required to be maintained by it under the Walgreens lease or Dollar General lease as of the date of the Mortgage Loan documents and meets the insurance requirements as part of any Secondary Market Transaction (as defined in the Mortgage Loan documents). Notwithstanding anything to the contrary contained in the Mortgage Loan documents: (A) if, at any time and from time to time during the term of the Mortgage Loan, the insurance policies, or self-insurance (as applicable), maintained by Walgreens or Dollar General as of the date of the Mortgage Loan documents are modified to decrease the type or amount of coverage below that required under the Mortgage Loan documents or no longer meets the insurance requirements as part of any Secondary Market Transaction, or if, at any time and from time to time during the term of the Mortgage Loan, Walgreens or Dollar General does not self-insure and the insurance policies maintained by Walgreens or Dollar General under the applicable Walgreens lease or Dollar General lease are obtained and maintained from an insurance company that is

D-2-32

Annex A-1 ID#	Mortgage Loan	Representation	Exception
rated below an acceptable rating as part of any Secondary Market Transaction, then in either such case, Mortgagor will upon obtaining knowledge thereof, promptly procure and maintain at its sole cost and expense, insurance coverage meeting the requirements set forth in the Mortgage Loan documents either (x) “primary” insurance coverage in the event that Walgreens or Dollar General does not provide the applicable insurance coverage required under the Mortgage Loan documents or as otherwise required as part of any Secondary Market Transaction, or (y) “excess and contingent” insurance coverage as required in the Mortgage Loan documents, in each case, in “concurrent form” with the policies obtained pursuant to the applicable Walgreens lease or Dollar General lease, over and above any other valid and collectible coverage then in existence, as will be necessary to bring the insurance coverage for the applicable Mortgaged Property to at least the types and amount of coverage required under the Mortgage Loan documents.

If a tenant leases all or substantially all of a building located on an individual Mortgaged Property, and the improvements thereon suffer a casualty or condemnation, then provided: (i) such tenant is not in monetary or material non-monetary default under its lease; (ii) such tenant has not given notice of its intention to terminate such lease as a result of such casualty or condemnation; (iii) such tenant remains liable for the obligations under such lease (without reduction or abatement unless covered by business interruption/rent loss insurance) notwithstanding such casualty or condemnation; and (iv) such lease requires restoration of the improvements or entitles such tenant to use or possession of any net proceeds or awards, such lease will govern and control in the event of a conflict between the relevant provisions of the Mortgage Loan documents regarding disbursement of net proceeds or awards and such lease. For the avoidance of doubt, if the terms and conditions of the relevant provisions of the Mortgage Loan documents contain conditions to the disbursement or use of net proceeds or awards which are not conditions in the applicable lease, such additional conditions will be deemed to be in “conflict” with such lease.

35	Fed Ex Mt. Pleasant	(16) Insurance	The Mortgage Loan documents provide that the Mortgagor’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended to the extent that (a) the sole tenant’s lease is in full force and effect and the terms of such lease remain unchanged throughout the term of the Mortgage Loan without prior written consent, (b) no default beyond any applicable notice and cure period has occurred and is continuing under the sole tenant’s lease, (c) the sole tenant under the lease or guarantor remains fully liable for the obligations and liabilities under the sole tenant’s lease,

D-2-33

Annex A-1 ID#	Mortgage Loan	Representation	Exception
(d) the sole tenant maintains the insurance required to be maintained under the Mortgage Loan documents and (e) the Mortgagor delivers evidence to the lender’s satisfaction that the sole tenant maintains in full force and effect the insurance coverage maintained by the sole tenant (the foregoing clauses (a) through (e) are referred to collectively herein as the “Tenant Insurance Requirements”). To the extent any of the Tenant Insurance Requirements are not satisfied, the Mortgagor will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that the sole tenant does not provide the applicable insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents.
41	Walgreens Sycamore	(16) Insurance	The Mortgage Loan documents provide that the Mortgagor’s obligation to maintain insurance coverage as required in the Mortgage Loan documents on the Mortgaged Property will be suspended (with the exception of terrorism coverage) to the extent that (a) the related sole tenant’s lease affecting the Mortgaged Property is in full force and effect, (b) no default beyond any applicable notice and cure period has occurred and is continuing under the sole tenant’s lease, (c) the sole tenant remains fully liable for the obligations and liabilities under the lease and maintains a rating from S&P of at least “BBB”, (d) the sole tenant maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under its lease, (e) the sole tenant is required under its lease to name the lender and the Mortgagor as additional insureds under the commercial general liability insurance policies or self-insurance required under its lease (inclusive of any required umbrella/excess liability) and (f) the Mortgagor delivers evidence acceptable to the lender of such coverage maintained by the sole tenant (the foregoing clauses (a) through (f) are referred to collectively herein as the “Self-Insurance Requirements”). To the extent any of the Self-Insurance Requirements are not satisfied, the Mortgagor will be required to obtain and maintain, at its sole cost and expense, either (x) primary insurance coverage in the event that the sole tenant does not provide the applicable insurance coverage required in the Mortgage Loan documents or (y) excess and contingent insurance coverage, over and above any other valid and collectible coverage then in existence, as is necessary to bring the insurance coverage for the Mortgaged Property into full compliance with all of the terms and conditions of the Mortgage Loan documents. Notwithstanding the foregoing, in the event all or any portion of the Mortgaged Property is currently or at any time in the future located in a

D-2-34

Annex A-1 ID#	Mortgage Loan	Representation	Exception
federally designated special flood hazard area, the Mortgagor will be responsible for maintaining flood insurance as required pursuant to the Mortgage Loan documents.
2	Bayview Corporate Tower	(26) Recourse Obligations	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice, a non-consolidation opinion, or other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer. Additionally, no such recourse liability to the Mortgagor and the guarantor will arise if the Mortgagor provides such notice, non-consolidation opinion or other deliverables (including payment of fees) or copies of instruments and/or organizational documents within ten (10) business days after the lender’s written request therefor.
5	525 Market Street	(26) Recourse Obligations

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.

The Mortgagor’s liability with respect to voluntary transfers of either the Mortgaged Property or equity interests in the Mortgagor made in violation of the related Mortgage Loan documents (other than any voluntary transfer of fee title to all or any portion of the Mortgaged Property or of direct or indirect equity interests resulting in a change of control in the Mortgagor) is limited to losses.

20	Walgreens & Dollar General Portfolio	(26) Recourse Obligations	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in the event that the Mortgagor fails to obtain lender’s prior written consent to any of the following transfers: (A) any voluntary granting of a mortgage or other similar lien upon the Mortgaged Property (other than the Permitted Encumbrances, as defined in the Mortgage Loan documents) or the beneficial ownership interests in the Mortgagor owned directly or indirectly by the guarantor or any other controlling beneficial ownership interest in the Mortgagor, or (B) any voluntary transfer which results in a failure of the guarantor to control the Mortgagor and own, directly or indirectly, at least a three percent (3%) ownership interest in the Mortgagor; provided, however, that the Mortgage Loan documents are recourse to the Mortgagor and the guarantor for losses any transfers made without the lender’s consent when the lender’s consent is required pursuant to the Mortgage Loan documents.
35	Fed Ex Mt. Pleasant	(26) Recourse Obligations	The Mortgage Loan documents are fully recourse to the Mortgagor and the guarantor in connection with violations of the transfer covenants; provided, however, the Mortgage Loan documents are recourse

D-2-35

Annex A-1 ID#	Mortgage Loan	Representation	Exception
to the Mortgagor and the guarantor for losses if the violation results solely from a failure to provide any required notice, a legal opinion, or other deliverables (including payment of fees) or copies of instruments and/or organizational documents related to such transfer, and but for the failure to provide such items, such transfer would otherwise be a permitted transfer.
5	525 Market Street	(30) Due on Sale or Encumbrance

Certain transfers are permitted without the lender’s consent, including (a) any pledge of an indirect equity interest in the Mortgagor by a Multi-Asset Person to secure an upper tier corporate or similar loan facility that is secured by all or substantially all of such Multi-Asset Person’s assets, (b) a Transfer of 49% of the shares of stock in the Mortgagor to RAR2-Market Street, LLC (a wholly owned subsidiary of RREEF America REIT II, Inc. (“RREEF”)) and (c) the issuance of preferred shares of stock in the Mortgagor to 105 or more individuals as preferred shareholders solely for purposes of the Mortgagor’s election of real estate investment trust status under the Internal Revenue Code; provided, that, after any such Transfer, New York State Teachers’ Retirement System or RREEF will continue to control the Mortgagor.

“Multi-Asset Person” means a person in respect of which the net operating income from the Mortgaged Property (or such portion thereof allocable to such person) is less than 25% of such person’s aggregate gross income.

5	525 Market Street	(32) Defeasance	The Mortgage Loan documents do not specify that if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the lender may require such assumption) by a single purpose entity.

D-2-36

SCHEDULE D-1

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Barclays Capital Real Estate Inc.

None.

D-2-37

SCHEDULE D-2

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Barclays Capital Real Estate Inc.

525 Market Street

D-2-38

SCHEDULE D-3

MORTGAGE LOANS WITH Affiliated Mortgagors

Barclays Capital Real Estate Inc.

None.

D-2-39

SCHEDULE D-4

CROSS-COLLATERALIZED MORTGAGE LOANS

Barclays Capital Real Estate Inc.

None.

D-2-40

Annex E

Class A-SB Planned Principal Balance Schedule

Month	Class A-SB Planned Principal Balance ($)
1	16,500,000.00
2	16,500,000.00
3	16,500,000.00
4	16,500,000.00
5	16,500,000.00
6	16,500,000.00
7	16,500,000.00
8	16,500,000.00
9	16,500,000.00
10	16,500,000.00
11	16,500,000.00
12	16,500,000.00
13	16,500,000.00
14	16,500,000.00
15	16,500,000.00
16	16,500,000.00
17	16,500,000.00
18	16,500,000.00
19	16,500,000.00
20	16,500,000.00
21	16,500,000.00
22	16,500,000.00
23	16,500,000.00
24	16,500,000.00
25	16,500,000.00
26	16,500,000.00
27	16,500,000.00
28	16,500,000.00
29	16,500,000.00
30	16,500,000.00
31	16,500,000.00
32	16,500,000.00
33	16,500,000.00
34	16,500,000.00
35	16,500,000.00
36	16,500,000.00
37	16,500,000.00
38	16,500,000.00
39	16,500,000.00
40	16,500,000.00
41	16,500,000.00
42	16,500,000.00
43	16,500,000.00
44	16,500,000.00
45	16,500,000.00
46	16,500,000.00
47	16,500,000.00
48	16,500,000.00
49	16,500,000.00
50	16,500,000.00
51	16,500,000.00
52	16,500,000.00
53	16,500,000.00
54	16,500,000.00
55	16,500,000.00
56	16,500,000.00
57	16,500,000.00
Month	Class A-SB Planned Principal Balance ($)
58	16,500,000.00
59	16,500,000.00
60	16,424,366.24
61	16,156,981.75
62	15,883,079.36
63	15,588,137.92
64	15,312,176.03
65	15,015,234.28
66	14,737,198.13
67	14,458,155.63
68	14,118,459.17
69	13,837,175.02
70	13,535,063.96
71	13,251,667.40
72	12,947,504.64
73	12,661,980.53
74	12,375,422.85
75	12,068,189.83
76	11,779,481.95
77	11,470,160.52
78	11,179,287.02
79	10,887,360.50
80	10,535,984.55
81	10,241,727.07
82	9,927,015.53
83	9,630,552.65
84	9,313,699.09
85	9,015,015.01
86	8,715,249.50
87	8,395,188.23
88	8,093,177.85
89	7,770,936.22
90	7,466,664.87
91	7,161,291.78
92	6,816,755.23
93	6,509,027.51
94	6,181,232.85
95	5,871,203.17
96	5,541,172.71
97	5,228,824.57
98	4,915,345.32
99	4,581,964.42
100	4,266,141.98
101	3,930,485.23
102	3,612,302.80
103	3,292,968.04
104	2,916,746.22
105	2,594,890.46
106	2,253,373.78
107	1,929,114.77
108	1,585,263.90
109	1,258,584.40
110	930,721.66
111	583,370.62
112	253,061.55
113 and thereafter	0.00

E-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex F

Definition of “Mortgage File”

“Mortgage File”: The mortgage documents listed below (provided, that references to the Mortgage File for any serviced Subordinate Companion Loan refer to the Mortgage File for the related Serviced Mortgage Loan and the Mortgage Note evidencing such serviced Subordinate Companion Loan):

(i)          the original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the trustee in the following form: “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2020-HR8, Commercial Mortgage Pass-Through Certificates, Series 2020-HR8, without recourse, representation or warranty” or “Pay to the order of Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2020-HR8 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2020-HR8 Certificateholders, without recourse representation or warranty” or, if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

(ii)         the original mortgage or a copy thereof, with evidence of recording thereon, and, if the mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof;

(iii)        the originals or copies of all agreements modifying a money term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon;

(iv)        an original assignment of mortgage for each Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2020-HR8, Commercial Mortgage Pass-Through Certificates, Series 2020-HR8” or “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2020-HR8 for the benefit of the Commercial Mortgage Pass-Through Certificates Series 2020-HR8 Certificateholders” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan));

(v)         originals or copies of all intervening assignments of mortgage, if any, with evidence of recording thereon;

(vi)        if the related assignment of leases is separate from the mortgage, the original or a copy of such assignment of leases with evidence of recording thereon, together with (A) an original of each assignment of such assignment of leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such assignment of leases has not been returned from the applicable public recording office, a copy of such assignment certified by the applicable mortgage loan seller to be a true and complete copy of the original assignment submitted for recording, and (B) an original assignment of such assignment of leases, in recordable form, signed by the holder of record in favor of “Wilmington Trust, National Association, as trustee for Morgan Stanley Capital I Trust 2020-HR8, Commercial Mortgage Pass-Through Certificates, Series 2020-HR8” (or, in the case of a Serviced Whole Loan, substantially similar language notating an assignment in favor of the trustee (in such capacity and on behalf of the holders of any related serviced Subordinate Companion Loan or serviced Companion Loan)), which assignment may be effected in the related assignment of mortgage;

(vii)        the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

(viii)       an original (which may be electronic) or a copy (which may be electronic) of the title insurance policy or, if such title insurance policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) title insurance policy to follow within 180 days of the Closing Date;

(ix)        any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)        copies of the related ground lease(s), space lease(s) or air rights lease(s) (and, in each case, any related lessor estoppels), if any, related to any Mortgage Loan where the mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;

(xi)        copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement);

(xii)       either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the trustee and delivered to the custodian on behalf of the trustee on behalf of the Trust with a copy to be held by the master servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the PSA or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the master servicer on behalf of the trustee, with a copy to be held by the custodian on behalf of the trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the PSA (it being understood that each mortgage loan seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within 30 days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the master servicer (who shall forward a copy of such acknowledgement to the custodian and the trustee)) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the mortgage loan seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit). In the case of clause (B) above, the master servicer will be required to acknowledge that any letter of credit held by it shall be held in its capacity as master servicer, and if the master servicer sells its rights to service the applicable Mortgage Loan or is terminated or otherwise resigns, the master servicer will be required to assign the applicable letter of credit to the Trust at the expense of the master servicer. Subject to the PSA, the master servicer will be required to indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

(xiii)       the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

(xiv)       copies of third-party management agreements, if any, with respect to any Mortgaged Property;

(xv)        copies of any environmental insurance policy;

(xvi)       copies of any affidavit and indemnification agreement;

(xvii)      if the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to the applicable mortgage loan seller in connection with such mortgage loan seller’s origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the applicable mortgage loan seller’s origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the franchise Mortgage Loan has been transferred to the Trust and, if required in order for the Trust to receive the benefits of a successor lender under the related franchise, management or similar agreement (or related comfort letter), requesting a replacement comfort letter in favor of the Trust (or any such new document or acknowledgement as may be contemplated under the existing comfort letter) issued in the name of the trustee for the benefit of the Certificateholders; and

(xviii)     with respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced PSA;

provided, that (a) whenever the term “Mortgage File” is used to refer to documents held by the custodian, such term shall not be deemed to include such documents and instruments required to be included therein unless they are actually received by the custodian, (b) if there exists with respect to any Crossed Mortgage Loan Group only one original or certified copy of any document referred to in the definition of “Mortgage File” covering all of the Mortgage Loans in such Crossed Mortgage Loan Group, then the inclusion of such original or certified copy in the Mortgage

File for any of the Mortgage Loans constituting such Crossed Mortgage Loan Group shall be deemed the inclusion of such original or certified copy in the Mortgage File for each such Mortgage Loan, (c) any references to a “Mortgage File” for a Companion Loan will be construed to mean the Mortgage File for the related Mortgage Loan (except that references to the Mortgage Note for a Companion Loan otherwise described above shall be construed to instead refer to a photocopy of such Mortgage Note), and (d) with respect to any Mortgage Loan that has a serviced Companion Loan, the execution and/or recordation of any assignment in the name of the trustee will not be construed to limit the beneficial interest of the related Companion Holder(s) in such instrument and the benefits intended to be provided to them by such instrument, it being acknowledged that (I) the trustee will hold such record title for the benefit of the Trust as the holder of the related Mortgage Loan and the related Companion Holder(s) collectively and (II) any efforts undertaken by the trustee, the master servicer, or the special servicer on its behalf to enforce or obtain the benefits of such instrument will be construed to be so undertaken by the trustee, the master servicer or the special servicer for the benefit of the Trust as the holder of the applicable Mortgage Loan and the related Companion Holder(s) collectively.

Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan: (A) if the custodian is not also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by the delivery by the applicable mortgage loan seller of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the mortgage securing the Non-Serviced Mortgage Loan, and the requirement to deliver any of the preceding documents in the name of the trustee will be met by the delivery of such documents in the name of the Non-Serviced Trustee for the benefit of, among others, the trustee, as holder of such Non-Serviced Mortgage Loan; or (B) if (and only for so long as) the custodian is also the related Non-Serviced Custodian, the preceding document delivery requirements will be met by (1) the delivery by the applicable mortgage loan seller of originals of the documents described in clause (i) and (2) custody of the documents specified in clauses (ii) through (xviii) above by the related Non-Serviced Custodian pursuant to the related Non-Serviced PSA, provided, that if any document specified in clauses (ii) through (xviii) above was not or was not required to be delivered to the related Non-Serviced Custodian in connection with the related Non-Serviced PSA, the applicable mortgage loan seller will be required to deliver such document to the custodian, provided, further, that (a) the custodian will be required to represent and warrant to each other party to the PSA and for the benefit of the Certificateholders that, as of the Closing Date, it is the related Non-Serviced Custodian for such Non-Serviced Mortgage Loan, (b) the custodian will be required to perform its duties under the PSA, and be liable to the other parties to the PSA, with respect to such Non-Serviced Mortgage Loan as if such documents were required to be delivered and included in the Mortgage File and as if the Non-Serviced Custodian’s receipt of the documents contained in the related “mortgage file” delivered under the related Non-Serviced PSA constituted delivery of those same documents to the custodian under the PSA, (c) the custodian may not resign as the related Non-Serviced Custodian without giving at least thirty (30) days’ advance written notice of resignation to each other party to the PSA, and (d) if for any reason the custodian resigns as custodian under the PSA or resigns as the related Non-Serviced Custodian or otherwise no longer acts as custodian under the PSA or as the related Non-Serviced Custodian or otherwise is required to surrender possession of the related “mortgage file” delivered under the related Non-Serviced PSA (including by reason of the Non-Serviced Companion Loan being removed from the related securitization trust), the custodian will be required to include the documents contemplated by clauses (ii) through (xviii) above in the Mortgage File for such Non-Serviced Whole Loan (to the extent such documents were delivered in connection with the other securitization) that shall be maintained by it or any successor custodian hereunder.

Notwithstanding any contrary provision set forth above, in connection with each Servicing Shift Mortgage Loan (1) instruments of assignment may be in blank and need not be recorded pursuant to the PSA until the earliest of (i) the related Servicing Shift Securitization Date, in which case such instruments shall be assigned and recorded in accordance with the related Non-Serviced PSA, (ii) the date such Mortgage Loan becomes a Specially Serviced Loan, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (iii) the expiration of 180 days following the Closing Date, in which case assignments and recordations shall be effected in accordance with the provisions relating to Serviced Whole Loans until the occurrence, if any, of the related Servicing Shift Securitization Date, and (2) following the related Servicing Shift Securitization Date, the person selling the applicable Pari Passu Companion Loan to the related Non-Serviced Depositor, at its own expense, will be (A) entitled to direct the trustee or custodian to deliver the originals of all Mortgage Loan documents in its possession (other than the mortgage note evidencing the related Servicing Shift Mortgage Loan and endorsements thereof) to the related Non-Serviced Trustee or Non-Serviced Custodian, (B) if the right under clause (A) is exercised, required to cause the retention by or delivery to the trustee or custodian of photocopies of the Mortgage Loan documents so delivered to such Non-Serviced Trustee or Non-Serviced Custodian, (C) entitled to cause the completion and recordation of instruments of assignment in the name of such Non-Serviced Trustee or Non-Serviced Custodian, and (D) if the right under clause (C) is exercised, required to deliver to the trustee (or the custodian on its behalf) photocopies of any instruments of assignment so completed and recorded.

Notwithstanding anything to the contrary contained herein, with respect to a Joint Mortgage Loan, delivery of any of the items specified in the definition of “Mortgage File” (other than the items specified in clause (i) of the definition of “Mortgage File”) by either of the applicable mortgage loan sellers shall satisfy the delivery requirements for both of the applicable mortgage loan sellers.

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	9
Important Notice About Information Presented in this Prospectus	9
Summary of Terms	16
Risk Factors	43
Description of the Mortgage Pool	116
Transaction Parties	194
Credit Risk Retention	234
Description of the Certificates	239
Description of the Mortgage Loan Purchase Agreements	274
Pooling and Servicing Agreement	280
Certain Legal Aspects of Mortgage Loans	365
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	379
Pending Legal Proceedings Involving Transaction Parties	380
Use of Proceeds	380
Yield and Maturity Considerations	381
Material Federal Income Tax Considerations	395
Certain State and Local Tax Considerations	406
Plan of Distribution (Conflicts of Interest)	407
Incorporation of Certain Information by Reference	409
Where You Can Find More Information	409
Financial Information	410
Certain ERISA Considerations	410
Legal Investment	413
Legal Matters	413
Ratings	414
Index of Defined Terms	416

Until ninety days after the date of this prospectus, all dealers that buy, sell or trade the offered certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$592,494,000
(Approximate)

Morgan Stanley Capital I Inc.
Depositor

MORGAN STANLEY CAPITAL I
TRUST 2020-HR8
Issuing Entity

Commercial Mortgage Pass-Through
Certificates, Series 2020-HR8

PROSPECTUS

Morgan Stanley
Co-Lead Manager and Joint Bookrunner

Barclays
Co-Lead Manager and Joint Bookrunner

Mischler Financial Group, Inc.
Co-Manager

July 24, 2020